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As filed with the Securities and Exchange Commission on February 8, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENN NATIONAL GAMING, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	7790 (Primary Standard Industrial Classification Code Number)	23-2234473 (IRS Employer Identification No.)

825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
(610) 373-2400
(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Carl Sottosanti
Executive Vice President, General Counsel and Secretary
Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, Pennsylvania 19610
Telephone: (610) 373-2400
(Name, Address, including Zip Code, and Telephone Number, including
Area Code, of Agent for Service)

Copies to:
Daniel A. Neff Gregory E. Ostling Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Donna Negrotto Executive Vice President, General Counsel and Secretary Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, Nevada 89169 (702) 541-7777	Stephen F. Arcano Neil P. Stronski Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the merger described in the joint proxy statement/prospectus contained herein.

            If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

            If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer" "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

            If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

            Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

            Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	31,337,602 shares(1)	N/A	$699,529,259.05(2)	$87,091.39(3)

(1)
Represents the estimated maximum number of shares of common stock, par value $0.01, of the registrant estimated to be issuable pursuant to the merger described in the enclosed joint proxy statement/prospectus (the "merger").

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) of the Securities Act. The proposed aggregate maximum offering price is (a) the product of (i) $30.865 (the average of the high and low prices of the common stock, par value $0.01 per share, of Pinnacle Entertainment, Inc. ("Pinnacle common stock") as reported on the Nasdaq Global Select Market on February 8, 2018) and (ii) 64,383,733, the estimated maximum number of shares of Pinnacle common stock that may be canceled and exchanged in the merger, including the total number of shares of Pinnacle common stock issuable under Pinnacle equity awards consistent with the terms of the merger agreement described in the enclosed joint proxy statement/prospectus less (b) $1,287,674,660.00, the estimated aggregate amount of cash to be paid by the registrant as merger consideration.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 8, 2018

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Shareholders of Penn National Gaming, Inc. and Stockholders of Pinnacle Entertainment, Inc.:

        On December 17, 2017, Penn National Gaming, Inc. ("Penn"), Franchise Merger Sub, Inc. a wholly owned subsidiary of Penn ("Merger Sub"), and Pinnacle Entertainment, Inc. ("Pinnacle") entered into an Agreement and Plan of Merger (the "merger agreement"), providing for the merger of Merger Sub with and into Pinnacle, with Pinnacle continuing as the surviving corporation (the "merger").

        In connection with the merger, Penn will issue shares of common stock of Penn to stockholders of Pinnacle (the "share issuance"). Under the rules of the Nasdaq Global Select Market, Penn is required to obtain shareholder approval prior to the share issuance. Accordingly, Penn will hold a special meeting of shareholders (the "Penn special meeting") to vote on the share issuance (the "share issuance proposal"). At the Penn special meeting, Penn will also propose that its shareholders approve the adjournment of the Penn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the "Penn adjournment proposal"). Approval of each of these proposals requires the affirmative vote of a majority of the votes cast on each such proposal by the holders of Penn common stock present at the Penn special meeting. The Penn special meeting will be held on [    ] at Penn's executive offices at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, at [    ] local time. Penn's board of directors (other than Messrs. Peter M. Carlino and David A. Handler, who recused themselves) unanimously recommends that Penn shareholders vote "FOR" the share issuance proposal and "FOR" the Penn adjournment proposal.

        In addition, Pinnacle will hold a special meeting of stockholders (the "Pinnacle special meeting") to vote on a proposal to adopt the merger agreement (the "merger agreement proposal") and approve related matters as described in the attached joint proxy statement/prospectus. Under the laws of the State of Delaware, the approval of Pinnacle's stockholders must be obtained before the merger can be completed. Approval of the merger agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of Pinnacle common stock, in person or by proxy, entitled to vote on the merger agreement proposal. At the Pinnacle special meeting, Pinnacle will also propose that its stockholders vote on proposals (i) to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger (the "advisory compensation proposal") and (ii) to approve the adjournment of the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement (the "Pinnacle adjournment proposal"). Approval of each of the advisory compensation proposal and the Pinnacle adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Pinnacle common stock. The Pinnacle special meeting will be held on [    ] at [    ], at [    ], local time. Pinnacle's board of directors unanimously recommends that Pinnacle stockholders vote "FOR" the adoption of the merger agreement, "FOR" the advisory compensation proposal and "FOR" the Pinnacle adjournment proposal.

        If the merger is completed, each outstanding share of Pinnacle common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be entitled to the right to receive 0.42 shares of Penn common stock and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger) (the "merger consideration"), without interest and subject to applicable withholding taxes. Although the number of shares of Penn common stock that Pinnacle stockholders will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Penn common stock and will not be known at the time that Pinnacle stockholders vote to adopt the merger agreement or at the time Penn shareholders vote to approve the share issuance. Based on the closing price of Penn's common stock on the Nasdaq Global Select Market on December 15, 2017, the last trading day before the public announcement of the merger, the 0.42 exchange ratio, together with the $20.00 in cash, represented approximately $32.47 in value for each share of Pinnacle common stock. Based on Penn's closing price on [    ], 2018 of $[    ], the 0.42 exchange ratio, together with the $20.00 in cash, represented approximately $[    ] in value for each share of Pinnacle common stock. Based upon the estimated number of shares of capital stock as well as the outstanding equity of the parties that will be outstanding immediately prior to the consummation of the merger, we estimate that, upon consummation of the transaction, existing Penn shareholders will hold approximately 78% and former Pinnacle stockholders will hold approximately 22% of the outstanding common stock of Penn. We urge you to obtain current market quotations for Penn (trading symbol "PENN") and Pinnacle (trading symbol "PNK").

        The exchange of the merger consideration for Pinnacle common stock in the merger generally will be a taxable transaction for U.S. federal income tax purposes. Holders of Pinnacle common stock should read the section of this joint proxy statement/prospectus entitled "The Merger—Certain Material U.S. Federal Income Tax Considerations" for a more detailed discussion of certain U.S. federal income tax consequences of the merger to holders of Pinnacle common stock.

        The obligations of Penn and Pinnacle to complete the merger are subject to the satisfaction or waiver of a number of conditions set forth in the merger agreement, a copy of which is included as Annex A to the attached joint proxy statement/prospectus. The attached joint proxy statement/prospectus describes the Penn special meeting, the Pinnacle special meeting, the merger, the documents and agreements related to the merger, the share issuance and other related matters. It also contains or references information about Penn and Pinnacle and certain related agreements and matters. Please carefully read this entire joint proxy statement/prospectus, including "Risk Factors," beginning on page [41], for a discussion of the risks relating to the proposed merger. You can also obtain information about Penn and Pinnacle from documents that each has filed with the Securities and Exchange Commission.

Sincerely,
Timothy J. Wilmott Chief Executive Officer and Director Penn National Gaming, Inc.	Anthony M. Sanfilippo Chairman and Chief Executive Officer Pinnacle Entertainment, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

        This document is dated [    ], 2018 and is first being mailed to shareholders of record of Penn and stockholders of record of Pinnacle on or about [    ], 2018.

PENN NATIONAL GAMING, INC.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [    •    ], 2018

        This is a notice that a special meeting of shareholders (the "Penn special meeting") of Penn National Gaming, Inc. ("Penn") will be held on [      ], 2018 at Penn's executive offices at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, at [      ] local time. This special meeting will be held for the following purposes:

  1.
  to approve the issuance of shares of common stock of Penn, par value $0.01, to stockholders of Pinnacle Entertainment, Inc. ("Pinnacle") in connection with the Agreement and Plan of Merger, dated as of December 17, 2017 (as it may be amended from time to time, the "merger agreement"), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, by and among Penn, Franchise Merger Sub, Inc., a wholly owned subsidiary of Penn ("'Merger Sub"), and Pinnacle (the "share issuance proposal"); and

  2.
  to approve the adjournment of the Penn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (the "Penn adjournment proposal").

        This joint proxy statement/prospectus describes the proposals listed above and the Penn special meeting in more detail. Please refer to the attached document, including the merger agreement, all the other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Penn special meeting. You are encouraged to read the entire document carefully before voting. In particular, see the section titled "The Merger" beginning on page [69] for a description of the transactions contemplated by the merger agreement, including the share issuance contemplated by the share issuance proposal, and the section titled "Risk Factors" beginning on page [42] for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the share issuance.

        The Penn board of directors (other than Messrs. Peter M. Carlino and David A. Handler, who recused themselves) has unanimously (i) determined that it is in the best interests of Penn and its shareholders, and declared it advisable, to enter into the merger agreement and (ii) approved the execution, delivery and performance by Penn of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the share issuance. Accordingly, the Penn board of directors recommends that Penn shareholders vote "FOR" the share issuance proposal and "FOR" the Penn adjournment proposal.

        The Penn board of directors has fixed [      ], 2018 as the record date for determination of Penn shareholders entitled to receive notice of, and to vote at, the Penn special meeting or any adjournments or postponements thereof. Only holders of record of Penn common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Penn special meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. The merger between Penn and Pinnacle cannot be completed without the approval of the share issuance proposal by the affirmative vote of a majority of the votes cast on the proposal by holders of Penn's common stock present at the Penn special meeting.

        Whether or not you expect to attend the Penn special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Penn special meeting. Even if you plan to attend the Penn special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Penn common stock will be represented at the Penn special meeting if you are unable to attend.

        If your shares are held in the name of a broker, bank, trustee or other nominee, please follow the instructions on the voting instruction form furnished by such broker, bank, trustee or other nominee, as appropriate. If you have any questions concerning the share issuance proposal or the other transactions contemplated by the merger agreement or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Penn common stock, please contact Penn's proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders May Call Toll-Free: (888) 750-5834
Banks & Brokers May Call Collect: (212) 750-5833

By order of the Board of Directors,

Carl Sottosanti Executive Vice President, General Counsel and Secretary

PINNACLE ENTERTAINMENT, INC.
3980 Howard Hughes Parkway
Las Vegas, Nevada 89169
(702) 541-7777

NOTICE OF 2018 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ], 2018

        This is a notice that a special meeting of stockholders (the "Pinnacle special meeting") of Pinnacle Entertainment, Inc. ("Pinnacle") will be held on [    ], 2018, at [                        ], local time, at [    ]. This special meeting will be held for the following purposes:

  1.
  to adopt the Agreement and Plan of Merger, dated as of December 17, 2017 (as it may be amended from time to time, the "merger agreement"), a copy of which is attached as Annex A to the joint proxy statement/prospectus of which this notice is a part, by and among Pinnacle, Penn National Gaming, Inc. ("Penn") and Franchise Merger Sub, Inc., a wholly owned subsidiary of Penn ("Merger Sub"), pursuant to which Merger Sub will merge with and into Pinnacle (the "merger"), with Pinnacle surviving as a wholly owned subsidiary of Penn; and each outstanding share of Pinnacle common stock (with certain exceptions described in the accompanying joint proxy statement/prospectus) will be converted into the right to receive (A) $20.00 plus, if the closing does not occur on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing on November 1, 2018 and ending on the closing date, in cash and (B) 0.42 of a share of Penn common stock, without interest and subject to applicable withholding taxes, pursuant to the merger agreement;

  2.
  to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger; and

  3.
  to approve the adjournment of the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        This joint proxy statement/prospectus describes the proposals listed above in more detail, as well as other matters contemplated in connection with the proposed merger. Please refer to the attached document, including the merger agreement, all other annexes and any documents incorporated by reference, for further information with respect to the business to be transacted at the Pinnacle special meeting. You are encouraged to read the entire document carefully before voting.

        Pinnacle's board of directors (the "Pinnacle board") unanimously (i) determined that it is in the best interests of Pinnacle and its stockholders, and declared it advisable, for Pinnacle to enter into the merger agreement, (ii) approved the execution, delivery and performance by Pinnacle of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) resolved to recommend adoption of the merger agreement by Pinnacle's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Pinnacle's stockholders. Accordingly, the Pinnacle board recommends that Pinnacle stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval on an advisory (non-binding) basis of certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger and "FOR" the adjournment of the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

        [    ], 2018 has been fixed as the record date for determination of Pinnacle stockholders entitled to receive notice of, and to vote at, the Pinnacle special meeting or any adjournments or postponements thereof. Only holders of record of Pinnacle common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Pinnacle special meeting.

        A complete list of registered Pinnacle stockholders entitled to vote at the Pinnacle special meeting will be available for inspection at the principal place of business of Pinnacle at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, during regular business hours for a period of no less than 10 days before the Pinnacle special meeting and at the place of the Pinnacle special meeting during the meeting.

        YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.    The merger between Pinnacle and Penn cannot be completed without the adoption of the merger agreement by the affirmative vote, in person or by proxy, of holders representing a majority of the voting power of the outstanding shares of Pinnacle common stock entitled to vote on the merger agreement proposal as of the record date for the Pinnacle special meeting.

        Whether or not you expect to attend the Pinnacle special meeting in person, we urge you to submit a proxy to have your shares voted as promptly as possible by either: (1) logging onto the website shown on your proxy card and following the instructions to vote online; (2) dialing the toll-free number shown on your proxy card and following the instructions to vote by phone; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Pinnacle special meeting. If your shares are held in a Pinnacle plan or in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the plan trustee or administrator, or such broker, bank or other nominee, as appropriate.

        If you have any questions concerning the merger agreement or the merger contemplated by the merger agreement, or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Pinnacle common stock, please contact Pinnacle's proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Stockholders May Call Toll-Free: (866) 530-8635
Banks & Brokers May Call Collect: (212) 269-5550
Email: PNK@dfking.com

By order of the Board of Directors
Donna S. Negrotto
Executive Vice President, General Counsel and Secretary

ADDITIONAL INFORMATION

        Both Penn and Pinnacle file annual, quarterly and current reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that either Penn or Pinnacle files with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the Public Reference Room. In addition, Penn and Pinnacle file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You can also obtain these documents, free of charge, from Penn at https://pennnationalgaming.gcs-web.com/investor-overview or from Pinnacle at http://investors.pnkinc.com/investor-relations. The information contained on, or that may be accessed through, Penn's and Pinnacle's websites is not incorporated by reference into, and is not a part of, this joint proxy statement/prospectus.

        Penn has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part with respect to the shares of Penn common stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of Penn filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits in the SEC's reading room at the address set forth above or at the SEC's website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement. This joint proxy statement/prospectus incorporates important business and financial information about Penn and Pinnacle from documents that are not attached to this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company or its proxy solicitor at the following addresses and telephone numbers:

For Penn shareholders:	For Pinnacle stockholders:
Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610 (610) 401-2029 Attention: Justin Sebastiano	Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, Nevada 89169 (702) 541-7777 Attention: Vincent Zahn
Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Shareholders May Call Toll-Free: (888) 750-5834 Banks & Brokers May Call Collect: (212) 750-5833	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders May Call Toll-Free: (866) 530-8635 Banks & Brokers May Call Collect: (212) 269-5550

        If you would like to request any documents, please do so by [      ], 2018 in order to receive them before the Penn special meeting or the Pinnacle special meeting, as applicable.

        For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see "Where You Can Find More Information" beginning on page [    ].

 ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

        This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration No. 333-[      ]) filed with the SEC by Penn, constitutes a prospectus of Penn under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Penn common stock to be issued to Pinnacle stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Pinnacle and Penn under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). It also constitutes a notice of meeting with respect to the special meeting of Penn shareholders and a notice of meeting with respect to the special meeting of Pinnacle stockholders.

        You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [      ], 2018, and you should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date. You should also assume that the information incorporated by reference into this joint proxy statement/prospectus is only accurate as of the date of such information.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Penn has been provided by Penn and information contained in this joint proxy statement/prospectus regarding Pinnacle has been provided by Pinnacle.

QUESTIONS AND ANSWERS

        The following are some questions that you, as a shareholder of Penn or a stockholder of Pinnacle, may have regarding the merger, the share issuance and other matters being considered at the Penn and Pinnacle special meetings, respectively, and the answers to those questions. Penn and Pinnacle urge you to carefully read the remainder of this joint proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger, the share issuance and the other matters being considered at the Penn special meeting and the Pinnacle special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this joint proxy statement/prospectus.

Q:
Why am I receiving this document?

A:
Penn Merger Sub and Pinnacle have entered into an Agreement and Plan of Merger, dated as of December 17, 2017 (as it may be amended from time to time, the "merger agreement"), providing for the merger of Merger Sub with and into Pinnacle (the "merger"), with Pinnacle surviving the merger as a wholly owned subsidiary of Penn. In order to effect the merger, Penn shareholders must approve the proposal to issue shares of Penn common stock, par value $0.01 per share ("Penn common stock"), to the Pinnacle stockholders pursuant to the merger agreement (the "share issuance proposal") and Pinnacle stockholders must approve the proposal to adopt the merger agreement (the "merger agreement proposal"), and all other conditions to the merger must be satisfied or waived.

  Penn and Pinnacle will hold separate special meetings to obtain these approvals and approvals with respect to other related matters.

  This joint proxy statement/prospectus, which you should read carefully, contains important information about the merger, the share issuance and other matters being considered at the Penn special meeting and the Pinnacle special meeting.

Q:
What third-party transactions are anticipated to occur in connection with the merger?

A:
In connection with the merger, Boyd Gaming Corporation ("Boyd"), Boyd TCIV, LLC, a wholly owned subsidiary of Boyd ("Boyd Purchaser"), Penn, and, solely following the execution of a joinder, Pinnacle and Pinnacle MLS, LLC, a wholly owned tenant subsidiary of Pinnacle ("Pinnacle Tenant"), entered into a Membership Interest Purchase Agreement (as it may be amended from time to time, the "divestiture agreement"), dated as of December 17, 2017, pursuant to which Boyd Purchaser will (i) acquire the membership interests of certain Pinnacle subsidiaries (such subsidiaries, the "divestiture subsidiaries") which own and operate the casinos known as Ameristar Casino Resort Spa St. Charles (Missouri) ("Ameristar St. Charles"), Ameristar Casino Hotel Kansas City (Missouri) ("Ameristar Kansas City"), Belterra Casino Resort (Indiana) ("Belterra"), and Belterra Park Gaming and Entertainment Center (Ohio) ("Belterra Park" and such casinos collectively, the "divestiture casinos") and certain other assets primarily related to the business of the divestiture subsidiaries and (ii) assume certain other liabilities related to the business of the divestiture subsidiaries (the "Boyd divestitures").

  In addition, at or prior to the completion of the Boyd divestitures, Boyd Purchaser will enter into a "triple net" Master Lease (the "Boyd master lease") with Gold Merger Sub, LLC ("Gold Merger Sub"), a subsidiary of Gaming and Leisure Properties, Inc. ("GLPI"), for the lease of the real property interests related to the divestiture casinos.

  Also on December 17, 2017, Penn entered into: (1) a Purchase Agreement (the "Belterra Park real estate purchase agreement") with Gold Merger Sub, pursuant to which Gold Merger Sub will acquire the real estate associated with Belterra Park; (2) a Purchase Agreement (the "Plainridge

  real estate purchase agreement") with Gold Merger Sub and Plainville Gaming and Redevelopment, LLC, which is a wholly owned subsidiary of Penn through which Penn owns and operates its Plainridge Park Casino in Plainville, Massachusetts, pursuant to which Gold Merger Sub will acquire the real estate associated with Penn's Plainridge Park Casino in Plainville, Massachusetts, which real estate, at the closing of the transactions, will be leased to Pinnacle Tenant, pursuant to an amendment (the "Pinnacle master lease amendment") to the Master Lease, dated as of April 28, 2016, by and between Gold Merger Sub and Pinnacle Tenant (as amended through the date hereof, the "Pinnacle master lease" and as amended by the Pinnacle master lease amendment, the "amended Pinnacle master lease"); (3) a Master Lease Commitment and Rent Allocation Agreement (the "rent allocation agreement") with Boyd, Boyd Purchaser, GLPI and Gold Merger Sub, pursuant to which the parties thereto agreed to, among other matters, the allocation of rent to be paid following consummation of the Boyd divestitures by Boyd Purchaser and Pinnacle Tenant under the Boyd master lease and the amended Pinnacle master lease, respectively; and (4) a Consent Agreement with GLPI and certain of its wholly owned subsidiaries (including Gold Merger Sub, PA Meadows, LLC, WTA II, Inc., CCR Pennsylvania Racing, Inc.) and Pinnacle and certain of its wholly owned subsidiaries (including Pinnacle Tenant and PNK Development 33, LLC), pursuant to which, among other things and subject to the conditions set forth therein, Gold Merger Sub has consented to the Boyd divestitures (the "landlord consent agreement," and together with the Belterra Park real estate purchase agreement, the Plainridge real estate purchase agreement, the Pinnacle master lease amendment and the rent allocation agreement, the "real estate transaction agreements," and the transactions contemplated by the real estate transaction agreements, the "real estate transactions").

Q:
What will Pinnacle stockholders receive for their shares of Pinnacle common stock in the merger?

A:
At the effective time of the merger (the "effective time"), each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than shares of Pinnacle common stock held in (1) treasury, (2) by Penn, Penn's subsidiaries or Merger Sub, which are to be cancelled at the effective time, and (3) shares held by dissenting Pinnacle stockholders, collectively, the "excluded shares") will be converted into the right to receive 0.42 of a share of Penn common stock (the "share consideration"), with cash paid in lieu of the issuance of fractional shares of Penn common stock, and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger) (the "cash consideration" and together with the share consideration, the "merger consideration"), without interest and subject to applicable withholding taxes.

  No fractional shares of Penn common stock shall be issued and each Pinnacle stockholder who would otherwise have been entitled to receive a fraction of a share of Penn common stock shall receive in lieu thereof a cash payment (without interest) as determined under the merger agreement.

Q:
If I am a Pinnacle stockholder, how will I receive the merger consideration to which I am entitled?

A:
As soon as reasonably practicable after the effective time and in any event within five business days of the closing date, an exchange agent will mail to each holder of record of Pinnacle common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of certificates of Pinnacle common stock ("Pinnacle stock certificates") and book-entry shares representing the shares of Pinnacle common stock ("Pinnacle book-entry shares") in exchange for the merger consideration and any dividends or other distributions to which such Pinnacle stock certificates or Pinnacle book-entry shares become entitled to pursuant to the merger agreement.

  Upon receipt by the exchange agent of (i) either Pinnacle stock certificates or Pinnacle book-entry shares and (ii) a duly completed and validly executed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Q:
Who will own Penn immediately following the transactions?

A:
Penn and Pinnacle estimate that, upon completion of the merger, Penn shareholders as of immediately prior to the merger will hold approximately 78% and Pinnacle stockholders will hold approximately 22% of the outstanding shares of Penn common stock.

Q:
How important is my vote?

A:
Your vote "FOR" each proposal presented at the Penn special meeting and/or the Pinnacle special meeting is very important, and you are encouraged to submit a proxy or proxies as soon as possible.

  Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Penn's common stock present at the Penn special meeting. Penn shareholders that fail to vote on the share issuance proposal and abstentions will not be counted as votes cast "for" or "against" the share issuance proposal and therefore will have no effect on the outcome of the share issuance proposal at a duly convened Penn special meeting. Approval of the proposal to adjourn the Penn special meeting, if necessary or appropriate, to solicit additional proxies in favor of the share issuance proposal if there are not sufficient votes at the time of such adjournment to approve the share issuance (the "Penn adjournment proposal") requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Penn common stock present at the Penn special meeting. Penn shareholders that fail to vote on the Penn adjournment proposal and abstentions will not be counted as votes cast "for" or "against" the Penn adjournment proposal and will have no effect on the outcome of the Penn adjournment proposal.

  Approval of the merger agreement proposal requires the affirmative vote of holders of a majority in voting power of the outstanding shares of Pinnacle common stock, in person or by proxy, entitled to vote on the merger agreement proposal. Any abstention by a Pinnacle stockholder and the failure of any Pinnacle stockholder to submit a vote will have the same effect as voting against the merger agreement proposal. Adoption of the advisory compensation proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Pinnacle common stock. Failure to vote and abstentions will not be counted as votes cast "for" or "against" the advisory compensation proposal and will have no effect on the outcome of the advisory compensation proposal. Because the advisory compensation proposal is non-binding, if the merger agreement is approved by Pinnacle stockholders and the merger is completed, the compensation matters that are the subject of the advisory compensation proposal, including amounts Penn or Pinnacle are contractually obligated to pay, would still be paid regardless of the outcome of the non-binding advisory vote. Approval of the proposal to adjourn the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the "Pinnacle adjournment proposal") requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Pinnacle common stock. Failure to vote and abstentions will not be counted as votes cast "for" or "against" the Pinnacle adjournment proposal and will have no effect on the outcome of the Pinnacle adjournment proposal.

Q:
How do the Penn board of directors and the Pinnacle board of directors recommend that I vote?

A:
Penn's board of directors (other than Messrs. Peter M. Carlino and David A. Handler, who recused themselves) has unanimously (i) determined that it is in the best interests of Penn and its shareholders, and declared it advisable, to enter into the merger agreement and (ii) approved the execution, delivery and performance by Penn of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the share issuance.

  Accordingly, Penn's board of directors (the "Penn board") recommends that Penn shareholders vote "FOR" the share issuance proposal and "FOR" the Penn adjournment proposal. For a detailed description of the various factors considered by the Penn board, see the section titled "The Merger—Recommendation of the Penn board and Reasons for the Merger."

  Pinnacle's board of directors (the "Pinnacle board"), after considering the various factors described under "The Merger—Recommendation of the Pinnacle Board and Reasons for the Merger," the comprehensive process conducted by the Pinnacle board and the alternatives to the merger (including remaining as a standalone company), unanimously (i) determined that it is in the best interests of its stockholders, and declared it advisable, to enter into the merger agreement, (ii) approved the execution, delivery and performance by Pinnacle of the merger agreement and the consummation of the transactions contemplated hereby, including the merger, and (iii) resolved to recommend the adoption of the merger agreement by Pinnacle's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Pinnacle's stockholders.

  Accordingly, the Pinnacle board recommends that Pinnacle stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval on an advisory (non-binding) basis of certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger and "FOR" the adjournment of the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement.

Q:
Will the Penn common stock received at the time of completion of the merger be traded on an exchange?

A:
Yes. It is a condition to the consummation of the merger that the shares of Penn common stock to be issued to Pinnacle stockholders in connection with the merger be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

Q:
How will Penn shareholders be affected by the merger?

A:
Upon completion of the merger, each Penn shareholder will hold the same number of shares of Penn common stock that such shareholder held immediately prior to completion of the merger. As a result of the merger, Penn shareholders will own shares in a larger company with more assets. However, because in connection with the merger, Penn will be issuing additional shares of Penn common stock to Pinnacle stockholders in exchange for their shares of Pinnacle common stock, each outstanding share of Penn common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Penn common stock outstanding after the merger.

Q:
What are the U.S. federal income tax consequences of the merger to holders of Pinnacle common stock?

A:
If you are a U.S. holder (as such term is defined below under "Certain U.S. Federal Income Tax Considerations"), the receipt of the merger consideration in exchange for shares of Pinnacle common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your tax advisor regarding the particular tax consequences to you of the exchange of shares of Pinnacle common stock for the merger consideration pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the U.S. federal income tax consequences of the merger to holders of Pinnacle common stock, please see the section titled "The Merger—Certain U.S. Federal Income Tax Considerations" beginning on page [    ].

Q:
When do Penn and Pinnacle expect to complete the merger?

A:
Penn and Pinnacle currently expect to complete the merger in the second half of 2018. However, neither Penn nor Pinnacle can predict the actual date on which the merger will be completed, nor can the parties provide any assurance that the merger will be completed. See the sections entitled "Risk Factors—Risks Relating to the Merger," "The Merger—Regulatory Approvals" and "The Merger Agreement—Conditions to Completion of the Merger."

Q:
What happens if the merger is not completed?

A:
In the event that the merger agreement is not adopted by Pinnacle's stockholders, the share issuance is not approved by Penn's shareholders, or the merger is not completed for any other reason, Pinnacle's stockholders will not receive any payment for shares of Pinnacle common stock they own. Instead, Pinnacle will remain an independent public company, Pinnacle common stock will continue to be listed and traded on the Nasdaq Global Select Market and registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Pinnacle will continue to file periodic reports with the SEC on account of Pinnacle's common stock.

  Under specified circumstances, Pinnacle and/or Penn may be required to reimburse the other party's expenses or pay a termination fee upon termination of the merger agreement, as described under "The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement."

Q:
When and where is the Penn special meeting?

A:
The Penn special meeting will be held on [    ], 2018, at Penn's executive offices at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, local time, at [    ].

Q:
When and where is the Pinnacle special meeting?

A:
The Pinnacle special meeting will be held on [    ], 2018, at [    ], local time, at [    ].

Q:
Who can vote at each of the Penn special meeting and the Pinnacle special meeting?

A:
All holders of shares of Penn common stock who hold such shares of record at the close of business on [    ], 2018, the record date for the Penn special meeting, are entitled to receive notice of and to vote at the Penn special meeting.

  All holders of shares of Pinnacle common stock who hold such shares of record at the close of business on [    ], 2018, the record date for the Pinnacle special meeting, are entitled to receive notice of and to vote at the Pinnacle special meeting.

Q:
How many votes may I cast?

A:
Each share of Penn common stock entitles its holder of record to one vote on each matter considered at the Penn special meeting. Only Penn shareholders who held shares of Penn common

  stock at the close of business on [    ], 2018 are entitled to vote at the Penn special meeting and any adjournment or postponement of the Penn special meeting, so long as such shares remain outstanding on the date of the Penn special meeting.

  Each outstanding share of Pinnacle common stock entitles its holder of record to one vote on each matter considered at the Pinnacle special meeting. Only Pinnacle stockholders who held shares of record at the close of business on [    ], 2018 are entitled to vote at the Pinnacle special meeting and any adjournment or postponement of the Pinnacle special meeting, so long as such shares remain outstanding on the date of the Pinnacle special meeting.

Q:
What are the record dates in connection with each of the Penn special meeting and the Pinnacle special meeting?

A:
The record date for the determination of shareholders entitled to notice of and to vote at the Penn special meeting is [    ], 2018. The record date for the determination of stockholders entitled to notice of and to vote at the Pinnacle special meeting is [    ], 2018.

Q:
What constitutes a quorum at each of the Penn special meeting and the Pinnacle special meeting?

A:
In order for business to be conducted at the Penn and Pinnacle special meetings, a quorum must be present. A quorum at the Penn special meeting requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Penn common stock entitled to vote at the Penn special meeting. A quorum at the Pinnacle special meeting requires the presence, in person or by proxy, of holders of a majority of voting power of all shares of Pinnacle capital stock entitled to vote at the Pinnacle special meeting.

Q:
What do I need to do now?

A:
After you have carefully read and considered the information contained or incorporated by reference into this joint proxy statement/prospectus, please submit your proxy via the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or complete, sign, date and return the enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Penn special meeting or the Pinnacle special meeting, as applicable.

  Additional information on voting procedures can be found under the section titled "Penn Special Meeting" and under the section titled "Pinnacle Special Meeting."

Q:
How will my proxy be voted?

A:
If you submit your proxy via the Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card, your proxy will be voted in accordance with your instructions.

  Additional information on voting procedures can be found under the section titled "Penn Special Meeting" and under the section titled "Pinnacle Special Meeting."

Q:
Who will count the votes?

A:
The votes at the Penn special meeting will be counted by an independent judge of election appointed by the Penn board. The votes at the Pinnacle special meeting will be counted by an independent inspector of election.

Q:
May I vote in person?

A:
Yes. If you are a shareholder of record of Penn at the close of business on [    ], 2018 or a stockholder of record of Pinnacle at the close of business on [    ], 2018, you may attend your special meeting and vote your shares in person, in lieu of submitting your proxy by Internet, telephone or by completing, signing, dating and returning the enclosed proxy card.

  If you are a beneficial holder of Penn common stock or Pinnacle common stock, you are also invited to attend the Penn special meeting or the Pinnacle special meeting, as applicable. However, because you are not the shareholder or stockholder of record, you may not vote your shares in person at the Penn special meeting or the Pinnacle special meeting, as applicable, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

Q:
What must I bring to attend my special meeting?

A:
All shareholders of record, properly appointed proxy holders, and invited guests of Penn may attend the Penn special meeting. Penn shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares of Penn common stock in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of Penn on the record date for the Penn special meeting, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Penn special meeting). Penn shareholders of record will be verified against an official list that will be available at the Penn special meeting.

  All stockholders of record, properly appointed proxy holders, and invited guests of Pinnacle may attend the Pinnacle special meeting. Pinnacle stockholders who plan to attend the meeting will be required to present valid photo identification. If you hold your shares of Pinnacle common stock in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of Pinnacle on the record date for the Pinnacle special meeting, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Pinnacle special meeting). Pinnacle shareholders of record will be verified against an official list that will be available at the Pinnacle special meeting.

  Additional information on attending the Penn and the Pinnacle special meetings can be found under the sections titled "Penn Special Meeting" and "Pinnacle Special Meeting."

Q:
What should I do if I receive more than one set of voting materials for the Penn special meeting or the Pinnacle special meeting?

A:
You may receive more than one set of voting materials for the Penn special meeting or the Pinnacle special meeting or both, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Penn common stock or Pinnacle common stock in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy or voting instruction form that you receive by following the instructions set forth in each separate proxy or voting instruction form.

Q:
What's the difference between holding shares as a shareholder or stockholder of record and holding shares as a beneficial owner?

A:
If your shares of Penn common stock or Pinnacle common stock are registered directly in your name with Penn's transfer agent, Continental Stock Transfer & Trust Company, or Pinnacle's transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the shareholder or stockholder of record. If you are a shareholder or stockholder of record, then this joint proxy statement and your proxy card have been sent directly to you by Penn or Pinnacle, as applicable.

  If your shares of Penn common stock or Pinnacle common stock are held through a bank, broker or other nominee, you are considered the beneficial owner of the shares of Penn common stock or Pinnacle common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the shareholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting, and you are also invited to attend the Penn or the Pinnacle special meetings, as applicable. But, because you are not the shareholder or stockholder of record, you may not vote your shares in person at the Penn special meeting or the Pinnacle special meeting, as applicable, unless you request and obtain a valid "legal proxy" from your bank, broker or nominee.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If your shares are held in the name of a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares. The availability of Internet or telephonic voting will depend on the nominee's voting process. Please check with your broker, bank or other nominee and follow the voting procedures provided by your broker, bank or other nominee on your voting instruction form.

  You should instruct your broker, bank or other nominee how to vote your shares. Under the rules applicable to broker-dealers, your broker, bank or other nominee does not have discretionary authority to vote your shares on any of the proposals scheduled to be voted on at the Penn special meeting or the Pinnacle special meeting. A so-called "broker non-vote" results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Penn and Pinnacle do not expect any broker non-votes at the Penn special meeting or Pinnacle special meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Penn special meeting and Pinnacle special meeting is considered non-routine. As a result, no broker will be permitted to vote your shares at the Penn special meeting or Pinnacle special meeting without receiving instructions. Failure to instruct your broker on how to vote your shares will have no effect on the outcome of (1) share issuance proposal; (2) the Penn adjournment proposal; (3) the advisory compensation proposal; or (4) the Pinnacle adjournment proposal, but will have the same effect as a vote "against" the adoption of the merger agreement proposal.

  Additional information on voting procedures can be found under the section titled "Penn Special Meeting" and under the section titled "Pinnacle Special Meeting."

Q:
What do I do if I am a Penn shareholder and I want to revoke my proxy?

A:
Shareholders of record may revoke their proxies at any time before their shares are voted at the Penn special meeting in any of the following ways:

•
sending a written notice of revocation to Penn at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary, which must be received before their shares are voted at the Penn special meeting;

•
properly submitting a later-dated, proxy card, which must be received before their shares are voted at the Penn special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. Eastern Time on [    ], 2018 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Penn special meeting and voting in person. Attendance at the Penn special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

  Beneficial owners of Penn common stock may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Penn special meeting.

  Additional information can be found under the section titled "Penn Special Meeting."

Q:
What do I do if I am a Pinnacle stockholder and I want to revoke my proxy?

A:
Stockholders of record may revoke their proxies at any time before their shares are voted at the Pinnacle special meeting in any of the following ways:

•
sending a written notice of revocation to Pinnacle at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Attention: Corporate Secretary, which must be received before their shares are voted at the Pinnacle special meeting;

•
properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Pinnacle special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

•
submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. [Eastern Time] on [    ] (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

•
attending the Pinnacle special meeting and voting in person. Attendance at the Pinnacle special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

  Pinnacle beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Pinnacle special meeting.

  Additional information can be found under the section titled "Pinnacle Special Meeting."

Q:
What happens if I sell or otherwise transfer my shares of Penn common stock before the Penn special meeting?

A:
The record date for shareholders entitled to vote at the Penn special meeting is [    ], 2018, which is earlier than the date of the Penn special meeting. If you sell or otherwise transfer your shares after the record date but before the Penn special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the Penn special meeting but will otherwise transfer ownership of your shares of Penn common stock.

Q:
What happens if I sell or otherwise transfer my shares of Pinnacle common stock before the Pinnacle special meeting?

A:
The record date for stockholders entitled to vote at the Pinnacle special meeting is [    ], 2018, which is earlier than the date of the Pinnacle special meeting. If you sell or otherwise transfer your shares after the record date but before the Pinnacle special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the Pinnacle special meeting but will otherwise transfer ownership of your shares of Pinnacle common stock.

Q:
What happens if I sell or otherwise transfer my shares of Pinnacle common stock before the completion of the merger?

A:
Only holders of shares of Pinnacle common stock at the effective time will become entitled to receive the merger consideration. If you sell your shares of Pinnacle common stock prior to the completion of the merger, you will not become entitled to receive the merger consideration by virtue of the merger.

Q:
Do any of the officers or directors of Pinnacle have interests in the merger that may differ from or be in addition to my interests as a Pinnacle stockholder?

A:
In considering the recommendation of the Pinnacle board that Pinnacle stockholders vote to adopt the merger agreement proposal, to approve the advisory compensation proposal and to approve the Pinnacle adjournment proposal, Pinnacle stockholders should be aware that some of Pinnacle's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Pinnacle stockholders generally. The Pinnacle board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated therein, in approving the merger and in recommending the adoption of the merger agreement and the approval of the advisory compensation proposal and the Pinnacle adjournment proposal.

  For more information and quantification of these interests, please see "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger."

Q:
Where can I find voting results of the Penn and Pinnacle special meetings?

A:
Pinnacle and Penn intend to announce their respective preliminary voting results at each of the Pinnacle and Penn special meetings and publish the final results in Current Reports on Form 8-K that will be filed with the SEC following the Pinnacle special meeting and the Penn special meeting, respectively. All reports that Pinnacle and Penn file with the SEC are publicly available when filed. See the section titled "Where You Can Find More Information."

Q:
Do Penn shareholders and Pinnacle stockholders have dissenters' rights or appraisal rights, as applicable?

A:
Penn shareholders are not entitled to dissenters' rights in connection with the merger. Pinnacle stockholders are entitled to appraisal rights in connection with the merger under Section 262 of the Delaware General Corporation Law (the "DGCL"), but, to properly dissent, such stockholders must satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Pinnacle common stock held by stockholders that do not vote "for" the merger agreement proposal and make a demand for appraisal in accordance with the laws of the State of Delaware ("Delaware law") will not be converted into the right to receive the merger consideration, but will be converted into the right to receive from the combined company the consideration determined in accordance with Delaware law. For further information relating to appraisal rights and dissenters' rights see the sections in this joint proxy statement/prospectus titled "The Merger—Appraisal Rights and Dissenters' Rights" and "Appraisal Rights and Dissenters' Rights."

Q:
How can I find more information about Penn and Pinnacle?

A:
You can find more information about Penn and Pinnacle from various sources described in the section titled "Where You Can Find More Information."

Q:
Who can answer any questions I may have about the Penn special meeting, the Pinnacle special meeting, the merger, or the transactions contemplated by the merger agreement, including the share issuance?

A:
If you have any questions about the Penn special meeting, the Pinnacle special meeting, the merger, the share issuance, or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or documents incorporated by reference herein, the enclosed proxy card or voting instructions, you should contact:

For Penn shareholders:	For Pinnacle stockholders:
Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610 (610) 401-2029 Attention: Justin Sebastiano	Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, Nevada 89169 (702) 541-7777 Attention: Vincent Zahn
Innisfree M&A Incorporated 501 Madison Avenue, 20th floor New York, New York 10022 Shareholders May Call Toll-Free: (888) 750-5834 Shareholders May Call Collect: (212) 750-5833	D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 Stockholders May Call Toll-Free: (866) 530-8635 Banks & Brokers May Call Collect: (212) 269-5550

SUMMARY

        The following summary highlights selected information described in more detail elsewhere in this joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Pinnacle stockholders and Penn shareholders at their respective special meetings more fully, and to obtain a more complete description of the legal terms of the merger agreement and the agreements related thereto, you should carefully read this entire document, including the annexes, and the documents to which Penn and Pinnacle refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See "Where You Can Find More Information."

The Parties (see pages [    ] and [    ])

Penn National Gaming, Inc.

        Penn National Gaming, Inc. is a diversified, multi-jurisdictional owner and manager of gaming and racing facilities and video gaming terminal operations. Penn was incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted its current name in 1994, when Penn became a publicly traded company. In 1997, Penn began its transition from a pari-mutuel company to a diversified gaming company with the acquisition of the Charles Town property and the introduction of video lottery terminals in West Virginia. Since 1997, Penn has continued to expand its gaming operations through strategic acquisitions, greenfield projects, and property expansions. As of December 31, 2017, Penn owned, managed, or had ownership interests in twenty-nine facilities in the following seventeen jurisdictions: California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.

Franchise Merger Sub, Inc.

        Merger Sub is a wholly owned subsidiary of Penn. Merger Sub was formed by Penn solely in contemplation of the merger, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and its telephone number is (610) 373-2400.

Pinnacle Entertainment, Inc.

        Pinnacle owns and operates 16 gaming, hospitality and entertainment businesses, of which 15 operate in leased facilities. Pinnacle's owned facilities are located in Ohio and its leased facilities are located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Pennsylvania, subject to the Pinnacle master lease and another lease pursuant to which Pinnacle leases the real property underlying its Meadows Racetrack and Casino from affiliates of GLPI (the "Meadows lease").

Penn Special Meeting (see page [    ])

        Date, Time and Place.    The Penn special meeting will be held on [    ] at Penn's executive offices at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania, at [    ] local time.

        Purpose.    The Penn special meeting is being held to consider and vote on the following proposals:

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  Proposal 1.  To approve the issuance of shares of Penn common stock to Pinnacle stockholders in connection with the merger agreement (referred to previously in this joint proxy statement/prospectus as the share issuance proposal).

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  Proposal 2.  To approve the adjournment of the Penn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal (referred to previously in this joint proxy statement/prospectus as the Penn adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of shareholders entitled to notice of and to vote at the Penn special meeting is [            ], 2018. Only Penn shareholders who held shares of Penn common stock of record at the close of business on [            ], 2018 are entitled to vote at the Penn special meeting and any adjournment or postponement of the Penn special meeting. Each share of Penn common stock entitles its holder of record to one vote at the Penn special meeting.

        Quorum.    In order for business to be conducted at the Penn special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Penn common stock entitled to vote at the Penn special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions will count towards the quorum.

        Vote Required.    The affirmative vote of a majority of the votes cast on the respective proposal by holders of Penn's common stock present at the Penn special meeting is required to approve the share issuance proposal and the Penn adjournment proposal.

        As of the record date, there were [            ] shares of Penn common stock outstanding, held by [            ] holders of record. In additions, as of the record date, Penn directors and executive officers, as a group, owned and were entitled to vote [            ] shares of Penn common stock, or approximately [        ]% of the outstanding shares of Penn common stock.

Pinnacle Special Meeting (see page [    ])

        Date, Time and Place.    The Pinnacle special meeting will be held on [            ], at [              ] local time, at [            ].

        Purpose.    The Pinnacle special meeting is being held to consider and vote on the following proposals:

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  Proposal 1.  To adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and the material provisions of which are summarized in the section of this joint proxy statement/prospectus entitled "The Merger Agreement", pursuant to which each outstanding share of Pinnacle common stock (other than cancelled shares and dissenting shares) will be converted into the right to receive 0.42 of a share of Penn common stock and $20.00 in cash plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger, without interest and subject to applicable withholding taxes, referred to previously as the merger agreement proposal (referred to previously in this joint proxy statement/prospectus as the merger agreement proposal).

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  Proposal 2.  To approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger" (referred to previously in this joint proxy statement/prospectus as the advisory compensation proposal).

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  Proposal 3.  To approve the adjournment of the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (referred to previously in this joint proxy statement/prospectus as the Pinnacle adjournment proposal).

        Record Date; Voting Rights.    The record date for the determination of stockholders entitled to notice of and to vote at the Pinnacle special meeting is [            ], 2018. Only Pinnacle stockholders who held shares of record at the close of business on [            ], 2018, are entitled to vote at the Pinnacle special meeting and any adjournment or postponement of the Pinnacle special meeting, so long as such shares remain outstanding on the date of the Pinnacle special meeting. Each share of Pinnacle common stock entitles its holder of record to one vote at the Pinnacle special meeting.

        Quorum.    In order for business to be conducted at the Pinnacle special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of voting power of all shares of capital stock entitled to vote at the Pinnacle special meeting. For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes. Broker non-votes occur when a beneficial owner holding shares in "street name" does not instruct the broker, bank or other nominee that is the record owner of such stockholder's shares on how to vote those shares on a particular proposal.

        Vote Required.    The votes required for each proposal are as follows:

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  Proposal 1.  The affirmative vote of a majority of the outstanding shares of Pinnacle common stock is required to adopt the merger agreement.

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  Proposal 2.  The affirmative vote of a majority of the votes cast on the advisory compensation proposal by holders of Pinnacle common stock is required to approve the advisory compensation proposal.

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  Proposal 3.  The affirmative vote of a majority of the votes cast on the Pinnacle adjournment proposal by holders of Pinnacle common stock is required to approve the Pinnacle adjournment proposal.

        As of the close of business on the record date, there were [            ] shares of Pinnacle common stock outstanding, held by [            ] holders of record. In addition, at the close of business on the record date for the Pinnacle special meeting, Pinnacle's directors and executive officers had the right to vote approximately [            ] shares of the then-outstanding Pinnacle voting stock at the Pinnacle special meeting, collectively representing approximately [        ]% of the Pinnacle common stock outstanding and entitled to vote on that date. We currently expect that Pinnacle's directors and executive officers will vote their shares "FOR" Proposal 1 (the merger agreement proposal), "FOR" Proposal 2 (the advisory compensation proposal) and "FOR" Proposal 3 (the Pinnacle adjournment proposal), although they have no obligation to do so.

The Merger (see page [    ])

        Upon satisfaction or waiver of the conditions to closing in the merger agreement, on the closing date, Merger Sub, a wholly owned subsidiary of Penn formed for the purpose of effecting the merger, will merge with and into Pinnacle. Pinnacle will be the surviving company in the merger. At the effective time, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive 0.42 of a share of Penn common stock, with cash paid in lieu of the issuance of fractional shares of Penn common stock, and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger), without interest and subject to applicable withholding taxes. In addition, Pinnacle will take all actions as may be necessary so that at the effective time, each outstanding restricted stock unit award or performance stock unit award in respect of Pinnacle common stock will be treated as described in "The Merger—Treatment of Pinnacle Equity Awards."

Third-Party Transactions in Connection with the Merger (see pages [    ] and [    ] and Annexes B - H)

        In connection with the merger, on December 17, 2017, Penn, Boyd and Boyd Purchaser, entered into the divestiture agreement, pursuant to which Boyd Purchaser will acquire the membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles, Ameristar Kansas City, Belterra, and Belterra Park and certain other assets primarily related to the business of the divestiture subsidiaries and assume certain other liabilities related to the business of the divestiture subsidiaries, subject to the terms and conditions set forth therein. At or prior to the completion of the Boyd divestitures, Boyd Purchaser will enter into the Boyd master lease with Gold Merger Sub for the lease of the real property interests related to the ownership and operations of the divestiture casinos. For further information, see the section entitled "The Divestiture Agreement" and Annexes B-C.

        In addition, on December 17, 2017, Penn also entered into: (1) the Belterra Park real estate purchase Agreement with Gold Merger Sub, pursuant to which Gold Merger Sub will acquire the real estate associated with the Belterra Park casino (the "Belterra Park real estate transaction"); (2) the Plainridge Real Estate Purchase Agreement, pursuant to which Gold Merger Sub will acquire the real estate associated with Penn's Plainridge Park Casino in Plainville, Massachusetts (the "Plainridge real estate transaction"), which real estate will be leased to Pinnacle Tenant pursuant to the amended Pinnacle master lease; (3) the rent allocation agreement with Boyd, Boyd Purchaser, GLPI and Gold Merger Sub (the "rent allocation agreement"), pursuant to which the parties thereto agreed to, among other matters, the allocation of rent to be paid by Boyd Purchaser and Pinnacle Tenant following consummation of the Boyd divestitures under the Boyd master lease and the amended Pinnacle master lease, respectively; and (4) the landlord consent agreement with GLPI and certain of its wholly owned landlord subsidiaries and Pinnacle and certain of its wholly owned subsidiaries pursuant to which Gold Merger Sub has provided its consent to the Boyd divestitures, subject to the satisfaction of certain specified conditions.

Recommendation of the Penn Board and Reasons for the Merger (see page [    ])

        The Penn board recommends that Penn shareholders vote "FOR" the share issuance proposal and "FOR" the Penn adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, including the share issuance, the Penn board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Penn Board and Reasons for the Merger."

Recommendation of the Pinnacle Board and Reasons for the Merger (see page [    ])

        The Pinnacle board recommends that Pinnacle stockholders vote "FOR" the adoption of the merger agreement, "FOR" the approval on an advisory (non-binding) basis of certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger and "FOR" the Pinnacle adjournment proposal.

        In the course of reaching its decision to approve the merger agreement and the merger contemplated by the merger agreement, the Pinnacle board considered a number of factors in its deliberations. For a more complete discussion of these factors, see "The Merger—Recommendation of the Pinnacle Board and Reasons for the Merger."

Opinion of Penn's Financial Advisor (see page [    ] and Annex I)

        Goldman Sachs & Co. LLC ("Goldman Sachs") delivered its opinion to the Penn board that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement was fair from a financial point of view to Penn.

        The full text of the written opinion of Goldman Sachs, dated December 17, 2017 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Penn board of directors in connection with its consideration of the merger. Goldman Sachs' opinion is not a recommendation as to how any holder of Penn's common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Penn and Goldman Sachs, Penn has agreed to pay Goldman Sachs a transaction fee of up to $22,500,000, $1,500,000 of which was earned prior to the announcement of the merger, and the remainder of which (including a $2,500,000 fee payable at the discretion of Penn) is contingent upon consummation of the merger. For further information, see the section of this joint proxy statement/prospectus entitled "The Merger—Opinion of Penn's Financial Advisor" and Annex I.

Opinion of Pinnacle's Financial Advisor (see page [    ] and Annex J)

        At the meeting of the Pinnacle Board on December 17, 2017, J.P. Morgan Securities LLC ("J.P. Morgan"), the financial advisor of Pinnacle in connection with the proposed merger, rendered its oral opinion to the Pinnacle Board, confirmed by the delivery of a written opinion dated December 17, 2017, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of Pinnacle's common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of J.P. Morgan dated December 17, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex J to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Pinnacle's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Pinnacle Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Pinnacle or as to the underlying decision by Pinnacle to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Pinnacle as to how such stockholder should vote with respect to the merger or any other matter.

        For a description of the opinion that the Pinnacle Board received from J.P. Morgan, see the section of this joint proxy statement/prospectus entitled "The Merger—Opinion of Pinnacle's Financial Advisor" and Annex J.

Financing of the Transactions (see page [    ])

        Excluding the share issuance, Penn anticipates that the total amount of funds necessary to finance the merger and to pay transaction fees and expenses will be approximately $2.3 billion. This amount is expected to be funded through a combination of available cash on hand, net proceeds from the Boyd divestitures, Plainridge real estate transaction and Belterra Park real estate transaction and borrowings under the 2018 Incremental Term Loan Facility (as defined and described below in "The Merger—Financing of the Transactions"), borrowings under the 2018 Incremental Term Loan B Facility (as defined and described below in "The Merger—Financing of the Transactions") and/or the issuance and sale by Penn of senior unsecured notes and/or borrowings under the Bridge Facility (as defined and described below in "The Merger—Financing of the Transactions"). In connection with the transactions, Penn obtained debt financing commitments in the amount of $1.98 billion. The merger, however, is not conditioned upon receipt of this or any other financing by Penn. For a more complete discussion of the financing of the transactions, see "The Merger—Financing of the Transactions."

Interests of Certain Pinnacle Directors and Executive Officers in the Merger (see page [    ])

        Pinnacle's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Pinnacle stockholders generally. The members of the Pinnacle board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that Pinnacle stockholders adopt the merger agreement.

        These interests include, among others, for executive officers who experience a qualifying termination of employment in connection with the merger:

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  A prorated annual bonus for the year of termination, based on actual performance;

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  A lump sum amount equal to two times the sum of the executive officer's (i) annual base salary in effect on the date of termination and (ii) the target annual bonus for the year of termination; and

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  Continued health benefits coverage for the executive officer and his or her dependents and disability coverage for the executive officer for 24 months.

        Pinnacle's directors and executive officers currently hold or may hereafter be granted equity compensation awards under Pinnacle's 2016 Equity and Performance Incentive Plan (the "Pinnacle Incentive Plan"). In addition, Pinnacle's directors hold or may hereafter be granted phantom stock units under Pinnacle's Directors Deferred Compensation Plan. All of the equity compensation awards held by non-employee directors and a portion of the equity compensation awards held by employees (including executive officers) will vest as of the effective time (with the remainder of the awards held by employees (including executive officers) continuing to vest in accordance with their terms, provided that performance goals for all performance-based awards granted after December 17, 2017 will be deemed satisfied at target). See the section of this joint proxy statement/prospectus titled "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger" for a more detailed description of the interests of Pinnacle's executive officers and directors.

Board of Directors and Management of Penn Following Completion of the Merger (see page [    ])

        Upon completion of the merger, the current directors and executive officers of Penn are expected to continue in their current positions, other than as may be publicly announced by Penn.

Certain U.S. Federal Income Tax Considerations (see page [    ])

        For U.S. holders (as such term is defined in the section entitled "Certain U.S. Federal Income Tax Considerations"), the receipt of the merger consideration in exchange for shares of Pinnacle common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. Holders of Pinnacle common stock should consult their tax advisors regarding the particular tax consequences of the exchange of shares of Pinnacle common stock for the merger consideration pursuant to the merger in light of their particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of certain U.S. federal income tax consequences of the merger to holders of Pinnacle common stock, please see the section entitled "Certain U.S. Federal Income Tax Considerations."

Accounting Treatment (see page [    ])

        Penn prepares its financial statements in accordance with generally accepted accounting principles in the United States ("GAAP"). The merger will be accounted for using the acquisition method of accounting with Penn being considered the acquirer of Pinnacle for accounting purposes. This means that Penn will allocate the purchase price to the fair value of Pinnacle's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals Required to Complete the Merger (see page [    ])

        The completion of the merger is subject to antitrust review in the United States. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the merger cannot be completed until Penn and Pinnacle have given notification and furnished information to the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ"), and until the applicable waiting period has expired or has been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Act Notification and Report Forms ("HSR Notification") or the early termination of that waiting period. If the FTC or DOJ issues a Request for Additional Information and Documentary Material (a "Second Request") prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

        On January 9, 2018, Penn and Pinnacle each filed an HSR Notification with the FTC and DOJ. On February 8, 2018, Penn voluntarily withdrew its HSR Notification. Penn intends to refile its HSR Notification on February 9, 2018 and in any event prior to the second business day after withdrawal. Such voluntary withdrawal and refiling restarts the 30-calendar day waiting period under the HSR Act.

        The completion of the merger is conditioned upon the receipt of state gaming approvals from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and the Nevada Gaming Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Texas Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania State Horse Racing Commission, as are necessary in order to allow Penn and its subsidiaries upon the consummation of the merger, to continue their operation of their subsidiaries' respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

        Additionally, in connection with the stock consideration payable in the merger, the registration statement of which this joint proxy statement/prospectus forms a part must have been declared effective by the SEC.

Treatment of Pinnacle Equity Awards (see page [    ])

        As of the effective time, each option to purchase shares of Pinnacle common stock, whether vested or unvested, will become fully vested and converted into the right to receive, in respect of each share of Pinnacle common stock subject to such option, an amount equal to the value of the merger consideration less the exercise price per share of Pinnacle common stock subject to such option, which will be paid in the same form as the merger consideration.

        As of the effective time, each award of Pinnacle restricted stock units (including phantom stock units, restricted stock units, other stock units, performance share grants, director other stock units, deferred shares under Pinnacle's Directors Deferred Compensation Plan and any other similar instruments) and each share of restricted stock of Pinnacle common stock that was, in each case, granted prior to December 17, 2017 (each a "pre-signing award") will become fully vested and will be converted into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. For pre-signing awards granted in 2016, applicable performance goals will be deemed satisfied based on actual performance. For pre-signing awards granted in 2017 (excluding awards granted on April 4), applicable performance goals for one-third of such awards will be deemed satisfied based on actual performance, extrapolated through the remainder of the performance period, and applicable performance goals for the remaining two-thirds of such awards will be deemed satisfied based on target performance. For pre-signing awards granted on April 4, 2017, applicable performance goals will be deemed satisfied in full.

        All performance-based vesting criteria applicable to Pinnacle restricted stock units and Pinnacle restricted shares that are, in each case, granted on or after December 17, 2017 (each a "post-signing award") will be deemed satisfied based on target performance. At the effective time, (1) each post-signing award granted to a non-employee director of Pinnacle, (2) the first tranche of each post-signing award that has an annual vesting schedule and that is due to next vest following the effective time and (3) one-third of each other post-signing award will vest and convert into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. The remaining portion of each post-signing award referred to in clause (3) will be assumed by Penn and converted into a corresponding award covering shares of Penn common stock.

Listing of Penn Common Stock; Delisting of Pinnacle Common Stock (see page [    ])

        It is a condition to the consummation of the merger that the shares of Penn common stock to be issued to Pinnacle stockholders in the merger be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance. As a result of the merger, shares of Pinnacle common stock currently listed on the Nasdaq Global Select Market will cease to be listed on the Nasdaq Global Select Market.

Appraisal Rights and Dissenters' Rights (see page [    ])

        Pinnacle stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the special criteria and conditions set forth in Section 262 of the DGCL. Pinnacle common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into Penn common stock, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

        Under the Pennsylvania Business Corporation Law ("PBCL"), Penn shareholders are not entitled to dissenters' rights in connection with the merger or the other transactions contemplated by the merger agreement.

No Solicitation of Alternative Proposals (see page [    ])

        As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, each of Penn and Pinnacle has agreed that they will not, and will cause their respective subsidiaries and their respective representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to a competing proposal (as defined in "The Merger Agreement—No Solicitation of Alternative Proposals"), (ii) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating a competing proposal, or (iii) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a competing proposal.

        The parties are permitted, prior to obtaining the applicable shareholder or stockholder approvals of the share issuance proposal and the merger agreement proposal, to engage in the activities described above solely with and to any person who has directly or indirectly made a bona fide, unsolicited written competing proposal if the party in receipt of the competing proposal is not in material breach of its non-solicitation obligations; however, (A) no non-public information may be furnished until the party receives an executed confidentiality agreement containing limitations on the use and disclosure of non-public information no less favorable to that party in the aggregate than the terms of the confidentiality agreement between Penn and Pinnacle; and (B) prior to taking any such actions, the party's board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such competing proposal is, or would reasonably be expected to lead to, a superior proposal (as defined in "The Merger Agreement—No Solicitation of Alternative Proposals"), and that the failure to engage in such activities would be reasonably likely to be inconsistent with the board's fiduciary duties under applicable law.

Conditions to Completion of the Merger (see page [    ])

        The obligations of Pinnacle and Penn to complete the merger are subject to the fulfillment or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

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  adoption of the merger agreement proposal by Pinnacle's stockholders and approval of the share issuance proposal by Penn's shareholders;

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  absence of an injunction having been entered by any court or other tribunal of competent jurisdiction and continuing to be in effect and any law having been adopted or effective, in each case, prohibiting the consummation of the merger;

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  the registration statement on Form S-4 filed by Penn in connection with the share issuance having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC;

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  Penn common stock issued in the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance; and

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  any waiting period applicable to the merger under the HSR Act shall have expired or been terminated and all requisite gaming approvals shall have been obtained and be in full force and effect.

        The obligation of Pinnacle to effect the merger is also subject to the fulfillment or waiver by Pinnacle of the following additional conditions:

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  the accuracy of the representations and warranties of Penn and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, both when made and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Pinnacle's receipt of an officer's certificate from Penn to such effect;

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  performance of, or compliance with, as applicable, in all material respects, all obligations required to be performed and all covenants required to be complied with under the merger agreement by Penn and Merger Sub prior to the effective time of the merger, and Pinnacle's receipt of an officer's certificate from Penn to such effect; and

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  the absence, since the date of the merger agreement, of a parent material adverse effect, and Pinnacle's receipt of an officer's certificate from Penn to such effect.

        The obligation of Penn and Merger Sub to effect the merger is also subject to the fulfillment or waiver by Penn of the following additional conditions:

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  the accuracy of the representations and warranties of Pinnacle set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, both when made and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Penn's receipt of an officer's certificate from Pinnacle to such effect;

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  performance of, or compliance with, as applicable, in all material respects, all obligations required to be performed and all covenants required to be complied with under the merger agreement by Pinnacle prior to the effective time of the merger, and Penn's receipt of an officer's certificate from Pinnacle to such effect; and

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  the absence, since the date of the merger agreement, of a company material adverse effect, and Penn's receipt of an officer's certificate from Pinnacle to such effect.

        As further discussed under the section titled "Risk Factors," neither Penn nor Pinnacle can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

        None of Penn, Pinnacle or Merger Sub may rely, either as a basis for not consummating the merger or for terminating the merger agreement (as described below), on the failure of any condition set forth above, as the case may be, to be satisfied if such failure was caused by such party's willful and material breach of any material provision of the merger agreement.

Termination of the Merger Agreement (see page [    ])

        Pinnacle and Penn may mutually agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement proposal by Pinnacle's stockholders or approval of the share issuance proposal by Penn's shareholders.

        In addition, either Penn or Pinnacle may decide to terminate the merger agreement if:

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  the merger is not consummated by October 31, 2018 (such date, as may be extended as described below, the "end date") (i) subject to one three-month extension by Penn to January 15, 2019, if (a) the only conditions not satisfied at such time relate to regulatory and other government approvals or (b) the marketing period will not have ended or not be deemed to have ended on or before October 31, 2018 and (ii) subject to an automatic extension to November 6, 2018, if the conditions that relate to regulatory and other government approvals are satisfied after October 17, 2018 but on or prior to October 31, 2018, and all other conditions are satisfied on or prior to October 31, 2018;

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  an injunction is entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction shall have become final and non-appealable (provided that the right to terminate will not be available to a party if the injunction was due to the failure of the party to perform any of its obligations under the merger agreement);

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  the Pinnacle special meeting has concluded without adoption of the merger agreement proposal by Pinnacle's stockholders or if the Penn special meeting has concluded without approval of the share issuance proposal by Penn's shareholders; or

  •
  there has been a breach of the merger agreement by the other party or there has been a failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform, (i) if it occurred or was continuing to occur on the closing date, would result in a failure of a condition to close by such breaching party and (2) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period (subject to certain conditions).

        Pinnacle may also terminate the merger agreement if, prior to Penn obtaining shareholder approval, the Penn board makes a parent adverse recommendation change (as defined in the section "The Merger Agreement—No Solicitation of Alternative Proposals"). Penn may also terminate the merger agreement if, prior to the adoption of the merger agreement by Pinnacle's stockholders, the Pinnacle board makes a company adverse recommendation change (as defined in the section "The Merger Agreement—No Solicitation of Alternative Proposals").

        In addition, Pinnacle may terminate the merger agreement prior to the adoption of the merger agreement by Pinnacle's stockholders in order for Pinnacle to enter into an agreement with respect to a superior proposal (provided that contemporaneous with such termination Pinnacle tenders a termination fee payment to Penn).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement (see page [    ])

        Pinnacle will be obligated to pay Penn a termination fee of $60 million in the following circumstances:

  •
  if Penn terminates the agreement prior to Pinnacle obtaining stockholder approval in the event of an adverse recommendation change by the Pinnacle board;

  •
  if Pinnacle terminates the agreement at any time prior to obtaining stockholder approval to enter into a superior proposal; or

  •
  if (i) Penn or Pinnacle terminates the merger agreement because Pinnacle's stockholders have failed to adopt the merger agreement, (ii) a competing proposal has been publicly announced or has become publicly known and has not been publicly withdrawn by a date that is at least fifteen (15) business days prior to the Pinnacle special meeting, and (iii) within twelve months of the termination of the merger agreement, Pinnacle enters into a definitive agreement with a third-party with respect to or consummates a transaction that is a competing proposal with a third-party.

        Penn will be required to pay Pinnacle a termination fee of $60 million if Pinnacle terminates the agreement, prior to Penn shareholder approval of the share issuance, in the event of an adverse recommendation change by Penn.

        Penn will be obligated to pay Pinnacle a regulatory termination fee of $125 million in the following circumstances:

  •
  if either party terminates the agreement due to a final injunction related to either antitrust laws or gaming laws and/or approvals permanently preventing or prohibiting the consummation of the merger; or

  •
  if either party terminates the agreement due to the merger not having been consummated by the end date, and at that time, either (i) a permanent injunction in connection with a regulatory matter has been issued preventing the merger, or (ii) the parties have not yet obtained regulatory approvals and other conditions to the merger have been satisfied or are capable of being satisfied.

        However, Penn will not be required to pay the regulatory termination fee to Pinnacle in the event Penn terminates the merger agreement due to a permanent injunction or a failure to close by the end date if such injunction or failure was primarily due to the material breach by Pinnacle of certain representations, warranties and covenants relating to Pinnacle's compliance with laws, efforts to obtain regulatory approvals and cooperation with Penn in connection with third-party agreements.

        In addition, if either party terminates the merger agreement because the Pinnacle special meeting (including any adjournments or postponements thereof) has concluded and Pinnacle's stockholders have failed to adopt the merger agreement, Pinnacle shall pay Penn an expense payment of $30 million. If either party terminates the merger agreement because the Penn special meeting (including any adjournments or postponements thereof) has concluded and Penn's shareholders have failed to approve the share issuance, Penn shall pay Pinnacle an expense payment of $60 million.

        In no event shall either party be entitled to receive more than one termination fee and one expense payment. If a party receives a termination fee, then such party will not be entitled to also receive an expense payment, and any expense payment shall be fully creditable against any subsequent payment of the termination fee. If Penn would be required to pay both the $60 million termination fee and the $125 million regulatory termination fee to Pinnacle, then Penn will only be required to pay the $125 million regulatory termination fee to Pinnacle.

Specific Performance (see page [    ])

        In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Expected Timing of the Merger (see page [    ])

        The merger is expected to be completed in the second half of 2018. However, neither Penn nor Pinnacle can predict the actual date on which the merger will be completed, nor can the parties assure that the merger will be completed, because completion is subject to conditions beyond each party's control.

The Divestiture Agreement (see page [    ] and Annexes B-C)

        The divestiture agreement provides that, upon the terms and subject to the conditions of the divestiture agreement, Boyd Purchaser will acquire the outstanding membership interests of the divestiture subsidiaries and certain other assets primarily related to the business of the divestiture subsidiaries and assume certain other liabilities related to the business of the divestiture subsidiaries. Upon the completion of the Boyd divestitures, Boyd Purchaser will own 100% of the outstanding membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles,

Ameristar Kansas City, Belterra, and Belterra Park and will enter into the Boyd master lease pursuant which it will lease the real property associated with these casinos from Gold Merger Sub. The base purchase price for the Boyd divestitures is approximately $574 million, which represents an estimate of the divestiture subsidiaries' EBITDA for the twelve-month period ending on December 31, 2017 multiplied by 6.25. Before the closing, the base purchase price will be adjusted to be an amount equal to the divestiture subsidiaries' actual EBITDA (as determined in accordance with the divestiture agreement) for the twelve-month period ending on December 31, 2017, as agreed to by Penn and Boyd or as finally determined by an independent accounting firm, multiplied by 6.25. The divestiture agreement is subject to the substitution or addition of modified or other terms and conditions as the FTC may require, and each party to the divestiture agreement has accordingly agreed to accept such changes to the divestiture agreement that the FTC requires, and to negotiate in good faith and execute promptly an appropriate amendment to the divestiture agreement to reflect such required changes, unless such changes (1) would reasonably be expected to have, in the aggregate, a material adverse effect with respect to the divestiture subsidiaries, (2) would require a change in the base purchase price, or (3) would adversely affect the economics of the Boyd divestitures (other than as a result of a requirement of a change in the base purchase price). Penn, Boyd and Boyd Purchaser are parties to the divestiture agreement. As of the date of this joint proxy statement/prospectus, Pinnacle and Pinnacle Tenant are not parties to the divestiture agreement and will only become parties to the divestiture agreement by signing a joinder at or prior to the closing of the Boyd divestitures.

The Real Estate Transaction Agreements (see page [    ] and Annexes D-H)

        Belterra Park Real Estate Purchase Agreement.    Pursuant to the Belterra Park real estate purchase agreement, Gold Merger Sub will acquire the Belterra Park real estate for a purchase price of approximately $65 million (to be calculated as nine multiplied by the initial annual rent obligation of Boyd with respect to Belterra Park as of closing of the divestiture agreement) and Gold Merger Sub will lease back the property to Boyd Purchaser as part of the Boyd master lease. The consummation of the Belterra Park real estate transaction is conditioned upon, among other matters, the substantially simultaneous consummation of the divestiture agreement and the merger. The Belterra Park real estate purchase agreement contains certain termination rights that are generally subject to cure, as well as representations, warranties and covenants of the parties customary for a transaction of this nature. Pinnacle and the applicable divestiture subsidiary will become parties to the Belterra Park real estate purchase agreement by signing a joinder immediately prior to the closing.

        Plainridge Real Estate Purchase Agreement.    Pursuant to the Plainridge real estate purchase agreement, Gold Merger Sub will acquire the Plainridge real estate for a purchase price of $250 million and lease it back to a tenant subsidiary of Penn pursuant to the amended Pinnacle master lease for annual rent of $25 million. The Plainridge real estate will generally be treated the same as other properties subject to the Pinnacle master lease, except that the rent associated with the Plainridge real estate will not be subject to escalators, resets and rent coverage ratio calculations and will not be used in the calculation of escalators, resets or rent coverage ratios for the remainder of the properties subject to the Pinnacle master lease. The consummation of the Plainridge real estate transaction is conditioned upon, among other matters, the consummation of the merger. The Plainridge real estate purchase agreement contains certain termination rights that are generally subject to cure, as well as certain representations, warranties and covenants of the parties customary for a transaction of this nature.

        Rent Allocation Agreement.    Pursuant to the rent allocation agreement, Penn (through a subsidiary) and Gold Merger Sub have agreed to enter into the amended Pinnacle master lease, and Boyd Purchaser and Gold Merger Sub have agreed to enter into the Boyd master lease, subject to the satisfaction or waiver of the conditions precedent to the merger, the divestiture agreement and the Belterra Park real estate purchase agreement and such transactions being capable of completion substantially simultaneously with entry into such leases. The rent allocation agreement also sets forth the manner in which rent will be calculated for the purposes of the Pinnacle master lease and Boyd master lease upon closing of the divestiture agreement.

        Landlord Consent Agreement.    Under the landlord consent agreement, Gold Merger Sub has consented to the divestiture agreement, subject to the satisfaction or waiver of the conditions precedent to the merger, the divestiture agreement and the Belterra Park real estate purchase, and such transactions (as well as the Plainridge real estate acquisition) being capable of completion substantially simultaneously with the parties' entry into the Boyd master lease and the amended Pinnacle master lease, respectively.

        Pinnacle Master Lease Amendment.    The Pinnacle master lease amendment will revise the Pinnacle master lease in order to remove the properties being divested to Boyd and to incorporate the Plainridge real estate. In addition, the amended Pinnacle master lease will provide for an additional approximately $13.9 million of annual fixed rent in order to better align with current market conditions. This $13.9 million of rent, as well as the $25 million of rent associated with the Plainridge real estate, will not be subject to adjustment and will be excluded from the calculation of the escalator in the Pinnacle master lease.

Comparison of Rights of Common Shareholders of Penn and Common Stockholders of Pinnacle (see page [    ])

        Pinnacle stockholders receiving shares of Penn common stock in connection with the merger will have different rights once they become shareholders of Penn due to differences between laws of the Commonwealth of Pennsylvania and the State of Delaware and the governing corporate documents of Penn and Pinnacle. These differences are described in more detail under "Comparison of Rights of Common Shareholders of Penn and Common Stockholders of Pinnacle."

Risk Factors (see page [    ])

        Before voting at the Pinnacle special meeting or the Penn special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, as well as the specific factors under the heading "Risk Factors."

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PENN

        The following table sets forth Penn's selected consolidated historical financial information that has been derived from (1) Penn's consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and (2) Penn's unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2017 and 2016. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Penn nor does it include the effects of the merger. You should read this financial information together with Penn's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed on February 24, 2017, and Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2017 filed on November 3, 2017, each of which is incorporated into this joint proxy statement/prospectus by reference. In Penn's view, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information. The selected balance sheet data as of September 30, 2016 has been derived from Penn's unaudited condensed consolidated financial statements as of September 30, 2016, which have not been incorporated into this joint proxy statement/prospectus by reference. For more information, see the section titled "Where You Can Find More Information."

	As of and for the Year Ended December 31,						Nine Months Ended September 30,
	2016	2015(1)	2014(2)		2013(3)	2012(4)	2017(7)		2016
	(in thousands, except per share data)
Income statement data:
Net revenues	$3,034,380	$2,838,358		$2,590,527	$2,777,886	$2,688,822		$2,378.934		$2,291,470
Total operating expenses	2,491,364	2,370,512		2,333,339	3,201,754	2,291,366		1,959,995		1,862,302

Income (loss) from continuing operations	543,016	467,846		257,188	(423,868)	397,456		418,939		429,168
Total other expenses	(422,399)	(411,236)		(410,491)	(202,509)	(72,429)		(358,057)		(315,825)

Income (loss) from continuing operations before income taxes	120,617	56,610		(153,303)	(626,377)	325,027		60,882		113,343
Income tax (benefit) provision	11,307	55,924		30,519	(33,580)	137,449		(750,641)		9,065

Net income (loss) from continuing operations including non-controlling interests	109,310	686		(183,822)	(592,797)	187,578		811,523		104,278

Income from discontinued operations net of tax	—	—		—	11,545	22,919		—		—

Net income (loss) attributable to the shareholders of Penn	$109,310	$686		$(183,822)	$(581,252)	$210,497		$811,523		$104,278

Per share data:
Basic earnings (loss) per common share from continuing operations	$1.21	$0.01		$(2.34)	$(7.59)	$1.98		$8.93		$1.16
Diluted earnings (loss) per common share from continuing operations	$1.19	$0.01		$(2.34)	$(7.59)	$1.81		$8.74		$1.14
Basic earnings per common share from discontinued operations	N/A	N/A	$	N/A	$0.15	$0.24	$	N/A	$	N/A
Diluted earnings per common share from discontinued operations	N/A	N/A	$	N/A	$0.15	$0.22	$	N/A	$	N/A
Weighted shares outstanding—Basic(5)	82,929	80,003		78,425	78,111	76,345		90,865		81,917
Weighted shares outstanding—Diluted(5)	91,407	90,904		78,425	78,111	103,804		92,903		83,339
Other data:
Net cash provided by operating activities	$404,823	$398,982		$262,223	$453,767	$507,189		$337,329		$320,031
Net cash used in investing activities	(79,288)	(781,005)		(375,536)	(180,357)	(1,188,487)		(192,452)		(277,312)
Net cash (used in) provided by financing activities	(333,034)	410,359		28,991	(240,882)	703,325		(109,480)		(77,960)
Depreciation and amortization	271,214	259,461		266,742	303,404	233,407		205,688		200,105
Interest expense	459,243	443,127		425,114	159,897	82,124		350,000		345,548

	As of and for the Year Ended December 31,					Nine Months Ended September 30,
	2016	2015(1)	2014(2)	2013(3)	2012(4)	2017(7)	2016
	(in thousands, except per share data)
Capital expenditures	97,245	199,240	228,145	196,600	467,795	70,242	65,913
Balance sheet data:
Cash and cash equivalents	$229,510	$237,009	$208,673	$292,995	$260,467	$264,907	$201,768
Total assets	4,974,484	5,138,752	4,624,551	4,467,587	5,619,383	5,569,401	5,251,679
Total financing obligation	3,514,080	3,564,628	3,611,513	3,534,809	—	3,553,259	3,526,709
Total debt(6)	1,415,534	1,710,959	1,241,430	1,044,995	2,719,508	1,318,691	1,670,957
Shareholders' (deficit) equity	(543,320)	(678,043)	(708,014)	(550,852)	2,241,590	260,012	(553,862)

(1)
For the year ended December 31, 2015, Penn recorded other intangible assets impairment charges of $40.0 million related to the write-off of our Plainridge Park Casino gaming license and a partial write-down of the gaming license at Hollywood Gaming at Dayton Raceway due to a reduction in the long term earnings forecast at both of these locations.

(2)
During the fourth quarter of 2014, Penn recorded goodwill and other intangible assets impairment charges of $155.3 million as Penn determined that a portion of the value of its goodwill and other intangible assets was impaired due to its outlook of continued challenging regional gaming conditions which persisted in 2014 at certain properties in its Midwest segment, as well as for the write-off of a trademark intangible asset in the South/West segment. During the second quarter of 2014, Penn recorded an impairment charge of $4.6 million to write-down certain idle assets to their estimated salvage value. Interest expense on the master lease with GLPI financing obligation, which became effective November 1, 2013, was $379.2 million for the year ended December 31, 2014.

(3)
Penn recorded impairment charges of $724.2 million, which included the impact of the spin-off, during the year ended December 31, 2013. In addition, as a result of a new gaming license being awarded for the development of an additional casino in Sioux City, Iowa to another applicant in April 2013, Penn recorded an impairment charge of $71.8 million for Argosy Casino Sioux City during the year ended December 31, 2013. Additionally, in conjunction with the relocation of Penn's two racetracks in Ohio, Penn recorded an impairment charge of $2.2 million during the year ended December 31, 2013. Furthermore, for 2013, Penn incurred a $61.7 million loss on the early extinguishment of debt, transaction costs associated with the spin-off of $39.5 million, and interest expense on the master lease with GLPI financing obligation of $62.1 million. Finally, Penn recorded a valuation allowance in the fourth quarter of 2013 of which $90.3 million was recorded as income tax provision and $599.9 million was recorded as part of the spin-off transaction.

(4)
During the year ended December 31, 2012, Penn incurred non-deductible lobbying costs of $45.1 million associated with Penn's unsuccessful efforts to oppose an expansion of gaming in the State of Maryland and transaction costs associated with the spin-off of $7.1 million.

(5)
Since Penn reported a loss from operations for the years ended December 31, 2014 and 2013, Penn was required to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted loss per share for those periods.

(6)
During the first quarter of 2015, Penn adopted ASU 2015-03 and retrospectively reclassified the amount of deferred financing fees previously recorded as an asset, to an offset to Penn long-term debt.

(7)
As of September 30, 2017, Penn determined that a valuation allowance was no longer required against its federal net deferred tax assets for the portion that will be realized. As a result, Penn released $766.2 million of its total valuation allowance for the three months ended September 30, 2017 which resulted in a significant income tax benefit during the period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PINNACLE

        The following table sets forth Pinnacle's selected consolidated historical financial information that has been derived from (1) the consolidated financial statements of Pinnacle and its predecessor (which we refer to as "former Pinnacle"), as applicable, as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, and (2) the unaudited condensed consolidated financial statements of Pinnacle and former Pinnacle, as applicable, as of and for the nine months ended September 30, 2017 and 2016.

        The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Pinnacle nor does it include the effects of the merger. Interim results for the nine months ended and as of September 30, 2017 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending December 31, 2017. You should read this financial information together with Pinnacle's consolidated financial statements, the related notes and the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in its Annual Report on Form 10-K as of and for the year ended December 31, 2016 filed on February 28, 2017, and Quarterly Report on Form 10-Q as of and for the quarter ended September 30, 2017 filed on November 9, 2017, each of which is incorporated into this joint proxy statement/prospectus by reference. In Pinnacle's view, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim financial information. The selected statement of operations data and cash flow data for the years ended December 31, 2013 and 2012, and selected balance sheet data as of December 31, 2013 and 2012 have been derived from former Pinnacle's audited consolidated financial statements for such years, which have not been incorporated into this joint proxy statement/prospectus by reference. The selected balance sheet data as of September 30, 2016 has been derived from Pinnacle's unaudited condensed consolidated financial statements as of September 30, 2016, which have not been incorporated into this joint proxy statement/prospectus by reference. For more information, see the section titled "Where You Can Find More Information."

	For the year ended December 31,					Nine Months Ended September 30,
	2016(1)	2015(2)	2014(3)	2013(4)	2012(5)	2017	2016
	(in millions, except per share data)					(unaudited)
Results of Operations:
Revenues	$2,378.9	$2,291.9	$2,210.5	$1,487.8	$1,002.8	$1,941.0	$1,741.4
Operating income (loss)	$(146.3)	$301.2	$310.5	$104.4	$136.7	$329.2	$(230.9)
Income (loss) from continuing operations	$(457.9)	$42.1	$38.3	$(133.4)	$(13.2)	$39.6	$(448.8)
Income (loss) from discontinued operations, net of income taxes	$0.4	$5.5	$5.5	$(122.5)	$(18.6)	—	$0.4
Net income (loss) from continuing operations per common share:
Basic	$(7.80)	$0.71	$0.64	$(2.27)	$(0.22)	$0.72	$(7.51)
Diluted	$(7.80)	$0.68	$0.62	$(2.27)	$(0.22)	$0.66	$(7.51)
Other Data:
Capital expenditures and land additions	$97.9	$84.0	$230.8	$292.6	$299.5	$56.4	$73.1
Ratio of earnings to fixed charges(6)	—	1.2x	1.2x	—	1.0x	1.1x	—

	For the year ended December 31,					Nine Months Ended September 30,
	2016(1)	2015(2)	2014(3)	2013(4)	2012(5)	2017	2016
	(in millions, except per share data)					(unaudited)
Cash Flows Provided by (Used in):
Operating activities	$255.7	$408.2	$328.5	$161.1	$186.9	$192.7	$165.6
Investing activities	$(195.1)	$(79.9)	$33.2	$(1,842.7)	$(302.1)	$(57.7)	$(167.5)
Financing activities	$(39.6)	$(329.0)	$(395.6)	$1,778.5	$136.7	$(175.7)	$(7.4)
Balance Sheet Data:
Cash, restricted cash and equivalents(7)	$188.9	$164.0	$170.3	$203.5	$100.5	$147.6	$158.7
Total assets	$4,077.1	$4,530.9	$4,802.5	$5,121.7	$2,082.1	$3,926.3	$4,101.2
Long-term debt less current portion	$924.4	$3,616.7	$3,944.4	$4,326.4	$1,410.4	$814.1	$936.0
Long-term financing obligation less current portion	$3,113.5	$—	$—	$—	$—	$3,091.6	$3126.6
Total stockholders' equity (deficit)	$(372.9)	$363.5	$289.4	$225.2	$447.1	$(343.8)	$(356.9)

(1)
The results of operations and financial position for 2016 include the impact of the spin-off and merger transactions with GLPI in April 2016; including the termination of Pinnacle's former senior secured credit facilities, early redemption of Pinnacle's senior notes and senior subordinated notes, Pinnacle's entry into new senior secured credit facilities and issuance of 5.625% notes; and the acquisition of PA Meadows, LLC ("Meadows") in September 2016. In connection with these transactions, Pinnacle incurred a $321.3 million impairment charge to goodwill, a $129.5 million impairment charge related to other intangible assets, a $5.2 million loss on early extinguishment of debt, $22.6 million of incremental share-based compensation expense attributable to the accelerated vesting of equity awards and $55.1 million in costs associated with the spin-off and merger transactions with GLPI and the acquisition of Meadows. Additionally, as a result of Pinnacle's 2016 annual assessment for impairment, Pinnacle recognized non-cash impairments of goodwill and gaming licenses in the amounts of $1.2 million and $17.0 million, respectively.

(2)
The results of operations for 2015 include the impact of a $4.7 million impairment charge to goodwill, a $33.9 million impairment charge related to other intangible assets, a gain of $8.4 million related to the sale of approximately 40 acres of land in Springfield, Massachusetts, and a gain of $4.8 million related to the sale of approximately 783 acres of excess land associated with Pinnacle's former Boomtown Reno operations. Pinnacle's financial position reflects the redemption of $336.5 million of net aggregate principal amount of debt under Pinnacle's former senior secured credit facilities during the year.

(3)
The results of operations for 2014 include the full year impact of the acquisition of Ameristar Casinos, Inc. ("Ameristar"). In addition, the results of operations include Belterra Park, which opened on May 1, 2014. In addition, Pinnacle's results of operations and financial position reflect the redemption of $514.3 million of aggregate principal amount of term loans, for a net reduction in total debt of $401.3 million under Pinnacle's former senior secured credit facilities, a portion of which resulted in an $8.2 million loss on early extinguishment of debt.

(4)
The results of operations for 2013 include the impact of the acquisition of Ameristar in August 2013. In addition, Pinnacle incurred $85.3 million in costs associated with the acquisition of Ameristar, a $30.8 million loss on early extinguishment of debt, a $144.6 million charge to discontinued operations for the impairment of the Lumiére Place Casino and Hotels classified as held for sale in 2013, a $10.0 million charge related to the impairment of Pinnacle's Boomtown Bossier City gaming license, a tax benefit from the release of $58.4 million of Pinnacle's valuation allowance as a result of the consolidation of Pinnacle's deferred tax assets with Ameristar's deferred tax liabilities, and a $92.2 million impairment of Pinnacle's investment in ACDL.

(5)
The results of operations for 2012 include the opening of L'Auberge Baton Rouge on September 1, 2012. In addition, Pinnacle incurred a $20.7 million loss on early extinguishment of debt, a $10.2 million charge related to cash and land donation commitments made for various projects in the city of St. Louis to satisfy obligations under Pinnacle's redevelopment agreement, and a $25.0 million impairment of Pinnacle's investment in ACDL.

(6)
In computing the ratio of earnings to fixed charges: (x) earnings were pre-tax income (loss) from continuing operations before losses from equity method investments and fixed charges, excluding capitalized interest; and (y) fixed charges were the sum of interest expense, amortization of debt issuance costs and debt discount/premium, capitalized interest and the estimated interest component included in rental expense. Due principally to Pinnacle's large non-cash charges deducted to compute such earnings, earnings so calculated were less than fixed charges by (i) $99.5 million and $485.9 million for the years ended December 31, 2013 and December 31, 2016, respectively and (ii) $475.3 million for the nine month period ended September 30, 2016.

(7)
Excludes amounts of cash and cash equivalents associated with entities and operations included in discontinued operations in the respective year.

SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF PENN

        The following selected unaudited pro forma condensed combined balance sheet data gives effect to the proposed merger, the Boyd divestitures and the real estate transactions as if they had occurred on September 30, 2017 while the unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2017 and the year ended December 31, 2016 is presented as if the pro forma events had occurred on January 1, 2016.

        The following selected unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had the pro forma events occurred as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled "Risk Factors." The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section titled "Unaudited Pro Forma Condensed Combined Financial Statements" and related notes included in this joint proxy statement/prospectus.

Summary Unaudited Pro Forma Condensed Statement of Combined Operations Data (in thousands):	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Net Revenues	$3,810,807	$4,736,653
Total operating expenses	3,147,001	4,251,421
Income from operations	663,806	485,232
Total other expenses	608,698	766,077
Income (loss) from operations before income taxes	55,108	(280,845)
Income tax (benefit) provision	22,594	(115,147)
Net income (loss) attributable to shareholders	33,667	(165,228)

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)	As of September 30, 2017
Total current assets	$577,401
Property and equipment, net	5,597,726
Total assets	12,159,494
Total current liabilities	720,671
Long-term financing obligation to GLPI, net of current portion	6,357,184
Total long-term liabilities	10,406,486
Total shareholders' equity (deficit)	1,032,337

 UNAUDITED COMPARATIVE PER SHARE INFORMATION

        The following table shows per share data regarding net income (loss) from continuing operations, book value per share and cash dividends for Penn and Pinnacle on a historical and pro forma combined basis after giving effect to the merger, the Boyd divestitures and the real estate transactions. The pro forma net income (loss) from continuing operations information was compared as if the transactions had been completed on January 1, 2016. The pro forma book value per share information was computed as if the transactions had been completed on September 30, 2017.

        The following comparative per share data is derived from the historical (condensed) consolidated financial statements of each of Penn and Pinnacle. The information below should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Combined Financial Statements" beginning on page [      ].

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
	(Unaudited)
Penn Historical per Common Share Date
Net income (Loss) Per Share, Basic	$8.93	$1.21
Net income (Loss) Per Share, Diluted	$8.74	$1.19
Book Value Per Share(1)	$2.86	$(6.55)
Cash Dividends Per Share	$—	$—
Pinnacle Historical per Common Share Data
Net income (Loss) Per Share, Basic	$0.72	$(7.80)
Net income (Loss) Per Share, Diluted	$0.66	$(7.80)
Book Value Per Share(1)	$(6.09)	$(6.35)
Cash Dividends Per Share	$—	$—
Unaudited Pro Forma Combined per Penn Common Share Data
Net income (Loss) Per Share, Basic	$0.29	$(1.52)
Net income (Loss) Per Share, Diluted	$0.28	$(1.52)
Book Value Per Share(1)	$8.84	N/A
Cash Dividends Per Share	$—	$—
Unaudited Pro Forma Combined per Pinnacle Equivalent Share Data
Net income (Loss) Per Share, Basic(2)	$0.12	$(0.64)
Net income (Loss) Per Share, Diluted(2)	$0.12	$(0.64)
Book Value Per Share(1)	$3.71	N/A
Cash Dividends Per Share(2)	$—	$—

Notes

(1)
Amount is calculated by dividing shareholders' equity (deficit) by weighted average basic shares outstanding. Pro forma combined book value per share as of December 31, 2016 is not applicable as the estimated pro forma adjustments were calculated as of September 30, 2017.

(2)
Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

        Penn's common stock is listed on the Nasdaq Global Select Market under the symbol "PENN." Pinnacle's common stock is listed on the Nasdaq Global Select Market under the symbol "PNK." The following table sets forth the closing sales prices per share of Penn common stock and Pinnacle common stock, on an actual and equivalent per share basis, on the Nasdaq Global Select Market on the following dates:

  •
  December 15, 2017, the last full trading day before the public announcement of the merger, and

  •
  [            ], 2018, the last trading day for which this information could be calculated before the date of this joint proxy statement/prospectus.

	Penn Common Stock		Pinnacle Common Stock		Penn Equivalent Per Share(1)
December 15, 2017		$29.69		$30.95		$32.47
[ ], 2018	$	[ ]	$	[ ]	$	[ ]

(1)
The equivalent per share data for Penn common stock has been determined by multiplying the market price of one share of Penn common stock on each of the dates by the exchange ratio of 0.42 and adding the $20.00 per share cash consideration.

        The following table sets forth, for the periods indicated, the high and low sales prices per share of Penn common stock and Pinnacle common stock as reported on the Nasdaq Global Select Market, and cash dividends declared for the same periods. Neither company has paid a cash dividend in any period presented.

Penn Common Stock

	High		Low
Fiscal Year Ending December 31, 2018
First Quarter (through [ ], 2018)	$	[ ]	$	[ ]
Fiscal Year Ended December 31, 2017
Fourth Quarter		$31.65		$22.74
Third Quarter		$23.55		$19.98
Second Quarter		$22.19		$17.56
First Quarter		$18.84		$13.00
Fiscal Year Ended December 31, 2016
Fourth Quarter		$14.78		$11.93
Third Quarter		$15.17		$12.50
Second Quarter		$17.40		$13.45
First Quarter		$16.72		$12.51

 Pinnacle Common Stock

	High		Low
Fiscal Year Ending December 31, 2018
First Quarter (through [ ], 2018)	$	[ ]	$	[ ]
Fiscal Year Ending December 31, 2017
Fourth Quarter		$33.59		$21.22
Third Quarter		$21.46		$18.30
Second Quarter		$22.10		$18.78
First Quarter		$19.66		$13.61
Fiscal Year Ended December 31, 2016(1)
Fourth Quarter		$15.03		$11.36
Third Quarter		$12.71		$10.41
Second Quarter		$11.90		$9.72
First Quarter		—		—

(1)
In connection with the acquisition of its real property by GLPI, Pinnacle was listed on the Nasdaq Global Select Market and began trading on April 29, 2016.

        As of [            ], 2018, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were [            ] shares of Penn common stock outstanding and approximately [            ] holders of record of Penn common stock, and [            ] shares of Pinnacle common stock outstanding and approximately [            ] holders of record of Pinnacle common stock.

        Because the exchange ratio will not be adjusted for changes in the market price of either Penn common stock or Pinnacle common stock, the market value of the shares that holders of Pinnacle common stock will have the right to receive on the date the merger is completed may vary significantly from the market value of the shares of Penn common stock that holders of Pinnacle common stock would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Penn common stock and Pinnacle common stock prior to voting your shares. See "Risk Factors—Risks Relating to the Merger."

Dividends

        Since its initial public offering, Penn has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Penn common stock in the foreseeable future. In addition, the merger agreement prohibits Penn, without Pinnacle's prior written consent, from paying dividends to holders of Penn common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        Pinnacle does not currently pay a dividend and does not anticipate declaring or providing any cash dividends to holders of Pinnacle common stock in the foreseeable future. In addition, the merger agreement prohibits Pinnacle, without Penn's prior written consent, from paying dividends to holders of Pinnacle common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the proposed transaction, Penn and Pinnacle's plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "believe," "intend," "estimate," "plan," "target," "goal," or similar expressions, or future or conditional verbs such as "will," "may," "might," "should," "would," "could," or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.

        While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements, including:

  •
  risks related to the acquisition of Pinnacle by Penn and the integration of the businesses and assets to be acquired;

  •
  the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all;

  •
  the risk that the financing required to fund the transaction is not obtained on the terms anticipated or at all;

  •
  the possibility that the Boyd and/or GLPI transactions do not close in a timely fashion or at all;

  •
  potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction;

  •
  potential litigation relating to the transaction;

  •
  the possibility that the anticipated synergies and other benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies;

  •
  the possibility that the anticipated divestitures are not completed in the anticipated timeframe or at all;

  •
  the possibility that additional divestures may be required;

  •
  the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors, events or delays (which, among other things, could result in Penn being required to pay an additional $0.01 per share of Pinnacle common stock per day if the merger is consummated after October 31, 2018);

  •
  diversion of management's attention from ongoing business operations and opportunities; and

  •
  risks associated with increased leverage from the transaction.

        Additional factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those discussed in the section entitled "Risk Factors," as well as those set forth in Penn and Pinnacle's respective most recent Annual Reports on Form 10-K, Quarterly

Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. See the section entitled "Where You Can Find More Information."

        Penn and Pinnacle caution that the foregoing list of factors is not exhaustive, and other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn and Pinnacle. Neither Penn nor Pinnacle undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section titled "Cautionary Statements Regarding Forward-Looking Statements," you should carefully consider the following risk factors before deciding whether to vote for any of the proposals at the Penn special meeting or the Pinnacle special meeting, including the merger agreement proposal, in the case of Pinnacle stockholders, or the share issuance proposal, in the case of Penn shareholders. In addition, you should read and consider the risks associated with each of the businesses of Pinnacle and Penn because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of Penn and Pinnacle on Form 10-K for the fiscal year ended December 31, 2016, and any amendments thereto for each of Penn and Pinnacle, as such risks may be updated or supplemented in each company's subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section titled "Where You Can Find More Information."

Risks Relating to the Merger

Because the exchange ratio is fixed and the market prices of Penn common stock and Pinnacle common stock may fluctuate, Pinnacle stockholders cannot be sure of the value of the Penn common stock they will receive on the closing date.

        At the effective time, each share of Pinnacle common stock (other than excluded shares) will be converted into the right to receive 0.42 of a share of Penn common stock and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger), without interest and subject to applicable withholding taxes. If applicable, the exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, stock split, reclassification, reorganization or other similar change with respect to the shares of either Penn common stock or Pinnacle common stock prior to the completion of the merger. The exchange ratio will not, however, be adjusted for changes in the market price of either Penn common stock or Pinnacle common stock between the date of signing the merger agreement and the effective time. Accordingly, at the time of the Penn special meeting and at the time of the Pinnacle special meeting, neither Penn shareholders nor Pinnacle stockholders will know, or be able to determine, the value of Penn common stock to be issued in connection with the merger. For that reason, the market price of Penn common stock on the date of the Penn special meeting and the Pinnacle special meeting may not be indicative of the value of Penn common stock that Pinnacle stockholders will receive upon completion of the merger.

        The market prices of Penn common stock and Pinnacle common stock are subject to general price fluctuations in the market for publicly traded equity securities and have experienced volatility in the past. Neither Penn nor Pinnacle is permitted to terminate the merger agreement or resolicit the vote of Penn shareholders or Pinnacle stockholders, as applicable, solely because of changes in the market prices of either company's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions and changes in the respective businesses, operations and prospects, and regulatory considerations of Penn and Pinnacle. Market assessments of the benefits of the proposed merger and the likelihood that the transactions will be completed, as well as general and industry-specific market and economic conditions, may also affect market prices of Penn common stock and Pinnacle common stock. Many of these factors are beyond Penn's and Pinnacle's control. Pinnacle stockholders should obtain current market quotations for shares of Penn common stock and for shares of Pinnacle common stock.

The market value of Penn common stock could be negatively affected by risks and conditions that apply to Penn, which may be different from the risks and conditions applicable to Pinnacle, and Penn shareholders will have different rights than Pinnacle stockholders.

        Following the merger, Penn shareholders and former Pinnacle stockholders will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. The business of Penn and its subsidiaries and other companies it may acquire in the future are different from those of Pinnacle. There is a risk that various factors, conditions and developments that would not affect the price of Pinnacle common stock could negatively affect the price of Penn common stock. Current Penn shareholders and Pinnacle stockholders may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, including in order to comply with institutional investing guidelines or regulatory licensing requirements, to increase diversification, to track any rebalancing of stock indices in which Penn common stock is included, to respond to the risk profile of the combined company or to realize a gain. In addition, if, following the merger, large amounts of Penn common stock are sold, the price of Penn common stock could decline.

        Holders of shares of Penn common stock will have rights as Penn shareholders that differ from the rights they had as Pinnacle stockholders before the merger. For a detailed comparison of the rights of Penn shareholders to the rights of Pinnacle stockholders, see "Comparison of Rights of Common Shareholders of Penn and Common Stockholders of Pinnacle."

The transactions contemplated by the merger agreement are subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the transactions contemplated by the merger agreement, including the merger, could have material and adverse effects on Penn and Pinnacle.

        Completion of the merger is subject to a number of conditions, including the approval by Penn shareholders of the share issuance proposal and approval by Pinnacle stockholders of the merger agreement proposal, which make the completion and timing of the completion of the transactions uncertain. See the section titled "The Merger Agreement—Conditions to Completion of the Merger" for a more detailed discussion. Also, either Penn or Pinnacle may terminate the merger agreement if the merger has not been consummated on or prior to October 31, 2018 or, at Penn's discretion—(i) if the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the HSR Act, the receipt of certain approvals from state gaming authorities, or the issuance of an order, decree, ruling, injunction or other action that is in effect and is restraining, enjoining or otherwise prohibiting the consummation of the merger; or (ii) Pinnacle had not furnished certain financial information to Penn as of ten business days prior to October 31, 2018—January 15, 2019, except that this right to terminate the merger agreement will not be available to any party whose material breach of a representation, warranty, covenant or other agreement of such party under the merger agreement resulted in the failure of the transactions to be consummated on or before that date. Additionally, if, on or prior to October 17, 2018, the only conditions to closing that have not been satisfied or waived by that date are those related to the termination or expiration of any waiting period under the HSR Act, the receipt of certain approvals from state gaming authorities, or the issuance of an order, decree, ruling, injunction or other action that is in effect and is restraining, enjoining or otherwise prohibiting the consummation of the merger, and these conditions are satisfied on or prior to October 31, 2018, then without action by either Penn or Pinnacle the deadline for consummating the merger will be automatically extended to November 6, 2018.

        If the merger is not consummated on or prior to October 31, 2018, an additional $0.01will be paid to Pinnacle stockholders for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger.

        If the transactions contemplated by the merger agreement are not completed, Penn's and Pinnacle's respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the transactions, Penn and Pinnacle will be subject to a number of risks, including the following:

  •
  Penn and Pinnacle will be required to pay their respective costs relating to the transactions, such as legal, accounting, financial advisory and printing fees, whether or not the transactions are completed;

  •
  time and resources committed by Penn's and Pinnacle's management to matters relating to the transactions could otherwise have been devoted to pursuing other beneficial opportunities;

  •
  the market price of Penn common stock or Pinnacle common stock could decline to the extent that the current market price reflects a market assumption that the transactions will be completed;

  •
  if the merger agreement is terminated and the Pinnacle board seeks another business combination, Pinnacle stockholders cannot be certain that Pinnacle will be able to find a party willing to enter into a transaction agreement on terms equivalent to or more attractive than the terms agreed to in the merger agreement; and

  •
  if the merger agreement is terminated and the Penn board seeks another acquisition, Penn shareholders cannot be certain that Penn will be able to find a party willing to enter into a transaction as attractive to Penn as the acquisition of Pinnacle.

The merger agreement contains provisions that limit Pinnacle's and Penn's ability to pursue alternatives to the transactions, could discourage a potential competing acquirer of Pinnacle or Penn from making a favorable alternative transaction proposal and, in specified circumstances, could require Pinnacle or Penn to pay the other party a termination fee of $60 million.

        The merger agreement contains certain provisions that restrict Pinnacle's and Penn's ability to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals, or offers regarding, or the making of a competing proposal, engage in any discussions or negotiations with respect to a competing proposal or furnish any non-public information to any person in connection with a competing proposal. Further, even if the Pinnacle board or the Penn board changes, withholds, modifies, withdraws or qualifies its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable, unless the merger agreement has been terminated in accordance with its terms, both parties will still be required to submit the merger agreement proposal and the share issuance proposal, as applicable, to a vote at the special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before a party's board of directors may change, withhold, modify, withdraw or qualify its recommendation with respect to the merger agreement proposal or the share issuance proposal, as applicable. In some circumstances, upon termination of the merger agreement, Pinnacle or Penn will be required to pay a termination fee of $60 million to the other party. See the sections entitled "The Merger Agreement—No Solicitation of Alternative Proposals," "The Merger Agreement—Termination of the Merger Agreement" and "The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement."

        These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring all or a significant portion of Pinnacle or Penn or pursuing an alternative transaction with either from considering or proposing such a transaction, even if, in the case of an acquisition of Pinnacle, it were prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger or might result in a potential third-party acquirer or merger partner proposing to pay a lower price to the stockholders of Pinnacle or the shareholders of Penn than it might otherwise have proposed to pay because of the added expense of the $60 million termination fee that may become payable in certain circumstances.

Pinnacle's executive officers and directors have interests in the transactions that may be different from, or in addition to, the interests of Pinnacle stockholders generally.

        When considering the recommendation of the Pinnacle board with respect to the merger, you should be aware that Pinnacle's executive officers and directors may have interests in the merger that are different from, or in addition to, those of Pinnacle's stockholders more generally. The Pinnacle board was aware of these interests during its deliberations on the merits of the merger and in deciding to recommend that Pinnacle stockholders vote for the adoption of the merger agreement at the Pinnacle special meeting.

        Upon completion of the merger, each outstanding restricted stock unit award or performance stock unit award in respect of Pinnacle common stock will be treated as described in "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger."

        See the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger" for a more detailed description of the interests of Pinnacle's executive officers and directors.

Pinnacle and Penn will be subject to business uncertainties while the merger is pending, which could adversely affect their business.

        In connection with the pendency of the transactions, it is possible that certain persons with whom Pinnacle and Penn have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Pinnacle or Penn, as the case may be, as a result of the transactions, which could negatively affect Pinnacle's or Penn's revenues, earnings and cash flows, as well as the market price of Pinnacle's or Penn's respective common stock, regardless of whether the merger is completed.

        Under the terms of the merger agreement, each of Pinnacle and Penn are subject to certain restrictions on the conduct of its business prior to the effective time, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures, as applicable. Such limitations could negatively affect Pinnacle's and Penn's businesses and operations prior to the completion of the transactions.

The merger is subject to the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Penn or Pinnacle or, if not obtained, could prevent completion of the transactions or, in some circumstances, require Penn to pay Pinnacle a termination fee of $125 million.

        Completion of the merger is subject to various closing conditions, including (a) Pinnacle's stockholders adopting the merger agreement at the Pinnacle Special Meeting, (b) Penn's shareholders approving the share issuance at the Penn Special Meeting, (c) the expiration or termination of any applicable waiting period under the HSR Act, and (d) obtaining certain gaming approvals to the standards set forth in the merger agreement. If such conditions are not satisfied, the merger will not be consummated unless such conditions are validly waived. Such conditions may jeopardize or delay completion of the merger or may reduce the anticipated benefits of the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. Additionally, in certain circumstances, if the merger agreement is terminated as a result of the failure to obtain the requisite antitrust and gaming law approvals, Penn will be forced to pay Pinnacle a termination fee of $125 million.

        Even if all such consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals or that they will satisfy the terms of the merger agreement. Please refer to "The Merger Agreement—Conditions to Completion of the Merger" beginning on page [      ] for a discussion of the conditions to the completion of the merger and the parties' obligations to cooperate (including certain limitations thereon) with respect to the receipt of certain consents and approvals. If the merger is not completed by October 31, 2018, assuming that neither Penn nor Pinnacle elect to extend this deadline as contemplated by the merger agreement, either Penn or Pinnacle may terminate the merger agreement. Please refer to "The Merger Agreement—Termination of the Merger Agreement" beginning on page [      ].

Antitrust approvals that are required to consummate the merger may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

        Under the provisions of the HSR Act, the merger may not be completed until Penn and Pinnacle have given notification and furnished information to the FTC and DOJ and until the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Act Notification and Report Forms or the early termination of that waiting period. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

        The FTC, DOJ, state attorneys general, and others may challenge the merger on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the merger, any of the FTC, the DOJ or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Although Penn and Pinnacle believe the consummation of the merger will not likely be prevented by antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the merger agreement, Penn and Pinnacle have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to consummate the merger at the earliest practicable date.

        In addition, in order to consummate the merger, Penn and Pinnacle may be required to comply with conditions, terms, obligations or restrictions imposed by regulatory entities and such conditions, terms, obligations or restrictions may have the effect of delaying completion of the merger, imposing additional material costs on or materially limiting the revenue of Penn after the completion of the merger, or otherwise reducing the anticipated benefits to Penn and Pinnacle of the merger. In addition, such conditions, terms, obligations or restrictions may result in the delay or abandonment of the merger.

Gaming regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

        Penn and Pinnacle must obtain approval of the merger, which approvals must be duly obtained without the imposition of material restrictions or conditions and be in full force and effect, from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and the Nevada Gaming Commission, the Ohio Lottery Commission,

the Ohio State Racing Commission, the Texas Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania State Horse Racing Commission, as are necessary in order to allow Parent and its Subsidiaries, including the Surviving Corporation, upon the consummation of the Merger, to continue their operation of their Subsidiaries' respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities). See section entitled "The Merger—Regulatory Approvals."

        These regulatory and governmental entities may impose conditions on the granting of such approvals and if such regulatory and governmental entities seek to impose such conditions, lengthy negotiations may ensue among such regulatory or governmental entities, Penn and Pinnacle. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger and such conditions may not be satisfied for an extended period of time following the Penn special meeting and Pinnacle special meeting. Such conditions may also impose additional costs or limitations on the combined company following the completion of the merger, including the requirement that the respective Penn and Pinnacle businesses divest additional assets if necessary in order to obtain certain regulatory approvals, and may limit the ability of the combined company to integrate parts of the Penn and Pinnacle businesses and negatively impact the ultimate composition of the entities we expect to constitute in connection with the intended business separations. These conditions may therefore reduce the anticipated benefits of the merger, which could also have a material adverse effect on the combined company's business and cash flows and results of operations, and neither Penn nor Pinnacle can predict what, if any, changes may be required by regulatory or governmental authorities whose approvals are required. The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger. In addition, the respective obligations of Penn and Pinnacle to complete the merger are conditioned on the receipt of certain regulatory approvals or waiver by the other party of such condition. See the section entitled "The Merger Agreement—Conditions to Completion of the Merger."

Failure to complete the Boyd divestitures or the real estate transactions could require Penn to pursue alternative divestiture transactions and/or seek alternative arrangements with GLPI in order to facilitate the merger, which alternative transactions and/or arrangements may be on less favorable terms to Penn than the Boyd divestitures and the real estate transactions.

        The completion of the Boyd divestitures, the consent provided by the landlord consent agreement and the other real estate transactions are each subject to a number of closing conditions, as described in more detail under "The Divestiture Agreement" and "The Real Estate Transaction Agreements." Many of the conditions to the closing of the Boyd divestitures and the real estate transactions are outside of the respective parties' control, and no party can predict when or if these conditions will be satisfied. Failure of any of these conditions to be timely satisfied or waived could have a material adverse effect on Penn and/or Pinnacle, including their ability to complete the merger.

        If Penn is unable to complete the Boyd divestitures or the real estate transactions, Penn would be required to pursue alternative transactions or arrangements to permit the completion of the merger. There is no assurance as to when or if any such alternative transactions or arrangements could be completed, or that any such alternate divestiture transaction could be completed on terms as favorable to Penn and its shareholders (including, after the merger, former Pinnacle stockholders) as the divestiture agreement and the real estate transaction agreements.

Stockholders may sell substantial amounts of Pinnacle common stock in the public market, which is likely to depress the price of Pinnacle common stock, particularly following an announcement, or anticipated announcement, that the merger may not be completed.

        A significant number of shares of Pinnacle common stock may be sold at any time prior to the merger. If Pinnacle's current stockholders sell Pinnacle common stock in the public market prior to the merger, it is likely that arbitrageurs will acquire such shares. These arbitrageurs would likely sell all such shares in the public market immediately following any announcement, or anticipated announcement, that the merger failed to close, or will likely fail to close, for any reason, which in turn would likely cause the market price of Pinnacle common stock to decline. In addition to the other negative effects on Pinnacle, such sales of Pinnacle common stock might make it more difficult for Pinnacle to sell equity or equity-related securities in the future if the merger is not completed.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Pinnacle is a party.

        The completion of the transactions may trigger change in control or other provisions in certain agreements to which Pinnacle is a party. If Penn and Pinnacle are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Penn and Pinnacle are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Pinnacle.

The aggregate ownership and voting interest of the current Penn shareholders in Penn after the merger will be lower than they currently have in Penn and they will exercise less influence over management of Penn than they currently exercise over management of Penn.

        Following the consummation of the merger, current Penn shareholders will own in the aggregate a smaller percentage of the outstanding Penn common stock than they currently own. Immediately following the merger, those shareholders are expected to own in the aggregate (excluding any shares of Penn common stock they may own or acquire prior to consummation of the merger) approximately 78% of the outstanding shares of Penn common stock, based on the number of shares of Penn common stock and Pinnacle common stock outstanding on the date of this joint proxy statement/prospectus. Consequently, if Penn's management pursues strategies or undertakes risks that differ from the investment preferences of Penn's shareholders, Penn's current shareholders will have less influence over the management and policies of Penn than they currently exercise over the management and policies of Penn.

Risks Relating to Penn After Completion of the Merger

Following the merger, the market price of Penn common stock may be volatile, and holders of Penn's common stock could lose a significant portion of their investment due to fluctuations in the market price of Penn's common stock following completion of the merger.

        The market price of Penn's common stock may be volatile, and following completion of the merger, shareholders may not be able to resell their shares of Penn common stock at or above the price at which they acquired the common stock pursuant to the merger agreement or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to Penn's performance or prospects.

        Specific factors that may have a significant effect on the market price of Penn's common stock include, among others, the following:

  •
  changes in stock market analyst recommendations or earnings estimates regarding Penn's common stock or other comparable companies;

  •
  actual or anticipated fluctuations in Penn's revenues, profitability or future prospects;

  •
  reaction to public announcements by Penn following the merger;

  •
  strategic actions taken by Penn or its competitors, such as acquisitions, dispositions and new development projects;

  •
  failure of Penn to achieve the anticipated benefits of the merger, including financial results and expected synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

  •
  new laws or regulations or new interpretations of existing laws or regulations applicable to Penn's business and operations or the gaming industry;

  •
  changes in tax or accounting standards, policies, guidance, interpretations or principles;

  •
  adverse conditions in the financial markets or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

  •
  sales of Penn common stock by members of Penn's management team or significant shareholders.

If the merger is completed, Penn may not achieve the intended benefits and the transaction may disrupt its current plans or operations.

        There can be no assurance that Penn will be able to successfully integrate Pinnacle's assets or otherwise realize the expected benefits of the merger. In addition, the merger is not subject to a financing condition, which means that Penn has an obligation to complete the merger even if financing is not available or is available only on terms other than those currently anticipated. Penn's inability to finance the transaction on attractive terms could result in increased costs, dilution to its shareholders and/or have an adverse effect on its financial condition, results of operations or cash flows. In addition, Penn's business may be negatively impacted following the transaction if it is unable to effectively manage its expanded operations. The integration will require significant time and focus from Penn's management following the transaction. Additionally, consummating the merger could disrupt current plans and operations, which could delay the achievement of Penn's strategic objectives.

Penn has a material amount of existing indebtedness and expects to incur additional indebtedness in order to finance the merger as well as incremental rent obligations as a result of acquiring Pinnacle.

        Penn has a material amount of existing indebtedness and debt service requirements. As of September 30, 2017, Penn had approximately $1.3 billion in long-term indebtedness in the form of a senior secured credit facility, senior unsecured notes outstanding, capital leases and other long-term obligations. Penn expects to incur additional indebtedness in connection with the merger of approximately $1.5 billion, assuming the proceeds of the Boyd divestitures and the real estate transactions are obtained prior to completion of the merger. Penn's material indebtedness could have important consequences to you, including the following:

  •
  it may limit Penn's ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

  •
  a material portion of Penn's cash flows will be dedicated to the payment of principal and interest on Penn's indebtedness, including indebtedness it may incur in the future, and will not be available for other purposes, including to pay dividends and make acquisitions;

  •
  it could limit Penn's flexibility in planning for, or reacting to, changes in its business and the industry in which it operates and place Penn at a competitive disadvantage compared to its competitors that have less debt or are less leveraged;

  •
  it could make Penn more vulnerable to downturns in general economic or industry conditions or in Penn's business, or prevent Penn from carrying out activities that are important to its growth;

  •
  it could limit Penn's ability to take advantage of strategic business opportunities; and

  •
  it could make it more difficult for Penn to satisfy its obligations with respect to its indebtedness, including under the notes, and any failure to comply with the obligations of any of Penn's debt instruments, including any financial and other restrictive covenants, could result in an event of default under the indentures governing the notes or under the agreements governing Penn's other indebtedness which, if not cured or waived, could result in the acceleration of Penn's indebtedness under the senior secured credit facility and/or the notes.

        In addition, as a result of acquiring Pinnacle, Penn (as parent guarantor) and its applicable subsidiaries will incur substantial addition rent obligations pursuant to (i) the amended Pinnacle master lease, under which annual rent is anticipated to initially be approximately $284.7 million as of the closing of the merger and (ii) the Meadows lease, under which annual rent is approximately $25.8 million as of the date of this joint proxy statement/prospectus.

        Penn cannot assure you that its business will generate sufficient cash flow from operations, or that future borrowings will be available to Penn under its senior secured credit facility or from other debt financing, in an amount sufficient to enable Penn to pay its indebtedness, including the notes, or to fund its other liquidity needs including in connection with the rent payable under the amended Pinnacle master lease and the Meadows lease. If Penn does not generate sufficient cash flow from operations to satisfy its debt service and rent obligations, including payments on the notes, Penn may have to undertake alternative financing plans, such as refinancing or restructuring its indebtedness, selling assets or seeking to raise additional capital, including by issuing equity securities or securities convertible into equity securities. Penn's ability to restructure or refinance its indebtedness will depend on the capital markets and its financial condition at such time. Any refinancing of Penn's indebtedness could be at higher interest rates and may require Penn to comply with more onerous covenants, which could further restrict its business operations. Penn's inability to generate sufficient cash flow to satisfy its debt service requirements or rent obligations would have an adverse effect, which could be material, on its business, financial position and results of operations, as well as on Penn's ability to satisfy its financing obligations and obligations under its lease agreements with GLPI and its affiliates. To the extent that Penn will incur additional indebtedness or such other obligations, the risks associated with Penn's leverage, including its possible inability to service its debt and/or pay its rent, would increase.

Adverse changes in Penn's credit rating may affect Penn's borrowing capacity and borrowing terms.

        Penn's outstanding debt is periodically rated by nationally recognized credit rating agencies. The credit ratings are based upon Penn's operating performance, liquidity and leverage ratios, overall financial position, and other factors viewed by the credit rating agencies as relevant to both Penn's industry and the economic outlook. Penn's credit rating may affect the amount of capital Penn can access, as well as the terms of any financing Penn obtains. Because Penn relies in part on debt financing to fund growth, adverse changes in Penn's credit rating may have a negative effect on Penn's future growth.

After the merger is completed, Pinnacle stockholders will become shareholders of a Pennsylvania corporation and have their rights as shareholders governed by Penn's organizational documents and Pennsylvania law.

        Upon consummation of the merger, Pinnacle stockholders will receive Penn common stock that will be governed by Penn's organizational documents and the PBCL. For a detailed discussion of the differences between rights as stockholders of Pinnacle and rights as a shareholder of Penn, see "Comparison of Rights of Common Shareholders of Penn and Common Stockholders of Pinnacle."

Penn is expected to incur substantial expenses related to the completion of the merger and related transactions.

        The combined company is expected to incur substantial expenses in connection with the completion of the merger, the Boyd divestitures, the real estate transactions and the other transactions contemplated by the merger agreement. While Penn and Pinnacle have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the expenses.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of Penn following completion of the pro forma events.

        The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Penn's actual financial position or results of operations would have been had the pro forma events been completed on the dates indicated. Further, Penn's actual results and financial position after the pro forma events may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the assumption that Penn will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed.

The unaudited prospective financial information for Penn and Pinnacle included in this joint proxy statement/prospectus reflect management estimates and may not prove to be reflective of actual future results.

        In connection with the merger, Penn and Pinnacle's management and boards prepared and/or considered, among other things, certain unaudited prospective financial information for Penn and Pinnacle, respectively. This unaudited prospective financial information included assumptions regarding future operating cash flows, expenditures and growth of Penn and Pinnacle. This unaudited prospective financial information speaks only as of the date made and, except as required by applicable securities laws, will not be updated. This unaudited prospective financial information is subject to significant economic, competitive, industry and other uncertainties, including the factors described in this "Risk Factors" section and in "Cautionary Note Regarding Forward-Looking Statements" beginning on page [      ], which factors and uncertainties may cause the unaudited prospective financial information or the underlying assumptions to be inaccurate. As a result of these uncertainties, there can be no assurance that the unaudited prospective financial information of Penn and Pinnacle will be achieved in full, at all or within projected timeframes. In view of these uncertainties, the inclusion of the unaudited prospective financial information of Penn and Pinnacle in this joint proxy statement/prospectus should not be regarded as an indication that the boards of Penn or Pinnacle, Merger Sub, Goldman Sachs or J.P. Morgan or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

        The unaudited prospective financial information was prepared to assist Penn and Pinnacle with their due diligence investigations and their respective financial advisors with their financial analyses. The unaudited prospective financial information was not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No independent registered public accounting firm has examined, compiled or performed any procedures with respect to the unaudited prospective financial information. For additional information regarding the unaudited prospective financial information, see "The Merger—Certain Penn Unaudited Prospective Financial Information" beginning on page [      ], "The Merger—Certain Pinnacle Unaudited Prospective Financial Information" beginning on page [      ] and "The Merger—Important Information about the Unaudited Prospective Financial Information" beginning on page [    ].

Uncertainties associated with the merger may cause a loss of key employees, which could adversely affect future business and operations of the combined company.

        Penn and Pinnacle are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company's success until the merger and the combined company's success after the merger will depend in part upon the ability of Penn and Pinnacle to retain key employees following the merger, including employees at the Pinnacle casinos that Penn will acquire as a result of the merger. Current and prospective employees of Penn and Pinnacle may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of each of Penn and Pinnacle to attract or retain key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of Penn and Pinnacle to the same extent that Penn and Pinnacle have previously been able to attract or retain their own employees.

Other Risk Factors of Penn and Pinnacle

        Penn's and Pinnacle's businesses are and will be subject to the risks described above. In addition, Penn and Pinnacle are, and will continue to be subject to the risks described in Penn's and Pinnacle's Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. The risks described above and in those filings represent all known material risks with respect to Penn's and Pinnacle's businesses. See "Where You Can Find More Information" for the location of information incorporated by reference into this joint proxy statement/prospectus.

INFORMATION ABOUT PENN

Penn National Gaming, Inc.

        Penn National Gaming, Inc. is a diversified, multi-jurisdictional owner and manager of gaming and racing facilities and video gaming terminal operations. Penn was incorporated in Pennsylvania in 1982 as PNRC Corp. and adopted its current name in 1994, when Penn became a publicly traded company. In 1997, Penn began its transition from a pari-mutuel company to a diversified gaming company with the acquisition of the Charles Town property and the introduction of video lottery terminals in West Virginia. Since 1997, Penn has continued to expand its gaming operations through strategic acquisitions, greenfield projects, and property expansions. As of December 31, 2017, Penn owned, managed, or had ownership interests in twenty-nine facilities in the following seventeen jurisdictions: California, Florida, Illinois, Indiana, Kansas, Maine, Massachusetts, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario, Canada.

        Shares of Penn common stock are traded on the Nasdaq Global Select Market under the symbol "PENN."

        The principal executive offices of Penn are located at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and its telephone number is (610) 373-2400. Additional information about Penn and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Franchise Merger Sub, Inc.

        Franchise Merger Sub, Inc. is a wholly owned subsidiary of Penn. Merger Sub was formed by Penn solely in contemplation of the transactions, has not conducted any business and has no assets, liabilities or other obligations of any nature other than as set forth in the merger agreement. Its principal executive offices are located at c/o Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610 and its telephone number is (610) 373-2400.

 INFORMATION ABOUT PINNACLE

        Pinnacle owns and operates 16 gaming, hospitality and entertainment businesses, of which 15 operate in leased facilities. Pinnacle's owned facilities are located in Ohio and its leased facilities are located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, and Pennsylvania, subject to the Pinnacle master lease and the Meadows lease.

        Pinnacle common stock is traded on the Nasdaq Global Select Market under the symbol "PNK". Following the merger, Pinnacle common stock will be delisted from the Nasdaq Global Select Market.

        Additional information about Pinnacle and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

 PENN SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Penn shareholders as part of a solicitation of proxies by the Penn board for use at the Penn special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Penn shareholders with important information about the Penn special meeting and should be read carefully in its entirety.

Date, Time and Place of the Penn Special Meeting

        The Penn special meeting will be held on [            ], 2018 at Penn's executive offices at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, at [    ] local time.

Purposes of the Penn Special Meeting

        The Penn special meeting is being held to consider and vote upon the following proposals:

  •
  Proposal 1:  to approve the issuance of shares of Penn common stock to Pinnacle stockholders in connection with the merger, referred to previously as the share issuance proposal; and

  •
  Proposal 2:  to approve the adjournment of the Penn special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the share issuance proposal, referred to previously as the Penn adjournment proposal.

Recommendation of the Penn Board

        The Penn board recommends that the Penn shareholders vote:

  •
  Proposal 1:  "FOR" the approval of the share issuance proposal;

  •
  Proposal 2:  "FOR" the Penn adjournment proposal.

        The Penn board (other than Messrs. Peter M. Carlino and David A. Handler, who recused themselves) has unanimously (i) determined that it is in the best interests of Penn and its shareholders, and declared it advisable, to enter into the merger agreement and (ii) approved the execution, delivery and performance by Penn of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and the share issuance.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that Penn shareholders should consider when deciding how to cast their votes. Penn shareholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement, including the share issuance proposal.

Attendance at the Penn Special Meeting

        Only Penn shareholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the Penn special meeting and invited guests of Penn may attend the Penn special meeting.

        If you plan to attend the Penn special meeting, you will need an admission ticket. If your shares are held in registered name, you can obtain an admission ticket by checking the appropriate box on your proxy card or direction card or by writing to Penn's Secretary at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attn: Secretary. If you are a beneficial owner holding through a broker, bank or other holder of record, you must write to Penn's Secretary at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attn: Secretary AND include proof of your ownership of Penn stock as of [    ], 2018, the record date, for the Penn special meeting, such as a copy of your brokerage account statement or a "legal proxy," which you can obtain from your broker, bank or other holder of record, and Penn will send you an admission ticket.

        Shareholders must present a form of photo identification, such as a driver's license, in order to be admitted to the Penn special meeting. No cameras, laptops, recording equipment or other similar electronic devices, signs, placards, briefcases, backpacks, large bags or packages will be permitted in the Penn special meeting. Penn reserves the right to deny admittance to any Penn shareholder who attempts to bring any such item into the Penn special meeting. Small purses are permissible, but they and any bags or packages permitted in the Penn special meeting room will be subject to inspection. The use of mobile phones or other communication devices, tablets and similar electronic devices during the Penn special meeting is prohibited, and such devices must be turned off and put away before entering the meeting room. All security procedures and instructions require strict adherence. By attending the Penn special meeting, Penn shareholders agree to abide by the agenda and procedures for the Penn special meeting, copies of which will be distributed to attendees at the Penn special meeting.

Record Date

        The record date for the determination of shareholders entitled to notice of and to vote at the Penn special meeting is [    ], 2018. Only Penn shareholders who held shares of record at the close of business on [    ], 2018 are entitled to vote at the Penn special meeting and any adjournment or postponement of the Penn special meeting, so long as such shares remain outstanding on the date of the Penn special meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date, there were [    ] shares of Penn common stock outstanding, held by [    ] holders of record, and no shares of Penn preferred stock outstanding. Each share of Penn common stock entitles its holder of record to one vote at the Penn special meeting. Penn common stock is the only class of stock entitled to vote at the Penn special meeting, and holders of Penn common stock are entitled to vote on each proposal presented.

        A complete list of registered Penn shareholders entitled to vote at the Penn special meeting will be available for inspection at the place of the Penn special meeting during the meeting.

Quorum

        In order for business to be conducted at the Penn special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Penn common stock entitled to vote at the Penn special meeting. For purposes of determining whether there is a quorum, all shares that are present, including abstentions and broker non-votes (only when voted with respect to at least one matter at the meeting), will count towards the quorum. Broker non-votes occur when a beneficial owner holding shares in "street name" does not instruct the broker, bank or other nominee that is the record owner of such shareholder's shares on how to vote those shares on a particular proposal. Shares owned, directly or indirectly, by Penn and controlled, directly or indirectly, by the Penn board, as such, shall not be counted in determining the total number of outstanding shares for quorum purposes.

Vote Required

        The votes required for each proposal are as follows:

        Proposal 1—The share issuance proposal.    Approval of the share issuance proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Penn's common stock present at the Penn special meeting. Penn shareholders that fail to vote on the share issuance proposal and abstentions will not be counted as votes cast "for" or "against" the share issuance proposal and therefore will have no effect on the outcome of the share issuance proposal at a duly convened Penn special meeting. Because the share issuance proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the share issuance proposal and will not be able to vote on the share issuance proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the share issuance proposal, and will therefore have no effect on the outcome of the share issuance proposal.

        Proposal 2—the Penn adjournment proposal.    Approval of the Penn adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal by the holders of Penn common stock present at the Penn special meeting. Penn shareholders that fail to vote on the Penn adjournment proposal and abstentions will not be counted as votes cast "for" or "against" the Penn adjournment proposal and will have no effect on the outcome of the Penn adjournment proposal. Because the Penn adjournment proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Penn adjournment proposal and will not be able to vote on the Penn adjournment proposal absent instructions from the beneficial owner. The failure of a beneficial owner to provide voting instructions to its broker, bank or other nominee will result in the applicable shares not being counted in determining the votes cast in connection with the Penn adjournment proposal, and will therefore have no effect on the outcome of the Penn adjournment proposal.

How to Vote

        Penn shareholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the Penn special meeting by following the instructions provided on the enclosed proxy card. Penn recommends that Penn shareholders entitled to vote submit a proxy even if they plan to attend the Penn special meeting.

        Penn shareholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1 and 2. Penn shareholders who hold their shares beneficially and wish to vote in person at the Penn special meeting must obtain proxies issued in their own names (known as a "legal proxy").

        Penn shareholders of record may submit a proxy in one of three ways or vote in person at the Penn special meeting:

  •
  Internet:  Penn shareholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [    ], 2018. Shareholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Penn shareholders who submit a proxy this way need not send in their proxy card.

  •
  Telephone:  Penn shareholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [    ], 2018. Easy-to-follow voice prompts will guide shareholders through the voting and allow them to confirm that their instructions have been properly recorded. Penn shareholders who submit a proxy this way need not send in their proxy card.

  •
  Mail:  Penn shareholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Penn shareholders who vote this way should mail the proxy card early enough so that it is received before the date of the Penn special meeting.

  •
  In Person:  Penn shareholders may vote in person at the Penn special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Penn special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Penn shareholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Penn special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Penn board.

Proxies and Revocation

        Penn shareholders of record may revoke their proxies at any time before their shares are voted at the Penn special meeting in any of the following ways:

  •
  sending a written notice of revocation to Penn at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary, which must be received before their shares are voted at the Penn special meeting;

  •
  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Penn special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

  •
  submitting a proxy via the Internet or by telephone at a later date, which must be received by 11:59 p.m. on [    ], 2018 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

  •
  attending the Penn special meeting and voting in person (attendance at the Penn special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy).

        Beneficial owners of Penn common stock may change their voting instruction only by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record.

Judge of Election

        The Penn board has selected [    ] to act as the judge of election at the Penn special meeting.

Solicitation of Proxies

        Penn will pay for the proxy solicitation costs related to the Penn special meeting. In addition to sending and making available these materials, some of Penn's directors, officers and other employees may solicit proxies by contacting Penn shareholders by telephone, by mail, by e-mail or in person. Penn shareholders may also be solicited by press releases issued by Penn and/or Pinnacle, postings on Penn's or Pinnacle's websites and advertisements in periodicals. None of Penn's directors, officers or employees will receive any extra compensation for their solicitation services. Penn has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies for an estimated fee of approximately $[    ], plus reasonable out-of-pocket expenses. Penn will also reimburse brokers, banks and other nominees for their expenses in sending proxy solicitation materials to the beneficial owners of Penn common stock and obtaining their proxies.

Adjournments

        The Penn special meeting may be adjourned in the absence of a quorum by the presiding officer of the meeting or the affirmative vote of a majority of the voting power of the outstanding shares of Penn common stock present at the Penn special meeting and entitled to vote.

        Even if a quorum is present, the Penn special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of approval of the share issuance proposal if a majority of votes are cast in favor of the Penn adjournment proposal. If after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the Penn special meeting.

No Dissenters' Rights

        Under the PBCL, the Penn shareholders are not entitled to dissenters' rights in connection with the merger or the transactions contemplated by the merger.

Other Matters

        At this time, Penn knows of no other matters to be submitted at the Penn special meeting.

Householding of Special Meeting Materials

        Unless Penn has received contrary instructions, Penn may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more shareholders reside if Penn believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce Penn's expenses.

Questions and Additional Information

        Penn shareholders may contact Penn's proxy solicitor, Innisfree M&A Incorporated, with any questions about the proposals or how to vote or to request additional copies of any materials at:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders May Call Toll-Free: (888) 750-5834
Shareholders May Call Collect: (212) 750-5833

PINNACLE SPECIAL MEETING

General

        This joint proxy statement/prospectus is being provided to Pinnacle stockholders as part of a solicitation of proxies by the Pinnacle board for use at the Pinnacle special meeting and at any adjournments or postponements of such special meeting. This joint proxy statement/prospectus provides Pinnacle stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Pinnacle special meeting or any adjournment or postponement thereof and should be read carefully in its entirety. In addition, this joint proxy statement/prospectus constitutes a prospectus for Penn in connection with the issuance by Penn of its common shares pursuant to the merger agreement.

Date, Time and Place of the Pinnacle Special Meeting

        The Pinnacle special meeting will be held on [            ], 2018, at [            ], local time, at [            ].

Purposes of the Pinnacle Special Meeting

        The Pinnacle special meeting is being held to consider and vote upon the following proposals:

  •
  Proposal 1:  to adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and the material provisions of which are summarized in the section of this joint proxy statement/prospectus entitled "the Merger Agreement", pursuant to which each outstanding share of Pinnacle common stock (other than cancelled shares and dissenting shares) will be converted into the right to receive 0.42 of a share of Penn common stock and $20.00 in cash plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger, without interest and subject to applicable withholding taxes, referred to previously as the merger agreement proposal;

  •
  Proposal 2:  to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this joint proxy statement/prospectus entitled "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger", referred to previously as the advisory compensation proposal; and

  •
  Proposal 3:  to vote to adjourn the Pinnacle special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement proposal if there are not sufficient votes at the time of such adjournment to adopt the merger agreement, referred to previously as the Pinnacle adjournment proposal.

Recommendation of the Pinnacle Board

        The Pinnacle board unanimously recommends that the Pinnacle stockholders vote:

  •
  Proposal 1:  "FOR" the merger agreement proposal;

  •
  Proposal 2:  "FOR" the advisory compensation proposal; and

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  Proposal 3:  "FOR" the Pinnacle adjournment proposal.

        The Pinnacle board unanimously determined that it is in the best interests of Pinnacle and its stockholders, and declared it advisable, for Pinnacle to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend adoption of the merger agreement by Pinnacle's stockholders and that the adoption of the merger agreement be submitted to a vote at a meeting of Pinnacle's stockholders.

        This joint proxy statement/prospectus contains important information regarding these proposals and factors that Pinnacle stockholders should consider when deciding how to cast their votes. Pinnacle stockholders are encouraged to read carefully this joint proxy statement/prospectus in its entirety, including the annexes to and documents incorporated by reference into this joint proxy/prospectus, for more detailed information regarding the merger agreement and the merger and other transactions contemplated by the merger agreement.

The Advisory Compensation Proposal and Interests of Directors

        In considering the recommendations of the Pinnacle board, Pinnacle stockholders should be aware that Pinnacle's directors and executive officers may have interests that are different from, or in addition to, the interests of Pinnacle stockholders more generally. For more information see the section titled "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger."

        Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Pinnacle provide its stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger, as disclosed in this joint proxy statement/prospectus, including the compensation table and the related narrative named executive officer compensation disclosures set forth in "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger." This vote is commonly referred to as a "golden parachute say on pay" vote.

        Accordingly, Pinnacle is seeking approval of the following resolution at the Pinnacle special meeting:

  "RESOLVED, that Pinnacle's stockholders approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger" (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K)."

        Pinnacle stockholders should note that the advisory compensation proposal is merely an advisory vote, which will not be binding on Pinnacle, Penn or their respective boards of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated, the eligibility of the Pinnacle named executive officers for such payments and benefits will not be affected by the outcome of the advisory vote.

        The proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, a Pinnacle stockholder may vote to approve one proposal and not the other. Approval of the advisory compensation proposal is not a condition to the completion of the merger.

How to Vote Your Pinnacle Entertainment, Inc. 401(k) Investment Plan Shares by Proxy

        If shares of Pinnacle common stock are allocated to your account under the Pinnacle Entertainment, Inc. 401(k) Investment Plan, which we refer to as the 401(k) Plan, Broadridge, Pinnacle's vote tabulator, will gather voting instructions for Wells Fargo, the 401(k) Plan trustee, to vote the Pinnacle common stock allocated to your 401(k) account. Generally, to vote the Pinnacle common stock allocated to your account, you may do so online at www.proxyvote.com or by mailing your ballot to Broadridge, at Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you provide voting directions via the Internet, your voting instructions must be received before [        ] p.m. (Eastern Time) on [        ]. If you provide voting instructions to Broadridge by mail, your voting instructions must be received before [        ] p.m. (Eastern Time) on [        ]. If shares of Pinnacle common stock are allocated to your account under the 401(k) Plan and you do not timely submit your voting instructions by these deadlines, Wells Fargo will not vote the shares.

        To assure the confidentiality of your decision, Broadridge will tabulate 401(k) Plan participant directions and provide the results directly to Wells Fargo. Neither Broadridge nor Wells Fargo, nor their respective affiliates and agents, will make the results of your individual direction available to Pinnacle, or any of its officers, employees or agents, in a manner that will allow Pinnacle to identify you. The committee appointed by Pinnacle to administer the 401(k) Plan, which we refer to as the 401(k) Plan Administrator, is responsible for monitoring compliance with these procedures. Please refer to the 401(k) Plan's Summary Plan Description for the address and phone number of the 401(k) Plan Administrator.

        If you hold shares of Pinnacle common stock through the 401(k) Plan, you may attend the special meeting. However, shares of Pinnacle common stock held through the 401(k) Plan can only be voted by Wells Fargo, as the trustee of the 401(k) Plan, as described above, and you cannot vote such shares in person at the special meeting.

Attendance at the Pinnacle Special Meeting

        Only Pinnacle stockholders of record as of the close of business on the record date, beneficial owners as of the close of business on the record date, holders of valid proxies for the Pinnacle special meeting and invited guests of Pinnacle may attend the Pinnacle special meeting, and admission will be on a first-come, first-serve basis.

        All attendees should be prepared to present government-issued photo identification (such as a driver's license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are stockholders of record, beneficial owners or proxy holders.

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  A Pinnacle stockholder who holds shares directly registered in such stockholder's name with Pinnacle's transfer agent, American Stock Transfer & Trust Company, LLC (a "stockholder of record"), who wishes to attend the Pinnacle special meeting in person should bring government-issued photo identification.

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  A beneficial owner of Pinnacle common stock who wishes to attend the Pinnacle special meeting in person should bring:

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  government-issued photo identification; and

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  proof of beneficial ownership as of the record date (e.g., a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner's shares, a brokerage account statement or the voting instruction form provided by the broker).

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  A proxy holder who wishes to attend the Pinnacle special meeting in person should bring:

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  government-issued photo identification;

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  the validly executed proxy naming such person as the proxy holder, signed by the Pinnacle stockholder; and

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  proof of the signing stockholder's record ownership as of the record date.

        No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the Pinnacle special meeting may prevent stockholders from being admitted to the Pinnacle special meeting.

        Pinnacle is able to provide reasonable assistance to help persons with disabilities participate in the Pinnacle special meeting if Pinnacle is notified in writing in advance of requested accommodations. Please write to Pinnacle's principal executive offices at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169 Attention: Corporate Secretary.

        This joint proxy statement/prospectus and the enclosed proxy are first being mailed to Pinnacle's stockholders and Penn's shareholders on or about [        ], 2018.

Record Date

        The record date for the determination of stockholders entitled to notice of and to vote at the Pinnacle special meeting is [    ], 2018. Only Pinnacle stockholders who held shares of record at the close of business on [    ], 2018, are entitled to vote at the Pinnacle special meeting and any adjournment or postponement of the Pinnacle special meeting, so long as such shares remain outstanding on the date of the Pinnacle special meeting.

Outstanding Shares as of Record Date

        As of the close of business on the record date, there were [        ] shares of Pinnacle common stock outstanding, held by [        ] holders of record.

        A complete list of registered Pinnacle stockholders entitled to vote at the Pinnacle special meeting will be available for inspection at the principal place of business of Pinnacle at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169 during regular business hours for a period of no less than 10 days before the Pinnacle special meeting and at the place of the Pinnacle special meeting during the meeting.

Quorum

        In order for business to be conducted at the Pinnacle special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of holders of a majority of voting power of all shares of capital stock entitled to vote at the Pinnacle special meeting. For purposes of determining whether there is a quorum, all shares that are present will count towards the quorum, which will include proxies received but marked as abstentions and will exclude broker non-votes. Broker non-votes occur when a beneficial owner holding shares in "street name" does not instruct the broker, bank or other nominee that is the record owner of such stockholder's shares on how to vote those shares on a particular proposal.

Vote Required

        The votes required for each proposal are as follows:

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  Proposal 1—the merger agreement proposal.  The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of Pinnacle common stock on the record date and entitled to vote thereon is required to adopt the merger agreement proposal. The required vote on Proposal 1 is based on the number of outstanding shares—not the number of shares actually voted. The failure of any Pinnacle stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) and any abstention from voting by a Pinnacle stockholder will have the same effect as a vote against the merger agreement proposal. Because the merger agreement proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the merger agreement proposal, and will not be able to vote on the merger agreement proposal absent instructions from the beneficial owner. As a result, a broker non-vote will have the same effect as a vote "against" the merger agreement proposal.

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  Proposal 2—the advisory compensation proposal.  The affirmative vote, in person or by proxy, of a majority of the votes cast on the advisory compensation proposal by the holders of shares of Pinnacle common stock at the special meeting at which a quorum is present is required to approve the proposal. The required vote on the advisory compensation proposal is based on the number of shares present—not the number of outstanding shares. Abstentions from voting by a Pinnacle stockholder will have no effect on the outcome on the advisory compensation proposal. The failure of any Pinnacle stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of the advisory compensation proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the advisory compensation proposal and will not be able to vote on advisory compensation proposal. Broker non-votes will have no effect on the outcome of the advisory compensation proposal. While the Pinnacle board intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on Pinnacle or Penn, and, if the proposed merger with Penn is approved by Pinnacle stockholders and consummated, the compensation will be payable even if the advisory compensation proposal is not approved.

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  Proposal 3—the Pinnacle adjournment proposal.  The affirmative vote, in person or by proxy, of a majority of the votes cast on the Pinnacle adjournment proposal by the holders of shares of Pinnacle common stock at the special meeting, whether or not a quorum is present, is required to approve the proposal. The required vote on the Pinnacle adjournment proposal is based on the number of shares present—not the number of outstanding shares. Abstentions from voting by a Pinnacle stockholder will have no effect on the outcome on the Pinnacle adjournment proposal. The failure of any Pinnacle stockholder to submit a vote (i.e., not submitting a proxy and not voting in person) will have no effect on the outcome of the Pinnacle adjournment proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the adjournment proposal and will not be able to vote on the adjournment proposal absent instructions from the beneficial owner. Broker non-votes will have no effect on the outcome of the adjournment proposal.

Share Ownership and Voting by Pinnacle's Directors and Executive Officers

        At the close of business on the record date for the Pinnacle special meeting, Pinnacle's directors and executive officers had the right to vote approximately [            ] shares of the then-outstanding Pinnacle voting stock at the Pinnacle special meeting, collectively representing approximately [        ]% of the Pinnacle common stock outstanding and entitled to vote on that date. We currently expect that Pinnacle's directors and executive officers will vote their shares "FOR" Proposal 1 (the merger agreement proposal), "FOR" Proposal 2 (the advisory compensation proposal) and "FOR" Proposal 3 (the Pinnacle adjournment proposal), although they have no obligation to do so.

How to Vote

        Pinnacle stockholders of record as of the close of business on the record date may have their shares voted by submitting a proxy or may vote in person at the Pinnacle special meeting by following the instructions provided on the enclosed proxy card. Pinnacle recommends that Pinnacle stockholders entitled to vote submit a proxy even if they plan to attend the Pinnacle special meeting.

        Pinnacle stockholders who hold their shares beneficially in "street name" and wish to submit a proxy must provide instructions to the broker, bank, trustee or other nominee that holds their shares of record as to how to vote their shares with respect to Proposals 1, 2 and 3. Pinnacle stockholders who hold their shares beneficially and wish to vote in person at the Pinnacle special meeting must obtain a "legal proxy."

        Pinnacle stockholders of record may submit a proxy in one of three ways or vote in person at the Pinnacle special meeting:

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  Internet:  Pinnacle stockholders may submit their proxy over the Internet at the web address shown on their proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [            ], 2018. Stockholders will be given an opportunity to confirm that their voting instructions have been properly recorded. Pinnacle stockholders who submit a proxy this way should NOT send in their proxy card.

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  Telephone:  Pinnacle stockholders may submit their proxy by calling the toll-free telephone number shown on their proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time, on [            ]. Pinnacle stockholders who submit a proxy this way should NOT send in their proxy card.

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  Mail:  Pinnacle stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this joint proxy statement/prospectus. Pinnacle stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the Pinnacle special meeting.

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  In Person:  Pinnacle stockholders may vote in person at the Pinnacle special meeting or by sending a representative with an acceptable proxy that has been signed and dated. Attendance at the Pinnacle special meeting will not, however, in and of itself constitute a vote or a revocation of a prior proxy.

        Pinnacle stockholders are encouraged to submit a proxy promptly. Each valid proxy received in time will be voted at the Pinnacle special meeting according to the choice specified, if any. Executed but uninstructed proxies (i.e., proxies that are properly signed, dated and returned but are not marked to tell the proxies how to vote) will be voted in accordance with the recommendations of the Pinnacle board.

Shares Held in "Street Name"

        Pinnacle stockholders who hold shares of Pinnacle common stock in a stock brokerage account or through a bank, broker or other nominee ("street name" stockholders) who wish to vote at the Pinnacle special meeting should be provided a voting instruction form by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits "street name" shareholders to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders' identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by [            ], on [            ], 2018. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Pinnacle special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in "street name" at the Pinnacle special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

        In accordance with the rules of the Nasdaq, brokers, banks and other nominees who hold shares of Pinnacle common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the non-binding advisory proposal to approve certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a "broker non-vote" would arise. "Broker non-votes," if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to Pinnacle's named executive officers in connection with the merger or on the adjournment proposal. Thus, for shares of Pinnacle common stock held in "street name," only shares of Pinnacle common stock affirmatively voted "FOR" the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Proxies and Revocation

        Pinnacle stockholders of record may revoke their proxies at any time before their shares are voted at the Pinnacle special meeting in any of the following ways:

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  sending a written notice of revocation to Pinnacle at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169 Attention: Corporate Secretary, which must be received before their shares are voted at the Pinnacle special meeting;

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  properly submitting a new, later-dated proxy card, which must be received before their shares are voted at the Pinnacle special meeting (in which case only the later-dated proxy is counted and the earlier proxy is revoked);

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  submitting a proxy via the Internet or by telephone at a later date, which must be received by [            ], on [            ], 2018 (in which case only the later-dated proxy is counted and the earlier proxy is revoked); or

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  attending the Pinnacle special meeting and voting in person. Attendance at the Pinnacle special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

        Pinnacle beneficial owners may change their voting instruction by submitting new voting instructions to the brokers, banks or other nominees that hold their shares of record or by requesting a "legal proxy" from such broker, bank or other nominee and voting in person at the Pinnacle special meeting.

        Pinnacle stockholders that hold their shares in "street name" through a broker, bank or other nominee will need to follow the instructions provided by their broker, bank or other nominee in order to revoke their proxies or submit new voting instructions.

Inspector of Election

        The Pinnacle board has appointed a representative of [            ] to act as the inspector of election at the Pinnacle special meeting.

Solicitation of Proxies

        Pinnacle will pay for the proxy solicitation costs related to the Pinnacle special meeting. This includes the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials to Pinnacle stockholders. In addition to sending and making available these proxy materials, some of Pinnacle's directors, officers and other employees may solicit proxies by contacting Pinnacle stockholders by telephone, by mail, by e-mail or in person. Pinnacle stockholders may also be solicited by press releases issued by Pinnacle and/or Penn, postings on Pinnacle's or Penn's websites and advertisements in periodicals. None of Pinnacle's directors, officers or employees will receive any extra compensation for their solicitation services. Pinnacle has also retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee expected not to exceed $25,000, plus reasonable out-of-pocket expenses. Pinnacle may also reimburse brokers, banks and other nominees representing beneficial owners of shares of Pinnacle common stock for their expenses in sending proxy solicitation materials to such beneficial owners and obtaining their proxies.

Adjournments and Postponements

        The Pinnacle special meeting may be adjourned or postponed, if necessary or appropriate, in the absence of a quorum by the affirmative vote of holders of a majority of the Pinnacle shares having voting power present in person or represented by proxy at the Pinnacle special meeting. Even if a quorum is present, the Pinnacle special meeting may also be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement if sufficient votes are cast in favor of the adjournment proposal. If a sufficient number of shares of Pinnacle common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the special meeting such that the Pinnacle stockholder approval shall have been obtained, Pinnacle does not anticipate that it will adjourn or postpone the special meeting.

        Any adjournment or postponement of the special meeting will allow Pinnacle's stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed. If the adjournment is for more than 30 days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the special meeting.

Appraisal Rights

        Pinnacle stockholders are entitled to appraisal rights under Section 262 of the DGCL, provided they satisfy the criteria and conditions set forth in Section 262 of the DGCL. Pinnacle common stock held by stockholders that do not vote for approval of the merger and make a demand for appraisal in accordance with Delaware law will not be converted into the merger consideration, but will be converted into the right to receive from the combined company consideration determined in accordance with Delaware law.

Other Matters

        At this time, Pinnacle knows of no other matters to be submitted at the Pinnacle special meeting.

Householding of Special Meeting Materials

        Unless Pinnacle has received contrary instructions, Pinnacle may send a single copy of this joint proxy statement/prospectus and notice to any household at which two or more stockholders reside if Pinnacle believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at your household and helps to reduce Pinnacle's expenses.

Questions and Additional Information

        Pinnacle stockholders may contact Pinnacle's proxy solicitor, D.F. King & Co., Inc., with any questions about the proposals or how to vote or to request additional copies of any materials at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Shareholders May Call Toll-Free: (866) 530-8635
Banks & Brokers May Call Collect: (212) 269-5550
Email: PNK@dfking.com

        Pinnacle stockholders should not return their stock certificates or send documents representing Pinnacle common stock with the enclosed proxy card. If the merger is completed, the exchange agent for the merger will send to Pinnacle stockholders a letter of transmittal and related materials and instructions for exchanging shares of Pinnacle common stock.

THE MERGER

        This section of the joint proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus, including the full text of the merger agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the proposed merger and the transactions related thereto. In addition, important business and financial information about each of Penn and Pinnacle is included in or incorporated by reference into this joint proxy statement/prospectus and is included in the annexes hereto. See the section titled "Where You Can Find More Information."

Effects of the Merger

        Upon satisfaction or waiver of the conditions to closing, on the closing date, Merger Sub, a wholly owned subsidiary of Penn formed for the purpose of effecting the merger, will merge with and into Pinnacle. Pinnacle will be the surviving company in the merger. At the effective time, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive 0.42 of a share of Penn common stock, with cash paid in lieu of the issuance of fractional shares of Penn common stock, and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger), without interest and subject to applicable withholding taxes. In addition, Pinnacle will take all actions as may be necessary so that at the effective time, each Pinnacle outstanding restricted stock unit award or performance stock unit award in respect of Pinnacle common stock will be treated as described in "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger."

Background of the Merger

        As part of its ongoing evaluation of Pinnacle's business, the Pinnacle board, together with senior management, regularly reviews opportunities to increase stockholder value. Pinnacle's long-term strategy has included disciplined capital expenditures to improve and maintain its existing properties, while growing the number and quality of its facilities by pursuing gaming entertainment opportunities it believes it can improve, develop or acquire. In recent years, Pinnacle has focused on increasing stockholder value by, among other things, executing strategic acquisitions and integrating those acquisitions into its existing businesses. In April 2016, Pinnacle's predecessor entity ("former Pinnacle") completed the separation of its operating assets and liabilities from its real estate assets, by contributing its operating assets to Pinnacle and distributing shares of Pinnacle common stock to its stockholders, followed by the acquisition of former Pinnacle by GLPI and Pinnacle's entry into the Pinnacle master lease with GLPI, pursuant to which Pinnacle leases a significant majority of the real estate associated with Pinnacle's gaming properties. Following the completion of those transactions, Pinnacle continued to review potential acquisition opportunities, including its acquisition of the gaming operations of The Meadows Racetrack and Casino in Washington County, Pennsylvania in September 2016 (which is leased from affiliates of GLPI under a triple net lease agreement).

        The Penn board, together with senior management, also regularly reviews Penn's performance, future growth prospects and overall strategic direction and considers potential opportunities to strengthen Penn's business and enhance shareholder value. These reviews have included consideration of strategic investments, diversification into new geographic regions and lines of business, purchases and sales of assets and businesses, joint ventures, spin-offs, and potential strategic business combinations and other transactions with third parties that would further Penn's strategic objectives and ability to create shareholder value. Among many other value-enhancing transactions Penn has effected in recent years, Penn was the first company in the gaming industry to separate its real property from its gaming operations, which Penn accomplished by spinning off GLPI in 2013. Since that time, Penn has leased a significant majority of the real estate associated with its gaming properties from GLPI pursuant to a master lease (the "Penn master lease"). In the years since the spin-off of GLPI, Penn has continued to seek accretive growth opportunities through acquisitions including, among others, Penn's 2015 acquisitions of Tropicana Las Vegas and Prairie State Gaming and 2017 acquisition of Bally's Casino Tunica and Resorts Casino Tunica (which are leased from GLPI as part of the Penn master lease).

        At a regularly scheduled meeting in December 2016, the Pinnacle board discussed the possibility of pursuing a potential acquisition of Penn. The Pinnacle board directed management to approach GLPI, in its capacity as the landlord under the Pinnacle master lease and the Penn master lease, to assess GLPI's willingness to consent to such a potential transaction. In mid-December 2016, Anthony Sanfilippo, Chief Executive Officer and a director of Pinnacle, called Peter Carlino, Chairman of the Board of Penn and Chief Executive Officer and Chairman of the Board of GLPI, to discuss such a potential transaction, and Mr. Carlino indicated that the topic would require further consideration. During this conversation, Mr. Sanfilippo proposed an in-person meeting to allow Pinnacle to provide additional detail regarding the rationale for the potential transaction. Following his conversation with Mr. Sanfilippo, Mr. Carlino informed the other members of the Penn and GLPI boards of Pinnacle's inquiry. On January 9, 2017, Mr. Sanfilippo and Carlos Ruisanchez, President, Chief Financial Officer and a director of Pinnacle, met with Mr. Carlino and William Clifford, Chief Financial Officer and Treasurer of GLPI, in New York City and discussed the requirements for GLPI's consent to a potential acquisition of Penn by Pinnacle. On January 12, 2017, Mr. Clifford called Mr. Ruisanchez and advised him that GLPI had significant concerns regarding the additional risks GLPI would incur as a result of a combination transaction involving Pinnacle and Penn, including the increased tenant concentration and financial leverage of the combined company that would result from it, and accordingly GLPI would be unlikely to support such a transaction without these concerns being addressed and/or GLPI being appropriately compensated for them. Mr. Clifford provided perspectives on potential financial incentives that GLPI might find adequate.

        On January 19, 2017, the Penn board held a meeting at which members of Penn management and representatives of Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), Penn's outside counsel, were in attendance. At the meeting, Mr. Carlino updated the Penn board regarding his recent conversations with Messrs. Sanfilippo and Ruisanchez, and the Penn board determined to undertake, with the assistance of senior management and Penn's advisors, a general review of Penn's strategic positioning, valuation and related matters.

        On January 30, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs, Penn's lead financial advisor, and Wachtell Lipton were in attendance. At the meeting, the Penn board received an ordinary course update from its financial and legal advisors on Penn's strategic positioning, valuation and related matters. Also, at the meeting, the Penn board discussed the possibility of implementing a share repurchase program, which the Penn board had been considering since the fall of 2016, as a means to enhance shareholder value. On February 1, 2017, the Penn board held a follow-up meeting to discuss, among other things, certain supplemental analyses the Penn board had requested relating to a share repurchase program, and determined to approve a $100 million share repurchase authorization.

        On February 15, 2017, the Pinnacle board held a regularly scheduled meeting at which members of Pinnacle senior management were present to discuss, among other things, matters of strategic interest to Pinnacle. Mr. Sanfilippo updated the Pinnacle board on various topics, including management's interactions with GLPI. Following discussion, the Pinnacle board determined that, notwithstanding the need for GLPI's consent to such a transaction and GLPI's reaction following Pinnacle having raised the possibility of a combination transaction involving an acquisition of Penn by Pinnacle, the strategic rationale of such a combination was significant and that Pinnacle should send a letter to Penn proposing to acquire Penn at $18 per share in an all-cash transaction.

        On February 16, 2017, Mr. Sanfilippo called Timothy Wilmott, Chief Executive Officer of Penn, to discuss Pinnacle's interest in an acquisition of Penn at $18 per share in an all-cash transaction. Following the call, Mr. Sanfilippo sent a letter to Mr. Wilmott outlining the terms of the proposal, and called Mr. Carlino to inform him of the proposal made to Penn.

        On February 17, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott reviewed the contents of Pinnacle's proposal with the Penn board, with preliminary input from Goldman Sachs regarding financial aspects of the proposal. Representatives of Wachtell Lipton discussed legal matters with the Penn board, including the fiduciary duties of directors in the context of considering an acquisition proposal. After discussion, the Penn board instructed management, with the assistance of Goldman Sachs and Wachtell Lipton, to undertake a thorough analysis of all aspects of Pinnacle's proposal and Penn's potential alterantives in responding to it, including exploring the possibility of an acquisition of Pinnacle by Penn.

        Later on February 17, 2017, Mr. Wilmott emailed Mr. Sanfilippo to confirm receipt of Pinnacle's proposal and indicate that the Penn board would review it with the assistance of its advisors.

        On February 22, 2017, Mr. Wilmott called Keith Smith, President and Chief Executive Officer of Boyd, to inquire on a preliminary basis regarding Boyd's potential interest in participating as a divestiture buyer if Penn were to pursue an acquisition of Pinnacle. Messrs. Wilmott and Smith agreed to schedule a meeting to discuss the matter in more detail the following week.

        On February 24, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. The Penn board reviewed and discussed the analysis of Pinnacle's proposal and related matters that had been completed to date by Penn management, Goldman Sachs and Wachtell Lipton. The Penn board instructed Penn management and the advisors to continue their analysis of the alternatives available to Penn. Mr. Wilmott also informed the Penn board regarding his recent preliminary conversation with Mr. Smith, and the Penn board instructed Penn management to continue these discussions and to enter into a nondisclosure agreement with Boyd.

        Over the course of the following week, representatives of Penn, Boyd, Wachtell Lipton and Morrison Foerster, outside counsel to Boyd, negotiated the terms of a confidentiality agreement, which included a mutual standstill. Penn and Boyd executed the confidentiality agreement on March 1, 2017.

        On March 2, 2017, Mr. Wilmott and other members of Penn management met in Las Vegas with Mr. Smith and other members of Boyd's management to discuss Boyd's potential interest in participating as a divestiture buyer if Penn were to pursue an acquisition of Pinnacle. Mr. Smith informed Mr. Wilmott that Boyd would discuss the matter further internally and he would follow up with Mr. Wilmott within approximately the next week.

        On February 28, 2017 and March 6, 2017, Mr. Sanfilippo called Mr. Wilmott to follow up on Pinnacle's proposal letter. Mr. Wilmott stated that Penn was reviewing the proposal.

        On March 8, 2017, Mr. Smith called Mr. Wilmott to inform him that Boyd would be interested in continuing to discuss participating as a divestiture buyer in connection with an acquisition of Pinnacle by Penn.

        Later on March 8, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. The Penn board discussed, among other things, the financial and strategic analyses completed to date regarding Pinnacle's proposal and Penn's alternatives in responding to it. Representatives of Wachtell Lipton reviewed legal matters, including the fiduciary duties of directors in the context of considering an acquisition proposal and other material transactions involving Penn such as an acquisition of Pinnacle.

The Penn board instructed Penn management and the advisors to continue their analysis of the alternatives available to Penn. Mr. Wilmott also updated the Penn board regarding his recent conversation with Mr. Smith, and the Penn board instructed Penn management to continue discussions with Boyd. Penn management also discussed with the Board its intention to speak to Goldman Sachs and BofA Merrill Lynch (as defined below) regarding potential financing in case the Board determined that Penn should pursue an acquisition of Pinnacle.

        On March 10, 2017, Mr. Sanfilippo sent a follow-up letter to Mr. Wilmott, along with a proposed form of confidentiality agreement in connection with the proposed discussions. Mr. Wilmott called Mr. Sanfilippo and confirmed that Penn would be providing a response to Pinnacle's proposal by the end of the following week.

        On March 15, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. The Penn board continued its review of the alternatives available to Penn in connection with Pinnacle's proposal. Representatives of Goldman Sachs discussed financial aspects of Pinnacle's proposal with the Penn board, as well as financial considerations relating to a potential acquisition of Pinnacle by Penn. Representatives of Wachtell Lipton reviewed legal matters, including the fiduciary duties of directors in the context of considering an acquisition proposal and other material transactions involving Penn such as an acquisition of Pinnacle. After discussion, the Penn board unanimously determined to reject Pinnacle's proposal, concluding that it substantially undervalued Penn, did not reflect Penn's strategic value and growth prospects and was not in the best interests of Penn, including its shareholders and other constituencies. The Penn board also determined that an acquisition of Pinnacle by Penn had the potential to deliver substantial benefits to Penn's shareholders, and determined that Penn should make a proposal to acquire Pinnacle for $23 per share in cash.

        Later on March 15, 2017, Mr. Wilmott called Mr. Sanfilippo and advised that Penn would deliver to Pinnacle a letter rejecting Pinnacle's proposal and a letter proposing to acquire Pinnacle for $23 per share in an all-cash transaction. Following the call, Penn delivered the two letters to Pinnacle.

        On March 17, 2017, the Pinnacle board held a meeting to discuss the March 15 letters received from Penn, with members of senior management and representatives of J.P. Morgan, Pinnacle's financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), Pinnacle's outside counsel in attendance. During such meeting, Messrs. Sanfilippo and Ruisanchez provided an update on communications with Penn since the last Pinnacle board meeting and discussed the terms of the two letters received from Penn on March 15. Representatives of J.P. Morgan provided a preliminary overview of the terms of Penn's March 15 proposal to acquire Pinnacle and reviewed J.P. Morgan's perspectives on possible alternatives that might be available to Pinnacle. Representatives of Skadden reviewed legal matters, including the fiduciary duties of directors in the context of considering a proposal for a potential strategic transaction involving Pinnacle. After discussion, the Pinnacle board requested that management and Pinnacle's advisors conduct further analysis of the proposal from Penn and other potential alternatives available to Pinnacle.

        On March 24, 2017, the Pinnacle board held a meeting to further discuss the March 15 letters received from Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on developments since the last Pinnacle board meeting. Representatives of J.P. Morgan reviewed financial analyses of Penn's March 15 proposal to acquire Pinnacle and reviewed J.P. Morgan's perspectives on various alternatives that might be available to Pinnacle. Representatives of J.P. Morgan reviewed with the Pinnacle board the potential likelihood that parties other than Penn might have an interest in a transaction to acquire Pinnacle at price levels above the price Penn might be willing to pay and the potential risks to Pinnacle of reaching out to other parties. Representatives of Skadden reviewed legal matters, including the fiduciary duties of directors in the context of considering the proposal from Penn. After discussion, the

Pinnacle board instructed management to contact Penn to obtain additional information regarding its proposal in the areas of regulatory, financing, third-party consents and diligence. Following the board meeting on March 24, 2017, Mr. Sanfilippo requested such additional information from Mr. Wilmott.

        On March 29, 2017, the Pinnacle board held a meeting, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. Mr. Sanfilippo provided an update on communications with Penn and representatives of J.P. Morgan reviewed financial analyses of the March 15 proposal from Penn. After discussion, the Pinnacle board determined that the price included in the March 15 proposal from Penn was inadequate and undervalued Pinnacle, but that Pinnacle might be willing to engage in discussions with Penn regarding a transaction at a higher price to be identified.

        Also on March 29, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott updated the Board on his recent communications with Mr. Sanfilippo, including the receipt of information requests. The Penn board also discussed, among other things, ways in which Penn might accelerate progress towards a transaction with Pinnacle as contemplated by Penn's March 15 proposal. At this meeting, the Penn board instructed Mr. Wilmott to contact Mr. Sanfilippo in order to discuss Pinnacle's questions regarding Penn's March 15 proposal, to be followed by a response in writing.

        On March 30, 2017, members of senior management of Penn had a conference call with members of senior management of GLPI in order to discuss the circumstances and terms under which GLPI would consider consenting to an acquisition of Pinnacle by Penn. These discussions between Penn and GLPI and those that followed generally did not include Mr. Carlino, given his overlapping role at each company.

        On March 31, 2017, Mr. Wilmott called Mr. Sanfilippo in order to discuss Pinnacle's questions regarding Penn's March 15 proposal. During this conversation, Mr. Sanfilippo indicated that Pinnacle intended to respond to Penn's proposal within the next week, and invited Mr. Wilmott and other members of Penn senior management in the meantime to visit Pinnacle's corporate services center located in Las Vegas in order to better understand another element of value that Pinnacle held for Penn.

        On April 1, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott updated the other board members regarding his conversation with Mr. Sanfilippo and management's discussion with GLPI. The Penn board instructed Penn management to continue pursuing the proposed acquisition of Pinnacle, including by moving forward with discussions with each of Pinnacle, Boyd and GLPI.

        Later on April 1, 2017, Penn provided responses to the questions that Pinnacle had posed. Mr. Sanfilippo and Mr. Wilmott spoke by telephone and arranged to have a meeting on April 4, 2017 with Mr. Wilmott and William Fair, Executive Vice President, Chief Financial Officer and Treasurer of Penn, and Messrs. Sanfilippo and Ruisanchez and Ginny Shanks, Executive Vice President and Chief Administrative Officer of Pinnacle, to discuss the additional information provided by Penn.

        On April 3, 2017, Mr. Wilmott and other members of Penn senior management met with Mr. Smith and other members of senior management of Boyd in order to continue discussions with respect to Boyd's role as potential divestiture buyer in an acquisition of Pinnacle by Penn.

        On April 4, 2017, the Pinnacle board held a meeting to receive an update regarding the status of Pinnacle's interactions with Penn and to further discuss Pinnacle's response to Penn's March 15 proposal, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During such meeting, Messrs. Sanfilippo and Ruisanchez reviewed Penn's responses to Pinnacle's questions regarding the Penn proposal. Representatives of J.P. Morgan reviewed financial analyses of Penn's March 15 proposal. After discussion, the Pinnacle board determined that Penn's March 15 proposal significantly undervalued Pinnacle and instructed management to reject Penn's

March 15 proposal but to inform Penn that Pinnacle would be willing to entertain discussion of a transaction providing for cash consideration of $28.50 per share of Pinnacle common stock.

        On the same day, following the board meeting, Messrs. Sanfilippo and Ruisanchez and Ms. Shanks met with Messrs. Wilmott and Fair and discussed a potential transaction involving the acquisition of Pinnacle by Penn. After the meeting, Mr. Sanfilippo sent a letter to Mr. Wilmott rejecting Penn's March 15 proposal and stating that Pinnacle would be willing to engage in negotiations at a price of $28.50 per share in cash.

        On April 6, 2017, Mr. Wilmott called Mr. Sanfilippo and discussed a potential process for engagement involving entry into a confidentiality agreement between the parties to allow for the subsequent provision of limited confidential information by Pinnacle to Penn, which would enable Penn to better assess Pinnacle's April 4 response to Penn's proposal. Subsequent to that conversation, Messrs. Sanfilippo and Ruisanchez had a call with Mr. Wilmott and Justin Sebastiano, Vice President of Finance at Penn, and discussed the additional information being requested by Penn. Following the call, Mr. Ruisanchez sent to Messrs. Wilmott and Sebastiano a proposed confidentiality agreement containing a standstill provision.

        On April 9, 2017, Mr. Wilmott and Mr. Sanfilippo held a subsequent call to discuss the confidentiality agreement and potential process for engagement. Mr. Wilmott stated that, at that time, Penn was seeking limited confidential information and was not prepared to agree to a standstill provision. Between April 9, 2017 and April 11, 2017, representatives of Pinnacle and Penn held several calls to discuss the terms of the confidentiality agreement.

        On April 10, 2017, members of Penn senior management met with members of GLPI senior management to discuss structural and process matters related to obtaining GLPI's consent to Penn's potential acquisition of Pinnacle.

        On April 12, 2017, Pinnacle and Penn entered into a confidentiality agreement that did not contain a standstill provision. Pinnacle subsequently provided preliminary summary financial information to Penn and representatives of Pinnacle and Penn had several calls to discuss the diligence information.

        On April 13, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. At the meeting, the Penn board discussed, among other things, the current status of discussions with Pinnacle, Boyd and GLPI. The Penn board instructed Penn management to continue these discussions.

        Also on April 13, 2017, Penn sent a draft preliminary, non-binding term sheet (the "divestitures term sheet") to Boyd, relating to Boyd's potential role as divestiture buyer in a potential acquisition of Pinnacle by Penn.

        On April 20, 2017, Mr. Fair met with a representative of management of GLPI to communicate a proposal regarding potential terms pursuant to which GLPI would consent to Penn's acquisition of Pinnacle.

        On April 21, 2017, representatives of senior management of Penn and Boyd had a telephone call regarding Boyd's proposed revisions to the divestitures term sheet, which Boyd had sent earlier that day.

        Also on April 21, 2017, Mr. Fair contacted Mr. Ruisanchez again to state that Penn would be sending a response to Pinnacle following Penn's announcement of earnings on April 27, 2017. In a subsequent conversation between Messrs. Sanfilippo and Wilmott, Mr. Wilmott indicated the same timing on a response from Penn.

        On April 24, 2017, Messrs. Ruisanchez and Geoffrey Goodman, Vice President of Business Development & Strategic Initiatives of Pinnacle, held a telephonic conference call with Messrs. Fair and Sebastiano and Jay Snowden, President and Chief Operating Officer of Penn, during which the participants discussed matters including Pinnacle's first quarter results and certain financial matters.

        On April 26, 2017, Mr. Fair had a follow up meeting with Steven Snyder, GLPI's Senior Vice President of Development, to discuss Penn's proposal regarding terms to obtain GLPI's consent to Penn's potential acquisition of Pinnacle.

        On April 27, 2017, Mr. Wilmott called Mr. Sanfilippo and requested that the parties meet to discuss an additional due diligence review that Penn proposed to conduct before it would be in a position to make a revised proposal to Pinnacle. Mr. Sanfilippo responded that he would raise the request with the Pinnacle board, but that he believed the information already provided by Pinnacle to Penn should be sufficient to enable Penn to make a revised proposal.

        On April 27, 2017, Penn sent a revised draft of the divestitures term sheet to Boyd.

        On April 27 and April 28, 2017, Mr. Fair had telephone discussions with the Josh Hirsberg, the Chief Financial Officer and Treasurer of Boyd, regarding landlord and real property matters.

        On May 1, 2017, the Pinnacle board held a regularly scheduled meeting, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on communications with Penn, including Penn's request for additional diligence materials from Pinnacle. Representatives of J.P. Morgan and management reviewed potential courses of action available to Pinnacle, including the possibility of contacting other parties to explore their potential interest in a potential transaction with Pinnacle and the potential risks to Pinnacle of reaching out to other parties. After discussion, the Pinnacle board concluded that Pinnacle should reject Penn's request for more information and press Penn for a response to Pinnacle's counterproposal by May 5, 2017, and determined not to contact other parties at that time. On May 2, 2017, Mr. Sanfilippo called Mr. Wilmott and, as instructed by the Pinnacle board, requested that Penn provide a response by May 5, 2017. Mr. Wilmott agreed to the requested timing.

        Also on May 2, 2017, Penn sent a revised draft of the divestitures term sheet to Boyd.

        On May 5, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott updated the Penn board regarding recent discussions with Pinnacle, Boyd and GLPI. Goldman Sachs reviewed with the Penn board certain financial analyses with respect to an acquisition of Pinnacle, taking into account the potential transactions being discussed with Boyd and GLPI. Following these discussions, the Penn board instructed Penn management to submit a revised proposal to acquire Pinnacle for $25 per share in cash, and to continue discussions with Pinnacle, Boyd and GLPI.

        Later on May 5, 2017, Mr. Wilmott called Mr. Sanfilippo and indicated that Penn intended to submit a revised proposal letter to acquire Pinnacle for cash consideration of $25 per share. Subsequently, Penn delivered the revised proposal letter to Pinnacle reflecting a $25 per share price in an all-cash transaction.

        On May 8, 2017, the Pinnacle board held a meeting to discuss the May 5 proposal from Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on latest communications with Penn and representatives of J.P. Morgan reviewed financial analyses of the May 5 revised proposal from Penn. After discussion, the Pinnacle board determined to reject Penn's revised proposal of $25 per share as inadequate and instructed management to communicate this rejection to Penn, but to indicate that the Pinnacle board remained willing to engage in discussions of a potential transaction at a higher price if Penn was able to do so without undue delay and that in connection therewith, Pinnacle would be willing to provide additional diligence materials to Penn to enable Penn to improve its proposed price. Following the meeting on May 8, 2017, Mr. Sanfilippo called Mr. Wilmott and delivered that message.

Mr. Sanfilippo requested that Penn provide a list of any additional due diligence requests and indicated that the parties would need to enter into an enhanced confidentiality agreement prior to Pinnacle providing any such additional confidential information to Penn.

        Also on May 8, 2017, members of Penn senior management had discussions with members of management of each of Boyd and GLPI regarding the divestitures term sheet and the potential terms under which GLPI would consent to the acquisition of Pinnacle, respectively.

        On May 11, 2017, representatives of Pinnacle and Penn had a call and discussed the additional information requested by Penn and next steps including (1) executing a revised confidentiality agreement which would contain a standstill provision, (2) Pinnacle providing Penn with the additional information requested, following execution of the revised confidentiality agreement, and (3) a meeting between Pinnacle and Penn management teams to address Penn's diligence questions. Following this call, Pinnacle sent Penn a revised confidentiality agreement containing a standstill provision to Penn. Between May 11 and May 16, 2017, Carl Sottosanti, Executive Vice President, General Counsel and Secretary of Penn, and Donna Negrotto, Executive Vice President, General Counsel and Secretary of Pinnacle also had several conversations about the terms of the proposed confidentiality agreement, including the terms of a standstill provision.

        On May 12, 2017, Boyd sent a revised draft of the divestitures term sheet to Penn.

        On May 16, 2017, following a discussion between Messrs. Sanfilippo and Wilmott, Pinnacle and Penn entered into the revised confidentiality agreement containing a standstill provision that would expire by October 1, 2017.

        On May 17, 2017, the Pinnacle board held a meeting, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. The Pinnacle board reviewed and discussed the additional materials to be shared with Penn, including Pinnacle's management presentation and a term sheet outlining Pinnacle's expectations regarding key deal terms for a potential transaction with Penn (the "merger agreement term sheet").

        On May 18, 2017, Messrs. Sanfilippo, Ruisanchez and Goodman and Ms. Negrotto, met with Messrs. Wilmott, Fair, Snowden and Sottosanti. During the meeting, Pinnacle management reviewed with Penn information regarding Pinnacle and its prospects, and Pinnacle's proposed merger agreement term sheet. Penn management discussed the status of Penn's negotiations with each of GLPI and the divestiture buyer (which Penn did not specifically identify as Boyd).

        On May 20, 2017, Penn sent a revised draft of the divestitures term sheet to Boyd.

        On May 23, 2017, Mr. Sanfilippo called Mr. Wilmott to discuss the additional materials that had been provided by Pinnacle and anticipated next steps by Penn. Mr. Wilmott stated that Penn did not need any additional information at that point in order to provide a revised proposal and that he would contact Mr. Sanfilippo to discuss the status of the process in an effort to achieve a preliminary understanding on the principal terms of a transaction by the end of May. On May 25, 2017, Mr. Wilmott called Mr. Sanfilippo to inform him that the Penn board had scheduled a meeting for May 31, 2017, and that Penn would be sending a mark-up of the merger agreement term sheet.

        On May 27, 2017, Penn sent a revised draft of the divestitures term sheet to Boyd.

        In the week leading up to Penn's May 31, 2017 board meeting, members of Penn management had several discussions with members of management of each of Boyd and GLPI in an effort to reach understandings regarding key economic terms with each party, but such understandings could not be reached at that time.

        On May 31, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott updated the other board members regarding his recent conversation with Mr. Sanfilippo, as well as the current status of discussions with each of Boyd and GLPI, noting that additional negotiations with each party would be required before Penn could have an acceptable degree of certainty with respect to the key economic terms upon which each party would be willing to transact. The Penn board determined that it would not be advisable to submit a revised proposal to Pinnacle until it understood the key economic terms of the transactions with Boyd and GLPI. The Penn board authorized and instructed Mr. Wilmott to communicate to Mr. Sanfilippo that Penn was continuing to work diligently towards finalizing the details of its transactions with its divestiture buyer and GLPI in order to offer an enhanced proposal to Pinnacle, but had not yet been able to do so. In addition, the Penn board authorized Mr. Carlino to reach out to Mr. Sanfilippo to emphasize Penn's continued interest in an acquisition and to assure Mr. Sanfilippo that Penn was making progress on its revised proposal, including in its discussions with Boyd and GLPI.

        Later on May 31, 2017, each of Messrs. Carlino and Wilmott separately called Mr. Sanfilippo and conveyed the respective messages which had been discussed with the Penn board earlier that day. Mr. Sanfilippo responded in each case to the effect that he would update the Pinnacle board accordingly, but that he did not believe it would be in the best interests of Pinnacle and its stockholders to wait indefinitely for Penn's response at the cost of losing other potential opportunities, and that Pinnacle might have to move on to pursuing other potential opportunities.

        On June 1, 2017, the Pinnacle board held a meeting to discuss the latest communications with Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, representatives of J.P. Morgan reviewed perspectives regarding the last proposal from Penn as well as strategic alternatives available to Pinnacle in addition to a transaction with Penn. After discussion, the Pinnacle board instructed management to move forward with considering other transactions.

        Throughout June 2017, management of Penn sought to advance negotiations with GLPI regarding the terms of its consent to Penn's proposed acquisition of Pinnacle and negotiations with Boyd regarding the divestitures term sheet, and communicated regularly with GLPI and Boyd, respectively, in furtherance thereof.

        On June 12, 2017, GLPI sent Penn a revised proposal setting forth terms on which GLPI would be willing to consent to an acquisition of Pinnacle by Penn.

        On June 12, 2017, the Pinnacle board held a meeting to further discuss strategic alternatives available to Pinnacle, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Ruisanchez and representatives of J.P. Morgan reviewed potential strategic alternatives to a transaction with Penn, including maintaining the status quo, pursuing one or more acquisitions of potential targets in the gaming industry or pursuing the sale of Pinnacle to a potential buyer other than Penn. After discussion, the Pinnacle board reiterated its instruction to management to move forward with considering other transactions.

        On June 13, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. The Penn board discussed, among other things, recent developments and next steps with respect to the Penn's negotiations with GLPI. Messrs. Carlino and Handler did not attend the meeting in light of their roles as GLPI's Chairman and Chief Executive Officer and a member of GLPI's board of directors, respectively. Mr. Wilmott reviewed with the Penn board GLPI's revised proposal with input from representatives of Goldman Sachs. Representatives of Wachtell Lipton discussed legal matters. Following discussion of GLPI's proposal, the Penn board instructed management to continue negotiations with GLPI.

        On June 14, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott updated the

Penn board with respect to the ongoing negotiations with Boyd. Mr. Wilmott noted that progress had been made in discussions with Boyd and Penn management anticipated being able to reach substantially final agreement in principle with respect to the divestitures term sheet in the near future. The Penn board discussed the terms of the current draft of the divestitures term sheet and instructed Penn management to continue negotiations.

        On June 20, 2017, Mr. Fair sent to members of GLPI management a counterproposal with respect to the proposed terms upon which GLPI would consent to an acquisition of Pinnacle by Penn, along with an analysis of the financial aspects of the proposal.

        On June 26, 2017, Mr. Snyder called Mr. Fair regarding Penn's revised proposal. Mr. Snyder indicated that the parties appeared to be close to reaching agreement in principle and that management of GLPI was prepared to recommend such terms to the GLPI board (other than Messrs. Carlino and Handler, who recused themselves) subject to several proposed revisions, which Messrs. Fair and Snyder then discussed.

        On June 28, 2017, Messrs. Fair and Sottosanti had a call with Brian Larson, Executive Vice President, General Counsel and Secretary of Boyd, and Mr. Hirsberg to discuss the status of the divestitures term sheet and how the parties might reach resolution on open items.

        On June 29, 2017, Mr. Fair sent Mr. Snyder a proposed form of non-binding term sheet with respect to GLPI's consent to an acquisition of Pinnacle by Penn, which reflected the June 26, 2017 discussion between Messrs. Fair and Snyder (the "real estate transactions term sheet").

        On July 5, 2017, Mr. Snyder confirmed to Mr. Fair that, subject to final approval by the GLPI board (other than Messrs. Carlino and Handler, who recused themselves), GLPI would be willing to provide its consent to an acquisition of Pinnacle by Penn National on the terms described in the real estate transactions term sheet. Following this conversation, on July 7, 2017, Mr. Sottosanti and Mr. Brandon Moore, Senior Vice President, General Counsel and Secretary of GLPI, made certain clarifications with respect to the terms of the real estate transactions term sheet and then agreed that the real estate transactions term sheet was in substantially final form.

        On July 8, 2017, Mr. Sottosanti sent Mr. Larson a revised draft of the divestitures term sheet, updated to reflect Penn's positions based on the discussions between the parties during the preceding several weeks.

        On July 10, 2017 and July 11, 2017, Messrs. Larson and Sottosanti exchanged drafts and had discussions regarding the divestitures term sheet, culminating with Mr. Sottosanti circulating to Mr. Larson a draft of the divestitures term sheet which each agreed was in substantially final form.

        On July 19, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs and Wachtell Lipton were in attendance. Mr. Wilmott provided an update with respect to the status of negotiations with each of Boyd and GLPI, noting that Penn management had reached detailed non-binding understandings with each of them. The Penn board reviewed the understandings that had been reached with Boyd and GLPI, with input from management and representatives of Goldman Sachs and Wachtell Lipton, in the context of a potential revised proposal to acquire Pinnacle. After discussion, the Penn board instructed Mr. Wilmott to communicate a revised proposal to Pinnacle in which Penn would acquire Pinnacle for $25.50 per share in cash.

        On July 21, 2017, Mr. Wilmott called Mr. Sanfilippo to update him regarding the status of Penn's third-party discussions and advise that Penn would be submitting a revised proposal letter with a price of $25.50 per share, which letter was delivered to Mr. Sanfilippo following the call. Mr. Sanfilippo told Mr. Wilmott that the proposed price of $25.50 per share was disappointing, but indicated that the Pinnacle board would review the revised proposal and provide a response to Penn.

        On July 25, 2017, Mr. Ruisanchez had a call with Mr. Fair to discuss the real estate transactions term sheet and the divestitures term sheet.

        On July 26, 2017, the Pinnacle board held a meeting to discuss the July 21 revised proposal from Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on communications with Penn. Representatives of J.P. Morgan reviewed financial analyses of the July 21 revised proposal from Penn and perspectives on potential responses to Penn's revised proposal available to Pinnacle. After discussion, the Pinnacle board determined not to come to a decision on how to respond to Penn at that time, but to defer action until it had an opportunity to review potential strategic initiatives at the Pinnacle board meeting previously scheduled to be held the following week.

        On August 3, 2017, the Pinnacle board held a meeting to review potential strategic initiatives, with members of senior management in attendance and representatives of J.P. Morgan and Skadden in attendance during a portion of the meeting. During the meeting, representatives of J.P. Morgan reviewed, and the Pinnacle board discussed, among other things, considerations involved in a negotiated transaction with Penn, as well as a process involving other potential buyers as an alternative to a negotiated process with Penn. The Pinnacle board discussed whether to contact additional parties and determined not to do so at that time in light of considerations including (i) a low likelihood of significant interest in a transaction by other industry participants, supported by the fact that there had been no in-bound indications of interest in an acquisition of Pinnacle from any other party, and (ii) the belief that if Pinnacle were to contact other parties, there was a significant risk of disruption to Pinnacle's business. Taking into account J.P. Morgan's financial analyses, the Pinnacle board determined that $28.50 in cash per share (plus $1.00 per share if the transaction were completed after May 31, 2018) was the appropriate value with which to respond to Penn's proposal at that time, and instructed management to deliver that response to Penn.

        Following the meeting, Mr. Sanfilippo informed Mr. Wilmott of Pinnacle's response and proposal of $28.50 in cash per share (plus $1.00 per share if the transaction were completed after May 31, 2018), and that if Penn was not able to improve its proposal to reflect such a price, it would be in the best interests of Pinnacle and its stockholders to conclude the process of pursuing a transaction with Penn. Following the call, Mr. Sanfilippo sent to Mr. Wilmott Pinnacle's response letter and a proposed revised merger agreement term sheet.

        On August 11, 2017, Mr. Wilmott called Mr. Sanfilippo to discuss Pinnacle's counterproposal. Among other things, Mr. Wilmott discussed with Mr. Sanfilippo the possibility of the parties exploring alternative transaction structures such as contingent consideration based on the value of certain non-core Pinnacle assets that would be realized upon sale of such assets to a third party. Mr. Sanfilippo indicated that Pinnacle was unlikely to be interested in pursuing such alternative structures that did not offer adequate value certainty, and Mr. Wilmott informed Mr. Sanfilippo that Penn was not willing to pursue an acquisition of Pinnacle on the terms Pinnacle had proposed. Following the call, the parties ceased discussion of a potential transaction.

        On September 27, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs, BofA Merrill Lynch, which was retained by Penn as a financing source and financial advisor in connection with the merger, and Wachtell Lipton were in attendance. At the meeting, the Penn board discussed, among other things, the possibility of re-engaging with Pinnacle regarding a potential transaction, including exploring whether transactions structures other than the all-cash acquisition the parties had previously discussed might facilitate achieving a mutually agreeable transaction. The Penn board reached the consensus that an acquisition of Pinnacle should include an equity component and that Mr. Wilmott should reach out to Mr. Sanfilippo to determine if Pinnacle would be receptive to re-engaging in discussions. Following the meeting, Mr. Wilmott contacted

Mr. Sanfilippo to indicate that he would be in Las Vegas for the Global Gaming Expo conference in the first week of October and to propose a meeting during that time.

        On October 4, 2017, Messrs. Sanfilippo and Wilmott met in Las Vegas for lunch. During the meeting, Mr. Wilmott informed Mr. Sanfilippo that the Penn board had met the previous week and had directed Mr. Wilmott to ask if Pinnacle would consider an acquisition by Penn for a combination of cash and Penn equity. Mr. Wilmott said that such terms would allow for Pinnacle's stockholders to benefit from the expected synergies of the potential transaction. Mr. Wilmott also asked that Goldman Sachs be allowed to engage with J.P. Morgan to review the work Goldman Sachs had done on the revised potential structure. Mr. Sanfilippo confirmed that Goldman Sachs should feel free to engage with J.P. Morgan to have that discussion and that he believed the Pinnacle board would be willing to consider a cash and stock proposal if it provided adequate value and was otherwise in the best interests of Pinnacle's stockholders. On October 4, 2017, Mr. Sanfilippo updated the Pinnacle board of his discussion that day with Mr. Wilmott.

        On October 5, 2017, the Wall Street Journal published an article about merger rumors involving Pinnacle and Penn.

        On October 8, 2017, representatives of Goldman Sachs and J.P. Morgan discussed possible transaction structures. At the end of the conversation, representatives of J.P. Morgan told representatives of Goldman Sachs that to move the process forward, Penn would need to submit a revised written proposal.

        Also on October 8, Mr. Wilmott and Mr. Sanfilippo had a call in which Mr. Sanfilippo indicated that, to the extent Penn wished to make a revised proposal, it should do so as soon as possible. Mr. Sanfilippo also conveyed that the Pinnacle board and management had confidence in Pinnacle's prospects and that Penn should not assume that a proposal at $28.50 per share, which was the price Pinnacle had counterproposed during the parties' previous discussions, would be sufficient.

        On October 9, 2017, the Pinnacle board held a regularly scheduled meeting, during which Mr. Sanfilippo advised the Pinnacle board that based on his conversations with Mr. Wilmott, he expected to receive a revised proposal from Penn.

        On October 12, 2017, the Penn board held a meeting at which members of senior management were in attendance. At the meeting, Mr. Wilmott provided an update on his recent conversations with Mr. Sanfilippo. The Penn board reviewed potential transaction structures and next steps with respect to negotiations with Pinnacle. Among other things, the Penn board discussed with Penn management the significant potential synergies and strategic benefits which made an acquisition of Pinnacle a compelling opportunity, and the generally favorable operating environment in the regional gaming industry at that time, from which both Penn and Pinnacle were benefiting. After discussion, the Penn board instructed Mr. Wilmott to communicate a revised proposal with a transaction price, for each share of Pinnacle common stock, consisting of (1) $19 in cash, (2) 0.393 shares of Penn common stock and (3) contingent consideration based on the value of certain Pinnacle's non-core assets that would be realized upon sale of such assets to a third party (the "October Proposal").

        On October 13, 2017, Mr. Wilmott called Mr. Sanfilippo to present him with the October Proposal. Mr. Wilmott stated that such a proposal would be subject to Penn receiving access to Pinnacle's third quarter financial information. Mr. Sanfilippo responded to Mr. Wilmott that he did not believe Penn's proposal as described to him was sufficiently compelling to cause Pinnacle to change its course and that Pinnacle would not provide access to non-public information at that time based on such a proposal. Mr. Wilmott said he would take this back to Penn's management and advisors and would contact Mr. Sanfilippo that week.

        On October 16, 2017, the Pinnacle board held a meeting to discuss the October 13 verbal proposal from Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on communications with Penn. Representatives of J.P. Morgan and Mr. Ruisanchez (i) reviewed preliminary financial analyses of the October 13 verbal proposal from Penn, (ii) provided financial perspectives on the change in the form of consideration offered in Penn's verbal proposal and (iii) reviewed perspectives on strategic alternatives available to Pinnacle, including whether to contact additional parties. Representatives of Skadden reviewed legal matters. After discussion, the Pinnacle board determined not to come to a decision on a response to Penn at that time, but to defer action until Penn provided a revised proposal in writing.

        On October 25, 2017, Mr. Wilmott called Mr. Sanfilippo to advise him that Penn had decided to deliver a written proposal reflecting the same price that Mr. Wilmott had verbally communicated to Mr. Sanfilippo on October 13, 2017. Mr. Wilmott requested that members of Penn and Pinnacle senior management and their respective financial advisors meet during the week of October 30, so that Penn could demonstrate the attractiveness to Pinnacle's stockholders of receiving Penn equity as part of the merger consideration. Mr. Wilmott delivered Penn's written proposal to Pinnacle subsequent to their call, which reflected the terms of the October Proposal.

        On October 29, 2017, the Pinnacle board held a meeting to discuss the October 25 proposal from Penn, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on his communications with Penn and Mr. Ruisanchez provided an update on the status of a strategic buy-side opportunity being considered by Pinnacle. Representatives of J.P. Morgan reviewed financial analyses of the October 25 proposal from Penn and provided perspectives on potential strategic alternatives that might be available to Pinnacle, including continuing to pursue Pinnacle's strategic plan on a standalone basis, pursuing a sale of Pinnacle to Penn or another potential buyer, pursuing a potential acquisition of a target in a sale process or pursuing a leveraged recapitalization. Representatives of Skadden reviewed legal matters. The Pinnacle board discussed the alternatives potentially available to Pinnacle, and the relative probability and attractiveness of those alternatives compared to the revised proposal from Penn, including the potential risks to Pinnacle of reaching out to other parties. After discussion, the Pinnacle board determined that the meeting with Penn should proceed as discussed, Pinnacle should not send a written response to Penn at that time, and that additional next steps could be considered following the meeting with Penn.

        On October 31, 2017, the Penn board held a meeting at which representatives of senior management, Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton were in attendance. Mr. Wilmott provided an update on his recent conversations with Mr. Sanfilippo. After discussion, the Penn board instructed Penn management to continue negotiations with Pinnacle towards a mutually agreeable transaction.

        On November 1, 2017, Messrs. Sanfilippo and Ruisanchez met with Messrs. Wilmott and Fair, with a representative of each of J.P. Morgan and Goldman Sachs in attendance, to discuss Penn's October 25 proposal. Following the meeting, Messrs. Sanfilippo, Ruisanchez and the representative of J.P. Morgan called Charles Atwood, the Lead Independent Director of the Pinnacle board, to provide him with an update on the meeting. Mr. Sanfilippo forwarded to the Pinnacle board materials provided by Penn during the meeting.

        On November 6, 2017, the Pinnacle board held a meeting to discuss Pinnacle's response to Penn's October 25 proposal, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, management provided perspectives on Pinnacle's business and future growth prospects. Representatives of J.P. Morgan (i) reviewed J.P. Morgan's financial analyses of Penn's October 25 proposal, (ii) provided perspectives on potential process alternatives available to Pinnacle, (iii) provided perspectives on likelihood of interest from parties other than Penn in a potential transaction with Pinnacle and (iv) provided financial perspectives on potential responses by Pinnacle. In addition, representatives of Skadden reviewed legal matters. The Pinnacle board discussed the various alternatives and considerations including parties that could be potentially interested in pursuing a transaction with Pinnacle, potential process alternatives, the uncertainty as to whether any other party would make an attractive offer for Pinnacle and the lack of outreach to date from third parties other than Penn, the risks of contacting other parties in addition to Penn, and the potential to use discussions solely with Penn to obtain a higher value or other better terms than might be available if the process were opened to other third parties. After discussion, the Pinnacle board determined that management should continue discussions with Penn and not contact other parties at that time. In addition, the Pinnacle board concluded that while Penn's October 25 proposal represented a significant improvement from the prior proposal, it did not reflect a transaction price which the Pinnacle board was prepared to accept given Pinnacle's standalone growth projections, Penn's ability to pay and the potential synergies of a combination. The Pinnacle board instructed management to respond to Penn with a proposed price for each Pinnacle share of $20.50 in cash and 0.435 shares of Penn common stock, without any contingent consideration.

        On November 7, 2017, Mr. Sanfilippo called Mr. Wilmott and, in accordance with the Pinnacle board's direction, relayed Pinnacle's response and subsequently sent a response letter and revised merger agreement term sheet to Penn. Mr. Wilmott stated that Penn would provide a response in due course.

        On November 8, 2017, Mr. Wilmott had a call with Mr. Smith in order to confirm the parties' agreement in principle regarding the scope of the Boyd divestitures.

        On November 9, 2017, Mr. Sanfilippo provided Mr. Wilmott with a summary of third quarter earnings and related analyst research notes, indicating that he thought this information might be helpful to Penn in assessing Pinnacle's response.

        On November 10, 2017, Mr. Wilmott called Mr. Sanfilippo and advised him that the Penn board would be meeting on November 13, 2017 to discuss Pinnacle's response and that he would call Mr. Sanfilippo with an update following the Penn Board meeting.

        On November 13, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton were in attendance. Mr. Wilmott provided an update on his recent communications with Mr. Sanfilippo, and the Penn board discussed a potential revised proposal to acquire Pinnacle. Representatives of Goldman Sachs reviewed with the Penn board certain financial analyses with respect to a transaction, and representatives of Wachtell Lipton discussed legal matters. After discussion, the Penn board instructed Mr. Wilmott to communicate a revised proposal with a transaction price, for each share of Pinnacle common stock, consisting of $19.50 in cash and 0.435 of a share of Penn common stock, and thereafter to continue price negotiations with Mr. Sanfilippo, with any understanding that might be reached subject to negotiation of definitive documentation and final board approval.

        Later on November 13, 2017, Mr. Wilmott called Mr. Sanfilippo following the Penn board meeting and verbally conveyed Penn's revised proposal of $19.50 in cash and 0.435 of a share of Penn common stock for each Pinnacle share. Mr. Sanfilippo responded that he did not believe such a proposal would be acceptable to the Pinnacle board, and after additional discussions on price, Mr. Wilmott proposed a price of $20 in cash and 0.420 of a share of Penn common stock for each Pinnacle share (the "November 13 Proposal"). Mr. Sanfilippo stated that he could support bringing such a proposal to the Pinnacle board. Subsequent to the call, Penn delivered a letter to Pinnacle confirming the revised proposal.

        On November 14, 2017, the Pinnacle board held a meeting to discuss the November 13 Proposal, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During the meeting, Mr. Sanfilippo provided an update on communications with Penn. Representatives of J.P. Morgan provided financial analyses of Pinnacle and the November 13 Proposal. After discussion, the Pinnacle board authorized management to pursue negotiation of a definitive agreement with Penn based on the terms proposed in the November 13 Proposal, and to pursue negotiation of the other terms as reflected in the merger agreement term sheet previously proposed by Pinnacle.

        On November 14, 2017, Mr. Sanfilippo called Mr. Wilmott advising him that the Pinnacle board had authorized Pinnacle's management to move forward with a negotiation of a transaction based on the price set forth in the November 13 Proposal and subject to substantially similar other terms as outlined in the letter and merger agreement term sheet sent by Pinnacle to Penn on November 7. During the call, Mr. Wilmott identified Boyd to Mr. Sanfilippo as the proposed divestiture buyer with which Penn negotiated the divestitures term sheet. Later that day, Penn sent Pinnacle a revised draft of the merger agreement term sheet.

        On November 16, 2017, members of Penn's management and Pinnacle's management held a call to discuss proposed next steps. On that same day, Mr. Sanfilippo called Mr. Carlino to confirm that Penn and GLPI had an agreement in principle regarding the real estate transactions. Mr. Sanfilippo subsequently called Mr. Smith to confirm that Penn and Boyd had an agreement in principle regarding the Boyd divestitures.

        During the period between November 14, 2017 and November 16, 2017, members of Penn's management and Pinnacle's management also negotiated open issues in the merger agreement term sheet, including the required standard for divesting properties in connection with obtaining regulatory approvals, termination fees, end date and treatment of outstanding equity awards.

        On November 18, 2017, members of Penn's management and Pinnacle's management held a call to discuss the due diligence process.

        On November 21, 2017, Skadden provided Wachtell Lipton with a draft merger agreement.

        During the period from November 21, 2017 through December 16, 2017, Pinnacle, Penn, Boyd and GLPI's managements and respective advisors worked to finalize the definitive transaction documents, in addition to due diligence reviews by Penn, Boyd and GLPI of Pinnacle (or its applicable assets) and Pinnacle's due diligence review of Penn.

        On November 28, 2017, members of Pinnacle's management and Boyd's management held a call to discuss due diligence.

        On November 29, 2017, Messrs. Sanfilippo and Wilmott discussed by telephone various matters regarding the due diligence process and negotiation of a definitive merger agreement. On that same day, Wachtell Lipton sent to Skadden a revised draft of the merger agreement.

        On November 30, 2017, the Wall Street Journal published an article regarding possible negotiations between Penn and Pinnacle. Penn and Pinnacle management teams participated in various calls to discuss the parties' potential response to the article. After such discussions, Pinnacle and Penn issued separate releases confirming that the parties were in discussions.

        On that same day, members of Pinnacle's management and Boyd's management held a call to discuss the due diligence process.

        On December 2, 2017, members of Penn's management and Pinnacle's management team held a call to discuss key open items based on Penn's November 29, 2017 draft of the merger agreement. Key issues discussed included, among others, the triggers and duration of a marketing period in connection with Penn's financing of the proposed transaction, the financing cooperation covenants and financing representations made by Penn, provisions related to the regulatory approval process, certain interim operating covenants, treatment of Pinnacle equity awards and other employee matters and circumstances under which termination fees would be payable.

        During the period from December 3, 2017 to December 10, 2017, representatives of Skadden and Wachtell Lipton discussed and negotiated open legal issues in the draft merger agreement and disclosure schedules, and members of Penn, Pinnacle, Boyd and GLPI managements participated in calls discussing due diligence matters, open business points in the transaction agreements and other matters.

        During the same period, Wachtell Lipton sent to Skadden drafts of the divestiture agreement and the real estate transaction agreements (such agreements, together with the merger agreement, the "transaction agreements"). The parties participated in several calls to discuss and negotiate open legal and business issues in the draft transaction agreements, and Skadden and Wachtell Lipton exchanged several revised versions of the draft transaction agreements reflecting the parties' discussions. Also during the same period, members of Pinnacle's management, Penn's management, GLPI's management, Boyd's management and each of their respective financial and legal advisors participated in various telephone calls to negotiate and resolve open business and legal issues in the applicable transaction agreements.

        On December 7, 2017 and December 8, 2017, the Pinnacle board held a regularly scheduled meeting with members of senior management and representatives of J.P. Morgan and Skadden in attendance for a portion of the meeting. During such meeting, management provided the Pinnacle board with a summary of key due diligence findings on Penn, an update on the status of the transaction and an overview of key open deal points. Representatives of Skadden reviewed legal matters and the terms of the merger agreement, including open points. Representatives of J.P. Morgan reviewed financial analyses in connection with the proposed transaction. During an executive session of non-management directors, a representative of Skadden reviewed the treatment of equity awards and the equity acceleration and severance to which senior management would be entitled. After discussion, the Pinnacle board instructed management to continue negotiations with Penn.

        On December 13, 2017, the Penn board held a meeting at which members of Penn management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton were in attendance. At this meeting, the Penn board reviewed and discussed the status of due diligence and negotiations with Pinnacle and the potential transactions with each of Pinnacle, Boyd and GLPI. Penn management provided an update on the status of the negotiations of the transaction agreements with each of Pinnacle, Boyd and GLPI. Penn management and representatives of BofA Merrill Lynch reviewed Penn's financing plan and the current state of negotiations with Penn's financing sources regarding debt financing commitments for the merger. Representatives of Wachtell Lipton reviewed legal matters, including the fiduciary duties of directors in the context of considering the proposed transactions. Representatives of Wachtell Lipton also reviewed the terms of the draft merger agreement, divestiture agreement and real estate transaction agreements. Representatives of Goldman Sachs reviewed Goldman Sachs' financial analysis of the proposed transactions. After discussion among the full Penn board, Messrs. Carlino and Handler, as well as the members of Penn management and representatives of Goldman Sachs and BofA Merrill Lynch, exited the meeting in order to permit the non-overlapping directors to discuss the merger, the Boyd divestitures and the real estate transactions among themselves. Following this session of the non-overlapping directors, the other members of the Penn board and representatives of Goldman Sachs and BofA Merrill Lynch returned to the meeting. After additional discussion, the Penn board instructed Penn management and the advisors to continue negotiations with Pinnacle, Boyd and GLPI.

        On December 14, 2017, the Pinnacle board held a meeting to consider the Penn proposal and terms of the merger agreement, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. During such meeting, management provided an update on the status of the negotiations of the transaction agreements with each of Penn, Boyd and GLPI. Representatives of Skadden reviewed legal matters, including the fiduciary duties of directors in the context of considering the proposed transactions. Representatives of Skadden also reviewed the terms of the draft transaction agreements and described changes to such documents since the last meeting of the Pinnacle board. Representatives of J.P. Morgan reviewed J.P. Morgan's financial analyses of the proposed transactions.

        Following these board meetings and continuing through December 17, 2017, representatives of the parties further negotiated and reached resolution on the remaining open points in the merger agreement, which included, among other things, the triggers and duration of a marketing period in connection with Penn's financing of the proposed transactions, the financing cooperation covenants and financing representations made by Penn, provisions related to the regulatory approval process and circumstances under which termination fees would be payable. During the same period, representatives of the applicable parties further negotiated and reached resolution on the remaining open points in the other transaction agreements.

        On December 17, 2017, the Penn board held a meeting, at which members of Penn management and representatives of Goldman Sachs, BofA Merrill Lynch and Wachtell Lipton were in attendance, to consider the final terms of the merger agreement and the other transaction agreements. Representatives of Wachtell Lipton reviewed legal matters and the proposed terms of the final merger agreement and other transaction agreements, and described changes to such documents since the last Penn board meeting. Representatives of Goldman Sachs presented their financial analysis of the merger and the other proposed transactions and rendered the oral opinion of Goldman Sachs to the Penn board, subsequently confirmed by delivery of a written opinion dated December 17, 2017, that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement was fair from a financial point of view to Penn. After discussing the proposed transactions and considering the presentations by Wachtell Lipton and Goldman Sachs, the Penn board (other than Messrs. Carlino and Handler, who recused themselves) unanimously (i) determined that it is in the best interests of Penn and its shareholders, and declared it advisable, to enter into the merger agreement and the other transaction agreements, (ii) approved the execution, delivery and performance by Penn of the merger agreement and the other transaction agreements and the consummation of the transactions contemplated thereby, including the merger, the share issuance, the Boyd divestitures and the real estate transactions and (iii) resolved to recommend that Penn shareholders vote in favor of the share issuance proposal.

        Also on December 17, 2017, the Pinnacle board held a meeting to consider the proposed final terms of the merger agreement and other transaction agreements, with members of senior management and representatives of J.P. Morgan and Skadden in attendance. Skadden representatives reviewed legal matters and the proposed terms of the final merger agreement and other transaction agreements, and described changes to such documents since the last Pinnacle board meeting. Representatives of J.P. Morgan again reviewed the financial analyses in connection with the merger, which it had presented at the previous meeting of the Pinnacle board, and rendered its oral opinion to the Pinnacle board, subsequently confirmed by delivery of a written opinion dated December 17, 2017, that, on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, as of the date of such opinion, the merger consideration to be paid to the holders of Pinnacle common stock in the proposed transaction is fair, from a financial point of view, to such holders. After discussing the proposed transactions and considering the presentations by Skadden and J.P. Morgan, the Pinnacle board unanimously (i) determined that the merger agreement and the transactions contemplated thereby are in the best interest of Pinnacle and its stockholders and are advisable, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and (iii) recommended that the Pinnacle stockholders vote to adopt the merger agreement at a meeting of the Pinnacle stockholders to be called for the purposes of acting thereon.

        After the respective meetings of the Penn board and the Pinnacle board on December 17, 2017, the parties executed the merger agreement, and the other transaction agreements, as applicable.

        On December 18, 2017, prior to the opening of trading of Pinnacle's and Penn's common stock on the Nasdaq Global Select Market, Pinnacle and Penn issued a joint press release announcing the execution of the merger agreement and the other transaction agreements.

Recommendation of the Penn Board and Reasons for the Merger

        At a meeting held on December 17, 2017, the Penn board (other than Messrs. Peter M. Carlino and David A. Handler, who recused themselves) unanimously (i) determined that it is in the best interests of Penn and its shareholders, and declared it advisable, to enter into the merger agreement, the divestiture agreement and the real estate transaction agreements and (ii) approved the execution, delivery and performance by Penn of the merger agreement, the divestiture agreement, the real estate transaction agreements and the consummation of the transactions contemplated thereby, including the merger, the share issuance, the Boyd divestitures and the real estate transactions. Accordingly, the Penn board recommends that Penn's shareholders vote "FOR" the share issuance proposal, and "FOR" the Penn adjournment proposal.

        Messrs. Carlino and Handler recused themselves from (i) voting on the Penn board's resolutions (including the recommendation set forth herein) in connection with, (ii) participating in certain discussions with respect to and (iii) negotiating the terms of the merger, the Boyd divestitures and the real estate transactions due to their positions as a member of the board of directors (in the case of Mr. Handler) and chairman of the board of directors and chief executive officer (in the case of Mr. Carlino) of GLPI. As Messrs. Carlino and Handler have been directors of each of Penn and GLPI since GLPI's inception as a public company in 2013, and given the significant commercial relationships between Penn and GLPI, Penn's Corporate Governance Guidelines include policies and procedures regarding perceived or actual conflicts of interest in that regard. The decisions of Messrs. Carlino and Handler to recuse themselves from voting on, participating in certain discussions with respect to and negotiating the terms of the merger, the Boyd divestitures and the real estate transactions (see "—Background of the Merger") were consistent with such policies. At all times during its consideration of the merger, the Boyd divestitures and the real estate transactions, the Penn board was aware of the positions of Messrs. Carlino and Handler with GLPI, as well as the economic interests of Messrs. Carlino and Handler as shareholders of GLPI, and took such matters into account to the extent it deemed appropriate and relevant.

        In evaluating the proposed transactions, the Penn board consulted with Penn's management and legal and financial advisors and, in reaching its determination and recommendation, considered a number of factors. The Penn board also consulted with outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement, the divestiture agreement and the real estate transaction agreements.

        Many of the factors considered favored the conclusion of the Penn board that the merger agreement, the divestiture agreement, the real estate transaction agreements and the respective transactions contemplated by such transaction agreements, including the share issuance, are advisable and in the best interests of Penn and its shareholders, including the following:

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  the expectation that the merger will create economies of scale and other geographic advantages by broadening the combined company's portfolio of gaming properties to 41 gaming properties across 20 jurisdictions;

  •
  the opportunity to combine two of the top customer loyalty programs in the industry to drive incremental revenue while also benefiting from enhanced promotional opportunities in online and social gaming across the combined company's portfolio;

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  the Penn board has identified at least $100 million in annual run-rate cost synergies driven by the elimination of corporate overhead redundancies and improved property level efficiencies, with limited incremental costs required to scale operations and integrate Pinnacle;

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  the expectation that the merger will be immediately accretive to free cash flow per share in the first year. The strong free cash flow generation expected from the combined companies will enhance Penn's ability to de-lever its balance sheet, pursue strategic opportunities and return capital to shareholders;

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  information from and discussions with Penn's management and advisors regarding Penn's and Pinnacle's respective business strategies and prospects, including the projected long-term financial results of Penn and Pinnacle as standalone companies and the expected pro forma effect on Penn of the merger and related transactions;

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  the financial analyses reviewed and discussed with the Penn board and the opinion of Goldman Sachs to the Penn board, dated December 17, 2017, to the effect that, as of the date thereof and based on and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement was fair from a financial point of view to Penn , as more fully described below under the caption "—Opinion of Penn's Financial Advisor";

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  the Penn board's understanding of Penn's and Pinnacle's businesses as well as their respective financial performance, results of operations and future prospects, which supported the Penn board's view that the merger consideration reflected a reasonable price for Pinnacle; and

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  the review by the Penn board with its advisors of the structure of the proposed transactions and the financial and other terms of the merger agreement, divestiture agreement and real estate transaction agreements, including the parties' representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed transactions and the Penn board's evaluation of the likely time period necessary to complete the transactions, each as described in more detail elsewhere in this joint proxy statement/prospectus.

        In the course of its deliberations, the Penn board also considered a variety of risks and other potentially negative factors, including the following:

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  the possibility that the merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Penn and/or Pinnacle, including the potential length of the regulatory review process and the risk that the applicable governmental authorities may prohibit or enjoin the transactions or otherwise impose unanticipated conditions on Penn and/or Pinnacle in order to obtain clearance for the transactions;

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  the possibility that macroeconomic or market conditions affecting the industries in which Penn and/or Pinnacle operate could significantly worsen;

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  the possibility that, in certain circumstances relating to the failure to obtain regulatory approvals, Penn could be required to pay Pinnacle a termination fee of $125 million;

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  the possibility that, in certain circumstances relating to changes in Penn's recommendation or the failure to obtain shareholder approval of the share issuance proposal, Penn could be required to pay a termination fee or make an expense payment to Pinnacle in the amount of $60 million;

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  the potential for diversion of management and employee attention and the potential effect of the transactions on Penn's business and strategic relationships;

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  the merger agreement terms providing that, if the merger is not consummated on or prior to October 31, 2018 and is consummated thereafter, the merger consideration payable by Penn would increase by $0.01 per share of Pinnacle common stock for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger;

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  the merger agreement terms providing that Penn's obligation to complete the merger is not conditioned upon obtaining financing, the completion of the Boyd divestitures or the transactions contemplated by the real estate transaction documents, which could subject Penn to unanticipated liabilities and expenses in the event those other transactions cannot be completed in the anticipated timeframe or at all;

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  the transaction costs to be incurred in connection with the merger, the Boyd divestitures, the real estate transactions and Penn's financing arrangements (including ticking fees); and

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  risks of the type and nature described under the sections titled "Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements."

        The Penn board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the merger agreement, the divestiture agreement, the real estate transaction agreements and the respective transactions contemplated thereby. The foregoing discussion of the information and factors considered by the Penn board is not exhaustive. In view of the variety of factors considered by the Penn board in connection with its evaluation of the merger, the Boyd divestitures and the real estate transactions and the complexity of these matters, the Penn board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Penn board evaluated the factors described above, among others, and reached the conclusion that the merger agreement, the divestiture agreement, the real estate transaction agreements and the respective transactions contemplated thereby, including, without limitation, the merger and the share issuance, are in the best interests of Penn and its shareholders and approved and declared advisable the merger agreement, the divestiture agreement, the real estate transactions and the respective transactions contemplated thereby, including the share issuance, and approved the execution, delivery and performance of the transaction agreements. In considering the factors described above and any other factors, individual members of the Penn board may have viewed factors differently or given different weight or merit to different factors.

Recommendation of the Pinnacle Board and Reasons for the Merger

        By unanimous vote, the Pinnacle board of directors (the "Pinnacle board"), at a meeting held on December 17, 2017, determined that it is in the best interests of Pinnacle and its stockholders, and declared it advisable, to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by Pinnacle's stockholders and resolved that the adoption of the merger agreement be submitted to a vote at a meeting of Pinnacle's stockholders. The Pinnacle board recommends that Pinnacle stockholders vote "FOR" the merger agreement proposal, "FOR" the advisory compensation proposal and "FOR" the Pinnacle adjournment proposal.

        In evaluating the merger agreement, the merger and the other transactions contemplated thereby, the Pinnacle board consulted with Pinnacle's senior management, outside legal counsel and financial advisor. In recommending that Pinnacle's stockholders vote their shares of Pinnacle common stock in favor of adoption of the merger agreement, the Pinnacle board of directors also considered a number of factors, including the following (not necessarily in order of relative importance):

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  Compelling Value:  The Pinnacle board's belief that the merger consideration of $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger) and 0.42 shares of Penn common stock for each share of Pinnacle common stock, which implies a total purchase price of $32.47 per share of Pinnacle common stock based on Penn's closing price on December 15, 2017, the last trading day prior to the announcement of the merger, offered compelling value for shares of Pinnacle common stock, based on consideration of factors including:

    •
    Pinnacle's business and operations, historical results of operations, strategic business plans and prospects of Pinnacle on a standalone basis, opportunities and risks or uncertainties in executing Pinnacle's strategic plans, and current and historical trading prices of Pinnacle's common stock;

    •
    the immediate value from the cash consideration that Pinnacle stockholders will receive, as well as the Pinnacle stockholders' ability to participate in the long-term growth of Penn that is expected to occur from the integration of Pinnacle and Penn into a more efficient, larger-scale gaming entertainment platform;

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    Penn's business and operations, historical results of operations, strategic business plans and prospects, including the expected pro forma effect on Penn of the merger and related transactions and the attractive potential to create meaningful synergies resulting from a combination with Penn, which the Pinnacle board believed could reasonably be expected to exceed the $100 million in annual run-rate cost synergies identified by Penn, from which Pinnacle stockholders will be positioned to benefit based on their anticipated ownership of approximately 22% of the combined company at closing;

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    multiples of various EBITDA measures represented by the enterprise value of Pinnacle implied by the $32.47 per share implied value of the merger consideration, including multiples of approximately:

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    8.7x based on Pinnacle's estimated EBITDA for the 2018 calendar year based on consensus estimates;

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    8.8x based on Pinnacle's estimated EBITDA for the 2018 calendar year based on Pinnacle management estimates;

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    premia to historic trading prices represented by the $32.47 per share implied value of the merger consideration, including premia of approximately:

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    48.5% over Pinnacle's closing price of $21.86 on Nasdaq on October 4, 2017, the last trading day prior to the first article in the Wall Street Journal regarding Penn's potential acquisition of Pinnacle;

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    9.7% over Pinnacle's closing price of $29.60 on Nasdaq on November 29, 2017, the last trading day prior to the second article in the Wall Street Journal regarding merger negotiations between Penn and Pinnacle;

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    4.9% over Pinnacle's closing price of $30.95 on Nasdaq on December 15, 2017, the last trading day prior to announcement of the merger agreement;

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    36.3% over Pinnacle's volume weighted average closing price of $23.83 on Nasdaq for the 90-day period ended December 15, 2017;

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    46.9% over Pinnacle's highest closing price of $22.10 for the 52-week period ended October 4, 2017, the last trading day prior to the first article in the Wall Street Journal regarding Penn's potential acquisition of Pinnacle;

    •
    185.8% over Pinnacle's lowest closing price of $11.36 for the 52-week period ended October 4, 2017, the last trading day prior to the first article in the Wall Street Journal regarding Penn's potential acquisition of Pinnacle;

    •
    the expectation that the merger will be accretive on a free cash flow per share basis in the first year following the consummation of the merger and that the Penn shares that will be delivered to Pinnacle stockholders as a portion of the merger consideration should be an attractive currency benefitting from the combination's anticipated synergies.

  •
  Best Available Alternative for Maximizing Stockholder Value.  The Pinnacle board's determination, after consultation with management and its financial and legal advisors, that entering into the merger agreement with Penn was more favorable to Pinnacle stockholders than other alternatives reasonably available to Pinnacle, including continued operation of Pinnacle on a standalone basis or the pursuit of potential alternative transactions. In making its determination, the Pinnacle board took into account factors including (i) the Pinnacle board's assessment of Pinnacle's business and operations, historical results of operations, financial prospects and conditions and the determination that continued operation of Pinnacle on a standalone basis was not likely to produce, on a risk-adjusted basis, values that would create more value for Pinnacle stockholders than the current cash and stock consideration offered by Penn, (ii) the Pinnacle board's belief as to the attractive potential to create meaningful synergies resulting from a combination with Penn, from which Pinnacle stockholders will be positioned to benefit based on their anticipated ownership of approximately 22% of the combined company at closing, (iii) the Pinnacle board's belief, taking into account the perspectives provided by its financial advisor and Pinnacle's management, that there was a low likelihood that another party would be willing and able to pursue a transaction at a value in excess of the value offered by Penn, (iv) the Pinnacle board's belief that the implied $32.47 per share merger consideration was the best value reasonably available to Pinnacle's stockholders and (v) the Pinnacle board's belief that the form of the merger consideration provides significant certainty through the cash portion of the merger consideration while simultaneously allowing Pinnacle stockholders the ability to participate in any upside through the stock portion of the merger consideration.

  •
  Appropriateness of Process.  The Pinnacle board's determination that negotiating a potential merger with Penn was most likely to result in the best value reasonably available for Pinnacle stockholders based on the Pinnacle board's belief that (i) Penn was best positioned to provide the best value reasonably available to Pinnacle stockholders in light of the expected synergies of the combined company and Penn's strategic interest, (ii) it was not likely another party would be willing to pursue a transaction at a value in excess of the value offered by Penn, which belief was supported by the absence of any inbound indications of interest received by Pinnacle from other strategic or financial parties despite the Wall Street Journal articles on October 5, 2017 and November 29, 2017 reporting on a potential acquisition of Pinnacle by Penn, and (iii) the risk of losing leverage to negotiate a higher price or other improved terms from Penn than would have otherwise been available outweighed the possibility of receiving a more favorable proposal from another party.

  •
  Appropriate Time to Pursue a Merger.  That while Pinnacle's business is strong and continues to present opportunities for growth, as Pinnacle has grown, it has also become subject to increasing competitive pressures in the gaming industry, and as such there are increasing challenges to maintaining Pinnacle's historic growth rate and profitability as a standalone company. In evaluating the merger, the Pinnacle board considered the limited opportunities for significant strategic acquisitions at attractive valuations. The Pinnacle board also considered that, while Pinnacle's stock is currently trading at multiples of earnings and EBITDA/EBITDAR that are relatively high compared to historical multiples, if investor sentiment regarding Pinnacle, the gaming industry or the equity market generally were to change in a negative fashion, Pinnacle's stock price could decrease even if Pinnacle's earnings and EBITDA/EBITDAR were not to decrease. The Pinnacle board also considered that the cash portion of the merger consideration allows Pinnacle stockholders to lock in value at Pinnacle's current trading price and multiple levels, while the stock portion of the merger consideration allows Pinnacle stockholders to continue to participate in the upsides of the combined company.

  •
  Financial Analyses of J.P. Morgan and Receipt of Fairness Opinion.  J.P. Morgan's financial analyses in connection with the merger and its oral opinion rendered to the Pinnacle board, subsequently confirmed by delivery of a written opinion dated December 17, 2017, that, as of the date thereof and based upon and subject to the factors and assumptions set forth in such opinion, the merger consideration of $20.00 in cash and 0.42 shares of Penn common stock to be paid for each share of Pinnacle common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Pinnacle common stock, as more fully described below under the heading "—Opinion of Pinnacle's Financial Advisor".

  •
  Opportunity to Receive Alternative Transaction Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal.  Pinnacle's right, in circumstances specified in the merger agreement, to respond to and negotiate unsolicited takeover proposals made before the time Pinnacle's stockholders approve the proposal to adopt the merger agreement and to terminate the merger agreement in certain circumstances in order to accept a superior proposal subject to payment to Penn of a termination fee of $60 million, which amount the Pinnacle board believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions and that the size of the fee would not be a meaningful deterrent to alternative takeover proposals.

  •
  High Likelihood of Completion.  The Pinnacle board's view that the likelihood of completion of the merger is high, particularly in light of the terms of the merger agreement and the conditions to closing the merger, including (i) the absence of a financing condition in the merger agreement and Penn's receipt of executed debt financing commitment letters to provide the debt portion of the financing from reputable commercial banks with significant experience in similar lending transactions; (ii) the commitment of Penn to use its reasonable best efforts to consummate the merger and to take all steps necessary to eliminate impediments to obtaining regulatory clearance for consummation of the merger, including divesting assets or entering into hold-separate arrangements (subject to agreed limitations), and that at same time as entering the merger agreement Penn had entered into definitive agreements with Boyd to divest certain assets in order to facilitate regulatory clearance of the merger; (iii) Penn's obligation to pay Pinnacle a $125 million reverse termination fee if the merger agreement is terminated by either Penn or Pinnacle because (1) of any injunction, order, decree or ruling relating to antitrust laws or gaming laws or (2) the end date has passed and certain conditions related to regulatory and gaming approvals have not been satisfied (subject to certain exceptions); (iv) Penn's obligation to pay Pinnacle, under certain circumstances, if the merger agreement is terminated as a result of the failure to obtain approval of Penn's stockholders, a fixed expense reimbursement of $60 million; (v) the incremental increase in the cash component of the merger consideration, if the merger is not consummated on or prior to October 31, 2018, by an additional $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger and (vi) that GLPI, the landlord for a majority of Pinnacle's and GLPI's properties, provided its consent at the same time as the merger agreement was entered to, among other things, the divestiture of certain assets to Boyd in order to facilitate regulatory clearance of the merger.

  •
  Arm's Length Terms and Other Factors Related to the Merger Agreement.  The Pinnacle board's view that the merger agreement was the product of arm's length negotiations and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including:

  •
  termination provisions in the merger agreement, including that the end date under the merger agreement (which may be extended under specified circumstances) on which either party, subject to specified exceptions, can terminate the merger agreement should provide sufficient time to consummate the transaction;

  •
  structure of the transaction as a merger should allow sufficient time for a third-party to make a superior proposal if it desired to do so;

  •
  subject to the terms and conditions set forth in the merger agreement, the ability of the Pinnacle board to change its recommendation to the Pinnacle stockholders upon the occurrence of an intervening event that was not known to or reasonably foreseeable by Pinnacle's board as of or prior to December 17, 2017;

  •
  Pinnacle's ability to specifically enforce, or seek damages upon any breach of, Penn's obligations under the merger agreement, including Penn's obligation to consummate the merger and Penn's obligation to use its reasonable best efforts to enforce its rights under its debt financing commitments in the event of a financing failure; and

  •
  the unanimous approval of the merger agreement by the Pinnacle board of directors, which consists of a majority of independent directors who are not affiliated with Penn and are not employees of Pinnacle or any of its subsidiaries, and which retained and received advice from Pinnacle's outside financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement.

        The Pinnacle board also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

  •
  That because the merger consideration includes a fixed exchange ratio of shares of Penn common stock to Pinnacle common stock, Pinnacle stockholders could be adversely affected by a decrease in the trading price of Penn common stock as the merger agreement does not provide for any adjustment of the exchange ratio if the trading price of Penn common stock decreases and does not provide a price-based termination right to Pinnacle.

  •
  That Pinnacle had only engaged in negotiations with Penn regarding a potential transaction and had not contacted other potential buyers prior to the execution of the merger agreement on December 15, 2017.

  •
  That under the terms of the merger agreement, Pinnacle is unable to solicit other competing proposals during the pendency of the merger.

  •
  Subject to certain conditions set forth in the merger agreement, in the event of Pinnacle's receipt of a superior proposal, Pinnacle's requirement to negotiate in good faith with Penn regarding revisions to the merger agreement, which Pinnacle's board must consider in good faith and determine in consultation with its independent financial advisor and outside legal counsel whether the superior proposal continues to constitute a superior proposal if the revisions proposed by Penn were to be given effect.

  •
  That, under specified circumstances, Pinnacle may be required to pay fees and expenses in the event the merger agreement is terminated and the effect this could have on Pinnacle, including:

  •
  The possibility that the termination fee payable by Pinnacle under certain circumstances could discourage other potential parties from making a competing offer; although the

      Pinnacle board believed that the termination fee was reasonable in amount and would not unduly deter any other party that might be interested in making a competing proposal;

    •
    If the merger is not consummated, Pinnacle may be required to pay its own expenses associated with the merger agreement and the transactions contemplated thereby; and

    •
    The requirement that, under certain circumstances, if the merger agreement is terminated as a result of the failure to obtain approval of Pinnacle's stockholders, Pinnacle would be obligated to pay Penn a fixed expense reimbursement of $30 million (which amount is creditable against any termination fee payable) and if the merger agreement is terminated by Pinnacle to accept a superior proposal, Pinnacle would be obligated to pay Penn a termination fee of $60 million.

  •
  The significant costs involved in connection with entering into the merger agreement and the transactions contemplated thereby, including the merger, and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, including the merger, which may disrupt Pinnacle's business operations.

  •
  That the consummation of the merger and the related divestiture transactions require regulatory approvals and the risk that notwithstanding Penn's obligations with respect to obtaining regulatory approvals, governmental entities may seek to impose unfavorable terms or conditions, or otherwise fail to grant, such approvals, including the risk of potential delays in granting or failure to grant, by such governmental entities, regulatory approvals for the merger as a result of delays in granting or failure to grant regulatory approvals for the related divestiture transactions.

  •
  The possibility that the merger might not be consummated, and the possible adverse effect of termination of the merger agreement on Pinnacle or the trading price of Pinnacle common stock, and related risks including:

  •
  That the reverse termination fee is not available in all instances where the merger agreement is terminated and may be Pinnacle's only recourse where it is available;

  •
  That, even if the merger agreement is approved by Pinnacle's stockholders, Penn's shareholders may not approve the issuance of Penn shares in connection with the merger;

  •
  That, although Penn must use reasonable best efforts to obtain the financing contemplated by its debt commitment letters, there is a risk that such financings might not be obtained;

  •
  That, even if the merger agreement is approved by Pinnacle's stockholders and Penn's stockholders, there can be no assurance that all other conditions to the parties' obligations to complete the merger will be satisfied;

  •
  That, even if the proceeds of the financing contemplated by Penn's debt financing commitment letters are obtained, because the aggregate proceeds from the debt financings together with the anticipated cash proceeds of the sale of the Belterra Park and Plainridge real property to GLPI are required to fully fund the merger, there is a risk that the anticipated cash proceeds from the sale of the Belterra Park and Plainridge real property to GLPI might not be obtained (including in the event the sale fails to close and/or GLPI breaches its contractual obligations under the purchase agreement providing for such sale) though that risk is mitigated by Penn's commitment in the merger agreement to maintain its ability under its existing credit agreement to draw amounts equal to such anticipated proceeds; and

  •
  That Pinnacle may be at risk for loss of members of management and other key personnel following announcement of the transaction, and may not be able to effectively replace such persons, which could adversely affect Pinnacle's business during the period prior to consummation of the merger, or if the merger is not consummated, as Pinnacle's operations are largely dependent on the skill and experience of its management and key personnel.

  •
  The restrictions on the conduct of Pinnacle's business prior to the consummation of the merger, including the requirement that Pinnacle conduct business in the ordinary course, subject to specific limitations, which may delay or prevent Pinnacle from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, Pinnacle might have pursued.

  •
  That Pinnacle's directors and executive officers may have interests in the merger that may be different from, or in addition to, those of Pinnacle's stockholders generally. For more information about such interests, see below under the heading ["—Interests of Certain Pinnacle Persons in the Merger."]

  •
  Risks of the type and nature described under the sections titled ["Risk Factors" and "Cautionary Statements Regarding Forward-Looking Statements."]

  •
  Material U.S. federal income tax consequences of the merger to U.S. holders of Pinnacle common stock, as further described under the heading ["—Material U.S. Federal Income Tax Consequences"].

        The Pinnacle board considered all of these factors as a whole and believed that, overall, the potential benefits of the merger to Pinnacle's stockholders outweighed the uncertainties and risks of the merger.

        The foregoing discussion of factors considered by the Pinnacle board is not intended to be exhaustive, but includes the material factors considered by the Pinnacle board. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Pinnacle board did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the Pinnacle board applied his or her own personal business judgment to the process and may have viewed factors differently or given different weight or merit to different factors. The Pinnacle board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Pinnacle board based its recommendation on the totality of the information presented. The Pinnacle board evaluated the factors described above, among others, and reached the conclusion that it is in the best interests of Pinnacle and its stockholders, and declared it advisable, to enter into the merger agreement, and unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and resolved to recommend the adoption of the merger agreement by Pinnacle's stockholders and resolved that the adoption of the merger agreement be submitted to a vote at a meeting of Pinnacle's stockholders.

Certain Penn Unaudited Prospective Financial Information

        Other than quarterly and annual financial guidance provided to investors, which it may update from time to time, Penn does not as a matter of course make public projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, the Boyd divestitures and the real estate transactions, Penn's management prepared certain unaudited internal financial forecasts with respect to Penn and the pro forma combined company, which were provided to the Penn board and Pinnacle, as well as Penn's and Pinnacle's respective financial advisors, in connection with their evaluation of the proposed transactions. In addition, Penn's management prepared certain unaudited internal financial forecasts with respect to Pinnacle, which Penn management derived from the Pinnacle unaudited prospective financial information summarized in "—Certain Pinnacle Unaudited Prospective Financial Information" by making adjustments to the assumptions associated therewith, which were provided to the Penn board, as well as Penn's financial advisor, in connection with their evaluation of the proposed transactions.

        For purposes of the Penn Unaudited Prospective Financial Information:

        EBITDAR is defined as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows lease (as applicable), pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. EBITDAR is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP;

        Adjusted EBITDA is defined as EBITDAR (as defined above) less rent expense associated with Penn's and Pinnacle's respective master leases with GLPI (as applicable), and less rent expense associated with the Meadows lease (as applicable). EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP; and

        Unlevered Free Cash Flow is defined as EBITDA (as defined above), less tax expenses (on an unlevered basis), less capital expenditures, less other investing activities, less pre-opening and development costs, stock-based compensation and net asset write-downs and less changes in net working capital. Unlevered Free Cash Flow is a non-GAAP financial measure and was calculated by Goldman Sachs based on information provided by Penn in connection with its discounted cash flow analysis based on the Penn Unaudited Prospective Financial Information (assuming a statutory federal income tax rate of 40% as instructed by Penn management).

  Penn Projections Regarding Penn Standalone

        The following table presents Penn unaudited prospective financial information for the three months ended December 31, 2017 and the years ending December 31, 2018 through 2021 that was used for purposes of considering, analyzing and evaluating Penn's potential performance on a standalone basis. The following unaudited prospective financial information was provided to the Penn board and Goldman Sachs and discussed by Penn management with each such party and, in the case of Goldman Sachs, used in connection with its fairness opinion to the Penn board of directors, and certain of the following unaudited prospective financial information was provided to Pinnacle and discussed by Penn management with Pinnacle(1).

	4Q 2017	FY 2018	FY 2019	FY 2020	FY 2021
	$ in millions
Revenue	$757	$3,243	$3,220	$3,251	$3,319
EBITDAR	206	919	947	959	1,019
Adjusted EBITDA	92	457	489	494	547
Unlevered Free Cash Flow	34	224	144	148	275

(1)
Pinnacle was provided with the revenue and EBITDAR projections for 4Q 2017 and the years ended December 31, 2018-2021,adjusted EBITDA projections for 4Q 2017 and FY 2018 and cash lease amounts for FY 2018-2021.

  Penn Projections Regarding Pinnacle Standalone

        The following table presents Pinnacle unaudited prospective financial information, excluding the results of the assets anticipated to be divested to Boyd, for the quarter ending December 31, 2017 and the years ending December 31, 2019 through 2021, that was used for purposes of considering, analyzing and evaluating Pinnacle's performance on a standalone basis, which Penn management derived from the Pinnacle unaudited prospective financial information summarized in "—Certain Pinnacle Unaudited Prospective Financial Information" by making adjustments to the assumptions associated therewith. The following unaudited prospective financial information, which excludes the results of the assets anticipated to be divested to Boyd, was provided to the Penn board and Goldman Sachs and discussed by Penn management with each such party and, in the case of Goldman Sachs, used in connection with its fairness opinion to the Penn board of directors:

	4Q 2017	FY 2018	FY 2019	FY 2020	FY 2021
	$ in millions
Revenue	$458	$1,919	$1,948	$1,986	$2,024
EBITDAR	118	520	530	546	563
Adjusted EBITDA	40	206	212	221	233
Unlevered Free Cash Flow	17	107	109	115	123

  Penn Projections Regarding the Pro Forma Combined Company

        The following table presents unaudited pro forma prospective financial information for Penn, assuming that the merger were consummated on October 1, 2018 and excluding the results of the divestiture subsidiaries anticipated to be sold in connection with the merger, for the years ending December 31, 2018 through 2021. The following unaudited pro forma prospective financial information was used for the purposes of considering, analyzing and evaluating the pro forma combined company's performance. The following unaudited pro forma prospective financial information was provided to the Penn Board and Goldman Sachs and discussed by Penn management with each such party and, in the case of Goldman Sachs, used in connection with its fairness opinion to the Penn board of directors:

	FY 2018	FY 2019	FY 2020	FY 2021
Revenue	$3,705	$5,168	$5,237	$5,343
EBITDAR	1,028	1,499	1,605	1,683
Adjusted EBITDA	479	684	776	843
Unlevered Free Cash Flow	231	253	310	447

Certain Pinnacle Unaudited Prospective Financial Information

Pinnacle Management Projections of Pinnacle Financial Information

        Pinnacle does not normally publicly disclose long-term projections as to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with evaluation of the merger, Pinnacle provided the Pinnacle board and J.P. Morgan with certain non-public and unaudited non-GAAP standalone financial forecasts that were prepared by the management of Pinnacle for purposes of assessing a possible strategic transaction, and not for public disclosure.

        At the direction of the Pinnacle board, J.P. Morgan used unaudited financial projections for Pinnacle's calendar years 2017 through 2026 based on management forecasts for calendar years 2017 through 2021, and extrapolations of such forecasts for calendar years 2022 through 2026 approved by Pinnacle's management (the "Pinnacle Projections") in performing financial analyses in connection with rendering its opinion described and summarized in the section titled "The Merger—Opinion of Pinnacle's Financial Advisor." The following table presents a summary of the Pinnacle Projections:

$mm

	Forecasts(1)						Extrapolations(2)
$mm	2017E*		2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Net revenue	2,565		2,629	2,678	2,730	2,782	2,834	2,884	2,932	2,979	3,023
EBITDAR(4)	705	(3)	723	745	769	793	808	822	836	849	862
EBITDA(5)	298	(3)	311	326	341	358	364	369	374	378	382
Unlevered Free Cash Flow(7)	66	(6)	188	155	104	185	186	187	187	186	185

  Source: Pinnacle management

*
Represents actual figures through end of October 2017, excluding potential future adjustments for 2017, and forecast for the remainder of 2017.

(1)
Selected measures from the Pinnacle Projections from 2017E through 2021E prepared by Pinnacle management and provided to J.P. Morgan (other than Unlevered Free Cash Flow, as described in Note 7 below) in connection with J.P. Morgan's financial analyses summarized under "The Merger—Opinion of Pinnacle's Financial Advisor" and to the Pinnacle Board in connection with its evaluation of the Merger.

(2)
Extrapolations for 2022E through 2026E approved by Pinnacle management, based on Pinnacle management estimates for 2017E through 2021E, and provided to J.P. Morgan in connection with its financial analyses summarized under "The Merger—Opinion of Pinnacle's Financial Advisor" and to the Pinnacle Board in connection with its evaluation of the Merger.

(3)
Excluding non-recurring expenses of $7.4 million.

(4)
EBITDAR is defined for purposes of the Pinnacle Projections as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. EBITDAR is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP.

(5)
EBITDA is defined for purposes of the Pinnacle Projections as EBITDAR (as defined in Note 4 above) less rent payments associated with Pinnacle's master lease with GLPI and less rent payments associated with the Meadows lease. EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP.

(6)
Reflects Unlevered Free Cash Flow forecast for the fourth fiscal quarter of 2017.

(7)
Unlevered Free Cash Flow is defined as EBITDA (as defined in Note 5 above), less tax expenses (on an unlevered basis), less capital expenditures, less other investing activities, less pre-opening and development costs, stock-based compensation and net asset write-downs and less changes in net working capital. Unlevered Free Cash Flow is a non-GAAP financial measure and was calculated by J.P. Morgan in connection with its discounted cash flow analysis based on the Pinnacle Projections (assuming a statutory federal income tax rate of 35% applicable to Pinnacle).

        Additionally, at the direction of the Pinnacle board, Pinnacle provided to Penn management forecasts of selected items for calendar years 2017 through 2021 (and, in the case of Recurring Free Cash Flow and Free Cash Flow, for calendar years 2017 and 2018 only). The following table presents a summary of the information provided to Penn:

$mm

	Forecasts(1)
$mm	2017E*		2018E	2019E	2020E	2021E
Net revenue	2,565		2,629	2,678	2,730	2,782
Recurring EBITDAR(3)	705	(2)	723	745	769	793
Recurring Free Cash Flow(4)	175		172
Free Cash Flow(5)	153		170

  Source: Pinnacle management

*
Represents actual figures through end of October 2017, excluding potential future adjustments for 2017, and forecast for remainder of calendar year 2017.

(1)
Selected measures from 2017E through 2021E prepared by Pinnacle management and provided to Penn management.

(2)
Excluding non-recurring expenses of $7.4 million.

(3)
Recurring EBITDAR is defined for purposes of the Pinnacle management projections provided to Penn management as earnings before interest income and expense, income taxes, depreciation, amortization, rent expense associated with the Meadows lease, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. EBITDAR is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP.

(4)
Recurring Free Cash Flow is defined for purposes of the Pinnacle management projections provided to Penn management as EBITDAR (as defined in Note 3 above), less rent payments associated with Pinnacle's master lease with GLPI, less rent payments associated with the Meadows lease, less net cash interest expense, less pre-opening and development costs, less cash taxes, less capital expenditures, less investment in working capital and other. Recurring Free Cash Flow is a non-GAAP financial measure.

(5)
Free Cash Flow is defined for purposes of the Pinnacle management projections provided to Penn management as Recurring Free Cash Flow (as defined in Note 4 above) less share buybacks and less Retama Park funding.

Pinnacle Projections Regarding Penn

        At the direction of the Pinnacle board of directors, J.P. Morgan used unaudited financial projections for Penn's calendar years 2017 through 2026 based on Penn management forecasts, as adjusted by Pinnacle management (with respect to two assets for 2020E and 2021E), for calendar years 2017 through 2021, and extrapolations of such forecasts for calendar years 2022 through 2026 approved by Pinnacle's management (the "Adjusted Penn Projections") in performing financial analyses in connection with rendering its opinion described and summarized in the section titled "The Merger—Opinion of Pinnacle's Financial Advisor." The following table presents a summary of the Adjusted Penn Projections:

$mm

	Forecasts(1)					Extrapolations(2)
$mm	3M2017E*	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Net revenue	757	3,243	3,220	3,215	3,283	3,348	3,411	3,470	3,527	3,580
EBITDAR(3)	206	919	947	940	954	973	991	1,008	1,025	1,040
EBITDA(4)	92	457	489	475	483	493	501	509	516	521
Unlevered Free Cash Flow(5)	59	233	272	247	244	254	251	267	263	262

Source: Pinnacle management

*
Represents forecast for fourth fiscal quarter of 2017 only and does not include actual figures for 2017.

(1)
Selected measures from the Adjusted Penn Projections from 2017E through 2021E approved by Pinnacle management and provided to J.P. Morgan (other than Unlevered Free Cash Flow, as described in Note 5 below) in connection with J.P. Morgan's financial analyses summarized under "The Merger—Opinion of Pinnacle's Financial Advisor" and to the Pinnacle Board in connection with its evaluation of the Merger.

(2)
Extrapolations for 2022E through 2026E approved by Pinnacle management, based on Penn management estimates for calendar years 2017 through 2021 as adjusted by Pinnacle management, and provided to J.P. Morgan in connection with J.P. Morgan's financial analyses summarized under "The Merger—Opinion of Pinnacle's Financial Advisor" and to the Pinnacle Board in connection with its evaluation of the Merger.

(3)
EBITDAR is defined for purposes of the Adjusted Penn Projections as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest and discontinued operations. EBITDAR is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or as an alternative to any other measure provided in accordance with GAAP.

(4)
EBITDA is defined for purposes of the Adjusted Penn Projections as EBITDAR (as defined above) less cash rent expenses.

(5)
Unlevered Free Cash Flow is defined for purposes of the Adjusted Penn Projections as EBITDA (as defined in Note 4 above), less tax expenses (on an unlevered basis), less capital expenditures, less other cash items (including Ohio track relocation fees, Jamul (advances) proceeds, earnout payments and capital lease payments), less stock-based compensation, less changes in net working capital and less certain other items. Unlevered Free Cash Flow is a non-GAAP financial measure and was calculated by J.P. Morgan in connection with its discounted cash flow analysis based on the Adjusted Penn Projections (assuming a statutory federal income tax rate of 35% applicable to Penn).

Important Information about the Unaudited Prospective Financial Information

        The inclusion of the unaudited prospective financial information summarized above within the "—Certain Penn Unaudited Prospective Financial Information" and "—Certain Pinnacle Unaudited Prospective Financial Information" sections of this joint proxy statement/prospectus (collectively, the "Unaudited Prospective Financial Information") should not be regarded as an indication that any of Penn, Pinnacle, J.P. Morgan, Goldman Sachs, their advisors, or any of their respective affiliates, officers, directors, partners, advisors or other representatives or any other person considered, or now considers, those projections to be predictive of actual future performance or events, or that it should be construed as financial guidance, and the summary of the Unaudited Prospective Financial Information set forth above should not be relied on as such.

        While presented with numeric specificity, the Unaudited Prospective Financial Information summarized above is subjective in many respects and reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Penn's and Pinnacle's businesses, that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in the sections entitled "Risk Factors" and "Cautionary Note Concerning Forward-Looking Statements," all of which are difficult to predict and many of which are beyond the control of Penn and Pinnacle and will be beyond the control of the combined company. The Unaudited Prospective Financial Information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. There can be no assurance that the Unaudited Prospective Financial Information and the underlying estimates and assumptions will be realized and actual results will likely differ, and may differ materially, from those reflected in the Unaudited Prospective Financial Information, whether or not the merger is completed.

        The Unaudited Prospective Financial Information constitutes forward-looking information. In addition, because the Unaudited Prospective Financial Information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the Unaudited Prospective Financial Information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions and other matters described under the section of this joint proxy statement/prospectus titled "Risk Factors." As a result, the Unaudited Prospective Financial Information cannot be considered predictive of actual future operating results, and this information should not be relied on as such. Penn shareholders and Pinnacle stockholders are urged to review the SEC filings of Penn and Pinnacle for a description of risk factors with respect to the businesses of Penn and Pinnacle, as well as the risks and other factors described or incorporated by reference in the sections entitled "Risk Factors" and "Cautionary Note Concerning Forward-Looking Statements" of this joint proxy statement/prospectus. See also "Where You Can Find More Information." The Unaudited Prospective Financial Information includes certain non-GAAP financial measures.

        The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. No independent registered public accounting firm has audited, reviewed, compiled, examined, applied or performed any procedures with respect to the Unaudited Prospective Financial Information contained herein, nor have they expressed nor do they express any opinion or any other form of assurance on such information or its achievability. The report of the respective independent registered public accounting firms to Penn and Pinnacle contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2016, which are incorporated by reference into this joint proxy statement/prospectus, relate to historical financial information of Penn and Pinnacle, respectively, and such reports do not extend to the projections summarized below and should not be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Penn and Pinnacle may not be comparable to similarly titled amounts used by other companies.

        Furthermore, the Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared. There can be no assurance that, had the Unaudited Prospective Financial Information been prepared either as of the date of the merger agreement or as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. The Unaudited Prospective Financial Information does not take into account all the possible financial and other effects on Penn or Pinnacle of the merger, the Boyd divestitures and the real estate transactions, the effect on Penn or Pinnacle of any business or strategic decision or action that has been or will be taken as a result of the merger agreement, the divestiture agreement or the real estate transaction agreements having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement, the divestiture agreement and the real estate transaction agreements had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger, the Boyd divestitures and the real estate transactions. Further, the Unaudited Prospective Financial Information does not take into account the effect on Penn or Pinnacle of any possible failure of the merger and/or the Boyd divestitures and the real estate transactions to occur. None of Penn, Pinnacle, or their respective affiliates, officers, directors, partners, advisors or other representatives has made, makes or is authorized in the future to make any representation to any Penn shareholder or Pinnacle stockholder or other person regarding Penn's or Pinnacle's ultimate performance compared to the information contained in the Unaudited Prospective Financial Information or that the forecasted results will be achieved. The inclusion of the Unaudited Prospective Financial Information herein should not be deemed an admission or representation by Penn, Pinnacle, their respective advisors or any other person that it is viewed as material information of Penn or Pinnacle, particularly in light of the inherent risks and uncertainties associated with such information. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the merger is completed. The summary of the Unaudited Prospective Financial Information included above is not being included to influence any Pinnacle stockholder's decision on whether to vote in favor of the merger or any other proposal to be considered at the Pinnacle special meeting, or any Penn shareholder's decision on whether to vote in favor of the share issuance or any other proposal to be considered at the Penn special meeting, but is being provided solely because it was made available to the Penn board, the Pinnacle board, Penn, Pinnacle and Penn's and Pinnacle's respective financial advisors, as applicable, in connection with the merger.

        READERS OF THIS JOINT PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION. PENN AND PINNACLE DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Opinion of Penn's Financial Advisor

        Goldman Sachs rendered its opinion to the Penn board that, as of December 17, 2017, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement was fair from a financial point of view to Penn.

        The full text of the written opinion of Goldman Sachs, dated December 17, 2017, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex I. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Penn board in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Penn's common stock should vote with respect to the merger, or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

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  the merger agreement;

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  the divestiture agreement;

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  annual reports to shareholders or stockholders, as applicable, and Annual Reports on Form 10 K of Penn and Pinnacle for the five fiscal years ended December 31, 2016;

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  certain interim reports to shareholders and stockholders, as applicable, and Quarterly Reports on Form 10-Q of Penn and Pinnacle;

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  certain other communications from Penn and Pinnacle to their respective shareholders or stockholders, as applicable;

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  certain publicly available research analyst reports for Penn and Pinnacle;

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  certain internal financial analyses and forecasts for Pinnacle prepared by its management;

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  certain internal financial analyses and forecasts for Penn standalone and pro forma for the transaction (which, as used in the Goldman Sachs opinion, reflected, among other things, the consummation of, and anticipated net proceeds from, the Boyd divestitures and the real estate transactions) and certain financial analyses and forecasts for Pinnacle that reflect, among other things, the consummation of, and anticipated net proceeds from, the Boyd divestitures and the real estate transactions, in each case, as prepared by the management of Penn and approved for Goldman Sachs' use by Penn (the "Forecasts"); and

    certain operating synergies projected by the management of Penn to result from the merger with an annual run-rate of approximately $100 million, as approved for Goldman Sachs' use by Penn (the "Synergies").

        Goldman Sachs also held discussions with members of the senior managements of Penn and Pinnacle regarding their assessment of the past and current business operations, financial condition and future prospects of Pinnacle and with the members of senior management of Penn regarding their assessment of the past and current business operations, financial condition and future prospects of Penn and the strategic rationale for, and the potential benefits of, the transaction; reviewed the reported price and trading activity for the shares of Penn's common stock and Pinnacle's common stock; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with Penn's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Penn's consent that the Forecasts and the Synergies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Penn. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Penn, Pinnacle or any of their respective subsidiaries, including the Boyd divestitures, and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Penn or Pinnacle or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement and that the Boyd divestitures and the real estate transactions will be consummated on the terms set forth in the real estate transaction documents, as applicable, in each case, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis, and that the net proceeds from the Boyd divestitures and the real estate transactions will not deviate from the amounts set forth in the Forecasts in any way meaningful to its analysis.

        Goldman Sachs' opinion does not address the underlying business decision of Penn to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Penn; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs' opinion addresses only the fairness from a financial point of view to Penn, as of the date of the opinion, of the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including the divestiture agreement and the transactions contemplated thereby, the potential internal restructuring contemplated by the merger agreement, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of Penn or Pinnacle; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Penn or Pinnacle, or any class of such persons in connection with the transaction, whether relative to the merger consideration to be paid by Penn for each share of Pinnacle's common stock pursuant to the merger agreement or otherwise. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Penn's common stock will trade at any time or as to the impact of the transaction on the solvency or viability of Penn or Pinnacle or the ability of Penn or Pinnacle to pay their respective obligations when they come due. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Penn in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 15, 2017 the last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions. For purposes of performing its analyses, Goldman Sachs calculated the implied value of the merger consideration of $32.47 per share of Pinnacle common stock, excluding the ticking fee, based on the $29.69 closing price of a share of Penn common stock on December 15, 2017.

Pinnacle Financial Analyses

        Premia Analysis.    Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash and cash and stock combination acquisition transactions announced during the time period from 2010 through 2017 involving a public company as the target where the disclosed enterprise values for the transaction were between $1 billion and $5 billion. For the entire period, using publicly available information, Goldman Sachs calculated the 25th percentile and 75th percentile premia of the price paid in the transactions relative to (i) the target's last closing stock price prior to announcement of the transaction, and (ii) the target's high stock price during the 52-week period preceding the last closing stock price prior to the announcement of the transaction. This analysis indicated a 25th percentile premium of 14% and 75th percentile premium of 42% across the period, with respect to the last closing stock price prior to the announcement of the transaction, and a 25th percentile premium of 1% and 75th percentile premium of 23% across the period, with respect to the high stock price during the 52-week period preceding the last closing stock price prior to the announcement of the transaction. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 14% to 42% to the closing price per share of Pinnacle's common stock of $21.86 as of October 4, 2017, the last trading day prior to publication in the Wall Street Journal of an article about the potential transaction, and calculated a range of implied equity values per share of Pinnacle's common stock of $24.85 to $30.93, and a reference range of illustrative premia of 1% to 23% to $21.97, the 52-week high during the period preceding October 4, 2017, and calculated a range of implied values per share of Pinnacle's common stock of $22.08 to $27.09.

        Illustrative Unlevered Discounted Cash Flow Analysis.    Using the Forecasts (excluding and including Synergies), Goldman Sachs performed an illustrative unlevered discounted cash flow analysis on Pinnacle. Using discount rates ranging from 6.8% to 7.8%, reflecting estimates of Pinnacle's weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Pinnacle net of the Boyd divestitures plus assumed net proceeds from the sale of the Boyd divestitures for Q4 2017 through 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Pinnacle, which were calculated by applying perpetuity growth rates ranging from 1.0% to 1.5%, to a terminal year estimate of the free cash flow to be generated by Pinnacle, as extrapolated from the Forecasts (which implied a range of terminal EV/EBITDA multiples of 5.9x to 7.5x (excluding Synergies) and 7.1x to 9.1x (including Synergies)). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts, Penn management guidance, and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Pinnacle by adding the ranges of present values it derived above and adjusting for the assumed proceeds from the Boyd divestitures. Goldman Sachs then subtracted the net debt from the range of illustrative enterprise values it derived for Pinnacle, in each case, as provided by the management of Penn to derive a range of illustrative equity values for Pinnacle. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Pinnacle, as provided by the management of Pinnacle, to derive a range of illustrative present values per share ranging from $21.95 to $27.63 (excluding Synergies) and $34.66 to $44.05 (including Synergies).

Penn Standalone and Pro Forma Financial Analyses

        Illustrative Present Value of Future Share Price Analysis.    Goldman Sachs performed illustrative analyses of the implied present value of an illustrative future value per share of Penn common stock on both a standalone basis (excluding Synergies) and a pro forma basis (including Synergies). This analysis is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's financial multiples. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2018 to 2021. Goldman Sachs first calculated the implied values per share of Penn common stock as of December 15, 2017 for each of the fiscal years 2018 to 2020, by applying full year forward EBITDA multiples of 7.0x to 8.5x to full year EBITDA estimates for each of the fiscal years 2018 to 2020. These illustrative multiple estimates were derived by Goldman Sachs utilizing its professional judgment and experience, taking into account current and historical trading data and the current and historical EBITDA multiples for Penn. Goldman Sachs then discounted 2018 and 2020 values back, respectively, using an illustrative discount rate of 10.15%, reflecting an estimate of Penn's cost of equity. Goldman Sachs derived such range of discount rates by application of the

Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. These analyses resulted in a range of implied present values of $23.98 to $32.00 per share of Penn common stock on a standalone basis (excluding Synergies), and a range of implied present values of $24.93 to $33.69 per share of Penn common stock on a pro forma basis (including Synergies), if no ticking fee is payable, and of $24.61 to $33.40 if the full ticking fee of $0.76 per Pinnacle share is payable.

        Illustrative Unlevered Discounted Cash Flow Analysis.    Using the Forecasts, Goldman Sachs performed illustrative unlevered discounted cash flow analyses on Penn on both a standalone basis and a pro forma basis. Using discount rates ranging from 6.8% to 7.8%, reflecting estimates of Penn's weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2017 (i) estimates of unlevered free cash flow for Penn for the fourth quarter of 2017 through 2021 as reflected in the Forecasts and (ii) a range of illustrative terminal values for Penn, which were calculated by applying perpetuity growth rates ranging from 1.0% to 1.5%, to a terminal year estimate of the free cash flow to be generated by Penn, as reflected in the Forecasts (which analysis implied a range of terminal EV/EBITDA multiples of 7.4x to 9.5x (standalone) and 7.3x to 9.3x (pro forma)). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the company's target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived ranges of illustrative enterprise values for Penn by adding the ranges of present values it derived above. Goldman Sachs then subtracted the net debt from the range of illustrative enterprise values it derived for Penn, in each case, as provided by the management of Penn to derive a range of illustrative equity values for Penn. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Penn, as provided by the management of Penn to derive a range of illustrative present values per share ranging from $29.15 to $40.44 on a standalone basis and from $30.16 to $43.51 on a pro forma basis if no ticking fee is payable and $29.75 to $43.11 if the full ticking fee of $0.76 per Pinnacle share is payable.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Penn or Pinnacle or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Penn board as to the fairness from a financial point of view to Penn of the merger consideration to be paid by Penn for each outstanding share of Pinnacle common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Penn, Pinnacle, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between Penn and Pinnacle and was approved by the Penn board. Goldman Sachs provided advice to Penn during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Penn or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

        As described above, Goldman Sachs' opinion to the Penn board was one of many factors taken into consideration by the Penn board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Penn, Pinnacle, Boyd, GLPI, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement (including the Boyd divestitures and the real estate transactions) for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Penn in connection with, and have participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Penn and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner in connection with the public offering of Penn's 5.625% Senior Notes due 2027 (aggregate principal amount $400 million) and lead arranger in connection with a Term Loan B (aggregate principal amount $500 million) in January 2017. During the two year period ended December 17, 2017, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Penn and/or its affiliates of approximately $876,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Pinnacle and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner in connection with the public offering of Pinnacle's 5.625% Senior Notes due 2024 (aggregate principal amount $375 million) and as lead arranger in connection with a Term Loan B (aggregate principal amount $300 million) in April 2016, as financial advisor in connection with Pinnacle's sale of real estate to GLPI in April 2016, and as joint bookrunner in connection with the public offering of Pinnacle's 5.625% Senior Notes due 2024 (aggregate principal amount $125 million) in October 2016. During the two year period ended December 17, 2017, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Pinnacle and/or its affiliates of approximately $27,368,000. At the request of Penn National Gaming, an affiliate of Goldman Sachs, together with certain other banks and financial institutions, entered into financing commitments and agreements to (i) provide Penn with a new $1,140 million seven-year Term Loan B facility ("TLB") and an $840 million 364-day senior unsecured bridge loan facility ("Bridge") in connection with the acquisition of Pinnacle Entertainment, (ii) amend Penn's existing Credit Agreement to (a) increase by $400 million the amount of Penn's existing $293 million Term Loan A ("TLA") and extend its maturity from January 19, 2022, to July 19, 2023, and (b) extend the maturity of Penn's existing $700 million Revolving Credit Facility ("RCF") from January 19, 2022, to July 19, 2023. An affiliate of Goldman Sachs will act as Joint Lead Arranger and Joint Bookrunner for the financing, and subject to the terms and conditions set forth in its commitments has committed to lend (i) $245 million to the TLB, (ii) $180 million to the Bridge, and (iii) an aggregate of $150 million across the TLA and RCF. The final syndicated amounts based on the takeout structure upon transaction close in third quarter of 2018, is expected to consist of a $850 million TLB and $400 million TLA. The actual amount of aggregate fees to be received by Goldman Sachs and its affiliates in connection with the debt financing for the acquisition will depend upon, among other things, the timing of reductions of the bridge loan commitments, the completion date of the acquisition, the final syndicated amount of the reduced TLB and Bridge upon transaction launch in third quarter of 2018, the final split between TLA and RCF upon transaction close in in the third quarter of 2018, Penn's decision to exercise the agreed-upon rebate option on the fees, and the issuance costs for such debt financing. Penn currently expects that Goldman Sachs and its affiliates' aggregate gross fees in connection with such financings will range from approximately $5.3 million to $7.1 million. During the two year period ended December 17, 2017, Goldman Sachs has not recognized any compensation for financial advisory or underwriting services provided by its Investment Banking Division to Boyd, GLPI or any of their respective affiliates. Goldman Sachs may also in the future provide investment banking services to Penn, Pinnacle, Boyd, GLPI and their respective affiliates for which Goldman Sachs' Investment Banking Division may receive compensation.

        The board of directors of Penn selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated December 16, 2017, Penn engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Penn and Goldman Sachs provides for a transaction fee of up to $22,500,000, $1,500,000 of which was a work fee, and the remainder of which (including a $2,500,000 fee payable at the discretion of Penn) is contingent upon consummation of the merger. In addition, Penn has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Pinnacle's Financial Advisor

        Pursuant to an engagement letter dated December 11, 2017, Pinnacle formally retained J.P. Morgan as its financial advisor in connection with the merger.

        At the meeting of the Board on December 17, 2017, J.P. Morgan rendered its oral opinion to the Pinnacle Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of Pinnacle's common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 17, 2017 oral opinion by delivering its written opinion to the Pinnacle Board, dated December 17, 2017, that, as of such date, the consideration to be paid to the holders of shares of Pinnacle's common stock in the merger was fair, from a financial point of view, to such holders.

        The full text of the written opinion of J.P. Morgan dated December 17, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex J to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Pinnacle's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the Pinnacle Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any other class of securities, creditors or other constituencies of Pinnacle or as to the underlying decision by Pinnacle to engage in the merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Pinnacle as to how such stockholder should vote with respect to the merger or any other matter.

        In arriving at its opinions, J.P. Morgan, among other things:

  •
  reviewed an execution version dated December 17, 2017 of the merger agreement;

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  reviewed certain publicly available business and financial information concerning Pinnacle and Penn and the industries in which they operate;

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  compared the financial and operating performance of Pinnacle and Penn with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Pinnacle's common stock and Penn's common stock and certain publicly traded securities of such other companies;

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  reviewed certain internal financial analyses and forecasts prepared by the management of Pinnacle and certain internal financial analyses and forecasts for Penn prepared by Penn management and provided to Pinnacle management, which were subsequently adjusted and approved by Pinnacle management, relating to their respective businesses, as well as the estimated amount and timing of the cost saving and related expenses and synergies (which we refer to as the "synergies") expected to result from the merger; and

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  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of Pinnacle and Penn with respect to certain aspects of the merger, and the past and current business operations of Pinnacle, the financial condition and future prospects and operations of Pinnacle and Penn, the effects of the merger on the financial condition and future prospects of Pinnacle and Penn and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Pinnacle and Penn or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan's engagement letter with Pinnacle, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct nor was it provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Pinnacle or Penn under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Pinnacle and Penn to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. In addition, J.P. Morgan also assumed that the merger will occur by October 31, 2018 and that, accordingly, no additional contingent cash consideration will be paid pursuant to the merger agreement. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Pinnacle, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the execution version thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Pinnacle and Penn in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Pinnacle with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Pinnacle or Penn or on the contemplated benefits of the merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of Pinnacle's common stock in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Pinnacle or the underlying decision by Pinnacle to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to consideration to be paid to the holders of shares of Pinnacle's common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Pinnacle common stock or Penn common stock will trade at any future time.

        The terms of the merger agreement were determined through arm's length negotiations between Pinnacle and Penn, and the decision to enter into the merger agreement was solely that of the Pinnacle Board and the Penn Board. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by the Pinnacle Board in its evaluation of the merger and should not be viewed as determinative of the views of the Pinnacle Board or Pinnacle management with respect to the merger or the consideration to be paid in the merger.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Pinnacle Board on December 17, 2017 and contained in the presentation delivered to the Pinnacle Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses. For purposes of the following summary, the term "unaffected" when applied to a share price means the closing price of shares of common stock on October 4, 2017, the last trading day before the release of press reports that Pinnacle and Penn were in possible merger discussions, and the term "affected" refers when applied to a share price means such share price on any days or periods after October 4, 2017.

Public Trading Multiples

        Using publicly available information and management projections for Pinnacle, J.P. Morgan calculated the ratio of Pinnacle's firm value (calculated as the market value of Pinnacle's common stock, as the case may be, on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) to equity research analyst estimates for Pinnacle's and Penn's EBITDA (as defined in—"Certain Pinnacle Unaudited Prospective Financial Information"), as well as to Pinnacle management's projections for EBITDA, for the fiscal year ended December 31, 2018 (the "FV/2018 EBITDA"). For purposes of its opinion J.P. Morgan analyzed trading multiples only for Pinnacle and Penn because there were no comparable gaming companies that were operating companies only (i.e., lease substantially all of their real property). J.P. Morgan also reviewed trading multiples for certain regional gaming companies, global gaming companies and gaming REITs, but such review was for reference only and J.P. Morgan did not compute an implied range of equity values based on such multiples.

        Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected FV/2018 EBITDA multiple reference ranges for Pinnacle of 6.75x - 7.50x. Applying this range to Pinnacle's estimated EBITDA of $311 million for the fiscal year ended December 31, 2018 based on Pinnacle's projections provided by management, the analysis indicated, after taking into account debt and cash balance and number of shares outstanding, an implied per share equity value range for Pinnacle's common stock, rounded to the nearest $0.25, of $22.25 - $26.00. This range of implied per share equity value was compared to (a) Pinnacle's unaffected share price of $21.86, (b) Pinnacle's closing share price of $29.60 on November 29, 2017, the last trading day prior to additional press reports that Pinnacle and Penn were in discussions, (c) Pinnacle's closing share price of $30.95 on December 15, 2017 and (d) the implied value of the merger consideration of (i) $32.47 per share of Pinnacle's common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the affected closing price per share of Penn common stock of $29.69 on December 15, 2017) and (ii) $29.62 per share per share of Pinnacle common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the unaffected closing price per share of Penn common stock of $22.91).

Discounted Cash Flow Analysis

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of the Pinnacle's common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of those future cash flows of an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of the one or more future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. "Terminal value" refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

        J.P. Morgan calculated the unlevered free cash flows that Pinnacle is expected to generate during fiscal years 2017 through 2021, which were based upon financial projections prepared by the management of Pinnacle and upon extrapolations reviewed and approved by the management of Pinnacle for the fiscal years 2022 through 2026 under both existing tax rates and as adjusted for a reduction in Federal tax rates to 21% under then-proposed legislation. J.P. Morgan also calculated a range of terminal values of Pinnacle at the end of the ten-year period ending 2026 under both scenarios by applying a terminal value growth rate ranging from 1.25% to 1.75% to the cash flow of Pinnacle during the terminal period of the projections, which range was based on discussions with, and reviewed by, Pinnacle management. For purposes of the foregoing analysis, the unlevered free cash flows in the terminal year were calculated by J.P. Morgan to be $164 million (assuming then-current tax rates) and $201 million (assuming Federal tax rate of 21%), in each case based on the projections provided by Pinnacle's management. The unlevered free cash flows and the range of terminal values (i) under the then-current tax rates and (ii) as adjusted for a reduction in Federal tax rates to 21.0% under then-proposed legislation were then discounted to present values using a range of discount rates from 8.25% to 9.25% and from 8.50% to 9.50%, respectively, which ranges was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Pinnacle, taking into account macro-economic assumptions, estimates of risk, Pinnacle's capital structure and other appropriate factors.

        Based on the foregoing, this analysis indicated an implied per share equity value range for shares of Pinnacle's common stock, rounded to the nearest $0.25, of (i) $23.00 - $28.75 under current tax rates and (ii) $26.75 - $33.25, using a Federal tax rate of 21.0%, each of which was compared to (a) Pinnacle's unaffected share price of $21.86, (b) Pinnacle's closing share price of $29.60 on

November 29, 2017, the last trading day prior to additional press reports that Pinnacle and Penn were in discussions, (c) Pinnacle's closing share price of $30.95 on December 15, 2017 and (d) the implied value of the merger consideration of (i) $32.47 per share of Pinnacle's common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the affected closing price per share of Penn common stock of $29.69 on December 15, 2017) and (ii) $29.62 per share per share of Pinnacle common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the unaffected closing price per share of Penn common stock of $22.91).

Other Information

        Historical Trading Ranges.    J.P. Morgan reviewed the unaffected trading range of Pinnacle's common stock for the 52-week period ended October 4, 2017, which was $11.36 per share to $22.10 per share and compared that to (a) Pinnacle's unaffected share price of $21.86, (b) Pinnacle's closing share price of $29.60 on November 29, 2017, the last trading day prior to additional press reports that Pinnacle and Penn were in discussions, (c) Pinnacle's closing share price of $30.95 on December 15, 2017 and (d) the implied value of the merger consideration of (i) $32.47 per share of Pinnacle's common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the affected closing price per share of Penn common stock of $29.69 on December 15, 2017) and (ii) $29.62 per share per share of Pinnacle common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42x and the unaffected closing price per share of Penn common stock of $22.91).

        The historical trading ranges were presented merely for reference purposes only, and were not relied upon for valuation purposes.

        Analyst Price Targets.    J.P. Morgan reviewed both the affected and unaffected price targets for Pinnacle's common stock by certain equity research analysts, and noted that such price targets per share of Pinnacle's common stock were in the range of $22.00 - $26.00 for unaffected price targets and in the range of $27.00 - $36.00 for affected price targets.

        The analyst price targets were presented merely for reference purposes only, and were not relied upon for valuation purposes.

        Illustrative Value Creation Analysis.    J.P. Morgan conducted an illustrative value creation analysis, both under the then-current tax rates and assuming a future 21.0% Federal tax rate, based on financial forecasts for Pinnacle prepared by Pinnacle management and financial forecasts for Penn prepared by Penn management and provided by Penn management to Pinnacle and adjusted and approved by Pinnacle management and provided to J.P. Morgan for use in its analysis and delivery of its opinion, that compared the implied equity value per share of Pinnacle common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share, as adjusted for the stock portion of the merger consideration based on the exchange ratio of 0.42x. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (i) the sum of (a) the implied equity value of each of Pinnacle and Penn using the midpoint value of each as determined in J.P. Morgan's discounted cash flow analysis, (b) 100% of the discounted present value of net synergies of $125 million (as provided by Pinnacle's management), net of estimated transaction costs, and (c) the impact of (A) the discounted present value of certain dispositions and the estimated sale proceeds from such dispositions, (B) the discounted present value of rental expense from a sale leaseback transaction and the sale leaseback proceeds and (C) the discounted present value of agreed incremental rent, in the case of (A) and (B), as provided by Pinnacle management, and in each case to be effected in connection with the closing of the merger, and divided by (ii) the pro forma number of shares outstanding based upon the exchange ratio provided for in the merger (i.e., 0.42x) for the stock portion of the merger consideration. For purposes of the foregoing, for each discounted present value calculation, J.P. Morgan applied the midpoint of a perpetuity growth rate range of 1.25%

to 1.75% and the midpoint of a discount rate range of 8.25% to 9.25% under the then-current tax environment and 8.50% to 9.50% assuming a future 21.0% Federal tax rate. The foregoing analysis indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of Pinnacle common stock of 23.6% under the then-current tax environment and 16.0% assuming a future Federal tax rate of 21.0%. At the request of Pinnacle's management, J.P. Morgan also noted that the foregoing analysis using the same methodology, but substituting net synergies of $100 million for $125 million, indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of Pinnacle common stock of 20.8% under the then-current tax environment and 13.2% assuming a future Federal tax rate of 21.0%.

        J.P. Morgan noted that the value creation analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading.

Selected Transaction Analysis

        Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired whole businesses and asset level transactions. Specifically, J.P. Morgan reviewed the following transactions involving companies in the gaming industry.

Whole Company Acquisitions

Acquiror	Target	Month/Year Announced
Caesars Entertainment	Centaur Holdings	November 2017
Golden Entertainment	American Casino & Entertainment	June 2017
Eldorado Resorts	Isle of Capri	September 2016
Eldorado Resorts	MTR Gaming	September 2013
Pinnacle Entertainment	Ameristar Casinos	December 2012
Boyd Gaming	Peninsula Gaming	May 2012

Asset Level Acquisitions

Acquiror	Target	Month/Year Announced
Gaming and Leisure Properties and Penn	Bally's Casino Tunica	March 2017
Casino Queen	Lady Luck Casino Marquette	October 2016
Red Rock Resorts	The Palms	May 2016
Boyd Gaming	Cannery Casino Hotel	April 2016
Boyd Gaming	Aliante Casino + Hotel + Spa	April 2016
MGM Resorts International	Borgata Hotel (Boyd)	May 2016
Gaming and Leisure Properties	Meadow Racetrack & Casino	December 2015

        Using publicly available information, J.P. Morgan calculated, for each selected transaction, the ratio of the target company's, or the assets of the target company's, transaction value to the target company's EBITDA for the twelve-month period ("LTM") prior to announcement of the applicable transaction ("EV/LTM EBITDA"). This analysis resulted in, with respect to the whole company transactions, a mean EV/LTM EBITDA of 7.9x and a median EV/LTM EBITDA of 7.8x , and, with respect to the asset level acquisitions, a mean EV/LTM EBITDA of 11.0x and a median EV/LTM EBITDA of 9.6x.

        Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 7.0x - 9.0x and applied it to Pinnacle's LTM EBITDA as of September 30, 2017. The analysis indicated, after taking into account debt and cash balance and number of shares outstanding, an implied per share equity value range for shares of Pinnacle's common stock, rounded to the nearest $0.25, of $22.25 - $31.50, which was compared to (a) Pinnacle's unaffected share price of $21.86, (b) Pinnacle's closing share price of $29.60 on November 29, 2017, the last trading day prior to additional press reports that

Pinnacle and Penn were in discussions, (c) Pinnacle's closing share price of $30.95 on December 15, 2017 and (d) the implied value of the merger consideration of (i) $32.47 per share of Pinnacle's common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42 and the affected closing price per share of Penn common stock of $29.69 on December 15, 2017) and (ii) $29.62 per share per share of Pinnacle common stock (valuing the stock portion of the merger consideration based on the exchange ratio 0.42 and the unaffected closing price per share of Penn common stock of $22.91).

        Because Pinnacle is an operating company and none of these selected transactions were transactions involving gaming companies that were operating companies only, J.P. Morgan believed that none of the selected transactions reviewed was directly relevant to the merger or Pinnacle. The selected transaction analyses were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Miscellaneous.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Pinnacle or Penn. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Pinnacle and the transactions compared to the merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Pinnacle with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Pinnacle and the industries in which it operates. J.P. Morgan received a fee from Pinnacle of $3,000,000 for the delivery of its opinion. Pinnacle has agreed to pay J.P. Morgan a transaction fee of $25,000,000, against which the opinion fee will be credited, upon the consummation of the merger. In the event that Pinnacle or any of its affiliates is paid a break-up, termination or similar fee in connection with the termination, abandonment or failure to occur of the proposed merger, Pinnacle has agreed to pay J.P. Morgan a fee equal to 10% of such amount (after deducting Pinnacle's out-of-pocket expenses actually incurred by it in connection with the transaction, other than the fee paid to J.P. Morgan for delivery of its opinion), which fee will not exceed the aggregate fee payable to J.P. Morgan in connection with the merger and against which any of the foregoing fees paid by Pinnacle will be credited. In addition, Pinnacle has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Pinnacle and Penn, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on Pinnacle's credit facility in April 2016 and as joint lead bookrunner on Pinnacle's offerings of debt securities in April 2016 and October 2016, and acting as joint lead arranger on Penn's revolving and term loan credit facilities in January 2017 and joint lead bookrunner on Penn's offering of debt securities in January 2017. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Pinnacle, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion ending on December 17, 2017, the aggregate fees received by J.P. Morgan from Pinnacle were $7,331,000 and from Penn were $2,450,000. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Pinnacle and Penn. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Pinnacle or Penn for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or financial instruments.

Financing of the Transactions

        Excluding the share issuance, Penn anticipates that the total amount necessary to finance the merger and to pay transaction fees and expenses will be approximately $2.3 billion. This amount is expected to be funded through a combination of available cash on hand, net proceeds from the Boyd divestitures, the Plainridge real estate transaction and the Belterra Park real estate transaction, borrowings under the 2018 Incremental Term Loan A Facility described below, borrowings under the 2018 Incremental Term Loan B Facility described below and the issuance and sale by Penn of senior unsecured notes and/or borrowings under the Bridge Facility described below.

        In connection with the transactions, Penn entered into a commitment letter dated December 17, 2017 with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, N.A. and any of its affiliates "BofA Merrill Lynch") and Goldman Sachs Bank USA for the purpose of financing the merger and paying related fees and expenses. On January 25, 2018, Penn entered into an amended and restated commitment letter with BofA Merrill Lynch, Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc., SunTrust Bank, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch and TD Bank, N.A. (collectively, the "commitment parties"). The amended and restated commitment letter replaced the original commitment letter in all respects. Pursuant to the amended and restated commitment letter, the commitment parties agreed to provide to Penn a $387,174,375 senior secured term loan A facility (the "2018 Incremental Term Loan A Facility"), a $752,825,625 senior secured term loan B facility (the "2018 Incremental Term Loan B Facility") and a $840 million senior unsecured bridge loan facility (the "Bridge Facility," together with the 2018 Incremental Term Loan A Facility and the 2018 Incremental Term Loan B Facility, the "Credit Facilities"). The commitments of the commitment parties under the amended and restated commitment letter expire on the earliest to occur of (i) the termination of the merger agreement in accordance with its terms without the closing of the merger, (ii) the consummation of the merger without the funding of the Credit Facilities and (iii) the date that is 5 business days after the "End Date" as defined in the merger agreement as in effect on December 17, 2017 and giving effect to each "End Date Extension" as defined in the merger agreement, but in no event later than January 22, 2019.

        The availability of the Credit Facilities is subject to, among other things:

  •
  the substantially concurrent consummation of the merger pursuant to the merger agreement, without any amendments or waivers by Penn, and no consents with respect to any term or condition by Penn, that are materially adverse to the commitment parties or the lenders thereunder, unless approved by the commitment parties holding a majority of the commitments for the Credit Facilities (the "majority commitment parties") (such approval not to be unreasonably withheld, conditioned or delayed);

  •
  the landlord consent agreement, the rent allocation agreement and, in certain circumstances, the amendment to the Pinnacle master lease (the "Pinnacle Lease Amendment") being in full force and effect, without any amendments or waivers by Penn, and no consents with respect to any term or condition by Penn, that are materially adverse to the lenders thereunder, unless approved by the majority commitment parties (such approval not to be unreasonably withheld, conditioned or delayed);

  •
  each of the Penn master lease and the Pinnacle master lease being in full force and effect (except as modified by the Pinnacle Lease Amendment), without any amendments or waivers by Penn, and no consents with respect to any term or condition by Penn, that are materially adverse to the lenders thereunder, unless approved by the majority commitment parties (such approval not to be unreasonably withheld, conditioned or delayed);

  •
  delivery of certain quarterly and annual financial statements of Penn and Pinnacle and certain pro forma financial information;

  •
  Penn's use of commercially reasonable efforts to provide the lead arranger a 10 business day marketing period to syndicate the Credit Facilities;

  •
  with respect to the Bridge Facility, Penn's use of commercially reasonable efforts to (i) prepare one or more offering documents, (ii) arrange for delivery of customary drafts of comfort letters related to certain financial information in such offering documents and (iii) provide a 10 business day marketing period to seek to place unsecured notes;

  •
  the accuracy of certain limited representations and warranties;

  •
  since the date of the merger agreement, there not having been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a company material adverse effect (as defined in the merger agreement);

  •
  payment of fees and expenses due and payable;

  •
  Penn having only certain indebtedness outstanding and having repaid or otherwise discharged Pinnacle's existing credit facilities and senior notes;

  •
  regulatory approvals as required by the merger agreement having been obtained (other than with respect to the Texas Racing Commission);

  •
  the satisfaction of certain limited conditions under Penn's existing credit agreement for the incurrence of incremental credit facilities thereunder; and

  •
  delivery of certain customary closing documentation.

        In lieu of borrowing under the Bridge Facility, Penn currently intends to enter into long-term debt financing. Such long-term debt financing could consist of, among other things, senior unsecured notes or senior secured credit facilities. Any determination to enter into such long-term debt financing will be based on, among other items, market conditions at the time such debt financing would be syndicated, placed or incurred. There can be no assurances as to the terms of such debt financing.

        The merger is not conditioned upon receipt by Penn of the proceeds of borrowings under the Credit Facilities or any other financing

        In connection with the merger, Penn expects to repay and terminate the existing credit facilities of Pinnacle and to redeem, repurchase, satisfy and discharge or otherwise retire Pinnacle's existing senior notes.

Interests of Certain Pinnacle Directors and Executive Officers in the Merger

        In considering the recommendation of the Pinnacle board that the Pinnacle stockholders vote to adopt the merger agreement, Pinnacle's stockholders should be aware that, aside from their interests as stockholders of Pinnacle, Pinnacle's directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of Pinnacle generally. The members of the Pinnacle board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of Pinnacle that the merger agreement be approved. See "—Background of the Merger" and "—Recommendation of the Pinnacle Board and Reasons for the Merger." Pinnacle's stockholders should take these interests into account in deciding whether to vote "FOR" the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below. For the purposes of the plans and agreements described below, to the extent applicable, the completion of the merger will constitute a change in control, change of control or term of similar meaning.

Treatment of Pinnacle Equity Awards

        As of the effective time, each option to purchase shares of Pinnacle common stock, whether vested or unvested, will become fully vested and converted into the right to receive, in respect of each share of Pinnacle common stock subject to such option, an amount equal to the value of the merger consideration less the exercise price per share of Pinnacle common stock subject to such option, which will be paid in the same form as the merger consideration.

        As of the effective time, each award of Pinnacle restricted stock units (including phantom stock units, restricted stock units, other stock units, performance share grants, director other stock units, deferred shares under the Pinnacle's Directors Deferred Compensation Plan and any other similar instruments) and each share of restricted stock of Pinnacle common stock that was, in each case, granted prior to December 17, 2017 (each a "pre-signing award") will become fully vested and will be converted into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. For pre-signing awards granted in 2016, applicable performance goals will be deemed satisfied based on actual performance. For pre-signing awards granted in 2017 (excluding awards granted on April 4), applicable performance goals for one-third of such awards will be deemed satisfied based on actual performance, extrapolated through the remainder of the performance period, and applicable performance goals for the remaining two-thirds of such awards will be deemed satisfied based on target performance. For pre-signing awards granted on April 4, 2017, applicable performance goals will be deemed satisfied in full.

        All performance-based vesting criteria applicable to Pinnacle restricted stock units and Pinnacle restricted shares that are, in each case, granted on or after December 17, 2017 (each a "post-signing award") will be deemed satisfied based on target performance. At the effective time, (1) each post-signing award granted to a non-employee director of Pinnacle, (2) the first tranche of each post-signing award that has an annual vesting schedule and that is due to next vest following the effective time and (3) one-third of each other post-signing award will vest and convert into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. The remaining portion of each post-signing award referred to in clause (3) will be assumed by Penn and converted into a corresponding award covering shares of Penn common stock.

Quantification of Equity Awards

        The following table sets forth, as of January 26, 2018, for each of Pinnacle's directors and executive officers who held such title at any time since January 1, 2017, the aggregate number of shares of Pinnacle common stock subject to or underlying the Pinnacle options, restricted stock units (RSUs) and restricted shares held by such directors and executive officers and the value of such awards as of the effective time, based on $32.94, the closing price of Pinnacle common stock on January 26, 2018. For purposes of the below table, it was assumed that the closing of the merger will occur on September 30, 2018 and, as a result, restricted stock unit and restricted share awards that would vest or options that expire prior to such date based on their terms and without impact of the merger were excluded. The table below includes post-signing awards; however, if an executive officer's employment is terminated prior to the vesting of any assumed portion of the post-signing award, as described above, such executive officer will not vest in, and will forfeit, such portion of the assumed award.

Name	Number of Pinnacle Common Shares Subject to Options (#)	Value of Pinnacle Options ($)(1)	Number of Pinnacle Common Shares Underlying Vested RSUs (#)	Value of Pinnacle Vested RSUs ($)	Number of Pinnacle Common Shares Underlying Unvested RSUs (#)(2)(3)	Value of Pinnacle Unvested RSUs ($)(2)(3)	Number of Pinnacle Restricted Shares (#)(2)(3)	Value of Pinnacle Restricted Shares ($)(2)(3)	Total Value of Outstanding Equity Awards ($)
Executive Officers
Anthony M. Sanfilippo	1,563,096	$42,484,362	—	—	118,522	$3,904,115	450,496	$14,839,338	$61,227,815
Carlos A. Ruisanchez	384,292	$9,648,194	—	—	53,308	$1,755,966	205,311	$6,762,944	$18,167,104
Virginia E. Shanks	254,058	$6,153,104	—	—	39,565	$1,303,271	153,219	$5,047,034	$12,503,409
Donna S. Negrotto(4)	16,588	$374,706	—	—	11,816	$389,219	61,027	$2,010,229	$2,774,154
Neil E. Walkoff	166,051	$4,161,533	—	—	21,684	$714,271	88,245	$2,906,790	$7,782,594
Troy A. Stremming	108,824	$2,595,204	—	—	16,614	$547,265	54,417	$1,792,496	$4,934,965
Non-Employee Directors
Charles L. Atwood	—	—	19,977	$658,042	—	—	—	—	$658,042
Stephen C. Comer	34,000	$994,640	87,451	$2,880,636	—	—	—	—	$3,875,276
Ron Huberman	—	—	—	$0	—	—	—	—	$0
James L. Martineau	34,000	$994,640	61,522	$2,026,535	—	—	—	—	$3,021,175
Desiree G. Rogers	20,000	$597,300	34,494	$1,136,232	—	—	—	—	$1,733,532
Jaynie Miller Studenmund	—	—	58,230	$1,918,096	—	—	—	—	$1,918,096

(1)
The value of Pinnacle options is based on the difference between $32.94 and the option exercise price.

(2)
The number and value of Pinnacle common shares subject to performance-based awards and the value of Pinnacle performance-based awards are determined based on Pinnacle's assumption of the payout of such awards at the effective time as provided in the merger agreement, and assuming the target level of performance specified in the applicable award agreement with respect to awards granted after December 17, 2017.

(3)
The values in this table do not include equity grants to Pinnacle directors that are to be made in conjunction with Pinnacle's 2018 annual meeting scheduled for May 2018 because those awards have not yet been approved by Pinnacle's board of directors.

(4)
For tax planning purposes, including with respect to Sections 280G and 4999 of the Code, the vesting of a portion of Donna Negrotto's May 23, 2016 option grant was accelerated by the compensation committee of Pinnacle's board of directors such that 16,000 shares subject to the option, half of which was previously set to vest on May 23, 2018 and half of which was previously set to vest on May 23, 2019, became vested as of December 17, 2017.

Director Health and Medical Insurance Plan

        Pursuant to Pinnacle's Director Health and Medical Insurance Plan, which we refer to as the Director Health Plan, directors and their dependents are entitled to receive the same coverage as Pinnacle's employees under the Pinnacle group health plan. The Director Health Plan provides for coverage for members of Pinnacle's board of directors, their spouses and children up to age 26, and upon cessation of service of a board member who was serving as a director on January 1, 2011, a continuation of health and medical coverage for the member, his or her spouse and children up to age 26 for five years following cessation of service or the consummation of a change in control. Any director who was not serving as a director of Pinnacle's predecessor on January 1, 2011 is not entitled to extended coverage following cessation of service as a director or following a change in control, but may be eligible to elect continuation coverage as provided by law under Pinnacle's group health plan. The Director Health Plan further provides that, to the extent that a director receives coverage outside of Pinnacle's group health plan network, the director will be responsible for paying the first $5,000 of any co-payments or co-deductibles, and Pinnacle will be responsible for any amount that exceeds $5,000. If, at any time during this extended coverage period, the eligible director, or his or her spouse or minor children, is insured under another health plan or Medicare, Pinnacle's health plans will provide secondary coverage to the extent permitted by law. Under the Director Health Plan, upon the consummation of a change in control, Pinnacle will use its best efforts to provide continuation of health insurance under individual policies provided to the directors. The following table sets forth, for each member of Pinnacle's board of directors, the total value of the continued health insurance coverage to which each such member is entitled.

Name	Total Value of Coverage Continuation
Charles L. Atwood	—
Stephen C. Comer	$37,295
Ron Huberman	—
James L. Martineau	$41,850
Desiree G. Rogers	—
Jaynie Miller Studenmund	—

Director Deferred Compensation Plan

        Pursuant to Pinnacle's Directors Deferred Compensation Plan, which we refer to as the Directors Plan, members of the Pinnacle board of directors may elect to defer all or a portion of their annual retainer and any fees for meetings attended. Any such deferred compensation is credited to a deferred compensation account, either in cash or in shares of Pinnacle common stock, at each director's election. If a director elects to defer compensation in cash, all such amounts credited to the director's deferred compensation account will bear interest at an amount to be determined from time to time by Pinnacle's board of directors. Pinnacle does not match any compensation deferred into the Directors Plan. Each participating director may elect to have the aggregate amount of cash and shares credited to his or her deferred compensation account distributed to him or her in one lump sum payment or in a number of approximately equal annual installments over a period of time not to exceed 15 years. The only condition to each director's receipt of shares credited to his or her deferred compensation account is cessation of such director's service as a director of Pinnacle for any reason. The following table sets forth, for each member of Pinnacle's board of directors, the total value of each such director's deferred compensation account, which will be payable to such director upon his or her cessation of service

(assuming $32.94, the closing price of Pinnacle common stock on January 26, 2018 with respect to each share of Pinnacle common stock credited to each such account).

Name	Total Value of Deferred Compensation Account
Charles L. Atwood	—
Stephen C. Comer	$1,352,121
Ron Huberman	—
James L. Martineau	$399,200
Desiree G. Rogers	—
Jaynie Miller Studenmund	—

Executive Deferred Compensation Plan

        Pinnacle's Executive Deferred Compensation Plan, which we refer to as the Executive Plan, allows Pinnacle's executive officers to elect to defer a portion of their salary and bonuses each year into a non-qualified deferred compensation account, which is an unsecured obligation of Pinnacle to pay compensation at a later date. This allows the executives to receive tax-deferred savings and appreciation to support their individual retirement needs. The compensation committee of Pinnacle's board of directors has the discretion to change the floating interest rate for deferrals under the Executive Plan on a prospective basis as of the beginning of any quarter. Amounts that an executive officer elects to defer under the Executive Plan are credited with a floating rate of interest based on average yields on 30-year U.S. treasury bonds, plus two percentage points, not to exceed 8% per annum, compounded quarterly. A participating employee is at all times fully vested in his or her deferred contributions, as well as any appreciation or depreciation attributable thereto. All amounts accrued under the Executive Plan are payable to the participants upon the consummation of a change in control.

        The following table sets forth, as of January 7, 2018, for each of Pinnacle's executive officers who participate in the Executive Plan, the aggregate account balance that will be distributable under the Executive Plan to each such executive officer upon the consummation of a change in control.

Name	Total Account Balance($)
Virginia E. Shanks	$397,694

Employment Agreements

        Pinnacle is party to employment agreements with each of its executive officers. Each employment agreement provides that if the executive officer's employment is terminated by Pinnacle without cause or by the executive officer for good reason within 24 months following the consummation of a change in control, then the executive officer will be entitled to:

  •
  A prorated annual bonus for the year of termination, based on actual performance, payable at the time and in the form specified when the compensation committee of Pinnacle's board of directors determined the performance criteria for the year;

  •
  A lump sum amount equal to two times the sum of the executive officer's (i) annual base salary in effect on the date of termination and (ii) the target annual bonus for the year of termination, payable as soon as practicable following termination, but in no event later than 30 days after termination, subject to Section 409A of the Code; and

  •
  Continued health benefits coverage for the executive officer and his or her dependents and disability coverage for the executive officer under the same plans and arrangements applicable immediately prior to the termination of employment for 24 months, or, if earlier, the date on which the executive officer becomes eligible for coverage under a group health plan or group disability plan not maintained by Pinnacle.

        Each of the employment agreements with the executive officers contains a "best net" provision in the event any payment or benefit to be paid or made payable to an executive officer or for his or her beneficiary under his or her employment agreement on a "change in control" (within the meaning of Section 280G of the Code) constitutes an "excess parachute payment" (within the meaning of Sections 280G and 4999 of the Code). Under the employment agreements, if the excise tax is triggered, then the payments or benefits received under the employment agreement shall be reduced to the extent necessary to avoid triggering the excise tax, unless the executive officer would have a more favorable after-tax result by receiving the unreduced payments and benefits and paying the excise tax himself or herself, without a gross-up from Pinnacle.

Quantification of Termination Payments

        The amounts set forth below reflect the estimated value of compensation and benefits that the current Pinnacle executive officers would be eligible to receive upon a termination without cause or resignation for good reason in connection with the merger, assuming a closing date of September 30, 2018.

Name	Potential Cash Severance ($)(1)	Perquisites/ Benefits($)(2)	Total($)(3)
Anthony M. Sanfilippo	$7,800,000	$34,869	$7,834,869
Carlos A. Ruisanchez	$3,800,000	$39,073	$3,839,073
Virginia E. Shanks	$2,800,000	$30,204	$2,830,204
Neil E. Walkoff	$2,300,000	$38,417	$2,338,417
Donna S. Negrotto	$1,764,000	$14,492	$1,778,492
Troy A. Stremming	$1,710,000	$39,232	$1,749,232

(1)
Calculated based on the lump sum amount equal to two times the sum of the executive officer's (i) annual base salary in effect on the date of termination and (ii) the target annual bonus for the year of termination. This column does not include payment of pro rata annual bonuses. Please see "Annual Bonuses" below.

(2)
Calculated based on the total cost to Pinnacle of the continued health benefits coverage for each executive officer and his or her dependents and disability coverage for the executive officer under the same plans and arrangements applicable immediately prior to the termination of employment for 24 months.

(3)
No amounts are included in this table for acceleration of equity awards as all Pinnacle equity awards will be treated in accordance with the merger agreement, as described above and will not be subject to the treatment described in the applicable employment agreement.

Annual Bonuses

        Pursuant to the merger agreement, each executive officer who is employed by Pinnacle as of immediately prior to the effective time will be eligible to receive a cash bonus based on the level of achievement of the applicable performance criteria determined prior to the effective time by the compensation committee of Pinnacle's board of directors in its reasonable discretion, which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the effective time. Any such bonus shall generally be paid to the applicable executive officer on the closing date of the merger.

        The amounts set forth below reflect the estimated prorated bonus that each of the current Pinnacle executive officers would be eligible to receive upon closing of the merger, assuming a closing date of September 30, 2018 and assuming target performance was achieved.

Name	Prorated Annual Bonus ($)
Anthony M. Sanfilippo	$1,800,000
Carlos A. Ruisanchez	$712,500
Virginia E. Shanks	$525,000
Neil E. Walkoff	$431,250
Donna S. Negrotto	$294,000
Troy A. Stremming	$285,000

Indemnification and Insurance

        Under the merger agreement, certain indemnification and insurance rights exist in favor of Pinnacle's current and former directors and officers. Such indemnification and insurance rights are further described in the section entitled "The Merger Agreement—Indemnification and Insurance" beginning on page [    ].

Arrangements with Penn

        Penn may engage in discussions with certain executive officers of Pinnacle with respect to potential compensation arrangements to be effective following the effective time, but no definitive agreements or arrangements have been entered into as of the date of this joint proxy statement/prospectus between Penn or Pinnacle and any such executive officers.

Quantification of Payments and Benefits to Pinnacle's Named Executive Officers

        Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Pinnacle's named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent.

        The table set forth below details the amount of payments and benefits that each of Pinnacle's named executive officers could potentially receive in connection with the merger under the merger agreement, the Pinnacle Incentive Plan and the applicable employment agreements. These payments consist of the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of Pinnacle's stockholders regarding these payments and benefits.

        The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on September 30, 2018, (ii) the value of accelerated equity awards is determined by multiplying the number of shares subject to each award by $32.13, the average closing price of Pinnacle common stock over the first five trading days following the first public announcement of the merger, except that the value of Pinnacle options is based on the difference between $32.13 and the option exercise price, with the number of shares subject to each performance-based award determined based on Pinnacle's assumption of the payout of such awards at the effective time as provided in the merger agreement, (iii) the termination without cause of the employment of each of the named executive officers immediately following the completion of the merger, (iv) there is no reduction to the payments received by each named executive officer to mitigate the potential effects of an excise tax under Section 4999 of the Code, although such reduction is provided for in the employment agreements and could be significant, and (v) with respect to any agreements that require the named executive officer to execute a release agreement or to comply with restrictive covenants, the named executive officer has properly executed that document or complied with all requirements necessary in order to receive the benefits noted below. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)(4)
Anthony M. Sanfilippo	$9,600,000	$20,319,907	$34,869	$29,954,776
Carlos A. Ruisanchez	$4,512,500	$9,010,184	$39,073	$13,561,757
Virginia E. Shanks	$3,325,000	$6,764,197	$30,204	$10,119,401
Neil E. Walkoff	$2,731,250	$3,795,867	$38,417	$6,565,534
Troy A. Stremming	$1,995,000	$2,559,438	$39,232	$4,593,670

(1)
The amounts in this column are calculated based on the aggregate cash severance payments to which each named executive officer would be entitled pursuant to his or her employment agreement upon the effective time immediately followed by a termination of employment without cause. The table below assumes that as of the effective time no base salary earned by the applicable named executive officer is unpaid and no accrued vacation time is owed to the applicable named executive officer. All the amounts included in this column are payable on a "double-trigger" basis.

Name	Pro Rata Annual Bonus($)(a)	Two Times Base Salary($)(b)	Two Times Target Annual Bonus ($)(c)	Total ($)
Anthony M. Sanfilippo	$1,800,000	$3,000,000	$4,800,000	$9,600,000
Carlos A. Ruisanchez	$712,500	$1,900,000	$1,900,000	$4,512,500
Virginia E. Shanks	$525,000	$1,400,000	$1,400,000	$3,325,000
Neil E. Walkoff	$431,250	$1,150,000	$1,150,000	$2,731,250
Troy A. Stremming	$285,000	$950,000	$760,000	$1,995,000

(a)
Represents the prorated annual bonus, payable pursuant to the merger agreement and calculated based on the estimated prorated bonus that each named executive officer would be eligible to receive upon closing of the merger on September 30, 2018, assuming target performance was achieved.

(b)
Represents the lump sum amount equal to two times the named executive officer's annual base salary in effect on the date of termination.

(c)
Represents the lump sum amount equal to two times the named executive officer's target annual bonus for the year of termination.
(2)
The amounts in this column are calculated, for each of Pinnacle's named executive officers who holds Pinnacle equity awards, based on the aggregate number of shares of Pinnacle common stock subject to or underlying the Pinnacle options, restricted stock units (RSUs) and restricted shares currently held by or, prior to the effective time granted to, such named executive officers, the vesting of which will accelerate pursuant to the merger agreement, and the value that each named executive officer can expect to receive for such awards based on the assumptions described above. The amounts in this column consist of:

Name	Value of Pinnacle Options ($)(a)	Value of Pinnacle RSUs ($)(b)	Value of Pinnacle Restricted Shares($)(b)	Total Value of Outstanding Equity Awards ($)
Executive Officers
Anthony M. Sanfilippo	$5,311,920	$3,808,112	$11,199,875	$20,319,907
Carlos A. Ruisanchez	$2,087,486	$1,712,786	$5,209,912	$9,010,184
Virginia E. Shanks	$1,592,296	$1,271,223	$3,900,678	$6,764,197
Neil E. Walkoff	$852,920	$696,707	$2,246,240	$3,795,867
Troy A. Stremming	$623,894	$533,808	$1,401,736	$2,559,438

(a)
The value of Pinnacle options is based on the difference between $32.13 and the option exercise price. The vesting of a portion of Donna Negrotto's May 23, 2016 option grant was accelerated by the compensation committee of Pinnacle's board of directors such that 16,000 shares subject to the option, half of which was previously set to vest on May 23, 2018 and half of which was previously set to vest on May 23, 2019, became vested as of December 17, 2017.

(b)
The value of Pinnacle performance-based awards are determined in accordance with the terms of the merger agreement.
(3)
The amounts in this column represent continued health benefits coverage. The continued health benefits coverage is calculated, pursuant to the employment agreement with each named executive officer, based on the total cost to Pinnacle of the 24 months' continued health benefits coverage for each named executive officer and his or her dependents and disability coverage for the named executive officer under the same plans and arrangements applicable immediately prior to the termination of employment, assuming a termination of employment by Pinnacle without cause.

Name	Total Value of Continued Health Benefits Coverage ($)
Anthony M. Sanfilippo	$34,869
Carlos A. Ruisanchez	$39,073
Virginia E. Shanks	$30,204
Neil E. Walkoff	$38,417
Troy A. Stremming	$39,232
(4)
The amounts in this column represent the aggregate dollar value of the amounts reported in columns (1) through (3). The table below reflects the amount of single-trigger and double-trigger payments payable to each named executive officer in connection with the closing of the merger.

Name	Single-Trigger Payments ($)(a)	Double-Trigger Payments ($)(b)
Anthony M. Sanfilippo	$22,119,907	$7,834,869
Carlos A. Ruisanchez	$9,722,684	$3,839,073
Virginia E. Shanks	$7,289,197	$2,830,204
Neil E. Walkoff	$4,227,117	$2,338,417
Troy A. Stremming	$2,844,438	$1,749,232

(a)
Represents (i) the value that each named executive officer can expect to receive as of the effective time for Pinnacle options, restricted stock units and restricted shares, based on the per-share merger consideration equal to $32.13 plus (ii) the estimated prorated bonus that each of the current Pinnacle executive officers would be eligible to receive upon closing of the merger, assuming target performance was achieved.

(b)
Represents (i) lump sum amount equal to two times the sum of the named executive officer's (A) annual base salary in effect on the date of termination and (B) the target annual bonus for the year of termination plus (ii) the total cost to Pinnacle of the continued health benefits coverage for each named executive officer and his or her dependents and disability coverage for the executive officer under the same plans and arrangements applicable immediately prior to the termination of employment for 24 months.

Board of Directors and Management of Penn Following Completion of the Merger

        Upon completion of the merger, the current directors and executive officers of Penn are expected to continue in their current positions, other than as may be publicly announced by Penn in the normal course.

Certain U.S. Federal Income Tax Considerations

        The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Pinnacle common stock whose shares are exchanged for the merger consideration pursuant to the merger. This discussion applies only to U.S. holders (as defined below)of shares of Pinnacle common stock who hold such shares as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

        This discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder (as defined below) of Pinnacle common stock in light of its particular circumstances, or that may apply to U.S. holders (as defined below) of Pinnacle common stock that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks or other financial institutions, mutual funds, certain expatriates, dealers or brokers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, governmental agencies or instrumentalities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, subchapter S corporations, or other pass-through entities or investors in such partnerships, subchapter S corporations, or other pass-through entities, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders subject to the alternative minimum tax, U.S. holders that have a "functional currency" other than the U.S. dollar, holders who hold shares of Pinnacle common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, holders that actually or constructively hold (or that held, actually or constructively, at any time during the five year period ending on the date of the disposition of such holder's Pinnacle common stock pursuant to the merger) 5% or more of the Pinnacle common stock, holders who exercise appraisal rights, and holders who acquired their shares of Pinnacle common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and agreements entered into in connection therewith), nor does it address any tax consequences arising under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. Furthermore, this discussion does not address any tax consequences with respect to holders who are not U.S. holders (as defined below). This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of shares of Pinnacle common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Pinnacle common stock, the tax treatment of a person treated as a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partnership level. If you are, for U.S. federal income tax purposes, a partner of a partnership holding shares of Pinnacle common stock, you should consult your tax advisor.

        Holders of Pinnacle common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned Medicare contribution tax, and any other U.S. federal, state, local, non-U.S. or other tax laws.

Consequences to U.S. Holders

        The receipt of the merger consideration by U.S. holders in exchange for shares of Pinnacle common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the merger consideration in exchange for shares of Pinnacle common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the Penn common stock as of the effective time plus the amount of cash received and (ii) the U.S. holder's adjusted tax basis in its shares of Pinnacle common stock.

        If a U.S. holder's holding period in the shares of Pinnacle common stock surrender in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Pinnacle common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Pinnacle common stock.

        A U.S. holder's aggregate tax basis in Penn common stock received in the merger will equal the fair market value of the stock as of the effective time. The holding period of the Penn common stock received in the merger will begin on the day after the effective time.

        Notwithstanding the above, in certain circumstances, the receipt of the cash consideration by U.S. holders of Pinnacle common stock that also actually or constructively own Penn common stock may be subject to Section 304 of the Code if holders who own (including by attribution) 50% or more of the Pinnacle common stock before the merger own (including by attribution), immediately after the merger, 50% or more of the Penn common stock. If Section 304 of the Code applies to the cash consideration received in the merger, then instead of recognizing gain or loss as described above in respect of such cash consideration, a U.S. holder may recognize dividend income up to the amount of such cash consideration if such holder's receipt of the cash consideration is not "substantially disproportionate" with respect to such holder or is "essentially equivalent to a dividend" under the tests set forth in Section 302 of the Code. In applying the above tests, a holder may, under constructive ownership rules, be deemed to own stock that is owned by other persons in addition to the stock actually owned by the holder. Because the possibility of dividend treatment depends upon each holder's particular circumstances, including the application of such constructive ownership rules, U.S. holders of Pinnacle common stock that also actually or constructively own Penn common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances, and any actions that may be taken to mitigate the potential application of such rules.

Information Reporting and Backup Withholding

        Payments made in exchange for shares of Pinnacle common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a "United States person" (within the meaning of the Code), the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

        The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Pinnacle common stock should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and the effect of any federal, state, local, non-U.S. and other tax laws.

Accounting Treatment of the Merger

        Penn prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Penn being considered the acquirer of Pinnacle for accounting purposes. This means that Penn will allocate the purchase price to the fair value of Pinnacle's tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price (if any) being recorded as goodwill. Under the acquisition method of accounting, goodwill is not amortized but is tested for impairment at least annually.

Regulatory Approvals

Antitrust Clearance

        The completion of the merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until Penn and Pinnacle have given notification and furnished information to the FTC and the DOJ, and until the applicable waiting period has expired or has been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties' filing of their respective HSR Notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

        On January 9, 2018, Penn and Pinnacle each filed an HSR Notification with the FTC and DOJ. On February 8, 2018, Penn voluntarily withdrew its HSR Notification. Penn intends to refile its HSR Notification on February 9, 2018 and in any event prior to the second business day after withdrawal. Such voluntary withdrawal and refiling restarts the 30-calendar day waiting period under the HSR Act.

        The FTC, DOJ, state attorneys general, and others may challenge the merger on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Although Penn and Pinnacle believe the consummation of the merger will not likely be prevented by antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, what the result will be. Under the merger agreement, Penn and Pinnacle have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to consummate the merger at the earliest practicable date.

State Gaming Approvals

        Penn and Pinnacle must obtain approvals from jurisdictions in which each operates gaming facilities. Pursuant to the merger agreement, Penn and Pinnacle will use their respective reasonable best efforts to take all actions and to do all things necessary, proper or advisable to obtain approvals for the transaction from gaming regulatory authorities including the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the

Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and the Nevada Gaming Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Texas Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania State Horse Racing Commission, as are necessary in order to allow Penn and its subsidiaries upon the consummation of the merger, to continue their operation of their subsidiaries' respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

Securities and Exchange Commission

        In connection with the stock consideration payable in the merger, this registration statement must be declared effective by the SEC.

Exchange of Shares

        As soon as practicable after the effective time (but no later than the fifth business day after the closing date), an exchange agent will mail to each holder of record of Pinnacle common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of Pinnacle common stock certificates and book-entry shares representing Pinnacle book-entry shares in exchange for the merger consideration. Upon receipt by the exchange agent of (i) either Pinnacle common stock certificates or Pinnacle book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor.

Dividend Policy

        Since its initial public offering, Penn has not declared any dividends and does not anticipate declaring or providing any cash dividends to holders of Penn common stock in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits Penn (unless consented to in advance by Pinnacle, which consent may not be unreasonably conditioned, withheld or delayed) from paying dividends to holders of Penn common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        Pinnacle does not currently pay a dividend and does not anticipate declaring or providing any cash dividends to holders of Pinnacle common stock in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits Pinnacle (unless consented to in advance by Penn, which consent may not be unreasonably conditioned, withheld or delayed) from paying dividends to holders of Pinnacle common stock until the earlier of the effective time and the termination of the merger agreement in accordance with its terms.

        For additional information on the treatment of dividends under the merger agreement, see "The Merger Agreement—Conduct of Business."

Listing of Penn Common Stock; Delisting of Pinnacle Common Stock

        It is a condition to the consummation of the merger that the shares of Penn common stock to be issued to Pinnacle stockholders in the merger be authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

        Shares of Pinnacle common stock currently trade on the Nasdaq Global Select Market under the stock symbol "PNK". When the merger is completed, the Pinnacle common stock currently listed on the Nasdaq Global Select Market will cease to be quoted on the Nasdaq Global Select Market and will be deregistered under the Exchange Act.

Appraisal Rights and Dissenters' Rights

Penn

        Under the PBCL, the shareholders of Penn are not entitled to dissenters' rights in connection with the merger.

Pinnacle

        Under Delaware law, holders of Pinnacle common stock have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Pinnacle common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration Pinnacle stockholders would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights.

        Pinnacle stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a Pinnacle stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex J to this joint proxy statement/prospectus. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of appraisal rights. All references in this summary to a "stockholder" are to the record holder of shares of Pinnacle common stock unless otherwise indicated.

        Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders' meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This joint proxy statement/prospectus constitutes notice to Pinnacle stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If a Pinnacle stockholder wishes to consider exercising appraisal rights, such stockholder should carefully review the text of Section 262 contained in Annex J to this joint proxy statement/prospectus because failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        If you are a record holder of shares of Pinnacle common stock and wish to elect to demand appraisal of your shares, you must satisfy each of the following conditions:

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  You must deliver to Pinnacle a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

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  You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

    A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a Pinnacle stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

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  You must continue to hold your shares of Pinnacle common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of Pinnacle common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of Pinnacle common stock. All demands for appraisal should be addressed to Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the Pinnacle special meeting and should be executed by, or on behalf of, the record holder of the shares of Pinnacle common stock. The demand must reasonably inform Pinnacle of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

        To be effective, a demand for appraisal by a holder of Pinnacle common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder's name appears on his, her or its Pinnacle common stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Pinnacle. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

        If a Pinnacle stockholder holds shares of Pinnacle common stock in a brokerage account or in other nominee form and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within ten days after the effective time, the surviving corporation must give written notice that the merger has become effective to each former Pinnacle stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Pinnacle common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the surviving corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting Pinnacle stockholder within ten days after such written request is received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective date of the merger, either the surviving corporation or any Pinnacle stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all Pinnacle stockholders entitled to appraisal. A person who is the beneficial owner of shares of Pinnacle common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file the petition described in the previous sentence. Upon the filing of the petition by a Pinnacle stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting Pinnacle stockholders. Accordingly, the failure of a Pinnacle stockholder to file such a petition within the period specified could nullify the Pinnacle stockholder's previously written demand for appraisal. There is no present intent on the part of Pinnacle to file an appraisal petition, and Pinnacle stockholders seeking to exercise appraisal rights should not assume that Pinnacle will file such a petition or that Pinnacle will initiate any negotiations with respect to the fair value of such shares. Accordingly, Pinnacle stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. There is no present intent on the part of Pinnacle to file an appraisal petition, and Pinnacle stockholders seeking to exercise appraisal rights should not assume that Pinnacle will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares. Accordingly, Pinnacle stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        If a petition for appraisal is duly filed by a Pinnacle stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all Pinnacle stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those Pinnacle stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the Pinnacle stockholders who have demanded appraisal for their shares to submit their Pinnacle common stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any Pinnacle stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determination of the Pinnacle stockholders entitled to appraisal of their shares of Pinnacle common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Notwithstanding the foregoing, at any time before the entry of judgment in the proceedings, Pinnacle may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the Pinnacle stockholders entitled to receive the same, upon surrender by such holders of the Pinnacle common stock certificates representing those shares.

        In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP,  Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

        Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Pinnacle stockholders should be aware that the fair value of shares of Pinnacle common stock as determined under Section 262 could be more than, the same as, or less than the value that such Pinnacle stockholder is entitled to receive under the terms of the merger agreement.

        Costs of the appraisal proceeding may be imposed upon the surviving corporation and the Pinnacle stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a Pinnacle stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any Pinnacle stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any Pinnacle stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time, or if the Pinnacle stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time, then the right of that Pinnacle stockholder to appraisal will cease and that Pinnacle stockholder will be entitled to receive an amount of shares of Penn common stock equal to the exchange ratio for his, her or its shares of Pinnacle common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Pinnacle stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any Pinnacle stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

        In view of the complexity of Section 262 of the DGCL, Pinnacle stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE MERGER AGREEMENT

        The following describes the material provisions of the merger agreement and certain exhibits thereto, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Penn and Pinnacle encourage you to read carefully the merger agreement in its entirety before making any investment or voting decisions as it is the principal legal document governing the business combination between Penn and Pinnacle described in this joint proxy statement/prospectus.

        The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Penn and Pinnacle are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Penn or Pinnacle contained in this joint proxy statement/prospectus or Penn's or Pinnacle's public reports filed with the SEC may supplement, update or modify the factual disclosures about Penn or Pinnacle contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Penn and Pinnacle are qualified and subject to important limitations agreed to by Penn and Pinnacle in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to shareholders or stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Terms of the Merger; Merger Consideration

        The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Pinnacle, whereupon the separate corporate existence of Merger Sub shall cease, and Pinnacle shall continue its existence under the laws of the State of Delaware as the surviving corporation in the merger.

        Each share of Pinnacle common stock issued and outstanding, immediately prior to the effective time (other than canceled shares or dissenting shares), shall at the effective time be converted automatically into and shall thereafter represent the right to receive (A) $20.00 plus, if the closing does not occur on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing on November 1, 2018 and ending on the closing date, in cash and (B) 0.42 of a share of Penn common stock.

        Penn will not issue any fractional shares of Penn common stock in connection with the merger. Instead, in lieu of any fractional shares of common stock, Penn will issue a cash payment (without interest) in respect of such fractional shares.

Completion of the Merger

        Unless the parties agree otherwise, the closing of the merger will take place on the tenth business day after all the conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger but subject to the satisfaction or waiver of such conditions). However, if the marketing period (as described below under "—Marketing Period") has not ended at the time of the satisfaction or waiver of all of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing of the merger; provided that such conditions are capable of being satisfied at the closing of the merger), the closing of the merger will not occur until (a) the earlier to occur of (i) any business day during the marketing period to be specified by Penn to Pinnacle on no less than three business days' written notice and (ii) the last day of the marketing period, (b) such other date and time as agreed to in writing by Penn and Pinnacle, or (c) the end date, subject to certain conditions.

        At the closing of the merger, Pinnacle and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the state of Delaware, unless the parties agree to a later time for the completion of the merger and specify that time in the certificate of merger.

        Penn and Pinnacle have targeted to complete the merger in the second half of 2018, subject to receipt of the required stockholder and shareholder approvals, regulatory approvals and the satisfaction or waiver of the other conditions to the merger (described below under "—Conditions to Completion of the Merger").

        Immediately prior to the closing of the merger, Pinnacle and certain of its subsidiaries will execute joinders to become parties to the divestiture agreement with Penn, Boyd and Boyd Purchaser and the Belterra Park real estate purchase agreement with Penn and Gold Merger Sub, and Pinnacle's applicable tenant subsidiary will enter into an amended master lease with Gold Merger Sub, which agreements are described in the sections entitled "The Divestiture Agreement" and "The Real Estate Transaction Agreements."

Exchange and Payment Procedures

        No later than substantially concurrently with the effective time, Penn will deposit or cause to be deposited with an exchange agent, evidence of (i) Penn common stock in book-entry form representing the full number of whole shares of Penn common stock sufficient to deliver the aggregate merger consideration to Pinnacle's stockholders and (ii) cash in an amount sufficient to deliver the aggregate cash portion of the merger consideration to Pinnacle's stockholders.

        As promptly as reasonably practicable after the effective time of the merger (but no later than the fifth business day after the closing date), the exchange agent will mail to each holder of record of Pinnacle common stock (whose shares were converted into the right to receive the merger consideration pursuant to the merger agreement) a letter of transmittal and instructions for use in effecting the surrender of the Pinnacle stock certificates and Pinnacle book-entry shares in exchange for the merger consideration. Upon receipt of (i) either Pinnacle stock certificates or an "agent's message" regarding the book-entry transfer of Pinnacle book-entry shares and (ii) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive the merger consideration in exchange therefor within two business days following the later of (x) the effective time of the merger and (y) the exchange agent's receipt of such certificate. The amount of any merger consideration paid to Pinnacle's stockholders may be reduced by any applicable tax laws.

        The letter of transmittal will include instructions if a Pinnacle stockholder has lost a share certificate or if such certificate has been stolen, mutilated or destroyed. If a Pinnacle stockholder has lost a certificate, or if such certificate has been stolen, mutilated or destroyed, then before such stockholder will be entitled to receive the merger consideration, such shareholder will have to make an affidavit of the loss, theft or destruction and may be required to post a bond in such amount as Penn or the exchange agent may determine is reasonably necessary as indemnity against any claim that be made with respect to such lost, stolen, mutilated or destroyed certificate.

        If any portion of the merger consideration deposited with the exchange agent is not claimed within twelve months following the effective time of the merger, such merger consideration will be returned to Penn, upon demand, and any holders of Pinnacle common stock who have not complied with the exchange procedures in the merger agreement will thereafter look only to Penn or Merger Sub (subject to applicable abandoned property, escheat or similar laws) as general creditor for payment of the merger consideration.

Treatment of Pinnacle Equity Awards

        As of the effective time, each option to purchase shares of Pinnacle common stock, whether vested or unvested, will become fully vested and converted into the right to receive, in respect of each share of Pinnacle common stock subject to such option, an amount equal to the value of the merger consideration less the exercise price per share of Pinnacle common stock subject to such option, which will be paid in the same form as the merger consideration.

        As of the effective time, each award of Pinnacle restricted stock units (including phantom stock units, restricted stock units, other stock units, performance share grants, director other stock units, deferred shares under the Pinnacle's Directors Deferred Compensation Plan and any other similar instruments) and each share of restricted stock of Pinnacle common stock that was, in each case, granted prior to December 17, 2017 (each a "pre-signing award") will become fully vested and will be converted into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. For pre-signing awards granted in 2016, applicable performance goals will be deemed satisfied based on actual performance. For pre-signing awards granted in 2017 (excluding awards granted on April 4), applicable performance goals for one-third of such awards will be deemed satisfied based on actual performance, extrapolated through the remainder of the performance period, and applicable performance goals for the remaining two-thirds of such awards will be deemed satisfied based on target performance. For pre-signing awards granted on April 4, 2017, applicable performance goals will be deemed satisfied in full.

        All performance-based vesting criteria applicable to Pinnacle restricted stock units and Pinnacle restricted shares that are, in each case, granted on or after December 17, 2017 (each a "post-signing award") will be deemed satisfied based on target performance. At the effective time, (1) each post-signing award granted to a non-employee director of Pinnacle, (2) the first tranche of each post-signing award that has an annual vesting schedule and that is due to next vest following the effective time and (3) one-third of each other post-signing award will vest and convert into the right to receive the merger consideration for each share of Pinnacle common stock covered by such award. The remaining portion of each post-signing award referred to in clause (3) will be assumed by Penn and converted into a corresponding award covering shares of Penn common stock.

Representations and Warranties

        Pinnacle and Penn have each made representations and warranties to the other. Pinnacle's representations and warranties relate to, among other topics, the following:

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  organization, standing and corporate power, organizational documents and ownership of subsidiaries;

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  capital structure;

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  corporate authority to enter into the merger agreement and other agreements contemplated by the merger agreement and to consummate the transactions contemplated by the merger agreement, including the divestiture transactions;

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  the absence of conflicts with, or violations of, organizational documents;

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  consents and approvals relating to the transactions contemplated by the merger agreement;

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  SEC reports and financial statements;

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  internal controls and procedures;

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  absence of undisclosed liabilities and off-balance-sheet arrangements;

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  compliance with applicable laws and permits;

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  environmental laws and regulations;

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  employee benefit matters;

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  absence of certain changes or events;

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  litigation matters;

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  accuracy of information supplied or to be supplied in the registration statement and this joint proxy statement/prospectus;

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  anti-bribery laws and regulations;

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  tax matters;

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  owned and leased real property and other assets;

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  insurance policies;

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  receipt of an opinion from Pinnacle's financial advisor;

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  material contracts;

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  intellectual property;

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  broker's fees payable in connection with the merger;

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  inapplicability or absence of anti-takeover statutes, regulations, or provisions under applicable law or under organizational documents of Pinnacle; and

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  affiliate transactions.

        Penn's and Merger Sub's representations and warranties relate to, among other topics, the following, as applicable:

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  organization, standing and corporate power, organizational documents and ownership of subsidiaries;

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  capital structure;

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  corporate authority to enter into the merger agreement and other agreements contemplated by the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  consents and approvals relating to the transactions contemplated by the merger agreement;

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  SEC reports and financial statements;

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  internal controls and procedures;

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  absence of undisclosed liabilities and off-balance-sheet arrangements;

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  compliance with applicable laws and permits;

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  absence of certain changes or events;

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  litigation matters;

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  accuracy of information supplied or to be supplied in the registration statement and this joint proxy statement/prospectus;

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  anti-bribery;

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  tax matters;

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  material contracts;

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  broker's fees payable in connection with the merger;

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  state takeover statutes;

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  absence of ownership of equity interests in certain entities;

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  voting requirements to approve the merger;

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  receipt of an opinion from Penn's financial advisor;

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  affiliate transactions;

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  gaming licenses and approvals;

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  Penn's financing arrangements for the merger; and

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  third-party agreements.

        Certain of the representations and warranties given by Pinnacle and Penn are qualified as to "materiality" or "material adverse effect." For purposes of the merger agreement, a "material adverse effect" with respect to Pinnacle means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Pinnacle and its subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Pinnacle or any of its subsidiaries are expected to conduct their business from and after the closing date of the merger, (3) the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated by the merger agreement (subject to certain exceptions), (4) any taking of any action at the request of Penn or Merger Sub, (5) the sale, divestiture or disposition of the Boyd divestiture businesses or Pinnacle's owned real property at Belterra Park (the "GLPI divestiture assets") or any consequences resulting from any such sale, divestiture or disposition, (6) changes in applicable law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with the merger agreement or the transactions contemplated thereby, (9) floods, hurricanes, tornadoes, earthquakes, fires or other natural disasters, (10) failure by Pinnacle to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that this exception will not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect with respect to Pinnacle), or (11) any internal restructuring undertaken by Pinnacle in connection with the merger; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Pinnacle and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Pinnacle and its subsidiaries are expected to operate from and after the closing date of the merger.

        A "material adverse effect" with respect to Penn means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Penn and its subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Penn or any of its subsidiaries are expected to conduct their business from and after the closing, (3) the announcement or the existence of, compliance with or performance under, the merger agreement or the transactions contemplated thereby (subject to certain exceptions), (4) any taking of any action at the request of Pinnacle, (5) changes in applicable law, GAAP or accounting standards, (6) outbreak or escalation of hostilities or acts of war or terrorism, (7) any litigation in connection with the transactions and agreements contemplated by the merger agreement, (8) floods, hurricanes, tornadoes, earthquakes, fires or other natural disasters or (9) failure by Penn to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that this exception will not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect with respect to Penn); except, in each case with respect to clauses (1), (2), (5), (6) and (8), to the extent disproportionately affecting Penn and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Penn and its subsidiaries are expected operate from and after the closing date of the merger.

Conduct of Business

        Under the merger agreement, each of Pinnacle and Penn has agreed to restrict the conduct of its respective businesses between the date of the merger agreement and the earlier of the effective time and the termination of the merger agreement.

Conduct of Business by Pinnacle and its Subsidiaries

        In general, Pinnacle has agreed to use its commercially reasonable efforts to conduct the business of Pinnacle and its subsidiaries in all material respects in the ordinary course of business and preserve intact their present lines of business and maintain their rights, franchises and permits.

        In addition, between the date of the merger agreement and the effective time of the merger, Pinnacle has agreed, on its own behalf and on behalf of its subsidiaries, to various specific restrictions relating to the conduct of their business, including restrictions on the following (subject in each case (A) to certain exceptions (i) specified in the merger agreement or (ii) previously disclosed in writing to Penn as provided in the merger agreement and (B) to certain more stringent restrictions with respect to the divestiture subsidiaries pursuant to the divestiture agreement described in the section entitled "The Divestiture Agreement"):

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  amending or restating Pinnacle's organizational documents and permitting any of its subsidiaries to materially amend or restate their respective organizational documents or comparable constituent organizational documents;

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  splitting, combining, or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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  authorizing or paying any dividends on or making any distribution with respect to outstanding shares of its capital stock;

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  adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or take any action with respect to any securities owned by such subsidiary that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger or the transactions contemplated by the divestiture agreement with Boyd or the Belterra Park real estate purchase agreement with GLPI or adversely affect or involve any divestiture subsidiary;

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  acquiring, or permitting its subsidiaries to acquire, any person or business or make any loans, advances or capital contributions to, or investments in, any other person or entity;

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  selling, leasing, licensing, transferring, exchanging, swapping or otherwise disposing of or encumbering any properties or assets or encumber any properties or assets, other than permitted liens incurred in the ordinary course of business;

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  authorizing, or permitting its subsidiaries to authorize, any capital expenditures, except for capital expenditures in connection with maintenance, replacement or repair of damaged assets or provided for in Pinnacle's capital expenditure budget;

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  modifying, amending, terminating or waiving any material rights under a material contract or permit, or entering into a new material contract which would be a material contract if it were in effect on the date of the merger agreement, other than in the ordinary course of business;

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  making any material change in material accounting policies or procedures or any of its methods of reporting income, deductions or other material items;

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  issuing, selling, pledging, disposing of or encumbering or authorizing the issuance, sale, pledge, disposition or encumbrance of any shares of its capital stock ownership interest in Pinnacle or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, ownership interests or convertible or exchangeable securities, or to take any action to cause to be exercisable any otherwise unexercisable option under any Pinnacle benefit plans;

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  incurring, assuming, guaranteeing or otherwise becoming liable for any indebtedness for borrowed money or any guarantee of such indebtedness;

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  waiving, releasing, assigning, settling or compromising any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $300,000 individually or $3,000,000 in the aggregate and do not involve any admission of wrongdoing or equitable relief;

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  changing or revoking any material tax election, changing any material tax accounting method, filing any material amended tax return, entering into any closing agreement, requesting any material tax ruling, settling or compromising any material tax proceeding, or surrendering any claim for a material refund of taxes;

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  granting or providing any severance, change of control or termination payments or benefits, other than certain specified grants in the ordinary course of business, (2) accelerating the time of payment or vesting of, or the lapsing of restrictions with respect to, or take any action to fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards), (3) increasing the compensation payable, other than increases in the ordinary course of business, consistent with past practice (and, in the case of specified employees, after consultation with Penn), (4) paying, awarding, or committing to pay or award, any bonuses or incentive compensation, (5) establishing, adopting, terminating or amending any collective bargaining agreement or benefit plan or any plan, program, arrangement, policy or agreement that would be a benefit plan if it were in existence on December 17, 2017, (6) hiring any person to be an officer or employee of Pinnacle or any of its subsidiaries or engage any individual independent contractor, other than hirings in the ordinary course of business, consistent with past practice (and, in the case of specified positions, after consultation with Penn), (7) terminating the employment of any current employee or staff, other than for cause or in the ordinary course of business consistent with past practice (and, in the case of specified employees, after consultation with Penn), (8) promoting any employee or staff of Pinnacle or its subsidiaries, other than promotions in the ordinary course of business, consistent with past practice (and, in the case of specified employees, after consultation with Penn), or (9) alter any applicable performance criteria, metrics or targets under any benefit plan;

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  permitting any subsidiaries of Pinnacle to purchase, redeem or otherwise acquire any shares of capital stock of Pinnacle or any of its subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among Pinnacle and its wholly owned subsidiaries or among Pinnacle's wholly owned subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Pinnacle equity awards; and

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  agreeing, in writing or otherwise, to take any of the foregoing actions.

Conduct of Business by Penn and Merger Sub

        In general, Penn has agreed to use its commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and preserve intact its present lines of business and rights, franchises and permits.

        In addition, between the date of the merger agreement and the effective time of the merger, Penn has agreed to various specific restrictions relating to the conduct of its business, including restrictions on the following (subject in each case to certain exceptions specified in the merger agreement or previously disclosed in writing to Pinnacle as provided in the merger agreement):

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  amending or restating Penn's organizational documents or Merger Sub's certificate of incorporation or bylaws;

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  splitting, combining, or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

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  paying any dividend or other distribution payable in cash, stock or property in respect of the capital stock of Penn except dividends or distributions by any subsidiaries only to Penn or to any wholly owned subsidiary of Penn;

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  adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any subsidiaries of Penn or taking any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger;

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  acquiring or agreeing to acquire any business or material amount of assets with a value in excess of $350 million in the aggregate or if such acquisition would reasonably be expected to (i) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining any authorization, consent, order, declaration or approval of any governmental entity, including any gaming authority, necessary to consummate the transactions contemplated by the merger agreement, (ii) materially increase the risk of any governmental entity, including any gaming authority, entering an order prohibiting the consummation of the transactions contemplated by the merger agreement, (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise or (iv) prevent, materially delay or materially impair the ability of Penn or Merger Sub to consummate the transactions contemplated by the merger agreement;

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  except for transactions among Penn and its wholly owned subsidiaries of among Penn's wholly owned subsidiaries, issuing, selling, pledging, disposing of or encumbering or authorizing the issuance, sale, pledge, disposition or encumbrance of any shares of its capital stock ownership interest in Penn or any of its subsidiaries or any securities convertible into or exchangeable for any such shares, ownership interests or convertible or exchangeable securities, other than (i) issuances of shares of Penn common stock in respect of the exercise or settlement of any Penn stock awards outstanding on the date of the merger agreement or granted thereafter, (ii) the sale of shares of Penn common stock pursuant to the exercise of Penn options or the settlement of any Penn stock award and (iii) grants of equity awards pursuant to any Penn benefit plan made in the ordinary course of business;

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  incurring, assuming, guaranteeing or otherwise becoming liable for any indebtedness for borrowed money or any guarantee of such indebtedness (other than Penn's debt financing commitments) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Penn or Merger Sub to consummate the transactions contemplated by the merger agreement;

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  purchasing, redeeming or otherwise acquiring Penn's capital stock or any rights, warrants or options to acquire any shares; and

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  agreeing, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Alternative Proposals

Pinnacle No Solicitation

        Pinnacle has agreed that it will, and will cause each of its and its affiliates' respective officers, directors and employees, agents, financial advisors, investment bankers, attorneys, accountants or other representatives (collectively, "representatives") to, immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may have been ongoing at the time of the parties entered into the merger agreement with respect to a company takeover proposal (defined below), and promptly instruct or otherwise request any person that executed a confidentiality or non-disclosure agreement within the twelve-month period prior to December 17, 2017 in connection with any actual or potential company takeover proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its representatives and from and after December 17, 2017, until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance its terms, not, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a company takeover proposal, engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a company takeover proposal or approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a company takeover proposal.

        A "company takeover proposal" means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving (x) the divestiture assets or divestiture subsidiaries or (y) Pinnacle or any of its subsidiaries whose assets, taken together, constitute 15% or more of Pinnacle's consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, (x) the divestiture assets or divestiture subsidiaries or (y) more than 15% of the outstanding common stock of Pinnacle or securities of Pinnacle representing more than 15% of the voting power of Pinnacle or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of Pinnacle), directly or indirectly, in one or more transactions, (x) the divestiture assets or divestiture subsidiaries or (y) assets or businesses of Pinnacle or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Pinnacle, in each case other than the merger.

        Nevertheless, the board of directors of Pinnacle will be permitted, prior to Pinnacle's stockholders' adoption of the merger agreement proposal, to (i) furnish, subject to a customary confidentiality agreement with provisions no less favorable in the aggregate to Pinnacle than those applicable to Penn in its confidentiality agreement with Pinnacle, and afford access to the business, properties, assets, employees, officers, contracts, books and records of Pinnacle, to the person making a bona fide, unsolicited written company takeover proposal (and its representatives and potential sources of financing) and (ii) engage in or otherwise participate in discussions and negotiations with respect to a bona fide, unsolicited written company takeover proposal received by Pinnacle; provided that Pinnacle, its affiliates and their respective representatives are not in willful and material breach of the non-solicitation provisions of the merger agreement, Pinnacle's board of directors determines in good faith (after consultation with outside legal counsel and outside financial advisors) that such company takeover proposal constitutes or would reasonably be expected to lead to a company takeover proposal that constitutes a company superior proposal (defined below) and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and also provided that Pinnacle must make available to Penn substantially concurrently with the delivery to such person making a company takeover proposal any nonpublic information concerning Pinnacle or any of its subsidiaries that is provided or made available to such person or its representatives (unless otherwise already made available to Penn). The merger agreement requires that Pinnacle notify Penn if any company takeover proposals are presented to Pinnacle. Pinnacle must also keep Penn reasonably informed on a reasonably current basis as to the status of and material terms and conditions of such company takeover proposal.

        A "company superior proposal" means a bona fide, unsolicited written company takeover proposal (i) that if consummated would result in a third-party (or in the case of a direct merger between such third-party and Pinnacle, the shareholders of such third-party) acquiring, directly or indirectly, more than 50.1% of the outstanding shares of Pinnacle common stock or more than 50.1% of the assets or revenues of Pinnacle and its subsidiaries, taken as a whole (ii) that the Pinnacle board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such company takeover proposal and (iii) that the Pinnacle board of directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this merger agreement proposed by Penn in response to such company takeover proposal, and all financial, legal, regulatory, timing and other aspects of such company takeover proposal, including all conditions contained therein and the person making such proposal, and this merger agreement), is more favorable to the stockholders of Pinnacle from a financial point of view than the transaction contemplated by the merger agreement.

        In addition, Pinnacle has agreed that it will not take any action to exempt any person from the restrictions on "business combinations" contained in §203 of the DGCL or its organizational documents.

        Pinnacle and its subsidiaries have also agreed, subject to certain exceptions, that (i) they will not release any third-party from, or waive, amend or modify any provision of, or grant permission under any standstill provision in any agreement to which Pinnacle or any of its subsidiaries is a party or confidentiality provision in any agreement to which Pinnacle or any of its subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a company takeover proposal) and (ii) Pinnacle will, and will cause its subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

Penn No Solicitation

        Penn has agreed that it will, and will cause each of its and its affiliates' respective representatives to, immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may have been ongoing at the time of the parties entered into the merger agreement with respect to a parent takeover proposal (defined below), and promptly instruct or otherwise request any person that executed a confidentiality or non-disclosure agreement within the twelve-month period prior to December 17, 2017 in connection with any actual or potential parent takeover proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its representatives and from and after December 17, 2017, until the effective time of the merger or, if earlier, the termination of the merger agreement in accordance its terms, not, directly or indirectly, solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a parent takeover proposal, engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any nonpublic information in connection with or for the purpose of encouraging or facilitating, a parent takeover proposal or approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a parent takeover proposal.

        A "parent takeover proposal" means (i) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Penn or any of its subsidiaries whose assets, taken together, constitute 15% or more of Penn's consolidated assets, (ii) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding common stock of Penn or securities of Penn representing more than 15% of the voting power of Penn or (iii) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any subsidiary of Penn), directly or indirectly, in one or more transactions, assets or businesses of Penn or its subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Penn, in each case other than the merger.

        Nevertheless, the board of directors of Penn will be permitted, prior to Penn's stockholders' adoption of the share issuance proposal, to (i) furnish, subject to a customary confidentiality agreement with provisions no less favorable in the aggregate to Penn than those applicable to Pinnacle in its confidentiality agreement with Pinnacle, and afford access to the business, properties, assets, employees, officers, contracts, books and records of Penn, to the person making a bona fide, unsolicited written parent takeover proposal (and its representatives and potential sources of financing) and (ii) engage in or otherwise participate in discussions and negotiations with respect to a bona fide, unsolicited written parent takeover proposal received by Penn, provided that Penn, its affiliates and their respective representatives are not in willful and material breach of the non-solicitation provisions of the merger agreement, the Penn board determines in good faith (after consultation with outside legal counsel and outside financial advisors) that such parent takeover proposal constitutes or would reasonably be expected to lead to a parent takeover proposal that constitutes a parent superior proposal (defined below) and that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, and also provided that Penn must make available to Pinnacle substantially concurrently with the delivery to such person making a parent takeover proposal any nonpublic information concerning Penn or any of its subsidiaries that is provided or made available to such person or its representatives (unless otherwise already made available to Pinnacle). The merger agreement requires that Penn notify Pinnacle if any parent takeover proposals are presented to Penn. Penn must also keep Pinnacle reasonably informed on a reasonably current basis as to the status of and material terms and conditions of such parent takeover proposal.

        A "parent superior proposal" means a bona fide, unsolicited written company takeover proposal (i) that if consummated would result in a third-party (or in the case of a direct merger between such third-party and Penn, the shareholders of such third-party) acquiring, directly or indirectly, more than 50.1% of the outstanding shares of Penn common stock or more than 50.1% of the assets or revenues of Penn and its subsidiaries, taken as a whole (ii) that the Penn board of directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such parent takeover proposal and (iii) that the Penn board of directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this merger agreement proposed by Pinnacle in response to such parent takeover proposal, and all financial, legal, regulatory, timing and other aspects of such parent takeover proposal, including all conditions contained therein and the person making such proposal, and this merger agreement), is more favorable to the stockholders of Penn from a financial point of view than the transaction contemplated by the merger agreement.

Change in Board Recommendation

Pinnacle Change in Board Recommendation

        As described above, and subject to the provisions described below, the Pinnacle board of directors has made the recommendation that Pinnacle stockholders vote "FOR" the merger agreement proposal, which recommendation is referred to as the "company recommendation." Under the terms of the merger agreement, Pinnacle has agreed that it will not (i) fail to include the company recommendation in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Penn, the company recommendation, (iii) make, or publicly propose to make, any recommendation in connection with a tender offer or exchange offer (other than a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) of the Exchange Act) or (iv) fail to recommend against a company takeover proposal or fail to reaffirm the company recommendation within five business days after a request by Penn to do so, subject to certain exceptions (any action described in clauses (i) to (iv) of this paragraph being referred to as a "company adverse recommendation change"). In addition, the Pinnacle board of directors will not authorize, cause or permit Pinnacle or its subsidiaries to enter into any letter of intent, commitment or agreement providing for any company takeover proposal (other than an acceptable confidentiality agreement as described above under "—No Solicitation of Alternative Proposals").

        The Pinnacle board of directors may nonetheless make a company adverse recommendation change if Pinnacle is not in willful and material breach of the non-solicitation or company recommendation-related provisions of the merger agreement and, (i) after receiving a bona fide unsolicited written company takeover proposal, the Pinnacle board of directors determines in good faith (after consultation with outside legal counsel and outside financial advisors) that the company takeover proposal constitutes a company superior proposal and in light of such company takeover proposal, the failure to take such action would be inconsistent with the Pinnacle board of directors' fiduciary duties under applicable law; provided that (a) Pinnacle has given Penn at least three business days' prior written notice of its intention to make a company adverse recommendation change (which notice shall specify the material terms and conditions of any such superior proposal) and has contemporaneously provided to Penn a copy of the company superior proposal and a copy of any written proposed transaction documents with the person making such company superior proposal, (b) Pinnacle has negotiated in good faith with Penn during such notice period, to the extent Penn wishes to negotiate in good faith, to enable Penn to propose revisions to the terms of the merger agreement such that it would cause such superior proposal to no longer constitute a company superior proposal, (c) following the end of such notice period, the Pinnacle board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Penn, and must have determined, after consultation with its outside financial advisors and outside legal counsel, that the company superior proposal continues to constitute a company superior proposal if the revisions proposed by Penn were to be given effect, and (d) in the event of any change to any material terms of such company superior proposal, Pinnacle will, in each case, deliver to Penn an additional notice consistent with that described in clause (a) above and a new notice period under clause (a) will commence (except that the three business day period notice period referred to in clause (a) above will instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (a) of this paragraph immediately prior to the delivery of such additional notice under this clause (d)) during which time Pinnacle is required to comply with the requirements of the non-solicitation and company recommendation-related provisions. In addition, the Pinnacle board of directors may make a company adverse recommendation change in response to a company intervening event (as defined in the merger agreement), subject to certain conditions, including that the Pinnacle board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Pinnacle board to make a company adverse recommendation change would be inconsistent with the Pinnacle board of directors' fiduciary duties under applicable law. Prior to making a company adverse recommendation change by the Pinnacle board of directors, Penn has certain matching rights under the merger agreement.

Penn Change in Board Recommendation

        As described above, and subject to the provisions described below, the Penn board of directors has made the recommendation that Penn shareholders vote "FOR" the share issuance proposal, which recommendation is referred to as the "parent recommendation." Under the terms of the merger agreement, Penn has agreed that it will not (i) fail to include the parent recommendation in this joint proxy statement/prospectus, (ii) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold withdraw or modify, in a manner adverse to Pinnacle, the parent recommendation, (iii) make, or publicly propose to make, any recommendation in connection with a tender offer or exchange offer (other than a customary "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) of the Exchange Act) or (iv) fail to recommend against a parent takeover proposal or fail to reaffirm the parent recommendation within five business days after a request by Pinnacle to do so, subject to certain exceptions (any action described in clauses (i) to (iv) of this paragraph being referred to as a "parent adverse recommendation change"). In addition, the Penn board of directors will not authorize, cause or permit Penn or its subsidiaries to enter into any letter of intent, commitment or agreement providing for any parent takeover proposal (other than an acceptable confidentiality agreement as described above under "—No Solicitation of Alternative Proposals").

        The Penn board of directors may nonetheless make a parent adverse recommendation change if Penn is not in willful and material breach of the non-solicitation or parent recommendation-related provisions of the merger agreement and, (i) after receiving a bona fide unsolicited written parent takeover proposal, the Penn board of directors determines in good faith (after consultation with outside legal counsel and outside financial advisors) that the parent takeover proposal constitutes a parent superior proposal and in light of such parent takeover proposal, the failure to take such action would be reasonably likely to be inconsistent with the Penn board of directors' fiduciary duties under applicable law; provided that (a) Penn has given Pinnacle at least three business days' prior written notice of its intention to make a parent adverse recommendation change (which notice shall specify the material terms and conditions of any such parent superior proposal) and has contemporaneously provided to Penn a copy of the parent superior proposal and a copy of any written proposed transaction documents with the person making such parent superior proposal, (b) Penn has negotiated in good faith with Pinnacle during such notice period, to the extent Pinnacle wishes to negotiate in good faith, to enable Pinnacle to propose revisions to the terms of the merger agreement such that it would cause such parent superior proposal to no longer constitute a parent superior proposal, (c) following the end of such notice period, the Penn board of directors must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Pinnacle, and must have determined, after consultation with its outside financial advisors and outside legal counsel, that the parent superior proposal continues to constitute a parent superior proposal if the revisions proposed by Pinnacle were to be given effect, and (d) in the event of any change to any material terms of such parent superior proposal, Penn will, in each case, deliver to Pinnacle an additional notice consistent with that described in clause (a) above and a new notice period under clause (a) will commence (except that the three business-day period notice period referred to in clause (a) above will instead be equal to the longer of (x) two business days and (y) the period remaining under the notice period under clause (a) of this paragraph immediately prior to the delivery of such additional notice under this clause (d)) during which time Penn is required to comply with the requirements of the non-solicitation and parent recommendation-related provisions. In addition, the Penn board of directors may make a parent adverse recommendation change in response to a parent intervening event (as defined in the merger agreement), subject to certain conditions, including that the Penn board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Penn board to make a parent adverse recommendation change would be inconsistent with the Penn board of directors' fiduciary duties under applicable law. Prior to making a parent adverse recommendation change by the Penn board of directors, Pinnacle has certain matching rights under the merger agreement. If the Penn board of directors makes a parent adverse recommendation change, Penn will nonetheless continue to be obligated to hold its stockholder meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders.

Financing

Pinnacle Cooperation

        Subject to the terms of the merger agreement, Pinnacle has agreed to use reasonable best efforts to, at Penn's sole expense, provide all cooperation reasonably requested by Penn (subject to certain limitations) in connection with Penn's financing (including, without limitation, assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents) to fund the cash portion of the merger consideration, the completion of the merger and the payment of related fees and expenses.

Penn Financing

        Subject to the terms of the merger agreement, Penn has agreed to use its reasonable best efforts to arrange, obtain and complete financing. Penn has obtained debt financing commitments for the transactions contemplated by the merger agreement, the proceeds of which, together with available cash on hand, net proceeds from the Boyd divestitures, the Plainridge real estate transaction and the Belterra Park real estate transaction, will be sufficient to (i) pay the cash consideration payable in connection with the merger, any cash in lieu of fractional shares of Penn common stock and any funds to be provided by Penn to Pinnacle to enable Pinnacle to fund payments (if any) required to be made in connection with the transactions, (ii) pay off certain existing indebtedness of Pinnacle and (iii) pay related fees and expenses in connection with the transactions. In addition, Penn has agreed to maintain, at all times prior to and on the closing date, at least $313 million of undrawn revolving loan commitments under its existing credit facility and to ensure that the conditions to drawing on such commitments are capable of being satisfied at all such times.

        Funding of the financing sources' commitments is subject to certain customary conditions, including, but not limited to, receipt of financing information, Penn's use of commercially reasonable efforts to have afforded the lenders a ten consecutive business-day marketing period and absence of a "company material adverse effect" (as defined in the merger agreement).

        For a more detailed description of the financing commitments Penn has obtained in connection with the merger, see "The Merger—Financing of the Merger."

        The merger is not conditioned upon receipt by Penn of the proceeds of borrowings or any other financing.

Marketing Period

        The marketing period is the first period of ten consecutive business days (a) commencing no earlier than two business days after Penn receives certain financing information and (b) throughout and at the end of which Penn's financing information continues to satisfy certain requirements. If the marketing period has not ended prior to August 17, 2018, it will be deemed not to have commenced until September 4, 2018. If the marketing period has not ended prior to December 21, 2018, it will be deemed not to have commenced until January 2, 2019. Additionally, the marketing period will not consider (a) July 2, 2018 through July 6, 2018, (b) November 22, 2018 and (c) November 23, 2018 as days; any period that includes such dates will not be deemed consecutive.

Efforts to Close the Merger

        Pinnacle, Penn and Merger Sub have agreed to use their reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and any applicable laws to consummate and make effective the merger and the transactions contemplated by the divestiture transactions, including:

  •
  the preparation and filing of all applications, forms, registrations, petitions, notices and other documents required to be filed to consummate the merger or the divestiture transactions including the prompt filing by Pinnacle of the notice required by the FTC;

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  the preparation of any financial information required by any gaming authority or governmental entity pursuant to applicable antitrust law or gaming law;

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  the satisfaction of the conditions to consummating the merger and the divestiture transactions;

  •
  the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

  •
  the taking of all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, or to avoid an investigation, action proceeding or other challenge of the legality of the transactions by any governmental entity required to be obtained or made by Penn, Merger Sub, Pinnacle or any of their respective subsidiaries or the taking of any action contemplated by the merger agreement or the divestiture transactions; and

  •
  the execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

        In addition, Pinnacle, Penn and Merger Sub have agreed not to take any action that would reasonably be expected to:

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  impose any delay in obtaining, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period under antitrust laws or gaming laws necessary to consummate the transactions contemplated by the merger agreement or the divestiture transactions;

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  increase the risk of any governmental entity entering an injunction or order prohibiting the consummation of the merger or the divestiture transactions; or

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  increase the risk of not being able to remove any such injunction or order on appeal or otherwise.

        In addition, Penn has agreed that Penn and its affiliates will take all steps necessary to avoid or eliminate any impediments under antitrust laws or gaming laws asserted by any governmental authority so as to enable the parties to close the merger as promptly as practicable, including proposing, committing, and effecting:

  •
  any sale, divestiture or disposition of its or its subsidiaries' assets, properties or businesses (which will include the Boyd divestiture businesses and GLPI divestiture assets);

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  hold-separate arrangements of particular assets or placing operating properties in trust; and

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  entry into other arrangements necessary or advisable to obtain any required regulatory approvals or regulatory clearances.

However, Penn will not be required to take any of the above actions in addition to the Boyd divestitures and the real estate transactions if such additional actions would have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Penn and its subsidiaries taken as a whole, after giving effect to the closing of the merger, the Boyd divestitures and the real estate transactions.

Efforts to Hold the Pinnacle and Penn Special Meetings

        Subject to its rights in certain circumstances to postpone or adjourn the Pinnacle stockholder meeting, Pinnacle has agreed to hold a meeting of its stockholders as promptly as reasonably practicable for the purpose of obtaining its stockholders' adoption of the merger agreement proposal and approval of the non-binding advisory compensation proposal. Pinnacle must use its reasonable best efforts to obtain such stockholder approvals.

        Subject to its rights in certain circumstances to postpone or adjourn the Penn shareholder meeting, Penn has agreed to hold a meeting of its shareholders as promptly as reasonably practicable for the purpose of obtaining Penn shareholder approval of the share issuance proposal. Penn will use its reasonable best efforts to obtain such shareholder approval. Under the merger agreement, Penn has agreed to submit these proposals to a shareholder vote even if the Penn board of directors has made a parent adverse recommendation change (as described above under "—Change in Board Recommendation").

        Pinnacle and Penn will use their respective reasonable best efforts to hold their respective meetings on the same date and at the same time.

Employee Matters

        Penn has agreed that for a period commencing on the effective date and ending on the later of December 31, 2019 and the first anniversary of the effective date, Penn will provide to each Pinnacle employee who remains employed by Penn following the effective time: (i) at least the same base salary that was provided to such employee immediately prior to the effective time; (ii) short-and long-term incentive opportunities that are substantially as favorable in the aggregate and containing the same percentage mix of short- and long-term incentive opportunities as the short- and long-term incentive opportunities provided to such employee immediately prior to the effective time; and (iii) other compensation and employee benefits that are substantially as favorable in the aggregate to the compensation and benefits provided to such employee immediately prior to the effective time, except that, if the effective time occurs prior to the commencement of Pinnacle's and Penn's annual benefit plan open enrollment periods, Penn may instead provide employees with health and welfare benefits that Penn provides to its similarly situated employees. Penn has specifically agreed to continue any annual or short-term incentive plans with performance periods that are incomplete as of the effective time until the end of the applicable performance periods in accordance with the terms of the applicable annual or short-term incentive plans.

        Penn has also agreed to (i) waive all limitations as to any preexisting condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Pinnacle employee who remains employed following the effective time under any welfare plans that such employee may be eligible to participate in after the effective time to the same extent such limitations were waived under the analogous Pinnacle benefit plan prior to the effective time and (ii) credit each Pinnacle employee who remains employed following the effective time for any copayments, deductibles, offsets or similar payments made under a Pinnacle benefit plan during the plan year that includes the effective time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Penn to the same extent such copayments, deductibles, offsets or similar payments would be credited under the analogous Pinnacle benefit plan immediately prior to the effective time, except, in each case, to the extent such treatment would result in duplicative benefits.

        Penn has also agreed to, as of the effective time, credit to Pinnacle employees who remain employed following the effective time the amount of vacation time that such employees had accrued under any applicable Pinnacle benefit plan as of the effective time, insofar as not prohibited by applicable law, except to the extent such treatment would result in duplicative benefits.

        Penn has also agreed, as of the effective time, to give Pinnacle employees who remain employed following the effective time full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Penn do not receive any service credit) maintained by Penn that such employees may be eligible to participate in after the effective time for such employees' service with Pinnacle to the same extent that such service was credited for purposes of any comparable Pinnacle Benefit Plan immediately prior to the effective time, except to the extent such treatment would result in duplicative benefits.

Indemnification and Insurance

        Penn and Merger Sub have agreed that all rights to exculpation, indemnification and advancement of expenses or omissions occurring at or prior to the effective time of the merger (whether asserted before or after the effective time), now existing in favor of current or former directors, officers, employees of Pinnacle or its subsidiaries as provided in their respective organizational documents will survive the merger and continue to be in full force and effect. The surviving company will (and Penn will cause the surviving company to) indemnify and hold harmless (and advance funds in respect thereof) each current and former director, officer or employee of Pinnacle and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Pinnacle, in each case against any costs or expenses (subject to certain conditions) arising out of, relating to or in connection with any action or omission by them in their official capacities occurring or alleged to have occurred whether commenced before or after the closing of the merger. The surviving company will (and Penn will cause the surviving company to), for a period of six years from the closing of the merger, maintain in effect (to the fullest extent permitted under applicable law) any and all exculpation, indemnification and advancement of expenses provisions of Pinnacle's certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the closing of the merger or in indemnification agreements of Pinnacle with their respective current or former directors, officers or employees in effect immediately prior to the closing of the merger, and may not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the surviving company's organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the closing of the merger were current or former directors, officers or employees of Pinnacle (subject to certain conditions).

        The merger agreement also provides that, prior to the effective time of the merger, Pinnacle (with Penn's consent) or Penn, at Penn's cost, may purchase a six-year "tail" prepaid policy on the same terms and conditions as Penn would be required to cause the surviving company and its subsidiaries to purchase as discussed below. Pinnacle's ability to purchase a "tail" policy is subject to a cap on the premium equal to 300% of the aggregate annual premiums currently paid by Pinnacle for its existing directors' and officers' liability insurance and fiduciary insurance as of the date of the merger agreement. If such a "tail" policy is not purchased prior to the effective time, for at least six years after the effective time, Penn will maintain coverage currently provided by the policies of directors' and officers' liability insurance and fiduciary liability insurance by Pinnacle or provide substitute policies for Pinnacle and its current and former directors and officers who are currently covered by the directors' and officers' liability insurance and fiduciary liability insurance coverage currently in effect, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising prior to the closing of the merger (subject to a cap on the premium equal to 300% of the aggregate annual premiums currently paid by Pinnacle).

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

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  the obligation of Penn to discharge certain outstanding indebtedness of Pinnacle and its subsidiaries at the closing of the merger;

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  cooperation between Pinnacle and Penn in the preparation of this joint proxy statement/prospectus;

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  the confidentiality of, and access by each party to certain information about the other party during the period prior to the effective time of the merger;

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  the participation by Penn in the defense or settlement of any shareholder litigation against Pinnacle relating to the merger;

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  Pinnacle's joinder to each of the divestiture agreement and the Belterra Park real estate purchase agreement (described in the sections entitled "The Divestiture Agreement" and "The Real Estate Transaction Agreements") and Pinnacle's cooperation with Penn to assist Penn in consummating the transactions contemplated by the divestiture agreement and the real estate transaction agreements;

  •
  cooperation between Pinnacle and Penn in connection with public announcements;

  •
  the listing of Penn shares to be issued in the merger on Nasdaq;

  •
  certain notifications;

  •
  the requirements of Section 16(a) of the Exchange Act; and

  •
  the obligations of Penn to cause Merger Sub to perform its obligations under the merger agreement.

Conditions to Completion of the Merger

        The obligations of Pinnacle and Penn to complete the merger are subject to the fulfillment or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

  •
  adoption of the merger agreement proposal by Pinnacle's stockholders and approval of the share issuance proposal by Penn shareholders;

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  absence of an injunction having been entered by any court or other tribunal of competent jurisdiction and continuing to be in effect and any law having been adopted or effective, in each case, prohibiting the consummation of the merger;

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  the registration statement on Form S-4 filed by Penn in connection with the share issuance having been declared effective by the SEC and no stop order suspending the effectiveness of such Form S-4 having been issued by the SEC and no proceedings for that purpose having been initiated or threatened by the SEC;

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  Penn common stock issued in the merger having been approved for listing on Nasdaq, subject to official notice of issuance; and

  •
  any waiting period applicable to the merger under the HSR Act shall have expired or been terminated and all requisite gaming approvals shall have been obtained and be in full force and effect.

        The obligation of Pinnacle to effect the merger is also subject to the fulfillment or waiver by Pinnacle of the following additional conditions:

  •
  the accuracy of the representations and warranties of Penn and Merger Sub set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, both when made and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Pinnacle's receipt of an officer's certificate from Penn to such effect;

  •
  the performance of all obligations required to be performed under the merger agreement by Penn and compliance with all covenants required to be complied with under the merger agreement by Penn and Merger Sub in all material respects prior to the effective time of the merger, and Pinnacle's receipt of an officer's certificate from Penn to such effect; and

  •
  the absence, since the date of the merger agreement, of a parent material adverse effect, and Pinnacle's receipt of an officer's certificate from Penn to such effect.

        The obligation of Penn and Merger Sub to effect the merger is also subject to the fulfillment or waiver by Penn of the following additional conditions:

  •
  the accuracy of the representations and warranties of Pinnacle set forth in the merger agreement, subject to the materiality standards set forth in the merger agreement, both when made and as of the closing date of the merger (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Penn's receipt of an officer's certificate from Pinnacle to such effect;

  •
  the performance of all obligations required to be performed under the merger agreement by Pinnacle and compliance with all covenants required to be complied with under the merger agreement by Pinnacle in all material respects prior to the effective time of the merger, and Penn's receipt of an officer's certificate from Pinnacle to such effect; and

  •
  the absence, since the date of the merger agreement, of a company material adverse effect, and Penn's receipt of an officer's certificate from Pinnacle to such effect.

        Neither Penn nor Pinnacle can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed as further discussed under the section titled "Risk Factors."

Termination of the Merger Agreement

        Pinnacle and Penn may mutually agree to terminate the merger agreement before completing the merger, even after adoption of the merger agreement proposal by Pinnacle's stockholders or approval of the share issuance proposal by Penn's shareholders.

        In addition, either Penn or Pinnacle may decide to terminate the merger agreement if:

  •
  the merger is not consummated by October 31, 2018 (such date, as may be extended as described below, the "end date"), (i) subject to one three-month extension by Penn to January 15, 2019, if (a) the only conditions not satisfied at such time relate to regulatory and other government approvals or (b) the marketing period will not have ended or will not be deemed to have ended on or before October 31, 2018, and (ii) subject to an automatic extension to November 6, 2018, if the conditions that relate to regulatory and other government approvals are satisfied after October 17, 2018 but on or prior to October 31, 2018, and all other conditions are satisfied on or prior to October 31, 2018;

  •
  an injunction is entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction shall have become final and non-appealable (provided that the right to terminate will not be available to a party if the injunction was due to the failure of the party to perform any of its obligations under the merger agreement);

  •
  the Pinnacle special meeting has concluded without adoption of the merger agreement proposal by Pinnacle's stockholders or if the Penn special meeting has concluded without approval of Penn's shareholders of the share issuance proposal; or

  •
  there has been a breach of the merger agreement by the other party or there has been a failure to perform any of its representations, warranties, covenants or agreements contained in the merger agreement, which breach or failure to perform, (i) if it occurred or was continuing to occur on the closing date, would result in a failure of a condition to close by such breaching party and (2) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period (subject to certain conditions).

        Pinnacle may also terminate the merger agreement if, prior to Penn obtaining shareholder approval, the Penn board makes a parent adverse recommendation change (as defined in the section "The Merger Agreement—No Solicitation of Alternative Proposals"). Penn may also terminate the merger agreement if, prior to the adoption of the merger agreement by Pinnacle's stockholders, Pinnacle's board of directors makes a company adverse recommendation change (as defined in the section "The Merger Agreement—No Solicitation of Alternative Proposals").

        In addition, Pinnacle may terminate the merger agreement prior to the adoption of the merger agreement by Pinnacle's stockholders in order for Pinnacle to enter into an agreement with respect to a company superior proposal (provided that contemporaneous with such termination Pinnacle tenders a termination fee payment to Penn).

Expenses and Termination Fees Relating to the Termination of the Merger Agreement

        Pinnacle will be obligated to pay to Penn a termination fee of $60 million in the following circumstances:

  •
  the merger agreement is terminated by Penn prior to adoption of the merger agreement by Pinnacle's stockholders in the event of a company adverse recommendation change;

  •
  the merger agreement is terminated by Pinnacle prior to the adoption of the merger agreement by Pinnacle's stockholders, in order for Pinnacle to enter into an agreement with respect to a company superior proposal; or

  •
  (i) a company takeover proposal (with all references to 15% in the definition thereof changed to 50.1%) has been publicly announced or has become publicly known and not withdrawn by a date that is at least fifteen business days prior to the Pinnacle special meeting, (ii) thereafter, the merger agreement is terminated by either Pinnacle or Penn because the Pinnacle special meeting has concluded without the adoption of the merger agreement by Pinnacle's stockholders and (iii) within twelve months of the termination of the merger agreement, Pinnacle or any of its subsidiaries enters into a definitive agreement with a third-party with respect to or consummates a transaction that is a company takeover proposal with a third-party.

        If the merger agreement is terminated by Pinnacle prior to Penn obtaining shareholder approval, because the Penn board makes a parent adverse recommendation change, Penn will be required to pay Pinnacle a termination fee of $60 million.

        Penn will be obligated to pay Pinnacle a parent regulatory termination fee of $125 million if the merger agreement is terminated by either Penn or Pinnacle because of any injunction, order, decree or ruling relating to gaming, antitrust or related laws or any related consents or approvals or the end date has been reached and certain conditions related to regulatory and gaming approvals have not been satisfied; provided that such failure was not the result of Pinnacle's material breach of certain representations, warranties or covenants in the merger agreement relating to Pinnacle's compliance with laws, efforts to obtain regulatory approvals and cooperation with Penn in connection with third-party agreements.

        In addition, in respect of expenses in connection with the merger agreement, (i) in the event of a termination resulting from the failure to adopt the merger agreement by Pinnacle's stockholders, Pinnacle shall pay Penn $30 million and (ii) in the event of termination resulting from the failure to obtain approval of the share issuance by Penn's shareholders, Penn shall pay Pinnacle $60 million, in each case within two business days after such termination.

Amendments and Waivers

        Any provision of the merger agreement may be amended or waived by the parties at any time before the adoption of the merger agreement proposal by Pinnacle's stockholders. However, after such stockholder approval is obtained, there may not be, without further approval of Pinnacle's stockholders, any amendment or waiver of any provision of the merger agreement for which applicable law requires further approval by the stockholders of Pinnacle.

Specific Performance

        In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically its terms and provisions.

Governing Law

        The merger agreement is governed by the laws of the State of Delaware, except for the Penn debt commitment letters, which are governed by the laws of the State of New York (subject to certain exceptions). All matters relating to the fiduciary duties of the Penn board will be governed by the laws of the Commonwealth of Pennsylvania.

THE DIVESTITURE AGREEMENT

        The following describes the material provisions of the divestiture agreement, which is included as Annexes B-C to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the divestiture agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the divestiture agreement. This summary does not purport to be complete and may not contain all of the information about the divestiture agreement that is important to you. Penn and Pinnacle encourage you to read carefully the divestiture agreement in its entirety before making any investment or voting decisions as it is an important legal document relating to the business combination between Penn and Pinnacle described in this joint proxy statement/prospectus.

        The divestiture agreement and this summary of its terms have been included to provide you with information regarding the terms of the divestiture agreement. Penn and Pinnacle are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Penn or Pinnacle contained in this joint proxy statement/prospectus or Penn's or Pinnacle's public reports filed with the SEC may supplement, update or modify the factual disclosures about Penn or Pinnacle contained in the divestiture agreement and described in the summary. The representations, warranties and covenants made in the divestiture agreement by Penn are qualified and subject to important limitations agreed to by Penn and Boyd in connection with negotiating the terms of the divestiture agreement. In particular, in your review of the representations and warranties contained in the divestiture agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the divestiture agreement, and were negotiated with the principal purpose of allocating risk between the parties to the divestiture agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to shareholders or stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the divestiture agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the divestiture agreement and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information.

Purchase and Sale of Membership Interests and Assets; Assumption of Liabilities

        The divestiture agreement provides that, upon the terms and subject to the conditions of the divestiture agreement, Boyd Purchaser will acquire the outstanding membership interests of the divestiture subsidiaries and the purchased assets (as defined below) and assume the assumed liabilities (as defined below). Immediately following the Boyd divestitures, Boyd Purchaser will own 100% of the outstanding membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles, Ameristar Kansas City, Belterra, and Belterra Park. For purposes of the divestiture agreement, (1) the "purchased assets" means all assets primarily used in the business of the divestiture subsidiaries and the other assets transferred to the divestiture companies or Boyd Purchaser pursuant to the divestiture agreement and (2) the "assumed liabilities" mean any and all liabilities, whether incurred prior to, on or after the closing of the Boyd divestitures, relating to, arising out of, or resulting from, (a) the business of the divestiture subsidiaries or the purchased assets and (b) actions (or inactions) of Boyd Purchaser and its affiliates, or actions (or inactions) taken by Penn or its affiliates at Boyd Purchaser's request under certain provisions of the divestiture agreement.

Purchase Price

        The base purchase price for the Boyd divestitures is $573,834,000, which represents an estimate of the divestiture subsidiaries' EBITDA for the twelve-month period ending on December 31, 2017, multiplied by 6.25. Before the closing, the base purchase price will be adjusted to be an amount equal the divestiture subsidiaries' actual EBITDA (as determined in accordance with the divestiture agreement) for the twelve-month period ending on December 31, 2017, as agreed to by Penn and Boyd or as finally determined by an independent accounting firm, multiplied by 6.25. In addition, the base purchase price will be adjusted after the closing for the amount of working capital, cash and indebtedness of the divestiture subsidiaries at closing, and transaction expenses of the divestiture subsidiaries.

Parties to the Divestiture Agreement

        Penn, Boyd and Boyd Purchaser are parties to the divestiture agreement. As of the date of this joint proxy statement/prospectus, Pinnacle and Pinnacle Tenant are not parties to the divestiture agreement and will only become parties to the divestiture agreement by signing a joinder (the "joinders") at or prior to the closing of the Boyd divestitures.

Completion of the Boyd Divestitures

        Unless the parties agree otherwise, the closing of the Boyd divestitures will occur on the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the closing of the divestiture agreement other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions (described below under "—Conditions to Completion of the Boyd Divestitures"). At the closing, among other matters, Pinnacle and Pinnacle Tenant will cause the membership interests of the divestiture subsidiaries to be transferred to Boyd Purchaser and Boyd Purchaser will pay to Pinnacle or its designee (or Penn, if the closing occurs after the closing of the merger) the base purchase price, as adjusted in the manner described above.

Representations and Warranties

        Penn, on the one hand, and Boyd and Boyd Purchaser, on the other hand, have each made representations and warranties to the other. Penn's representations and warranties relate to, among other topics, the following:

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  organization, standing and corporate power;

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  corporate authority to enter into, and enforceability of, the divestiture agreement and related agreements;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the divestiture agreement;

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  litigation;

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  broker's fees payable in connection with the Boyd divestitures;

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  certain facts about the merger agreement;

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  licensability of Penn and its principals under applicable gaming laws; and

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  Penn's knowledge of any fact or effect that has had or would reasonably be expected to have a material adverse effect on the business of the divestiture subsidiaries.

        Boyd's and Boyd Purchaser's representations and warranties relate to, among other topics, the following, as applicable:

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  organization, standing and corporate power;

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  corporate authority to enter into, and enforceability of, the divestiture agreement and related agreements;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the divestiture agreement;

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  litigation;

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  broker's fees payable in connection with the Boyd divestitures;

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  sufficiency and availability of funds to consummate the divestiture agreement;

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  solvency;

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  licensability of Boyd and its principals under applicable gaming laws; and

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  the activities of Boyd Purchaser.

        In addition, upon receipt of the joinders by Boyd and Boyd Purchaser, Pinnacle will make the following representations to Boyd and Boyd Purchaser:

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  organization, standing and corporate power;

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  corporate authority to enter into, and enforceability of, the divestiture agreement and related agreements;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the divestiture agreement;

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  title to the membership interests of the divestiture subsidiaries; and

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  litigation.

        In addition, Penn, on behalf of the divestiture subsidiaries, and Pinnacle, on behalf of the divestiture subsidiaries (but only upon receipt of the joinders by Boyd and Boyd Purchaser) have made (or, in the case of Pinnacle, will make) the following representations with respect to the divestiture subsidiaries to Boyd and Boyd Purchaser:

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  organization, standing and corporate power;

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  capitalization;

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  corporate authority to enter into the divestiture agreement and related agreements;

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  the absence of conflicts with, or violations of, contracts and organizational documents;

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  consents and approvals relating to the transactions contemplated by the divestiture agreement;

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  financial statements;

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  compliance with laws and business permits;

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  environmental laws and regulations;

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  employee benefit matters;

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  labor matters;

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  absence of certain changes or events;

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  investigations and litigation;

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  anti-bribery matters;

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  tax matters;

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  the assets and properties of the divestiture subsidiaries;

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  insurance;

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  material contracts;

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  intellectual property; and

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  affiliate transactions.

        Certain of the representations and warranties given by Penn, Boyd and Boyd Purchaser, as applicable, and that will be given by Pinnacle and Pinnacle Tenant, in each case, are qualified as to "materiality" or "material adverse effect." For purposes of the divestiture agreement, a "material adverse effect" with respect to Pinnacle or the divestiture subsidiaries, as applicable, means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which such person or any of its subsidiaries are expected to conduct their business from and after the closing of the Boyd divestitures, (3) the announcement or the existence of, compliance with or performance under, the divestiture agreement or the transactions contemplated thereby (provided that this exception does not apply to certain representations and warranties of Pinnacle addressing the execution and delivery of the divestiture agreement or the obligations or satisfaction of conditions under the divestiture agreement), (4) the taking of any action at the request of Boyd or Boyd Purchaser, (5) the merger or any consequences resulting therefrom or from any sale to Gold Merger Sub contemplated by the divestiture agreement or the merger agreement or any consequences resulting therefrom, (6) changes in applicable law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with the divestiture agreement or the transactions contemplated thereby, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by such person to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that this exception will not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect) or (11) any internal restructurings contemplated in the divestiture agreement or the merger agreement; except, in each case, with respect to the exceptions set forth in (1), (2), (6), (7) and (9), to the extent disproportionately affecting such person and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such person and its subsidiaries are expected to operate from and after the closing.

        Moreover, for purposes of the divestiture agreement, a "material adverse effect" with respect to Penn means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate would reasonably be expected to prevent or materially impede, materially hinder or materially delay the consummation by Penn of the Boyd divestitures.

Conduct of Business

        Under the divestiture agreement, Penn has agreed to certain interim covenants that could affect the conduct of its businesses between the date of the divestiture agreement and the earlier of the consummation of the Boyd divestitures and the termination of the divestiture agreement.

        In general, Penn has agreed to, and has agreed to cause Merger Sub to, (1) comply with all of its obligations under the merger agreement, the noncompliance with which would have a material adverse effect on the Boyd divestitures, the business of the divestiture subsidiaries or any of the purchased assets or the assumed liabilities, and (2) comply with its obligations to cause the consummation of the merger. Penn has also agreed to use its reasonable best efforts, including enforcing all of its rights and pursuing all of its available remedies under the merger agreement, to cause Pinnacle to (a) comply with all of its obligations under the merger agreement, (b) use its commercially reasonable efforts to conduct the business of Pinnacle and its subsidiaries in all material respects in the ordinary course of business, and (c) use its commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and permits of Pinnacle.

        Penn has further agreed to keep Boyd Purchaser reasonably informed with respect to the status of the transactions contemplated by the merger agreement. Penn will promptly notify Boyd Purchaser in writing upon the occurrence of any event, fact or circumstance that to its knowledge: (1) has caused any representation or warranty contained in the merger agreement to be untrue or inaccurate in any respect such that it would be reasonable to expect that (a) the applicable closing conditions of the merger agreement would not be satisfied or (b) such inaccuracies would have a material adverse impact on the Boyd divestitures, the business of the divestiture subsidiaries or any of the purchased assets or the assumed liabilities; (2) has caused any failure of any party to the merger agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the merger agreement such that it would be reasonable to expect that (a) the applicable closing conditions of the merger agreement would not be satisfied or (b) such failure to comply with or satisfy such covenant or agreement would be materially adverse to the Boyd divestitures, the business of the divestiture subsidiaries or any of the purchased assets or the assumed liabilities; (3) resulted in the failure of any condition necessary to consummate the merger by the Divestiture End Date (as defined below) as it may be extended under the divestiture agreement; or (4) the making by any party to the merger agreement of any request for any amendment to, or waiver or consent under, the merger agreement, in each case that relates to the Boyd divestitures, the business of the divestiture subsidiaries or any of the purchased assets or the assumed liabilities and (a) that would reasonably be expected to be materially adverse to the Boyd divestitures, the business of the divestiture subsidiaries or any of the purchased assets or the assumed liabilities, (b) that would be, or would reasonably be expected to be, materially adverse to Boyd's or Boyd Purchaser's rights or obligations under the divestiture agreement, or Boyd's or Boyd Purchaser's interest in, or expected benefits from, the Boyd divestitures taken as a whole or (c) that would permit Pinnacle to sell or encumber any of the membership interests or purchased assets, other than in accordance with the divestiture agreement (any such amendment or waiver, a "Boyd Purchaser adverse amendment or waiver"). Penn has also agreed not to grant any Boyd Purchaser adverse amendment or waiver without Boyd Purchaser's prior written consent.

        In addition, Penn has agreed that it will not, and will use its reasonable best efforts to cause Pinnacle and its subsidiaries not to, take any action that would reasonably be expected to result in any of the membership interests being subject to a lien or any of the purchased assets being subject to a lien, other than, in each case, permitted closing liens. Penn has also agreed to use its reasonable best efforts to cause Pinnacle and Pinnacle Tenant to perform and observe all of their respective covenants and agreements contained in the Pinnacle master lease in all material respects, including maintenance of the insurance required to be maintained by Pinnacle Tenant thereunder.

        In the event that Penn decides to terminate the merger agreement, it has agreed to terminate, if possible, under a provision of the merger agreement that would entitle Penn to receive a termination fee or expense reimbursement (see the section titled "The Merger Agreement—Termination of the Merger Agreement").

No Solicitation of Alternative Acquisition Proposals

        Between the date of the divestiture agreement and the earlier of the consummation of the Boyd divestitures and the termination of the divestiture agreement, Penn and its representatives have agreed not to (1) solicit, initiate, seek, agree to or take any other action to facilitate or knowingly encourage, including, by entering into a non-disclosure agreement with any third-party, any inquiries or proposals regarding or reasonably expected to lead to an acquisition proposal by a third-party, (2) engage in negotiations or discussions with any third party concerning any acquisition proposal, (3) continue any prior discussions or negotiations with any third-party concerning an acquisition proposal, (4) respond to any inquiry made, or furnish to any third-party, any information with respect to, or otherwise cooperate in any respect with, any effort or attempt by any third-party to seek or enter into any acquisition proposal or (5) accept, or enter into any agreement concerning, any acquisition proposal with any third-party, including, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any acquisition proposal.

        For purposes of the divestiture agreement, an "acquisition proposal" means any proposal by a person (other than a governmental entity) for (1) any acquisition of any of the divestiture subsidiaries, whether by way of merger, consolidation, joint venture, business combination, reorganization, recapitalization, share exchange, liquidation, dissolution or other similar transaction; (2) any direct or indirect (including by any license or lease) sale, lease, exchange, transfer or other disposition of all or a substantial portion of the purchased assets or any of the divestiture casinos; or (3) any sale, issuance or exchange of any equity securities (including securities or instruments involving, settled by reference to, convertible into, or exchangeable or exercisable for equity securities) of any of the divestiture subsidiaries.

Efforts to Close the Boyd Divestitures

        Penn, Boyd and Boyd Purchaser have each agreed to (1) use its reasonable best efforts to take, all actions necessary to expeditiously satisfy the conditions to closing of the Boyd divestitures and (2) cooperate with the other parties to the divestiture agreement and use their respective reasonable best efforts to promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental entity necessary under the order of the FTC and required under applicable antitrust laws to consummate the Boyd divestitures (each such approval, an "antitrust approval").

        Boyd Purchaser has agreed, as promptly as practicable, to (1) prepare and furnish all necessary information and documents reasonably requested by the FTC or any other governmental entity, (2) use reasonable best efforts to demonstrate to the FTC or any other governmental entity that Boyd Purchaser is an acceptable purchaser of the purchased assets and that Boyd Purchaser will be able to compete effectively using the purchased assets along with its own assets, and (3) reasonably cooperate with Penn and Pinnacle to obtain any antitrust approvals and any approvals from the Missouri Gaming Commission, the Ohio State Racing Commission, the Ohio Lottery Commission and the Indiana Gaming Commission that are necessary in order to allow the divestiture subsidiaries, upon the consummation of the Boyd divestitures, to continue their operation of such divestiture subsidiaries' respective gaming activities, except that "gaming activities" will not include the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities (each such approval, a "gaming approval").

        Each of Penn, Boyd and Boyd Purchaser has agreed to: (1) use its reasonable best efforts to cooperate in connection with any filing or submission to a governmental entity in connection with the Boyd divestitures under antitrust laws and gaming laws and in connection with any investigation or other inquiry by or before a governmental entity in connection with the transaction relating to antitrust laws or gaming laws; (2) use its reasonable best efforts to keep the other informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC or any other governmental entity; (3) use its reasonable best efforts to resolve any objections that may be asserted by a governmental entity with respect to antitrust laws or gaming laws in any jurisdiction in which approvals, consents, registrations, permits, authorizations and other confirmations under antitrust laws or gaming laws are required to consummate the Boyd divestitures; and (4) take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the Boyd divestitures so as to enable the consummation of the transaction to occur as soon as reasonably possible. However, neither Penn, nor Boyd, nor Boyd Purchaser, nor any of their respective affiliates, will have any obligation or affirmative duty to sell, divest, hold separate or otherwise dispose of any of its assets or properties in connection with seeking any antitrust approval or any gaming approval.

        Boyd has further agreed not to propose or acquire any business or assets (regardless of value) which would reasonably be expected to (1) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any antitrust approval or gaming approval, or (2) prevent, materially delay or materially impair the ability of Penn and Pinnacle to consummate the merger.

Certain Employee Matters

        We refer to each Pinnacle employee who is primarily employed in the business of the divestiture subsidiaries, or who is primarily dedicated to supporting such business as a "property employee". From the closing date of the Boyd divestitures until the later of December 31, 2019 and the first anniversary of such closing date, Boyd Purchaser will provide each property employee whose employment continues following the closing date of the Boyd divestitures, each of which we refer to as a continuing employee, with (i) a base salary or hourly wage rate, as applicable, cash incentive compensation opportunities and target annual equity incentive compensation opportunities that are, in each case, no less favorable than those provided to such continuing employee by Pinnacle and (ii) other compensation and employee and fringe benefits (excluding severance benefits) that are no less favorable, in the aggregate, than those provided to such continuing employee by Pinnacle immediately prior to the closing date of the Boyd divestitures; however, if the closing date of the Boyd divestitures occurs prior to the commencement of Boyd Purchaser's and Pinnacle's annual benefit plan enrollment periods, Boyd Purchaser may instead provide continuing employees with the health and welfare benefits that it provides to its similarly situated employees. In addition, any continuing employee who incurs a qualifying termination of employment during the period commencing on the closing date of the Boyd divestitures and ending on the later of December 31, 2019 and the first anniversary of such closing date will be entitled to receive the severance payments and benefits as outlined in Pinnacle's Change of Control Severance Plan or the severance benefits contained in such continuing employee's employment agreement, as applicable.

        On or prior to the closing of the Boyd divestitures, Pinnacle will pay to each continuing employee a prorated cash bonus based on actual performance levels as reasonably determined by the compensation committee of Pinnacle's board of directors. Following the closing of the Boyd divestitures, Boyd Purchaser will assume the liability for the post-closing portion of any annual or short-term incentive awards due to continuing employees for the fiscal year in which the closing of the Boyd divestitures occurs. Following the closing of the Boyd divestitures, continuing employees will participate in Boyd Purchaser's short-term incentive plans for the remainder of any applicable incomplete performance period, which plans will provide for terms that are no less favorable than those contained in Pinnacle's bonus plans.

        Except as relates to certain welfare liabilities claims, effective as of the closing of the Boyd divestitures, Boyd Purchaser will assume all liabilities in respect of any property employees and any former property employees.

        For purposes of determining eligibility, vesting, participation and benefit accrual (except for benefit accruals under a defined benefit pension plan or retiree welfare benefit plan) under the employee benefit and compensation arrangements maintained by Boyd Purchaser, each continuing employee will be credited with his or her years of service with Pinnacle before the closing date of the Boyd divestitures, to the same extent as Pinnacle credited such service prior to the closing of the Boyd divestitures. In addition, Boyd Purchaser will (i) cause each continuing employee to be covered by a Boyd Purchaser group health plan that does not limit coverage on the basis of any preexisting condition, other exclusion or waiting period (other than any limitation under the applicable Pinnacle group health plan) and (ii) use its commercially reasonable efforts to provide credit for the year in which the closing date of the Boyd divestitures occurs, for any deductible, co-payment and out-of-pocket expenses already incurred or paid by the applicable continuing employee under the applicable Pinnacle group health plan. Boyd Purchaser will also recognize all accrued but unused vacation time for all property employees and promptly reimburse Pinnacle for any payments in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by the divestiture agreement.

Other Covenants and Agreements

        The divestiture agreement contains certain other covenants and agreements, including, among other things, covenants relating to:

  •
  customer records and databases;

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  access to information with respect to the divestiture subsidiaries;

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  publicity;

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  confidentiality;

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  tax matters;

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  non-solicitation of the other party's employees;

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  the parties' obligations if certain regulatory approvals cannot be timely obtained;

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  litigation support;

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  third-party consents;

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  use of Pinnacle's or its subsidiaries' trademarks after the closing;

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  certain casino matters;

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  title and survey matters;

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  financial statement cooperation;

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  identification of purchased assets and assumed liabilities between signing and closing; and

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  certain closing matters.

Conditions to Completion of the Boyd Divestitures

        The obligations of Penn, Boyd and Boyd Purchaser to consummate the Boyd divestitures are subject to the satisfaction or waiver (to the extent permissible under applicable laws) of the following mutual conditions:

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  the absence of any law, order, decree, ruling, injunction or other legal restraint that is in effect enjoining, preventing or prohibiting the consummation of, or that it makes it illegal for any party to consummate, the Boyd divestitures;

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  the obtaining of gaming approvals in those states in which any of the divestiture casinos operate, except that if some but not all of the gaming approvals have been obtained and the failure to obtain any such gaming approval is not attributable to the action or inaction of Penn or Pinnacle or any of their representatives, and all of the other conditions precedent to the consummation of the Boyd divestitures have been satisfied, this condition will be deemed to be satisfied with respect to, and Boyd Purchaser, Penn and Pinnacle will remain obligated to effect the closing and Boyd Purchaser will remain obligated to acquire the membership interests of only those divestiture subsidiaries in respect of which such gaming approvals have been obtained (and any divestiture subsidiary with respect to which gaming approvals have not been obtained, an "excluded company"), and the base purchase price will be reduced to reflect that Boyd Purchaser will not acquire the membership interests of any excluded company and any closing conditions relating to any such excluded company will be disregarded for purposes of determining whether the closing conditions to the divestiture agreement have been satisfied;

  •
  (1) the FTC shall have either (a) accepted for public comment an Agreement Containing Consent Orders that includes a proposed Decision and Order that, if issued as a final order, would require Penn and Pinnacle to divest the purchased assets to Boyd Purchaser as an FTC-approved acquirer, or (b) approved a petition to divest the purchased assets to Boyd Purchaser pursuant to an order of the FTC, or (2) any waiting period applicable to the Boyd divestitures under the HSR Act, shall have expired or been terminated; and

  •
  the execution of the Boyd master lease in accordance with the terms of the rent allocation agreement and the Boyd master lease being in full force and effect.

        The obligation of Boyd Purchaser to effect the Boyd divestitures is also subject to the satisfaction or waiver by Boyd Purchaser of the following additional conditions:

  •
  the accuracy of the representations and warranties of Penn, Pinnacle and the divestiture subsidiaries as set forth in the divestiture agreement, subject to the materiality standards set forth in the divestiture agreement, as of the date of the divestiture agreement and as of the closing date of the Boyd divestitures (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), and Boyd Purchaser's receipt of an officer's certificate from Penn and Pinnacle, as applicable, to such effect;

  •
  the performance of, in all material respects, all agreements and covenants required to be performed under the divestiture agreement by Penn and Pinnacle at or prior to the closing of the Boyd divestitures, and Boyd Purchaser's receipt of an officer's certificate from Penn and Pinnacle, as applicable, to such effect;

  •
  the absence of a material adverse effect with respect to the divestiture subsidiaries, except that if a material adverse effect with respect to the divestiture subsidiaries has occurred and is continuing but there has been no material adverse effect with respect to the divestiture subsidiaries that operate Ameristar Kansas City or Ameristar St. Charles, then this condition will be deemed satisfied with respect to, and Boyd Purchaser will be obligated (subject to satisfaction or waiver of all of the other closing conditions of Boyd Purchaser) to effect the closing and acquire the membership interests of only the following divesture subsidiaries: (1) Ameristar Kansas City, (2) Ameristar St. Charles, (3) Belterra, but only if no material adverse effect has occurred with respect to the divestiture subsidiary that owns Belterra, and (4) Belterra Park, but only if no material adverse effect has occurred with respect to the divestiture subsidiary that owns Belterra Park (any such excluded divestiture subsidiary, an "excluded MAE company"), and the base purchase price will be reduced to reflect that Boyd Purchaser will not, and has no obligation to, acquire the membership interests of any excluded MAE company and any closing conditions relating to any such excluded MAE company will be disregarded for purposes of determining whether the closing conditions to the divestiture agreement have been satisfied;

  •
  the receipt by Boyd Purchaser of duly executed counterparts of the related ancillary agreements; and

  •
  the receipt by Boyd Purchaser of the joinders.

        The obligations of Penn and Pinnacle to effect the Boyd divestitures are also subject to the satisfaction or waiver by Parent of the following additional conditions:

  •
  the accuracy of the representations and warranties of Boyd and Boyd Purchaser set forth in the divestiture agreement, as of the date of the divestiture agreement and as of the closing date of the Boyd divestitures (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties will be true and correct as of such specific date only), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay Boyd's or Boyd Purchaser's ability to consummate the Boyd divestitures, and Penn's and Pinnacle's receipt of an officer's certificate from Boyd to such effect;

  •
  the performance of, in all material respects, all agreements and covenants required to be performed under the divestiture agreement by Boyd and Boyd Purchaser at or prior to the closing of the Boyd divestitures, and Penn and Pinnacle's receipt of an officer's certificate from Boyd to such effect;

  •
  the receipt by Penn of duly executed copies of the related ancillary agreements; and

  •
  the consummation of the merger or the ability of the merger to be consummated substantially simultaneously with the Boyd divestitures.

        As further discussed under the section titled "Risk Factors," neither Penn nor Pinnacle can be certain when, or if, the conditions to the divestiture agreement will be satisfied or waived, or that the Boyd divestitures will be completed.

Termination of the Divestiture Agreement

        Penn and Boyd Purchaser may mutually agree to terminate the divestiture agreement before consummating the Boyd divestitures. In addition, either Penn or Boyd Purchaser may terminate the divestiture agreement:

  •
  if the merger agreement has been terminated pursuant to its terms;

  •
  if the closing of the Boyd divestitures does not occur prior to the earlier of (1) January 15, 2019 and (2) the thirty (30) day anniversary of the closing date of the merger (the "Divestiture End Date"); however, in the case of (2), Penn or Boyd Purchaser may extend the Divestiture End Date for an additional period of up to 180 days if, as of the Divestiture End Date, (a) the parties are cooperating in good faith to consummate the Boyd divestitures and (b) the applicable gaming authorities and/or the FTC, as applicable, permit such extension (except that that a party's right to terminate the divestiture agreement or extend the Divestiture End Date will not be available to a party if such party's failure to fulfill any of its respective obligations under the divestiture agreement contributed to the failure of the closing of the Boyd divestitures to occur prior to the then-applicable Divestiture End Date);

  •
  if a court of competent jurisdiction or other governmental entity issues a non-appealable final order or takes any other non-appealable final action, in each case, that permanently restrains, enjoins or otherwise prohibits the closing of the Boyd divestitures;

  •
  upon receipt by Penn of written notice from the staff of the FTC or any other antitrust or gaming governmental entity (each, a "relevant authority") that such staff of a relevant authority (1) has determined that Boyd Purchaser is not an acceptable purchaser of the purchased assets or (2) will not recommend the divestiture agreements or the transactions contemplated hereby to the applicable relevant authority;

  •
  if, after accepting an Agreement Containing Consent Order for public comment, the FTC withdraws such acceptance or determines that Boyd Purchaser is not an acceptable purchaser of the purchased assets and declines to issue a final order requiring Penn and Pinnacle to divest the purchased assets to Boyd Purchaser;

  •
  in the event the FTC has not have approved the order of the FTC issued by it in disposition of its proceeding relating to the merger and the FTC shall have notified Penn or Pinnacle in writing that Boyd Purchaser is not an acceptable purchaser of the purchased assets and that the Boyd divestitures are required to be rescinded;

  •
  if the other party has breached any representation, warranty, covenant or agreement on the part of such party which (1) would result in a failure of a condition to be satisfied and (2) in the case of non-willful breaches that are capable of being cured, is not cured within thirty days after written notice thereof; or

  •
  if it is an affected party (as defined below) and such party has complied with its obligations prior to such termination.

Rescission

        In the event that the FTC shall not have approved the decision and order of the FTC issued by it in disposition of its proceeding relating to the merger on or prior to the closing date of the Boyd divestitures, and following the closing date of the Boyd divestitures, the FTC shall have notified Penn or Pinnacle in writing that Boyd Purchaser is not an acceptable purchaser of the purchased assets and that the Boyd divestitures are required to be rescinded, then Penn or Pinnacle shall give prompt written notice to Boyd Purchaser (which notice shall include a copy of the FTC notice requiring the rescission of the Boyd divestitures) and the parties shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated by the divestiture agreement and to restore to each party its rights, powers and obligations as in existence immediately prior to the closing of the Boyd divestitures, including (a) Pinnacle refunding to Boyd Purchaser all funds received from Boyd Purchaser as payment in connection with the Boyd divestitures, (b) execution by Boyd Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to Pinnacle all of Boyd Purchaser's right, title and interest in and to the purchased assets and (c) execution by Pinnacle of such assumptions and other documents and instruments as may be necessary or desirable to relieve Boyd Purchaser of all liability for any assumed liabilities existing on the closing date of the Boyd divestitures.

Expenses and Termination Fees Relating to the Termination of the Divestiture Agreement

        Break Fee.    If Penn receives any termination fee, liquidated damages or similar fee, or expense reimbursement under the merger agreement (any such fee or expense reimbursement, a "break fee"), Penn has agreed to pay Boyd Purchaser an amount equal to 20% (the "purchaser fee percentage") of such break fee. In no event, however, will Penn be required to pay to Boyd Purchaser any portion of the break fee in excess of the amount of such fee.

        Reverse Break Fee.    In the event that the merger agreement is terminated and Penn pays any reverse termination fee, liquidated damages or similar fee, or expense reimbursement to Pinnacle in accordance with the terms of the Merger Agreement (any such fee, damages or expense reimbursement paid by Penn, a "reverse break fee") and the termination of the merger agreement and Penn's liability to pay to Pinnacle such reverse break fee is primarily and directly attributable to a material breach of the divestiture agreement by Boyd Purchaser ("material purchaser breach"), then Boyd Purchaser will pay to Penn an amount equal to the purchaser fee percentage multiplied by the reverse break fee. However, the amount that Boyd Purchaser would be obligated to pay to Penn is capped at $42 million, except that, if the material purchaser breach was willful or fraudulent, then such amount is capped at $58 million instead.

Amendments and Waivers

        The divestiture agreement can only be amended in writing signed on behalf of each of Penn, Boyd Purchaser and Pinnacle. Moreover, the parties have agreed that the divestiture agreement is subject to the substitution or addition of modified or other terms and conditions as the FTC may require. Accordingly, each party has agreed to accept such changes to the divestiture agreement as shall be required by the FTC and to negotiate in good faith and execute promptly an appropriate amendment to the divestiture agreement to reflect such required changes (an "amendment"), unless such changes (1) would reasonably be expected to have, in the aggregate, a material adverse effect with respect to the divestiture subsidiaries, (2) would require a change in the base purchase price, or (3) would adversely affect the economics of the Boyd divestitures (other than as a result of a requirement of a change in the base purchase price). In addition, in the case that a party's economics would be adversely affected, only the party whose economics would be adversely affected (the "affected party") may elect not to execute an amendment and terminate the agreement if and only if: the parties have, in good faith, used their respective reasonable best efforts to reach prompt mutual agreement with respect to an amendment reflecting the changes required by the FTC, but are unable to reach mutual agreement with respect to an amendment within a ten business days period and have submitted the dispute to an independent nationally recognized investment banking firm, independent nationally recognized accounting firm, or other independent arbitrator ("arbitrator") and the findings of the arbitrator with respect to an amendment include a change that adversely affect the economics of the Boyd divestitures in respect of such affected party or a change to the base purchase price.

Indemnification

        Penn and Boyd have each agreed, from and after the closing of the Boyd divestitures, to mutually indemnify each other and each of their respective affiliates and each of their respective representatives and their respective affiliates' representatives, from and against any and all costs, losses, liabilities, obligations, damages, claims, judgements, awards and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorney's fees and any amounts paid in settlement of the foregoing (collectively, "damages") incurred in connection with, arising out of, or resulting from any breach of any representation of warranties made by such party and any breach of any covenant or agreement to be performed by such party. In addition, Penn has agreed to indemnify, save and hold harmless Boyd and its affiliates and its and their representatives from any liability retained by Penn and any indebtedness of the divestiture subsidiaries outstanding after the closing of the Boyd divestitures not otherwise taken into account in the final adjustment. Boyd has also agreed to indemnify Penn and its affiliates and its and their representatives from any assumed liability.

Specific Performance

        In addition to any other remedy that may be available to each party, including monetary damages, each of the parties will be permitted to seek an issuance of injunctive relief or specific performance remedy from any court of competent jurisdiction if another party fails to perform its agreements and covenants under the divestiture agreement, except as such right may be limited by the divestiture agreement.

Governing Law

        The divestiture agreement is governed by the laws of the State of New York.

THE REAL ESTATE TRANSACTION AGREEMENTS

        The following describes the material provisions of the real estate transaction agreements, each of which is included as an annex to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the real estate transaction agreements below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the real estate transaction agreements. This summary does not purport to be complete and may not contain all of the information about the real estate transaction agreements that is important to you. Penn and Pinnacle encourage you to read carefully the real estate transaction agreements in their entirety before making any investment or voting decisions as they are important legal documents relating to the business combination between Penn and Pinnacle described in this joint proxy statement/prospectus.

        The real estate transaction agreements and this summary of their respective terms have been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the real estate transaction agreements. Penn and Pinnacle are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Penn or Pinnacle contained in this joint proxy statement/prospectus or Penn's or Pinnacle's public reports filed with the SEC may supplement, update or modify the factual disclosures about Penn or Pinnacle contained in the real estate transaction agreements and described in the summary. The representations, warranties and covenants made in the real estate transaction agreements by the parties thereto are qualified and subject to important limitations agreed to by those parties in connection with negotiating the terms of the real estate transaction agreements. In particular, in your review of the representations and warranties contained in the real estate transaction agreements and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the real estate transaction agreements, and were negotiated with the principal purpose of allocating risk between the parties to the real estate transaction agreements, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from what is generally relevant to shareholders or stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the real estate transaction agreements or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the real estate transaction agreements and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find More Information."

Belterra Park Real Estate Purchase Agreement

        Pursuant to the Belterra Park real estate purchase agreement, Gold Merger Sub will acquire the real estate underlying Pinnacle's Belterra Park casino (the "Belterra Park real estate transaction"), which Gold Merger Sub will then lease to Boyd Purchaser as part of the Boyd master lease.

  Parties to the Belterra Park Real Estate Purchase Agreement

        As of the date of this joint proxy statement/prospectus, only Penn and Gold Merger Sub are parties to the Belterra Park real estate purchase agreement. Only upon and subject to its execution of a joinder, which is anticipated to occur immediately prior to the closing of the Belterra Park real estate transaction, Pinnacle and PNK (Ohio), LLC, which is a wholly owned subsidiary of Pinnacle through which Pinnacle owns and operates its Belterra Park casino in Cincinnati, Ohio, will also become parties to the Belterra Park real estate purchase agreement. In general, Penn has agreed that, prior to execution of the joinder, it will use its reasonable best efforts to cause Pinnacle and PNK (Ohio), LLC to comply with the obligations of Pinnacle and PNK (Ohio), LLC under the Belterra Park real estate purchase agreement.

  Purchase Price

        The Belterra Park real estate purchase agreement provides that, upon the terms and subject to the conditions of the Belterra Park real estate purchase agreement, Gold Merger Sub will purchase the land, improvements, appurtenances, rights, privileges and easements associated with the real property underlying Pinnacle's Belterra Park casino for a purchase price equal to the product of (i) nine multiplied by (ii) the initial total rent that Boyd Purchaser will be responsible for paying Gold Merger Sub in respect of the Belterra Park real estate as of the inception of the Boyd master lease, as calculated in accordance with the rent allocation agreement (see "—Rent Allocation Agreement" below), which the parties estimate would have resulted in a purchase price of approximately $65 million based upon the anticipated financial performance of Belterra Park as of the date of the Belterra Park purchase agreement.

  Completion of the Belterra Park Real Estate Transaction

        Unless the parties agree otherwise, the closing of the Belterra Park real estate transaction will occur on the fifth business day after the satisfaction or waiver of the conditions to the closing of the Belterra Park purchase agreement other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions (described below under "—Conditions to Completion of the Belterra Park Real Estate Transaction"). The parties intend for the closing of the Belterra Park real estate transaction to occur immediately prior to the closing of the merger, and have agreed to use their respective commercially reasonable efforts to accomplish such sequencing of events.

  Representations and Warranties

        Penn and/ or (upon execution of the joinder described above) Pinnacle and PNK (Ohio), LLC have made or will make representations and warranties in the Belterra Park real estate purchase agreement relating to, among other topics, the following:

  •
  organization, authority and absence of conflicts;

  •
  required filings and consents;

  •
  real property;

  •
  litigation and orders;

  •
  environmental matters;

  •
  permits and compliance with laws;

  •
  absence of bankruptcy;

  •
  insurance;

  •
  OFAC and anti-money laundering matters;

  •
  employee/labor matters; and

  •
  brokers.

        Gold Merger Sub has made representations and warranties regarding, among other topics, the following:

  •
  organization, authority and absence of conflicts;

  •
  required filings and consents;

  •
  litigation;

  •
  brokers;

  •
  OFAC and anti-money laundering matters; and

  •
  availability of funds.

        Certain of the representations and warranties given by the parties are qualified as to materiality.

  Conduct of Business

        Under the Belterra Park real estate purchase agreement, upon their execution and delivery of the joinder described above, Pinnacle and PNK (Ohio), LLC have agreed that except with Gold Merger Sub's consent (not to be unreasonably withheld, conditioned or delayed), they will carry on the Belterra Park business in the ordinary course of business in all material respects, maintain the property in a state of repair consistent with the ordinary course of business in all material respects, comply with all applicable legal requirements and permits in all material respects, and pay the liabilities and taxes with respect to the property when due and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Belterra Park business' present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it in all material respects. In addition, the Belterra Park real estate purchase agreement provides for specific restrictions relating to the Belterra Park business and property including, among other things, restrictions with respect to (i) sales of property, (ii) granting liens, (iii) failure to maintain insurance, (iv) failure to make capital expenditures required under any gaming laws, (v) closing or shutting down the business or (vi) seeking zoning or land use changes.

  Efforts to Close the Belterra Park Real Estate Transaction

        The parties have agreed to cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate actions, and do or cause to be done all things necessary under applicable legal requirements or otherwise to consummate and make effective the transactions governed by the Belterra Park real estate purchase agreement and the Boyd master lease as promptly as practicable, (ii) obtain from any governmental authorities any required consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, gaming approvals. However, Gold Merger Sub is not obligated to take any action that would in its reasonable judgment (i) adversely affect the qualification of GLPI as a real estate investment trust or be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to GLPI by the Internal Revenue Service and (ii) require the divestiture of any of Gold Merger Sub's other facilities, properties or other assets, or impose, with respect to obtaining any gaming approval, any materially unusual and/or materially burdensome conditions, obligations or requirements on Gold Merger Sub or require Gold Merger Sub to undertake material new construction activity.

  Other Covenants and Agreements

        The Belterra Park real estate purchase agreement contains certain other covenants and agreements, including, among other things, covenants and agreements relating to:

  •
  title insurance, survey and environmental assessments;

  •
  cooperation, notice and cure;

  •
  access to information and the Belterra Park property;

  •
  casualty and condemnation proceedings;

  •
  certain closing costs and other closing matters; and

  •
  post-closing indemnification (pursuant to which Penn has generally agreed to indemnify Gold Merger Sub for losses arising from breaches and/or inaccuracies of representations, warranties and covenants of Penn, Pinnacle and/or PNK (Ohio), LLC, subject to qualifications and limitations specified in the Belterra Park real estate purchase agreement).

  Conditions to Completion of the Belterra Park Real Estate Transaction

        The obligations of Gold Merger Sub to consummate the Belterra Park real estate transaction are subject to the satisfaction or waiver of the following conditions:

  •
  all requisite governmental approvals shall have been obtained;

  •
  receipt of a reasonably satisfactory evidence of authorization of PNK (Ohio), LLC regarding its authorization to perform its obligations under the Belterra Park real estate purchase agreement and related matters in connection with issuance of a title policy;

  •
  no injunction, judgment, order, decree, ruling or charge shall be in effect preventing consummation of the Belterra Park real estate transaction;

  •
  subject to Penn's payment of all applicable title insurance premiums and expenses, the specified title insurance company shall be irrevocably committed to issue upon closing a title policy insuring Gold Merger Sub as owner of fee simple title to the Belterra Park property, subject only to permitted encumbrances and the Boyd master lease, in an amount not less than the purchase price in respect of the Belterra Park real estate transaction;

  •
  the representations and warranties of Penn, Pinnacle and PNK (Ohio), LLC shall be true and correct except as would not constitute (individually or in the aggregate) a "material adverse effect" and (ii) no such party shall be in default under any of its obligations under the Belterra Park real estate purchase agreement in any material respect;

  •
  Penn, Pinnacle and PNK (Ohio), LLC shall have delivered certain closing documents specified in the Belterra Park real estate purchase agreement;

  •
  all conditions precedent to the consummation of the merger shall have been fulfilled or waived in accordance with the terms of the merger agreement and the merger shall have been consummated or shall be able to be consummated substantially simultaneously with the closing of the Belterra Park real estate transaction;

  •
  either (i) all conditions precedent to the consummation of the Boyd divestitures shall have been fulfilled or waived in accordance therewith, and the closing of such transactions shall have been consummated or shall be able to be consummated substantially simultaneously with the closing of the Belterra Park real estate transaction or (ii) all conditions precedent to the consummation of an alternative transaction involving the acquisition of PNK (Ohio), LLC as contemplated by the applicable sections of the rent allocation agreement (see "—Rent Allocation Agreement—

    Adjustments in Certain Circumstances; Alternative Transactions" below) shall have been fulfilled or waived in accordance therewith, and the closing of such transaction shall have been consummated or shall be able to be consummated substantially simultaneously with the closing of the Belterra Park real estate transaction; and

  •
  receipt of a joinder pursuant to which Pinnacle and PNK (Ohio), LLC become parties to the Belterra Park real estate purchase agreement.

        For purposes of the Belterra Park real estate purchase agreement, a "material adverse effect" means any event, change or effect that has a material adverse effect on: (i) the assets, business, financial condition or long-term results of operation of the Belterra Park business, taken as a whole; (ii) the ability of any party to timely perform its obligations under the Belterra Park real estate purchase agreement; or (iii) the aggregate economic benefit that Gold Merger Sub would reasonably be expected to receive as a result of the transactions contemplated by the Belterra Park real estate purchase agreement; except that no such event arising from any of the following matters shall be deemed to constitute or contribute to a material adverse effect: (a) the general conditions in the industries in which the business operates, including competition; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism; (e) any conditions resulting from natural disasters or weather developments; (f) the failure of the financial or operating performance of the business to meet projections; (g) any matter of which Gold Merger Sub has actual knowledge on or prior to the date of the Belterra Park real estate purchase agreement; (h) any action taken, or omitted to be taken, by or at the request of with the consent of Gold Merger Sub, or in compliance with applicable legal requirements and the covenants and agreements contained in the Belterra Park real estate purchase agreement; (i) the execution, announcement, pendency or consummation of the Belterra Park real estate purchase agreement, the merger agreement, the divestiture agreement or the transactions contemplated thereby, or the identity or actions of Gold Merger Sub; or (j) changes in any legal requirements or GAAP or other applicable accounting principles or standards or, in each case, any interpretations thereof; except that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account to the extent that they have a materially disproportionate effect on the business in the aggregate relative to similarly situated businesses in the industry in which the Belterra Park business operates.

        The obligations of Penn, Pinnacle and PNK (Ohio), LLC to complete the Belterra Park real estate transaction are subject to the satisfaction or waiver by such parties of the following conditions:

  •
  all requisite governmental approvals shall have been obtained;

  •
  no injunction, judgment, order, decree, ruling or charge shall be in effect preventing consummation of the Belterra Park real estate transaction;

  •
  receipt of a reasonably satisfactory evidence of authorization of Gold Merger Sub regarding its authorization to perform its obligations under the Belterra Park real estate purchase agreement and related matters in connection with issuance of a title policy;

  •
  the representations and warranties of Gold Merger Sub shall be true and correct, subject to specified "materiality" qualifiers, and (ii) Gold Merger Sub shall not be in default under any of its obligations under the Belterra Park real estate purchase agreement in any material respect;

  •
  Gold Merger Sub shall have delivered certain closing documents specified in the Belterra Park real estate purchase agreement; and

  •
  all conditions precedent to the consummation of the merger shall have been fulfilled or waived in accordance with the terms of the merger agreement and the merger shall have been consummated or shall be able to be consummated substantially simultaneously with the closing of the Belterra Park real estate transaction.

        As further discussed under the section titled "Risk Factors," neither Penn nor Pinnacle can be certain when, or if, the conditions to the Belterra Park real estate transaction will be satisfied or waived, or that the transaction will be completed.

  Termination of the Belterra Park Real Estate Purchase Agreement; Cure Rights of Penn

        Penn and Gold Merger Sub may mutually agree to terminate the Belterra Park real estate purchase agreement before consummating the Belterra Park real estate transaction. In addition, either Penn or Gold Merger Sub may terminate the Belterra Park real estate purchase agreement:

  •
  if the merger agreement or the divestiture agreement has been terminated pursuant to its terms;

  •
  if there is a failure to obtain the necessary gaming approvals (subject to certain exceptions in the event a party's breach contributed to such failure); and

  •
  subject to certain exceptions and specified cure rights, if the other party has wrongfully terminated the Belterra Park real estate purchase agreement or breached any of its representations, warranties or covenants in a manner that would cause a closing condition set forth in the Belterra Park real estate purchase agreement not to be satisfied.

        In addition, Gold Merger Sub has termination rights in connection with certain uncured title defects and casualty and condemnation events or similar matters identified prior to the closing of the Belterra Park real estate transaction. However, these termination rights, as well as the closing conditions for Gold Merger Sub's benefit described above (other than the closing conditions relating to injunctions and failure to obtain regulatory approvals) are generally subject to a cure right of Penn pursuant to which, prior to invoking such termination right or closing condition, Gold Merger Sub is required to present Penn with a reasonable estimate of the damages (subject to post-closing arbitration in the event of a dispute) that Gold Merger Sub would incur as a result thereof if the closing were to occur, and Penn may at its option elect to pay such damages in which event Penn would be entitled to require Gold Merger Sub to complete the Belterra Park real estate transaction.

  Specific Performance

        In addition to any other remedy that may be available to each party, each of the parties is entitled to bring an action for specific performance (other than following termination of the Belterra Park real estate purchase agreement as a result of failure to obtain gaming approvals).

  Governing Law

        The Belterra Park real estate purchase agreement is governed by the laws of the State of New York.

Plainridge Real Estate Purchase Agreement

        Pursuant to the Plainridge real estate purchase agreement, Gold Merger Sub will acquire the real estate underlying Penn's Plainridge Park Casino (the "Plainridge real estate transaction"), which Gold Merger Sub will then lease back to a subsidiary of Penn pursuant to the amended Pinnacle master lease.

  Purchase Price

        The Plainridge real estate purchase agreement provides that, upon the terms and subject to the conditions of the Plainridge real estate purchase agreement, Gold Merger Sub will purchase the land, improvements, appurtenances, rights, privileges and easements associated with the real property underlying Penn's Plainridge Park Casino for a purchase price of $250 million.

  Completion of the Plainridge Real Estate Transaction

        Unless the parties agree otherwise, the closing of the Plainridge real estate transaction will occur on the fifth business day after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the closing of the Plainridge real estate purchase agreement other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions (described below under "—Conditions to Completion of the Plainridge Real Estate Transaction"). The parties intend for the closing of the Plainridge real estate transaction to occur immediately prior to the closing of the merger, and have agreed to use their respective commercially reasonable efforts to accomplish such sequencing of events.

  Representations and Warranties

        Penn and Plainville Gaming and Redevelopment, LLC have made representations and warranties in the Plainridge real estate purchase agreement relating to, among other topics, the following:

  •
  organization, authority and absence of conflicts;

  •
  required filings and consents;

  •
  real property;

  •
  litigation and orders;

  •
  environmental matters;

  •
  permits and compliance with laws;

  •
  absence of bankruptcy;

  •
  insurance;

  •
  OFAC and anti-money laundering matters;

  •
  employee/labor matters; and

  •
  brokers.

        Gold Merger Sub has made representations and warranties regarding, among other topics, the following:

  •
  organization, authority and absence of conflicts;

  •
  required filings and consents;

  •
  litigation;

  •
  brokers;

  •
  OFAC and anti-money laundering matters; and

  •
  availability of funds.

        Certain of the representations and warranties given by the parties are qualified as to materiality.

  Conduct of Business

        Under the Plainridge real estate purchase agreement Penn and Plainville Gaming and Redevelopment, LLC have agreed that except with Gold Merger Sub's consent (not to be unreasonably withheld, conditioned or delayed), they will carry on the Plainridge business in the ordinary course of business in all material respects, maintain the property in a state of repair consistent with the ordinary course of business in all material respects, comply with all applicable legal requirements and permits in all material respects, and pay the liabilities and taxes with respect to the property when due and use all commercially reasonable efforts consistent with past practices and policies to preserve intact the Plainridge business' present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it in all material respects. In addition, Penn and Plainville Gaming and Redevelopment, LLC have agreed to specific restrictions relating to the Plainridge business and property including, among other things, restrictions with respect to (i) sales of property, (ii) granting liens, (iii) failure to maintain insurance, (iv) failure to make capital expenditures required under any gaming laws, (v) closing or shutting down the business or (vi) seeking zoning or land use changes.

  Efforts to Close the Plainridge Real Estate Transaction

        The parties have agreed to cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate actions, and do or cause to be done all things necessary under applicable legal requirements or otherwise to consummate and make effective the transactions governed by the Plainridge real estate purchase agreement and the amended Pinnacle master lease as promptly as practicable, (ii) obtain from any governmental authorities any required consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, gaming approvals. However, Gold Merger Sub is not obligated to take any action that would in its reasonable judgment (i) adversely affect the qualification of GLPI as a real estate investment trust or be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to GLPI by the Internal Revenue Service and (ii) require the divestiture of any of Gold Merger Sub's other facilities, properties or other assets, or impose, with respect to obtaining any gaming approval, any materially unusual and/or materially burdensome conditions, obligations or requirements on Gold Merger Sub or require Gold Merger Sub to undertake material new construction activity.

  Other Covenants and Agreements

        The Plainridge real estate purchase agreement contains certain other covenants and agreements, including, among other things, covenants and agreements relating to:

  •
  title insurance, survey and environmental assessments;

  •
  cooperation, notice and cure;

  •
  access to information and the Plainridge property;

  •
  casualty and condemnation proceedings;

  •
  certain closing costs and other closing matters; and

  •
  post-closing indemnification (pursuant to which Penn and Plainville Gaming and Redevelopment, LLC have generally agreed to indemnify Gold Merger Sub for losses arising from breaches and/or inaccuracies of their representations, warranties and covenants, subject to qualifications and limitations specified in the Belterra Park real estate purchase agreement).

  Conditions to Completion of the Plainridge Real Estate Transaction

        The obligations of Gold Merger Sub to consummate the Plainridge real estate transaction are subject to the satisfaction or waiver of the following conditions:

  •
  all requisite governmental approvals shall have been obtained;

  •
  receipt of a reasonably satisfactory evidence of authorization of Plainville Gaming and Redevelopment, LLC regarding its authorization to perform its obligations under the Plainridge real estate purchase agreement and related matters in connection with issuance of a title policy;

  •
  no injunction, judgment, order, decree, ruling or charge shall be in effect preventing consummation of the Plainridge real estate transaction;

  •
  subject to Gold Merger Sub's payment of all applicable title insurance premiums and expenses, the specified title insurance company shall be irrevocably committed to issue upon closing a title policy insuring Gold Merger Sub as owner of fee simple title to the Plainridge property, subject only to permitted encumbrances and the Boyd master lease, in an amount not less than the purchase price in respect of the Plainridge real estate transaction;

  •
  the representations and warranties of Penn and Plainville Gaming and Redevelopment, LLC shall be true and correct except as would not constitute (individually or in the aggregate) a "material adverse effect" and (ii) no such party shall be in default under any of its obligations under the Plainridge real estate purchase agreement in any material respect;

  •
  Penn and Plainville Gaming and Redevelopment, LLC shall have delivered certain closing documents specified in the Belterra Park real estate purchase agreement; and

  •
  all conditions precedent to the consummation of the merger shall have been fulfilled or waived in accordance with the terms of the merger agreement and the merger shall have been consummated or shall be able to be consummated substantially simultaneously with the closing of the Plainridge real estate transaction.

        For purposes of the Plainridge real estate purchase agreement, a "material adverse effect" means any event, change or effect that has a material adverse effect on: (i) the assets, business, financial condition or long-term results of operation of the Plainridge business, taken as a whole; (ii) the ability of any party to timely perform its obligations under the Plainridge real estate purchase agreement; or (iii) the aggregate economic benefit that Gold Merger Sub would reasonably be expected to receive as a result of the transactions contemplated by the Plainridge real estate purchase agreement; except that no such event arising from any of the following matters shall be deemed to constitute or contribute to a material adverse effect: (a) the general conditions in the industries in which the business operates, including competition; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism; (e) any conditions resulting from natural disasters or weather developments; (f) the failure of the financial or operating performance of the business to meet projections; (g) any matter of which Gold Merger Sub has actual knowledge on or prior to the date of the Plainridge real estate purchase agreement; (h) any action taken, or omitted to be taken, by or at the request of with the consent of Gold Merger Sub, or in compliance with applicable legal requirements and the covenants and agreements contained in the Plainridge real estate purchase agreement; (i) the execution, announcement, pendency or consummation of the Plainridge real estate purchase agreement, the merger agreement, the divestiture agreement or the transactions contemplated thereby, or the identity or actions of Gold Merger Sub; or (j) changes in any legal requirements or GAAP or other applicable accounting principles or standards or, in each case, any interpretations thereof; except that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account to the extent that they have a materially disproportionate effect on the business in the aggregate relative to similarly situated businesses in the industry in which the Plainridge business operates.

        The obligations of Penn and Plainville Gaming and Redevelopment, LLC to complete the Plainridge real estate transaction are subject to the satisfaction or waiver by such parties of the following conditions:

  •
  all requisite governmental approvals shall have been obtained;

  •
  no injunction, judgment, order, decree, ruling or charge shall be in effect preventing consummation of the Plainridge real estate transaction;

  •
  receipt of a reasonably satisfactory evidence of authorization of Gold Merger Sub regarding its authorization to perform its obligations under the Plainridge real estate purchase agreement and related matters in connection with issuance of a title policy;

  •
  the representations and warranties of Gold Merger Sub shall be true and correct, subject to specified "materiality" qualifiers, and (ii) Gold Merger Sub shall not be in default under any of its obligations under in any material respect;

  •
  Gold Merger Sub shall have delivered certain closing documents specified in the Plainridge real estate purchase agreement; and

  •
  all conditions precedent to the consummation of the merger shall have been fulfilled or waived in accordance with the terms of the merger agreement.

        As further discussed under the section titled "Risk Factors," neither Penn nor Pinnacle can be certain when, or if, the conditions to the Plainridge real estate transaction will be satisfied or waived, or that the transaction will be completed.

  Termination of the Plainridge Real Estate Purchase Agreement; Cure Rights of Penn

        Penn and Gold Merger Sub may mutually agree to terminate the Plainridge real estate purchase agreement before consummating the Plainridge real estate transaction. In addition, either Penn or Gold Merger Sub may terminate the Plainridge real estate purchase agreement:

  •
  if the merger agreement has been terminated pursuant to its terms;

  •
  if there is a failure to obtain the necessary gaming approvals (subject to certain exceptions in the event a party's breach contributed to such failure); and

  •
  subject to certain exceptions and specified cure rights, if the other party has wrongfully terminated the Plainridge real estate purchase agreement or breached any of its representations, warranties or covenants in a manner that would cause a closing condition set forth in the Plainridge real estate purchase agreement not to be satisfied.

        In addition, Gold Merger Sub has termination rights in connection with certain uncured title defects and casualty and condemnation events or similar matters identified prior to the closing of the Plainridge real estate transaction (to the extent such matters are not addressed as obligations of the tenant under the amended Pinnacle master lease). However, these termination rights, as well as the closing conditions for Gold Merger Sub's benefit described above (other than the closing conditions relating to injunctions and failure to obtain regulatory approvals) are generally subject to a cure right of Penn pursuant to which, prior to invoking such termination right or closing condition, Gold Merger Sub is required to present Penn with a reasonable estimate of the damages (subject to post-closing arbitration in the event of a dispute) that Gold Merger Sub would incur as a result thereof if the closing were to occur, and Penn may at its option elect to pay such damages (or accept a reduction in the purchase price payable by Gold Merger Sub) in which event Penn would be entitled to require Gold Merger Sub to complete the Plainridge real estate transaction.

  Specific Performance

        In addition to any other remedy that may be available to each party, each of the parties is entitled to bring an action for specific performance (other than following termination of the Plainridge real estate purchase agreement as a result of failure to obtain gaming approvals).

  Governing Law

        The Plainridge real estate purchase agreement is governed by the laws of the State of New York.

Rent Allocation Agreement

        Pursuant to the rent allocation agreement, Penn, Boyd, Boyd Purchaser, GLPI and Gold Merger Sub have agreed, among other things, on the methodology for allocating rent between the amended Pinnacle master lease and the Boyd master lease upon the closing of the divestitures transaction and the merger, which rent will, in general, be divided in proportion to the net revenue (calculated in a manner consistent with the Pinnacle master lease) of the applicable properties.

  Agreement to Enter into Amended Pinnacle Master Lease and Boyd Master Lease

        Subject to all conditions precedent to the consummation of the merger, the Boyd divestitures and the Belterra Park real estate transaction having been fulfilled or waived in accordance with the terms of the applicable agreement and closing thereof having been consummated or able to be consummated substantially simultaneously therewith, the parties have agreed that the Pinnacle master lease amendment and the Boyd master lease, respectively, will be executed with all blanks therein (generally relating to the allocation of rent) completed in a manner consistent with the provisions of the rent allocation agreement, substantially concurrently with the merger and the Boyd divestitures, as applicable.

  Adjustments in Certain Circumstances; Alternative Transactions

        The rent allocation agreement provides for adjustments in the event that certain of the Boyd divestitures cannot be completed due to Boyd's failure to obtain regulatory approvals, including if a portion of the Boyd divestitures cannot be completed until after the merger has closed. In addition, the rent allocation agreement provides that if Gold Merger Sub is required or agrees to consent to an alternative divestiture, hold-separate or similar arrangement contemplated by the landlord consent agreement (see "—Landlord Consent Agreement" below), then GLPI will enter into (and/or cause its applicable subsidiaries to enter into) the lease(s) in the form and pursuant to the terms set forth in the landlord consent agreement and related transaction documents to the extent necessary to effect such alternative transaction(s) and the parties shall cooperate in good faith to amend, to the extent applicable, the Pinnacle master lease and the Boyd master lease accordingly.

  Representations and Warranties

        The parties to the rent allocation agreement have made respective representations and warranties relating to, among other matters, (i) existence and good standing, (ii) organization, authorization and validity and (iii) enforceability, and (iv) absence of conflicts.

  Termination

        The rent allocation agreement may be terminated at any time prior to the closing date of the Boyd divestitures (i) by any party if the merger agreement has been terminated in accordance with its terms, (ii) by any party if the divestiture agreement has been terminated in accordance with such party's right to do so set forth therein or (iii) by Penn or Gold Merger Sub if the Belterra Park real estate purchase agreement has been terminated in accordance with such party's right to do so set forth therein.

  Specific Performance

        In addition to any other remedy that may be available to each party, each of the parties is entitled to bring an action for specific performance to enforce the terms of the rent allocation agreement.

  Governing Law

        The rent allocation agreement is governed by the laws of the State of New York.

Landlord Consent Agreement

        Pursuant to the landlord consent agreement, Gold Merger Sub has consented to the Boyd divestitures. The consent provided in the landlord consent agreement is subject to the satisfaction of all conditions precedent to the consummation of the merger, the Boyd divestitures and the Belterra Park real estate transaction having been fulfilled or waived in accordance with the terms of the applicable agreement, and such transactions (as well as the Plainridge real estate transaction) being capable of completion substantially simultaneously with the applicable parties' entry into the Boyd master lease and the Pinnacle master lease amendment, respectively.

        The consent provided in the landlord consent agreement would also automatically apply to certain alternative transactions involving qualified replacement purchasers or hold-separate arrangements required by regulators with respect to the assets anticipated to be divested to Boyd. In addition, the landlord consent agreement includes provisions permitting the merger and the Boyd divestitures to proceed in the event the Plainridge real estate transaction cannot be consummated, in which event Penn would be responsible for all amounts necessary to ensure the same economic effect to GLPI as if the Plainridge real estate transaction had in fact closed.

        The landlord consent agreement also confirms that, in connection with the merger, Penn, as the tenants' parent company, will provide guarantees of the Pinnacle master lease and the lease between subsidiaries of GLPI and Pinnacle for the Meadows Casino and Racetrack in Pennsylvania, as contemplated by such leases in connection with certain change of control transactions.

Amended Pinnacle Master Lease

        The form of the Pinnacle master lease amendment is attached as an exhibit to the divestiture agreement, the Belterra Park real estate purchase agreement, the rent allocation agreement and the landlord consent agreement and, upon closing of the transactions contemplated by those agreements, will be entered into by Gold Merger Sub and Pinnacle's applicable tenant subsidiary. The Pinnacle master lease amendment will amend the Pinnacle master lease in order to reflect (i) the removal of rent associated with the properties divested to Boyd pursuant to the divestiture agreement, (ii) $25 million of annual rent associated with the Plainridge real estate transaction and (iii) approximately $13.9 million of annual fixed rent in order to better align with current market conditions. This $13.9 million of rent, as well as the $25 million of rent associated with the Plainridge real estate transaction, will not be subject to adjustment and will be excluded from the calculation of the escalator in the Pinnacle master lease. In total, annual rent under the amended Pinnacle master lease is anticipated to initially be approximately $284.7 million as of the closing of the merger.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated combined financial statements give effect to (i) the merger, (ii) the Boyd divestitures, (iii) the sale of Penn's Plainridge real estate assets to GLPI of which will be subsequently leased back to a Penn subsidiary, (iv) the acquisition of the Belterra Park Real Estate by GLPI and (v) Penn's financing obligation to GLPI related to the leaseback of the Plainridge real estate assets (collectively, the "transactions"). For purposes of the unaudited pro forma condensed consolidated combined financial statements, the Boyd divestitures, the sale of the Penn's Plainridge real estate assets to GLPI of which will be subsequently leased back to a Penn subsidiary and the related financing obligation to GLPI related to the leaseback of the Plainridge real estate assets are assumed to be completed simultaneously with the merger. The unaudited pro forma condensed consolidated combined balance sheet gives effect to the transactions as if they had occurred on September 30, 2017, and the unaudited pro forma condensed consolidated statements of combined operations for the nine months ended September 30, 2017, and the year ended December 31, 2016, give effect to the transactions as if they had occurred on January 1, 2016, the beginning of the earliest period presented. The following unaudited pro forma condensed consolidated combined financial information is based on the historical consolidated financial statements of Penn and Pinnacle, and the assumptions and adjustments set forth in the accompanying explanatory notes. The Boyd divestitures are presented from the historical perspective of Pinnacle and are not intended to be indicative of how the transferred assets would operate on a stand-alone basis.

        The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated combined financial statements to give effect to pro forma events that are: (1) directly attributable to the transactions; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed consolidated statements of combined operations, expected to have a continuing impact on the combined results of Penn and Pinnacle. The unaudited pro forma condensed consolidated combined financial information for the transactions have been developed from and should be read in conjunction with Penn's and Pinnacle's unaudited interim condensed consolidated financial statements contained in Penn and Pinnacle's Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2017, respectively, and the Penn audited consolidated financial statements contained in Penn's Annual Report on Form 10-K for the year ended December 31, 2016, and Pinnacle's audited consolidated financial statements contained in Pinnacle's Annual Report on Form 10-K for the year ended December 31, 2016, all of which are incorporated by reference into this joint proxy statement/prospectus.

        The unaudited pro forma condensed consolidated combined financial information has been prepared by Penn using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles, which are referred to in this joint proxy statement/prospectus as GAAP. Penn has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The merger has not yet received the necessary approvals from governmental authorities. The assets and liabilities of Pinnacle have been measured based on various preliminary estimates using assumptions that Penn believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed consolidated combined financial statements and the combined company's future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated combined financial statements prepared in accordance with the rules and regulations of the SEC.

        Penn intends to finalize the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following completion of the merger.

        The unaudited pro forma condensed consolidated statements of combined operations also do not reflect any cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the transactions nor does it include any costs associated with severance, restructuring or integration activities resulting from the transactions. However, such costs will affect the combined company following the transactions in the period the costs are incurred.

 PENN NATIONAL GAMING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(Dollars in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Balance Sheet Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture
Assets
Current assets
Cash and cash equivalents	$264,907	$144,374	$—		$(37,707)	$371,574	$(591,080	)(2)	$354,494
							574,000	(1)
Receivables, net of allowance for doubtful accounts	54,081	40,104	—		(8,009)	86,176	—		86,176
Prepaid expenses and other assets	—	25,654	(25,654)	(c)	—	—	—		—
Prepaid expenses	54,965	—	24,651	(c)	(2,118)	77,498	—		77,498
Inventories	—	10,538	(10,538)	(c)	—	—	—		—
Other current assets	28,375	—	3,753	(a)	(4,436)	39,233	—		39,233
			11,541	(c)

Total current assets	402,328	220,670	3,753		(52,270)	574,481	(17,080)		557,401

Property and equipment, net	2,785,958	2,657,292	(3,753)	(a)	(978,201)	4,461,296	1,136,430	(3)	5,597,726
Other assets
Assets held for sale	—	—	—		—	—	574,000	(1)	—
							(574,000	)(1)
Investment in and advances to unconsolidated affiliates	149,570	—	—		—	149,570	—		149,570
Goodwill	1,007,701	610,889	—		(159,783)	1,458,807	1,060,843	(5)	2,519,650
Other intangible assets, net	426,350	385,798	—		(195,600)	616,548	1,875,145	(5)	2,491,693
Deferred income taxes	635,864	—	—		—	635,864	—		635,864
Loans to the Jamul Tribe, net of reserves	75,478	—	—		—	75,478	—		75,478
Other assets	86,152	51,649	—		(138)	132,112	—		132,112
			(5,551)	(d)

Total other assets	2,381,115	1,048,336	(5,551)		(355,521)	3,068,379	2,935,988		6,004,367

Total assets	$5,569,401	$3,926,298	$(5,551)		$(1,385,992)	$8,104,156	$4,055,338		$12,159,494

Liabilities
Current liabilities
Current portion of financing obligation to GLPI	$62,783	$34,956	$—		$—	$97,739	$(630	)(4)	$97,109
Current maturities of long-term debt	36,235	10,414	—		—	46,649	(10,414	)(6)	36,235
Accounts payable	24,104	37,021	(22,516)	(e)	(3,041)	35,568	—		35,568
Accrued expenses	110,725	—	99,609	(e)	(23,144)	187,190	—		187,190
Accrued interest	5,856	12,382	—		—	18,238	(12,382	)(6)	5,856
Accrued compensation	—	65,609	(65,609)	(e)	—	—	—		—
Accrued salaries and wages	94,158	—	55,521	(e)	(10,990)	138,689	—		139,689
Accrued taxes	—	71,779	(71,779)	(e)	—	—	—		—
Gaming, pari-mutuel, property, and other taxes	72,187	—	69,467	(e)	(17,734)	123,920	—		123,920
Other accrued liabilities	—	78,738	(78,738)	(e)	—	—	—		—
Other current liabilities	86,155	—	14,045	(e)	(4,096)	96,104	—		96,104

Total current liabilities	492,203	310,899	—		(59,005)	744,097	(23,426)		720,671

Long-term liabilities
Long-term financing obligation to GLPI, net of current portion	3,490,476	3,091,608	—		—	6,582,084	(224,900	)(4)	6,357,184
Long-term debt, net of current maturities and debt issuance costs	1,282,456	814,101	—		(201)	2,090,805	(814,101	)(6)	2,526,704
			(5,551)	(d)			1,250,000	(6)
Deferred income taxes	—	15,145	—		—	15,145	1,429,713	(14)	1,440,158
							(4,700	)(14)
Noncurrent tax liabilities	28,995	—	4,445	(e)	—	33,440	—		33,440
Other noncurrent liabilities	15,259	38,308	(4,445)	(e)	(122)	49,000	—		49,000

Total long-term liabilities	4,817,186	3,959,162	(5,551)		(323)	8,770,474	1,636,012		10,406,486
Shareholder's equity (deficit)
Common stock	929	644	—		—	1,573	(644	)(9)	1,188
							259	(10)
Treasury stock, at cost	(28,414)	(92,009)	—		—	(120,423)	92,009	(9)	(28,414)
Additional paid-in-capital	1,002,440	931,336	—		—	1,933,776	(931,336	)(9)	1,779,043
							776,603	(11)
Retained deficit	(713,758)	(1,193,092)	—		(1,326,664)	(3,233,514)	(23,500	)(7)	(727,653)
							(9,985	)(6)
						—	2,539,346	(8)
Accumulated other comprehensive loss	(1,185)	326	—		—	(859)	—		(859)

Shareholders' equity (deficit)	260,012	(352,795)	—		(1,326,664)	(1,419,447)	2,442,752		1,023,305
Non-controlling interest	—	9,032	—		—	9,032	—		9,032

Total shareholders' equity (deficit)	260,012	(343,763)	—		(1,326,664)	(1,410,415)	2,442,752		1,032,337

Total liabilities and shareholders' equity (deficit)	$5,569,401	$3,926,298	$(5,551)		$(1,385,992)	$8,104,156	$4,055,338		$12,159,494

 PENN NATIONAL GAMING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF COMBINED OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2017
(Dollars in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Income Statement Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture
Revenues
Gaming	$2,033,263	$1,731,433	$—		$(444,973)	$3,319,723	$—		$3,319,723
Food, beverage, hotel and other	453,722	—	376,690	(f),(g)	(101,651)	728,761	—		728,761
Food and beverage	—	100,837	(100,837)	(f)	—	—	—		—
Lodging	—	40,024	(40,024)	(f)	—	—	—		—
Retail, entertaining and other	—	68,725	(68,725)	(f)	—	—	—		—
Management service and licensing fees	8,809	—	—		—	8,809	—		8,809
Reimbursable management costs	19,824	—	—		—	19,824	—		19,824

Revenues	2,515,618	1,941,019	167,104		(546,624)	4,077,117	—		4,077,117
Less promotional allowances	(136,684)	—	(167,104)	(g)	37,478	(266,310)	—		(266,310)

Net revenues	2,378,934	1,941,019	—		(509,146)	3,810,807	—		3,810,807

Operating expenses									—
Gaming	1,028,056	939,449	—		(242,711)	1,724,794	—		1,724,794
Food, beverage, hotel and other	313,363	—	146,094	(f)	(45,315)	414,142	—		414,142
Food and beverage	—	95,586	(95,586)	(f)	—	—	—		—
Lodging	—	19,380	(19,380)	(f)	—	—	—		—
Retail, entertainment and other	—	31,128	(31,128)	(f)	—	—	—		—
General and administrative	363,112	344,341	2,997	(h)	(77,043)	634,844	(16,447	)(12)	618,397
			1,437	(b)
Reimbursable management costs	19,824	—	—		—	19,824	—		19,824
Pre-opening, development and other costs	—	2,997	(2,997)	(h)	—	—	—		—
Write-downs, reserves and recoveries, net	—	12,644	(12,644)	(h)	—	—	—		—
Impairment losses	29,952	—	12,644	(h)	(1,251)	41,345	—		41,345
Depreciation and amortization	205,688	166,300	(1,437)	(b)	(54,450)	316,101	16,785	(5)	328,499
							2,435	(3)
							(6,822	)(3)

Total operating expenses	1,959,995	1,611,825	—		(420,770)	3,151,050	(4,049)		3,147,001

Income from operations	418,939	329,194	—		(88,376)	659,757	4,049		663,806

Other income (expenses)
Interest expense	(350,000)	(286,589)	(295)	(h)	14	(636,870)	3,247	(6)	(600,299)
						—	33,324	(4)
Interest income	3,185	—	295	(h)	(31)	3,449	—		3,449
Income (loss) from unconsolidated affiliates	14,350	(90)	—		—	14,260	—		14,260
Loss on early extinguishment of debt	(23,390)	(516)	—		—	(23,906)	—		(23,906)
Other	(2,202)	—	—		—	(2,202)	—		(2,202)

Total other expenses	(358,057)	(287,195)	—		(17)	(645,269)	36,571		(608,698)

Income from operations before income taxes	60,882	41,999	—		(88,393)	14,488	40,620		55,108
Income tax (benefit) provision	(750,641)	2,425	—		(36,241)	5,940	16,654	(14)	22,594

Net income	811,523	39,574	—		(52,152)	8,548	23,966		32,514
Less: Net loss attributable to non-controlling interest	—	1,153	—		—	1,153	—		1,153

Net income attributable to shareholders	$811,523	$40,727	$—		$(52,152)	$9,701	$23,966		$33,667

Earnings per common share:
Basic earnings per common share	$8.93	$0.72							$0.29	(13)
Diluted earnings per common share	$8.74	$0.66							$0.28	(13)
Weighted average basic shares outstanding	90,865	56,478							116,795	(13)
Weighted average diluted shares outstanding	92,903	61,738							118,833	(13)

PENN NATIONAL GAMING, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
COMBINED OPERATIONS
YEAR ENDED DECEMBER 31, 2016
(Dollars in Thousands, Except for Share Price and Per Share Data)

	Penn	Pinnacle	Reclassification Adjustments (Note 4)		Divestiture (Note 5)	Combined Income Statement Excluding Divestiture	Merger Related Pro Forma Adjustments (Note 3)		Pro Forma for Merger Excluding Divestiture
Revenues
Gaming	$2,606,262	$2,128,026	$—		$(594,997)	$4,139,291	$—		$4,139,291
Food, beverage, hotel and other	575,434	—	470,446	(f), (g)	(132,647)	913,233	—		913,233
Food and beverage	—	126,927	(126,927)	(f)	—	—	—		—
Lodging	—	50,745	(50,745)	(f)	—	—	—		—
Retail, entertaining and other	—	73,157	(73,157)	(f)	—	—	—		—
Management service and licensing fees	11,348	—	—		—	11,348	—		11,348
Reimbursable management costs	15,997	—	—		—	15,997	—		15,997

Revenues	3,209,041	2,378,855	219,617		(727,644)	5,079,869	—		5,079,869
Less promotional allowances	(174,661)	—	(219,617)	(g)	51,062	(343,216)	—		(343,216)

Net revenues	3,034,380	2,378,855	—		(676,582)	4,736,653	—		4,736,653

Operating expenses
Gaming	1,334,980	1,135,951	—		(323,396)	2,147,535	—		$2,147,535
Food, beverage, hotel and other	406,871	—	174,169	(f)	(58,680)	522,360	—		522,360
Food and beverage	—	120,791	(120,791)	(f)	—	—	—		—
Lodging	—	24,895	(24,895)	(f)	—	—	—		—
Retail, entertainment and other	—	28,483	(28,483)	(f)	—	—	—		—
General and administrative	463,028	454,790	1,805	(b)	(101,911)	817,712	—		817,712
Pre-opening, development and other costs	—	55,980	—		—	55,980	—		55,980
Reimbursable management costs	15,997	—	—		—	15,997	—		15,997
Depreciation and amortization	271,214	218,366	(1,805)	(b)	(72,312)	415,463	22,380	(5)	431,688
						—	3,026	(3)
							(9,181)	(3)
Impairment losses	—	—	485,924	(h)	(225,049)	260,875	—		260,875
Impairment of goodwill	—	322,457	(322,457)	(h)	—	—	—		—
Impairment of other intangible assets	—	146,500	(146,500)	(h)	—	—	—		—
Write-downs, reserves and recoveries, net	—	16,967	(16,967)	(h)	—	—	—		—
Insurance recoveries, net of deductible charges	(726)	—	—		—	(726)	—		(726)

Total operating expenses	2,491,364	2,525,180	—		(781,348)	4,235,196	16,225		4,251,421

Income from operations	543,016	(146,325)	—		104,766	501,457	(16,225)		485,232

Other income (expenses)
Interest expense	(459,243)	(334,293)	(528)	(h)	(57)	(794,121)	60,062	(6)	(798,121)
							(64,062)	(4)
Interest income	24,186	—	528	(h)	(31)	24,683	—		24,683
Income from unconsolidated affiliates	14,337	(90)	—		—	14,247	—		14,247
Loss on early extinguishment of debt	—	(5,207)	—		—	(5,207)	—		(5,207)
Other	(1,679)	—	—		—	(1,679)	—		(1,679)

Total other expenses	(422,399)	(339,590)	—		(88)	(762,077)	(4,000)		(766,077)

Income from continuing operations before income taxes	120,617	(485,915)	—		104,678	(260,620)	(20,225)		(280,845)
Income tax provision (benefit)	11,307	(28,035)	—		42,918	(106,854)	(8,292)	(14)	(115,147)

Income (loss) from continuing operations	109,310	(457,880)	—		61,760	(153,766)	(11,933)		(165,698)
Income from discontinued operations, net of income taxes	—	433	—		—	433	—		433

Net income (loss)	109,310	(457,447)	—		61,760	(153,333)	(11,933)		(165,265)
Net loss attributable to non-controlling interest	—	(37)	—		—	(37)	—		(37)

Net income (loss) attributable to shareholders	$109,310	$(457,410)	$—		$61,760	$(153,296)	$(11,933)		$(165,228)

Earnings per common share:
Basic earnings per common share from continuing operations	$1.21	$(7.80)
Basic earnings per common share from discontinued operations, net of income taxes	—	0.01

Basic earnings per common share	$1.21	$(7.79)							$(1.52)	(13)

Diluted earnings per common share from continuing operations	$1.19	$(7.80)
Diluted earnings per common share from discontinued operations.net of income taxes	—	0.01

Diluted earnings per share	$1.19	$(7.79)							$(1.52)	(13)

Weighted average basic shares outstanding	82,929	58,741							108,859	(13)
Weighted average diluted shares outstanding	91,407	58,741							117,337	(13)

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 1—Basis of Presentation

        The accompanying unaudited pro forma condensed consolidated combined financial information is intended to reflect the impact of the merger on Penn's consolidated financial statements and presents the pro forma financial position and results of operations of Penn based on the historical financial statements and accounting records of Penn and Pinnacle after giving effect to the transactions.

        Merger-related pro forma adjustments are included only to the extent they are directly attributable to the transactions, factually supportable and with respect to the unaudited pro forma condensed consolidated statement of combined operations, expected to have a continuing impact on the results of the combined company. The accompanying unaudited pro forma condensed consolidated combined financial information is presented for illustrative purposes only.

        The merger will be accounted for using the acquisition method of accounting with Penn considered the acquirer. The unaudited pro forma condensed consolidated combined financial information reflects the preliminary assessment of fair values and useful lives assigned to the assets acquired and liabilities assumed. The detailed valuation studies necessary to arrive at required estimates of fair values of the assets acquired and liabilities assumed from Pinnacle in the merger have not been completed. Significant assets and liabilities that are subject to preparation and completion of valuation studies to determine appropriate fair value adjustments include property and equipment, intangible assets, financing obligation associated with the Pinnacle master lease, and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to goodwill and deferred income taxes.

        Coincident with the closing of the merger, Penn will complete the Boyd divestitures by divesting the membership interests of certain Pinnacle subsidiaries which operate the casinos known as Ameristar Casino Resort Spa St. Charles (Missouri), Ameristar Casino Hotel Kansas City (Missouri), Belterra Casino Resort (Indiana), and Belterra Park (Ohio) to Boyd. Additionally, at the closing of the merger, (i) GLPI will acquire the real estate associated with the Plainridge Park Casino for $250 million, and concurrently be leased back to Penn pursuant to the amended Pinnacle master lease for a fixed annual rent of $25 million and (ii) GLPI will acquire the real estate assets of Belterra Park from Penn for approximately $65 million, which subsequently will be included in an amended master lease between GLPI and Boyd.

        The unaudited pro forma condensed consolidated combined balance sheet gives effect to the transactions as if they had occurred on September 30, 2017, and the unaudited pro forma condensed consolidated statements of combined operations for the nine months ended September 30, 2017 and the year ended December 31, 2016 give effect to the transactions as if they had occurred on January 1, 2016, the beginning of the earliest period presented.

Items Not Adjusted in the Unaudited Pro Forma Condensed Combined Financial Information

        The unaudited pro forma condensed consolidated combined financial information does not include any adjustment for liabilities or related costs that may result from integration activities at this time, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance, exit or integration activities following the merger. The unaudited pro forma condensed consolidated combined balance sheet only includes adjustments for transaction-related costs that are directly attributable to the transactions and are factually supportable.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 1—Basis of Presentation (Continued)

        Penn anticipates that the merger will result in significant annual operating synergies that would be unachievable without completing the transactions. Penn currently expects that approximately $100 million of annual cost savings and synergies will be realized within two years of completion of the merger. No assurance can be made that Penn will be able to achieve these synergies or when they will be realized, and no such synergies have been reflected in the unaudited pro forma condensed consolidated combined financial information.

Financing Agreement

        In connection with the transactions, Penn entered into a commitment letter dated December 17, 2017 with BofA Merrill Lynch and Goldman Sachs Bank USA for the purpose of financing the merger and paying related fees and expenses. On January 25, 2018, Penn entered into an amended and restatement commitment letter with BofA Merrill Lynch, Goldman Sachs Bank USA, Fifth Third Bank, U.S. Bank National Association, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Citizens Bank, N.A., SunTrust Robinson Humphrey, Inc., SunTrust Bank, TD Securities (USA) LLC, The Toronto-Dominion Bank, New York Branch and TD Bank, N.A. (collectively, the "commitment parties"). The amended and restated commitment letter replaced the original commitment letter in all respects. Pursuant to the amended and restated commitment letter, the commitment parties agreed to provide to Penn a $387,174,375 senior secured term loan A facility (the "2018 Incremental Term Loan A Facility"), a $752,825,625 senior secured term loan B facility (the "2018 Incremental Term Loan B Facility") and a $840 million senior unsecured bridge loan facility which need not be fully drawn (the "Bridge Facility," together with the 2018 Incremental Term Loan A Facility and the 2018 Incremental Term Loan B Facility, the "Credit Facilities"). The commitments of the commitment parties under the amended and restated commitment letter expire on the earliest to occur of (i) the termination of the merger agreement in accordance with its terms without the closing of the merger, (ii) the consummation of the merger without the funding of the Credit Facilities and (iii) the date that is 5 business days after the "End Date" as defined in the merger agreement as in effect on December 17, 2017 and giving effect to each "End Date Extension" as defined in the merger agreement, but in no event later than January 22, 2019.

Note 2—The Merger

        Upon satisfaction or waiver of the conditions to closing set forth in the merger agreement, on the closing date, Merger Sub, a wholly owned subsidiary of Penn formed for the purpose of effecting the merger, will merge with and into Pinnacle. Pinnacle will be the surviving company in the merger. At the effective time, each share of Pinnacle common stock issued and outstanding immediately prior to the effective time (other than excluded shares) will be converted into the right to receive 0.42 of a share of Penn common stock, with cash paid in lieu of the issuance of fractional shares of Penn common stock, and $20.00 in cash (plus, if the merger is not consummated on or prior to October 31, 2018, $0.01 for each day during the period commencing November 1, 2018 and ending on the date of the closing of the merger), without interest and subject to applicable withholding taxes. In addition, Pinnacle will take all actions as may be necessary so that at the effective time, each Pinnacle outstanding restricted stock unit award or performance stock unit award in respect of Pinnacle common stock will be treated as described in "The Merger—Interests of Certain Pinnacle Directors and Executive Officers in the Merger."

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 2—The Merger (Continued)

Merger Purchase Price

        The unaudited pro forma condensed consolidated combined balance sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed in the merger and the excess of the consideration over these fair values is recorded to goodwill. The fair value of the merger consideration, or the purchase price, in the unaudited pro forma condensed consolidated combined financial information is estimated to be approximately $2.9 billion. This amount was derived based on Pinnacle's diluted shares outstanding at September 30, 2017 as opposed to the number of Pinnacle common shares outstanding at September 30, 2017 in order to include Pinnacle's unvested equity awards since they will vest and be eligible to receive the merger consideration upon the closing of the merger. Each share of Pinnacle common stock (other than treasury shares held by Pinnacle) automatically will be converted into the right to receive the merger consideration, consisting of (1) 0.420 of a fully paid and nonassessable share of Penn common stock plus (2) $20.00 in cash. The stock price used to determine the value of the stock portion of the merger consideration, for purposes of the unaudited pro forma condensed consolidated combined financial information, is based on the closing price of a share of Penn common stock as quoted on NASDAQ on February 5, 2018 which was $29.96. The actual number of shares of Penn common stock to be issued to Pinnacle shareholders upon closing of the merger will be based on the actual number of shares of Pinnacle common stock outstanding when the merger closes, and the valuation of those shares will be based on the trading price of Penn common stock at that time.

        No fractional shares of Penn common stock will be issued in the merger, and Pinnacle stockholders will receive cash in lieu of any fractional shares. The amount of cash required to be disbursed for the fractional shares is not expected to be material, cannot be determined until the closing of the merger and is not included in the unaudited pro forma condensed consolidated combined financial statements included in this joint proxy statement/prospectus.

        The table below presents the preliminary purchase price as if the merger had closed on September 30, 2017, along with a preliminary allocation of the purchase price to the assets acquired and liabilities assumed.

Preliminary Purchase Price

Pinnacle diluted shares outstanding at September 30, 2017(i)	61,738
Share exchange ratio	0.42

Shares of Penn common stock to be issued to Pinnacle shareholders	25,930
Price per share of Penn common stock at February 5, 2018	$29.96

Fair value of Penn common stock to be issued	$776,862
Cash paid to Pinnacle shareholders at $20.00 per share	1,234,760
Cash paid by Penn to retire Pinnacle's debt, inclusive of accrued interest	846,882

Preliminary purchase price	$2,858,504

(i)
The preliminary purchase price calculation utilizes the weighted average diluted shares outstanding for the nine-month period ended September 30, 2017.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 2—The Merger (Continued)

Preliminary Allocation of Purchase Price

Current assets	$172,153
Property and equipment	2,811,768
Intangible assets(i)	2,065,343
Goodwill(ii)	1,511,949
Assets held for sale	574,000
Other assets	51,511

Total assets	7,186,724
Current liabilities	194,142
Deferred income taxes	1,444,858
Financing obligation to GLPI	2,651,034
Other liabilities	38,186

Total liabilities	4,328,220

Net assets acquired	$2,858,504

(i)
Intangible assets consist of gaming licenses, trade names, and player relationships.

(ii)
Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

        Upon completion of the fair value assessment following the merger, Penn anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of fair value of the assets acquired and the liabilities assumed will be recorded to those assets and liabilities with offsetting adjustments recorded to deferred taxes and goodwill.

        The tax impacts of the merger was estimated based on applicable law as in effect on September 30, 2017. Penn assumed a 41% statutory income tax rate when estimating the deferred tax impacts of the merger which was the statutory tax rate in effect at September 30, 2017.

Note 3—Merger-Related Pro Forma Adjustments

        The unaudited pro forma condensed consolidated combined financial information reflects the following adjustments related to the transactions.

(1)
Fair value of the assets held for sale was determined to be $574,000, which represents the expected purchase price of the sale of the divestiture membership interests to Boyd Gaming (See Note 5 for further details).

The proceeds from the sale of the divestiture membership interests to Boyd Gaming are reflected as a pro forma adjustment to (i) cash and cash equivalents and (ii) assets held for sale to give effect to the divestiture transaction as if it had occurred on September 30, 2017.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

(2)
The following table illustrates the pro forma adjustment to cash and cash equivalents, excluding the sale of the divestiture membership interests to Boyd Gaming:

September 30, 2017
Cash proceeds of new debt	$1,250,000
After tax proceeds from the sale of the Belterra Park real estate assets(i)	62,500
After tax proceeds from the sale lease back of Penn's existing Plainridge real estate assets to GLPI(ii)	201,562
Cash paid to Pinnacle shareholders	(1,234,760)
Cash paid by Penn to retire Pinnacle's debt, inclusive of accrued interest	(846,882)
Penn transaction costs(iii)	(23,500)

Net cash outflow	$(591,080)

(i)
Penn will receive proceeds from the sale of Belterra Park's real estate based on the product of nine multiplied by the annual rent obligation to be paid by Boyd Gaming. Such obligation will be determined based on a rent to EBITDA coverage ratio of 1.8 to 1.0 utilizing the final EBITDA earned by the facility, for the year ended December 31, 2017. The tax liability associated with this transaction was determined using the statutory tax rates in effect as of September 30, 2017.

(ii)
Penn will receive gross proceeds of $250 million from the sale of Penn's existing Plainridge real estate assets to GLPI which will be subsequently leased back to a subsidiary of Penn pursuant to the Pinnacle master lease amendment for $25 million in fixed annual rent. The tax liability associated with this transaction was determined using the statutory tax rates in effect as of September 30, 2017.

(iii)
Represents contractual advisory fees that are to be incurred upon the closing of the merger.
(3)
The preliminary fair value of acquired property and equipment was determined to be $2,811,768. The following table illustrates the pro forma adjustment to property and equipment at the September 30, 2017 balance sheet date:

September 30, 2017
Preliminary fair value of acquired property and equipment (excluding divestitures)	$2,811,768
Pinnacle historical net book value
Net book value of property and equipment, net	2,657,292
Less: Reclassification adjustment to conform to Penn presentation	(3,753)
Less: Net book value of divestitures property and equipment, net	(978,201)

Pinnacle property and equipment, net (inclusive of the reclassification adjustment and excluding divestitures)	1,675,338

To record increase to property and equipment, net	$1,136,430

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

        The following table illustrates pro forma adjustments to depreciation expense for the nine months ended September 30, 2017 and the year ended December 31, 2016:

Pinnacle historical depreciation expense	Nine months ended September 30, 2017	Year ended December 31, 2016
Depreciation and amortization expense	$166,300	$218,366
Less: Amortization expense	(6,547)	(11,853)

Pinnacle depreciation expense	159,753	206,513
Less: Reclassification adjustment to conform to Penn presentation	(1,437)	(1,805)
Less: Deprecation expense related to divestitures	(54,450)	(72,312)

Pinnacle depreciation expense (inclusive of reclassification adjustment and excluding divestitures)	103,866	132,396
Depreciation expense associated with the preliminary fair value of acquired property and equipment (excluding divestitures)	106,301	135,422

To record increase to depreciation and amortization expense	$2,435	$3,026

        Depreciation expense of the acquired property and equipment is reflected on a straight line basis over the following estimated useful lines:

Years
Land	5 to 20
Building and Improvements	10 to 35
Vessels	10 to 35
Furniture, fixtures and equipment	3 to 20

        The following table illustrates pro forma adjustments to depreciation expense related to sale of the Plainridge real estate assets to GLPI, which will be leased back to a subsidiary of Penn pursuant to the Pinnacle master lease amendment for the nine months ended September 30, 2017 and the year ended December 31, 2016.

	Nine months ended September 30, 2017	Year ended December 31, 2016
Removal of historical depreciation expense associated with the Plainridge real estate assets sold to GLPI and subsequently leased back to a subsidiary of Penn	$(6,822)	$(9,181)

(4)
Financing obligation to GLPI and interest expense—The preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease excluding divestitures was determined to be $2,651,034 which was calculated based on the future minimum lease payments discounted at a market rate of interest. In conjunction with the merger, the Pinnacle master lease will be amended to reflect, among other things, the inclusion of the Plainridge real estate assets, which will be sold for $250,000, and subsequently leased back to a subsidiary of Penn. The following table

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

  illustrates pro forma adjustments to the financing obligation to GLPI at the September 30, 2017 balance sheet date:

September 30, 2017
Preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease excluding divestitures	$2,651,034
Financing obligation associated with Plainridge Park Casino sale leaseback transaction with GLPI	250,000

Total preliminary fair value of the financing obligation to GLPI	2,901,034
Pinnacle historical net book value
Current portion of financing obligation to GLPI (inclusive of divestitures)(i)	34,956
Long-term financing obligation to GLPI, net of current portion (inclusive of divestitures)(i)	3,091,608

Pinnacle's financing obligation to GLPI	3,126,564

Adjustment to financing obligation to GLPI	$(225,530)
To record decrease to long-term financing obligation to GLPI, net of current portion	$(224,900)
To record decrease to current portion of financing obligation to GLPI	(630)

Total	$(225,530)

(i)
The Pinnacle master lease financing obligation is a liability of a subsidiary of the Parent Company. It is not an obligation of the individual properties whose real estate has been leased back from GLPI. Thus, the amounts reflected above are inclusive of all Pinnacle properties that are contained within its GLPI master lease.

        The following table illustrates pro forma adjustments related to interest expense associated with the financing obligation to GLPI for the nine months ended September 30, 2017 and the year ended December 31, 2016:

	Nine months ended September 30, 2017	Year ended December 31, 2016
Interest expense associated with the amended Pinnacle master lease, inclusive of the Plainridge real estate assets	$(214,337)	$(289,211)
Removal of Pinnacle's historical interest expense related to the Pinnacle master lease, inclusive of divestitures(i)	247,661	225,149

Total adjustments to interest expense	$33,324	$(64,062)

(i)
The Pinnacle master lease was entered into on April 28, 2016, thus, the above table contains approximately 8 months of interest expense associated with the lease with respect to the year ended December 31, 2016.
(5)
Other intangible assets, net, goodwill and amortization expense—The preliminary fair value of the acquired intangibles assets was determined to be $2,065,343 and is subject to change. Preliminary

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED
FINANCIAL STATEMENTS (Continued)

(Dollars In Thousands, Except For Share Price and Per Share Data)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

  identifiable intangible assets consists of and results in the following pro forma adjustment to other intangible assets, net at September 30, 2017:

	September 30, 2017	Useful Life
Fair Value of intangible assets, net:
Trade Names	$81,812	Indefinite
Gaming Licenses	1,938,772	Indefinite
Player Relationships	44,759	2 years

Total Value of Intangible Assets	2,065,343
Pinnacle historical net book value
Net book value of other intangible assets, net	385,798
Less: Net book value of divestures other intangible assets, net	(195,600)

Pinnacle other intangible assets, net (excluding divestitures)	190,198

To record increase to other intangible assets, net	$1,875,145

        Penn assessed the fair value of Pinnacle's gaming licenses assets using the Greenfield Method under the income approach. The Greenfield Method estimates the fair value of the gaming license using a discounted cash flow model assuming the Company built a casino with similar utility to that of the existing facility. The method assumes a theoretical start-up company going into business without any assets other than the intangible asset being valued. As such, the value of the gaming license is a function of the following items:

  •
  Projected revenues and operating cash flows (including an allocation of Pinnacle's projected financing payments);

  •
  Theoretical construction costs and duration;

  •
  Pre-opening expenses; and

  •
  Discounting that reflects the level of risk associated with receiving future cash flows attributable to the license.

        Penn has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC 350. The standard required Penn to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, Penn's own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, Penn determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. Pinnacle currently has licenses in Pennsylvania, Iowa, Mississippi, Louisiana, Colorado, Indiana, and Nevada. The renewal of each state's gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state's gaming regulator, and meeting certain inspection requirements. However, Penn's historical experience has not indicated, nor does Penn expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, Penn has preliminarily concluded that the useful lives of these licenses are indefinite.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

        Trade Names are valued using the relief from royalty method, which presumes that without ownership of such trademarks, Penn would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, Penn avoids any such payments and records the related intangible value of Penn's ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense.

        The player relationships asset represents the estimated value of the acquired customer database. The Company used a replacement cost method to estimate the fair value for this intangible asset and is amortizing the asset over two years in the unaudited pro forma statements of combined operations.

        Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates pro forma adjustments to amortization expense.

	Nine months ended September 30, 2017	Year ended December 31, 2016
Removal of Pinnacle's historical amortization expense related to non-indefinite lived intangible assets (excluding divestitures)	$—	$—
To record new amortization expense of non-indefinite lived intangible assets related to the fair value adjustments	16,785	22,380

To record increase to depreciation and amortization expense	$16,785	$22,380

        The following table illustrates the pro forma adjustment to goodwill.

To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the merger	$1,511,949
Pinnacle historical net book value
Net book value of goodwill	610,889
Less: Net book value of divestitures goodwill	(159,783)

Pinnacle goodwill (excluding divestitures)	451,106

To record increase to goodwill	$1,060,843

(6)
Current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs, accrued interest and interest expense—The below table reflects pro forma adjustments to

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

  current maturities of long-term debt, long-term debt, net of current maturities and debt issuance costs and accrued interest for anticipated borrowings to fund the merger.

September 30, 2017
Pinnacle historical net book value
Existing long-term debt	$824,086
Unamortized deferred financing costs	(9,985)

Book value of Pinnacle's long-term debt, net of current maturities and debt issuance costs	814,101
Book value of Pinnacle's current maturities of long-term debt	10,414
Book value of Pinnacle's accrued interest	12,382
To record anticipated new borrowings(i)	$1,250,000
To record decrease to long-term debt, net of current maturities and debt issuance costs	(814,101)
To record write-off of deferred financing costs	(9,985)
To record decrease to current maturities of long-term debt	(10,414)
To record decrease to accrued interest	(12,382)
Cash paid by Penn to retire Pinnacle's debt, inclusive of accrued interest(ii)	$846,882

(i)
Reflects expected borrowings as of February 2018 to consummate the merger. Actual future borrowings may vary based on working capital needs to operate the business following the transactions

(ii)
Reflects cash outflow to retire the Pinnacle debt which excludes the $9,985 of unamortized deferred financing costs.

        The following table illustrates pro forma adjustments to interest expense related to the debt commitment financing for the nine months ended September 30, 2017 and the year ended December 31, 2016.

	Nine months ended September 30, 2017	Year ended December 31, 2016
Interest expense on debt commitment financing	$35,953	$47,938
Removal of Pinnacle's historical net interest expense	39,200	108,000

To record decrease to interest expense	$(3,247)	$(60,062)

        The amounts above were based on borrowings of $1,250,000 and assumed a 250-basis point premium to three-month LIBOR for annual interest costs based on existing marketplace indications and terms. As a result, for purposes of the pro forma adjustments, above, an interest rate of 3.83% was utilized. Actual interest costs will be determined based on market rates in effect at the closing of the transactions.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

        A sensitivity analysis on interest expense for the nine months ended September 30, 2017 and the year ended December 31, 2016 has been performed to assess the effect of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing.

        The following table shows the change in interest expense for the debt financing.

Interest expense assuming	Nine months ended September 30, 2017	Year ended December 31, 2016
Increase of 0.125%	$37,125	$49,500
Decrease of 0.125%	34,781	46,375
(7)
Penn has a contractual commitment to pay investment banking fees of $23,500 upon closing of the merger. This amount is shown as a pro forma adjustment reducing retained earnings and is not reflected in the unaudited pro forma condensed consolidated statements of combined operations because they are directly related to the transactions.

(8)
Reflects the elimination of Pinnacle retained earnings after pro forma adjustments.

(9)
Reflects the elimination of Pinnacle's historical common stock, paid-in capital, and treasury stock.

(10)
To record the issuance of common shares, at $0.1 par value, related to the merger consolidation.

(11)
To record additional paid in capital associated with the issuance of common shares.

(12)
Reflects the elimination of transaction costs incurred by Penn and Pinnacle regarding the merger during the nine months ended September 30, 2017.

Nine months ended September 30, 2017
Removal of Penn's incurred transaction costs related to the merger	$9,592
Removal of Pinnacle's incurred transaction costs related to the merger	6,855

To record decrease to general and administrative expense	$16,447

(13)
Earnings per share—Represents earnings per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of Penn common stock

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

  assuming the shares were outstanding for the nine months ended September 30, 2017 and the year ended December 31, 2016.

	Nine months ended September 30, 2017	Year ended December 31, 2016
Pro Forma Basic Weighted Average Shares
Historical Penn weighted average shares outstanding	90,865	82,929
Issuance of shares to Pinnacle common stock shareholders	25,930	25,930

Pro forma weighted average shares (basic)	116,795	108,859
Pro Forma Diluted Weighted Average Shares
Historical Penn weighted average shares outstanding	92,903	91,407
Issuance of shares to Pinnacle common stock shareholders	25,930	25,930

Pro forma weighted average shares (diluted)	118,833	117,337
Net income attributable to shareholders	$33,667	$(165,228)
Basic earnings per common share	$0.29	$(1.52)
Diluted earnings per common share	$0.28	$(1.52)
(14)
Deferred income taxes—Pro forma adjustment representing the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation, primarily resulting from the acquisition date value of property and equipment, intangibles and the financing obligation with GLPI. Deferred taxes were established based on a statutory tax rate of 41%, based on jurisdictions where income has historically been generated. This estimate of deferred tax is preliminary and is subject to change based on Penn's final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

        The effective income tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities including geographical mix of income, among other factors.

Other intangible assets, net
Preliminary fair value of other intangibles resulting from merger	$2,065,343
Pinnacle historical net book value
Net book value of other intangible assets, net	385,798
Less: Net book value of divestitures other intangible assets, net	(195,600)

Pinnacle other intangible assets, net (excluding divestitures)	190,198

Preliminary pro forma adjustment—other intangible assets	$1,875,145
Property and equipment, net
Preliminary fair value of acquired property and equipment (excluding divestitures)	$2,811,768
Pinnacle historical net book value
Net book value of property and equipment, net	2,657,292
Less: Reclassification adjustment to conform to Penn presentation	(3,753)
Less: Net book value of divestitures property and equipment, net	(978,201)

Pinnacle property and equipment, net (inclusive of the reclassification adjustment and excluding divestitures)	1,675,338

Preliminary pro forma adjustment—property and equipment	$1,136,430
Financing obligation with GLPI
Preliminary fair value of the financing obligation to GLPI associated with the Pinnacle master lease (excluding divestitures and the impact of the Plainridge real estate transaction)	$2,651,034
Pinnacle historical net book value
Current portion of financing obligation to GLPI (inclusive of divestitures)	34,956
Long-term financing obligation to GLPI, net of current portion (inclusive of divestitures)	3,091,608

Pinnacle's financing obligation to GLPI	3,126,564

Adjustment—financing obligation to GLPI (including the Plainridge real estate transaction)	(475,530)
Total preliminary adjustments	$3,487,105
Statutory tax rate	41%

Deferred tax impact	$1,429,713

        Additionally, the pro forma adjustments contained within the unaudited pro forma condensed consolidated statements of combined operations were tax-effected at a statutory rate of 41%. Actual tax rates at the time of closing will differ.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 3—Merger-Related Pro Forma Adjustments (Continued)

        Finally, a deferred tax asset of $4.7 million resulted from the Plainridge real estate transaction and is reflected as a pro forma adjustment.

Note 4—Unaudited Pro Forma Condensed Combined Financial Statement Reclassification Adjustments

        Certain reclassifications have been recorded to the historical financial statements of Pinnacle to provide comparability and consistency for the anticipated post-combined company presentation.

  (a)
  Reclassification of Pinnacle base stock between (i) property and equipment, net and (ii) other current assets to provide consistency in presentation.

  (b)
  Reclassification of Pinnacle base stock expense between (i) depreciation and amortization expense and (ii) general and administrative expense to provide consistency in presentation.

  (c)
  Reclassifications were made between certain Pinnacle current assets to provide consistency in presentation.

  (d)
  Reclassifications were made between Pinnacle's (i) other assets and (ii) long-term debt, net of current maturities and debt issuance costs related to certain deferred financing costs to provide consistency in presentation.

  (e)
  Reclassifications were made between certain Pinnacle current and long-term liabilities to provide consistency in presentation.

  (f)
  Reclassifications were made between revenue components to reclassify certain revenue streams consistently between the two companies. These included combining Pinnacle's (i) food and beverage revenue, (ii) lodging revenue and (iii) retail, entertaining and other revenue into one revenue financial statement line item to provide consistency in presentation.

    Reclassifications were also made among expense components to reclassify certain expenses consistently between the two companies. These included combining Pinnacle's (i) food and beverage expense, (ii) lodging expense and (iii) retail, entertaining and other expense into one expense financial statement line item to provide consistency in presentation.

  (g)
  Reclassifications were made with respect to Pinnacle's (i) food, beverage, hotel and other revenue and (ii) promotional allowances to arrive at net revenues to provide consistency in presentation.

  (h)
  Reclassifications were made between certain (i) goodwill and intangible impairment charges, (ii) pre-opening, development and other costs and general and administrative expense and (iii) interest expense and interest income on a gross basis to provide consistency in presentation.

        Further review may identify additional reclassifications that when conformed could have a material impact on the unaudited pro forma condensed consolidated combined financial information of the combined company. At this time, Penn is not aware of any reclassifications that would have a material impact on the unaudited pro forma condensed consolidated combined financial information that are not reflected as pro forma adjustments.

PENN NATIONAL GAMING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

Note 5—The Boyd Divestitures

        The divestiture agreement provides that, upon the terms and subject to the conditions of the divestiture agreement, Boyd Purchaser will acquire the outstanding membership interests of the divestiture subsidiaries and certain other assets primarily related to the business of the divestiture subsidiaries and assume certain other liabilities related to the business of the divestiture subsidiaries. Immediately following the Boyd divestitures, Boyd will own 100% of the outstanding membership interests of the divestiture subsidiaries which own and operate Ameristar St. Charles, Ameristar Kansas City, Belterra, and Belterra Park. The base purchase price for the Boyd divestitures is approximately $574 million, which represents an estimate of the divestiture subsidiaries' EBITDA for the twelve-months period ending on December 30, 2017 multiplied by 6.25. Before the closing, the base purchase price will be adjusted to be an amount equal to the divestiture subsidiaries' actual EBITDA for the twelve-months period ending on December 31, 2017, as agreed to by Penn and Boyd or as finally determined by an independent accounting firm, multiplied by 6.25. The divestiture agreement is subject to the substitution or addition of modified or other terms and conditions as the FTC may require, and each party to the divestiture agreement has accordingly agreed to accept such changes to the divestiture agreement that the FTC requires, and to negotiate in good faith and execute promptly an appropriate amendment to the divestiture agreement to reflect such required changes, unless such changes (1) would reasonably be expected to have, in the aggregate, a material adverse effect with respect to the divestiture subsidiaries, (2) would require a change in the base purchase price, or (3) would adversely affect the economics of the Boyd divestitures (other than as a result of a requirement of a change in the base purchase price). Penn, Boyd and Boyd Purchaser are parties to the divestiture agreement. As of the date this joint proxy statement/prospectus, Pinnacle and Pinnacle Tenant are not parties to the divestiture agreement and will only become parties to the divestiture agreement by signing a joinder immediately prior to the closing of the Boyd divestitures.

        The unaudited financial condensed consolidated combined information reflects the preliminary allocations of assets, liabilities, revenues and expenses directly attributable to the divestiture properties and includes the necessary reclassifications to conform to Penn historical presentation, where applicable.

DESCRIPTION OF PENN CAPITAL STOCK

        The following description of the material terms of the Penn capital stock is a summary only and is not a complete description of such terms. Following completion of the transactions, the rights of the holders of Penn common stock will be governed by the PBCL, the Penn articles and the Third Amended and Restated Bylaws of Penn (the "Penn bylaws"). Copies of the Penn articles and the Penn bylaws have been filed as Exhibits to Penn's Annual Report on Form 10-K for the year ended December 31, 2016 and are incorporated by reference into this joint proxy statement/prospectus. See also "Where You Can Find More Information." Penn and Pinnacle urge you to read the Penn articles and the Penn bylaws carefully and in their entirety.

General

        Under the Penn articles, Penn is authorized to issue 200,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the close of business on the record date for the Penn special meeting, there were approximately [    ] shares of Penn common stock and no shares of Penn preferred stock issued and outstanding. In this joint proxy statement/prospectus, Penn common stock and Penn preferred stock are collectively referred to as "Penn stock."

Penn Common Stock

        The holders of Penn common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders and do not have cumulative voting rights. Holders of Penn common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Penn board, in its discretion, out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Since Penn's initial public offering of common stock in May 1994, Penn has not paid any cash dividends on its common stock. Penn intends to retain all of its earnings to finance the development of its business and, accordingly, Penn does not anticipate paying cash dividends on its common stock for the foreseeable future. Payment of any cash dividends in the future will be at the discretion of the Penn board and will depend upon, among other things, Penn's future earnings, operations and capital requirements, Penn's general financial condition and general business conditions. Moreover, Penn's senior secured credit facility and senior notes restrict, among other things, Penn's ability to pay dividends. In addition, future financing arrangements may prohibit the payment of dividends under certain conditions.

        In the event of a liquidation, dissolution or winding up of Penn, the holders of Penn common stock are entitled to share ratably in all assets remaining after the payment of all of Penn's liabilities and subject to the liquidation preferences of any outstanding preferred stock. Penn's common stock does not carry preemptive rights, is not redeemable, does not have any conversion rights, is not subject to further calls and is not subject to any sinking fund provisions. The outstanding shares of Penn common stock are fully paid and nonassessable. Except in certain circumstances related to the possible anti-takeover effect of certain charter, bylaw and other provisions, Penn's common stock is not subject to discriminatory provisions based on ownership thresholds. Although Penn does not currently have any shares of preferred stock outstanding, the rights, preferences and privileges of holders of Penn common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that Penn may designate and issue in the future.

  Exchange Listing

        Penn common stock is listed on the Nasdaq Global Select Market and traded under the symbol "PENN."

  Transfer Agent and Registrar

        The transfer agent and registrar for Penn common stock is Continental Stock Transfer & Trust Company.

Certain Anti-Takeover Provisions

  Potential Issuances of Penn's Preferred Stock

        The Penn articles currently designate 1,000,000 shares as preferred stock, none of which are outstanding. The Penn articles also authorize the Penn board to establish, from the authorized but unissued shares, one or more series of the shares of preferred stock and to determine, with respect to any such series of Penn's preferred shares, the terms and rights of such series, including, for example, the designation, the number of shares, the dividend rate of the shares, the right, if any, of Penn to redeem shares, the voting power, if any, the obligation, if any, of Penn to retire shares, the terms and conditions, if any, upon which shares shall be convertible into or exchangeable for shares of stock of any other class or classes, and any other rights, preferences or limitations of the shares of such series.

        Penn's authorized shares, including shares of preferred stock and common stock, will be available for issuance without further action by Penn's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Penn's securities may be listed or traded.

  Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

        Penn's bylaws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of Penn's shareholders (the "Shareholder Notice Procedure").

        Nominations for election to the Penn board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Board of Directors' direction or by a shareholder who has complied with the Shareholder Notice Procedure. Penn's bylaws require a written notice of a shareholder nomination which sets forth certain information with respect to each proposed nominee and the shareholder giving notice.

        The Shareholder Notice Procedure requires that written notice of nominations or proposals for substantive business must be received by Penn not less than 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, that nothing in Penn's bylaws shall affect any rights of shareholders to request inclusion of proposals in Penn's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

  Provisions Relating to the Election of Penn's Board of Directors

        Under Penn's articles, shareholders are entitled to only one vote for each share held in all elections for directors. In addition, under Penn's bylaws, the Board of Directors is divided into three classes, the members of which are elected for staggered terms. Each year, the term of office of at least one class will expire.

  Pennsylvania Anti-Takeover Statutes

        Under Section 1715 of the Pennsylvania Business Corporation Law ("PBCL"), which is applicable to Penn, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider various constituencies, including, shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the Board of Directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable the anti-takeover statutes set forth in Chapter 25 of the PBCL (described below); or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

        Chapter 25 of the PBCL contains several anti-takeover statutes applicable to publicly-traded corporations. Corporations may opt-out of such anti-takeover statutes under certain circumstances. Penn has not opted-out of any of such statutes.

        Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an "interested shareholder" to be approved by a majority of disinterested shareholders. "Interested shareholder" is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

        Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at "fair value." "Fair value" means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, Subchapter 25E does not apply to shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act, or to a one-step merger.

        Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a "business combination" with an "interested shareholder." "Interested shareholder" is defined generally to be any beneficial owner of 20% or more of the corporation's voting stock. "Business combination" is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder's acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

        Subchapter 25G of the PBCL provides that "control shares" lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquirer, executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. "Control shares" are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

        Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

        Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval. Severance equals the weekly compensation of the employee multiplied by the employee's years of service (up to 26 years), less payments made due to the termination.

        Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF PENN AND COMMON
STOCKHOLDERS OF PINNACLE

        Penn is incorporated in Pennsylvania and Pinnacle is incorporated in Delaware. Your rights as a Pinnacle stockholder are governed by the DGCL, the Pinnacle amended and restated certificate of incorporation, as amended (the "Pinnacle certificate of incorporation"), and the Pinnacle amended and restated bylaws (the "Pinnacle bylaws"). Upon completion of the merger, as a Penn shareholder your rights will be governed by the PBCL, the Penn articles and the Penn bylaws. The following is a summary of the material differences between the rights of holders of Penn common stock or preferred stock and the rights of holders of Pinnacle common stock or Pinnacle preferred stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the PBCL, the DGCL, the Penn articles, the Pinnacle certificate of incorporation, the Penn bylaws and the Pinnacle bylaws. The Penn articles, the Pinnacle certificate of incorporation, the Penn bylaws, and the Pinnacle bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under "Where You Can Find More Information."

Pinnacle	Penn
AUTHORIZED CAPITAL STOCK

Authorized Shares. Pinnacle is authorized under the Pinnacle certificate of incorporation to issue 150,000,000 shares of common stock, par value $0.01 per share, and 250,000 shares of preferred stock, par value $0.01 per share.	Authorized Shares. Penn is authorized under the Penn articles to issue 200,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Preferred Stock. As of [ ], 2018, no shares of its preferred stock were issued or outstanding. In addition, the Pinnacle certificate of incorporation, as amended, permits the Pinnacle board of directors to, without stockholder approval, determine or alter, without limitation or restriction, the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock and the restrictions and limitations of each series to be determined by it. Any undesignated preferred stock issued by Pinnacle may rank prior to Pinnacle common stock in the event voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation.
Preferred Stock. As of [ ], 2018, no shares of its preferred stock were issued or outstanding. The Penn articles permit the Penn board to, without stockholder approval, fix the designation, rights, preferences and limitations of shares of preferred stock. Any undesignated preferred stock issued by Penn may rank prior to Penn common stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation.

Pinnacle	Penn
REDEMPTION OF SECURITIES OWNED OR CONTROLLED BY AN UNSUITABLE PERSON

The Pinnacle certificate of incorporation requires that if a person owns or controls Pinnacle's securities or the securities of any of Pinnacle's affiliates and is determined by a gaming authority to be unsuitable to own or control such securities or unsuitable to be connected with a person engaged in gaming activities in that gaming jurisdiction, or who causes Pinnacle or any of Pinnacle's affiliates to lose or to be threatened with the loss of, or in the sole discretion of the Pinnacle board of directors, is deemed likely to jeopardize Pinnacle's right to conduct gaming activities in any of the jurisdictions in which it conducts or intends to conduct gaming activities, Pinnacle may redeem, and Pinnacle may be required by a gaming authority to redeem, such person's securities to the extent required by the government gaming authority or deemed necessary or advisable by Pinnacle.

If a gaming authority requires Pinnacle, or if the Pinnacle board of directors deems it necessary or advisable, to redeem such securities, Pinnacle will serve notice on the holder who holds securities subject to redemption. Such redemption notice shall set forth the redemption date, the number of shares of securities to be redeemed, the redemption price and the manner of payment therefore, the place where certificates for such shares shall be surrendered for payment, and any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

The redemption price will be equal to that required to be paid by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by the Pinnacle board of directors, which in its discretion may be the original purchase price. The redemption price may be paid in cash, by promissory note, or both, as required by the applicable gaming authority and, if not so required, as the Pinnacle board of directors elects. Unless the gaming authority requires otherwise, the redemption price will in no event exceed: (1) the closing sales price of the securities on the national securities exchange on which such shares
The Penn articles do not address securities owned or controlled by an unsuitable person (as defined below). Under the Penn bylaws, a director may not be an unsuitable person.

An "unsuitable person" means a person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any gaming authority or for any gaming license, (ii) is denied or disqualified from eligibility for any gaming license by any gaming authority, (iii) is determined by a gaming authority to be unsuitable or disqualified to own or control any Penn stock, (iv) is determined by a gaming authority to be unsuitable to be affiliated, associated or involved with a person engaged in gaming activities in any gaming jurisdiction, (v) causes any gaming license of Penn or its affiliates to be lost, rejected, rescinded, suspended, revoked or not renewed by any gaming authority, or causes Penn or its affiliates to be threatened by any gaming authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any gaming license (in each of (ii) through (v) above, regardless of whether such denial, disqualification or determination by a gaming authority is final and/or non-appealable), or (vi) is deemed likely, in the sole and absolute discretion of the board of directors, to (A) preclude or materially delay, impede, impair, threaten or jeopardize any gaming license held by Penn or its affiliates or Penn's or any of its affiliates' application for, right to the use of, entitlement to, or ability to obtain or retain, any gaming license, (B) cause or otherwise result in, the disapproval, cancellation, termination, material adverse modification or non-renewal of any material contract to which Penn or any of its affiliates is a party, or (C) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any gaming license of Penn or its affiliates.

Pinnacle	Penn
are then listed on the date the notice of redemption is delivered to the person who has been determined to be unsuitable, or, (2) if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the Nasdaq National Market System, or (3) if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by Nasdaq or another generally recognized reporting system.

Beginning on the date that a gaming authority serves notice of a determination of unsuitability or the loss or threatened loss of a gaming license upon Pinnacle, and until the securities owned or controlled by the unsuitable person are owned or controlled by persons found by such gaming authority to be suitable to own them, it shall be unlawful for the unsuitable person or any affiliate of such person (i) to receive any dividend, payment, distribution or interest with regard to the securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such securities, and such securities shall not for any purposes be included in Pinnacle's securities entitled to vote, or (iii) to receive any remuneration in any form from Pinnacle or an affiliate for services rendered or otherwise.

All persons owning or controlling securities of Pinnacle and any affiliate must comply with all requirements of the gaming laws in each gaming jurisdiction in which Pinnacle or any affiliate conducts or intends to conduct gaming activities. All securities of Pinnacle must be held subject to the requirements of such gaming laws, including any requirement that (i) the holder file applications for gaming licenses with, or provide information to, applicable gaming authorities, or (ii) that any transfer of such securities may be subject to prior approval by gaming authorities, and any transfer of Pinnacle's securities in violation of any such approval requirement are not permitted and the purported transfer is null and void.

Pinnacle may not issue or transfer any securities or any interest, claim or charge thereon or thereto except in accordance with applicable gaming laws.

Pinnacle	Penn
The issuance or transfer of any securities in violation of gaming laws are ineffective until Pinnacle ceases to be subject to the jurisdiction of the applicable gaming authorities, or the applicable gaming authorities, by affirmative action, validates the issuance or transfer or waive any defect in the issuance or transfer.
DIVIDENDS

In accordance with the DGCL, the Pinnacle board may declare and pay dividends upon the shares of its capital stock either out of its surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, the Pinnacle board cannot declare and pay dividends out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes of stock having a preference on the distribution of assets.
Under the PBCL, the board may authorize Penn to make distributions; provided, however, that a distribution may not be made if, after giving effect thereto: (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The DGCL generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of a majority of all outstanding shares entitled to vote thereon. Although a Delaware corporation's certificate of incorporation may provide for a greater vote, the Pinnacle certificate of incorporation does not require a greater vote.
Under the PBCL, a plan of merger may be adopted if, among other conditions, the corporation receives the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Although a Pennsylvania corporation's articles of incorporation may provide for a greater vote, the Penn articles do not require a greater vote.

Pinnacle	Penn
AMENDMENT TO THE CERTIFICATE/ARTICLES OF INCORPORATION

Under the DGCL an amendment to the certificate of incorporation requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. The Pinnacle certificate of incorporation does not contain any provisions altering the standards for amendment.
Under the PBCL, an amendment to the articles can be proposed by adoption of a resolution by the Penn board. Any amendment to the articles requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote, except for amendments on matters specified in Section 1914(c) of the PBCL that do not require shareholder approval and except for amendment of the director removal provision, which requires the affirmative vote of 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, pursuant to the Penn articles.
AMENDMENT TO THE BYLAWS

Under the DGCL bylaws may be adopted, amended or repealed by the stockholders entitled to vote, and by the board of directors if the corporation's certificate of incorporation confers the power to adopt, amend or repeal the corporation's bylaws upon the directors. The Pinnacle bylaws confer the power to make, alter or repeal the Pinnacle bylaws upon the Pinnacle board. The Pinnacle bylaws also provide that the bylaws may be altered, amended or repealed or new bylaws may be adopted by an affirmative vote of the holders of a majority of the voting power of the Pinnacle stock issued and outstanding and entitled to vote thereon, voting together as a single class.
Under the PBCL, shareholders entitled to vote shall have the power to adopt, amend and repeal the bylaws. Except for certain matters that must be approved by the shareholders under the PBCL, the authority to adopt, amend and repeal bylaws may be expressly vested by the bylaws in the board of directors, subject to the power of the shareholders to change such action. The Penn bylaws provide that the bylaws may be amended or repealed, or new bylaws may be adopted, either: (1) upon receiving at least 75% of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon; (2) in the event that the proposed bylaw amendment, repeal or adoption has been proposed by a majority of the directors, upon receiving a majority of the votes cast at a duly organized meeting of shareholders by the holders of shares entitled to vote thereon; or (3) by the board of directors.

Pinnacle	Penn
APPRAISAL/DISSENTERS' RIGHTS

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder's shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation's stock is either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders.

In such circumstances, appraisal rights can be restored if the stockholder is required to accept as consideration in an applicable transaction anything other than (1) stock of the surviving corporation or resulting from the transaction or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests, (2) stock of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts is or will be listed on a national securities exchange or held by more than 2,000 stockholders, or (3) any combination thereof.
Under the PBCL, dissenters' rights are not generally conferred to shareholders in a merger if their shares are (i) listed on a national securities exchange registered under Section 6 of the Exchange Act; or (ii) held beneficially or of record by more than 2,000 persons. Because Penn's shares are registered on the Nasdaq, a national securities exchange, Penn shareholders would not have dissenters' rights in a merger transaction
SPECIAL MEETINGS OF SHAREHOLDERS

Under the DGCL, special stockholder meetings of a corporation may be called by the corporation's board of directors, or by any person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. The Pinnacle bylaws provide that a special meeting of stockholders may be called by the chairperson of the Pinnacle board, the Pinnacle board, or by the secretary following receipt of one or more written requests to call a special meeting of stockholders by holders of a majority of the voting power of all of the then outstanding shares of capital stock of Pinnacle. Such request must, among other things, state the purpose or purposes of the proposed meeting and be submitted by a stockholder of record after requesting that the Pinnacle board of directors fix a record date.
Under the PBCL, shareholders can call special meetings if a registered corporation has adopted, after July 1, 2015, a provision in its articles permitting 25% or more of the outstanding shares entitled to vote at a special meeting to call a special meeting. The Penn articles do not contain a provision permitting shareholders to call a special meeting.

Pinnacle	Penn
SHAREHOLDER ACTION BY WRITTEN CONSENT

Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise. The Pinnacle certificate of incorporation does not contain any provisions prohibiting Pinnacle stockholders from acting by written consent. Pinnacle's bylaws state that the Pinnacle stockholders may act by a written consent signed by the holders of outstanding Pinnacle stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The written consent must be delivered to Pinnacle's registered office in Delaware, its principal place of business, or an officer or agent of Pinnacle having custody of the book in which proceedings of meetings of stockholders are recorded and is subject to certain additional procedural requirements.
Under the PBCL, if the bylaws so provide, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting upon the signed consent of shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. The Penn bylaws do not permit such action by partial written consent.
SHAREHOLDER PROPOSALS AND NOMINATIONS

The Pinnacle bylaws generally permit a proposal be brought before an annual meeting or special meeting or to properly nominate a director, if a stockholder who was a stockholder of record at the time of giving of the notice required by the bylaws, who is entitled to vote at the meeting and who has given to Pinnacle's corporate secretary timely written notice, in proper form, of the stockholder's intention to bring that proposal or nomination before the meeting.

 Annual Meeting

To be timely delivered for an annual meeting, a stockholder's notice must be delivered to Pinnacle's principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the date of the preceding year's annual meeting. However, in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, or if no annual meeting was held in the prior year, notice by the stockholder to be timely must be so delivered or
The Penn bylaws contain advance notice procedures with respect to shareholder proposals and recommendations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Shareholders must notify the corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in Penn's bylaws. To be timely, the notice must be received at Penn's principal executive office not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. In order to be eligible to present a shareholder proposal or recommend a candidate for nomination for election as a director at a shareholders meeting, a shareholder must have owned beneficially at least 1% of the outstanding Penn common stock for a continuous period of not less than 12 months. In addition, shareholders will not be permitted to directly nominate candidates for election to the

Pinnacle	Penn
received no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made by Pinnacle.	board of directors, but will instead be permitted to recommend potential nominees to the governance committee.

To be in proper form, a stockholder's notice must set forth: (i) if such notice pertains to the nomination of directors, as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Exchange Act, such person's written consent to serve as a director if elected, and a statement whether such person, if elected, intends to tender, promptly following such person's election or reelection, an irrevocable resignation effective upon such person's failure to receive the required vote for reelection at the next meeting at which such person would face reelection and the acceptance by the board of such resignation; (ii) as to any business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (iii) for the stockholder of record and the beneficial owner of such shares, (A) the name and address of each such party; (B) certain information regarding the material interests of such parties with respect to Pinnacle, including any arrangements regarding the right to vote any securities of Pinnacle (C) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; (D) a description of all arrangements or understandings between each such party and any other person or persons (including their names) regarding the nomination

Pinnacle	Penn
or business proposal and (E) a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of Pinnacle required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of Pinnacle reasonably believed by the stockholder of record or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the stockholder of record.

The Pinnacle bylaws provide that this is the exclusive means for a stockholder to make nominations or propose business at an annual meeting of stockholders, other than business included in Pinnacle's proxy materials pursuant to Rule 14a-8 under the Exchange Act.

 Special Meeting

To be timely delivered for a special meeting, nominations by stockholders of persons for election to the board must be received by the secretary at the principal executive offices of Pinnacle not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the board to be elected at such meeting. In addition, to be properly brought before a special meeting of stockholders, such notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to the Exchange Act, such person's written consent to serve as a director if elected, and a statement whether such person, if elected, intends to tender, promptly following such person's election or reelection, an irrevocable resignation effective upon such person's failure to receive the required vote for reelection at the next meeting at which such person would face reelection and the

Pinnacle	Penn
acceptance by the board of such resignation; (ii) for the stockholder of record and the beneficial owner of such shares, (A) the name and address of each such party; (B) certain information regarding the material interests of such parties with respect to Pinnacle, including any arrangements regarding the right to vote any securities of Pinnacle (C) any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act; (D) a description of all arrangements or understandings between each such party and any other person or persons (including their names) regarding the nomination or business proposal and (E) a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of Pinnacle required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of Pinnacle reasonably believed by the stockholder of record or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the stockholder of record.

For a business proposal to be presented for stockholder action at a special meeting, the requested proposal must contain (a) the signature of the stockholder of record signing such request and the date such request was signed, (b) a brief description of the business desired to be brought before the special meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder of record and the beneficial owner, if any, on whose behalf the request is made; (c) the information required above for a nomination by a stockholder at a special meeting (other than clause (i) and clause (ii) (E)) and (d) a

Pinnacle	Penn
representation that the stockholder signing the request will be a record holder on the date of the special meeting and a representation whether or not any such party or any group of which such party is or will be a member will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of Pinnacle required under applicable law to carry the proposal.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Pinnacle's notice of meeting.
PROXY ACCESS FOR DIRECTOR NOMINATIONS
Neither the Pinnacle certificate of incorporation nor the Pinnacle bylaws contain proxy access provisions.	Neither the Penn articles nor the Penn bylaws contain proxy access provisions.
BOARD OF DIRECTORS
Number of Directors

Under the DGCL, the board of directors of a corporation must consist of one or more members, each of whom must be a natural person. Pinnacle's bylaws provide that the number of directors may be fixed from time to time exclusively by resolution of the board of directors and the Pinnacle board shall consist of one or more directors. Presently, the number of directors is fixed at eight.
Under the PBCL, the board of directors of a corporation must consist of one or more members. Penn's bylaws provide that the number of directors of the corporation constituting the whole board and the number of directors constituting each class of directors shall be fixed (and may be changed from time to time) solely by resolution of the board of directors. Presently, the number of directors is fixed at seven.
Classified Board
The DGCL permits classified boards but Pinnacle has not adopted one.
The PBCL permits classified boards and Penn's board is divided into three classes designated as Class I, Class II and Class III, the members of which are elected for staggered terms. The term of office of at least one class shall expire in each year. At each election, directors shall be elected for a term expiring at the annual meeting of shareholders held in the third year following the year of election, and until their respective successors are elected and qualified.

Pinnacle	Penn
Removal

The DGCL provides that, in the absence of cumulative voting or a classified board, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors. The Pinnacle certificate of incorporation does not provide for a classified board or cumulative voting.
Under the Penn articles and bylaws, subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office, with or without cause, by the affirmative vote of the holders of seventy-five percent (75%) of the voting power of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class.

In addition, under the PBCL, a court may remove a director upon application in a derivative suit in cases of fraudulent or dishonest acts, gross abuse of authority or discretion, or for any other proper cause. The PBCL also provides that the board of directors may be removed at any time with or without cause by the unanimous vote or consents of shareholder entitled to vote thereon.
Vacancies

The Pinnacle bylaws provide that any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority of the directors then in office, although less than a quorum, and will hold office until the next annual meeting of stockholders and until such director's successor is duly elected and qualified.
Under Penn's bylaws, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other case may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors, and directors appointed in this manner will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been duly elected and qualified.
Special Meetings of the Board

Under the Pinnacle bylaws, special meetings of the Pinnacle board may be called by the chairperson of the Pinnacle board, vice chairperson of the Pinnacle board, by the chief executive officer or by the president or by a majority of directors then in office.	Under the Penn bylaws, special meetings of the Penn board may be called by the chairman of the Penn board or by a majority of directors then in office.

Pinnacle	Penn
Directors Liability and Indemnification

The DGCL provides that a corporation may indemnify a director or officer against expenses actually and reasonably incurred by such individual in association with any action, suit or proceeding in which he or she is involved by reason of his or her service to the corporation, if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to a criminal proceeding, the director or officer had no reason to believe that the act was unlawful.

The Pinnacle certificate of incorporation provides that Pinnacle must indemnify its officers and directors to the fullest extent permitted by the DGCL.

Under the Pinnacle bylaws, Pinnacle must indemnify and hold harmless to the fullest extent allowed by the DGCL, any person who is a party or made a party in any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, if the person, or a person for whom he or she is the legal representative, is or was a director or officer of Pinnacle or, while a director or officer of Pinnacle, is or was serving at the request of Pinnacle as a director, officer, manager, employee, trustee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, manager, employee, agent, or trustee, or in any other capacity while serving as a director, officer, manager, employee, agent, or trustee, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding.

The Pinnacle bylaws provide that Pinnacle will be required to indemnify and advance expenses (including attorneys' fees) to such indemnified persons to the fullest extent permitted by law. To the extent required by applicable law, such
The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation.

Under the PBCL, unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such individual in connection therewith.

The PBCL permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under the PBCL.

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payment of expenses in advance of the final disposition of the proceeding are made only upon receipt of an undertaking by the covered person to repay all amounts advanced if it should be ultimately determined that the covered person is not entitled to indemnification under the Pinnacle bylaws or otherwise.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such.

The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director's breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit. Under the Pinnacle certificate of incorporation, no director of Pinnacle will be liable to Pinnacle or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.	The Penn bylaws provide that a director shall to the maximum extent permitted by Pennsylvania law, have no personal liability or monetary damages for any action taken, or any failure to take any action as a director.

The Penn bylaws also provide for indemnification for directors, officers, or any employee that is requested to provide to the corporation a certification to be used by the corporation in connection with the preparation of its periodic reports under the Exchange Act, and any other person approved by the board, to the fullest extent permitted by Pennsylvania law. The Penn bylaws also permit the advancement of expenses.
RIGHTS PLAN

The DGCL does not include a statutory provision expressly validating stockholder rights plans; however, such plans have generally been upheld by decision of courts applying Delaware law. Pinnacle does not have a stockholder rights plan currently in effect.	While the PBCL authorizes a corporation to adopt a shareholder rights plan, Penn does not have a shareholder rights plan currently in effect.

Pinnacle	Penn
STATE ANTI-TAKEOVER STATUTES
Business Combinations
The DGCL generally prohibits a corporation from engaging in a "business combination" with an "interested stockholder" (generally, one who beneficially owns 15% or more of the voting power) for a period of three years following the date that the stockholder became an "interested stockholder" unless:

•

prior to that time the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an "interested stockholder";

•

upon completion of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

•

at or subsequent to that time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the "interested stockholder."

The three-year prohibition on business combinations with an "interested stockholder" does not apply under certain circumstances, including business combinations with a corporation that does not have a class of voting stock that is:

•

listed on a national security exchange; or

•

held of record by more than 2,000 stockholders;

unless, in each case, this result was directly or indirectly caused by the "interested stockholder" or from a transaction in which a person became an "interested stockholder."

The term "business combination" is defined to include a wide variety of transactions, including mergers, consolidations, sales or other dispositions

Section 2538 of Subchapter 25D of the PBCL requires certain transactions with an "interested shareholder" to be approved by a majority of disinterested shareholders. "Interested shareholder" is defined broadly to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.

Subchapter 25E of the PBCL requires a person or group of persons acting in concert which acquires 20% or more of the voting shares of the corporation to offer to purchase the shares of any other shareholder at "fair value." "Fair value" means the value not less than the highest price paid by the controlling person or group during the 90-day period prior to the control transaction, plus a control premium. Among other exceptions, shares acquired directly from the corporation in a transaction exempt from the registration requirements of the Securities Act are not counted towards the determination of whether the 20% share ownership threshold has been met for purposes of Subchapter 25E.

Subchapter 25F of the PBCL generally establishes a 5-year moratorium on a "business combination" with an "interested shareholder." "Interested shareholder" is defined generally to be any beneficial owner of 20% or more of the corporation's voting stock. "Business combination" is defined broadly to include mergers, consolidations, asset sales and certain self-dealing transactions. Certain restrictions apply to business combination following the 5-year period. Among other exceptions, Subchapter 25F will be rendered inapplicable if the board of directors approves the proposed business combination, or approves the interested shareholder's acquisition of 20% of the voting shares, in either case prior to the date on which the shareholder first becomes an interested shareholder.

Subchapter 25G of the PBCL provides that "control shares" lose voting rights unless such rights are restored by the affirmative vote of a majority of (i) the disinterested shares (generally, shares held by persons other than the acquirer,

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of 10% or more of a corporation's assets and various other transactions that may benefit an "interested stockholder."

The Pinnacle certificate of incorporation does not contain any provisions altering these standards.	executive officers of the corporation and certain employee stock plans) and (ii) the outstanding voting shares of the corporation. "Control shares" are defined as shares which, upon acquisition, will result in a person or group acquiring for the first time voting control over (a) 20%, (b) 33 1/3% or (c) 50% or more of the outstanding shares, together with shares acquired within 180 days of attaining the applicable threshold and shares purchased with the intention of attaining such threshold. A corporation may redeem control shares if the acquiring person does not request restoration of voting rights as permitted by Subchapter 25G. Among other exceptions, Subchapter 25G does not apply to a merger, consolidation or a share exchange if the corporation is a party to the transaction agreement.

Subchapter 25H of the PBCL provides in certain circumstances for the recovery by the corporation of profits realized from the sale of its stock by a controlling person or group if the sale occurs within 18 months after the controlling person or group became a controlling person or group, and the stock was acquired during such 18-month period or within 24 months before such period. A controlling person or group is a person or group that has acquired, offered to acquire, or publicly disclosed an intention to acquire 20% or more of the voting shares of the corporation. Among other exceptions, Subchapter 25H does not apply to transactions approved by both the board of directors and the shareholders prior to the acquisition or distribution, as appropriate.

Subchapter 25I of the PBCL mandates severance compensation for eligible employees who are terminated within 24 months after the approval of a control-share acquisition. Eligible employees generally are all employees employed in Pennsylvania for at least two years prior to the control-share approval. Severance equals the weekly compensation of the employee multiplied by the employee's years of service (up to 26 years), less payments made due to the termination.

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Subchapter 25J of the PBCL requires the continuation of certain labor contracts relating to business operations owned at the time of a control-share approval.

The Penn articles do not contain any provisions altering these standards.
DUTIES OF DIRECTORS

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.
Under the PBCL, the standard of conduct for directors is governed by statute. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.
FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

The Pinnacle bylaws designate the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) as the sole and exclusive forum for certain legal actions unless Pinnacle consents in writing to the selection of an alternative forum.
The Penn bylaws designate the state and federal courts located within the County of Berks in the Commonwealth of Pennsylvania as the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the PBCL, or (iv) any action asserting a claim peculiar to the relationships among or between or among the corporation and its officers, directors, and shareholders, unless the corporation consents in writing to the selection of an alternative forum

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
PINNACLE ENTERTAINMENT, INC.

        The following table sets forth the name, number of shares and percent of the outstanding shares of Pinnacle Common Stock beneficially owned as of January 29, 2018 (except where a different date is indicated below) by each person known to Pinnacle to be the beneficial owner of more than 5% of the outstanding shares of Pinnacle Common Stock, each director, each named executive officer (as defined in the SEC rules), and all directors and executive officers as a group. The beneficial ownership set forth in the following table has been determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals or entities identified or described and is not within the direct knowledge of Pinnacle.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Outstanding(a)
HG Vora Special Opportunities Master Fund, Ltd.	5,500,000	(b)	9.47%
Baron Capital Group, Inc.	4,637,119	(c)	7.99%
The Vanguard Group, Inc.	4,077,442	(d)	7.02%
BlackRock, Inc.	3,603,853	(e)	6.21%
Prudential Financial, Inc.	3,255,405	(f)	5.61%
Jennison Associates LLC	3,215,838	(g)	5.54%
Anthony M. Sanfilippo	3,018,351	(h)	5.09%
Carlos A. Ruisanchez	1,263,512	(i)	2.15%
Virginia E. Shanks	567,062	(j)	*
Neil E. Walkoff	298,319	(k)	*
James L. Martineau	205,036	(l)	*
Troy A. Stremming	191,659	(m)	*
Stephen C. Comer	172,848	(n)	*
Donna S. Negrotto	144,816	(o)	*
Desirée Rogers	68,230	(p)	*
Jaynie Miller Studenmund	58,230	(q)	*
Charles L. Atwood	33,713	(r)	*
Ron Huberman	0	(s)	*
Directors and executive officers as a group (12 persons)	6,021,776		9.92%

*
Less than one percent (1%) of the outstanding common shares.

(a)
Assumes exercise of stock options, exercisable on January 29, 2018 or within 60 days thereof, and restricted stock units that vest within 60 days thereof, beneficially owned by the named individuals into shares of Pinnacle Common Stock. Based on 58,056,332 shares of Pinnacle Common Stock outstanding as of January 29, 2018.

(b)
Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2017, by HG Vora Special Opportunities Master Fund, Ltd. ("Vora Fund"), HG Vora Capital Management, LLC ("Vora Capital Management") and Parag Vora (collectively, Vora Fund, Vora Capital Management and Mr. Vora are referred to as "Vora"). As of December 31, 2016, Vora reported beneficially owning and having shared voting power and shared dispositive power over 5,500,000 shares of Pinnacle Common Stock. The address of Vora Fund is 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9007, Cayman Islands, and the address of Vora Capital Management and Mr. Vora is 330 Madison Avenue, 23rd Floor, New York, NY 10017.

(c)
Based solely on information contained in an amended Schedule 13G filed with the SEC on February 14, 2017, by Baron Capital Group, Inc. ("Baron Capital Group"), BAMCO Inc. ("BAMCO"), Baron Capital Management, Inc. ("Baron Management") and Ronald Baron (collectively, Baron Capital Group, BAMCO, Baron Management and Mr. Baron are referred to as "Baron Capital"). As of December 31, 2016, Baron Capital Group and Mr. Baron reported beneficially owning and having shared dispositive power over 4,637,119 shares of Pinnacle Common Stock and having shared voting power over 4,043,428 shares of Pinnacle Common Stock. As of December 31, 2016, BAMCO reported beneficially owning and having shared dispositive power over 3,968,463 shares of Pinnacle Common Stock and having shared voting power over 3,374,772 shares of Pinnacle Common Stock. As of December 31, 2016, Baron Management reported beneficially owning and having shared voting power and shared dispositive power over 668,656 shares of Pinnacle Common Stock. The address of Baron Capital is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(d)
Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2017, by The Vanguard Group, Inc. ("Vanguard"). As of December 31, 2016, Vanguard reported beneficially owning 4,077,442 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Vanguard reported having sole voting power over 71,114 shares of Pinnacle Common Stock, shared voting power over 6,011 shares of Pinnacle Common Stock, sole dispositive power over 4,003,206 shares of Pinnacle Common Stock and shared dispositive power over 74,236 shares of Pinnacle Common Stock. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(e)
Based solely on information contained in an amended Schedule 13G filed with the SEC on January 29, 2018, by BlackRock, Inc. ("BlackRock"). As of December 31, 2017, BlackRock reported beneficially owning 3,603,853 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, BlackRock reported having sole voting power over 3,487,125 shares of Pinnacle Common Stock and sole dispositive power over 3,603,853 shares of Pinnacle Common Stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(f)
Based solely on information contained in an amended Schedule 13G filed with the SEC on February 13, 2017 by Prudential Financial, Inc., a parent holding company, and its investment adviser and broker dealer affiliates (collectively, "Prudential"). As of December 31, 2016, Prudential reported beneficially owning 3,255,405 shares of Pinnacle Common Stock. Pursuant to the amended Schedule 13G, Prudential has sole voting power over 60,982 shares of Pinnacle Common Stock, shared voting power over 3,194,423 shares of Pinnacle Common Stock, sole dispositive power over 60,982 shares of Pinnacle Common Stock and shared dispositive power over 3,194,423 shares of Pinnacle Common Stock. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102. Pursuant to the amended Schedule 13G, Prudential is the indirect parent of Jennison Associates LLC, which is also listed in this table.

(g)
Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2017, by Jennison Associates LLC ("Jennison"). As of December 31, 2016, Jennison reported beneficially owning 3,215,838 shares of Pinnacle Common Stock. Pursuant to the Schedule 13G, Jennison reported having sole voting power and shared dispositive power over 3,215,838 shares of Pinnacle Common Stock. The address of Jennison is 466 Lexington Avenue, New York, New York 10017. Pursuant to the Schedule 13G, Jennison is an indirect subsidiary of Prudential Financial, Inc., which is also listed in this table.

(h)
Includes 1,189,193 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Sanfilippo and 1,666 shares of Pinnacle Common Stock are held indirectly by Mr. Sanfilippo in Pinnacle's 401(k) plan. Also includes 373,267 shares of Pinnacle Common Stock that are beneficially owned by Mr. Sanfilippo which are held indirectly by Grantor

  Retained Annuity Trust, 662,554 shares of Pinnacle Common Stock that are beneficially owned by Mr. Sanfilippo which are held indirectly by the Sanfilippo Family Trust and 19,803 shares of Pinnacle Common Stock indirectly beneficially owned by Mr. Sanfilippo which are owned by his daughter.

(i)
Includes 681,913 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Ruisanchez. Also includes 329,811 shares of Pinnacle Common Stock beneficially owned by Mr. Ruisanchez that are held indirectly by the Ruisanchez Family Trust.

(j)
Includes 165,355 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Shanks. Also includes 213,829 shares of Pinnacle Common Stock beneficially owned by Ms. Shanks that are held indirectly by the Shanks Family Trust.

(k)
Includes 127,282 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Walkoff.

(l)
Includes 59,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Martineau, 47,994 restricted stock units that have vested as of January 29, 2018, 12,119 shares of Pinnacle Common Stock credited to Mr. Martineau's deferred compensation account under the Directors Plan and includes 1,409 phantom stock units beneficially owned by Mr. Martineau. Also includes 4,166 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse and 2,025 shares of Pinnacle Common Stock beneficially owned by Mr. Martineau that are held indirectly by his spouse's individual retirement account.

(m)
Includes 65,784 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Stremming.

(n)
Includes 59,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Mr. Comer, 44,994 restricted stock units that have vested as of January 29, 2018, 41,048 shares of Pinnacle Common Stock credited to Mr. Comer's deferred compensation account under the Directors Plan and 1,409 phantom stock units beneficially owned by Mr. Comer. Also includes 7,000 shares of Pinnacle Common Stock beneficially owned by Mr. Comer that are held indirectly by the Comer Family Trust.

(o)
Includes 1,164 shares of Pinnacle Common Stock held indirectly by Ms. Negrotto in Pinnacle's 401(k) plan.

(p)
Includes 20,000 shares of Pinnacle Common Stock which are subject to options that are currently exercisable by Ms. Rogers and 34,494 restricted stock units that have vested as of January 29, 2018.

(q)
Includes 48,230 restricted stock units held by Ms. Studenmund that have vested as of January 29, 2018.

(r)
Includes for Mr. Atwood 19,977 restricted stock units that have vested as of January 29, 2018.

(s)
Mr. Huberman was elected as a director on March 1, 2017 and he did not beneficially own any shares of Pinnacle Common Stock on January 29, 2018.

 LEGAL MATTERS

        The legality of the shares of Penn common stock issuable in the merger will be passed upon for Penn by Ballard Spahr LLP, Philadelphia, Pennsylvania.

EXPERTS

Penn

        The consolidated financial statements of Penn National Gaming, Inc. and Subsidiaries appearing in Penn National Gaming, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Penn National Gaming, Inc. and Subsidiaries' internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Pinnacle

        The consolidated financial statements of Pinnacle Entertainment, Inc. appearing in Pinnacle Entertainment, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Pinnacle Entertainment, Inc.'s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

 SHAREHOLDER AND STOCKHOLDER PROPOSALS

Penn

        Penn will hold a regular annual meeting in 2018 regardless of whether the merger is completed.

        For inclusion in Penn's proxy statement and form of proxy relating to Penn's 2018 annual meeting of shareholders, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must have been received at Penn's principal executive offices no later than December 26, 2017. Shareholders proposals submitted pursuant to Rule 14a-8 should be addressed to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary.

        In accordance with the Penn bylaws, no business may be brought before an annual meeting unless it is specified in the notice of meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Penn common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Secretary (containing certain information specified in the Penn bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2018 annual meeting must be delivered between January 15, 2018 and February 14, 2018.

Pinnacle

        Pinnacle intends to hold its regularly scheduled 2018 annual meeting of its stockholders on or about [    •    ], 2018. The deadlines for notice to Pinnacle of any stockholder proposal under Rule 14a-8 under the Exchange Act, or business to be presented at the annual meeting, or nominations for directors by stockholders, have passed for an annual meeting to be held on or about such date.

        If the merger agreement is approved by the requisite vote of Pinnacle's stockholders and the merger is completed, Pinnacle will become a wholly owned subsidiary of Penn and, consequently, will not hold an annual meeting of its stockholders in 2019. Pinnacle stockholders will be entitled to participate, as shareholders of Penn following the merger, in the 2019 annual meeting of shareholders of Penn.

        If the merger agreement is not adopted by the requisite vote of the Pinnacle stockholders or if the transactions are not completed for any reason, Pinnacle intends to hold an annual meeting of its stockholders in 2019. Pinnacle's proxy statement for the 2018 annual meeting of stockholders will contain information regarding presentations of stockholder proposals under Rule 14a-8 or other business or nominations at the 2019 annual meeting of stockholders.

        Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals submitted for inclusion in Pinnacle's proxy statement and proxy card for the 2018 annual meeting would have to be received by Pinnacle's secretary no later than November 14, 2017 if the next annual meeting were held on or near May 1, 2018. In the event that Pinnacle elects to hold its 2018 annual meeting more than 30 days before or after the anniversary of its last annual meeting, such stockholder proposals would have to be received by Pinnacle a reasonable time before Pinnacle begins to print and send its proxy materials. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in Pinnacle's proxy statement.

        Under Pinnacle's bylaws, stockholders who wish to present proposals for action, or to nominate directors (other than proposals to be included in Pinnacle's proxy statement and form of proxy card pursuant to Rule 14a-8 under the Exchange Act), at the 2018 annual meeting of stockholders of Pinnacle must give written notice thereof to Pinnacle's secretary at the address set forth on the cover page of this Joint Proxy Statement/Prospectus in accordance with the then current provisions of Pinnacle's bylaws. The bylaws currently require that such notice be given not more than 120 days, nor less than 90 days, prior to the first anniversary of the 2017 annual meeting (i.e., no earlier than January 1, 2018 and no later than January 31, 2018). If, however, Pinnacle advances the date of the 2018 annual meeting by more than 30 days before or delays such date by more than 60 days after the first anniversary of the 2017 annual meeting, notice by the stockholder must be given not later than the later of (i) 90 days in advance of such annual meeting or (ii) the tenth day following Pinnacle's first public announcement of the date of such meeting. Stockholder notices must contain the information required by Section 2 of Article I of Pinnacle's bylaws. If Pinnacle does not have notice of a matter to come before the 2018 annual meeting by January 31, 2018 (or, in the event the 2018 annual meeting is held more than 30 days before or 60 days after the first anniversary of the 2017 annual meeting, then by the date described above relating to such delay or advance in the meeting date), Pinnacle's proxy for such meeting will confer discretionary authority to vote on such matter.

HOUSEHOLDING OF JOINT PROXY STATEMENT/PROSPECTUS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders/shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders/shareholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders/shareholders residing at the same address, unless the stockholders/shareholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as "householding," potentially provides extra convenience for stockholders/shareholders and cost savings for companies.

        If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of Penn and Pinnacle will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder/shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary or to Pinnacle Entertainment, Inc., 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, Attention: Investor Relations.

WHERE YOU CAN FIND MORE INFORMATION

        Penn and Pinnacle each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Penn and Pinnacle, who file electronically with the SEC. The address of that website is www.sec.gov.

        Investors may also consult Penn's or Pinnacle's website for more information about Penn or Pinnacle, respectively. Penn's website is https://pennnationalgaming.gcs-web.com/investor-overview. Pinnacle's website is http://investors.pnkinc.com/investor-relations. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

        Penn has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Penn common stock to be issued to Pinnacle stockholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Penn and Penn common stock. The rules and regulations of the SEC allow Penn and Pinnacle to omit certain information included in the registration statement from this joint proxy statement/prospectus.

        In addition, the SEC allows Penn and Pinnacle to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus or incorporated by reference subsequent to the date of this joint proxy statement/prospectus as described below. This joint proxy statement/prospectus also contains summaries of certain provisions contained in some of the Penn or Pinnacle documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as those called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents listed below that Penn and Pinnacle have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Penn SEC Filings (File No. 0-24206)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Reports on Form 10-Q	Quarterly periods ended September 30, 2017, June 30, 2017, and March 31, 2017
Current Reports on Form 8-K	Filed on December 20, 2017, December 18, 2017, June 22, 2017, June 16, 2017, March 31, 2017, March 8, 2017, January 20, 2017, January 12, 2017 and January 6, 2017
Proxy for 2017 Annual Meeting of Shareholders on Schedule 14A	Filed on April 25, 2017

The description of Penn common stock contained in Penn's Registration Statement on Form 8-A filed with the SEC on May 26, 1994, including any amendments or reports filed for the purpose of updating such descriptions.

Pinnacle SEC Filings (File No. 001-37666)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2016
Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2017, June 30, 2017, and September 30, 2017
Current Reports on Forms 8-K and 8-K/A	Filed on December 20, 2017, December 18, 2017, December 12, 2017, November 30, 2017, May 5, 2017 (8-K/A), March 3, 2017 and February 17, 2017
Proxy for 2017 Annual Meeting of Stockholders on Schedule 14A	Filed on March 14, 2017

        In addition, Penn and Pinnacle incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part and (ii) after the date of this joint proxy statement/prospectus and prior to the date of the Penn special meeting and the Pinnacle special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

        You can obtain any of these documents from the SEC, through the SEC's website at the address described above, or Penn or Pinnacle, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610 (610) 401-2029 Attention: Justin Sebastiano	Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, Nevada 89169 (702) 541-7777 Attention: Vincent Zahn

        In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

        You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    ], 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither Penn's mailing of this joint proxy statement/prospectus to Penn shareholders or Pinnacle stockholders nor the issuance by Penn of common stock in the merger will create any implication to the contrary.

        This document contains a description of the representations and warranties that each of Pinnacle and Penn made to the other in the merger agreement. Representations and warranties made by Pinnacle, Penn and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to this document or are incorporated by reference into this document should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Pinnacle Entertainment, Inc.,

Penn National Gaming, Inc.

and

Franchise Merger Sub, Inc.

Dated as of December 17, 2017

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 17, 2017, is by and among Pinnacle Entertainment, Inc., a Delaware corporation (the "Company"), Penn National Gaming, Inc., a Pennsylvania corporation ("Parent"), and Franchise Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent ("Merger Sub"). Parent, Merger Sub and the Company are each sometimes referred to herein as a "Party" and, collectively, as the "Parties."

WITNESSETH:

        WHEREAS, the Parties intend that Merger Sub shall be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

        WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has unanimously (i) determined that it is in the best interests of its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend the adoption of this Agreement by the stockholders of the Company and to submit this Agreement to the stockholders of the Company for adoption;

        WHEREAS, the Board of Directors of Parent (the "Parent Board of Directors") has unanimously (i) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the issuance of shares of Parent Common Stock (as defined in Section 4.2(a)) in connection with the transactions contemplated by this Agreement (the "Share Issuance") and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and to submit the Share Issuance to the shareholders of Parent for approval;

        WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub and to submit this Agreement to such stockholder for adoption, and Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has adopted this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements set forth herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     At the Effective Time, upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its existence under Delaware law as the surviving company in the Merger (the "Surviving Corporation") and a wholly owned Subsidiary of Parent.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the tenth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), or at such earlier date within such ten Business Day period as Parent shall specify, or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that if the Marketing Period has not ended at such time, the Closing shall occur instead on (a) the earlier to occur of (i) any Business Day during the Marketing Period to be specified by Parent to the Company on no less than three Business Days' written notice and (ii) the last day of the Marketing Period or (b) such other date and time as agreed to in writing by Parent and the Company; and provided, further that if the End Date occurs on or prior to such tenth Business Day, then the Closing shall occur on the End Date if the conditions set forth in Article VI are satisfied or waived (to the extent permitted by applicable Law and other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) as of the End Date and the Marketing Period has ended at such time. The date on which the Closing actually occurs is referred to as the "Closing Date."

        Section 1.3    Effective Time.     Concurrently with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), executed and filed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such other, later date and time as is agreed between the Parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the "Effective Time").

        Section 1.4    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, claims, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, claims, obligations, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

        Section 1.5    Organizational Documents of the Surviving Corporation.     At the Effective Time, the Company's Amended and Restated Certificate of Incorporation (as amended, the "Company Certificate") and Amended and Restated Bylaws (the "Company Bylaws") shall be amended, respectively, to be the same form, as the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and subject to Section 5.9, except that the Surviving Corporation may at Parent's election be renamed, and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

        Section 1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        Section 1.7    Officers.     The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

 ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Capital Stock.

        (a)   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any shares or securities of Parent, the Company or Merger Sub:

          (i)    Conversion of Merger Sub Common Stock.     Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (ii)    Cancellation of Certain Stock.     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, its Subsidiaries or Merger Sub shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist (the "Cancelled Shares"), and no consideration shall be delivered in exchange therefor or in respect thereof.

          (iii)    Conversion of Company Common Stock.     Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall, at the Effective Time, be converted automatically into and shall thereafter represent the right to receive (A) $20 plus, if the Closing shall not have occurred on or prior to October 31, 2018, an additional $0.01 for each day during the period commencing on November 1, 2018 and ending on the Closing Date, in cash (the "Cash Consideration") and (B) 0.42 shares of Parent Common Stock (the "Exchange Ratio" and together with the cash in lieu of fractional shares of Parent Common Stock as specified below and the Cash Consideration, the "Merger Consideration"). From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and uncertificated shares of Company Common Stock represented by book-entry form ("Book-Entry Shares") and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a "Certificate")) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 2.1 as well as any dividends or other distributions to which holders of Company Common Stock shall become entitled in accordance with Section 2.3(d).

        (b)    Shares of Dissenting Stockholders.     Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL ("DGCL 262" and any such shares meeting the requirement of this sentence, "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to Parent of any demands received by the Company for fair value of any shares of Company Common Stock pursuant to DGCL 262 and of any withdrawals of such demands, and Parent shall have the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

        (c)    Certain Adjustments.     If, between the date of this Agreement and the Effective Time (and as permitted by Article V), the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 2.1(c) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        (d)    No Fractional Shares.     No fractional shares of Parent Common Stock shall be issued in the Merger upon the surrender for exchange of Certificates or with respect to Book-Entry Shares or otherwise, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each holder of Company Common Stock or a Company Long Term Incentive Award converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive from Parent, in lieu thereof and upon surrender thereof, a cash payment (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Common Stock VWAP (rounded down to the nearest penny).

        Section 2.2    Appointment of Exchange Agent.     Prior to Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent"), the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the payment of the Merger Consideration and shall enter into an agreement relating to the Exchange Agent's responsibilities with respect thereto, in form and substance reasonably acceptable to the Company.

        Section 2.3    Exchange of Shares.

        (a)    Deposit of Merger Consideration.     No later than substantially concurrently with the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock in book-entry form (and/or certificates representing such Parent Common Stock, at Parent's election) representing the full number of whole shares of Parent Common Stock sufficient to deliver the stock portion of the aggregate Merger Consideration and (ii) cash in an amount sufficient to pay the cash portion of the aggregate Merger Consideration, in each case payable in the Merger to all holders of Company Common Stock (such shares of Parent Common Stock and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto and any amounts to be paid in cash in lieu of fractional shares in accordance with Section 2.1(d), the "Exchange Fund").

        (b)    Exchange Procedures.     As soon as reasonably practicable after the Effective Time and in any event within five (5) Business Days of the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 2.1(a)(iii) into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon, (i) with respect to shares evidenced by Certificates, delivery of the Certificates (or affidavits of loss in lieu thereof) and (ii) with respect to Book-Entry Shares, upon proper delivery of an "agent's message" regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably agree upon prior to the Effective Time) (the "Letter of Transmittal") and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

        (c)    Surrender of Certificates or Book-Entry Shares.     Upon surrender of Certificates or Book-Entry Shares to the Exchange Agent, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Exchange Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d). In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon, or shares of Parent Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 2.3(c), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement, together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d).

        (d)    Treatment of Unexchanged Shares.     No dividends or other distributions, if any, with a record date after the Effective Time with respect to Parent Common Stock, shall be paid to the holder of any unsurrendered share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii) until such holder shall surrender such share in accordance with this Section 2.3(d). After the surrender in accordance with this Section 2.3(d) of a share of Company Common Stock to be converted into cash and shares of Parent Common Stock pursuant to Section 2.1(a)(iii), the holder thereof shall be entitled to receive (in addition to the Merger Consideration payable to such holder pursuant to this Article II) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the share of Parent Common Stock represented by such share of Company Common Stock.

        (e)    No Further Ownership Rights in Company Common Stock.     The shares of Parent Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. From and after the Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.3(c) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3(d)), without interest and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock are presented to the Surviving Corporation, Parent or the Exchange Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

        (f)    Investment of Exchange Fund.     The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of shares of Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Exchange Fund, and such investments shall only be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations of issuers organized under the Laws of a state of the United States of America, rated A-1 or P-1 or better by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 2.1. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1, except as expressly provided for in this Agreement. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (g)    Termination of Exchange Fund.     Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Corporation (subject to applicable abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II without any interest thereon.

        (h)    No Liability.     None of Parent, the Company, Merger Sub or the Exchange Agent shall be liable to any person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Notwithstanding any other provision of this Agreement, any portion of the Merger Consideration or the cash to be paid in accordance with this Article II that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (i)    Withholding Rights.     Each of the Surviving Corporation, Parent and the Exchange Agent (without duplication) shall be entitled to (and, with respect to Company Long Term Incentive Awards, shall) deduct and withhold from the consideration otherwise payable to any holder of a Certificate, a Book-Entry Share or a Company Long Term Incentive Award pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate, Book-Entry Share or Company Long Term Incentive Award in respect of which such deduction or withholding was made.

        (j)    Lost Certificates.     If any Certificate shall have been lost, stolen, mutilated or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, mutilated or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.3(g), Parent) shall deliver, in exchange for such lost, stolen, mutilated or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

        Section 2.4    Company Long Term Incentive Awards.

        (a)    Company Options.     Each option to purchase shares of Company Common Stock, whether vested or unvested, that was granted prior to the date of this Agreement and is outstanding immediately prior to the Effective Time (each, a "Company Option") shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive in respect of each Net Option Share, if any, subject to such Company Option, the Merger Consideration (in the same proportion of Cash Consideration and Parent Common Stock as payable with respect to Company Common Stock). For purposes of this Agreement, "Net Option Share" means, with respect to a Company Option, the quotient obtained by dividing (i) the product obtained by multiplying (A) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (ii) the Merger Consideration Value. For purposes of the preceding sentence, the "Merger Consideration Value" means the sum of (1) the Cash Consideration and (2) the product of (x) the Exchange Ratio and (y) the Parent Common Stock VWAP.

        (b)    Company RSUs and RSAs.     Each award of Company RSUs that was granted prior to the date of this Agreement and is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested (with any performance-based vesting conditions deemed to be satisfied as described below) and shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such award of Company RSUs, the Merger Consideration. The Surviving Corporation shall transfer, in accordance with the provisions of Section 2.4(e), to the holders of Company RSUs the amounts described in this Section 2.4(b). Each award of restricted shares of Company Common Stock that is outstanding immediately prior to the Effective Time (each, a "Company RSA") that was granted prior to the date of this Agreement shall, as of immediately prior to the Effective Time, become fully vested (with any performance-based vesting conditions deemed to be satisfied as described below) and paid out in accordance with Section 2.4(e). Performance-based vesting conditions shall be deemed satisfied as follows:

            (i)  With respect to any equity awards granted in 2016, the level of achievement of the applicable performance-based vesting criteria shall be determined by the Compensation Committee of the Company Board of Directors prior to Closing, in its reasonable discretion, based on the

  Company's actual performance through the end of the month immediately preceding the month in which the Closing Date occurs (or if such data is not available, then through the end of the then most-recent month for which data is available), as extrapolated through the remainder of the performance period.

           (ii)  With respect to any equity awards granted on April 4, 2017, the performance-based vesting conditions shall be deemed satisfied.

          (iii)  With respect to any equity awards granted in 2017 prior to the date of this Agreement (other than as set forth in Section 2.4(b)(ii)), the performance-based vesting conditions shall be deemed satisfied as follows:

            (A)  With respect to one-third (1/3) of each award, satisfaction of performance-based vesting conditions shall be determined by the Compensation Committee of the Company Board of Directors prior to Closing, in its reasonable discretion, based on the Company's actual performance through December 31, 2017, as extrapolated through the remainder of the performance period; and

            (B)  With respect to the remaining two-thirds (2/3) of each award, performance-based vesting criteria shall be deemed satisfied at "target" (100%) performance.

        (c)   At the Effective Time, all performance-based vesting criteria applicable to an award of Company RSUs or Company RSAs that is granted on or after the date of this Agreement and that remains outstanding immediately prior to the Effective Time (each, a "Post-Signing Award") shall be deemed satisfied at "target" (100%) performance. As of the Effective Time, (i) each Post-Signing Award granted to a non-employee director of the Company, (ii) the first tranche of each Post-Signing Award granted to an employee of the Company or any of its Subsidiaries that has an annual vesting schedule that is due to vest following the Effective Time or has a cliff vesting schedule of less than two years and (iii) one-third (1/3) of each Post-Signing Award granted to an employee of the Company or any of its Subsidiaries that has a cliff vesting schedule of two years or longer shall become fully vested and shall be cancelled and converted into the right to receive, in respect of each share of Company Common Stock underlying such Post-Signing Award or such portion of such Post-Signing Award, as applicable, the Merger Consideration. The Surviving Corporation shall transfer, in accordance with the provisions of Section 2.4(e), to the holders of each Post-Signing Award the amounts described in the previous sentence of this Section 2.4(c). The remaining portion of each Post-Signing Award shall, without any action on the part of the holder thereof, be assumed by Parent and converted into a corresponding award (a "Parent Award") with respect to a number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock underlying such portion of the Post-Signing Award and (B) the Equity Award Exchange Ratio. Except as otherwise provided in this Section 2.4(c), each Parent Award assumed and converted pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company RSU or Company RSA, as applicable, immediately prior to the Effective Time.

        (d)    Certain Tax Considerations.     The actions contemplated by this Section 2.4 shall be taken in accordance with Section 409A of the Code. Notwithstanding anything herein to the contrary, with respect to any Company Long Term Incentive Award, that constitutes nonqualified deferred compensation subject to Section 409A of the Code, to the extent that payment of the amounts described in this Section 2.4 would otherwise cause the imposition of a Tax or penalty under Section 409A of the Code, Parent shall cause the Company to make such payment at the earliest time permitted under the Company equity plans and applicable award agreement that shall not result in the imposition of such Tax or penalty.

        (e)    Company Actions.

            (i)  Prior to the Effective Time, the Company Board of Directors and/or an appropriate committee thereof shall adopt resolutions providing for, and take all other actions necessary to effectuate (A) the treatment of the Company Options, Company RSUs and Company RSAs (collectively, the "Company Long Term Incentive Awards") as contemplated by this Section 2.4 and (B) to the extent the following actions would permit the payout of any Company Long Term Incentive Awards that constitutes nonqualified deferred compensation subject to Section 409A of the Code under this Section 2.4 without the delay caused by Section 409A of the Code (as described in Section 2.4(b) and Section 2.4(c)), the termination of each Company equity plan and each Company Benefit Plan governing such Company Long Term Incentive Award (including Company's Director Deferred Compensation Plan and any applicable award agreement governing the applicable Company Long Term Incentive Award), with respect to any liability related thereto, in each case, effective as of and subject to the occurrence of the Effective Time.

           (ii)  Subject to Sections 2.3(i) and 2.4(d), the Surviving Corporation shall make all of the payments and deliver all shares of Parent Common Stock required by Sections 2.4(a), 2.4(b) and 2.4(c) within two (2) Business Days following the Effective Time.

        (f)    Parent Actions.     At or prior to the Effective Time, Parent shall take all actions necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Parent Share Award and Company RSU in respect of which payment is delayed pursuant Section 2.4(d). Effective as of the Effective Time, Parent shall file a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to each such award and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

        Section 2.5    Further Assurances.     If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company SEC Documents filed or furnished on or since April 12, 2016 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements, or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

        Section 3.1    Qualification, Organization, Subsidiaries.

        (a)   The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of the Company's Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing, under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company Certificate and the Company Bylaws (collectively, the "Company Organizational Documents"), in each case, as amended through the date hereof. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the articles or certificate of incorporation, organization or formation and bylaws or operating or limited liability agreement or other organizational or governing documents of each of the Divestiture Subsidiaries, in each case, as amended through the date hereof.

        Section 3.2    Capital Stock.

        (a)   The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.01 per share (the "Company Common Stock"), and 250,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of December 11, 2017, (i) 64,823,615 shares of Company Common Stock were issued and outstanding (including 1,042,662 shares of Company Common Stock underlying Company RSAs (with respect to performance-based awards, assuming performance is achieved at "maximum")), (ii) 7,371,080 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, and (iv) $634,708 are payable upon settlement of outstanding long-term cash awards granted under the Company's equity plan (assuming any performance-based vesting conditions are deemed satisfied at "target" (100%) levels). As of December 11, 2017, 6,892,569 shares of Company Common Stock were reserved for issuance under Company equity plans, of which amount (A) 5,111,097 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options having a weighted average exercise price of $6.54 per share and (B) 1,781,472 shares of Company Common Stock are issuable upon the settlement of outstanding Company RSUs (with respect to performance-based awards, assuming performance is achieved at "target").

        (b)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance with respect to Company Long Term Incentive Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of the Company are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding equity securities of each of the Divestiture Subsidiaries are duly authorized, validly issued and free of preemptive rights. The Company owns all of the outstanding equity securities of each of the Divestiture Subsidiaries.

        (c)   Except as set forth in Section 3.2(a) (and other than the shares of Company Common Stock issuable pursuant to the terms of outstanding Company Long Term Incentive Awards), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company.

        Section 3.3    Corporate Authority Relative to this Agreement; No Violation.

        (a)   The Company has the requisite corporate power and authority to enter into this Agreement, and, subject to receipt of approval of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), and the occurrence of the shareholder advisory vote contemplated by Rule 14a 21(c) under the Exchange Act, regardless of the outcome of such vote (the "Company Stockholder Advisory Vote"), to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been or shall be duly and validly authorized by the Company Board of Directors and, except for the Company Stockholder Approval (and the occurrence of the Company Stockholder Advisory Vote) and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of the Company or vote of the Company's securityholders are necessary to authorize the consummation of the transactions contemplated hereby. The Company Board of Directors has unanimously (i) resolved to recommend that the Company's stockholders adopt this Agreement (the "Company Recommendation"), (ii) determined that this Agreement and the Merger are advisable, and in the best interests of the Company's stockholders, (iii) approved the execution, delivery and performance of this Agreement and the Merger, and (iv) resolved that the adoption of this Agreement be submitted to a vote at a meeting of the Company's stockholders. This Agreement shall be duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties thereto, this Agreement constitutes a legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as may be limited by (1) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors' rights generally or (2) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the "Remedies Exceptions").

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the "Securities Act"), (iv) applicable state securities, takeover and "blue sky" Laws, (v) the rules and regulations of Nasdaq, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) the

HSR Act, and (viii) the Company Stockholder Approval (collectively, the "Company Approvals"), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(c), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or local, foreign or multi-national governmental or regulatory agency, commission, court or authority (each, a "Governmental Entity") is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained, all consents required in connection with or contemplated by the Third Party Agreements are obtained, the Note Indenture is satisfied and discharged prior to the Effective Time and the Company Credit Agreement is terminated and repaid in full prior to the Effective Time) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (excluding, in each case, transfer restrictions of general applicability pursuant to any securities Laws) (each, a "Lien") other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.4    Reports and Financial Statements.

        (a)   The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the U.S. Securities and Exchange Commission (the "SEC") since April 12, 2016 (all such documents and reports publicly filed or furnished by the Company or any of its Subsidiaries, the "Company SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's

Subsidiaries is, or at any time since April 12, 2016 has been, required to file any forms, reports or other documents with the SEC.

        (b)   The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (the "Company Financial Statements") at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

        (c)   As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date hereof, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

        (d)   Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's financial statements or other Company SEC Documents.

        Section 3.5    Internal Controls and Procedures.     The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company's auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting, in each case, that was disclosed to the Company's auditors or the audit committee of the Company Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

        Section 3.6    No Undisclosed Liabilities.     There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.7    Compliance with Law; Permits.

        (a)   Except with respect to Gaming Laws, the Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, "Laws" and each, a "Law"), except where such non-compliance, default or violation have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice or, to the knowledge of the Company, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. The Company and each of its Subsidiaries is in material compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.8    Environmental Laws and Regulations.

        (a)   The Company, its Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2013 been, in compliance with all applicable Environmental Laws, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   There has been no release or disposal of any Hazardous Material by, at the direction of, for or on behalf of the Company or any of its Subsidiaries from, at, on or under any Company Owned Real Property or Company Leased Real Property, except for such release or disposal of Hazardous Materials as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Neither the Company nor any of its Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or permit issued pursuant to Environmental Laws from any Governmental Entity or other third party, except with respect to such communications relating to any such matters as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   Neither the Company nor any of its Subsidiaries has received written notice of a pending investigation by a Governmental Entity with respect to any potential non-compliance with any Environmental Law or permit issued pursuant to Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (e)   Neither the Company nor any of its Subsidiaries is subject to any material agreement with or is subject to any material Order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

        (f)    The Company and each of its Subsidiaries is in possession of all permits required pursuant to Environmental Laws necessary to carry on such person's business as it is currently being conducted, each such permit is valid and in full force and effect, neither the Company nor any of its Subsidiaries has received written notice of any adverse change in the status or terms and conditions of any such permit and neither the Company nor any of its Subsidiaries is in violation of any such permit, except for the failure to possess or comply with any such permit as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (g)   Neither the Company nor any of its Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        The representations and warranties set forth in this Section 3.8 are the Company's sole and exclusive representations and warranties relating to Environmental Laws, liabilities relating to the release or disposal of Hazardous Materials, or environmental matters generally.

        Section 3.9    Employee Benefit Plans.

        (a)   Section 3.9(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, and (viii) the most recent audited financial statement and/or actuarial valuation.

        (b)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans.

        (c)   Each Company Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the knowledge of the Company, there is no material reason why any such determination letter should be revoked or not be issued or reissued.

        (d)   Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

        (e)   Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

        (f)    No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, except (i) as required by Section 4980B of the Code or other Law, (ii) benefits under insured Company Benefit Plans provided in the event an employee is disabled at the time of termination of the employee's employment with the Company or its Subsidiaries and the conversion privileges provided under such insured plans, and (iii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

        (g)   Except as provided in Section 2.4 and Section 5.16(c), neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        (h)   No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

        (i)    No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

        Section 3.10    Labor Matters.

        (a)   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other similar Contract with any labor organization, union or trade association.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and its employees. As of the date hereof, there is no organization effort pending or, to the knowledge of the Company, threatened by any labor union to organize any employees of the Company or any of its Subsidiaries, and no labor union has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of the Company or any of its Subsidiaries.

        (c)   The Company and its Subsidiaries are each in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, immigration, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute), except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.11    Absence of Certain Changes or Events.

        (a)   From January 1, 2017, through the date of this Agreement, the businesses of each of the Company and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that, if taken, during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (i), (iv), (v), (vi), (ix) or (xv) (solely as it relates to clauses (i), (iv), (v), (vi) or (ix)) of Section 5.1(b).

        (b)   Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially impede, hinder or delay consummation by the Company of the Merger.

        Section 3.12    Investigations; Litigation.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries.

        Section 3.13    Information Supplied.     The information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4 to be filed by Parent in connection with the Share Issuance (the "Form S-4") shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by the Company for inclusion in the joint proxy statement/prospectus included in the Form S-4 (the "Joint Proxy Statement/Prospectus") will not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or its Representatives in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof relating to the Company Stockholders' Meeting but excluding any portion thereof based on information supplied by Parent or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to the Company and its Subsidiaries which is provided by the Company or its Representatives in any document filed with any Gaming Authority in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 3.14    Anti-Bribery.

        (a)   Since January 1, 2016, neither the Company nor its Subsidiaries, to the knowledge of the Company, in each case, acting on behalf of Company or any of its Subsidiaries, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the "FCPA"), except where such action would not be material to the Company and its Subsidiaries, taken as a whole.

        (b)   Since January 1, 2016, neither the Company nor its Subsidiaries, to the knowledge of the Company, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or its Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to the Company and its Subsidiaries, taken as a whole.

        Section 3.15    Tax Matters.

        (a)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of the Company and its Subsidiaries contained in the Company SEC Documents filed prior to the date hereof, (iii) the federal consolidated income tax returns of the Company (or its predecessor) and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending 2010, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its

Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated July 20, 2015, by and between the Company and Gaming and Leisure Properties, Inc., a Pennsylvania corporation ("GLPI"), neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any person (other than the Company, GLPI, or any of their Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) none of the Company or any of its Subsidiaries has been a party to any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2).

        (b)   None of the Company or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

        Section 3.16    Assets and Properties.

        (a)   Except as set forth in Section 3.16 of the Company Disclosure Letter (i) either the Company or a Subsidiary of the Company has good and valid title, and as of the Effective Time, either the Company or a Subsidiary of the Company will have good and valid title, subject to Permitted Liens and any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements), to each material real property owned by the Company or any Subsidiary of the Company (such owned property collectively, the "Company Owned Real Property") and (ii) either the Company or a Subsidiary of the Company has a good and valid leasehold interest, and as of the Effective Time, the Company or a Subsidiary of the Company will have good and valid leasehold interest, in each material lease, material sublease and other material agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Company or any of its Subsidiaries are conducted) (such property, the "Company Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Company Real Property Leases"), in each case, free and clear of all Liens other than any Permitted Liens and any Lien affecting solely the interest of the landlord thereunder. Each Company Real Property Lease is, and after giving effect to the Merger pursuant to Section 1.1 and receipt of any consents required under any Company Real Property Lease from the landlords thereunder, will be, valid, binding and in full force and effect, subject to the limitation of such enforcement by the Remedies Exceptions. Except as set forth in Section 3.16 of the Company Disclosure Letter, no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord or sublandlord thereunder (as applicable), exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

        (b)   There are no material leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon. There are no material outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon.

        Section 3.17    Insurance.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all insurance policies held by the Company or any of its Subsidiaries for the benefit of the Company or any of its Subsidiaries as of the date hereof (each, a "Company Insurance Policy") are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither the Company nor any of its Subsidiaries has reached or exceeded its policy limits for any such insurance policies. The Company and its Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by the Company or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

        Section 3.18    Opinion of Financial Advisor.     The Company Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and on the basis of and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in such opinion, the Merger Consideration to be paid to the holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company shall, promptly following the execution of this Agreement by all Parties, furnish an accurate and complete copy of said written opinion to Parent solely for informational purposes. The Company and Parent have been authorized by J.P. Morgan Securities LLC to permit the inclusion of such written opinion of J.P. Morgan Securities LLC in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by J.P. Morgan Securities LLC.

        Section 3.19    Material Contracts.

        (a)   Except for this Agreement, the Company Benefit Plans, and agreements filed as exhibits to the Company SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

           (ii)  other than Contracts described in Section 3.19(a)(v), any Contract that involved individual or aggregate payments or consideration of more than $750,000 in the twelve-month period ended October 31, 2017, or is expected to involve individual or aggregate payments or consideration of more than $750,000 in the twelve-month period beginning October 31, 2017 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to the Company or any of its Subsidiaries;

          (iii)  any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $750,000 annually;

          (iv)  any Contract under which the Company or any of its Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

           (v)  any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of the Company or any of its Subsidiaries;

          (vi)  any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

         (vii)  any Contract relating to Indebtedness under which the principal, face or notional amount, as applicable, outstanding thereunder payable by the Company or any of its Subsidiaries is greater than $1,000,000, and any Contract creating or imposing any Lien other than a Permitted Lien, on the assets or properties of the Company or any of its Subsidiaries;

        (viii)  any Contract containing covenants by the Company or any of its Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to the Company;

          (ix)  any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in, any person (other than any other Subsidiary of the Company) of more than $10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice); and

           (x)  any Order or settlement or conciliation agreement with any Governmental Entity material to the Company.

        All contracts of the types referred to in clauses (i) through (x) above are referred to herein as a "Company Material Contract."

        (b)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company, that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

        Section 3.20    Intellectual Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own the Company Registrations free and clear of all Liens other than Permitted Liens. All material issued patents, all registered copyrights and all registered trademarks included in the Company Registrations are valid and, to the knowledge of the Company, enforceable.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2016 through the date of this Agreement, the Company has not received any written claim alleging any such infringement, violation or misappropriation.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the knowledge of the Company, no person or entity is infringing, misappropriating or otherwise violating or misappropriating any Intellectual Property owned by the Company or any of its Subsidiaries.

        Section 3.21    Finders or Brokers.     Except for J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the transactions contemplated by this Agreement.

        Section 3.22    State Takeover Statutes.     Assuming the accuracy of the representation contained in Section 4.18, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations (including §203 of the DGCL) and any similar provisions in the Company's certificate of incorporation or bylaws. Assuming the accuracy of the representations and warranties contained in Section 4.18, as of the date of this Agreement, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 3.23    Affiliate Transactions.     To the knowledge of the Company, no officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer's or director's immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of the Company or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, the Company or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with the Company or its Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Company SEC Documents, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of the Company or its Subsidiaries or any individual in such officer's or director's immediate family, on the other hand.

        Section 3.24    No Additional Representations.     Except for the representations and warranties contained in this Article III or in any certificates delivered by the Company in connection with the Merger, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its respective Subsidiaries pursuant to this Agreement, or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in this Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article III, neither the Company nor any other person will have or be subject to any liability or obligation to Parent, Merger Sub or any other person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent's or Merger Sub's use of, any such information, including any information, documents, projections, estimates, forecasts or other material, made available to Parent or Merger Sub in any electronic data room maintained by the Company in connection with the Merger or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in the Parent SEC Documents filed or furnished since January 1, 2016, and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the "Parent Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent and Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Qualification, Organization, Subsidiaries.

        (a)   Each of Parent and Merger Sub (a) is a corporation, respectively, duly incorporated, validly existing and in good standing under (i) the Laws of the Commonwealth of Pennsylvania (in the case of Parent) or (ii) the State of Delaware (in the case of Merger Sub) and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of Parent's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   Parent has made available to the Company, prior to the date of this Agreement, a true and complete copy of its certificate of incorporation and bylaws (collectively, the "Parent Organizational Documents"), in each case, as amended through the date hereof.

        Section 4.2    Capital Stock.

        (a)   The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), and 1,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of December 14, 2017, (i) 91,162,640 shares of Parent Common Stock were issued and outstanding (including 278,785 shares of Parent Common Stock subject to restricted stock awards (with respect to performance-based awards, assuming performance is achieved at "target")), (ii) 2,167,393 shares of Parent Common Stock were held in treasury, and (iii) no shares of Parent Preferred Stock were issued or outstanding. As of December 14, 2017, 7,068,500 shares of Parent Common Stock were reserved for issuance under Parent equity plans, of which amount (A) 6,617,980 shares of Parent Common Stock are issuable upon the exercise of outstanding options to purchase or acquire shares of Parent Common Stock (each a "Parent Option"), (B) no shares of Parent Common Stock were subject to outstanding Parent stock appreciation rights, and (C) no shares of Parent Common Stock are issuable upon the settlement of outstanding Parent RSUs.

        (b)   All outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued or reserved for issuance in connection with the Merger, when issued in accordance with the terms of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

        (c)   Except as set forth in this Section 4.2 (and other than shares of Parent Common Stock issuable pursuant to the terms of outstanding Parent stock awards), as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, or (E) make any payment to any person the value of which is derived from or calculated based on the value of Parent Common Stock or Parent Preferred Stock, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

        Section 4.3    Corporate Authority Relative to this Agreement; No Violation.

        (a)   Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of approval of the Share Issuance by the affirmative vote of a majority of votes cast by holders of Parent Common Stock (the "Parent Shareholder Approval") present at a meeting of Parent's shareholders (the "Parent Shareholders' Meeting"), to consummate the transactions contemplated hereby and thereby, including the Merger. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of each of Parent and Merger Sub, and except for the Parent Shareholder Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, no other corporate proceedings on the part of either Parent or Merger Sub or vote of Parent's securityholders are necessary to authorize the consummation of the Merger and the transactions contemplated hereby. The Parent Board of Directors has unanimously (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders, (ii) approved the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby (including the Merger and the Share Issuance), and (iii) resolved to recommend the approval by its shareholders of the Share Issuance and submit the Share Issuance to the shareholders of Parent for approval (the "Parent Recommendation"). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming this Agreement constitute the legal, valid and binding agreement of the counterparty thereto, this Agreement constitutes the legal, valid and binding agreement of Parent or Merger Sub, as the case may be, enforceable against each of them, in accordance with their terms, except as such enforcement may be subject to the Remedies Exceptions.

        (b)   The board of directors of Merger Sub has unanimously (i) determined that this Agreement and the Merger are in the best interests of Merger Sub and its sole stockholder, (ii) approved the execution, delivery and performance by Merger Sub of this Agreement and (iii) recommended the adoption of this Agreement by the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, and has adopted this Agreement.

        (c)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Exchange Act, and the rules promulgated thereunder, (iii) the Securities Act, and the rules promulgated thereunder, (iv) applicable state securities, takeover and "blue sky" Laws, (v) the rules and regulations of Nasdaq, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) the HSR Act and (viii) the Parent Shareholder Approval (collectively, the "Parent Approvals"), and subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (d)   The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.4    Merger Sub.     Merger Sub is a wholly owned direct or indirect subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 4.5    Reports and Financial Statements.

        (a)   Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2016 (all such documents and reports publicly filed or furnished by the Company or any of its Subsidiaries, the "Parent SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents at the time they were filed or furnished contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is, or at any time since January 1, 2016 has been, required to file any forms, reports or other documents with the SEC.

        (b)   The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents (the "Parent Financial Statements") at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto or with respect to pro forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

        (c)   As of the date hereof, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. As of the date hereof, none of the Parent SEC Documents is, to the knowledge of Parent, the subject of ongoing SEC review.

        (d)   Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent's financial statements or other Parent SEC Documents.

        Section 4.6    Internal Controls and Procedures.     Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent's disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent's management has completed an assessment of the effectiveness of Parent's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2016, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Parent has disclosed to Parent's auditors and the audit committee of the Parent Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent's ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting, in each case, that was disclosed to Parent's auditors or the audit committee of the Parent Board of Directors in connection with its most recent evaluation of internal controls over financial reporting prior to the date hereof.

        Section 4.7    No Undisclosed Liabilities.     There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (i) liabilities or obligations disclosed, reflected or reserved against in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement, (ii) liabilities or obligations incurred in accordance with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business since December 31, 2016, and (iv) liabilities or obligations that have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.8    Compliance with Laws; Permits.

        (a)   Except with respect to Gaming Laws, Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of any Laws, except where such non-compliance, default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the operations or business of Parent and its Subsidiaries, taken as a whole. Since January 1, 2016, neither Parent nor any of its Subsidiaries has received any written notice or, to the knowledge of Parent, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (b)   Parent and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all applicable Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Parent Permits"), except where the failure to possess or file the Parent Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Parent and each of its Subsidiaries is in material compliance with the terms and requirements of all Parent Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 4.9    Employee Benefit Plans.

        (a)   Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Parent Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Benefit Plans.

        (b)   Within the last six (6) years, no Parent Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of Parent, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

        (c)   Neither Parent, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

        (d)   Neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Parent Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) limit or restrict the right of Parent or any of its Subsidiaries to merge, amend or terminate any Parent Benefit Plan.

        (e)   No Parent Benefit Plan provides for, and neither Parent nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

        (f)    No Parent Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

        Section 4.10    Absence of Certain Changes or Events.

        (a)   From January 1, 2017, through the date of this Agreement, the businesses of each of Parent and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of Parent or any Subsidiary of Parent has undertaken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clause (i), (iv), (v) or (ix) (solely as it relates to clauses (i), (iv) or (v)) of Section 5.1(d).

        (b)   Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, (i) has had or would reasonably be expected to have, a Parent Material Adverse Effect or (ii) would reasonably be expected to prevent or materially impede, hinder or delay consummation by Parent of the Merger.

        Section 4.11    Investigations; Litigation.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

        Section 4.12    Information Supplied.     The information supplied or to be supplied by Parent for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company or its Representatives in writing expressly for inclusion therein. The information supplied or to be supplied by Parent or its Representatives for inclusion in the Joint Proxy Statement/Prospectus shall not, at the time the Joint Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of Company stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein. The Form S-4 and the Joint Proxy Statement/Prospectus (solely with respect to the portion thereof based on information supplied or to be supplied by Parent or its Representatives for inclusion therein, but excluding any portion thereof based on information supplied by the Company or its Representatives in writing expressly for inclusion therein, with respect to which no representation or warranty is made by Parent) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. The information relating to Parent and Merger Sub which is provided by Parent or its Representatives in any document filed with any Gaming Authority in connection herewith shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        Section 4.13    Anti-Bribery.

        (a)   Since January 1, 2016, neither Parent nor its Subsidiaries, to the knowledge of Parent, in each case, acting on behalf of Parent or any of its Subsidiaries, have taken any action in violation of the FCPA, except where such action would not be material to Parent and its Subsidiaries, taken as a whole.

        (b)   Since January 1, 2016 through the date of this Agreement, neither Parent nor its Subsidiaries, to the knowledge of Parent, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving Parent or any of its Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to Parent and its Subsidiaries, taken as a whole.

        Section 4.14    Tax Matters.

        (a)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) Parent and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of Parent and its Subsidiaries contained in the Parent SEC Documents filed prior to the date hereof, (iii) the federal consolidated income tax returns of Parent and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending 2015, and there are no currently effective waivers of any statute of limitations with respect to Taxes or extensions of time with respect to a Tax assessment or deficiency, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (iv) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (v) there are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated November 1, 2013, by and between Parent and GLPI, neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Parent) or has any liability for Taxes of any person (other than Parent, GLPI, or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor or otherwise, and (viii) none of Parent or any of its Subsidiaries has been a party to any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2).

        (b)   None of Parent or any of its Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

        Section 4.15    Material Contracts.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any material Contract to which Parent or any of its subsidiaries is a party (the "Parent Material Contracts"), and, to the knowledge of

Parent, no other party to any Parent Material Contracts is in breach of or default under the terms of any material Contract and (ii) each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent that is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

        Section 4.16    Finders or Brokers.     Except for Goldman Sachs & Co. LLC ("Goldman Sachs") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither Parent nor any of Parent's Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

        Section 4.17    State Takeover Statutes.     The Parent Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby all applicable state anti-takeover statutes or regulations (including subchapters E, F, G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 (including any successor laws, rules, regulations, as amended or supplemented hereafter or any applicable law, rule, or regulations of the Pennsylvania Associations Code, as amended or supplemented hereafter)). As of the date of this Agreement, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.

        Section 4.18    Ownership of Company Common Stock.     Neither Parent nor Merger Sub beneficially owns, as of the date hereof, or has beneficially owned during the immediately preceding three (3) years, a number of shares of Company Common Stock that would make it an "interested stockholder" (as such term is defined §203 of the DGCL) of the Company.

        Section 4.19    Vote Required.     Except for the Parent Shareholder Approval, no vote is required by the holders of any class or series of Parent's capital stock to approve and adopt this Agreement or the transactions contemplated hereby under applicable law or pursuant to the rules of Nasdaq as a result of this Agreement or the transactions contemplated hereby.

        Section 4.20    Opinion of Financial Advisor.     The Parent Board of Directors has received the opinion of Goldman Sachs that, as of the date of the opinion, based upon and subject to the assumptions, procedures, factors , qualifications and limitations set forth in the opinion, the Merger Consideration pursuant to this Agreement is fair from a financial point of view to Parent. The Company and Parent have been authorized by Goldman Sachs to permit the inclusion of such opinion of Goldman Sachs in its entirety and references thereto in the Form S-4 and the Joint Proxy Statement/Prospectus, subject to prior review and consent by Goldman Sachs.

        Section 4.21    Affiliate Transactions.     To the knowledge of Parent, no officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer's or director's immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of Parent or its Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, Parent or its Subsidiaries, or (c) is a party to or the beneficiary of any Contract with Parent or its Subsidiaries, except in each case for compensation and benefits payable under any Parent Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Parent SEC Documents, there are no Contracts between Parent or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate of Parent or its Subsidiaries or any individual in such officer's or director's immediate family, on the other hand.

        Section 4.22    Licensability.     None of Parent, Merger Sub, any of their respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent and Merger Sub for a Gaming Approval by a Gaming Authority, or any holders of Parent's capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the "Licensing Affiliates"), has ever abandoned or withdrawn with prejudice (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority, except where such denial was the result of a competitive process for a single or limited number of available Gaming Approvals. Parent, Merger Sub and each of their respective Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the "Licensed Parties") is in good standing in each of the jurisdictions in which such Licensed Party owns, operates, or manages gaming facilities. To the knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Licensed Parties or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Licensed Parties currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Merger.

        Section 4.23    Financing.

        (a)   Parent has delivered to the Company a true, complete and correct copy of a fully executed debt commitment letter, dated December 17, 2017 and fully executed fee letters (with fee amount redacted) relating thereto (such commitment letter and fee letters, including all exhibits, schedules, annexes and joinders thereto, as the same may be amended, modified, supplemented, extended or replaced from time to time in compliance with Section 5.17(d) is referred to herein as the "Debt Financing Commitment"), among Parent, Bank of America, N.A. ("Bank of America"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPFS") and Goldman Sachs Bank USA ("Goldman Sachs") (together with Bank of America and MLPFS, the "Lenders"), pursuant to which, among other things, the Lenders have agreed, subject to the terms and conditions of the Debt Financing Commitment, to provide or cause to be provided, on a several and not joint basis, the financing commitments described therein. The debt financing contemplated under the Debt Financing Commitment is referred to herein as the "Debt Financing."

        (b)   The Debt Financing Commitment is, as of the date hereof, in full force and effect. The Debt Financing Commitment is the legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other Parties thereto (except as may be limited by the Remedies Exceptions). As of the date hereof, the Debt Financing Commitment has not been amended, modified, supplemented, extended or replaced. As of the date hereof, neither Parent nor, to the knowledge of Parent, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Financing Commitment. As of the date hereof, Parent has not received any notice or other communication from any party to the Debt Financing Commitment with respect to any intention of such party to terminate the Debt Financing Commitment or to not provide all or any portion of the Debt Financing. As of the date hereof, Parent and Merger Sub: (i) have no reason to believe (both before and after giving effect to any "flex" provisions contained in the Debt Financing Commitment) that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, they will be unable to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing and (ii) know of no fact, occurrence, circumstance or condition that, assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.3 hereof, would reasonably be expected to cause the full amount (or any portion) of the funds contemplated to be available under the Debt Financing Commitment to not be available to Parent and Merger Sub on a timely basis (and in any event as of the Closing Date) except with respect to any reduction of the Debt Financing Commitment solely by the terms thereof with respect to any Permanent Financing. As of the date hereof, subject to the terms and conditions of the Debt Financing Commitment, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Financing Commitment (together with the anticipated cash proceeds from the sale of the GLPI Divestiture Assets) will be sufficient for Parent and Merger Sub to (i) pay the Cash Consideration payable pursuant to this Agreement, any cash in lieu of fractional shares of Parent

Common Stock and any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement in accordance with Section 2.4 hereof, (ii) repay the Company Credit Agreement in an amount up to $334.4 million, (iii) Discharge the Company Notes in full and (iii) pay all fees, costs and expenses in connection therewith on the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Financing Commitment. There are no side letters or other agreements, contracts or arrangements (except for customary engagement letters which do not contain provisions that impose any additional conditions to the funding of the Debt Financing not otherwise set forth in the Debt Financing Commitment, and true, correct and complete copies of which have been provided to the Company (redacted for fee amounts)), whether written or oral, related to the funding of the full amount of the Debt Financing other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. All commitment fees or other fees or deposits required to be paid under the Debt Financing Commitment on or prior to the date of this Agreement have been paid in full.

        Section 4.24    Reserved.

        Section 4.25    Third Party Agreements.     Parent has made available to the Company, prior to the date of this Agreement, true and complete copies of all agreements, arrangements or commitments with Boyd Gaming Corporation, a Nevada corporation ("Boyd") or GLPI to be entered into by Parent or its Subsidiaries in connection with the transactions contemplated by this Agreement, substantially concurrently with the execution of this Agreement, including (i) the Membership Interest Purchase Agreement, dated as of December 17, 2017, by and among Boyd, Boyd TVIC, LLC, Parent and, in accordance with the terms set forth in Section 5.18(c), the Company and Pinnacle MLS, LLC, providing for Boyd's acquisition of the Boyd Divestiture Businesses from the Company (the "Boyd Purchase Agreement"), (ii) the Purchase Agreement, dated as of December 17, 2017, by and among Parent, Gold Merger Sub, LLC, and, in accordance with the terms set forth in Section 5.18(c), the Company and PNK (Ohio), LLC, providing for Gold Merger Sub, LLC's acquisition of the GLPI Divestiture Assets from the Company (the "GLPI Purchase Agreement"), (iii) the Purchase Agreement, dated as of December 17, 2017, providing for GLPI's acquisition of certain real property assets from an affiliate of Parent (the "GLPI Sale Leaseback Agreement"), (iv) the form of fourth amendment to the Master Lease, dated as of April 28, 2016, among Gold Merger Sub, LLC and Pinnacle MLS, LLC (the "Lease Amendment"), (v) the Master Lease Commitment and Rent Allocation Agreement, dated as of December 17, 2017, among Parent, GLPI, Gold Merger Sub, LLC, Boyd and Boyd TVIC, LLC (the "Master Lease Commitment and Rent Allocation Agreement") and (vi) the Consent Agreement, dated as of December 17, 2017, by and among GLPI, certain of GLPI's Subsidiaries, Parent, the Company and certain of the Company's Subsidiaries (the "GLPI Consent Agreement", and together with the Boyd Purchase Agreement,the GLPI Purchase Agreement, the GLPI Sale Leaseback Agreement, the Lease Amendment and the Master Lease Commitment and Rent Allocation Agreement, the "Third Party Agreements").

        Section 4.26    No Additional Representations.     Except for the representations and warranties contained in this Article IV or in any certificates delivered by Parent in connection with the Merger, the Company acknowledges that neither Parent nor Merger Sub nor any person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of their respective Subsidiaries pursuant to this Agreement or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof. Except as otherwise expressly provided in the Merger Agreement and to the extent any such information is expressly included in a representation or warranty contained in this Article IV, neither Parent, Merger Sub nor any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution or failure to distribute to the Company, or the Company's use of, any such information, including any information, documents, projections, estimates, forecasts, management presentations or other material, made available to the Company or any other person for purposes or in expectation of the Merger and the other transactions contemplated by this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

        Section 5.1    Conduct of Business.

        (a)   From and after the date hereof until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the "Termination Date"), and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) as set forth in Section 5.1 of the Company Disclosure Letter, or (v) as may be required to implement the transactions contemplated by any Internal Restructuring undertaken in accordance with Section 5.18(e), the Company covenants and agrees that it shall use commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Company Permits; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

        (b)   The Company agrees with Parent, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries or Company Benefit Plan, (ii) with the prior written consent of Parent (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement, (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (v) as may be required to implement the transactions contemplated by any Internal Restructuring undertaken in accordance with Section 5.18(e), the Company:

            (i)  shall not amend or restate any Company Organizational Document, and shall not permit any of such Subsidiaries to materially amend or restate their respective certificate of incorporation, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents;

           (ii)  except as permitted by Section 5.1(b)(x) or Section 5.1(b)(xiv), shall not, and shall not permit any of such Subsidiaries to split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which is not a Divestiture Subsidiary and which remains a wholly owned Subsidiary after consummation of such transaction;

          (iii)  shall not, and shall not permit any of such Subsidiaries that is not wholly owned by the Company or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends or distributions by any Subsidiaries only to the Company or to any wholly owned Subsidiary of the Company, provided that any dividends or distributions permitted to be paid by this Section 5.1(b)(iii) shall be made only in the ordinary course of business consistent with past practice;

          (iv)  shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement or adversely affect or involve any Divestiture Subsidiary;

           (v)  shall not, and shall not permit any of such Subsidiaries to, (A) make any acquisition of any other person or business or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business or made in connection with any transaction among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries (provided that any such loans, advances or capital contributions to, or investments in, the Divestiture Subsidiaries shall be in the ordinary course of business);

          (vi)  except for encumbrances under the Company Credit Agreement and encumbrances on assets comprising permitted capital expenditures or assets subject to capital leases that constitute Indebtedness, shall not, and shall not permit any of such Subsidiaries to, (a) sell, lease, license, transfer, exchange or swap or otherwise dispose of any properties or assets, other than in the ordinary course of business or (b) encumber any properties or assets, other than Permitted Liens incurred in the ordinary course of business;

         (vii)  shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures, except for capital expenditures (1) in connection with maintenance, replacement or repair of damaged assets, including arising from earthquakes, hurricanes, tornadoes, floods, wildfires or other natural disasters, inclement weather conditions or other force majeure events or (2) otherwise provided for in the Company's capital expenditure budget provided to Parent prior to the execution of this Agreement;

        (viii)  except (1) with respect to Company Material Contracts relating to capital expenditures permitted under Section 5.1(b)(vii), (2) as permitted under Section 5.1(b)(xi) with respect to Company Material Contracts relating to Indebtedness, (3) as permitted pursuant to Section 5.14, or (4) in connection with any repayment, redemption or discharge of any Company Indebtedness, shall not, and shall not permit any of its Subsidiaries to modify, amend or terminate, or waive any material rights under any Company Material Contract or under any Company Permit, or enter into any new Contract which would be a Company Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business;

          (ix)  shall not, and shall not permit any of its Subsidiaries to, materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP, SEC rule or policy or applicable Law;

           (x)  except as permitted by Section 5.1(b)(ii) or Section 5.1(b)(xiv), shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Company Common Stock in respect of the exercise or settlement of any Company Long Term Incentive Awards outstanding on the date hereof in accordance with its terms, (2) the sale of shares of Company Common Stock pursuant to the exercise of Company Options or the settlement of a Company Long Term Incentive Award, if necessary to effectuate an option direction upon exercise or for withholding of Taxes in accordance with their terms on the date hereof, (3) grants of equity awards permitted under Section 5.1(b)(xiv) of the Company Disclosure Letter, and (4) pledges under the Company Credit Agreement;

          (xi)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any additional Indebtedness, except for (1) any Indebtedness incurred under the Company Credit Agreement in the ordinary course of business consistent with past practice, (2) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company's wholly owned Subsidiaries, (3) obligations under leases that are classified as Indebtedness as a result of a change in GAAP or the application thereof after the date hereof and (4) any guarantees by the Company of Indebtedness of wholly owned Subsidiaries of the Company or guarantees by the Company's wholly owned Subsidiaries of Indebtedness of the Company or any wholly owned Subsidiary of the Company, which Indebtedness is under the Company Credit Agreement, the Company Notes or incurred in compliance with this Section 5.1(b)(xi);

         (xii)  shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that do not exceed $300,000 individually and $3,000,000 in the aggregate and do not involve any admission of wrongdoing or equitable relief;

        (xiii)  shall not, and shall not permit any of its Subsidiaries to, change or revoke any material Tax election, change any material tax accounting method, file any material amended Tax return, enter into any closing agreement, request any material Tax ruling, settle or compromise any material Tax proceeding or surrender any claim for a material refund of Taxes;

        (xiv)  except as permitted by Section 5.1(b)(x)(1) and (3) or required pursuant to a Company Benefit Plan or collective bargaining agreement in effect on the date of this Agreement, shall not, and shall not permit any of its Subsidiaries to, (1) grant or provide any severance, change of control or termination payments or benefits to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), except in connection with the hiring, termination or promotion of any employees or other service providers in the ordinary course of business (and, in the case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), provided that the "ordinary course" exception contained in this clause (1) shall not permit addition of any gross-up, indemnification or other reimbursement of any individual for any Tax incurred by any such individual under Section 409A or 4999 of the Code, (2) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or take any action to fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former employee, officer, non-employee director, individual independent contractor or consultant of the Company or any of its Subsidiaries, (3) increase the compensation payable to any current or former employee, officer, non-employee director, individual independent contractor, staff or consultant of the Company or any of its Subsidiaries, other than for increases in the ordinary course of business, consistent with past practice (and, in the case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), (4) pay or award, or commit to pay or award, any bonuses or incentive compensation, (5) establish, adopt, terminate or amend any (A) collective bargaining agreement, other than in ordinary course of business, consistent with past practice, after consultation with Parent, or (B) Company Benefit Plan or any plan, program, arrangement, policy or agreement that would be a Company Benefit Plan if it were in existence on the date of this Agreement, other than in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not increase (other than de minimis increases) benefits or result in a material increase in administrative costs, (6) hire any person to be an officer or employee of the Company or any of its Subsidiaries or engage any other individual independent contractor to provide services to the Company or any of its Subsidiaries, other than the hiring of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), (7) terminate the employment of any current employee or staff other than for cause or for performance-related reasons and other than termination of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), (8) promote any employee or staff of the Company or any of its Subsidiaries other than a promotion of employees or other service providers in the ordinary course of business consistent with past practice (and, in case of LVSC Employees who have base salaries equal to or more than $150,000, after consultation with Parent), or (9) alter any applicable performance criteria, metrics or targets under any Company Benefit Plan;

         (xv)  shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among the Company and its wholly owned Subsidiaries (other than the Divestiture Subsidiaries) or among the Company's wholly owned Subsidiaries (other than the Divestiture Subsidiaries) or in connection with the exercise of any options, or the vesting or settlement of any Company equity awards; and

        (xvi)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (xiv) of this Section 5.1(b).

        (c)   From and after the date hereof until the earlier of the Effective Time or the Termination Date, and except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1(c) of the Parent Disclosure Letter, Parent covenants and agrees that it shall use commercially reasonable efforts to conduct the business of Parent and its Subsidiaries in all material respects in the ordinary course of business, and shall use commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and permits; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(d) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

        (d)   Parent agrees with the Company, on behalf of itself and its Subsidiaries, that, from the date hereof and prior to the earlier of the Effective Time and the Termination Date, except (i) as may be required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries or Parent Benefit Plan, (ii) with the prior written consent of the Company (such consent not to be unreasonably conditioned, withheld or delayed), (iii) as may be expressly required by this Agreement, or (iv) as set forth in Section 5.1(d) of the Parent Disclosure Letter, Parent:

            (i)  shall not amend or restate any Parent Organizational Document or Merger Sub's certificate of incorporation or bylaws;

           (ii)  shall not split, combine or reclassify any of Parent's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of Parent's capital stock;

          (iii)  shall not, and shall not permit any of such Subsidiaries that is not wholly owned by Parent or wholly owned Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends or distributions by any Subsidiaries only to Parent or to any wholly owned Subsidiary of Parent;

          (iv)  shall not, and shall not permit any of such Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or take any action with respect to any securities owned by such person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

           (v)  shall not, and shall not permit any of such Subsidiaries to, acquire (by purchase, merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction) any business or material amount of assets from any other person with a value in excess of $350 million in the aggregate for all such transactions; provided that in no event shall Parent or its Subsidiaries agree to, propose to or acquire any business or assets (regardless of value) which would reasonably be expected to (i) materially impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, including Gaming Approvals, (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise or (iv) prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Debt Financing;

          (vi)  except for transactions among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities (except as otherwise provided by the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (1) issuances of shares of Parent Common Stock in respect of the exercise or settlement of any Parent stock awards outstanding on the date hereof or granted thereafter in the ordinary course of business, (2) the sale of shares of Parent Common Stock pursuant to the exercise of Parent Options or the settlement of any Parent stock awards, if necessary to effectuate an option direction upon exercise or for withholding of Taxes and (3) grants of equity awards pursuant to any Parent Benefit Plan made in the ordinary course of business;

         (vii)  shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness for borrowed money or any guarantee of such Indebtedness (other than the Indebtedness (permanent or interim) contemplated by the Debt Financing Commitment or any other Indebtedness for the purpose of financing the transactions contemplated by this Agreement) except any such incurrence, assumption, guarantee or other liability which would not be reasonably expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, including the Merger and the Debt Financing;

        (viii)  shall not and shall not permit any of its Subsidiaries to directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of Parent or any of its Subsidiaries or any rights, warrants or options to acquire any such shares, except for transactions among Parent and its wholly owned Subsidiaries or among Parent's wholly owned Subsidiaries or in connection with the exercise of any options, or the vesting or settlement of any Parent equity awards; or

          (ix)  shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions that are prohibited pursuant to clauses (i) through (viii) of this Section 5.1(d).

        Section 5.2    Access.

        (a)   For purposes of facilitating the transactions contemplated hereby, each of the Company and Parent shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of the other Party such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Company and Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor the Company shall be required to provide access to or make available to any person any document or information that, in the reasonable judgment of such Party, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege, or (iii) the disclosure of which would violate any Law or legal duty (provided that the withholding Party will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements); provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries and nothing herein shall authorize the Company or its respective Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Parent or its Subsidiaries. Each of Parent and the Company agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include with respect to Parent the Financing). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from requests for access.

        (b)   The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be governed in accordance with the amended and restated confidential disclosure agreement, dated as of May 15, 2017, between the Company and Parent (the "Confidentiality Agreement").

        Section 5.3    Company No Solicitation.

        (a)   Except as expressly permitted by this Section 5.3, the Company shall, and the Company shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively "Representatives") of the Company or any of its Affiliates to: (A) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Company Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this

Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Company Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives and (B) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (2) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Company Takeover Proposal.

        (b)   Except as expressly provided by this Agreement, the Company shall not take any action to exempt any person from the restrictions on "business combinations" contained in § 203 of the DGCL or the Company Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that the Company or any third party would otherwise be permitted to take pursuant to this Section 5.3 (and in such case only in accordance with the terms hereof) or (ii) if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (A) the Company and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Company Takeover Proposal) and (B) the Company shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

        (c)   Notwithstanding anything to the contrary contained in this Section 5.3, if at any time from and after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly receives a bona fide, unsolicited written Company Takeover Proposal from any person and the Company, its Affiliates and the Company's and its Affiliate's Representatives are not in Willful and Material Breach of this Section 5.3 and if the Company Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and its Representatives may, directly or indirectly, (A) furnish, pursuant to a Company Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of the Company and its Subsidiaries, to the person that has made such Company Takeover Proposal and its Representatives and potential sources of funding; provided that the Company shall substantially concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent and (B) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Company Takeover Proposal. "Company Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those applicable to Parent that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

        (d)   The Company shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Parent of any Company Takeover Proposal received by the Company or any of its Representatives, which notice shall include the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to the Company or any of its Representatives) and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such third party. The Company shall keep Parent reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Company Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

        (e)   Except as expressly permitted by this Section 5.3(e), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary "stop, look and listen" communication by the Company Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Company Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Company Adverse Recommendation Change so long as the Company reaffirms the Company Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Company Takeover Proposal or fail to reaffirm the Company Recommendation, in either case within five (5) Business Days after a request by Parent to do so; provided, however, that (1) such five (5) Business Day period shall be extended for an additional five (5) Business Days following any material modification to any Company Takeover Proposal occurring after the receipt of Parent's written request and (2) Parent shall be entitled to make such a written request for reaffirmation only once for each Company Takeover Proposal and once for each material amendment to such Company Takeover Proposal; (any action described in this clause (i) being referred to as an "Company Adverse Recommendation Change") or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Company Takeover Proposal (other than a Company Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, (x) the Company Board of Directors may make a Company Adverse Recommendation Change if (1) the Company is not in Willful and Material Breach of this Section 5.3 and (2) after receiving a bona fide unsolicited written Company Takeover Proposal, the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Company Takeover Proposal constitutes a Company Superior Proposal and (ii) in light of such Company Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law and/or (y) the Company may terminate this Agreement in order to enter into a binding written agreement with respect to a Company Superior Proposal in accordance with Section 7.1(j); provided that the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that, prior to making any Company Adverse Recommendation Change or terminating this Agreement as described in clauses (x) and (y) of this sentence, (A) the Company has given Parent at least three (3) Business Days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal) and has contemporaneously provided to Parent a copy of the Company Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) the Company has negotiated in good faith with Parent during such notice period, to the extent Parent wishes to negotiate in good faith, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect, and (D) in the event of any change to any material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) two (2) Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 5.3(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

        (f)    Other than in connection with a Company Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.3(e) and shall not be subject to this Section 5.3(f) ), nothing in this Agreement shall prohibit or restrict the Company Board of Directors from making a Company Adverse Recommendation Change in response to a Company Intervening Event if the Company Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Company Board of Directors to make a Company Adverse Recommendation Change would be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law; provided, however, that, prior to making such Company Adverse Recommendation Change, (i) the Company has given Parent at least three (3) Business Days' prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) the Company has negotiated, and directed its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would not permit the Company Board of Directors to make a Company Adverse Recommendation Change pursuant to this Section 5.3(f) and (iii) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the Company Board of Directors' fiduciary duties under applicable Law.

        (g)   Nothing contained in this Section 5.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Company Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Company Board of Directors.

        Section 5.4    Parent No Solicitation.

        (a)   Except as expressly permitted by this Section 5.4, Parent shall, and Parent shall cause each of its Affiliates and its and their respective officers, directors and employees to, and shall cause the Representatives of Parent or any of its Affiliates to: (A) immediately cease any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Parent Takeover Proposal, and promptly instruct (to the extent it has contractual authority to do so and has not already done so prior to the date of this Agreement) or otherwise request, any person that has executed a confidentiality or non-disclosure agreement within the 12-month period prior to the date of this Agreement in connection with any actual or potential Parent Takeover Proposal to return or destroy all such confidential information or documents previously furnished in connection therewith or material incorporating any such information in the possession of such person or its Representatives and (B) from and after the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, not, directly or indirectly, (1) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Parent Takeover Proposal, (2) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of encouraging or facilitating, a Parent Takeover Proposal or (3) approve, recommend or enter into, or propose to approve, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle providing for a Parent Takeover Proposal.

        (b)   Except as expressly provided by this Agreement, Parent shall not take any action to exempt any person from the restrictions on "business combinations" contained in subchapters 25 of the Pennsylvania Business Corporation Law of 1988 or the Parent Organizational Documents or otherwise cause such restrictions not to apply. Except (i) as necessary to take any actions that Parent or any third party would otherwise be permitted to take pursuant to this Section 5.4 (and in such case only in accordance with the terms hereof) or (ii) if the Parent Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that any such action or forbearance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (A) Parent and its Subsidiaries shall not release any third party from, or waive, amend or modify any provision of, or grant permission under any (i) standstill provision in any agreement to which Parent or any of its Subsidiaries is a party or (ii) confidentiality provision in any agreement to which Parent or any of its Subsidiaries is a party (excluding any waiver under a confidentiality provision that does not, and would not reasonably be likely to, facilitate or encourage a Parent Takeover Proposal) and (B) Parent shall, and shall cause its Subsidiaries to, enforce the confidentiality and standstill provisions of any such agreement.

        (c)   Notwithstanding anything to the contrary contained in this Section 5.4, if at any time from and after the date of this Agreement and prior to obtaining the Parent Shareholder Approval, Parent, directly or indirectly receives a bona fide, unsolicited written Parent Takeover Proposal from any person and Parent, its Affiliates and Parent's and its Affiliates Representatives are not in Willful and Material Breach of this Section 5.4 and if the Parent Board of Directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Parent Takeover Proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then Parent and its Representatives may, directly or indirectly, (i) furnish, pursuant to a Parent Acceptable Confidentiality Agreement, information (including non-public information) with respect to Parent and its Subsidiaries, and afford access to the business, properties, assets, employees, officers, Contracts, books and records of Parent and its Subsidiaries, to the person that has made such Parent Takeover Proposal and its Representatives and potential sources of funding; provided that Parent shall substantially concurrently with the delivery to such person provide to the Company any non-public information concerning Parent or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to the Company and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Parent Takeover Proposal (including as a part thereof, making counterproposals) and its Representatives and potential sources of financing regarding such Parent Takeover Proposal. "Parent Acceptable Confidentiality Agreement" means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to Parent than those applicable to the Company that are contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not prohibit compliance by Parent with any of the provisions of this Section 5.4.

        (d)   Parent shall promptly (and in no event later than forty-eight (48) hours after receipt) notify, orally and in writing, Company of any Parent Takeover Proposal received by Parent or any of its Representatives, which notice shall include the identity of the person making the Parent Takeover Proposal and the material terms and conditions thereof (including copies of any written proposal relating thereto provided to Parent or any of its Representatives) and indicate whether Parent has furnished non-public information to, or entered into discussions or negotiations with, such third party. Parent shall keep Company reasonably informed on a reasonably current basis as to the status of (including changes to any material terms of, and any other material developments with respect to) such Parent Takeover Proposal. Parent agrees that it and its Subsidiaries will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Parent from providing any information to the Company in accordance with this Section 5.4.

        (e)   Except as expressly permitted by this Section 5.4(e), the Parent Board of Directors shall not (i) (A) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Recommendation, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary "stop, look and listen" communication by the Parent Board of Directors of the type contemplated by Rule 14d-9(f) under the Exchange Act (it being understood that the Parent Board of Directors may refrain from taking a position with respect to such a tender offer or exchange offer until the close of business as of the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered a Parent Adverse Recommendation Change so long as Parent reaffirms the Parent Recommendation during such period), (D) other than with respect to the period of up to ten (10) Business Days applicable to formal tender or exchange offers that are the subject of the preceding clause (C), fail to recommend against a Parent Takeover Proposal or fail to reaffirm the Parent Recommendation, in either case within ten (10) Business Days after a request by the Company to do so; provided, however, that (1) such ten (10) Business Day period shall be extended for an additional ten (10) Business Days following any material modification to any Parent Takeover Proposal occurring after the receipt of the Company's written request and (2) the Company shall be entitled to make such a written request for reaffirmation only once for each Parent Takeover Proposal and once for each material amendment to such Parent Takeover Proposal (any action described in this clause (i) being referred to as a "Parent Adverse Recommendation Change") or (ii) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement, commitment or agreement in principle providing for any Parent Takeover Proposal (other than a Parent Acceptable Confidentiality Agreement entered into in accordance with Section 5.4(c)). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Shareholder Approval is obtained, (x) the Parent Board of Directors may make a Parent Adverse Recommendation Change if (1) Parent is not in Willful and Material Breach of this Section 5.4 and (2) after receiving a bona fide unsolicited written Parent Takeover Proposal, the Parent Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that (i) such Parent

Takeover Proposal constitutes a Parent Superior Proposal and (ii) in light of such Parent Takeover Proposal, the failure to take such action would be reasonably likely to be inconsistent with the Parent Board of Directors' fiduciary duties under applicable Law; provided, however, that, prior to making any Parent Adverse Recommendation Change as described above, (A) Parent has given the Company at least three (3) Business Days' prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Parent Superior Proposal) and has contemporaneously provided to Parent a copy of the Parent Superior Proposal and a copy of any written proposed transaction documents with the person making such Superior Proposal, (B) Parent has negotiated in good faith with the Company during such notice period, to the extent the Company wishes to negotiate in good faith, to enable the Company to propose revisions to the terms of this Agreement such that it would cause such Parent Superior Proposal to no longer constitute a Parent Superior Proposal, (C) following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that the Parent Superior Proposal continues to constitute a Parent Superior Proposal if the revisions proposed by the Company were to be given effect, and (D) in the event of any change to any material terms of such Parent Superior Proposal, Parent shall, in each case, have delivered to the Company an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (except that the three (3) Business Day period notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (i) two (2) Business Days and (ii) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time Parent shall be required to comply with the requirements of this Section 5.4(e) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso.

        (f)    Other than in connection with a Parent Superior Proposal (which, for the avoidance of doubt, shall be subject to Section 5.4(e) and shall not be subject to this Section 5.4(f) ), nothing in this Agreement shall prohibit or restrict the Parent Board of Directors from making a Parent Adverse Recommendation Change in response to a Parent Intervening Event if the Parent Board of Directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure of the Parent Board of Directors to make a Parent Adverse Recommendation Change would be inconsistent with the Parent Board of Directors' fiduciary duties under applicable Law; provided, however, that, prior to making such Parent Adverse Recommendation Change, (i) Parent has given the Company at least three (3) Business Days' prior written notice of its intention to take such action, which notice shall specify the reasons therefor, (ii) Parent has negotiated, and directed its Representatives to negotiate, in good faith with the Company during such notice period after giving any such notice, to the extent the Company wishes to negotiate, to enable the Company to propose revisions to the terms of this Agreement such that it would not permit the Parent Board of Directors to make a Parent Adverse Recommendation Change pursuant to this Section 5.4(f) and (iii) following the end of such notice period, the Parent Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by the Company, and shall have determined, after consultation with its outside financial advisors and outside legal counsel, that failure to make a Parent Adverse Recommendation Change in response to such Parent Intervening Event would be inconsistent with the Parent Board of Directors' fiduciary duties under applicable Law.

        (g)   Nothing contained in this Section 5.4 shall prohibit Parent or the Parent Board of Directors from taking and disclosing to the stockholders of Parent a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any "stop, look and listen" communication or any other similar disclosure to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act if, in the determination in good faith of the Parent Board of Directors, after consultation with outside counsel, the failure so to disclose would be reasonably likely to be inconsistent with the fiduciary duties under applicable Law or obligations under applicable federal securities Law of the Parent Board of Directors.

        Section 5.5    Filings; Other Actions.

        (a)   As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Each of Parent and the Company will cause the Joint Proxy Statement/Prospectus to be mailed to its respective shareholders, as applicable, as soon as reasonably practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Parent shall use its reasonable best efforts, and the Company shall reasonably cooperate with Parent, to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement, including the Merger and the Share Issuance. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock, or holders of a beneficial interest therein, as may be reasonably requested by Parent in connection with any such action. No filing or mailing of, or amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other's prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other Party a reasonable opportunity to review and comment thereon (which comments shall be considered by the other Party in good faith); provided, however, that the Company, in connection with a Company Adverse Recommendation Change, a Company Takeover Proposal or a Company Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Company Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to Parent or its business, financial condition or results of operations; provided, further, however, that Parent, in connection with a Parent Adverse Recommendation Change, a Parent Takeover Proposal or a Parent Superior Proposal may amend or supplement the Joint Proxy Statement/Prospectus and/or the Form S-4 (including by incorporation by reference) pursuant to a Parent Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to the Company or its business, financial condition or results of operations. A "Company Qualifying Amendment" means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) a Company Adverse Recommendation Change, (b) a statement of the reason of the Board of Directors of the Company for making such Company Adverse Recommendation Change, (c) a factually accurate statement by the Company that describes the Company's receipt of a Company Takeover Proposal or Company Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing. A "Parent Qualifying Amendment" means an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus (including by incorporation by reference) to the extent it contains (a) a Parent Adverse Recommendation Change, (b) a statement of the reason of the Parent Board of Directors for making such Parent Adverse Recommendation Change, (c) a factually accurate statement by Parent that describes the Parent's receipt of a Parent Takeover Proposal or Parent Superior Proposal, the terms of such proposal and the operation of this Agreement with respect thereto, and (d) additional information reasonably related to the foregoing.

        (b)   Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the

Form S-4 or Joint Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment thereto has been filed, the threat or issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made), not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. At the Company's request, Parent shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Company Qualifying Amendment made in compliance with this Agreement. At Parent's request, the Company shall reasonably cooperate in amending or supplementing the Joint Proxy Statement/Prospectus pursuant to a Parent Qualifying Amendment made in compliance with this Agreement.

        (c)   As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval and holding the Company Stockholder Advisory Vote (the "Company Stockholders' Meeting") and not postpone or adjourn the Company Stockholders' Meeting except (i) to the extent required by applicable Law or to solicit additional proxies or (ii) votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; provided that, unless otherwise agreed by the Parties, the Company Stockholders' Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Company Stockholders' Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). The Company will, except in the case of a Company Adverse Recommendation Change, through the Company Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or applicable Laws to obtain such approvals.

        (d)   As promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC, Parent shall take all action necessary in accordance with applicable Laws and Parent's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to duly give notice of, convene and hold the Parent Shareholders' Meeting for the purpose of obtaining the Parent Shareholder Approval and not postpone or adjourn the Parent Shareholders' Meeting except to the extent required by applicable Law or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Parent Shareholder Approval have not been obtained; provided that, unless otherwise agreed by the Parties, the Parent Shareholders' Meeting may not be postponed or adjourned to a date that is more than twenty (20) days after the date for which the Parent Shareholders' Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Parent will, except in the case of a Parent Adverse Recommendation Change, through the Parent Board of Directors, recommend that its shareholders approve this Agreement and will use reasonable best efforts to solicit from its shareholders proxies in favor of the Share Issuance and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or applicable Laws to obtain such approvals.

        (e)   The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholders Meeting and the Parent Shareholders Meeting on the same date and at the same time.

        Section 5.6    Regulatory Approvals; Efforts; Third-Party Consents.

        (a)   Prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and any applicable Laws, including the HSR Act and Gaming Laws, to consummate and make effective, as promptly as practicable after the date hereof, the Merger and the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement (the "Divestiture Transactions"), including (A) the preparation and filing of all applications, forms, registrations, petitions, notices and other documents required to be filed to consummate the Merger or the Divestiture Transactions, including, without limitation, prompt filing of a Notification and Report Form pursuant to the HSR Act and prompt filing by the Company of the notice required by the Decision and Order (Docket No. 9355) issued by the Federal Trade Commission to the Company's predecessor on December 4, 2013, (B) the preparation of any financial information required by any Gaming Authority or Governmental Entity pursuant to any Antitrust Law or Gaming Law, in each case in connection with the transactions contemplated by this Agreement and the Divestiture Transactions, (C) the satisfaction of the conditions to consummating the Merger and the Divestiture Transactions, (D) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (E) the taking of all actions necessary to obtain (and cooperating with each other in obtaining) as promptly as practicable any consent, authorization, Order or approval of, or any exemption by, or to avoid an investigation, action, proceeding or other challenge of the legality of the transactions contemplated by this Agreement by, any Governmental Entity (which actions shall include furnishing all information and documentary material required by any Gaming Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Merger or the Divestiture Transactions or the taking of any action contemplated by this Agreement (collectively, "Approvals"), and (F) the execution and delivery of any additional instruments necessary to consummate the Merger or the Divestiture Transactions and to fully carry out the purposes of this Agreement. Additionally, each of Parent, Merger Sub and the Company and any of their respective Affiliates shall not take any action after the date of this Agreement that would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period pursuant to the HSR Act, or any other Approval, including Gaming Approvals, necessary to consummate the transactions contemplated hereby or the Divestiture Transactions, (ii) increase the risk of any Governmental Entity entering an injunction or Order prohibiting the consummation of the transactions contemplated hereby or the Divestiture Transactions or (iii) increase the risk of not being able to remove any such injunction or Order on appeal or otherwise.

        (b)   Without liming the generality of Parent's and the Company's undertakings pursuant to Section 5.6(a), Parent and its Affiliates shall, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Gaming Law that may be asserted by any antitrust or competition Governmental Entity or Gaming Authority so as to enable the Parties to close the Merger as promptly as practicable, and in any event prior to the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise (i) the sale, divestiture or disposition of its or its Subsidiaries assets, properties or businesses or of the assets, properties or businesses of the Company or its Subsidiaries, which shall include the Boyd Divestiture Businesses and the GLPI Divestiture Assets, (ii) the holding separate of particular assets or placing operating properties in trust upon the Closing pending obtaining control upon subsequent receipt of Approval from applicable Gaming Authority or Governmental Entity pursuant to applicable Antitrust Laws or Gaming Laws and (iii) the entry into such other arrangements, agreements or amendments as are necessary or advisable in order to obtain any required Approvals or the expiration or termination of any applicable waiting period pursuant to the HSR Act and to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible (and in any event before the End Date); provided, however, notwithstanding the foregoing, nothing in this Agreement shall require Parent to propose, agree or take any action that would require Parent, to sell, divest, dispose of, hold separate, place in trust, or enter into any other arrangement, agreement or amendment with respect to any assets, properties or businesses in addition to the Boyd Divestiture Businesses and the GLPI Divestiture Assets, if such additional actions would have or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, after giving effect to the consummation of both the Merger and the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement.

        (c)   In furtherance and not in limitation of the provisions of Section 5.6(a), each Party agrees to make promptly but in no event later than fifteen (15) Business Days after the date of this Agreement an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Neither Party shall extend any waiting period under the HSR Act without, or enter into any agreement with the Federal Trade Commission or the United States Department of Justice or any other Governmental Entity that would restrain, delay or prevent the consummation of the transactions contemplated by this Agreement except with, the prior written consent of the other Parties hereto (which shall not be unreasonably withheld, conditioned or delayed).

        (d)   Parent and the Company shall each keep the other apprised of the status of matters relating to the completion of the Merger and the Divestiture Transactions and work cooperatively in connection with obtaining all required Approvals undertaken pursuant to the provisions of this Section 5.6. In that regard, prior to the Closing, each Party shall promptly consult with the other Parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of), all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Merger, or the Divestiture Transactions. Each Party to this Agreement shall promptly inform the other Parties to this Agreement, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Entity or third party regarding the Merger or the Divestiture Transactions, or any proposed agreement or arrangement with any Governmental Entity or third party in connection with the Merger or the Divestiture Transactions, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication, or proposed agreement or arrangement, with any such Governmental Entity or third party. Neither Party shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement, the Merger, or the Divestiture Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity and applicable Law, gives the other Party the opportunity to attend and participate thereat (whether by telephone or in person). Each Party shall furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such Governmental Entity or third party with respect to this Agreement, the Merger, or the Divestiture Transactions and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 5.6 may be redacted (i) to remove references concerning the valuation of the Company, the Merger, or the Divestiture Transactions or other confidential information, (ii) as necessary to comply with contractual arrangements or applicable Laws, and (iii) as necessary to address reasonable privilege concerns, and the Parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.6(d) as "counsel only" or, as appropriate, as "outside counsel only".

        (e)   In furtherance and not in limitation of the provisions of Section 5.5(b), Parent and Merger Sub agree to, and agree to cause their Affiliates and their respective directors, officers, partners, managers, members, principals and shareholders to, and the Company agrees to prepare and submit to the Gaming Authorities as promptly as practicable, and in any event no later than forty-five (45) calendar days from the date of this Agreement, all applications and supporting documents necessary to obtain all required Gaming Approvals.

        (f)    Notwithstanding anything herein to the contrary, Parent shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all necessary actions or nonactions and Approvals from any Governmental Entity in connection with the Merger, the Divestiture Transactions, or other transactions contemplated by this Agreement; provided that Parent shall, in good faith, take into consideration the Company's views, suggestions and comments regarding such strategy and efforts; provided, further, that such strategy and efforts shall not involve the Company's initiation, or the Company's threatening to initiate, litigation against any Gaming Authority without the Company's consent.

        (g)   Parent shall, and shall cause its Affiliates to, use their respective reasonable best efforts to obtain, and Company shall use its reasonable best efforts to cooperate with Parent and its Affiliates in their efforts to obtain, any third party consent or approval (other than the Approvals) (collectively, "Third Party Consents") that are necessary or desirable for consummation of the transactions contemplated by this Agreement or the Third Party Agreements; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) the Company and its Subsidiaries shall not be obligated to obtain any Third Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.3 shall not be deemed to include the obtaining of any Third Party Consents.

        Section 5.7    Takeover Statutes.     If any "moratorium," "control share acquisition," "fair price," "supermajority," "affiliate transactions" or "business combination statute or regulation" or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger or any other transactions contemplated hereby, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

        Section 5.8    Public Announcements.     Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, each Party shall consult with each other before issuing any press release or public statement with respect to the Merger or the transactions contemplated thereby and, subject to the requirements of applicable Law or the rules of any securities exchange, shall not issue any such press release or public statement prior to such consultation. Parent and the Company agree to issue a materially acceptable initial joint press release announcing this Agreement.

        Section 5.9    Indemnification and Insurance.

        (a)   Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificate of incorporation or bylaws or other organizational documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect (to the fullest extent permitted under applicable Law) any and all exculpation, indemnification and advancement of expenses provisions of the Company's and any of its Subsidiaries' certificate of incorporation and bylaws or similar organizational documents in effect immediately prior to the Effective Time (to the extent and for so long as such entities remain in existence following the Effective Time) or in any indemnification agreements of the Company or its Subsidiaries with any of their respective current or former directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation's organizational documents in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and exculpation in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

        (b)   The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party"), in each case against any costs or expenses (including advancing attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Indemnified Party to whom expenses are advanced provides an undertaking consistent with the Company Organizational Documents and applicable Law to repay such amounts if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an "Action"), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether commenced before or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby and including acts or omissions in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

        (c)   For a period of six (6) years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors' and officers' liability insurance and fiduciary liability insurance in effect as of the date hereof by the Company and its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors' and officers' liability insurance and fiduciary liability insurance coverage in effect as of the date hereof by the Company and its Subsidiaries, in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors' and officers' liability insurance and fiduciary liability insurance coverage with respect to matters existing or arising on or before the Effective Time, including the transactions contemplated hereby; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages (the "Maximum Amount") required to be obtained pursuant hereto, but in such case shall be obligated to obtain a policy with the greatest coverage possible that does not exceed 300% of the last annual premium paid by the Company prior to the date hereof. If (i) the Company elects, with the prior written consent of Parent, or (ii) Parent elects, then the Company or Parent, as applicable, may at Parent's cost, prior to the Effective Time, purchase a "tail policy" with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Company, exceed the Maximum Amount and, if such a "tail policy" is purchased, Parent shall have no further obligations under this Section 5.9(c). For the avoidance of doubt, the costs incurred from the purchase of any "tail policy" shall be the responsibility of, and paid by, Parent.

        (d)   Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

        (e)   The rights of each Indemnified Party shall be in addition to, and not in limitation of, any other applicable rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

        (f)    The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Party (including their successors, heirs and legal representatives) to whom this Section 5.9 applies without the consent of such Indemnified Party. It is expressly agreed that, notwithstanding any other provision of this Agreement that may be to the contrary, (i) the Indemnified Parties to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9 and (ii) this Section 5.9 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

        (g)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.9.

        Section 5.10    Control of Operations.     Without in any way limiting any Party's rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party's operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries operations.

        Section 5.11    Section 16 Matters.     Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.12    Transaction Litigation.     The Company shall provide Parent with the opportunity to participate in the Company's defense or settlement of any stockholder litigation against the Company and/or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. The Company agrees that it shall not settle or offer to settle any such litigation commenced prior to or after the date of this Agreement that contemplates any equitable relief or that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

        Section 5.13    Nasdaq Listing.     Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

        Section 5.14    Company Indebtedness.

        (a)   The Company shall, and shall cause its Subsidiaries to, timely deliver all notices and take all other actions required to facilitate the termination of commitments, repayment in full of all outstanding loans or other obligations, release of any Liens securing such loans or obligations and guarantees in connection therewith, and replacement of, backstop of, rollover of or cash collateralization of any issued letters of credit in respect of that certain Credit Agreement, dated as of April 28, 2016, by and among the Company, as borrower, the Subsidiaries of the Company party thereto, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the "Company Credit Agreement," and such termination and repayment, the "Company Credit Agreement Payoff") on the Closing Date (provided that the Company Credit Agreement Payoff shall not include contingent indemnity obligations in respect of which no claim or demand for payment has been made as of the Closing Date or any other obligation which is not due as of the Closing Date and by its terms survives termination of the Company Credit Agreement (such indemnity and other surviving obligations, the "Surviving Obligations")). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent and Merger Sub no later than three (3) Business Days prior to the Closing Date payoff letters with respect to the Company Credit Agreement (the "Payoff Letter") in form and substance customary for transactions of this type, from the persons to whom such indebtedness is owed (or the applicable agent or trustee on their behalf) which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such Indebtedness and any other obligations secured thereby (other than, with respect to the Company and its Subsidiaries other than the Divestiture Subsidiaries, the guarantees of the Surviving Obligations), shall, upon the payment of the amount set forth in the Payoff Letter on or prior to the Closing Date, be released and terminated; provided that in no event shall this Section 5.14(a), (A) require the Company or any of its Subsidiaries to cause the Company

Credit Agreement Payoff unless the Closing has occurred or (B) require the Company or any of its Subsidiaries to provide any funds required to effect any or all such repayments (including the Company Credit Agreement Payoff) and related replacement of, backstop of, rollover of, or cash collateralization of, any issued letters of credit under the Company Credit Agreement.

        (b)   If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, (i) issue one or more notices of optional redemption (in form and substance reasonably satisfactory to Parent) for all of the outstanding aggregate principal amount of any of the Company's 5.625% Senior Notes due 2024 (the "Company Notes"), in accordance with the Note Indenture in order to effect a redemption on (or at the Parent's sole option, after) the Closing Date; provided that any such redemption notice shall be subject to and conditioned upon the occurrence of the Effective Time and (ii) provide any other cooperation reasonably requested by Parent (which shall not require the payment of funds by the Company or its Subsidiaries towards the Discharge) to facilitate (to the extent elected by Parent) the Discharge effective as of (or at the Parent's sole option, after), and conditioned upon the occurrence of, the Effective Time.

        (c)   Notwithstanding anything to the contrary in this Agreement, Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys' fees) incurred by the Company in connection with the cooperation with Parent contemplated by this Section 5.14 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any Discharge or satisfaction and discharge of the Note Indenture (or failure to Discharge or satisfy and discharge, as the case may be) requested by Parent hereunder and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or any of their Representatives or arise from or are based upon any information provided by the Company or any of its Subsidiaries or Representatives specifically for use in connection with the Discharge. Parent shall provide forms reasonably satisfactory to the Company of any documentation required to affect any action pursuant to this Section 5.14.

        (d)   Parent shall (i) subject to the Company's satisfaction of its obligations under Section 5.14(a), cause the Company Credit Agreement Payoff to occur on the Closing Date and (ii) subject to the Company's satisfaction of its obligations under Section 5.14(b), either (A) deliver a certificate from the chief financial officer of Parent reasonably satisfactory to the Company that states that the Company Notes shall remain outstanding following the Closing Date and such action shall not cause (x) a "default" or "event of default" to exist under the Note Indenture or (y) otherwise cause an obligation to prepay (or offer to prepay) such Company Notes to be triggered, unless, in the cause of this clause (y), Parent has adequate liquidity to make any such prepayment (or offer of prepayment) or (B) cause Discharge of all of the Company Notes on the Closing Date or the satisfaction and discharge of the Note Indenture on the Closing Date.

        Section 5.15    Notification of Certain Matters.     Each of the Company and Parent shall promptly notify the other of any fact, event or circumstance known to it that (a) has had or is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to have a Company Material Adverse Effect, in the case of the Company, or Parent Material Adverse Effect, in the case of Parent, or a material adverse effect on the Boyd Divestiture Businesses, the Divestiture Subsidiaries or their assets or liabilities, taken as a whole, or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.15 or the failure of any condition set forth in Section 6.2 or Section 6.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 6.2 or Section 6.3 to be satisfied.

        Section 5.16    Employee Matters.

        (a)   For a period commencing on the Closing Date and ending on the later of December 31, 2019 and the first (1st) anniversary of the Closing Date, Parent (or its applicable Affiliate) shall provide to each employee of the Company or its Subsidiaries as of the Closing Date who remains employed by Parent or its Affiliates (each, a "Continuing Employee"): (i) at least the same base salary that was provided to such Continuing Employee immediately prior to the Closing Date; (ii) short- and long-term incentive opportunities that are substantially as favorable in the aggregate and containing the same percentage mix of short- and long-term incentive opportunities as the short- and long-term incentive opportunities provided to such Continuing Employee immediately prior to the Closing Date; and (iii) other compensation and employee benefits (excluding those contemplated by clauses (i) and (ii) and severance (which is covered in Section 5.16(b)) that are substantially as favorable in the aggregate to the compensation and benefits provided to such Continuing Employee immediately prior to the Effective Time; provided that, if the Effective Time occurs prior to the commencement of the Company's and Parent's annual benefit plan open enrollment periods, Parent may instead provide Continuing Employees with health and welfare benefits that it provides to its similarly situated employees. Without limiting the generality of the foregoing, Parent shall continue any annual or short-term incentive plans with performance periods that are incomplete as of the Closing Date until the end of the applicable performance periods in accordance with the terms of the applicable annual or short-term incentive plans.

        (b)   Any Continuing Employee who incurs a qualifying termination of employment during the period commencing on the Closing Date and ending on the later of December 31, 2019 and the first (1st) anniversary of the Closing Date shall be entitled to receive the severance payments and benefits described in Section 5.16(b) of the Company Disclosure Letter or severance benefits contained in such Continuing Employee's employment agreement, as applicable.

        (c)   Each individual who is employed by the Company or any of its Affiliates as of immediately prior to the Closing and is a participant in a cash bonus program maintained by the Company or any of its Affiliates for the year in which the Closing occurs shall be eligible to receive a cash bonus based on the level of achievement of the applicable performance criteria determined prior to the Closing by the Compensation Committee of the Company Board of Directors in its reasonable discretion (as further described in Section 5.16(c) of the Company Disclosure Letter), which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid to the applicable employee on the Closing Date (in each case, unless prohibited by Section 409A of the Code, in which event, it shall be paid on the earliest date permitted by Section 409A of the Code).

        (d)   Parent shall, and shall cause any of their applicable Affiliates to (i) waive all limitations as to any preexisting condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such Continuing Employee may be eligible to participate in after the Closing to the same extent such limitations were waived under the analogous Company Benefit Plan prior to the Closing Date and (ii) credit each Continuing Employee for any copayments, deductibles, offsets or similar payments made under a Company Benefit Plan during the plan year that includes the Closing for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable plans of Parent or any of its Affiliates to the same extent such copayments, deductibles, offsets or similar payments would be credited under the analogous Company Benefit Plan immediately prior to the Closing Date. As of the Closing, Parent shall, or shall cause its applicable Affiliates to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Closing, in each case, insofar as not prohibited by applicable Law. In addition, as of the Closing, Parent shall, and shall cause its applicable Affiliates to give Continuing Employees full credit for purposes of eligibility, vesting and determination of level of benefits under any employee benefit and compensation plans or arrangements (including for purposes of vacation and severance but excluding for any purpose benefits under defined benefit plans, retiree medical plans, frozen or grandfathered benefit plans or benefit plans under which similarly situated employees of Parent and its Affiliates do not receive any service credit) maintained by Parent or its applicable Affiliates that such Continuing Employees may be eligible to participate in after the Closing for such Continuing Employees' service with the Company or any of its Subsidiaries to the same extent that such service was credited for purposes of any comparable Company Benefit Plan immediately prior to the Closing, except, in each case, to the extent such treatment would result in duplicative benefits.

        (e)   From and after the Closing Date, Parent shall cause the Company to honor, in accordance with their terms, all Company Benefit Plans. The occurrence of the Closing shall be deemed to be a change in control (or a similar term) under all Company Benefit Plans.

        (f)    If the Closing, as defined in Boyd Purchase Agreement, occurs prior to the Effective Time, for purposes of this Agreement and all Company Long Term Incentive Awards and cash bonus programs maintained by the Company or any of its Affiliates for the year in which the Closing occurs (but not, for the avoidance of doubt, any Company severance plan or any employment agreement), each Continuing Employee, as defined in Boyd Purchase Agreement, shall be deemed employed by the Company at the Effective Time.

        (g)   Nothing in this Agreement shall confer upon any Continuing Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Company Benefit Plan, any Parent Benefit Plan or any other employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or their Affiliates, or (ii) alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan in accordance with its terms after the Closing Date. Without limiting Section 8.13, nothing in this Section 5.16 shall create any third party beneficiary rights in any Continuing Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

        Section 5.17    Financing Cooperation; Financing.

        (a)   The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives to, at Parent's sole expense, provide to Parent such cooperation as is reasonably requested by Parent in connection with the Financing (provided that such requested cooperation (A) does not unreasonably interfere with the operations of the Company and its Subsidiaries, (B) does not cause any director, officer or employee of the Company or any of its Subsidiaries or any Representatives to incur any personal liability, (C) does not require that the Company or any of its Subsidiaries or their respective directors, officers or employees execute, deliver or enter into or perform any agreement, document or instrument in connection with the Financing (other than customary authorization and representation letters of the type described in clause (xi) below), (D) without limiting the scope of its obligations pursuant to clauses (iii), (iv) and (vi) hereof or the definition of "Financing Information", does not require the Company to prepare pro forma financial statements or change any fiscal period and (E) does not require the Company to cause its counsel to deliver any legal opinions), including (i) causing its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Financing, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with the Financing (or any amendment to Parent Credit Agreement), in each case, as may be reasonably required by Parent (subject to customary confidentiality arrangements), (iii) as promptly as reasonably practical, furnishing Parent and its Financing Sources (subject to customary confidentiality arrangements) with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent in good faith and that is customarily required to prepare any offering memorandum, registration statement, confidential information memorandum, lender presentation and other materials, customarily required in connection with the Financing (including the Financing Information), (iv) furnishing to Parent and the Financing Sources (A) all information regarding the Company and its Subsidiaries required to be provided to Parent's Financing Sources pursuant to paragraph (iii) of Schedule 1 of the Debt Financing Commitment as in effect as of the date hereof (or comparable provisions of any commitment for Alternate Financing), (B) the Financing Information and (C) the documentation and other information regarding the Company and its Subsidiaries that are required by regulatory authorities under applicable "know-your-customer" rules and regulations, including the Patriot Act, at least three (3) Business Days prior to the Closing Date, to the extent requested at least ten (10) Business Days prior to the Closing Date, (v) using reasonable best efforts, in the event the financing includes an offering of debt securities, to obtain customary accountants' comfort letters, consent letters and authorization letters from the Company's independent accountants (including "negative assurance" comfort) with respect to the financial information regarding the Company and its Subsidiaries referenced in clause (iv) (including providing any necessary management representation letters), (vi) assisting Parent with Parent's preparation of pro forma financial information and pro forma financial statements as they relate to the Company and its Subsidiaries for rating agency presentations, bank information memoranda, registration statements, offering memoranda and other materials utilized in connection with the Financing (or any amendment to Parent Credit Agreement), (vii) facilitating the negotiation of definitive financing, pledge, security and guarantee documents (which documents shall only be required to become effective as of the Closing Date) and the provision of guarantees and security relating thereto (including the delivery of possessory collateral required thereby), (viii) facilitating the negotiation of customary certificates and other documents and instruments relating to the Financing (which documents shall only be required to become effective as of the Closing Date), (ix) cooperating with Parent to obtain surveys and title insurance relating to the Company's and its Subsidiaries' properties to be mortgaged in connection with the Financing as may be requested by Parent in writing, (x) cooperating with Parent and Parent's efforts to obtain customary corporate and facilities ratings, (xi) providing customary authorization letters to the Financing Sources and agents in respect of the Financing authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders and containing a representation to such financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or its or their securities.

        (b)   Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.17 or otherwise in connection with the Financing (or any amendment to Parent Credit Agreement), (i) to pay any commitment or other similar fee prior to the Effective Time or (ii) to incur any cost or expense unless such cost or expense is promptly reimbursed by Parent (and in any event no later than the termination of this Agreement in accordance with Article VII). Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.17 other than to the extent such losses arise from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries or any of their Representatives or arise from or relate to any information provided by the Company or any of its Subsidiaries or Representatives specifically for use in connection with the Financing (or any amendment to Parent Credit Agreement). Nothing contained in this Section 5.17 or otherwise shall require the board of directors of the Company or any of its Subsidiaries (as constituted prior to the Effective Time) to approve any Financing or any Financing Agreement or other agreement related thereto. Further, nothing contained in this Section or otherwise shall require the Company or any of its Subsidiaries to be an issuer or other obligor with respect to any Financing prior to the Closing. All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.17 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure to potential lenders and investors and their respective officers, employees, representatives and advisors as required in connection with any Financing subject to confidentiality protections customary for such Financing. This Section 5.17(b) shall survive the consummation of the Merger and the Effective Time and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Company and its Subsidiaries (and the Company's Subsidiaries shall be third party beneficiaries of Parent's obligations under this Section 5.17(b)), and their respective successors and assigns, and shall be binding on Parent and its successors and assigns.

        (c)   Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange, obtain and complete the Debt Financing on or before the Closing on the terms and conditions described in the Debt Financing Commitment (as amended, supplemented, modified, replaced or terminated in accordance with Section 5.17(d)), including using reasonable best efforts to:

            (i)  comply with, subject to its rights in Section 5.17(d), maintain in effect the Debt Financing Commitment, and, once entered into, the Financing Agreements with respect thereto;

           (ii)  negotiate Financing Agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Financing Commitment or on other terms acceptable to Parent;

          (iii)  satisfy on a timely basis all conditions applicable to the Debt Financing in the Debt Financing Commitment and any Financing Agreements with respect thereto; and

          (iv)  in the event of a failure to fund by the Lenders in accordance with the Debt Financing Commitment that prevents, impedes or delays the Closing, enforce its rights under the Debt Financing Commitment and any Financing Agreements with respect thereto.

        (d)   Parent shall not agree to any amendment, supplement or other modification or replacement of, or any termination of the Debt Financing Commitment without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination would (i) delay or prevent the Closing, (ii) reduce the aggregate amount of the Debt Financing, (iii) impose new or additional conditions to the receipt of the Debt Financing, in each case, in a manner that would adversely impact the ability of Parent to obtain the Debt Financing on the Closing Date, or (iv) adversely impact in any material respect the ability of Parent or Merger Sub to enforce its rights against the other Parties to the Debt Financing Commitment; it being understood that notwithstanding the foregoing, Parent may (x) amend, supplement, modify, replace or terminate the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitment as of the date of this Agreement, and (y) reduce the aggregate amount of the Debt Financing by the amount of (A) any debt securities issued by the Parent in replacement of a portion of the Debt Financing Commitment or (B) any incremental term loans obtained under the Parent Credit Agreement issued under the Debt Financing Commitment (any such financing, a "Permanent Financing," and together with the Debt Financing, the "Financing"). Upon any amendment, supplement, modification, replacement or termination of the Debt Financing Commitment in accordance with this Section 5.17(d), Parent shall deliver a copy thereof to the

Company (including any principal documents entered into in connection with a Permanent Financing) and (i) references herein to "Debt Financing Commitment" shall include such documents as amended, supplemented, modified, replaced or terminated in compliance with this Section 5.17(d) (including any documents entered into in connection with a Permanent Financing) and (ii) references to "Debt Financing" or "Financing" shall include the financing contemplated by the Debt Financing Commitment as amended, supplemented, modified, replaced or terminated in compliance with this Section 5.17(d) and by any Permanent Financing.

        (e)   Notwithstanding Section 5.17(d) above, in the event any portion of the Debt Financing becomes unavailable (other than, for the avoidance of doubt, with respect to any reduction of the Debt Financing Commitment in accordance with Section 5.17(d)(y) above), (i) Parent shall promptly notify the Company and (ii) Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources (the "Alternate Financing") (A) on conditions not less favorable to Parent and Merger Sub than the Debt Financing Commitment, (B) in an amount sufficient to replace the portion of the Debt Financing that becomes unavailable and (C) other than as set forth in (A) or (B), on terms not materially less beneficial to Parent or Merger Sub. Copies of any new financing commitment letter (including any associated engagement letter and related fee letter (with fee amount redacted to the extent required by the applicable Financing Sources)) shall be promptly provided to the Company. In the event any Alternate Financing is obtained in accordance with this Section 5.17, any reference in this Agreement to "Debt Financing Commitment" and "Debt Financing" shall include the debt financing contemplated by such Alternate Financing. Except as provided elsewhere in this Section 5.17 and subject to the limitations in Section 5.17(d), nothing contained in this Agreement shall prohibit Parent from entering into Financing Agreements relating to the Debt Financing.

        (f)    Parent shall (i) give the Company prompt written notice of any default, breach or threatened breach in writing by any party of any of the Debt Financing Commitment or Financing Agreements related thereto of which Parent or Merger Sub become aware or any termination, or threatened termination in writing thereof and (ii) otherwise, at the request of the Company, keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Permanent Financing or Alternate Financing).

        (g)   In the event any Financing is funded in advance of the Closing Date, Parent, or its applicable Subsidiary, shall keep and maintain at all times prior to the Closing Date the proceeds of such Financing available for the purpose of funding the Cash Consideration and other amounts payable in cash at Closing as set forth in this Agreement and such proceeds shall be maintained as unrestricted cash or cash equivalents, free and clear of all Liens other than (a) Permitted Liens referenced in clause (a) of the definition of "Permitted Liens", (b) Liens granted pursuant to or in connection with the Parent Credit Agreement and related documents, as in effect as of the date hereof which are not subject to control agreements, and (c) bankers' Liens, rights of setoff and other similar Liens granted in the ordinary course of business in favor of the bank or banks with which such funds are deposited or maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that if the terms of such Financing requires the proceeds of such Financing to be held in escrow (or similar arrangement) pending the consummation of the transactions contemplated under this Agreement, then such proceeds may be held in escrow, solely to the extent the conditions to the release of such funds are no more onerous (taken as a whole) than the conditions to funding the Debt Financing Commitment.

        (h)   Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing is not a condition to the Closing.

        (i)    Parent shall (i) maintain at all times prior to, and on, the Closing Date at least $313 million (the "Required Parent Revolver Amount") of undrawn revolving loan commitments (which shall not include the commitments set forth in the Debt Financing Commitment) under the Parent Credit

Agreement and (ii) ensure that the conditions precedent set forth in Section 7.02 of the Parent Credit Agreement shall be capable of being satisfied at all times prior to, and on, the Closing Date (as if the Required Parent Revolver Amount were being borrowed on such date); provided that in the event that all or any portion of the Required Parent Revolver Amount becomes unavailable on the terms and conditions contemplated in the Parent Credit Agreement, Parent shall have until the earlier of (A) forty-five (45) days and (B) the Closing Date to (x) cure such unavailability under the Parent Credit Agreement or (y) arrange and obtain alternative financing from alternative sources (1) on conditions not less favorable to Parent and Merger Sub than the Debt Financing Commitment and (2) at least equal to the amount of such portion of the Required Parent Revolver Amount. Parent shall promptly provide copies of any new financing commitment letter obtained in accordance with the foregoing sentence (including any associated engagement letter and related fee letter (with fees redacted) to the Company.

        Section 5.18    Third Party Agreements and Certain Pre-Closing Transactions.

        (a)   Each of Parent, Merger Sub and the Company acknowledges and agrees that the consummation of the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement are not conditions to the Closing. If the conditions to Closing set forth in Article VI of this Agreement shall have been satisfied (or, in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied) or waived, but the conditions to closing set forth in the Boyd Purchase Agreement or the GLPI Purchase Agreement have not been satisfied or waived by the applicable parties thereunder, or the parties thereunder are otherwise not able to or willing to close the transactions contemplated thereunder, the Parties shall proceed with the Closing in accordance with Section 1.2, and in no event shall the Closing of the Merger be delayed, impaired, hindered or otherwise adversely affected by any delay or failure to close the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement by the parties thereto.

        (b)   Parent shall use its reasonable best efforts to cause the conditions to closing conditions set forth in each of the Boyd Purchase Agreement and the GLPI Purchase Agreement to be satisfied or waived as promptly as reasonably practicable, and the Company shall use its reasonable best efforts to cooperate with and assist Parent in doing so, which cooperation includes, following reasonable advance notice from Parent, taking such actions expressly contemplated to be performed or provided by or on behalf of the Company and/or its Subsidiaries by the Boyd Purchase Agreement and the GLPI Purchase Agreement in the forms provided to the Company as of the date hereof (and without giving effect to any actions or deliverables added by an amendment to such agreements to which the Company has not consented, provided that the Company shall not unreasonably withhold, condition or delay its consent thereto if reasonably requested by Parent) and providing such other cooperation and assistance as Parent shall reasonably request in connection therewith. No Party shall take any action that would reasonably be expected to delay, impair, hinder or otherwise adversely affect the ability of the parties to the Boyd Purchase Agreement or the GLPI Purchase Agreement to consummate the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement. Parent shall not agree to or permit any amendment, supplement or other modification or replacement of, or any termination of, or grant any waiver of, any condition or other provision under any Third Party Agreement without the prior written consent of the Company if such amendment, supplement, modification, replacement, termination, or waiver would or would reasonably be expected to (i) delay or prevent the closing of the transactions contemplated by the Boyd Purchase Agreement, the GLPI Purchase Agreement or the Merger, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the closing of the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement or (iii) adversely affect in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall the failure of the

Company or any of its Subsidiaries (or its or their respective officers, directors, employees, agents or representatives) to execute, deliver or perform, or cause to execute, deliver or perform, any instruments, documents or actions in connection with the Divestiture Transactions, whether requested by Parent pursuant to this Section 5.18 or pursuant to the Boyd Purchase Agreement or GLPI Purchase Agreement, constitute a breach or failure to perform by the Company of any of its covenants contained in this Agreement, so long as the Company has engaged in good faith and reasonable efforts to execute, deliver or perform (or to cause its Subsidiaries or request its or their respective officers, directors, employees, agents or representatives to do so) such instruments, documents or actions, as applicable.

        (c)   The Company shall use its reasonable best efforts to assist Parent and Boyd in obtaining any necessary authorization, consent and approval in connection with the transactions contemplated by the Boyd Purchase Agreement or the GLPI Purchase Agreement, as applicable. If requested by Parent, the Company and any applicable Divestiture Subsidiaries shall execute and deliver a joinder agreement to each of the Boyd Purchase Agreement and the GLPI Purchase Agreement, pursuant to which the Company and such Divestiture Subsidiaries shall become parties to each such agreement as of immediately prior to the Closing. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any of the Divestiture Subsidiaries are making any representations or warranties or will be bound by any covenants, obligations or agreements under the Boyd Purchase Agreement or the GLPI Purchase Agreement until, and only at or following, such time as the Company and the applicable Divestiture Subsidiaries have executed and delivered a joinder agreement to the Boyd Purchase Agreement or the GLPI Purchase Agreement, as applicable.

        (d)   For purposes of facilitating the transactions contemplated by the Boyd Purchase Agreement and the GLPI Purchase Agreement, at Parent's reasonable request the Company shall afford (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives of each of Boyd and GLPI such reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries' personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws, and with such additional accounting, operating, environmental and other data and information regarding the Company and its Subsidiaries, to the extent in the possession of the Company or its Subsidiaries, as Parent may reasonably request, in each case solely with respect to the Boyd Divestiture Businesses in the case of Boyd and the GLPI Divestiture Assets in the case of GLPI, subject to the same terms and conditions such access would be provided to Parent and it Representatives under Section 5.2.

        (e)   Upon the written request of Parent, which request shall be provided at least 10 Business Days prior to the Closing, the Company shall use its reasonable best efforts to implement, prior to the Closing, such internal restructuring transactions as may be reasonably necessary to facilitate the completion of the Divestiture Transactions in the manner contemplated by Boyd Purchase Agreement and the GLPI Purchase Agreement, respectively (such restructuring transactions, to the extent undertaken in accordance with this Section 5.18(e), the "Internal Restructuring"). The Company shall have no obligation to complete any restructuring step that would result in any cost (unless advanced by Parent), liability or obligation unless Parent and Merger Sub confirm in writing satisfaction or waiver of all conditions to Closing set forth in Article VI of this Agreement and are prepared to proceed with the Closing. For the avoidance of doubt, any actions taken by the Company pursuant to this Section 5.18(e) shall be subject to the indemnity contemplated by Section 5.18(f).

        (f)    Parent shall advance or promptly reimburse the Company in respect of any fee, cost, expense or obligations undertaken by the Company or any of its Subsidiaries in connection with the Internal Restructuring (to the extent undertaken) or any of the Third Party Agreements or the transactions contemplated thereby as contemplated by this Section 5.18. Whether or not the Closing occurs, Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, taxes, costs, expenses, fees, damages or liabilities suffered or incurred by them in connection with any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.18, under any of the Third Party Agreements or in connection with, arising out of or relating to the Internal Restructuring or any of the Third Party Agreements or the transactions contemplated thereby, other than to the extent such losses arise directly from the bad faith, gross negligence or willful misconduct of the Company or its Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

        Section 6.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by all Parties, to the extent permissible under applicable Law) at or prior to the Effective Time of the following conditions:

        (a)    Stockholder/Shareholder Approval.     (i) The Company Stockholder Approval and (ii) the Parent Shareholder Approval shall have been obtained.

        (b)    No Legal Prohibition.     No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted or be effective, in each case that prohibits the consummation of the Merger.

        (c)    S-4 Effectiveness.     The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (d)    Listing Approval.     The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

        (e)    Regulatory Approval.     (i) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and (ii) all Requisite Gaming Approvals shall have been duly obtained and shall be in full force and effect.

        Section 6.2    Conditions to Obligation of the Company to Effect the Merger.     The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.1(a), Section 4.2, Section 4.3(a), Section 4.16 and Section 4.17 shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct both when made and at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), as if made at and as of such time, except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without regard to "materiality", "Parent Material Adverse Effect" and similar qualifiers contained in such representations and warranties) has not had or would not, individually or in the aggregate, have a Parent Material Adverse Effect;

        (b)    Performance of Obligations of Parent and Merger Sub.     Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time;

        (c)    No Parent Material Adverse Effect.     Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

        (d)    Closing Certificate.     Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by Parent's Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

        Section 6.3    Conditions to Obligation of Parent to Effect the Merger.     The obligation of Parent to effect the Merger is further subject to the fulfillment (or the waiver by Parent) at or prior to the Effective Time of the following conditions:

        (a)    Representations and Warranties.     (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (except for only de minimis inaccuracies) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(a), Section 3.2 (other than (a)), Section 3.3(a), Section 3.21 and Section 3.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) the other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to "materiality", "Company Material Adverse Effect" and similar qualifiers contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Company Material Adverse Effect;

        (b)    Performance of Obligations of the Company.     The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

        (c)    No Company Material Adverse Effect.     Since the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

        (d)    Closing Certificate.     The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

        Section 6.4    Frustration of Closing Conditions.     Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party's Willful and Material Breach of any material provision of this Agreement.

 ARTICLE VII

TERMINATION

        Section 7.1    Termination or Abandonment.     Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained (except as otherwise provided below):

        (a)   by the mutual written consent of the Company and Parent;

        (b)   by either the Company or Parent, if the Merger shall not have been consummated on or prior to October 31, 2018; provided that if (i) on October 31, 2018, either (x) the conditions to Closing set forth in Section 6.1(b) or Section 6.1(e) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on October 31, 2018) or waived by all parties entitled to the benefit of such conditions or (y) the Marketing Period shall not have been completed (or shall have been deemed not to have been completed), then, at the election of Parent, such date may be extended to January 15, 2019 , if Parent provides written notice to the Company on October 31, 2018 or (ii) the conditions to Closing set forth in Section 6.1(b) or Section 6.1(e) shall not have been satisfied on or prior to October 17, 2018 but are satisfied on or prior to October 31, 2018 and all other conditions to Closing shall have been satisfied on or prior to October 31, 2018 (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on October 31, 2018) or waived by all parties entitled to the benefit of such conditions, then the End Date shall automatically be extended to November 6, 2018, without action by any Party hereto (any such extension of the End Date under this clause (b), an "End Date Extension" and October 31, 2018, as such date may be extended by the End Date Extension, the "End Date"); provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement;

        (c)   by either the Company or Parent, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if such injunction was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

        (d)   by either the Company or Parent, if the Company Stockholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

        (e)   by either the Company or Parent, if the Parent Shareholders' Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

        (f)    by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, Parent has not cured such breach or failure within thirty (30) days after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b));

        (g)   by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) by its nature, cannot be cured prior to the End Date or, if such breach or failure is capable of being cured by the End Date, the Company has not cured such breach or failure within thirty (30) days after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein that would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b));

        (h)   by Parent, prior to receipt of the Company Stockholder Approval, in the event of a Company Adverse Recommendation Change;

        (i)    by the Company, prior to the receipt of the Parent Shareholder Approval, in the event of a Parent Adverse Recommendation Change; or

        (j)    by the Company, at any time prior to receipt of the Company Stockholder Approval in order to enter into an agreement with respect to a Company Superior Proposal pursuant to Section 5.3; provided, however, that the Company shall not terminate this Agreement pursuant to this paragraph, unless in advance of or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee as provided in Section 7.3.

        Section 7.2    Effect of Termination.     In the event of termination of this Agreement pursuant to Section 7.1, notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall terminate (except for the provisions of Section 5.14(c), Section 5.17(b), Section 5.18(f), this Section 7.2, Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in the Confidentiality Agreement and the provisions of Section 5.14(c), Section 5.17(b), Section 5.18(f), this Section 7.2 and Section 7.3, and liability arising out of or the result of, fraud or any Willful and Material Breach of any covenant or agreement or Willful and Material Breach of any representation or warranty in this Agreement occurring prior to termination, in which case the aggrieved Party shall not be limited to expense payment or any fee payable pursuant to Section 7.3, and shall be entitled to all rights and remedies available at law or in equity.

        Section 7.3    Termination Fee; Expenses.

        (a)   If this Agreement is terminated:

            (i)  by Parent pursuant to Section 7.1(h) in the event of a Company Adverse Recommendation Change; or

           (ii)  by the Company pursuant to Section 7.1(j); or

          (iii)  (A) by the Company or Parent pursuant to Section 7.1(d) hereof, (B) a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and shall not have been publicly withdrawn by a date that is at least fifteen (15) Business Days prior to the Company Stockholders' Meeting and (C) within twelve (12) months of the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to or consummates a transaction that is a Company Takeover Proposal with a third party;

  then the Company shall pay to Parent the Company Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds in the case of clause (i), within two (2) Business Days of such termination, or, in the case of clause (ii), at or prior to such termination, or, in the case of clause (iii), upon the earlier of the entry into a definitive agreement with respect to the transactions contemplated by such Company Takeover Proposal and the consummation of such transactions.

        (b)   If this Agreement is terminated by the Company pursuant to Section 7.1(i) in the event of a Parent Adverse recommendation Change, then Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination), the Parent Termination Fee.

        (c)   If this Agreement is terminated:

            (i)  by either Parent or the Company pursuant to Section 7.1(c) in connection with any injunction, order, decree or ruling relating to Antitrust Laws or Gaming Laws, including the Gaming Approvals; or

           (ii)  by either Parent or the Company pursuant to Section 7.1(b) and at the time of such termination, any of the conditions set forth in Section 6.1(b) (if the applicable injunction, order, decree or ruling relates to Antitrust Laws or Gaming Laws, including the Gaming Approvals) or Section 6.1(e) shall not have been satisfied and the conditions in Section 6.1(a)(i), Section 6.3(a), Section 6.3(b), Section 6.3(c) and Section 6.3(d) have been satisfied or are capable of being satisfied at or prior to the Closing;

  then Parent shall pay to the Company promptly (but in any event no later than the second Business Day after such termination), the Parent Regulatory Termination Fee; provided that Parent shall not be obligated to pay the Parent Regulatory Termination Fee in the event of a termination by Parent pursuant to Section 7.1(b) or Section 7.1(c) if the injunction or the failure to close by the End Date allowing Parent to so terminate was primarily due to the material breach by the Company of any representation, warranty or covenant of the Company set forth in Section 3.7, Section 5.6 or Section 5.18 hereof.

          (d)    Expense Payments.

            (i)  If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(d), the Company shall pay Parent $30,000,000 as payment for Parent's costs and expenses in connection with this Agreement (the "Parent Expense Payment") by wire transfer (to an account designated in writing by Parent) in immediately available funds within two (2) Business Days after such termination.

           (ii)  If this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(e), the Parent shall pay Company $60,000,000 as payment for Company's costs and expenses in connection with this Agreement (the "Company Expense Payment", and together with the Parent Expense Payment, the "Expense Payments") by wire transfer (to an account designated in writing by the Company) in immediately available funds within two (2) Business Days after such termination.

        (e)   "Parent Termination Fee" shall be an amount equal to $60,000,000. "Company Termination Fee" shall be an amount equal to $60,000,000. "Parent Regulatory Termination Fee" shall be an amount equal to $125,000,000.

        (f)    The payment of the Parent Termination Fee, the Parent Regulatory Termination Fee, the Company Termination Fee, as applicable (in each case, a "Termination Fee Payment") and the Expense Payments shall be compensation and liquidated damages for the loss suffered by the Company or Parent, as applicable, as a result of the failure of the Merger to be consummated and to avoid the difficulty of determining damages under the circumstances and neither Party shall have any other liability to the other after the payment of such Termination Fee Payment or Expense Payment, except in the case of fraud or a Willful and Material Breach. Notwithstanding anything to the contrary in this Agreement, if the Termination Fee Payment shall become due and payable in accordance with Section 7.3(a) , Section 7.3(b) or Section 7.3(c), as applicable, from and after such termination and payment of the Termination Fee Payment pursuant to and in accordance with Section 7.3(a), Section 7.3(b) or Section 7.3(c) , as applicable, the paying Party shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 7.3(a), Section 7.3(b) or Section 7.3(c), as applicable, except in the case of fraud or a Willful and Material Breach. Each of the Parties hereto acknowledges that the Termination Fee Payment and Expense Payments are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such Termination Fee Payment and/or Expense Payment is due and payable and which do not involve fraud or Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall any Party be entitled to more than one payment of the Termination Fee Payment in connection with a termination of this Agreement pursuant to which the Termination Fee Payment is payable, and if the Termination Fee Payment is payable at such time as the receiving Party has already received payment or concurrently receives payment from the paying Party in respect of the Parent Expense Payment or the Company Expense Payment, as applicable, the amount of such Parent Expense Payment or the Company Expense Payment actually received by Parent or the Company, as applicable, shall be deducted from the Termination Fee Payment due and payable to such Party; provided, however, that in the event Parent is required to pay both the Parent Termination Fee and the Parent Regulatory Termination Fee pursuant to this Section 7.3, Parent shall be required to pay to the Company only the Parent Regulatory Termination Fee. Solely for purposes of this Section 7.3, "Company Takeover Proposal" shall have the meaning ascribed thereto in Section 8.15(b) (xi), except that all references to 15% shall be changed to 50.1%.

        (g)   Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement. Accordingly, if a Party fails to pay in a timely manner any amount due pursuant to this Section 7.3, then such Party shall reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related Actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

        Section 8.1    No Survival.     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive termination of this Agreement or the Effective Time.

        Section 8.2    Expenses.     Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

        Section 8.3    Counterparts; Effectiveness.     This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

        Section 8.4    Governing Law.     This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary herein, (A) all matters relating to the fiduciary duties of the Parent Board of Directors shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law principles thereof to the extent such principles would direct a matter to another jurisdiction and (B) any action, claim, controversy or dispute of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the law of the State of New York; provided, however, that (i) the interpretation of the definition of Company Material Adverse Effect and whether or not a Company Material Adverse Effect has occurred, (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations (as defined in the Debt Financing Commitment) and whether as a result of any inaccuracy thereof Parent, Merger Sub or their respective affiliates have the right to terminate its obligations under this Merger Agreement, or to decline to consummate the Merger pursuant to this Agreement and (iii) the determination of whether the Merger has been consummated in accordance with the terms of this Agreement, in each case, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        Section 8.5    Jurisdiction; Specific Enforcement.

        (a)   The Parties agree that irreparable damage would occur (for which monetary damages, even if available, would not be an adequate remedy) in the event that any of the provisions of this Agreement were not performed (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement), or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including, for the avoidance of doubt, the Company causing Parent to comply with its obligations pursuant to Section 5.17(c)) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, secure, furnish or post any bond, security or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, securing, furnishing or posting of any such bond, security or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

        (b)   Notwithstanding anything herein to the contrary, each of the Parties agrees on behalf of itself and its Subsidiaries that it and its Subsidiaries will not bring or support any legal action or proceeding, whether in Law or in equity, whether in contract or in tort or otherwise against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York.

        Section 8.6    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE).

        Section 8.7    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email or facsimile by the Party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.7 or (ii) the receiving Party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.7 or (c) when delivered by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

    To Parent or Merger Sub:

Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610
Facsimile:	(469) 774-6826
Email:	Carl.Sottosanti@pngaming.com
Attention:	General Counsel

    with copies to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Facsimile:	(212) 403-2000
Email:	DANeff@wlrk.com GEOstling@wlrk.com
Attention:	Daniel A. Neff Gregory E. Ostling

    To the Company:

Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, Nevada 89169
Facsimile:	(702) 541-7773
Email:	Donna.Negrotto@pnkmail.com
Attention:	General Counsel

    with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036
Facsimile:	(212) 735-2000
Email:	stephen.arcano@skadden.com neil.stronski@skadden.com
Attention:	Stephen F. Arcano Neil P. Stronski

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered; provided that any notice received by facsimile transmission or electronic mail or otherwise at the addressee's location on any Business Day after 5:00 p.m. (addressee's local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day. Any Party to this Agreement may notify, in accordance with the procedures set forth in this Section 8.7, any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is properly given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

        Section 8.8    Assignment; Binding Effect.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, however, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 8.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section shall be null and void.

        Section 8.9    Severability.     Any term, covenant, restriction or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms, covenants, restrictions and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        Section 8.10    Entire Agreement.     This Agreement, together with the exhibits hereto, schedules hereto and the Confidentiality Agreement, constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, or among any of them, with respect to the subject matter hereof and thereof, and, subject to Section 8.13, this Agreement is not intended to grant standing to any person other than the Parties hereto.

        Section 8.11    Amendments; Waivers.     At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by a duly authorized representative of each of the Company, Parent and Merger Sub; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding anything to the contrary contained herein, the second sentence of Section 8.4, Section 8.5(b) , Section 8.6, this sentence of Section 8.11, and the proviso of the first sentence of and the second sentence of Section 8.13 (and any defined terms as used in such Sections (but not as used for any other purpose in this Agreement)) may not be amended, supplemented, waived or otherwise modified in a manner that adversely affects the Financing Sources without the prior written consent of the Financing Sources.

        Section 8.12    Headings.     Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.13    No Third-Party Beneficiaries; Liability of Financing Sources.     Each of Parent, Merger Sub and the Company agrees that their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties hereto, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, other than:

        (a)   after the Effective Time, with respect to the provisions of Section 5.9, which shall inure to the benefit of the persons or entities benefitting therefrom who are intended to be third-party beneficiaries thereof;

        (b)   after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of this Agreement; and

        (c)   after the Effective Time, the rights of the holders of Company Options, Company RSAs and Company RSUs to receive the payments contemplated by the applicable provisions of Section 2.4, in each case, in accordance with the terms and conditions of this Agreement;

provided that the Financing Sources shall be express third party beneficiaries of the second sentence of Section 8.4, Section 8.5(b), Section 8.6, the last sentence of Section 8.11 and this proviso in and the immediately following sentence of this Section 8.13, and each of such Sections shall expressly inure to the benefit of the Financing Sources , and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections. Notwithstanding anything to the contrary contained herein but subject to the proviso at the end of this sentence, the Company agrees on behalf of itself and its Subsidiaries that it and its Subsidiaries shall not, have any rights or claims against any Financing Source of Parent in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any such Financing Source in its capacity as such) in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, contract, tort or otherwise, nor shall any Financing Source in its capacity as such (or any current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or advisors of any Financing Source in its capacity as such) have any obligations or liability to the Company or any of its Subsidiaries in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby, all of which are hereby waived; provided that the foregoing will not limit the rights of the parties to any Financing Agreement.

        Section 8.14    Interpretation.     When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The phrases "the date of this Agreement" and "the date hereof" and terms or phrases of similar import shall be deemed to refer to December 17, 2017, unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

        Section 8.15    Definitions.

          (a)    General Definitions.     References in this Agreement to "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to "person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, "knowledge" means (i) with respect to Parent and its Subsidiaries, the actual knowledge of the individuals listed in Section 8.15(a) of the Parent Disclosure Letter and (ii) with respect to the Company and its Subsidiaries, the actual knowledge of the individuals listed on Section 8.15(a) of the Company Disclosure Letter. As used in this Agreement, "Business Day" means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to remain closed.

          (b)    Certain Specified Definitions.     As used in this Agreement:

              (i)  "Affiliate" means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. For the purpose of this definition, "control" (including with correlative meanings, "controlled by" and "under common control with"), when used with respect to any specified person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For the avoidance of doubt, it is agreed and understood that GLPI shall not be deemed to be an Affiliate of any Party for any purpose hereunder.

             (ii)  "Antitrust Laws" means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

            (iii)  "Boyd Divestiture Businesses" means the Company's gaming operations at Ameristar Casino Kansas City, Ameristar Casino St. Charles, Belterra Resort and Belterra Park.

            (iv)  "Code" means the U.S. Internal Revenue Code of 1986, as amended.

             (v)  "Company Benefit Plan" means each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA) and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, retirement benefits, pension benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability.

            (vi)  "Company Intervening Event" means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Company Stockholder Approval if and only if such event, development or change in circumstances was neither known by the Company Board of Directors or those individuals listed on Section 8.15(a) of the Company Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) the receipt, existence or terms of a Company Takeover Proposal (which matters shall be addressed by and subject to Section 5.3(b)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (C) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

           (vii)  "Company Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Company or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 3.3(a) or Section 3.3(c)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Parent or Merger Sub, (5) the sale, divestiture or disposition of the Boyd Divestiture Businesses or the GLPI Divestiture Assets or any consequences resulting from any such sale, divestiture or disposition, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the transactions contemplated thereby, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by the Company to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect) or (11) the Internal Restructuring; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries are expected to operate from and after the Closing.

          (viii)  "Company Registrations" means all patents, patent applications, registrations and applications for trademarks, registrations and applications for copyrights, in each case that are registered or filed in the name of the Company or any of its Subsidiaries.

            (ix)  "Company RSU" means a unit granted by the Company representing a general unsecured promise by the Company to deliver a share of Company Common Stock (or its cash value), including phantom stock unit awards, restricted stock unit awards, other stock unit awards, performance share grants, Director other stock unit awards, deferred shares under the Company's Directors Deferred Compensation Plan and any other similar instruments, including those deferred under the Executive Deferred Compensation Plan.

             (x)  "Company Superior Proposal" means a bona fide, unsolicited written Company Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Company Common Stock or more than 50.1% of the assets or revenues of the Company and its Subsidiaries, taken as a whole (B) that the Company Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal and (C) that the Company Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Company Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of the Company from a financial point of view than the transaction contemplated by this Agreement.

            (xi)  "Company Takeover Proposal" means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) the Company or any of its Subsidiaries whose assets, taken together, constitute 15% or more of the Company's consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) more than 15% of the outstanding Company Common Stock or securities of the Company representing more than 15% of the voting power of the Company or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, in one or more transactions, (x) any of the Divestiture Assets or Divestiture Subsidiaries or (y) assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.

           (xii)  "Compliant" means, with respect to the Financing Information, (A) that such Financing Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company and its Subsidiaries, necessary in order to make the statements contained in such Financing Information, in the light of the circumstances under which they were made, not misleading, (B) Ernst & Young LLP shall not have withdrawn its audit opinion with respect to the portion of such Financing Information constituting audited financial statements (it being understood that in the event that such opinion is withdrawn, the Financing Information shall not be deemed to be Compliant or have ever been Compliant; provided that such Financing Information shall be deemed to satisfy the requirements of this clause (B) beginning on the date that a new unqualified audit opinion is issued with respect to the audited Financing Information by Ernst & Young LLP, another "big four" accounting firm or another independent public accounting firm reasonably acceptable to Parent) and (C) the Company has not determined to restate its historical financial statements contained in such Financing Information (it being understood that in the event that the Company has so determined, the Financing Information shall not be deemed to be Compliant or to have ever been Compliant; provided that such Financing Information, shall be deemed to satisfy the requirements of the clause (C) on the date such restatement has been completed and the relevant financial statement has been amended or the Company has indicated that it has concluded that no restatement shall be required in accordance with GAAP).

          (xiii)  "Contract" means, with respect to a person, any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether oral or written, that is binding on such person under applicable Law.

          (xiv)  "Controlled Group Liability" means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412, 430 or 4971 of the Code, or (D) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

           (xv)  "Discharge" means the redemption of the Company Notes, pursuant to the terms thereof and the Note Indenture and (if applicable) the satisfaction and discharge of the Note Indenture, pursuant to the terms thereof.

          (xvi)  "Divestiture Assets" means the Boyd Divestiture Businesses and the GLPI Divestiture Assets.

         (xvii)  "Divestiture Subsidiaries" means Ameristar Casino Kansas City, LLC, Ameristar Casino St. Charles, LLC, Belterra Resort Indiana LLC and PNK (Ohio), LLC.

        (xviii)  "Environmental Law" means any Law in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

          (xix)  "Equity Award Exchange Ratio" means the sum of (A) the Exchange Ratio and (B) the quotient of (1) the Cash Consideration divided by (B) the Parent Common Stock VWAP.

           (xx)  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (xxi)  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

         (xxii)  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations and rules issued thereunder, or any successor Law.

        (xxiii)  "Financing Agreement" means any credit agreement, indenture, purchase agreement, note or similar agreement, in each case, evidencing or relating to indebtedness to be incurred in connection with any Financing.

        (xxiv)  "Financing Information" means (A)(1) audited consolidated financial statements of the Company consisting of balance sheets as of the last date of each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date and an unqualified audit report relating thereto, (2) unaudited condensed consolidated financial statements of the Company consisting of balance sheets and the related condensed consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows as of the last day of and for the most recently completed fiscal quarter ended at least 45 days before the Closing Date, or, in the case of the statement of cash flows, for the period subsequent to the end of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date as well as the corresponding period of the prior fiscal year (all of which shall have been reviewed by the independent accountants for the Company (as applicable) as provided in AS 4015 (formerly the Statement on Auditing Standards No. 100)), in each case described in this clause (2) other than with respect to any quarter-end that is also a fiscal year-end, and (3) property level Adjusted EBITDAR (as defined in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2017) and revenue information concerning the Company's operating casinos and any other financial information about the Company or its Subsidiaries reasonably and timely requested in writing by Parent in order for Parent to prepare (I) a customary pro forma consolidated statement of operations of Parent and its Subsidiaries for the most recently completed fiscal year ended at least 90 days before the Closing Date , (II) a customary pro forma consolidated statement of operations of Parent and its Subsidiaries for the period subsequent to the end of the most recently completed fiscal year ended at least 90 days before the Closing Date to the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date , together with a corresponding statement for the corresponding period of the prior year and (III) a customary pro forma consolidated statement of operations and balance sheet as of and for the twelve-month period ended on the last day of the most recently completed fiscal quarter ended at least 45 days before the Closing Date , or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date , in each case prepared after giving effect to the transactions described herein as if they had occurred as of such date (in the case of each such balance sheet) or at the beginning of such period (in the case of each such statement of operations) and, in each case contemplated by clauses (1) and (2), meeting the requirements of Regulation S-X (it being understood that such financial statements and other financial information shall not be required to include financial statements required by Rules 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act and the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-2744A and other information not customarily provided in an offering memorandum for a Rule 144A offering (collectively, the "Rule 144A Customary Exceptions")), (B) to the extent not already provided under clause (A), all financial statements and financial and other data relating to the Company and its Subsidiaries (x) reasonably requested in writing by Parent and reasonably required to consummate the Financing, including a customary unsecured, non-guaranteed debt securities offering in connection with the Financing and in order to prepare an Offering Document (as defined in the Debt Commitment Letter) (subject to the Rule 144A Customary Exceptions) or (y) that would be necessary in order to receive customary "comfort" (including "negative assurance" comfort) from independent accountants of the Company in connection with any debt securities offering that is part of the Financing (and the Company shall use commercially reasonable efforts to arrange the delivery of such comfort with respect to such information) and (C) solely in the event deemed necessary by the SEC in connection with the Joint Proxy Statement/Prospectus and Parent has provided the Company with prompt written notice of such SEC determination, "carve out" financial statements as of the dates specified in clauses (A)(i) and (A)(ii) above for the Company, giving effect to the disposition of the Boyd Divestiture Businesses and the GLPI Divestiture Assets. With respect to the financial statements required under clause (A)(1) and (A)(2) above, the filing with the SEC of the Company's financial statements on Form 10-K or Form 10-Q, as applicable, by the Company shall be deemed to satisfy such requirements.

          (xxv)  "Financing Sources" means the financial institutions that have committed to provide or have otherwise entered into agreements in connection with any of the Financing and any joinder agreements, purchase agreements, indentures, underwriting agreements, credit agreements or other instruments or agreements entered into pursuant thereto or relating thereto, together with their affiliates, and their and their affiliates' respective officers, directors, employees, agents and representatives involved in any of the Financing and their successors and assigns.

        (xxvi)  "Gaming Approvals" means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority or under Gaming Laws necessary for or relating to conduct of gaming and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership or the operation, management and development of any gaming operations.

       (xxvii)  "Gaming Authorities" means any Governmental Entities with regulatory control and authority or jurisdiction over the conduct of gaming, pari-mutuel wagering and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming operations, including the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Iowa Division of Gaming Enforcement, the Louisiana Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Liquor Board of Elko County, Nevada, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board, the Pennsylvania State Horse Racing Commission, the Texas Racing Commission, and the Texas Alcoholic Beverage Commission.

      (xxviii)  "Gaming Law" means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to the conduct of gaming, pari-mutuel wagering and related activities or the manufacture, distribution, service or sale of alcoholic beverages or the ownership, operation, management or development of any gaming operations, including the rules, regulations, and Orders of the Gaming Authorities.

         (xxix)  "GLPI Divestiture Assets" means the Company's owned real property at Belterra Park.

          (xxx)  "Hazardous Materials" means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

         (xxxi)  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        (xxxii)  "Indebtedness" means, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all lease obligations of such Person capitalized on the books and records of such Person (or required to be so capitalized in accordance with GAAP as of the date hereof), (iv) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (v) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of "holdback" or similar payment, but excluding trade payables incurred in the ordinary course of business), (vi) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, (vii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person (and all arrangements having similar effect, including by the granting of security for such Indebtedness of another Person), and (viii) all obligations of such Person under interest rate, currency or commodity derivatives or any other derivatives or hedging transactions or similar arrangement.

       (xxxiii)  "Intellectual Property" means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

       (xxxiv)  "LVSC Employee" means an employee or other service provider of the Company or of any of its Subsidiaries who either (A) works at the Company's Las Vegas Service Center or (B) at another location, but is employed by, or is charged to, the Las Vegas Service Center.

        (xxxv)  "Marketing Period" means the first period of 10 consecutive Business Days (a) commencing no earlier than the date that is two Business Days after the date on which Parent shall have received (i) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) on or prior to May 9, 2018 (and the Marketing Period (assuming the definition of "Financing Information" described in this clause (i)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(i) that "Closing Date" as used in the definition of Financing Information is May 9, 2018, (ii) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) from May 10, 2018 to and including August 7, 2018 (and the Marketing Period (assuming the definition of "Financing Information" described in this clause (ii)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(ii) that "Closing Date" as used in the definition of Financing Information is August 7, 2018, (iii) in the case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) from August 8, 2018 to and including November 6, 2018 (and the Marketing Period (assuming the definition of "Financing Information" described in this clause (iii)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(iii) that "Closing Date" as used in the definition of Financing Information is November 6, 2018 or (iv) in the

    case that the Closing would be required to occur pursuant to Section 1.2 (without giving effect to the first proviso thereof) on or after November 7, 2018 (and the Marketing Period (assuming the definition of "Financing Information" described in this clause (iv)) has ended on or prior to such required date of Closing), the Financing Information assuming for purposes of this clause (a)(iv) that "Closing Date" as used in the definition of Financing Information is January 15, 2019 and (b) throughout and at the end of which Parent shall have the Financing Information (assuming for purposes of this clause (b) and the succeeding proviso that "Closing Date" as used in the definition of Financing Information is as set forth in clause (a) immediately above); provided that if the Company shall in good faith reasonably believe it has provided the Financing Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case Parent shall be deemed to have such Financing Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Financing Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Financing Information the Company has not delivered). Notwithstanding anything to the contrary herein, (A) July 2nd through July 6th of 2018 shall be excluded from the determination of the Marketing Period, (B) if the Marketing Period has not ended prior to August 17, 2018, then such 10 consecutive Business Day period will not commence until September 4, 2018, (C) November 22nd and November 23rd of 2018 shall be excluded from the determination of the Marketing Period, (D) if the Marketing Period has not ended by December 21, 2018, then the Marketing Period will not commence until January 2, 2019 and (E) if the Financing Information is not Compliant at any time from the date it is delivered to Parent until the Closing Date, the Marketing Period shall not be deemed to have commenced and shall not commence until, at the earliest, the date thereafter that is two Business Days following the date upon which the Financing Information becomes Compliant.

       (xxxvi)  "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

      (xxxvii)  "Nasdaq" means the Nasdaq Global Select Market.

     (xxxviii)  "Note Indenture" means, that certain Indenture, dated as of April 28, 2016, between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 12, 2016, among the Company and Deutsche Bank Trust Company Americas, and as further amended or supplemented from time to time.

       (xxxix)  "Order" means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

            (xl)  "Parent Benefit Plan" means each "employee pension benefit plan" (as defined in Section 3(2) of ERISA), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and each other plan, policy, agreement or arrangement (whether written or oral) relating to stock options, stock purchases, stock awards, deferred compensation, bonus, severance, retention, employment, change of control, fringe benefits, retirement benefits, pension benefits, supplemental benefits or other employee benefits, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by Parent or its Subsidiaries, for the benefit of current or former employees, officers, directors or consultants of Parent or its Subsidiaries or with respect to which Parent or any of its Subsidiaries has any liability.

           (xli)  "Parent Common Stock VWAP" means the volume weighted average price of a share of Parent Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to the Closing Date to the closing of trading on the second (2nd) to last trading day prior to the Closing Date, as reported by Bloomberg.

          (xlii)  "Parent Credit Agreement" means the Amended and Restated Credit Agreement, dated as of January 19, 2017, among Parent, the guarantors party thereto from time to time, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, as amended.

         (xliii)  "Parent Intervening Event" means any material event or development or material change in circumstances first occurring or arising after the date of this Agreement and prior to the Parent Shareholder Approval if and only if such event, development or change in circumstances was neither known by the Parent Board of Directors or those individuals listed on Section 8.15(a) of the Parent Disclosure Letter nor reasonably foreseeable by such persons as of or prior to the date of this Agreement; provided that in no event shall the following events, developments or changes in circumstances constitute a Company Intervening Event: (A) the receipt, existence or terms of a Parent Takeover Proposal (which matters shall be addressed by and subject to Section 5.4(b)), (B) changes in and of themselves in the market price or trading volume of the Company Common Stock or the Parent Common Stock or (C) the fact in and of itself that the Company or Parent meets or exceeds or fails to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period; provided that the exceptions in clause (B) and (C) shall not exclude any event, development or change in circumstance underlying any such change in market price or trading volume, or meeting or exceeding, or failure to meet or exceed such projections, forecasts or predictions.

         (xliv)  "Parent Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Parent or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated hereby (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 4.3(a) or Section 4.3(d)(i) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of the Company, (5) changes in applicable Law, GAAP or accounting standards, (6) outbreak or escalation of hostilities or acts of war or terrorism, (7) any litigation in connection with this Agreement or the transactions contemplated hereby, (8) floods, hurricanes, tornados, earthquakes, fires or other natural disasters or (9) failure by Parent to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (9) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect); except, in each case with respect to clauses (1), (2), (5), (6) and (8), to the extent disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries are expected to operate from and after the Closing.

          (xlv)  "Parent Notes" means the 5.625% Senior Notes due 2027 of Parent, issued pursuant to the Indenture, dated as of January 19, 2017 between Parent and Wells Fargo Bank, National Association, as trustee, as amended.

         (xlvi)  "Parent RSU" means a unit granted by Parent representing a general unsecured promise by the Parent to deliver a share of Parent Common Stock (or its cash value).

        (xlvii)  "Parent Superior Proposal" means a bona fide, unsolicited written Parent Takeover Proposal (A) that if consummated would result in a third party (or in the case of a direct merger between such third party and Parent, the shareholders of such third party) acquiring, directly or indirectly, more than 50.1% of the outstanding Parent Common Stock or more than 50.1% of the assets or revenues of Parent and its Subsidiaries, taken as a whole (B) that the Parent Board of Directors determines in good faith, after consultation with its outside financial advisor and outside legal counsel, is reasonably capable of being completed, taking into account all financial, legal, regulatory, timing and other aspects of such proposal, including all conditions contained therein and the person making such Parent Takeover Proposal and (C) that the Parent Board of Directors determines in good faith after consultation with its outside financial advisor and outside legal counsel (taking into account any changes to this Agreement proposed by the Company in response to such Parent Takeover Proposal, and all financial, legal, regulatory, timing and other aspects of such Parent Takeover Proposal, including all conditions contained therein and the person making such proposal, and this Agreement), is more favorable to the stockholders of Parent from a financial point of view than the transaction contemplated by this Agreement.

       (xlviii)  "Parent Takeover Proposal" means (A) any inquiry, proposal or offer for or with respect to (or expression by any person that it is considering or may engage in) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving Parent or any of its Subsidiaries whose assets, taken together, constitute 15% or more of Parent's consolidated assets, (B) any inquiry, proposal or offer (including tender or exchange offers) to (or expression by any person that it is considering or may seek to) acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any inquiry, proposal or offer to (or expression by any person that it is considering or may seek to) acquire in any manner (including the acquisition of stock in any Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Merger.

         (xlix)  "Permitted Lien" means (A) any Lien for Taxes not yet due or delinquent or which are being contested in good faith by appropriate proceedings, (B) vendors', mechanics', materialmens', carriers', workers', landlords', repairmen's, warehousemen's, construction, maritime and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings, (C) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, (D) pledges or deposits in connection with workers' compensation, unemployment insurance, and other social security legislation, (E) Liens relating to intercompany borrowings among the Company and its wholly owned subsidiaries, the Company Credit Agreement, or any other existing indebtedness of the Company or its Subsidiaries, (F) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Parent (in the case of the Company), (G) purchase money Liens or Liens under capital lease arrangements, (H) licenses of Intellectual Property, or (I) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby.

              (l)  "Real Property" means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

             (li)  "Requisite Gaming Approvals" means such Gaming Approvals from the Colorado Limited Gaming Control Commission, the Indiana Gaming Commission, the Iowa Racing and Gaming Commission, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Louisiana Gaming Control Board and the Nevada Gaming Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Texas Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania State Horse Racing Commission, as are necessary in order to allow Parent and its Subsidiaries, including the Surviving Corporation, upon the consummation of the Merger, to continue their operation of their Subsidiaries' respective gaming activities (which shall not be considered to include any permits, approvals or licenses relating to the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

            (lii)  "Subsidiary" means, with respect to any person, any corporation, partnership, association, trust or other form of legal entity of which (A) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such person or (B) such person or any Subsidiary of such person is a general partner.

           (liii)  "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, imposts, levies, duties, fees or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, escheat, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto.

           (liv)  "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, or declaration of estimated Taxes (and including any amendments with respect thereto).

            (lv)  "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

           (lvi)  "Willful and Material Breach" means a material breach that is a consequence of an act undertaken or failure to act by the breaching Party with knowledge that the taking of or failure to take such act would cause a material breach of this Agreement. For the avoidance of doubt, a Party's failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful and Material Breach of this Agreement.

        (c)   Each of the following terms is defined in the Section set forth opposite such term:

Action	Section 5.9(b)
Affiliate	Section 8.15(b)(i)
Agreement	Preamble
Alternate Financing	Section 5.17(d)
Antitrust Laws	Section 8.15(b)(ii)
Approvals	Section 5.6(a)
Book-Entry Shares	Section 2.1(a)(iii)
Boyd Divestiture Businesses	Section 8.15(b)(ii)
Boyd Purchase Agreement	Section 4.25(a)
Business Day	Section 8.15(a)
Cancelled Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(iii)
Certificate	Section 2.1(a)(iii)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.15(b)(iv)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 5.3(c)
Company Adverse Recommendation Change	Section 5.3(e)
Company Approvals	Section 3.3(b)
Company Benefit Plan	Section 8.15(b)(v)
Company Board of Directors	Recitals
Company Bylaws	Section 1.5
Company Certificate	Section 1.5
Company Common Stock	Section 3.2(a)
Company Credit Agreement	Section 5.14(a)
Company Credit Agreement Payoff	Section 5.14(a)
Company Disclosure Letter	Article III
Company Expense Payment	Section 7.3(d)(ii)
Company Financial Statements	Section 3.4(b)
Company Insurance Policy	Section 3.17
Company Intervening Event	Section 8.15(b)(vi)
Company Leased Real Property	Section 3.16(a)
Company Long Term Incentive Awards	Section 2.4(e)(i)
Company Material Adverse Effect	Section 8.15(b)(vii)
Company Material Contract	Section 3.19(a)(x)
Company Notes	Section 5.14(a)
Company Option	Section 2.4(a)
Company Organizational Documents	Section 3.1(c)
Company Owned Real Property	Section 3.16(a)
Company Permits	Section 3.7(b)
Company Preferred Stock	Section 3.2(a)
Company Qualifying Amendment	Section 5.5(a)
Company Real Property Leases	Section 3.16(a)
Company Recommendation	Section 3.3(a)
Company Registrations	Section 8.15(b)(viii)
Company RSA	Section 2.4(b)
Company RSU	Section 8.15(b)(ix)

Company SEC Documents	Section 3.4(a)
Company Stockholder Advisory Vote	Section 3.3(a)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders' Meeting	Section 5.5(c)
Company Superior Proposal	Section 8.15(b)(x)
Company Takeover Proposal	Section 8.15(b)(xi)
Company Termination Fee	Section 7.3(e)
Compliant	Section 8.15(b)(xii)
Confidentiality Agreement	Section 5.2(b)
Continuing Employee	Section 5.16(a)
Contract	Section 8.15(b)(xii)
Controlled Group Liability	Section 8.15(b)(xiv)
Debt Financing	Section 4.23(a)
Debt Financing Commitment	Section 4.23(a)
DGCL	Section 1.1
DGCL 262	Section 2.1(b)
Discharge	Section 8.15(b)(xv)
Dissenting Shares	Section 2.1(b)
Divestiture Assets	Section 8.15(b)(xvi)
Divestiture Subsidiaries	Section 8.15(b)(xvii)
Divestiture Transactions	Section 5.6(a)
Effective Time	Section 1.3
End Date	Section 7.1(b)
End Date Extension	Section 7.1(b)
Environmental Law	Section 8.15(b)(xviii)
Equity Award Exchange Ratio	Section 8.15(b)(xix)
ERISA	Section 8.15(b)(xix)
ERISA Affiliate	Section 8.15(b)(xxi)
Exchange Act	Section 8.15(b)(xxii)
Exchange Agent	Section 2.2
Exchange Fund	Section 2.3(a)
Exchange Ratio	Section 2.1(a)(iii)
Expense Payments	Section 7.3(d)(ii)
FCPA	Section 3.14(a)
Financing	Section 5.17(c)
Financing Agreement	Section 8.15(b)(xxiii)
Financing Sources	Section 8.15(b)(xxiii)
Form S-4	Section 3.13
GAAP	Section 3.4(b)
Gaming Approvals	Section 8.15(b)(xxvi)
Gaming Authorities	Section 8.15(b)(xxvii)
Gaming Law	Section 8.15(b)(xxviii)
GLPI Divestiture Assets	Section 8.15(b)(xxix)
GLPI Purchase Agreement	Section 4.25(a)
GLPI Sale Leaseback Agreement	Section 4.25(a)
Goldman Sachs	Section 4.16
Governmental Entity	Section 3.3(b)
Hazardous Materials	Section 8.15(b)(xxx)
HSR Act	Section 8.15(b)(xxxi)
Indebtedness	Section 8.15(b)(xxxi)
Indemnified Party	Section 5.9(b)

Intellectual Property	Section 8.15(b)(xxxiii)
Internal Restructuring	Section 5.18(e)
IRS	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.13
Law	Section 3.7(a)
Laws	Section 3.7(a)
Lease Amendment	Section 4.25(a)
Lenders	Section 4.23(a)
Letter of Transmittal	Section 2.3(b)
Licensed Parties	Section 4.22
Licensing Affiliates	Section 4.22
Lien	Section 3.3(c)
Marketing Period	Section 8.15(b)(xxxiii)
Master Lease Commitment and Rent Allocation Agreement	Section 4.25(a)
Maximum Amount	Section 5.9(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(iii)
Merger Consideration Value	Section 2.4(a)
Merger Sub	Preamble
Multiemployer Plan	Section 8.15(b)(xxxiii)
Nasdaq	Section 8.15(b)(xxxvii)
Net Option Share	Section 2.4(a)
Note Indenture	Section 8.15(b)(xxxviii)
Order	Section 8.15(b)(xxxix)
Parent	Preamble
Parent Acceptable Confidentiality Agreement	Section 5.4(c)
Parent Adverse Recommendation Change	Section 5.4(e)
Parent Approvals	Section 4.3(c)
Parent Award	Section 2.4(c)
Parent Benefit Plan	Section 8.15(b)(xl)
Parent Board of Directors	Recitals
Parent Common Stock	Section 4.2(a)
Parent Common Stock VWAP	Section 8.15(b)(xli)
Parent Credit Agreement	Section 8.15(b)(xlii)
Parent Disclosure Letter	Article IV
Parent Expense Payment	Section 7.3(d)
Parent Financial Statements	Section 4.5(b)
Parent Intervening Event	Section 8.15(b)(xliii)
Parent Material Adverse Effect	Section 8.15(b)(xliv)
Parent Material Contracts	Section 4.15
Parent Notes	Section 8.15(b)(xlv)
Parent Option	Section 4.2(a)
Parent Organizational Documents	Section 4.1(c)
Parent Permits	Section 4.8(b)
Parent Preferred Stock	Section 4.2(a)
Parent Qualifying Amendment	Section 5.5(a)
Parent Recommendation	Section 4.3(a)
Parent Regulatory Termination Fee	Section 7.3(e)
Parent RSU	Section 8.15(b)(xlvi)
Parent SEC Documents	Section 4.5(a)

Parent Shareholder Approval	Section 4.3(a)
Parent Shareholders' Meeting	Section 4.3(a)
Parent Superior Proposal	Section 8.15(b)(xlvii)
Parent Takeover Proposal	Section 8.15(b)(xlviii)
Parent Termination Fee	Section 7.3(e)
Parties	Preamble
Party	Preamble
Payoff Letter	Section 5.14(a)
Permanent Financing	Section 5.17(c)
Permitted Lien	Section 8.15(b)(xlix)
Post-Signing Award	Section 2.4(c)
Real Property	Section 8.15(b)(li)
Remedies Exceptions	Section 3.3(a)
Representatives	Section 5.3(a)
Requisite Gaming Approvals	Section 8.15(b)(lii)
Sarbanes-Oxley Act	Section 3.4(a)
SEC	Section 3.4(a)
Securities Act	Section 3.3(b)
Share Issuance	Recitals
Subsidiary	Section 8.15(b)(liii)
Surviving Corporation	Section 1.1
Tax	Section 8.15(b)(liv)
Tax Return	Section 8.15(b)(lv)
Taxes	Section 8.15(b)(liv)
Taxing Authority	Section 8.15(b)(lvi)
Termination Date	Section 5.1(a)
Termination Fee Payment	Section 7.3(f)
Third Party Agreements	Section 4.25(a)
Third Party Consents	Section 5.6(g)
Willful and Material Breach	Section 8.15(b)(lvii)

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PINNACLE ENTERTAINMENT, INC.
By:	/s/ ANTHONY M. SANFILIPPO
	Name:	Anthony M. Sanfilippo
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

PENN NATIONAL GAMING, INC.
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer
FRANCHISE MERGER SUB, INC.
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Annex B

EXECUTION VERSION

        MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of December 17, 2017,
by and among
BOYD GAMING CORPORATION,
BOYD TCIV, LLC,
as Purchaser,
PENN NATIONAL GAMING, INC.,
as Parent,
and, solely following the execution of a joinder,
PINNACLE ENTERTAINMENT, INC.,
as Seller,
and
PINNACLE MLS, LLC
as Seller Subsidiary

B-i

B-ii

 EXHIBITS

Exhibit A	Form of Assignment of Membership Interests and Cross-Receipt
Exhibit B	Example Net Working Capital Calculation
Exhibit C	Form of Joinder
Exhibit D	Form of Brand License Agreement
Exhibit E	Form of Purchaser Master Lease
Exhibit F	Form of Transition Services Agreement

B-iii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

        THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 17, 2017 (the "Effective Date"), by and among Boyd Gaming Corporation, a Nevada corporation ("Boyd"), Boyd TCIV, LLC, a limited liability company organized under the laws of the state of Nevada and a wholly owned subsidiary of Boyd ("Purchaser"), Penn National Gaming, Inc., a Pennsylvania corporation ("Parent"), and, solely when such Person executes and delivers the Joinder, Pinnacle Entertainment, Inc., a Delaware corporation ("Seller"), and Pinnacle MLS, LLC, a Delaware limited liability company ("Seller Subsidiary" and, together with Seller, "Sellers"). Each of Boyd, Purchaser, Parent, Sellers and the Companies is referred to individually as a "party" and collectively as the "parties". Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 13.01.

        WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding membership interests of PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio ("Belterra Park") and Seller Subsidiary is the beneficial and record owner of all of the issued and outstanding membership interests of each of Belterra Resort Indiana LLC, a limited liability company organized under the laws of the state of Nevada ("Belterra"), Ameristar Casino Kansas City, LLC, a limited liability company organized under the laws of the state of Missouri ("Ameristar Kansas City") and Ameristar Casino St. Charles, LLC, a limited liability company organized under the laws of the state of Missouri ("Ameristar St. Charles", and each of Ameristar Kansas City, Ameristar St. Charles, Belterra and Belterra Park, a "Company" and collectively the "Companies", and the membership interests of the Companies, collectively the "Membership Interests");

        WHEREAS, pursuant to an agreement and plan of merger (the "Merger Agreement"), dated as of the date hereof, by and among Parent, Franchise Merger Sub, Inc. ("Merger Sub"), and Seller, Merger Sub will merge with and into Seller and Seller will become a wholly owned subsidiary of Parent (the "Merger");

        WHEREAS, the United States Federal Trade Commission (the "FTC") is expected to issue a Decision and Order in connection with its review of the Merger (the "FTC Order");

        WHEREAS, in connection with the Merger and the expected FTC Order, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of Seller's right, title and interest in and to the issued and outstanding Membership Interests of each of the Companies, on the terms and subject to the conditions set forth herein ("Membership Interest Sale");

        WHEREAS, pursuant to a purchase and sale agreement, dated as of the date hereof, by and between Parent, Gold Merger Sub, LLC ("Lessor"), PNK (OHIO), LLC, a Delaware limited liability company and Seller, Gold Merger Sub, LLC, a wholly owned subsidiary of GLPI, will acquire certain real property currently owned by Belterra Park immediately prior to and substantially concurrently with the Closing ("Belterra Park Purchase Agreement");

        WHEREAS, Lessor, as the landlord, and Seller Subsidiary, as the tenant, are party to that certain Master Lease, dated as of April 28, 2016 and intend to enter into an amendment to such lease at or prior to the closing of the Merger (as amended, the "Seller Master Lease");

        WHEREAS, in connection with the Transaction, Parent, Purchaser and Lessor have entered into an Agreement to Lease and Rent Allocation Agreement (the "Lease Commitment Agreement" pursuant to which Purchaser and Lessor shall enter into a Master Lease Agreement substantially in the form of Exhibit E hereto (the "Purchaser Master Lease"), at or prior to the Closing;

        WHEREAS, in connection with the Transaction and the Merger, GLPI, Lessor, certain other Subsidiaries of GLPI, Seller, certain Subsidiaries of Seller, and Parent have entered into a Consent

Agreement (the "Consent Agreement") pursuant to which, among other things, Lessor has agreed to consent to the Transaction subject to execution and delivery of the Purchaser Master Lease;

        WHEREAS, Sellers will, and Parent will use its reasonable best efforts to cause Sellers to, execute and deliver the Joinder to Purchaser prior to the Closing; and

        WHEREAS, the parties desire to enter into, or cause their applicable Affiliates to enter into, the Ancillary Agreements, and to perform, or cause such Affiliates to perform, their obligations thereunder as further described herein.

        NOW, THEREFORE, the parties, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS; CUSTOMER INFORMATION;
FURTHER ACTIONS

        Section 1.01    Joinder.     Sellers will, and Parent shall use its reasonable best efforts to cause Sellers to, execute and deliver the Joinder to Purchaser to become a party to this Agreement at or prior to Closing. Sellers shall not be a "party" or "parties" to this Agreement and shall make no representations or warranties hereunder and shall have no rights or obligations hereunder until the Joinder is executed by Sellers and delivered to Purchaser.

        Section 1.02    Purchase and Sale of Membership Interests.     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell to Purchaser, and Purchaser shall purchase and accept from Sellers, the Membership Interests, free and clear of all Liens (other than restrictions arising under applicable securities Laws or Gaming Laws).

        Section 1.03    Customer Database and Information.

        (a)   Prior to the Closing, Seller will, to the extent practicable, (i) remove from its enterprise-wide customer database the Casino Database Records of customers referenced in Seller's enterprise-wide database records as of ten (10) calendar days prior to the Closing Date as only having visited one or more of the Casinos ("Divestiture Only Customers"), (ii) remove from each Property Database records of customers who have no transaction history at any of the Casinos as of ten (10) calendar days prior to the Closing Date ("Non-Casino Customers") and (iii) transfer any Casino Database Records located on Seller's enterprise-wide database and not on a Property Database to the appropriate Property Database.

        (b)   From and after the Closing Date, for Shared Customers (to the extent practicable):

            (i)  Seller and its Affiliates may retain and use the Retained Database Records of the Shared Customers, but not the Casino Database Records of the Shared Customers (other than the Casino Database Records described in items (a), (d) and (e) of the definition of Casino Database Records (the "Permitted Casino Records")) and, prior to the Closing, Seller shall remove from such records the Casino Database Records (other than the Permitted Casino Records) with respect to the Shared Customers (it being understood that such information shall be removed with respect to each applicable Casino). For the avoidance of doubt, nothing in this Agreement shall restrict Parent or its Affiliates from retaining and using any information, including, the Retained Database Records, with respect to any Non-Casino Customer; and

           (ii)  Purchaser and its Affiliates may retain and use the Casino Database Records of the Shared Customers, but not the Retained Database Records of the Shared Customers (other than the Retained Database Records described in items (a), (d) and (e) of the definition of Retained

  Database Records (the "Permitted Retained Records")) and, prior to the Closing, Seller shall remove from each Property Database the Retained Database Records (other than the Permitted Retained Records) with respect to the Shared Customers. For the avoidance of doubt, nothing in this Agreement shall restrict Purchaser or its Affiliates from retaining and using any information, including, the Casino Database Records, with respect to any Divestiture Only Customer.

        (c)   Seller shall not provide Parent or its Affiliates with a copy of the records contained in the customer databases that Seller maintains at a Casino specific to such Casino (each such database, a "Property Database"); provided, that, prior to the Closing, Seller shall remove all, and only the, Retained Database Records (other than the Permitted Retained Records) from each such Property Database.

        (d)   At the Closing, Seller shall transfer and deliver, or cause to be transferred and delivered, to the extent practicable, (i) to Purchaser the Casino Database Records of Divestiture Only Customers and Shared Customers and (ii) to Parent by operation of the Merger the Retained Database Records of all customers (other than, for the avoidance of doubt, Casino Database Records of Divestiture Only Customers and Shared Customers) to Parent.

        (e)   From and after the Closing:

            (i)  (x) Parent and its Affiliates may not use the Casino Database Records (other than the Permitted Casino Records) and (y) Purchaser and its Affiliates may not use any Retained Database Records (other than the Permitted Retained Records).

           (ii)  In the event that any party becomes aware that it or the other party possesses any Casino Database Records other than Permitted Casino Records (in the case of Parent) or Retained Database Records other than Permitted Retained Records (in the case of Boyd) or any other information in contravention of this Section 1.03, then the party possessing such information shall (x) safeguard and not use such information for any purpose or in any manner, (y) treat such information as Confidential Information in accordance with Section 9.08, and (z) promptly notify the other party thereof, transfer such information to the other party and remove such information from such party's systems and databases.

        (f)    The foregoing notwithstanding, (i) Purchaser and its Affiliates shall either provide or make available to Parent and its Affiliates any information contained in the Casino Database Records and (ii) Parent shall either provide or make available to Boyd and its Affiliates any information contained in the Retained Database Records, in the case of (i) and (ii), to the extent that such information is necessary to ensure compliance with Law or other legal obligations or to defend or prosecute actual or potential litigation. For the avoidance of doubt, Seller shall not be required to take any actions pursuant to this Section 1.03 that are inconsistent with its obligations under any Orders binding on Seller and/or its Subsidiaries under applicable Law.

        Section 1.04    Later Identified Assets and Liabilities.     If, after the Closing, either Boyd or Parent in good faith identifies any asset of Parent or its Subsidiaries that was primarily used in the Business prior to the Closing (other than leasehold interests in real property under the Purchaser Master Lease, the Seller Master Lease and services that may be provided under the Transition Services Agreement) and that was not held by any of the Companies when the Membership Interests were transferred at Closing (any such asset, a "Later Identified Asset"), then either Boyd or Parent, as applicable, will provide written notice to the other party identifying such Later Identified Asset and Parent will, as promptly as practicable thereafter, transfer, convey, assign and deliver to Purchaser (or cause to be transferred, conveyed, assigned, or delivered to Purchaser) all right, title and interest of Parent and its Subsidiaries in and to such Later Identified Asset, and such Later Identified Assets will be deemed to have been assets of the Companies for purposes of this Agreement and any applicable Ancillary Agreement, effective as of the date of transfer, conveyance, assignment, or delivery. If, after the Closing, either Boyd or Parent in good faith identifies any Liability of Parent or its Subsidiaries (other than Retained

Liabilities) relating to, arising out of or resulting from the Business or the operation of the Companies (including Liabilities of the Companies under any leases, Liabilities of the Companies arising out of or relating to any litigation or other third party actions relating to the Business or the operation of the Companies, environmental Liabilities or obligations of the Companies, any Liabilities relating to, arising out of or resulting from the Contracts, agreements, real property, information technology, Permits and licenses of Seller relating to the Business operation of the Companies, and any Liabilities relating to, arising out of or resulting from the gaming equipment and inventory included in the Purchased Assets, but excluding all Liabilities of Parent or its Subsidiaries under the Seller Master Lease), whether such Liability arose pre- or post-Closing, that was not assumed by any of the Companies when the Membership Interests were transferred at Closing (any such asset, a "Later Identified Liability"), then either Boyd or Parent, as applicable, will provide written notice to the other party identifying such Later Identified Liability and Parent will, as promptly as practicable thereafter, transfer, convey, assign and deliver to Boyd or its designated Affiliate (or cause to be transferred, conveyed, assigned, or delivered to Boyd or its designated Affiliate), and Boyd shall, or shall cause its designated Affiliate to, assume and accept, all such Later Identified Liabilities, and all such Later Identified Liabilities will be deemed to have been liabilities of the Companies for purposes of this Agreement and any applicable Ancillary Agreement, effective as of the date of transfer, conveyance, assignment or delivery.

ARTICLE II.

PURCHASE PRICE

        Section 2.01    Purchase Price.

        (a)   At the Closing, as consideration for the Membership Interests and for Parent's other obligations hereunder, Purchaser shall deliver or cause to be delivered to the Payment Recipient by electronic transfer of immediately available funds to an account designated by the Payment Recipient a cash payment equal to the sum of (a) $573,834,000 (the "Base Purchase Price"), plus (b) the EBITDA Adjustment as determined in accordance with Section 2.01(b), plus (c) Cage Cash plus (d) the Estimated Adjustment (which may be a positive or negative number) (such sum, the "Closing Payment"). Notwithstanding the foregoing, if pursuant to the proviso of Section 10.01(b) or Section 10.02(c) Purchaser shall not be obligated to acquire any Excluded Company at the Closing, then (i) the Base Purchase Price will be reduced by the applicable Company Purchase Price Allocation for such Excluded Company, (ii) the EBITDA Adjustment will be reduced or increased, as applicable, to reflect the removal of the 2017 Company EBITDA for such Excluded Company from the calculation of 2017 EBITDA and (iii) the calculation of the Estimated Adjustment (and the related components thereof) and the adjustment calculation and mechanisms described in Article III, and the Cash Count and the determination of Cage Cash pursuant to Section 3.02, will, in each case, be deemed to be modified to exclude such Excluded Company (including, without limitation, its Cash, Indebtedness and Net Working Capital) from such calculations, determination and adjustments.

        (b)    EBITDA Adjustment.

            (i)  As soon as reasonably practicable (but no later than February 28, 2018), (A) Parent shall use commercially reasonable efforts to cause Seller to prepare and deliver to Purchaser and Parent copies of Seller's management account details containing the unaudited balance sheet of each Company and its Subsidiaries as at December 31, 2017 and the related statement of income for the twelve-month period ended December 31, 2017, prepared on a consistent basis with the Company Financial Statements (the "2017 Company Financial Statements") and (B) as promptly as practicable following receipt of the 2017 Company Financial Statements (but in no event later than five (5) Business Days following Parent's receipt of the 2017 Company Financial Statements), Parent shall prepare and deliver to Purchaser a written statement (the "2017 EBITDA Statement") of 2017 EBITDA and 2017 Company EBITDA for each Company, including reasonably detailed calculations of the various amounts of the components of 2017 EBITDA and the 2017 Company EBITDA of each Company. The 2017 EBITDA Statement shall be prepared in good faith in accordance with the terms of this Agreement and otherwise consistent with the Company Financial Statements.

           (ii)  From and after the delivery of the 2017 Company Financial Statements until the EBITDA Determination Date, Parent shall use commercially reasonable efforts to cause Seller to (A) reasonably cooperate and assist Purchaser and its Representatives in Purchaser's review of the 2017 Company Financial Statements, (B) permit Purchaser and its Representatives to review the books, records and work papers of the Companies and of Seller and its Affiliates relating to the 2017 Company Financial Statements, and (C) make available to Purchaser the relevant personnel and Representatives responsible for preparing the 2017 Company Financial Statements and to discuss the 2017 Company Financial Statements with Purchaser and its Representatives; provided, that the accountants of Seller and its Affiliates shall not be obliged to make any work papers available to Purchaser except in accordance with such accountants' normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. From and after the delivery of the 2017 EBITDA Statement until the EBITDA Determination Date, Parent shall use commercially reasonable efforts to (A) reasonably cooperate and assist Purchaser and its Representatives in Purchaser's review of the 2017 EBITDA Statement, (B) permit or use commercially reasonable efforts to cause Seller to permit Purchaser and its Representatives to review the books, records and work papers of the Companies and of Seller and its Affiliates relating to the 2017 EBITDA Statement, and (C) make available to Purchaser the relevant personnel and Representatives responsible for preparing the 2017 EBITDA Statement and to discuss the 2017 EBITDA Statement with Purchaser and its Representatives; provided, that the accountants of Parent and its Affiliates shall not be obliged to make any work papers available to Purchaser except in accordance with such accountants' normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

          (iii)  If Purchaser disagrees in whole or in part with the items used in or the calculation of 2017 EBITDA or the items used in or any calculation of 2017 Company EBITDA, Purchaser shall, within thirty (30) days after its receipt of the 2017 EBITDA Statement, notify Parent of such disagreement in writing ("EBITDA Dispute Notice"), setting forth in detail the particulars of such disagreement. Any items or amounts on the 2017 EBITDA Statement not disputed in writing by Purchaser within thirty (30) days after receipt of the 2017 EBITDA Statement shall be final, binding and conclusive for purposes of this Agreement. If the EBITDA Dispute Notice is timely provided, Purchaser and Parent shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to, in good faith, attempt to resolve any disagreements with respect to the calculation of any amounts set forth in the EBITDA Dispute Notice. If the parties resolve their differences over any disagreed item or amount, then the 2017 Company EBITDA of each Company shall be the amounts agreed by them in writing. If, at the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), the parties are unable to fully resolve the disagreements in respect of any disagreed items or amounts, the parties shall mutually agree to refer the matter to KPMG LLP or PricewaterhouseCoopers LLP (such Person, the "Auditor") to resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed items or amounts set forth in the 2017 EBITDA Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, but in any event within forty-five (45) days of the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), to Parent and Purchaser its determination in writing.

          (iv)  The resolution for each disputed item or amount contained in the Auditor's determination shall be made subject to the definitions and principles set forth in this Agreement; provided, however, with respect to each disputed matter, such determination, if not in accordance with the position of either Purchaser or Parent, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Purchaser in the EBITDA Dispute Notice or by Parent in the 2017 EBITDA Statement with respect to such disputed matter. For the avoidance of doubt, the Auditor shall not review or make any determination with respect to any matter other than the matters that remain in dispute as indicated in an EBITDA Dispute Notice. Purchaser and Parent shall bear their own expenses in the preparation and review of the 2017 EBITDA Statement (and Parent shall bear such costs of Seller), except that the fees and expenses of the Auditor shall be borne equally by Parent and Purchaser. During the review by the Auditor, each of Purchaser and Parent shall, and shall cause its respective Affiliates and its and their respective employees, accountants and other Representatives to, each make available to the Auditor interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Auditor to fulfill its obligations under this Section 2.01(b)(iv); provided, that the accountants of Parent or Seller shall not be obliged to make any work papers available to the Auditor except in accordance with such accountants' normal disclosure procedures and then only after such Auditor has signed a customary agreement relating to such access to work papers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Purchaser, Parent, Seller or their respective Affiliates, absent manifest error or fraud by Purchaser, Parent, Seller or the Auditor. The date on which all items and amounts set forth on the 2017 EBITDA Statement are finally determined in accordance with this Section 2.01(b)(iv) is hereinafter referred to as the "EBITDA Determination Date."

           (v)  In the event the Auditor refuses engagement under this Section 2.01(b), Purchaser and Parent shall mutually agree on another nationally recognized firm of certified public accountants (an "Alternate Accounting Firm") having no material relationship with the Companies, Purchaser, Parent or their respective Affiliates to resolve any disputes regarding the 2017 EBITDA Statement according to Section 2.01(b)(iv). If within thirty (30) days, Purchaser and Parent fail to mutually agree on an Alternate Accounting Firm, then, within an additional ten (10) days, Purchaser and Parent shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm who will act as the Alternate Accounting Firm. The firm selected in accordance with this Section 2.01(b)(v) shall be the "Auditor" for the purposes of this Section 2.01(b).

          (vi)  The "EBITDA Adjustment" shall be the amount (whether positive or negative) equal to 6.25 multiplied by 2017 EBITDA (as finally determined pursuant to this Section 2.01(b)) minus the Base Purchase Price.

         (vii)  The process set forth in this Section 2.01(b) shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the 2017 EBITDA Statement, the 2017 Company EBITDA of each Company and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

        Section 2.02    Tax Withholding.     Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement to the Payment Recipient such amounts as are required to be deducted or withheld under the Code, or any provision of applicable Law with respect to the making of such payment. To the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Payment Recipient.

        Section 2.03    Allocation.     Promptly after the Closing, but in any event within seventy-five (75) days after the Closing, Purchaser shall provide Parent with a schedule allocating the aggregate consideration paid pursuant to this Agreement, as adjusted pursuant to the terms of this Agreement, (and all other items that are treated as additional consideration for Tax purposes) among the assets of the acquired Companies ("Purchaser's Allocation"). Purchaser's Allocation shall be prepared in a manner consistent with Section 1060 of the Code (and, to the extent applicable, Section 338 of the Code) and the Treasury Regulations thereunder. If Parent disagrees with Purchaser's Allocation, Parent may, within thirty (30) days of Parent's receipt of Purchaser's Allocation, deliver to Boyd a notice in writing ("Parent's Allocation Notice"), noting with specificity any allocations with which Parent disagrees. If Parent's Allocation Notice is delivered, Purchaser and Parent shall negotiate in good faith for a period of fifteen (15) days to resolve any disagreements with respect to the Purchaser's Allocation. In the event the parties cannot reach an agreement within such fifteen (15) day period, the dispute shall be resolved by the Auditor in accordance with Section 3.03(c) and (d), applied mutatis mutandis to the dispute arising under this Section 2.03. The allocation, as prepared by Purchaser if no Parent's Allocation Notice has been given, as adjusted pursuant to any agreement between Purchaser and Parent, or as determined by the Auditor (the "Allocation"), shall be conclusive and binding on the parties. The parties acknowledge and agree that the Allocation shall be amended to reflect any adjustments (including those described in Section 3.03) to the aggregate consideration made pursuant to this Agreement in a manner consistent with the procedures set forth above. Boyd, Purchaser, Seller, and Parent and their respective Affiliates shall file all Tax Returns (including any IRS Form 8594) consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Tax Authority or any other Proceeding), unless otherwise required by applicable Law or unless the other parties consents thereto in writing, which consent shall not be unreasonably withheld or delayed, provided, however, that nothing contained herein shall prevent Purchaser (or its Affiliates) or Seller or Parent (or their Affiliates) from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation, and neither Purchaser (or its Affiliates) nor Seller or Parent (or their Affiliates) shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Purchaser and Parent shall cooperate (and Parent shall cause Seller to cooperate) in the filing of any forms (including any IRS Form 8594 or IRS Form 8883, as applicable) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the aggregate consideration made pursuant to the terms of this Agreement.

ARTICLE III.

WORKING CAPITAL ADJUSTMENT

        Section 3.01    Estimated Closing Statement.

        (a)   Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a written statement (the "Estimated Closing Statement") of (i) the Estimated Closing Net Working Capital, including the resulting Estimated Closing Net Working Capital Overage (if any, expressed as a positive number) or Estimated Closing Net Working Capital Shortage (if any, expressed as a negative number), (ii) the Estimated Closing Indebtedness (expressed as a negative number), (iii) the Estimated Transaction Expenses (expressed as a negative number), and (iv) Estimated Closing Cash (expressed as a positive number), and include a reasonably detailed calculation of the components of Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Transaction Expenses and Estimated Closing Cash. The Estimated Closing Statement shall be prepared in good faith in accordance with GAAP and on a basis consistent with the calculation of Net Working Capital set forth in Exhibit B.

        (b)   From and after the delivery of the Estimated Closing Statement until the day prior to the Closing Date, Seller shall, and shall cause the Companies to, (i) reasonably assist Purchaser and its Representatives in Purchaser's review of the Estimated Closing Statement, and (ii) make available to Purchaser the Representatives responsible for preparing the Estimated Closing Statement to discuss the Estimated Closing Statement with Purchaser, and (iii) provide Purchaser with the unaudited balance sheet and income statement for each of the Companies for each of the periods that have elapsed since the Effective Date. Parent shall consider in good faith any comments on the Estimated Closing Statement submitted by Purchaser and Parent may, in its sole discretion, choose to redeliver the Estimated Closing Statement to Purchaser, reflecting any such comments. The foregoing notwithstanding, Parent shall have no obligation to adjust the Estimated Closing Statement as a result of such discussions; provided, further, that even if the parties do not mutually agree upon the calculations to be included in the Estimated Closing Statement, the last Estimated Closing Statement delivered by Seller to Purchaser shall be used at Closing as the basis for determining the Estimated Adjustment.

        (c)   The sum of (i) the Estimated Closing Net Working Capital Overage (if any), (ii) the Estimated Closing Net Working Capital Shortage (if any), (iii) the Estimated Closing Indebtedness, (iv) the Estimated Transaction Expenses and (v) the Estimated Closing Cash, as such items are set forth on the Estimated Closing Statement is referred to as the "Estimated Adjustment" and shall either increase the Closing Payment (if such sum is a positive number) or reduce the Closing Payment (if such sum is a negative number) pursuant to Section 2.01.

        (d)   All references to "Seller" in this Section 3.01 shall be deemed to be references to "Parent" until Seller has delivered the Joinder to Purchaser.

        Section 3.02    Cage Cash.     Seller shall cause the Companies to, at the end of the gaming day for each Company, as determined by Seller and Purchaser, immediately prior to the Closing Date (or at such other day or time, as mutually agreed by Purchaser, Parent and Seller), conduct a physical count of all Cage Cash held by each of the Companies and the Casinos (collectively, the "Cash Count"). The Cash Count shall be conducted in accordance with the policies, procedures and methodologies mutually agreed to by the parties. Each of Purchaser, Parent and Seller shall be entitled to have Representatives present during the Cash Count, which Representatives shall have full access to the Cash Count proceedings and cooperate in good faith to resolve any disputes regarding the conduct of the Cash Count. The results of the Cash Count shall, absent manifest error, be binding on the parties for the purpose of determining the Cage Cash. Prior to the delivery of the Joinder, Parent shall use its reasonable best efforts, including enforcing its rights under the Merger Agreement to the extent necessary, to undertake the actions described in this Section 3.02.

        Section 3.03    Final Adjustments.

        (a)   Not more than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Parent a written statement (the "Final Closing Statement") of (i) the Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), (ii) the Final Closing Indebtedness, (iii) the Final Transaction Expenses and (iv) the Final Closing Cash, and including a reasonably detailed calculation of the various amounts of each component of Final Closing Net Working Capital, including the resulting Final Closing Net Working Capital Overage (if any) or Final Closing Net Working Capital Shortage (if any), the Final Closing Indebtedness, the Final Transaction Expenses and the Final Closing Cash. The Final Closing Statement shall be prepared in good faith in accordance with GAAP and on a basis consistent with the calculation of Net Working Capital set forth in Exhibit B. Calculations, estimates, amounts and other information used by Purchaser to prepare the Final Closing Statement shall not reflect or take into account developments between the Closing Date and the date of preparation or completion of the Final Closing Statement except for any conditions that existed prior to the Closing Date. Any such amounts determined to be payable pursuant to the Final Closing Statement shall be paid to either the Payment Recipient (in the case of an increase to the Closing Payment) or Purchaser (in the case of a decrease to the Closing Payment) pursuant to Section 3.03(e) (the "Final Adjustment"). The Closing Payment, as adjusted by the Final Adjustment, is referred to as the "Final Purchase Price". From and after the delivery of the Final Closing Statement and until the Determination Date: (x) Parent and its representatives will be permitted to review the books, records and work papers of the Companies and of Purchaser and its Affiliates relating to the Final Closing Statement; and (y) Boyd will, and will cause the Companies and their respective accountants to, cooperate with and assist Parent in the conduct of such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent reasonably required; provided, that the accountants of the Companies and of Purchaser and its Affiliates shall not be obliged to make any work papers available to Parent except in accordance with such accountants' normal disclosure procedures and then only after Parent has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

        (b)   If Parent disagrees in whole or in part with the calculation of any amounts on the Final Closing Statement, Parent shall, within thirty (30) days after its receipt of the Final Closing Statement, notify Purchaser of such disagreement in writing ("Dispute Notice"), setting forth in detail the particulars of such disagreement. Any items or amounts on the Final Closing Statement not disputed in writing by Parent within thirty (30) days after receipt of the Final Closing Statement shall be final, binding and conclusive for purposes of this Agreement. If the Dispute Notice is timely provided, Purchaser and Parent shall use commercially reasonable efforts for a period of ten (10) Business Days (or such longer period as they may mutually agree) to, in good faith, attempt to resolve any disagreements with respect to the calculation of any amounts set forth in the Dispute Notice. If the parties resolve their differences over any disagreed item or amount, then Final Net Working Capital, Final Closing Indebtedness, Final Transaction Expenses and/or Final Closing Cash (as the case may be) shall be the amounts agreed by them in writing. If, at the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), the parties are unable to fully resolve the disagreements in respect of any disagreed items or amounts, the parties shall refer the matter to the Auditor to resolve any remaining disagreements. The Auditor shall be instructed to (i) consider only such matters as to which there is a disagreement, (ii) determine, as promptly as practicable, whether the disputed amounts set forth in the Final Closing Statement were prepared in accordance with the standards set forth in this Agreement, and (iii) deliver, as promptly as practicable, but in any event within forty-five (45) days of the end of such ten (10) Business Day period (or such longer period as the parties may have mutually agreed), to Parent and Purchaser its determination in writing.

        (c)   The resolution for each disputed item or amount contained in the Auditor's determination shall be made subject to the definitions and principles set forth in this Agreement; provided, however, with respect to each disputed matter, such determination, if not in accordance with the position of either Purchaser and Parent, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Dispute Notice or by Purchaser in the Final Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Auditor shall not review or make any determination with respect to any matter other than the matters that remain in dispute as indicated in a Dispute Notice. Parent and Purchaser shall bear their own expenses in the preparation and review of the Estimated Closing Statement and Final Closing Statement, except that the fees and expenses of the Auditor shall be borne equally by Parent and Purchaser. During the review by the Auditor, each of Parent and Purchaser shall, and shall cause its respective Affiliates (including, in the case of Purchaser, the Companies) and its and their respective employees, accountants and other Representatives to, each make available to the Auditor interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Auditor to fulfill its obligations under this Section 3.03(c); provided, that the accountants of Parent or Purchaser shall not be obliged to make any work papers available to the Auditor except in accordance with such accountants' normal disclosure procedures and then only after such Auditor has signed a customary agreement relating to such access to work papers. The determination of the Auditor shall be final, binding and conclusive for purposes of this Agreement and not subject to any further recourse by Purchaser, Parent or their respective Affiliates, absent manifest error or fraud by Purchaser, Parent, Seller or the Auditor. The date on which all items and amounts set forth on the Final Closing Statement are finally determined in accordance with this Section 3.03 is hereinafter referred to as the "Determination Date."

        (d)   In the event the Auditor refuses engagement under this Section 3.03, Purchaser and Parent shall mutually agree on an Alternate Accounting Firm having no material relationship with the Companies, Purchaser, Parent or their respective Affiliates to resolve any disputes regarding the Final Closing Statement according to Section 3.03(c). If within thirty (30) days, Purchaser and Parent fail to mutually agree on an Alternate Accounting Firm, then, within an additional ten (10) days, Parent and Purchaser shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm who will act as the Alternate Accounting Firm. The firm selected in accordance with this Section 3.03(d) shall be the "Auditor" for the purposes of this Section 3.03.

        (e)   If the Final Adjustment is less than the Estimated Adjustment, then within two (2) Business Days after the Determination Date, Parent shall pay Purchaser an amount equal to such shortfall by wire transfer of immediately available funds to an account designated in writing by Purchaser. If the Final Adjustment is greater than the Estimated Adjustment, then within two (2) Business Days after the Determination Date, Purchaser shall pay Parent an amount equal to such excess by wire transfer of immediately available funds to an account designated in writing by Parent. If there is no difference between the Final Adjustment and Estimated Adjustment, then there will be no adjustment to the Closing Payment pursuant to this Section 3.03.

        (f)    The process set forth in this Section 3.03 shall be the sole and exclusive remedy of any of the parties and their respective Affiliates for any disputes related to the Final Closing Statement, the Final Adjustment and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties contained in this Agreement.

        Section 3.04    Accounts Receivable; Accounts Payable; Deposits.

        (a)    Accounts Receivable.     After the Closing, Parent shall promptly deliver to Purchaser any cash, checks or other property that it or any of its Affiliates receive to the extent relating to the Accounts Receivable of the Business and not included in the Final Closing Statement. After the Closing, Purchaser shall promptly cause the Companies to deliver to Parent any cash, checks or other property that the Companies or their Subsidiaries receive to the extent relating to any Accounts Receivable of Parent or its Subsidiaries (other than the Companies and their Subsidiaries). Neither party nor its Affiliates shall agree to any settlement, discount or reduction of the Accounts Receivable belonging to the other party. Neither party nor any of its Affiliates shall assign, pledge or grant any security interest in the Accounts Receivable of the other party.

        (b)    Accounts Payable.     Each party and its Affiliates will promptly deliver to the other a true copy of any invoice, written notice of accounts payable or written notice of a dispute as to the amount or terms of any accounts payable received from the creditor of such accounts payable to the extent such accounts payable is owed by the other party and not included in the Final Closing Statement. Should either party discover it has paid an accounts payable belonging to the other party that is not included in the Final Closing Statement, then Purchaser or Parent, as applicable, shall provide written notice of such payment to the other party and the other party shall promptly reimburse the party that paid such accounts payable all amounts listed on such notice.

        (c)    Customer Deposits.     Customer Deposits relating to the period from and after the Closing shall be retained by the Companies and shall be included in the Final Closing Statement. Seller and its Affiliates shall not have further liability or responsibility after the Closing with respect to any Customer Deposits relating to the period from and after the Closing.

ARTICLE IV.

CLOSING

        Section 4.01    Time and Place.     Unless this Agreement is earlier terminated pursuant to Article XI, the closing of the Transaction (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, on the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the last of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Parent may agree in writing (the "Closing Date").

        Section 4.02    Deliveries and Actions by Seller at Closing.     At or prior to the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser:

        (a)    Seller Certificate.     The certificate required by Section 10.02(d)(i) .

        (b)    Membership Interests and Cross-Receipt.     A duly executed counterpart of the Assignment of Membership Interests Agreement in the form attached as Exhibit A conveying to Purchaser all of the Membership Interests and acknowledging receipt (in the case of Purchaser) of the Membership Interests and receipt of the Closing Payment (in the case of Payment Recipient).

        (c)    FIRPTA Certificate.     A properly completed and executed certificate of non-foreign status of Seller satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2).

        (d)    Ancillary Agreements.     A duly executed counterpart of each Ancillary Agreement to which Seller or any of the Companies is contemplated to be a party (other than the Assignment of Membership Interests Agreement).

        (e)    Joinder.     The Joinder, duly executed by Seller and each of the Companies.

        Section 4.03    Deliveries and Actions by Parent at Closing.     At or prior to the Closing, Parent shall deliver, or shall cause to be delivered, to Purchaser:

        (a)    Parent Certificate.     The certificate required by Section 10.02(d)(ii) .

        (b)    Membership Interests.     A duly executed counterpart of the Assignment of Membership Interests Agreement in the form attached as Exhibit A conveying to Purchaser all of the Membership Interests and acknowledging receipt (in the case of Purchaser) of the Membership Interests and receipt of the Closing Payment (in the case of Payment Recipient).

        (c)    Ancillary Agreements.     A duly executed counterpart of each Ancillary Agreement to which Parent or any of its Subsidiaries is contemplated to be a party (other than the Assignment of Membership Interests Agreement).

        Section 4.04    Deliveries and Actions by Purchaser at Closing.     At or prior to the Closing, Purchaser shall deliver:

        (a)    Closing Payment.     To the Payment Recipient, the Closing Payment by wire transfer of immediately available funds to an account designated by the Payment Recipient; provided, however, that the Payment Recipient may direct Purchaser to pay a portion of the Closing Payment to certain lenders to repay outstanding Indebtedness of the Companies or their Subsidiaries.

        (b)    Purchaser Certificate.     To Parent and Seller, the certificate required by Section 10.03(c).

        (c)    Purchaser Master Lease.     To Parent, a duly executed copy of the Purchaser Master Lease.

        (d)    Ancillary Agreements.     To Parent, a duly executed counterpart of each Ancillary Agreement to which Purchaser is contemplated to be a party.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT WITH RESPECT TO PARENT

        Except as disclosed in the documents and reports publicly filed or furnished with the United States Securities and Exchange Commission (the "SEC") by Parent or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Parent to Purchaser prior to the Effective Date (the "Parent Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Parent represents and warrants to Purchaser as follows:

        Section 5.01    Organization of Parent.

        (a)   Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of Parent's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.02    Authority; Enforceability; No Conflict; Required Filings and Consents.

        (a)   Parent has all requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Transaction, including the Membership Interest Sale, and perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Parent of the Transaction and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Parent and no vote of Parent's securityholders are necessary to authorize the consummation of the Transaction. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

        (b)   Other than in connection with or in compliance with (i) any approvals and filing of notices required under the Gaming Laws and (ii) filings with and approval by the FTC ((i) and (ii) collectively, "Parent Approvals"), and subject to the accuracy of the representations and warranties of Seller, and Purchaser and Boyd, in Section 6.02(b) and Section 8.02(b), respectively, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        (c)   The execution and delivery by Parent of this Agreement and each Ancillary Agreement to which it is a party does not, and (assuming the Parent Approvals and the consent of the Lessor to the Transaction are obtained) the consummation of the Transaction and compliance by Parent with any provisions hereof or thereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries or the Membership Interests or the Purchased Assets, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        Section 5.03    Litigation.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Parent or any of its Subsidiaries.

        Section 5.04    Brokers.     Neither Parent nor any of Parent's Subsidiaries has employed any investment banker, broker or finder in connection with the Transaction who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction for which Purchaser or its Affiliates would be responsible.

        Section 5.05    Merger Agreement.

        (a)   Parent has provided to Purchaser a true and complete copy of the Merger Agreement (including all schedules thereto to the extent relevant to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities) in force as of the date hereof. The

Merger Agreement is in full force and effect and, except as required by Law or in connection with actions required to be taken to comply with the FTC Order, has not been amended or modified in any way, and no waiver or consent has been given by Parent or Merger Sub thereunder without Purchaser's prior written consent, (i) that relates to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities and that would reasonably be expected to be materially adverse to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities, as the case may be, (ii) that would be, or would reasonably be expected to be, materially adverse to Bobcat's or Purchaser's rights or obligations under this Agreement, or Bobcat's or Purchaser's interest in, or expected benefits from, the Transaction taken as a whole or (iii) that would permit Seller to sell or encumber any of the Membership Interests or Purchased Assets, other than in accordance with this Agreement (any such amendment or modification with any of the effects set forth in clauses (i)—(iii), (a "Purchaser Adverse Amendment", and any such waiver or consent, a "Purchaser Adverse Waiver").

        (b)   Each of Parent and Merger Sub has complied with its obligations under the Merger Agreement in all material respects.

        (c)   To the Knowledge of Parent, Seller has complied with its obligations under the Merger Agreement in all material respects.

        Section 5.06    Licensability of Principals.     None of Parent or any of its respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Parent for a Gaming Approval by a Gaming Authority, or any holders of Parent's capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the "Parent Licensed Affiliates"), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Each of Parent and its Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the "Parent Affiliate Permits") is in good standing in each of the jurisdictions in which such Parent Licensed Affiliate owns, operates, or manages gaming facilities. To the knowledge of Parent, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Parent Affiliate Permit of any of the Parent Licensed Affiliate or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Parent Licensed Affiliate currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Transaction.

        Section 5.07    Known Effects.     To the Knowledge of Parent, there is no fact, event, change, circumstance, occurrence or effect (each, a "Fact") when taken individually or together with all other Facts, that has had or would reasonably be expected to have a material adverse impact on any of the Companies, the Purchased Assets or the Business other than each Fact Known to Purchaser.

        Section 5.08    No Additional Representations.

        (a)   Except for the representations and warranties contained in this Article V, neither Parent nor any other Person or entity on behalf of Parent has made or makes any representation or warranty, whether express or implied, with respect to Parent, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Parent. Neither Parent nor any other Person or entity on behalf of Parent has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent or its Subsidiaries, whether or not included in any management presentation.

        (b)   Parent acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of the Boyd or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its Representatives by or on behalf of Boyd or Purchaser. Parent acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Parent or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER

        Except as disclosed in the documents and reports publicly filed or furnished with the SEC by Seller or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) (the "Seller SEC Documents"), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Seller (or on behalf of Seller by Parent) to Purchaser prior to the Effective Date (the "Seller Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Seller represents and warrants to Purchaser as follows:

        Section 6.01    Organization of Seller.

        (a)   Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

        (b)   Each of Seller's Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Each of Seller and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is, where applicable, in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        Section 6.02    Authority; No Conflict; Required Filings and Consents.

        (a)   Seller has the requisite power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Transaction and perform its obligations hereunder and thereunder. As of the date that the Joinder is deliver to Purchaser, the execution and delivery by Seller of this Agreement, each Ancillary Agreement to which it is a party and the Joinder (if and when delivered) and the consummation by Seller of the Transaction and the performance of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of Seller and, except for subject to approval of the Merger Agreement by holders of at least a majority of the outstanding shares of Seller's common stock, par value $0.01 per share (such vote, together with the occurrence of any related advisory votes, the "Seller Stockholder Approval"), no other corporate proceedings on the part of Seller or vote of Seller's securityholders are necessary to authorize the consummation of the Transaction. As of the date that the Joinder is deliver to Purchaser, this Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties (other than the Companies), this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger (as defined in the Merger Agreement), (ii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the "Exchange Act"), (iii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the "Securities Act"), (iv) applicable state securities, takeover and "blue sky" Laws, (v) the rules and regulations of Nasdaq Global Select Market, (vi) compliance with and obtaining such Gaming Approvals as may be required under applicable Gaming Laws, (vii) filings with and approval by the FTC and (viii) the Seller Stockholder Approval (collectively, the "Seller Approvals"), and, subject to the accuracy of the representations and warranties set forth Section 5.02(b) and Section 8.02(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with any Governmental Entity is necessary, under applicable Law, for the consummation by Seller of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction and have not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        (c)   The execution and delivery by Seller of this Agreement does not, and (assuming Seller Approvals and the consent of the Lessor to the Transaction are obtained) the consummation of Transaction and compliance with the provisions hereof will not, (i) result in any loss, or suspension, limitation or impairment of any right of Seller or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Seller or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien (other than (x) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing and

(y) Permitted Closing Liens), in each case, upon any of the properties or assets of Seller or any of its Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Seller or any of its Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        Section 6.03    Title to Membership Interests.     Seller is the record and beneficial owner of all Membership Interests, free and clear of all Liens or any other restrictions on transfer other than (i) restrictions on transfer arising under applicable securities Laws and Gaming Laws and (ii) Liens securing obligations under that certain Credit Agreement, dated as of April 28, 2016, by and among the Seller, as borrower, the subsidiaries of the Seller party thereto, as guarantors, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent, which Liens will be released and terminated at or substantially concurrently with the Closing. Neither Seller nor any other Person is the record or beneficial owner of any membership, equity (including instruments convertible into equity) or other interest in any of the Companies, other than the Membership Interests. Upon the Closing, (a) Seller will deliver to Purchaser good, valid, and marketable title to all such Membership Interests, free and clear of any Liens (other than restrictions arising under applicable securities Laws or Gaming Laws), and (b) neither Seller nor any other Person (other than Purchaser) will own any of, or have any interest in, the Membership Interests or any interest in any of the Companies. Prior to the date hereof, Seller has not, and immediately prior to the Closing, Seller will not have, transferred any interest or right in the Membership Interests or in any Company to any Person or granted any other Person any option to purchase or any other rights of any nature whatsoever in or to any of the Membership Interests. Seller is not a party to any voting trust, proxy, or any other agreement with respect to the Membership Interests or any membership interest or stock in any Subsidiary of any Company. There are no warrants, options, calls, preemptive rights, subscriptions or other rights to acquire any equity or other interests in any of the Companies or any of their Subsidiaries.

        Section 6.04    Litigation.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Seller, threatened) against or affecting Seller or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Seller or any of its Subsidiaries.

        Section 6.05    No Additional Representations.

        (a)   Except for the representations and warranties contained in this Article VI and the representations and warranties of Seller contained in Article VII, neither Seller nor any other Person or entity on behalf of Seller has made or makes, and Seller has not relied upon, any representation or warranty, whether express or implied, with respect to Seller, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Seller. Neither Seller nor any other Person or entity on behalf of Seller has made or makes, and Seller has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition

(or any component thereof) of any of Seller or its Subsidiaries, whether or not included in any management presentation.

        (b)   Seller acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Seller or any of its Representatives by or on behalf of Boyd or Purchaser. Seller acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Seller or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANIES

        Except as disclosed in the Seller SEC Documents, where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the Seller Disclosure Letter (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), each of Parent and Seller represents and warrants as follows:

        Section 7.01    Qualification, Organization, Subsidiaries.

        (a)   Each of the Companies and their Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Companies and their Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and, where applicable, is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly approved, qualified or licensed and, where applicable, in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Seller has made available to Purchaser prior to the date of this Agreement a true and complete copy of the certificate of formation, limited liability company agreement and other organizational documents of each of the Companies (collectively, the "Companies Organizational Documents"), in each case, as amended through the date hereof.

        Section 7.02    Capitalization.

        (a)   All outstanding membership interests or other equity interests of each of the Companies are owned by Seller. All outstanding membership interests or equity interests of each of the Companies are duly authorized, validly issued, and free of preemptive rights.

        (b)   As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which any of the Companies is a party (i) obligating any of the Companies or any of their Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any membership interests or other equity interests of the Companies or securities convertible into or exchangeable for such membership interests or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such membership interests or other equity interests, (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Seller, or (E) make any payment to any person the value of which is derived from or calculated based on the value of any membership interests or other equity interest of any of the Companies, or (ii) granting any preemptive or antidilutive or similar rights with respect to any membership interest or other equity interest issued by any of the Companies or their Subsidiaries. None of the Companies owns any shares of capital stock of Seller.

        Section 7.03    Corporate Authority Relative to this Agreement; No Violation.

        (a)   Each of board of directors or equivalent governing body has unanimously approved the execution, delivery and performance of this Agreement and the Transaction. Upon executing of the Joinder by the Companies, this Agreement shall be duly and validly executed and delivered by each of the Companies and, assuming this Agreement constitutes the legal, valid and binding agreement of the counterparties thereto, this Agreement constitutes a legal, valid and binding agreement of each of the Companies and is enforceable against each of the Companies in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

        (b)   Other than in connection with or in compliance with (i) the filing of the Certificate of Merger (as defined in the Merger Agreement) with the Secretary of State of the State of Delaware, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and "blue sky" Laws, (v) the rules and regulations of Nasdaq, (vi) any approvals and filing of notices required under the Gaming Laws, (vii) filings with and approval by the FTC, and (viii) the Seller Stockholder Approval, and, subject to the accuracy of the representations and warranties of Purchaser in Article VIII, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by any of the Companies of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction and have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   The execution and delivery by each of the Companies of this Agreement does not, and the consummation of the Transaction and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of any of the Companies or any of their Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon any of the Companies or any of their Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien, in each case, upon any of the properties or assets of any of the Companies or any of their Subsidiaries, except for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with or result in any violation of any provision of any of the Companies Organizational Documents, in each case as amended or restated, of any of the Companies or any of their Subsidiaries, or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 7.04    Financial Statements.

        (a)   The consolidated financial statements (including all related notes and schedules) of Seller included in the Seller SEC Documents (the "Seller Financial Statements") at the time they were filed or furnished (i) fairly present in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (except, in the case of unaudited statements, subject to normal year-end audit adjustments, the absence of notes and to any other adjustments described therein, including in any notes thereto, or with respect to pro-forma financial information, subject to the qualifications stated therein), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act.

        (b)   Copies of Seller's management accounts containing (i) the unaudited balance sheets of each Company and its Subsidiaries (A) as of December 31, 2016 and (B) as of the last day of each calendar quarter of 2017 ending on or prior to September 30, 2017 and (ii) the related statements of income (with no income statement accounts below Adjusted EBITDAR (as customarily defined in the Seller SEC Documents)) for (A) the twelve-month period ended December 31, 2016 and (B) each calendar quarter of 2017 ending on or prior to September 30, 2017 (the "Company Financial Statements") have been delivered or made available to Purchaser and are set forth in Section 7.04(b) of the Seller Disclosure Letter. The Company Financial Statements have been prepared from the books and records of Seller in accordance with the accounting policies applied by Seller on a consistent basis during the periods indicated. The Company Financial Statements have been prepared for use in, and were used as the primary basis for (with respect to the Companies), the preparation of the Seller Financial Statements. The Company Financial Statements fairly present in all material respects the financial condition of each such Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of such Company and its Subsidiaries for the periods indicated. The Company Financial Statements comply, in all material respects, with the accounting and reporting requirements of applicable Gaming Laws.

        (c)   Neither any of the Companies nor any of their Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among any of the Companies or one of their Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Companies or any of their Subsidiaries in Seller's financial statements or other Seller SEC Documents.

        Section 7.05    Compliance with Law; Permits.

        (a)   Except with respect to Gaming Laws, each of the Companies and their Subsidiaries are in compliance with, and are not in default under or in violation of, any applicable Law, except where such non-compliance, default or violation have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Companies and each of their Subsidiaries are in compliance with all Gaming Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not be material to the Companies and their Subsidiaries, taken as a whole. Since January 1, 2016, neither any of the Companies nor any of their Subsidiaries has received any written notice or, to the Knowledge of Seller, other communication from any Governmental Entity regarding any violation of, or failure to comply with, any Law, except where such violation or failure has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   Each of the Companies and their Subsidiaries are in possession of all Permits, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for any of the Companies and any of their Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the "Company Permits"), except where the failure to possess or file the Company Permits has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in all respects valid and in full force and effect and are not subject to any administrative or judicial proceeding that would reasonably be expected to result in modification, termination or revocation thereof. Each of the Companies and their Subsidiaries is in compliance with the terms and requirements of all Company Permits, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 7.06    Environmental Laws and Regulations.

        (a)   Each of the Companies and their Subsidiaries and their ownership, occupation and use of any Real Property are, and have since January 1, 2013 been, in compliance with all applicable Environmental Laws, except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (b)   There has been no release or disposal of any Hazardous Material by, at the direction of, for or on behalf of any of the Companies or any of their Subsidiaries from, at, on or under any Company Owned Real Property or Company Leased Real Property, except for such release or disposal of Hazardous Materials as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)   Neither any of the Companies nor any of their Subsidiaries has received any written notice of claim, summons, order, direction or other communication relating to non-compliance with any Environmental Laws or permit issued pursuant to Environmental Laws from any Governmental Entity or other third party, except with respect to such communications relating to any such matters as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)   Neither any of the Companies nor any of their Subsidiaries has received written notice of a pending investigation by a Governmental Entity with respect to any potential non-compliance with any Environmental Law or permit issued pursuant to Environmental Laws, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (e)   Neither any of the Companies nor any of their Subsidiaries is subject to any material agreement with or is subject to any material Order by a Governmental Entity with respect to any Hazardous Material cleanup or violation of Environmental Laws.

        (f)    Each of the Companies and their Subsidiaries is in possession of all permits required pursuant to Environmental Laws necessary to carry on such person's business as it is currently being conducted, each such permit is valid and in full force and effect, neither any of the Companies nor any of their

Subsidiaries has received written notice of any adverse change in the status or terms and conditions of any such permit and neither any of the Companies nor any of their Subsidiaries is in violation of any such permit, except for the failure to possess or comply with any such permit as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (g)   Neither any of the Companies nor any of their Subsidiaries has received any written notice alleging that it has a liability pursuant to Environmental Laws in connection with any location where its wastes have come to be disposed, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        The representations and warranties set forth in this Section 7.06 are the sole and exclusive representations and warranties relating to Environmental Laws, liabilities relating to the release or disposal of Hazardous Materials, or environmental matters generally.

        Section 7.07    Employee Benefit Plans.

        (a)   Section 7.07(a) of the Seller Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Purchaser: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the most recent annual reports (Form 5500) filed with the Internal Revenue Service (the "IRS"), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, and (viii) the most recent audited financial statement and/or actuarial valuation.

        (b)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in all material respects or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Companies in accordance with GAAP in all material respects. There are no pending or threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans.

        (c)   Each Company Benefit Plan and related trust that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of Seller, there is no material reason why any such determination letter should be revoked or not be issued or reissued.

        (d)   Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Companies, their Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full.

        (e)   Neither any of the Companies, their Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

        (f)    No Company Benefit Plan provides health insurance, life insurance or death benefits to current or former employees of any of the Companies or any of their Subsidiaries beyond their retirement or other termination of service, except as (i) as required by Section 4980B of the Code or other Law, (ii) benefits under insured Company Benefit Plans provided in the event an employee is disabled at the time of termination of the employee's employment with the Companies or their Subsidiaries and the conversion privileges provided under such insured plans, and (iii) death benefits or retirement benefits under any "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA.

        (g)   Except as provided in Section 2.4 of the Merger Agreement and Section 5.16(c) of the Merger Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transaction or the Merger, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of any of the Companies or any of their Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant or officer, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such current or former employee, director, consultant or officer, or (v) result in any payment (whether in cash or property or the vesting of property) to any "disqualified individual" (as such term is defined in Treasury Regulations Section 1.280G-1) who is a Property Employee that would, individually or in combination with any other such payment, constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) or not be deductible by the Companies, any of their Subsidiaries or Purchaser under Section 280G of the Code.

        (h)   No Company Benefit Plan provides for, and neither any of the Companies nor any of their Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

        (i)    No Company Benefit Plan is maintained outside the jurisdiction of the United States, or provides benefits or compensation to any employees or other service providers who reside or provide services outside of the United States.

        Section 7.08    Labor Matters.

        (a)   As of the date hereof, neither any of the Companies nor any of their Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other similar Contract with any labor organization, union or association.

        (b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no work slowdowns, lockouts, stoppages, picketing or strikes pending or, to the Knowledge of Seller, threatened between any of the Companies or any of their Subsidiaries and its employees. As of the date hereof, there is no organization effort pending or, to the Knowledge of Seller, threatened by any labor union to organize any employees of any of the Companies or any of their Subsidiaries and no labor union has made a pending demand for recognition or certification as the exclusive bargaining agent of any employees of any of the Companies or any of their Subsidiaries.

        (c)   The Companies and their Subsidiaries are in compliance with all applicable Laws with respect to employment, employment practices, terms and conditions of employment, wages and hours, worker classification, immigration, unfair labor practices and the Worker Adjustment and Retraining Notification Act of 1988 (and any similar state or local statute), except where such non-compliance has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 7.09    Absence of Certain Changes or Events.

        (a)   From January 1, 2017, through the date of this Agreement, the businesses of each of the Companies and its Subsidiaries, as applicable, has been conducted in all material respects in the ordinary course of business, and none of the Companies or any Subsidiary of any of the Companies has undertaken any action that, if taken, during the period from the date of this Agreement to the Effective Time (as defined in the Merger Agreement), would constitute a breach of clauses (i), (iv), (v), (vi), (ix) or (xvi) (solely as it relates to clauses (i), (iv), (v), (vi) or (ix)) of section 5.1(b) of the Merger Agreement.

        (b)   Since January 1, 2017, through the date of this Agreement, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 7.10    Investigations; Litigation.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the Knowledge of Seller, threatened) against or affecting any of the Companies or any of their Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against any of the Companies or any of their Subsidiaries.

        Section 7.11    Anti-Bribery.

        (a)   Since January 1, 2016, neither any of the Companies nor any of their Subsidiaries, to the Knowledge of Seller, in each case, acting on behalf of any of the Companies or any of their Subsidiaries, have taken any action in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (the "FCPA"), except where such action would not be material to the Companies and their Subsidiaries, taken as a whole.

        (b)   Since January 1, 2016, neither any of the Companies nor any of its Subsidiaries, to the Knowledge of Seller, has been subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving any of the Companies or any of their Subsidiaries, in each case in any way relating to the FCPA, except where such actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions or disclosures would not be material to the Companies and their Subsidiaries, taken as a whole.

        Section 7.12    Tax Matters.

        (a)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Companies and each of their Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) each of the Companies and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them or that any of the Companies or any of their Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, stockholders or third party (in each case, whether or not shown on any Tax Return), except with respect to matters contested in good faith through appropriate proceedings and for which adequate reserves have been established, in accordance with GAAP on the financial statements of any of the Companies and their Subsidiaries contained in the Seller SEC Documents filed prior to the date hereof, (iii) there are no currently effective waivers of any statute of limitations with respect to Taxes of any of the Companies or their respective Subsidiaries or extensions of time with respect to a Tax assessment or deficiency asserted against any of the Companies or their respective Subsidiaries, (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation, in each case, with respect to any of the Companies or their respective Subsidiaries, have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of any of the Companies or any of their Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of any of the Companies or any of their Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) except as contemplated by the Tax Matters Agreement, dated July 20, 2015, by and between Seller and Gaming and Leisure Properties, Inc., a Pennsylvania corporation ("GLPI"), no Company and no Subsidiary of any Company is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is Seller) or has any liability for Taxes of any person (other than Seller, GLPI, or any of their respective Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Tax Law), as transferee, successor, or otherwise, and (viii) no Company and no Subsidiary of any Company has been a party to any "listed transaction" within the meaning of Treasury Regulation 1.6011-4(b)(2).

        (b)   None of any of the Companies or any of their Subsidiaries has been a "controlled corporation" or a "distributing corporation" in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date hereof.

        Section 7.13    Assets and Properties.

        (a)   Except as set forth in Section 7.13 of the Seller Disclosure Letter and the real property subject to the Belterra Park Purchase Agreement (i) either the Companies or a Subsidiary of the Companies has good and valid title, and as of the Closing Date will have good and valid title, subject only to (A) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished at or prior to the Closing Date, (B) Permitted Closing Liens, and (C) any encumbrances and obligations that run with the land (including, but not limited to, easements and right-of-way agreements), to each material real property owned by any of the Companies or any of their Subsidiaries (such owned property collectively, the "Companies Owned Real Property") and (ii) either the Companies or a Subsidiary of the Companies has a good and valid leasehold interest, and as of the Closing Date, the Companies or a Subsidiary of the Companies will have good and valid leasehold interest, in each material lease, material sublease and other material agreement under which the Companies or any of their Subsidiaries uses or occupies or has the right to use or occupy any real property (including real property at which operations of the Companies or any of their Subsidiaries are conducted) (such property, collectively, the "Company Leased Real Property" and such leases, subleases and other agreements are, collectively, the "Company Real Property Leases"), in each case, free and clear of all Liens other than (A) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing Date, (B) Permitted Closing Liens, and (C) any Lien affecting solely the interest of the landlord thereunder. Each Company Real Property Lease is, and after giving effect to the consummation of the transactions contemplated by this Agreement and receipt of any consents required under any Company Real Property Lease from the landlords thereunder, will be, valid, binding and in full force and effect, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity. Except as set forth in Section 7.13 of the Seller Disclosure Letter, no uncured default of a material nature on the part of any Company or, if applicable, its Subsidiary or, to the Knowledge of Seller, the landlord or sublandlord thereunder (as applicable), exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Section 7.13(a) of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the Company Owned Real Property and the Company Leased Real Property.

        (b)   Other than the Belterra Park Purchase Agreement and the transactions contemplated therein, (i) there are no material leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property or the Company Leased Real Property that would reasonably be expected to adversely affect the existing use of such Company Owned Real Property or the Company Leased Real Property by the Company or its Subsidiaries in the operation of its business thereon; and (ii) there are no material outstanding options or rights of first refusal in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon.

        Section 7.14    Insurance.     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) all insurance policies held by any of the Companies or any of their Subsidiaries as of the date hereof (each, a "Company Insurance Policy") are in full force and effect, (b) all premiums due and payable in respect of such insurance policies have been timely paid, and (c) neither any of the Companies nor any of their Subsidiaries has reached or exceeded its policy limits for any such insurance policies. Each of the Companies and their Subsidiaries have complied in all material respects with the provisions of each Company Insurance Policy under which such person is the insured party. None of the Companies or any of their Subsidiaries has received any written notice of cancellation of any Company Insurance Policy, and there is no material claim by any of the Companies or any of its Subsidiaries pending under any Company Insurance Policy as to which coverage has been denied or disputed.

        Section 7.15    Material Contracts.

        (a)   Except for this Agreement, the Employee Benefit Plans, and agreements filed as exhibits to the Seller SEC Documents (including, for the avoidance of doubt, those that are filed with the SEC at any time prior to the date hereof and incorporated by reference thereto), as of the date of this Agreement, neither any of the Companies nor any of its Subsidiaries is a party to or bound by:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

           (ii)  other than Contracts described in Section 7.15(v), any Contract that involved individual or aggregate payments or consideration of more than $750,000 in the twelve-month period ended October 31, 2017, or is expected to involve individual or aggregate payments or consideration of more than $750,000 in the twelve-month period beginning October 31, 2017 (it being understood that the Company is not making any representation or warranty as to the actual amount of future payments that will be received under any such Contract), for goods and services furnished by or to any of the Companies or any of their Subsidiaries;

          (iii)  any Company Real Property Leases having a remaining term of more than twelve (12) months and involving a payment of more than $750,000 annually;

          (iv)  any Contract under which any of the Companies or any of their Subsidiaries has continuing material indemnification, earnout or similar obligations to any third person, other than those entered into in the ordinary course of business consistent with past practice;

           (v)  any Contract for capital expenditures involving payments of more than $1,000,000 individually or in the aggregate, by or on behalf of any of the Companies or any of their Subsidiaries;

          (vi)  any Contract involving a joint venture or strategic alliance or partnership agreement or other sharing of profits or losses with any person;

         (vii)  any Contract relating to Indebtedness under which the principal, face or notional amount, as applicable, outstanding thereunder payable by any of the Companies or any of their Subsidiaries is greater than $1,000,000, and any Contract creating or imposing a Lien other than a Permitted Lien, on the assets or properties of any Company or any of its Subsidiaries;

        (viii)  any Contract containing covenants by any of the Companies or any of their Affiliates not to (A) compete with any person or (B) engage in any line of business or activity in any geographic location, in each case that would be material to any of the Companies or their Subsidiaries;

          (ix)  any Contract evidencing an outstanding loan, advance or investment by the Company or any of its Subsidiaries to or in, any person (other than any other Subsidiary of the Company) of more than $10,000,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business consistent with past practice); and

           (x)  any Order or settlement or conciliation agreement with any Governmental Entity material to the Company.

        All contracts of the types referred to in clauses (i) through (x) above are referred to herein as a "Company Material Contract".

        (b)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither any of the Companies nor any of their Subsidiary is in breach of or default under the terms of any Company Material Contract and, to the Knowledge of Seller, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract and (ii) each Company Material Contract is a valid and binding obligation of the Company or Subsidiary that is party thereto and, to the Knowledge of Seller, of each other party thereto, and is in full force and effect, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

        Section 7.16    Intellectual Property.

        (a)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Companies and their Subsidiaries own the Company Registrations free and clear of all Liens other than (i) Permitted Liens (other than Permitted Closing Liens) that will be released and extinguished on or prior to the Closing and (ii) Permitted Closing Liens. All material issued patents, all registered copyrights and all registered trademarks included in the Company Registrations are valid and, to the Knowledge of Seller, enforceable.

        (b)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) the conduct of the business of each Company and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party and (ii) since January 1, 2016 through the date of this Agreement, none of the Companies has not received any written claim alleging any such infringement, violation or misappropriation.

        (c)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, to the Knowledge of Seller, no person or entity is infringing, misappropriating or otherwise violating or misappropriating any Intellectual Property owned by the Companies or any of its Subsidiaries.

        Section 7.17    Affiliate Transactions.     To the Knowledge of Seller, no officer, director or Affiliate of any of the Companies or their Subsidiaries or any individual in such officer's or director's immediate family (a) owns any property or right, tangible or intangible, that is material to the conduct of the business of any of the Companies or their Subsidiaries, (b) with the exception of liabilities incurred in the ordinary course of business, owes money to, or is owed money by, any of the Companies or their Subsidiaries, or (c) is a party to or the beneficiary of any Contract with any of the Companies or their

Subsidiaries, except in each case for compensation and benefits payable under any Company Benefit Plans to officers and employees in their capacity as officers and employees. Except as disclosed in the Seller SEC Documents, there are no Contracts between any of the Companies or any of their Subsidiaries, on the one hand, and any officer, director or Affiliate of such Company or its Subsidiaries or any individual in such officer's or director's immediate family, on the other hand.

        Section 7.18    No Other Representation.

        (a)   Except for the representations and warranties contained in this Article VII and the representations and warranties of Seller contained in Article VI (but only to the extent that such representations and warranties relate to the Companies), none of the Companies, Seller, Parent nor any other Person or entity on behalf of the Companies has made or makes any representation or warranty, whether express or implied, with respect to the Companies or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Boyd, Purchaser or any of their respective Representatives by or on behalf of Parent or Seller. None of Parent, Seller or the Companies nor any other Person or entity on their behalf has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Boyd or Purchaser or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller or its Subsidiaries, whether or not included in any management presentation.

        (b)   Each of the Companies acknowledges and agrees that except for the representations and warranties contained in Article VIII, none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and the Companies have not relied upon, any representation or warranty, whether express or implied, with respect to Boyd or Purchaser or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to such Company or any of its Representatives by or on behalf of Boyd or Purchaser. Each of the Companies acknowledges and agrees that none of Boyd, Purchaser or any other Person or entity on behalf of Boyd or Purchaser has made or makes, and the Companies have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to such Company or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or Purchaser, whether or not included in any management presentation.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES OF BOYD AND PURCHASER

        Except as disclosed in the documents and reports publicly filed or furnished by Boyd or any of its Subsidiaries since April 12, 2016, and prior to the date hereof (excluding any disclosures set forth in any such documents and reports in any risk factor section, any disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure letter delivered by Boyd to Parent prior to the Effective Date (the "Purchaser Disclosure Letter") (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), Boyd and Purchaser represent and warrant to Parent as follows:

        Section 8.01    Organization of Boyd and Purchaser.

        (a)   Boyd is a corporation and Purchaser is a limited liability company and each of Boyd and Purchaser is (i) duly incorporated, validly existing and in good standing under the Laws of the State of Nevada (in the case of Boyd) or (ii) duly formed, validly existing and in good standing under the Laws of the State of Nevada (in the case of Purchaser) and each of Boyd and Purchaser has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

        (b)   Each of Bobcat's Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority has not had or would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction. Each of Boyd and its Subsidiaries is duly qualified or licensed and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary; except where the failure to be so duly approved, qualified or licensed and in good standing has not had or would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction.

        Section 8.02    Authority; Enforceability; No Conflict; Required Filings and Consents.

        (a)   Each of Boyd and Purchaser has all requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the Transaction and perform its obligations hereunder and thereunder, including the Membership Interest Sale. The execution and delivery by each of Boyd and Purchaser of this Agreement and each Ancillary Agreement to which it is a party and the consummation by Boyd and Purchaser of the Transaction has been duly and validly authorized by each of the boards of directors (or equivalent corporate body) of Boyd and Purchaser, respectively and no other corporate proceedings on the part of Boyd or Purchaser, respectively, or vote of Bobcat's securityholders, are necessary to authorize the consummation of the Transaction. This Agreement has been, and each Ancillary Agreement will be at or prior to the Closing, duly executed and delivered by Boyd and Purchaser, as applicable, and, assuming the due authorization, execution and delivery by the other parties, this Agreement constitutes, and each Ancillary Agreement when so executed and delivered will constitute, the valid and binding obligations of Boyd and Purchaser, as applicable, enforceable against Boyd and Purchaser in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

        (b)   Other than in connection with or in compliance with (i) any approvals and filing of notices required under the Gaming Laws and (ii) filings with and approval by the FTC and ((i) and (iii) collectively, "Purchaser Approvals"), and subject to the accuracy of the representations and warranties of Parent and Seller in Section 5.02(b) and Section 6.02(b), respectively, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Boyd and Purchaser of the Transaction, except for such authorizations, consents, orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Transaction.

        (c)   The execution and delivery by Boyd and Purchaser of this Agreement does not, and (assuming the Purchaser Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof will not (i) result in any loss, or suspension, limitation or impairment of any right of Boyd or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Boyd or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Boyd or any of its Subsidiaries, except for such losses, impairments, suspensions, limitations, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens which would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of Boyd or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, except for such conflict or violation as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction.

        Section 8.03    Brokers.     Except for the fees and commissions of Moelis & Company, Purchaser has not employed and no Person has acted directly or indirectly as a broker, financial advisor or finder for Purchaser and Purchaser has not incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transaction.

        Section 8.04    Financing.     Purchaser and Boyd will have at the Closing funds sufficient to enable Purchaser to pay the Closing Payment, any fees and expenses payable under this Agreement by Purchaser and to consummate the Transaction. In no event shall the receipt or availability of funds or financing by Purchaser or Boyd be a condition to Purchaser's obligations hereunder. As of the date hereof, the sum of (a) the unrestricted cash of Purchaser, (b) the unrestricted cash of Boyd and (c) undrawn revolving loan commitments immediately available for borrowings by Boyd ("Available Commitments") pursuant to the Third Amended and Restated Credit Agreement, dated as of August 14, 2013, as amended pursuant to Amendment No. 1 dated as of September 15, 2016 and Amendment No. 2 and Refinancing Amendment dated as of March 29, 2017 (as so amended, the "Boyd Credit Agreement"), among Boyd, Bank of America, N.A., as administrative agent, and the other parties thereto (the sum of (a), (b) and (c), the "Available Sources") equal an amount not less than the sum of (x) the aggregate cash consideration payable to Seller hereunder and (y) the aggregate amount of any fees and expenses or other amounts payable by Boyd and Purchaser in connection with the consummation of the Transactions (such sum of (x) and (y), the "Required Amount").

        Section 8.05    Solvency.     As of the Closing, after giving effect to any Indebtedness being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 10.02, neither Boyd nor the Purchaser (i) will be insolvent (either because its financial condition is such that the sum of its debts (including a reasonable estimate of the amount of all contingent Liabilities) is greater than the fair value of its assets, or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

        Section 8.06    Purchaser.     Purchaser is a wholly owned direct or indirect Subsidiary of Boyd. Since its date of incorporation, Purchaser has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        Section 8.07    Licensability of Principals.     None of Boyd or any of its respective officers, directors, partners, managers, members, principals or Affiliates which may reasonably be considered in the process of determining the suitability of Boyd for a Gaming Approval by a Gaming Authority, or any holders of Bobcat's capital stock or other equity interests who will be required to be licensed or found suitable under applicable Gaming Laws (the foregoing persons collectively, the "Purchaser Licensed Affiliates"), has ever abandoned or withdrawn (in each case in response to a communication from a Gaming Authority regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked a Gaming Approval, or an application for a Gaming Approval, by a Gaming Authority. Each of Boyd and its Licensing Affiliates which is licensed or holds any Gaming Approval pursuant to applicable Gaming Laws (collectively, the "Purchaser Affiliate Permits") is in good standing in each of the jurisdictions in which such Purchaser Licensed Affiliate owns, operates, or manages gaming facilities. To the knowledge of Boyd, there are no facts which, if known to any Gaming Authority, would be reasonably likely to (i) result in the denial, revocation, limitation or suspension of a Purchaser Affiliate Permit of any of the Purchaser Licensed Affiliate or (ii) result in a negative outcome to any finding of suitability proceedings of any of the Purchaser Licensed Affiliate currently pending, or under the licensing, suitability, registration or approval proceedings necessary for the consummation of the Transaction.

        Section 8.08    Litigation.     Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially impede, materially hinder or materially delay the consummation by Boyd or Purchaser of the Transaction, (a) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending (or, to the knowledge of Purchaser, threatened) against or affecting Boyd or any of its Subsidiaries, or any of their respective properties and (b) there are no Orders of, or before, any Governmental Entity against Boyd or any of its Subsidiaries.

        Section 8.09    No Additional Representations.

        (a)   Except for the representations and warranties contained in this Article VIII, neither Boyd nor Purchaser nor any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to Boyd, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Seller or any of their respective Representatives by or on behalf of Boyd or Purchaser. Neither Boyd nor Purchaser nor any other Person or entity on behalf of Boyd or Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets provided or made available to Parent or Seller or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Boyd or its Subsidiaries, whether or not included in any management presentation.

        (b)   Boyd and Purchaser acknowledge and agree that except, (i) with respect to Seller, for the representations and warranties contained in Article VI and Article VII and (ii) with respect to Parent, for the representations and warranties contained in Article V, none of the Companies, Seller, Parent or any other Person or entity on behalf of Seller or Parent has made or makes any representation or warranty, whether express or implied, with respect to Parent, Seller, the Companies, the Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, or with respect to the accuracy or completeness of any other information provided or made available to Boyd or Purchaser or any of their respective Representatives by or on behalf of Parent, Seller or the Companies. In furtherance of and not in limitation of the foregoing, Boyd and Purchaser acknowledge and agree that none of Parent, Seller, the Companies or any other Person or entity on behalf of Parent, Seller or the Companies has made or makes, and neither Boyd nor Purchaser has relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates, budgets, future operating or financial results, plans or prospects (including the reasonableness of the assumptions underlying such projections, forecasts, estimates, budgets, future operating or financial results, plans or prospects) provided or made available to Boyd or Purchaser or any of their respective Representatives, or of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, Seller, the Companies or the Business, whether or not included in any management presentation. Boyd and the Purchaser acknowledge and agree that none of Seller or any other Person or entity on behalf of Parent or Seller has made or makes any representation or warranty, whether express or implied, with respect to the Retained Liabilities.

ARTICLE IX.

COVENANTS

        Section 9.01    Certain Obligations of Parent and Boyd Prior to the Closing.

        (a)   During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing (the "Pre-Closing Period"), (i) Parent shall, and shall cause Merger Sub to, (A) comply with all of its obligations under the Merger Agreement, the noncompliance with which would have a material adverse effect on the Transaction, the Business or any of the Companies, the Purchased Assets or Assumed Liabilities, and (B) comply with its obligations thereunder to cause the consummation of the Merger, and (ii) Parent shall use its reasonable best efforts, including enforcing all of its rights and pursuing all of its available remedies thereunder, to cause Seller to (x) comply with all of its obligations under the Merger Agreement, (y) use its commercially reasonable efforts to conduct the business of Seller and its Subsidiaries in all material respects in the ordinary course of business, and (z) use its commercially reasonable efforts to preserve intact their present lines of business, maintain their rights, franchises and Permits of Seller.

        (b)   Parent shall keep Purchaser reasonably informed with respect to the status of the transactions contemplated by the Merger Agreement and any material developments in respect thereto. Parent shall promptly notify Purchaser in writing upon the occurrence of any event, fact or circumstance that to the Knowledge of Parent: (i) has caused any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any respect such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to be true or accurate would have a material adverse impact on the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities; (ii) is or has caused any failure of any party to the Merger Agreement to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement such that it would be reasonable to expect that (A) the applicable closing conditions of the Merger Agreement would be incapable of being satisfied by the End Date or (B) such failure to comply with or satisfy such covenant or agreement would be materially adverse to the Transaction, the Business or any of the Companies, the Purchased Assets or the Assumed Liabilities; (iii) resulted in the failure of any condition necessary to consummate the Merger capable of being satisfied by the End Date; or (iv) the making by any party to the Merger Agreement of any request for any amendment to, or waiver or consent under, the Merger Agreement, in each case that would be Purchaser Adverse Amendment or Purchaser Adverse Waiver. In the event that notice is required by the foregoing sentence, Parent shall

Parent shall promptly provide Purchaser with a summary of such event, fact or circumstance and a copy of the pertinent portions of the notice(s) received from the other parties to the Merger Agreement.

        (c)   During the Pre-Closing Period, Parent shall not grant any Purchaser Adverse Waiver or agree to any Purchaser Adverse Amendment without Purchaser's prior written consent.

        (d)   During the Pre-Closing Period, Parent shall not permit Seller to take any action that would reasonably be expected to result in (i) any Membership Interest being subject to any Lien or (ii) any Purchased Assets being subject to any Lien other than (A) Liens that will be released and extinguished on or prior to the Closing and (B) Permitted Closing Liens.

        (e)   If Parent wishes to terminate the Merger Agreement and is entitled to terminate the Merger Agreement pursuant to more than one provision of the Merger Agreement, and terminating pursuant to any such provision would entitle Parent to any termination fee or reimbursement of expenses from Seller or any of its Affiliates (a "Compensated Termination Provision"), Parent shall terminate the Merger Agreement pursuant to such Compensated Termination Provision.

        (f)    Seller shall cause Seller Subsidiary, and Parent shall use its reasonable best efforts to cause Seller to cause Seller Subsidiary, to perform and observe all of its covenants and agreements contained in the Existing Master Lease in all material respects, including maintenance of the insurance required to be maintained by Seller Subsidiary thereunder. Seller shall not cause or permit, and Parent shall use its reasonable best efforts to cause Seller not to cause or permit, Seller Subsidiary to take any action under the Existing Master Lease related to the Casinos without Purchaser's prior written consent (other than any actions taken in the ordinary course of business, consistent with past practice).

        Section 9.02    Employee Matters.

        (a)    Transfer of Employees.     Subject to any rights any Property Employee has under his or her employment agreement, prior to the Closing, Seller or its applicable Affiliates shall take such reasonable actions as are necessary (but shall not be required to pay any additional consideration) to provide that, effective as of the day immediately prior to the Closing, (a) each Property Employee is employed by the applicable Company or its Subsidiary, and (b) the Companies and their respective Subsidiaries do not employ any individual who is not a Property Employee. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Purchaser shall not communicate any terms of employment to Property Employees prior to the Closing or otherwise communicate directly with any Property Employees.

        (b)    Terms and Conditions of Employment.     From the Closing Date until the later of December 31, 2019 and the first anniversary of the Closing Date, Purchaser and its Affiliates shall provide (or cause the Companies or their Subsidiaries to provide) each Property Employee whose employment with a Company continues on and following the Closing Date (each, a "Continuing Employee") with (i) a base salary or hourly wage rate, as applicable, cash incentive compensation opportunities and target annual equity incentive compensation opportunities that are, in each case, no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date, and (ii) other compensation and employee and fringe benefits (including health, welfare and retirement benefits, but excluding severance benefits, which are described in the immediately following sentence) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing Date; provided that, if the Closing Date occurs prior to the commencement of Purchaser's and Seller's annual benefit plan enrollment periods, Purchaser may instead provide Continuing Employees with health and welfare benefits that it provides to its similarly situated employees. Any Continuing Employee who incurs a qualifying termination of employment during the period commencing on the Closing Date and ending on the later of December 31, 2019 and the first anniversary of the Closing Date shall be entitled to receive the severance payments and benefits from Purchaser or its Subsidiaries as outlined in, and under the terms of, Seller's Change of

Control Severance Plan or severance benefits contained in such Continuing Employee's employment agreement, as applicable. Seller shall deliver to Purchaser a schedule of compensation and employee and fringe benefits contemplated by this Section 9.02(b) for each Property Employee no later than ten (10) Business Days prior to the Closing Date.

        (c)    Service Credit.     For purposes of determining eligibility, vesting, participation and benefit accrual under the employee benefit and compensation arrangements maintained by Purchaser and/or its Affiliates (including, following the Closing, the Companies or their Subsidiaries) providing benefits to Continuing Employees on and after the Closing Date (collectively, "Purchaser Benefit Plans"), each Continuing Employee shall be credited with his or her years of service with Seller, the Companies and their respective Affiliates (and any predecessor entities thereto) before the Closing Date, to the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Employee Benefit Plans; provided that the foregoing shall not apply (i) to the extent its application would result in a duplication of benefits, (ii) with respect to benefit accruals under a defined benefit pension plan or retiree welfare benefit plan, or (iii) with respect to any Purchaser Benefits Plan for which prior service is not taken into account for similarly situated employees of Purchaser.

        (d)    Health Coverage.     Purchaser shall cause each Continuing Employee and his or her eligible dependents to be covered, effective at the Closing, by a group health plan or plans maintained by Purchaser and its Affiliates that (i) comply with the provisions of Section 9.02(b), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Continuing Employee or dependent (other than any limitation already in effect under the applicable group health Employee Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Employee Benefit Plan, and (iii) use its commercially reasonable efforts to provide each Continuing Employee credit under Purchaser or its applicable Affiliate's group health plans as if the following amounts had been paid thereunder, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the applicable Continuing Employee under the applicable group health Employee Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Employee Benefit Plan or Purchaser or its applicable Affiliate's group health plans.

        (e)    Accrued Vacation, Sick Leave and Paid Time-Off.     Effective as of the Closing Date, Purchaser shall recognize all Liabilities with respect to accrued but unused vacation time for all Property Employees (including any Liabilities to Property Employees for payments in respect of earned but unused vacation time that arise as a result of the transfer of employment contemplated by Section 9.02(a)). Purchaser shall promptly (and, in any event, within ten (10) Business Days following the later of the Closing Date and the date of the applicable payment) reimburse Seller for any payments made by Seller or its Affiliates to any Property Employee in respect of earned but unused vacation time that become due as a result of the transfer of employment contemplated by Section 9.02(a). Purchaser shall allow Continuing Employees to use the vacation, sick leave and personal time assumed and recognized pursuant to this Section 9.02(e) in accordance with the terms of Purchaser's and its applicable Affiliates' programs in effect from time to time (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of Purchaser or its Affiliates on or following the Closing).

        (f)    401(k) Plan.     Effective at the Closing, Purchaser shall establish participation by the Continuing Employees in Purchaser's tax-qualified defined contribution plan or plans with a cash or deferred feature (the "Purchaser 401(k) Plan") for the benefit of each Continuing Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Subsidiaries (collectively, the "Seller 401(k) Plans"). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to Continuing Employees, and the Purchaser 401(k) Plan shall accept any such distribution, including notes, in the case of loans, as a rollover contribution if such rollover is so directed in accordance with applicable law by the applicable Continuing Employee. Seller shall remain responsible for making all required employer contributions to the accounts of Continuing Employees under the Seller 401(k) Plan with respect to all periods prior to the Closing.

        (g)    Bonuses.     On or prior to the Closing, Seller shall pay a pro rata portion of any annual and short-term incentive awards due to Continuing Employees as provided in Section 5.16(c) of the Merger Agreement. Effective as of the Closing, Purchaser shall assume the Liability for the post-Closing portion of any annual or short-term incentive awards due to Continuing Employees for the fiscal year in which the Closing occurs, which Liability shall be calculated on the same basis used to determine the pre-Closing amounts paid by Seller. Without limiting the generality of Section 9.02(b), following the Closing, Purchaser shall cause the Continuing Employees to participate in annual or short-term incentive plans of Purchaser and its Affiliates for the remainder of any applicable performance period that is incomplete as of the Closing Date, which plans shall provide for cash incentive compensation opportunities, performance standards and continuation of employment requirements that are no less favorable than those contained in the annual or short-term incentive plans of Seller with respect to performance periods that are incomplete as of the Closing Date, such that if the Continuing Employees were to continue to participate in Seller's annual or short term incentive plans applicable to them, such Continuing Employees would have received no less favorable payments. Following the end of the applicable performance period, Purchaser shall pay each such Continuing Employee a bonus in respect of the portion of such performance period following the Closing that is no less than the accrual for such Continuing Employee assumed by Purchaser pursuant to the immediately preceding sentence.

        (h)    Company Benefit Plans.     Effective as of the Closing Date, Purchaser shall assume all Company Benefit Plans, and become solely responsible for all Liabilities thereunder. On and following the Closing Date, Purchaser shall honor all Company Benefit Plans in accordance with their respective terms.

        (i)    Assumed Employee Liabilities.     Except as set forth in Section 9.02(k) , effective as of the Closing, Purchaser shall assume all Liabilities in respect of (i) any Property Employees and (ii) any former employees of Seller or its Affiliates who primarily provided services to the Business, in each case, regardless of whether such Liabilities relate to, arise out of or result from, such individual's employment prior to, on or after the Closing, but only to the extent arising out of or related to such individual's employment with the Business (collectively, "Assumed Employee Liabilities").

        (j)    Employee Termination Rights.     Subject to Section 9.02(i), from and after the Closing, Purchaser or any of the Companies may terminate the employment of any Property Employee in accordance with its customary employment practices, including following unsatisfactory results of any background check, which Purchaser may undertake in its discretion.

        (k)    Allocation of Welfare Benefit Claims.     Seller shall retain the Liability and responsibility with respect to claims incurred by Continuing Employees (and their dependents and beneficiaries) prior to the Closing under the Employee Benefit Plans (other than any Company Benefit Plans) that provide medical, dental, vision, employee assistance program and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. Purchaser shall retain (and assume, if necessary) Liability and responsibility for claims incurred by Continuing Employees (and their dependents and beneficiaries) on or following the Closing under any Purchaser employee benefit plans that provide medical, dental, vision, employee assistance program and prescription drug coverage, life, accidental death and dismemberment and business travel accident insurance and disability coverage. For purposes of this Section 9.02(k), a benefit claim shall be deemed to be incurred as follows: (i) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (ii) life, accidental death and dismemberment and business travel accident insurance and disability benefits, upon the death, cessation of employment or other event giving rise to such benefits.

        (l)    Certain Seller Employees.     Prior to the Closing Date, Purchaser will, or will cause one of its Subsidiaries to, make written employment offers to any Property Employees who are not employed by a Company or its Subsidiaries after giving effect to Seller's actions described in Section 9.02(a) as identified by Seller no later than ten (10) Business Days prior to the Closing Date (the "Identified Employees"). Such offers will contain terms of at-will employment with respect to (i) a base salary or hourly wage rate, as applicable, cash incentive compensation opportunities and target annual equity incentive compensation opportunities that are, in each case, no less favorable than those provided to such Identified Employees immediately prior to the Closing Date, (ii) other compensation and employee and fringe benefits (including health, welfare and retirement benefits, but excluding severance benefits) that are no less favorable, in the aggregate, than those provided to such Identified Employees immediately prior to the Closing Date, (iii) severance entitlements that are no less favorable than what is provided in the Seller's Change of Control Severance Plan or contained in such Identified Employee's employment agreement, as applicable, and (iv) other material terms of employment that are, in each case, no less favorable than those provided to such Continuing Employees immediately prior to the Closing Date. Parent and Seller shall use their respective commercially reasonable efforts to help facilitate such Identified Employees to become employees of Purchaser pursuant to the terms of the employment offers as of the Closing (but, in each case, shall not be required to pay any additional consideration to Identified Employees). Without limiting Section 9.02(i), if any Identified Employee does not for any reason accept employment with Purchaser or its Affiliates at or after the Closing, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless Seller and its Affiliates for any severance payments or benefits payable to such Identified Employee, and all such payments and benefits shall constitute Assumed Employee Liabilities.

        (m)    No Third-Party Beneficiaries.     No provision of this Agreement shall create any third-party beneficiary rights in any Property Employee, any Continuing Employee or any beneficiary or eligible family member thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Property Employee by Purchaser or under any benefit plan which Purchaser may maintain. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, any Purchaser Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Seller, Purchaser, the Companies or any Subsidiary of a Company or any of their respective Affiliates; or (ii) confer upon any Property Employee or any Continuing Employee any right to employment or continued employment or continued service with Purchaser or any of its Subsidiaries (including, following the Closing Date, the Companies or any Subsidiary of a Company), or constitute or create an employment or other agreement with any Property Employee or any Continuing Employee. No provision of this Agreement will be deemed to change the "at will" status of any Continuing Employee.

        Section 9.03    Access to Information and Inspection.     For purposes of facilitating the Transaction, at Parent's reasonable request, Seller shall afford (a) the officers and employees and (b) the accountants, consultants, legal counsel, financial advisors, financing sources and agents and other Representatives of Purchaser such reasonable access during normal business hours, throughout the period prior to the earlier of the Closing Date and termination pursuant to Section 11.01, to Seller's and the Companies' personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, operating, environmental and other data and information regarding the Companies, to the extent in the possession of the Companies or their Subsidiaries, as Boyd or Purchaser may reasonably request. Notwithstanding the foregoing, Seller shall not be required to provide access to or make available to any person any document or information that, in the reasonable judgment of Seller, (i) violates any of its obligations with respect to confidentiality, (ii) is subject to any attorney-client, work-product or other legal privilege, or (iii) the disclosure of which would violate any Law or legal duty (provided that Seller will use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including, but not limited to, entering into appropriate common interest or similar agreements); provided, further, that nothing herein shall authorize Boyd, Purchaser or their Representatives to undertake any environmental testing or sampling at any of the properties owned, operated or leased by Seller or its Subsidiaries. Each of Boyd and Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 9.03 for any competitive or other purpose unrelated to the consummation of the Transaction. Each of Boyd and Purchaser will use its commercially reasonable efforts to minimize any disruption to the businesses of Seller that may result from requests for access. Prior to the delivery of the Joinder, Parent shall use its reasonable best efforts, including enforcing Seller's obligations under the Merger Agreement to the extent necessary, to cause Seller to comply with its obligations in this Section 9.03.

        Section 9.04    Governmental Approvals.

        (a)   Subject to the terms and conditions of this Agreement, each of the parties shall cooperate with the other parties and use their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing set forth in Section 10.01 to be satisfied as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents under applicable Antitrust Laws and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Entity necessary under the FTC Order and required under applicable Antitrust Laws to consummate the Transaction (an "Antitrust Approval").

        (b)   Purchaser understands that Purchaser, and this Agreement, are subject to the prior approval of the FTC and any other Governmental Authority and that Parent and Seller are entering into this Agreement to obtain FTC approval for the FTC Order and to satisfy the requirements of any other Governmental Entity's conditional approval in connection with the Merger pursuant to the Merger Agreement. Purchaser, as promptly as practicable after the date hereof, will (i) prepare and furnish all necessary information and documents reasonably requested by the FTC or any other Governmental Entity, (ii) use reasonable best efforts to demonstrate to the FTC or any other Governmental Entity that Purchaser is an acceptable purchaser of the Purchased Assets and that Purchaser will be able to compete effectively using the Purchased Assets along with its own assets, and (iii) reasonably cooperate with Parent and Seller in obtaining all FTC approvals and any other Antitrust Approval or Gaming Approval. Nothing in this Agreement shall prevent Parent and Seller from complying with the FTC Order, and Parent and Seller shall not be considered in breach of this Agreement for taking actions required to be taken to comply with the FTC Order. Parent shall control all strategy and communications with the FTC and any other Governmental Entities, and accordingly, to the extent not prohibited by applicable Laws, the FTC or any other Governmental Entities, Purchaser shall not communicate with or make submissions to the FTC or any other Governmental Entities without the simultaneous attendance or prior written consent of Seller, provided however that Parent and Purchaser shall jointly control strategy and communications with the FTC and any other Governmental Entities regarding any review process of the FTC or any other Governmental Entity to determine whether Purchaser is an acceptable purchaser of the Purchased Assets and whether Purchaser will be able to compete effectively using the Purchased Assets, and provided further, that Purchaser shall control the substance of communications insofar as they relate specifically to Purchaser. Parent and Seller shall not, without prior consultation with and approval of Purchaser, have any communication with the FTC or other Governmental Entity, or make any submission to the FTC or any other Governmental Entity, regarding whether Purchaser is an acceptable purchaser of the Purchased Assets or whether Purchaser will be able to compete effectively using the Purchased Assets. Each of the parties shall promptly notify the other parties of any communication it receives from any Governmental Entity relating to the transactions that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by or on its behalf or any of its Affiliates to any Governmental Entity, unless the staff of such Governmental Entity requires otherwise.

        (c)   Each of the parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the Transaction under Antitrust Laws or Gaming Laws and in connection with any investigation or other inquiry by or before a Governmental Entity relating to Antitrust Laws or Gaming Laws and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC or any other Governmental Entity. Subject to applicable Law relating to the exchange of information and any applicable joint defense agreement, each of the parties shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Affiliates, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction related to Antitrust Laws or Gaming Laws; provided, that Parent and Seller shall not be entitled to review or have access to Purchaser's business plan or Purchaser's other competitively sensitive information. Notwithstanding anything to the contrary in this Section 9.04, Purchaser or any of its Affiliates shall be able to consult with the FTC or any other Governmental Entities pursuant to applicable Law or otherwise if the staff of such Governmental Entity requests direct communication with or submissions from Purchaser or any of its Affiliates without prior written consent of, notification to or attendance of Parent or Seller.

        (d)   In furtherance and not in limitation of the covenants of Purchaser contained in this Section 9.04, each of the parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Entity with respect to Antitrust Laws or Gaming Laws in any jurisdiction in which approvals, consents, registrations, permits, authorizations and other confirmations are required under applicable Antitrust Laws or Gaming Laws to consummate the Transaction. Without limiting any other provision hereof, but subject to Section 9.04(e), each of the parties shall take any and all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transaction so as to enable the consummation of the Transaction to occur as soon as reasonably possible (and in any event no later than the End Date).

        (e)   Notwithstanding the foregoing or any other provision of this Agreement, no party, nor any of their respective Affiliates, shall have any obligation or affirmative duty to sell, divest, hold separate or otherwise dispose of any of its assets or properties, agree to do any of the foregoing in the future, or take any such actions in connection with seeking any Antitrust Approval, any Gaming Approval or other approval of any Governmental Entity.

        (f)    In no event shall Purchaser agree to, propose to or acquire any business or assets (regardless of value) which would reasonably be expected to (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any Antitrust Approval or Gaming Approval, or (ii) prevent, materially delay or materially impair the ability of Parent and Seller to consummate the Merger.

        Section 9.05    Notification of Certain Events.     Each of Parent, Seller and Purchaser shall promptly notify the other parties in writing upon obtaining knowledge of the occurrence of any event that has caused: (a) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect as of the time made under this Agreement; or (b) any material failure of the notifying party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, in each case, if such failure to be true or accurate or failure to comply has caused or would reasonably be expected to cause any condition to the obligations of the notified party to effect the Transaction not to be satisfied; provided that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 9.05, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently (or together with other facts or events known to such party at the time of the underlying change or event) result in a failure of the conditions set forth in Section 10.01, Section 10.02 or Section 10.03 to be satisfied.

        Section 9.06    Publicity.     Parent and Purchaser shall agree on the form and content of the initial press release regarding the Transaction and thereafter shall consult with each other before issuing, provide each other the opportunity to review and comment upon, and negotiate in good faith to agree upon, any press release or other public statement with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Law. Notwithstanding anything to the contrary herein, Purchaser and Parent may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analysts conference calls or in connection with a financing, so long as any such statements are consistent with, and do not contain information not disclosed in, previous press releases, public disclosures or public statements made jointly by Purchaser and Parent or made by one party and reviewed by the other, and do not otherwise reveal non-public information regarding the Merger, the Transaction, the Ancillary Agreements or any of the other parties.

        Section 9.07    Tax Matters.

        (a)   All transfer, recording, documentary, sales, use, stamp, registration and other such Taxes (including real estate transfer or similar Taxes that arise from any indirect transfer of property as a result of the transfer of the Membership Interests), related fees (including any penalties, interest and additions to Tax) incurred with respect to the purchase and sale of the Membership Interests pursuant to this Agreement ("Transfer Taxes") and any fees for applications, consents, approvals, Permits, registrations or filings made or sought pursuant to this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Parent. Either Purchaser, on the one hand, or Parent or Seller, on the other hand, as obligated by applicable Law, shall prepare and file all necessary Tax Returns and other documentation with respect to such Transfer Taxes and pay in full all such Transfer Taxes, and the non-filing party shall promptly reimburse the filing party for its share of such Transfer Taxes. Parent and Purchaser shall reasonably cooperate (and Parent shall cause Seller to reasonably cooperate) in preparing and filing all Tax Returns relating to Transfer Taxes, including joining in the execution of such Tax Returns to the extent required by applicable Law.

        (b)   Purchaser, Seller and Parent agree to furnish (or cause to be furnished) to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Purchaser, Seller, the Companies, their Subsidiaries, or Parent, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or Proceeding relating to Taxes. Purchaser and Parent shall retain (and Parent shall cause Seller to retain) all books and records with respect to Taxes of the Companies or their Subsidiaries for a period of at least seven (7) years following the Closing Date. The parties agree to hold all materials and documents delivered pursuant to this Section 9.07(b), and all confidential information contained therein, confidential pursuant to the Confidentiality Agreement. Notwithstanding anything herein to the contrary, neither Parent nor Seller shall be required to provide Purchaser with a copy of, or otherwise disclose the contents of, any consolidated Tax Return, except to the extent Purchaser or any of its Affiliates (including the Companies and their Subsidiaries following the Closing) receives any notice of inquiry, claim, assessment, audit or similar proceeding relating to any liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor of such other Person and such consolidated Tax Returns (or contents thereof) contain information directly relevant to such notice of inquiry, claim, assessment, audit or similar proceeding or are otherwise necessary for Purchaser or any of its Affiliates (including the Companies and their Subsidiaries following the Closing) to conduct such proceeding.

        (c)   Purchaser and Parent agree, for U.S. federal income tax purposes and all other applicable income and franchise tax purposes, to treat (and Parent shall cause Seller to treat) the purchase and sale of all of the Membership Interests of Belterra and Belterra Park as a purchase of the assets of Belterra and Belterra Park, respectively, and Purchaser and Parent shall not take (and Parent shall not cause or permit Seller to take) any actions inconsistent with such treatment, except as otherwise required by applicable Law.

        (d)   Parent and such of its Subsidiaries as are necessary, on the one hand, and Purchaser and such of its Subsidiaries as are necessary, on the other hand, shall jointly make an irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Tax Law) (collectively, the "Section 338(h)(10) Elections") with respect to the sale and purchase of the Membership Interests of Ameristar Kansas City and Ameristar St. Charles under this Agreement. Purchaser, Parent, and Seller shall cooperate in the preparation of all forms, attachments, schedules, and documents required to effect valid and timely Section 338(h)(10) Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any corresponding provisions of state or local Tax Law), including IRS Forms 8023 and 8883 (and any corresponding state or local Tax forms), in each case, in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03 (collectively, the "Section 338(h)(10) Forms"). Purchaser, Parent, and Seller shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable Taxing Authority. In furtherance of the foregoing, with respect to each Section 338(h)(10) Election, prior to the Closing, Purchaser, Parent, and Seller shall agree, based on information then available, on the form and content of, and at Closing, Parent and Seller shall deliver to Purchaser a duly executed, IRS Form 8023 that reflects such Section 338(h)(10) Election (and any analogous forms required to effectuate such Section 338(h)(10) Election for state or local Tax purposes). To the extent permissible by or required by law, Purchaser, Parent, Seller, and their respective Subsidiaries shall cooperate in the preparation and timely filing of any corrections, amendments, or supplements to any Section 338(h)(10) Form; provided, however, that all such forms and reports shall be prepared in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03. Subject to the preceding sentence, none of Purchaser, Parent, or Seller shall, or shall permit their respective Subsidiaries to, modify any of the Section 338(h)(10) Forms (including any corrections, amendments, and supplements thereto) after the execution of such Section 338(h)(10) Forms or to modify or revoke any Section 338(h)(10) Election following the filing of the relevant IRS Form 8023 by Purchaser, in each case, without the written consent of Parent or Purchaser, as the case may be, except as may be required pursuant to a "determination" (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law); provided, however, that IRS Form 8883 may be filed without the consent of the other party so long as such form is filed in a manner that incorporates, reflects, and is consistent with the Allocation and Section 2.03. Purchaser, Parent, Seller, and their respective Affiliates shall cooperate fully with each other and make available to each other such Tax data or other information as may be reasonably required by the parties in order to timely file any Section 338(h)(10) Elections, including to the extent necessary for the valid filing of any corrections, amendments, or supplements to any Section 338(h)(10)Form. Purchaser, Parent, and Seller shall, and shall cause their respective Affiliates to, (x) treat each Section 338(h)(10) Election as valid, and (y) take no position on any Tax Return or any Tax proceeding that is inconsistent with the validity of the Section 338(h)(10) Elections, unless, in each case, to the extent otherwise required pursuant to a "determination" (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law).

        (e)   Any and all Tax sharing, allocation, indemnification or similar agreements binding any Company or any Subsidiary of any Company shall be terminated as to such Company or Subsidiary, as applicable, as of the Closing Date and, from and after the Closing Date, no Company and no Subsidiary of any Company shall be obligated to make any payment to any Person pursuant thereto.

        (f)    If a party or any of its Affiliates (the "Preparing Party") is preparing for filing after Closing a Tax Return that could give rise to a Tax payment obligation on the part of the other party or any of its Affiliates (the "Reviewing Party"), the Preparing Party shall deliver to the Reviewing Party a draft of such Tax Return at least thirty (30) days prior to filing thereof (or, if required to be filed within thirty (30) days after the Closing Date or the end of the relevant taxable period, as soon as reasonably practicable following the Closing or end of such taxable period) and shall permit the Reviewing Party to review and comment on such Tax Return. If the Tax Return relates solely or primarily to Taxes for which the Reviewing Party is liable, the Preparing Party shall make such revisions to such Tax Return as are reasonably requested by the Reviewing Party in writing within twenty (20) days of the Reviewing Party's receipt of the Tax Return, to the extent not inconsistent with applicable Law. In the case of other Tax Returns, the Preparing Party shall consider in good faith any revisions to such Tax Return as are reasonably requested by the Reviewing Party in writing within twenty (20) days of the Reviewing Party's receipt of the Tax Return.

        (g)   Following the Closing, Purchaser, on the one hand, and Parent and Seller, on the other hand, shall promptly notify each other upon receipt of notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes for which such other party may be liable hereunder (any such inquiry, claim, assessment, audit or similar event, a "Tax Contest"). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such party was actually and materially prejudiced as a result thereof.

        (h)   Each party shall have the right to control (at that party's own expense) the conduct and resolution of any Tax Contest that relates solely to Taxes for which that party is liable pursuant to this Agreement, provided, that (i) the controlling party shall keep the other party informed regarding the progress and substantive aspects of such Tax Contest, including providing the other party with all substantive written materials relating to such Tax Contest received from the relevant Tax Authority and all substantive written materials submitted to such Tax Authority by the controlling party, (ii) the non-controlling party shall have the right to participate in such Tax Contest (at its own expense), and (iii) the controlling party shall not resolve such Tax Contest in a manner that would have an adverse impact on the non-controlling party without the non-controlling party's prior written consent, which consent shall not be unreasonably withheld or delayed. If a party shall have the right to control the conduct and resolution of such Tax Contest but elects in writing not to do so, then the other party shall have the right to control the conduct and resolution of such Tax Contest, but shall keep the non-controlling party informed regarding the progress and substantive aspects of such Tax Contest (including providing copies of all substantive written materials relating to such Tax Contest received from the relevant Tax Authority and all substantive written materials submitted to such Tax Authority), and shall not resolve such Tax Contest without the non-controlling party's written consent, which shall not be unreasonably withheld or delayed.

        (i)    In the event of any Tax Contest not governed by Section 9.07(h), the party receiving notice of the Tax Contest will, as to any Taxes in respect of which the other party or any of its Affiliates may be liable, promptly inform the other party of, and permit the participation of the other party in, the Tax Contest and will not consent to the settlement or final determination in such proceeding without the prior written consent of the other party (which consent will not be unreasonably withheld or delayed).

        (j)    In the event of any conflict or overlap between the provisions of Section 12.04 and this Section 9.07, the provisions of this Section 9.07 shall control.

        (k)   No party shall amend, or permit their Affiliates to amend, any Tax Return that could give rise to a Tax payment obligation on the part of the other party or any of its Affiliates without the prior written consent of such other party.

        (l)    Notwithstanding anything else in this Agreement potentially to the contrary, in no event shall Boyd or any of its Affiliates (including, after the Closing, the Companies and any of their Subsidiaries) have any responsibility to pay directly, or to reimburse or indemnify the Parent or any of its Affiliates (including, after the Closing, the Seller and its Subsidiaries) for, any federal consolidated or state income Taxes payable by Seller or any Subsidiary owned by Seller immediately prior to the Closing in respect of taxable periods (or portions thereof) ending subsequent to the date of this Agreement and on or prior to the Closing Date.

        Section 9.08    Confidentiality.     The Confidentiality Agreement shall remain in full force and effect until the Closing and shall terminate automatically at the Closing, except as set forth in Section 9.09. For a period of thirty-six (36) months after the Closing, each party shall, and shall cause its Representatives to, hold in confidence any and all Proprietary Information, and not use in any manner whatsoever any Proprietary Information (other than as required by Law or permitted by this Agreement or any Ancillary Agreement) whether written or oral, related to the other party, its Subsidiaries (including in the case of Boyd, the Companies), its assets and businesses (such information collectively, the "Confidential Information"), except to the extent that such Person can show that such Proprietary Information (a) is independently developed by such Person or its Representatives after the Closing Date without the benefit of any Confidential Information or in breach of this Agreement, (b) is or becomes generally available to the public, other than as a result of disclosure by such Person or its Representatives in breach of this Agreement, (c) is reasonably relevant for enforcing such party's rights or defending against assertions by another party and is only disclosed to any Governmental Entity or an arbitrator in connection with any Proceeding involving (i) a dispute between Purchaser and Parent or their respective Affiliates arising out of the transactions contemplated by this Agreement, or (ii) the interpretation, entry into, performance, breach or termination of this Agreement or the Ancillary Agreements, (d) is disclosed with the prior written consent of the other party, (e) is requested or required to be disclosed by applicable Law or regulatory, judicial or administrative process, (f) the extent used by a party or any of its Affiliates in order to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Parent or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand or (g) that becomes available on a non-confidential basis to a party or any of its Affiliates from and after the Closing from a third party source that is not known by such party or its applicable Affiliates, after reasonable inquiry, to be under any obligations of confidentiality with respect to such information. If a party or any of its Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Law or Order, such Person shall promptly notify the other party in writing and shall disclose only that portion of such information which such Person is advised by its counsel is legally required to be disclosed; provided that such Person shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, from and after the Closing, neither Purchaser nor Boyd shall have any obligation to maintain the confidentiality of or to refrain from using in any manner any Proprietary Information, whether written or oral, related to the Companies, the Purchased Assets, the Assumed Liabilities or the Business.

        Section 9.09    No Solicitation of Employees.     From and after the Closing Date until the twelve-month (12) anniversary of the Closing Date, neither Parent nor Boyd nor any Person acting on such party's behalf, shall, directly or indirectly, solicit for employment or employ any employees of the other party or any of such party's Subsidiaries at the level of Director or higher; provided that neither Parent nor Boyd shall be restricted from (a) making any general solicitation for employment by use of advertisements in the media or through recruitment firms that is not specifically directed at employees of the other party or its Subsidiaries and (b) hiring such employee who responds to any such permitted general solicitation or who first contacts the other party or its Representatives regarding employment without any solicitation in violation of this Section 9.09 or who has separated from such party or its Subsidiaries for at least two (2) months prior to such solicitation.

        Section 9.10    Parent Release.     Effective as of the Closing, each of Parent and Seller, for itself and for its predecessors, successors, assigns executors, trustees, beneficiaries, officers, directors, Affiliates, Subsidiaries, agents, administrators and any other Person claiming through Seller (the "Releasing Parties"), hereby generally, irrevocably, unconditionally and completely releases and forever discharges each of the Companies, their Subsidiaries, and each of their Affiliates, successors assigns, directors, officers, employees, agents, attorneys and representatives (the "Releasees") from, and hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims. "Released Claims" shall mean and include any and all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature arising out of or related to events, circumstances or actions or inactions with respect to the Companies or the Companies' affairs on or before the Closing Date, including any unknown, unsuspected or undisclosed claim; provided, further, that this Section 9.10(i) shall not constitute a release from, waiver of, or otherwise apply to the terms of this Agreement or any Ancillary Agreement or any liability (including any obligations of Purchaser and its Affiliates in respect of Assumed Liabilities) or other agreement expressly contemplated by this Agreement or any Ancillary Agreement to be in effect after the Closing, or any enforcement thereof, (ii) shall in no way impair, Parent's or its Affiliates rights or remedies under this Agreement, any Ancillary Agreement or other agreement contemplated by this Agreement or any Ancillary Agreement and (iii) shall not impair any claim against any Releasees that arises as a result of, or is related to, Seller's and its directors, officers, employees, agents, attorneys and representatives in such Person's capacity as an officer, director or employee of any of the Companies.

        Section 9.11    Excluded Company Actions.

        (a)   In the event that any Gaming Approval has not been received but has not been denied by the applicable Gaming Authority prior to the Closing and the parties are required to consummate the Transaction with respect to such Companies in jurisdictions in which Gaming Approvals have been received, then the parties shall effect the Closing with respect to the Membership Interests of the Companies for which Gaming Approvals have been received, use their reasonable best efforts to consummate the closing with respect to the Excluded Companies as promptly as practicable and, if necessary, negotiate in good faith to enter into amendments to this Agreement as may be necessary to effect the purchase and sale of such Membership Interests upon receipt of the applicable Gaming Approvals in a delayed closing (it being understood that in no event shall either party have any obligation to alter any material terms of the Transaction, including the Base Purchase Price or the amount or kind of consideration).

        (b)   In the event that Purchaser is not obligated pursuant to the proviso in Section 10.01(b) to acquire the Membership Interest of any Excluded Company in respect of which Gaming Approvals have been finally denied, (i) Purchaser shall find a replacement purchaser for such Excluded Company, which replacement purchaser shall be a Discretionary Replacement Purchaser (as defined in the Consent Agreement) or otherwise reasonably acceptable to Lessor as contemplated by the Consent Agreement, (ii) the Purchaser Master Lease shall exclude the premises consisting of the real property, and facilities, improvements and fixtures thereon, associated with such Excluded Company ("Excluded Company Property"), and (iii) Purchaser shall cause such replacement purchaser to enter into a lease (the "Replacement Purchaser Master Lease"), as lessee, for such Excluded Company Property on terms consistent with the Seller Master Lease (and financial terms so that Lessor, after considering the financial terms of the Purchaser Master Lease and the Discretionary Replacement Purchaser Master Lease, in the aggregate, is in substantially the same position it would have been had the Excluded Company Property not been removed from the Purchaser Master Lease). If such Excluded Company is sold to a replacement purchaser for total consideration that is less than the applicable Company Purchase Price Allocation for such Excluded Company (the amount of such shortfall, the "Excluded Company Purchase Price Shortfall"), Purchaser shall pay, within 20 Business Days of the closing of the sale of such Excluded Company, the Excluded Company Purchase Price Shortfall to Parent.

        Section 9.12    Closing Conditions.     From the date hereof until the Closing, each party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article X.

        Section 9.13    Litigation Support.     In the event and for so long as any party (the "Litigating Party") is prosecuting, contesting or defending any claim, action, suit, arbitration, litigation, proceeding, investigation, charge, or demand by a third party in connection with (a) any transactions contemplated under this Agreement (including the Transaction) or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Companies (including, for the avoidance of doubt, any Assumed Liabilities or Retained Liabilities), each other party shall, and shall cause its Subsidiaries (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other representatives) to (in all cases at the sole expense of the Litigating Party), cooperate with the Litigating Party, its Affiliates and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings and providing such testimony and access to their books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

        Section 9.14    Third Party Consents.     Parent shall use its reasonably best efforts to obtain, and Parent shall use its reasonable best efforts to cause Seller to cooperate with Purchaser and its Affiliates in their efforts to obtain, any third party consent, approval or estoppel (other than with respect to the FTC Order and Gaming Approvals, such consents or approvals collectively, "Third Party Consents") that are necessary or desirable for consummation of the Transaction; provided, however, that notwithstanding anything to the contrary in this Agreement, (i) Parent, Seller and their respective Subsidiaries shall not be obligated to obtain any Third Party Consents, or pay any fees in connection therewith, pursuant to this Agreement and (ii) the conditions and obligations of the parties to consummate the Transaction set forth in Article X shall not be deemed to include the obtaining of any Third Party Consent.

        Section 9.15    Use of Marks.     Except as expressly provided in the Brand License Agreement, neither Boyd nor any of its Affiliates shall use, or have or acquire the right to use or any other rights in, any marks of Seller, Parent or any of their respective Affiliates or any variations or derivatives thereof or any names, trademarks, service marks or logos of Parent or any of its Affiliates (the "Parent and Seller Names"). Except as expressly provided in the Brand License Agreement, within thirty (30) days of the Closing Date, Purchaser shall cause each of the Companies having a name, trademark, service mark or logo that includes the Parent and Seller Names to change its name to a name that does not include any Parent Name, including making any legal filings necessary to effect such change. From and after the date of this Agreement until the Closing Date, Boyd agrees to, and shall cause its Affiliates to, use meaningful and good faith efforts to reduce the term of any license of any Intellectual Property that will be granted to Purchaser or its Affiliates under the Brand License Agreement relating to the Customer Loyalty Program.

        Section 9.16    Purchaser Obligations.     Boyd shall cause Purchaser to comply with its obligations under this Agreement. For a period starting ninety (90) days prior to the Closing Date (as such date is mutually determined by Purchaser and Parent) and ending on the Closing Date, neither Boyd nor Purchaser shall take any action or fail to take any action, in each case, that would cause the Available Sources as of such time to be less than the Required Amount. Without limiting the generality of the foregoing, during such period, neither Boyd nor Purchaser shall agree to any amendment, supplement or other modification or replacement of, or any termination of, the Boyd Credit Agreement without the prior written consent of Parent if such amendment, supplement, modification, replacement, termination would (i) reasonably be expected to delay or prevent the Closing, (ii) reduce the aggregate amount of the Available Commitments to an amount that is less (when taken together with the other Available Sources) than the Required Amount, (iii) impose new or additional conditions or expand or amend existing conditions to borrowings under the Boyd Credit Agreement, in each case, in a manner that would reasonably be expected to adversely impact in any material respect the ability of Boyd to borrow under the Boyd Credit Agreement on the Closing Date, or (iv) reasonably be expected to adversely impact in any material respect the ability of Boyd to enforce its rights against the other parties to the Boyd Credit Agreement.

        Section 9.17    No Solicitation.     During the Pre-Closing Period, Parent and its Representatives shall not, directly or indirectly, (i) solicit, initiate, seek, agree to or take any other action to facilitate or knowingly encourage, including, by entering into a non-disclosure agreement with any Person other than Purchaser or its Representatives, any inquiries or proposals regarding or reasonably expected to lead to an Acquisition Proposal, (ii) engage in negotiations or discussions with any Person other than Purchaser or its Representatives concerning any Acquisition Proposal, (iii) continue any prior discussions or negotiations with any Person other than Purchaser or its Representatives concerning any Acquisition Proposal, (iv) respond to any inquiry made, or furnish to any Person any information with respect to, or otherwise cooperate in any respect with, any effort or attempt by any Person to seek or enter into any Acquisition Proposal or (v) accept, or enter into any agreement concerning, any Acquisition Proposal with any third party, including, any non-disclosure, confidentiality or other agreement of similar effect, or consummate any Acquisition Proposal.

        Section 9.18    Casino Matters.

        (a)   Boyd shall cause Purchaser to honor the terms and rates of all pre-Closing reservations (in accordance with their terms) at each Casino made by guests or customers, including advance reservation cash deposits, for rooms or services confirmed by the Companies for dates after the Closing Date. Purchaser acknowledges that such reservations may include discounts or other benefits, including benefits under the Customer Loyalty Program. Purchaser will honor all room allocation agreements and banquet facility and service agreements which have been granted to groups, persons or other customers for periods after the Closing Date at the rates and terms provided in such agreements. Purchaser acknowledges that it and its Affiliates assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

        (b)   From and after the Closing, Purchaser shall be responsible for (i) all safety deposit boxes at the Casino, (ii) all baggage, suitcases, luggage, valises and trunks of hotel guests checked or left in the care of the Companies, (iii) the contents of any baggage storage room and (iv) all motor vehicles that were checked and placed in care of the Companies, including all claims with respect to any of the foregoing.

        (c)   The Seller and its Subsidiaries, on the one hand, and Purchaser, the Companies and their respective Subsidiaries, on the other hand, agree, as applicable: (i) for a period of six (6) months after the Closing Date, (A) to comply with the terms and conditions of the Customer Loyalty Program in effect as of the Closing Date and thereby honor any awards, discounts or other similar benefits (collectively, "Loyalty Points") accrued by Seller's customers (including Divestiture Only Customers, Non-Casino Customers and Shared Customers) prior to the Closing Date and (B) make all such Loyalty Points available for redemption at the Casinos or any of Seller's casinos; (ii) for a period of at least six (6) months after the Closing Date, each Casino and each casino operated by Seller shall honor and make available for redemption any Loyalty Points earned at such Casino or such casino of Seller, as applicable; and (iii) subject to applicable Law and Section 1.03, reasonably cooperate with the other party in order for each party and its Subsidiaries to be able to honor and make available for redemption the Loyalty Points in accordance with this Section 9.18(c).

        Section 9.19    Closing Matters.

        (a)    Transition Services Agreement.    During the Pre-Closing Period, the parties agree to negotiate in good faith to determine the services that are necessary for Parent to provide to Purchaser and the Companies under the Transition Services Agreement.

        (b)    Purchaser Master Lease.    Purchaser shall execute and deliver, at or prior to the Closing, the Purchaser Master Lease in the form agreed to by the parties thereto pursuant to the terms of the Lease Commitment Agreement.

        (c)    Resignations.    Parent shall cooperate with Purchaser so that, effective as of the Closing Date, (i) all directors of the Companies and (ii) those officers of the Companies, in each case, as Purchaser may request in writing no less than five (5) Business Days prior to the Closing Date, provide letters of resignations at or prior to the Closing.

        (d)    Payoff Letters; Release of Guarantees; UCC-3 Termination Statements.    Each of Parent and Seller shall use its commercially reasonable efforts to obtain and deliver with respect to all Subject Indebtedness at the Closing (other than Subject Indebtedness that the parties have agreed in writing shall remain outstanding from and after the Closing), payoff letters (to the extent such Subject Indebtedness is being repaid at Closing), releases of guarantee, discharges, deeds or other documentation, in each case to the extent customary in the case of such type of Subject Indebtedness, evidencing that any guarantee obligations constituting Subject Indebtedness will be released at Closing (in the case of any Subject Indebtedness to be repaid upon Closing, upon the payment of the amount set forth in such documentation), that all primary obligations constituting Subject Indebtedness (other than Subject Indebtedness that the parties have agreed in writing shall remain outstanding from and after the Closing) will be repaid at Closing upon payment of the amount set forth in such documentation and, in the case of any Subject Indebtedness secured by Liens on the Membership Interests or any assets of any of the Companies or any of their Subsidiaries (including the Purchased Assets), authorizing the Companies or their designees to file at the Closing UCC-3 Termination Statements or any other lien termination document with respect to any Lien associated with such Subject Indebtedness. Parent shall repay, or cause to be repaid, repurchase (or cause to be repurchased), redeem (or cause to be redeemed) or satisfy and discharge (or caused to be satisfied and discharged) all Specified Indebtedness, and release (or cause to be released) and terminate (or cause to be terminated) all Liens on the assets of the Companies and guarantees by the Companies associated with such Specified Indebtedness, in each case on or prior to, or substantially concurrently with, the Closing.

        (e)    Ancillary Agreements.    Seller shall, and shall cause each of the Companies to, Parent shall, or shall cause its applicable Subsidiary to, and Boyd shall, or cause its applicable Subsidiary to, execute and deliver the Ancillary Agreements to which it is a party at or prior to the Closing.

        Section 9.20    Title and Survey Matters.

        (a)    New Title Policies.    Seller and Parent shall reasonably cooperate with Purchaser to obtain new owner's policies of title insurance (ALTA 2006 form) from the Title Insurer for each parcel of Company Leased Real Property that is leased by Purchaser pursuant to the Purchaser Master Lease with all ordinary and customary endorsements including non-imputation endorsements, and containing only those exceptions to coverage as agreed by Purchaser (collectively, the "New Title Policies"), and Purchaser shall be responsible for all costs and expenses thereof. Purchaser and its Affiliates agree to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser to obtain the New Title Policies.

        (b)   The most current ALTA Surveys for the Company Leased Real Property (the "Existing Surveys" have been made available to Purchaser. At Purchaser's option and sole cost and expense, Purchaser may obtain updated and recertified Existing Surveys or current, certified ALTA surveys with respect to the Company Leased Real Property and Seller and Parent shall reasonably cooperate with Purchaser in connection with the foregoing. Purchaser and its Affiliates agree to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser to obtain the updated and recertified Existing Surveys.

        Section 9.21    Financial Statement Cooperation.

        (a)   Upon delivery by Purchaser of reasonable evidence that, based upon financial information of the applicable entities, financial statements of the Companies would be required for Boyd to comply with SEC reporting obligations in connection with a public registered offering of debt or equity securities by Boyd prior to Closing, Parent shall use commercially reasonable efforts to cause Seller to provide interim financial statements and other financial information of the Companies to the extent required by Law in connection with such an offering but only to the extent such financial statements or financial information are reasonably requested by Purchaser in a timely manner and are otherwise prepared by Seller in the ordinary course of business for the Companies.

        (b)   Upon delivery by Purchaser of reasonable evidence that, based upon financial information of the applicable entities, audited financial statements of the Companies would be required for Boyd to comply with SEC reporting obligations in connection with a public registered debt or equity securities offering by Boyd prior to Closing, at Boyd's election, and at its sole expense, Boyd will be permitted, in connection with such an offering by Boyd prior to Closing, subject to providing timely prior notice to the Company and compliance with Section 9.03, to have an independent accounting firm approved by Seller conduct an audit of the Companies' financial statements prior to the Closing; provided that, such an audit does not unreasonably interfere with the operations of the Company and its Subsidiaries. Seller shall, and Parent shall use its reasonable best efforts to cause Seller to, cause the Companies to facilitate such audit at the reasonable request of Purchaser, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Companies and Seller reasonably required to conduct such audit and reasonable assistance in completing such audit. All costs and expenses of such audit shall be borne by Boyd.

        (c)   It is understood and agreed that (i) the provision of such financial information or the completion of the Companies' financial statements in clause (a) above is not a condition to the parties' obligations to complete the Closing and the Closing shall not be delayed pending delivery of the Companies' financial statements or such financial information, and (ii) conducting an audit described in clause (b) above is not a condition to the parties' obligations to complete the Closing and the Closing shall not be delayed pending the commencement or completion of such an audit.

        Section 9.22    Other Assets and Contracts.     From and after the Effective Date until the Closing Date, at Purchaser's reasonable request, Parent shall use commercially reasonable efforts to cause Seller to cooperate with Purchaser in identifying assets and contracts of Seller or any of its Subsidiaries (other than the Companies and their Subsidiaries) that are primarily related to the Business. At the request of Purchaser, Parent shall cause Seller to, effective at the Closing, transfer and assign to Purchaser or its designee any assets primarily relating to the Business, including Other IP primarily relating to the Business and not otherwise being provided by Parent or its applicable Affiliate as a service under the Transition Services Agreement, including by executing customary short-form agreements or one or more instruments of transfer. Without limiting the generality of the foregoing, at the Closing, Seller will transfer and assign the Intellectual Property set forth on Section 9.22 of the Seller Disclosure Letter (the "Seller IP"). In the event that the transfer or assignment or license of any such asset or contract requires the consent of any Person party thereto, the provisions of Section 9.14 shall apply; provided that, for the avoidance of doubt, no party or its affiliates shall be obligated under this Agreement to make any cash or other payments or pursue any litigation in connection with seeking any consent and nothing in this Agreement shall be construed as an attempt to assign any such asset or contract which is not transferable or assignable without the consent of the other Person or Persons party or parties thereto. Any consent fees payable in connection with the assignment of any such contract at Purchaser's request will be the responsibility of Purchaser and Purchaser agrees to promptly reimburse Parent, Seller and their respective Affiliates for all costs and expenses incurred by such Person in connection with cooperating with Purchaser pursuant to this Section 9.22.

        Section 9.23    Certain Arrangements.     From and after the Closing Date until December 31, 2019 (the "Arrangement End Date"), at the request of Purchaser or one of its Affiliates, Parent will exercise commercially reasonable efforts to assist Purchaser or its applicable Affiliate to cause the Manufacturer (or an applicable dealer or financial services company related to the Manufacturer in accordance with the Contract listed on Section 9.23(a) of the Seller Disclosure Letter (the "Vehicle Contract")) to lease a vehicle (a "Vehicle") to any Person identified by Purchaser or one of its affiliates and included in the categories described in Section 9.23(b) of the Seller Disclosure Letter, in accordance with the Vehicle Contract. Boyd shall be responsible for any costs and expenses of Parent or any of its Affiliates arising out of this Section 9.23, including the lease of any Vehicle in accordance with this Section 9.23. Boyd and Parent will, prior to the Closing, use commercially reasonable efforts to agree on appropriate administrative procedures for effecting this Section 9.23. From and after the Closing, until the Arrangement End Date, Parent and Seller agree not to take any action inconsistent with the foregoing or any action that would adversely impact the arrangement described in this Section 9.23.

ARTICLE X.

CONDITIONS TO CLOSING

        Section 10.01    Conditions to Each Party's Obligation to Effect the Closing.     The respective obligations of each party to effect the Closing shall be subject to the satisfaction of each of the following conditions on or prior to the Closing:

        (a)    No Injunctions.    There shall not be in force any Order or Law which is in effect enjoining, preventing or prohibiting the consummation of, or that makes it illegal for any party to consummate, the Transaction.

        (b)    Gaming Approvals.    The Gaming Approvals shall have been obtained and shall be in full force and effect; provided that if some but not all of the Gaming Approvals have been obtained and the failure to obtain any such Gaming Approvals is not attributable, directly or indirectly, to the action or inaction of Parent or Seller or any of their Representatives, and all of the other conditions set forth in this Article X have been satisfied, this condition shall be deemed to be satisfied with respect to, and Purchaser, Parent and Seller shall remain obligated to effect the Closing and Purchaser shall remain obligated to acquire the Membership Interests of, only those Companies in respect of which such Gaming Approvals have been obtained (and any Company with respect to which Gaming Approvals have not been obtained shall not be purchased, except as provided in Section 9.11), and the Base Purchase Price will be reduced, and the calculation of Estimated Adjustment and Final Adjustment will be adjusted, pursuant to Section 2.01 to reflect that Purchaser will not acquire the Membership Interests of any such Excluded Company and any condition in Section 10.02 that is not satisfied solely as it relates to an Excluded Company shall be disregarded.

        (c)    Regulatory Approval.    (i) The FTC shall have either (A) accepted for public comment an Agreement Containing Consent Orders that includes a proposed Decision and Order that, if issued as a final order, would require Parent and Seller to divest the Purchased Assets to Purchaser as an FTC-approved acquirer, or (B) approved a petition to divest the Purchased Assets to Purchaser pursuant to an FTC Order, or (ii) any waiting period applicable to the Transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

        (d)    Purchaser Master Lease.    The Purchaser Master Lease shall have been executed in accordance with the terms of the Lease Commitment Agreement and shall be in full force and effect.

        Section 10.02    Additional Conditions to Obligations of Purchaser to Effect the Closing.     The obligation of Purchaser to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived (to the extent legally permissible) in whole or in part in writing exclusively by Purchaser:

        (a)    Representations and Warranties.    (i) Each of the representations and warranties of Parent contained in Section 5.01(a) (Organization of Parent), Section 5.02(a) (Authority), Section 5.02(c)(ii) (No Conflict with Governing Documents) and Section 5.04 (Brokers) (collectively, the "Parent Fundamental Representations") shall be true and correct in all material respects both at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) each of the representations and warranties of Seller contained in Section 6.01(a) (Organization of Seller), Section 6.02(a) (Authority), Section 6.02(c)(ii) (No Conflict with Governing Documents) and Section 6.03 (Title to Membership Interests) (collectively, the "Seller Fundamental Representations") shall be true and correct in all material respects both at and as of the date the Joinder is executed by Seller and delivered to Purchaser and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) each of the other representations and warranties contained in Article V, Article VI and Article VII (disregarding all qualifications as to "materiality", "Seller Material Adverse Effect", "Parent Material Adverse Effect", "Company Material Adverse Effect" or similar materiality standard) shall be true and correct both at and as of the Effective Date (or, in the case of representations and warranties made by Sellers, as and at the date the Joinder is executed by such party and delivered to Purchaser) and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to "materiality", "Seller Material Adverse Effect", "Parent Material Adverse Effect", "Company Material Adverse Effect" and similar qualifiers contained in such representations and warranties) has not had or would not have, individually or in the aggregate, a Parent Material Adverse Effect (in the case of Article V), a Seller Material Adverse Effect (in the case of Article VI) or a Company Material Adverse Effect (in the case of Article VII).

        (b)    Performance of Obligations of Parent and Seller.    (i) Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by Parent under this Agreement at or prior to the Closing, and (ii) Seller shall have performed in all material respects all covenants, agreements and obligations required to be performed by Seller under this Agreement at or prior to the Closing.

        (c)    No Company MAE.    No Company Material Adverse Effect shall have occurred and be continuing; provided, however, that if a Company Material Adverse Effect shall have occurred and be continuing but no Ameristar Kansas City Material Adverse Effect or Ameristar St. Charles Material Adverse Effect shall have occurred and be continuing, then this condition will be deemed satisfied with respect to, and Purchaser will be obligated (subject to satisfaction of all of the other conditions in Section 10.01 and this Section 10.02) to effect the Closing and acquire the Membership Interests of only the following Companies: (i) Ameristar Kansas City, (ii) Ameristar St. Charles, (iii) Belterra, but only if no Belterra Material Adverse Effect shall have occurred and be continuing, and (iv) Belterra Park, but only if no Belterra Park Material Adverse Effect shall have occurred and be continuing (any such Company that Purchaser is not obligated to acquire pursuant to this Section 10.02(c) or Section 10.01(b), an "Excluded Company"), and the Base Purchase Price will be reduced, and the calculation of Estimated Adjustment and Final Adjustment will be adjusted, pursuant to Section 2.01 to reflect that Purchaser will not, and has no obligation to, acquire the Membership Interests of any Excluded Company and any condition in this Section 10.02 that is not satisfied solely as it relates to any such Excluded Company shall be disregarded.

        (d)    Closing Certificates.    Purchaser shall have received (i) a certificate signed on behalf of Parent by an executive officer of Parent to the effect of clauses (a)(i), (a)(iii) (but, in the case of clause

(a)(iii), only with respect to the representations and warranties of Parent) and (b)(i) above and (ii) a certificate signed by an executive officer of Seller to the effect of clauses (a)(ii), (a)(iii) (but, in the case of clause (a)(iii), only with respect to the representations and warranties of Seller) and (b)(ii) above.

        (e)    Ancillary Agreements.    Each of Seller and Parent (or its applicable Subsidiary) shall have executed and delivered each Ancillary Agreement to which it is contemplated to be a party.

        (f)    Joinder.    Each of Seller and the Companies shall have executed and delivered the Joinder to Purchaser.

        Section 10.03    Additional Conditions to Obligations of Parent and Seller to Effect the Closing.     The respective obligations of Parent and Seller to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing, any of which may be waived (to the extent legally permissible) in whole or in part in writing exclusively by Parent:

        (a)    Representations and Warranties.    The representations and warranties of Boyd and Purchaser contained in Article VIII (disregarding all qualifications or exceptions contained as to "materiality," "material adverse effect" and similar qualifiers contained in such representations and warranties) shall be true and correct both at and as of the Effective Date and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent or materially delay Bobcat's or Purchaser's ability to consummate the Transaction.

        (b)    Performance of Obligations of Purchaser.    Boyd and Purchaser shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing.

        (c)    Closing Certificate.    Parent and Seller shall have received a certificate signed on behalf of Boyd by an executive officer of Boyd to the effect of clauses (a) and (b) above.

        (d)    Ancillary Agreements.    Boyd (or its applicable Subsidiary) shall have executed and delivered each Ancillary Agreement.

        (e)    Merger.    The Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Transaction.

ARTICLE XI.

TERMINATION

        Section 11.01    Termination.     This Agreement may be terminated at any time prior to the Closing (with respect to Section 11.01(b) through Section 11.01(j), by written notice by Parent or Purchaser to the other party):

        (a)   by mutual written agreement of Purchaser and Parent;

        (b)   by any party, if the Merger Agreement is terminated pursuant to its terms;

        (c)   by Parent or Purchaser, if the Closing does not occur prior to the earlier of (i) January 15, 2019 and (ii) the thirty (30) day anniversary of the closing date of the Merger (the "End Date"); provided, that, with respect to this clause (ii), Parent or Purchaser may extend the End Date for an additional period of up to 180 days if, as of the End Date, (A) the parties are cooperating in good faith to consummate the Transaction and (B) the applicable Gaming Authorities and/or the FTC, as applicable, permit such extension; provided, however that a party's right to terminate this Agreement or extend the End Date under this Section 11.01(c) shall not be available to a party if such party's failure to fulfill any of its respective obligations under this Agreement contributed to the failure of the Closing to occur prior to the then-applicable End Date;

        (d)   by Parent or Purchaser, if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final Order or taken any other non-appealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the Transaction;

        (e)   by Parent or Purchaser, upon receipt by Parent of written notice from the staff of the FTC or any other antitrust or gaming Governmental Entity (each, a "Relevant Authority") that such staff of a Relevant Authority (A) has determined that Purchaser is not an acceptable purchaser of the Purchased Assets or (B) will not recommend this Agreement or the transactions contemplated hereby to the applicable Relevant Authority;

        (f)    by Parent or Purchaser, if, after accepting an Agreement Containing Consent Order for public comment, the FTC withdraws such acceptance or determines that Purchaser is not an acceptable purchaser of the Purchased Assets and declines to issue a final FTC Order requiring Parent and Seller to divest the Purchased Assets to Purchaser;

        (g)   by Parent or Purchaser, if Parent or Seller receives a Regulatory Nonsatisfaction Notice;

        (h)   by Purchaser, if Parent or Seller has breached any representation, warranty, covenant or agreement on the part of Parent or Seller, respectively, set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 10.02(a) or Section 10.02(b) to be satisfied and (ii) in the case of non-willful breaches that are capable of being cured, is not cured within thirty (30) calendar days after written notice thereof;

        (i)    by Parent, if Boyd or Purchaser has breached any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 10.03(a) or Section 10.03(b) to be satisfied hereof and (ii) in the case of non-willful breaches that are capable of being cured, is not cured within thirty (30) calendar days after written notice thereof; or

        (j)    by an Affected Party pursuant to Section 13.11; provided, that an Affected Party's right to terminate this Agreement under this Section 11.01(j) shall not be available unless such Affected Party has complied with all of its obligations under Section 13.11.

        Section 11.02    Effect of Termination.

        (a)    Liability.    In the event of termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become void, and there shall be no liability on the part of Parent, Purchaser or Seller, or their respective Affiliates or Representatives, other than pursuant to this Section 11.02; provided that, except as set forth in Section 11.02(d), nothing contained in this Section 11.02 shall relieve or limit the liability of any party for fraud or willful breach of this Agreement, including any breach permitting a party to terminate under Section 11.01(f) or Section 11.01(j).

        (b)    Fees and Expenses.    Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such expenses, whether or not the Closing is consummated.

        (c)    Merger Agreement Termination Fee.    If Parent receives any termination fee, liquidated damages or similar fee, or expense reimbursement, in each case to which Parent is or may be entitled under the Merger Agreement (any such fee or expense reimbursement, a "Break Fee"), Parent shall pay to Purchaser promptly (and in any event within two (2) Business Days after receiving any such Break Fee) an amount equal to 20% (the "Purchaser Fee Percentage") of the aggregate of all such Break Fees (such amount, the "Purchaser Fee"). In no event shall Parent be required to pay to Purchaser any portion of the aggregate Break Fees in excess of the amount of the Purchaser Fee. Upon the payment by Parent to Purchaser of the Purchaser Fee, neither Parent nor any of its respective Affiliates shall have any further liability of any kind, whether at law or in equity, in tort or in contract or otherwise, in connection with the Transaction, this Agreement, the Merger or the Merger Agreement.

        (d)    Merger Agreement Reverse Termination Fee.    If the Merger Agreement is terminated and Parent pays any reverse termination fee, liquidated damages or similar fee, or expense reimbursement to Seller in accordance with the terms of the Merger Agreement (any such fee, damages or expense reimbursement paid by Parent, a "Reverse Break Fee") and the termination of the Merger Agreement and Parent's liability to pay to Seller such Reverse Break Fee thereunder is primarily and directly attributable to a material breach of this Agreement by Purchaser ("Material Purchaser Breach"), then Purchaser shall pay to Parent an amount equal to the Purchaser Fee Percentage multiplied by the Reverse Break Fee; provided that such amount required to be paid by Purchaser to Parent shall in no event exceed $42,000,000, unless such Material Purchaser Breach was willful or fraudulent and Purchaser had the specific intent to cause a Material Purchaser Breach or such that one or more of the conditions in Section 10.01 or Section 10.03 is not satisfied, in which case, such amount to be paid by Purchaser to Parent shall in no event exceed $58,000,000 (the "Maximum RTF Amount", and any amount to be paid by Purchaser to Parent pursuant to this Section 11.02(d), the "Reverse Termination Fee"). Purchaser shall pay Parent the Reverse Termination Fee within two (2) Business Days of Parent paying any Reverse Break Fee to Seller. In no event shall Purchaser be required to pay more than one Reverse Termination Fee and in no event shall Purchaser be liable for any amount in excess of the Maximum RTF Amount. Upon the payment by Purchaser to Parent of the Reverse Termination Fee, neither Purchaser nor Boyd nor any of their respective Affiliates shall have any further liability of any kind, whether at law or in equity, in tort or in contract or otherwise, in connection with the Transaction, this Agreement, the Merger or the Merger Agreement.

        (e)   Each of the parties acknowledges that the Purchaser Fee and the Reverse Termination Fee are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent or Purchaser, as the case may be, in the circumstances in which such Purchaser Fee or the Reverse Termination Fee is due and payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

        (f)    Each of Parent, Boyd and Purchaser acknowledges that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, Parent, Boyd and Purchaser would not have entered into this Agreement. Accordingly, if a party fails to pay in a timely manner any amount due pursuant to this Section 11.02, then such party shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and pay interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

        (g)    Specific Performance and Other Remedies.    For the avoidance of doubt, prior to exercising any right of termination under Section 11.01, the non-breaching parties may, but shall not be required to, seek specific enforcement or other available remedies in accordance with Section 13.02(d).

        Section 11.03    Rescission.     In the event the FTC shall not have approved on or prior to the Closing Date the FTC Order issued by it in disposition of its proceeding relating to the Merger, and following the Closing Date, the FTC shall have notified (such notification, the "Regulatory Nonsatisfaction Notice") Parent or Seller in writing that, for purposes thereof, Purchaser would not be an acceptable purchaser of the Purchased Assets and that the Transaction is required to be rescinded, then Parent or Seller shall give prompt written notice thereof to Purchaser (which notice shall include a copy of the Regulatory Nonsatisfaction Notice) and the parties shall promptly take all actions as may be necessary or desirable to rescind the consummation of the transactions contemplated hereby and to restore to each party its rights, powers and obligations as in existence immediately prior to the Closing, including (a) Seller refunding to Purchaser all funds received by Seller from Purchaser as payment of the Purchase Price, (b) execution by Purchaser of such assignments, transfers and other documents and instruments as may be necessary or desirable to convey, assign and transfer back to Seller all of Purchaser's right, title and interest in and to the Purchased Assets and (c) execution by Seller of such assumptions and other documents and instruments as may be necessary or desirable to relieve Purchaser of all liability for any Assumed Liabilities existing on the Closing Date.

ARTICLE XII.

SURVIVAL; INDEMNIFICATION

        Section 12.01    Survival of Representations, Warranties, Covenants and Agreements.

        (a)   The representations and warranties in this Agreement made by Seller in Article VI and by Parent and Seller in Article VII shall not survive the Closing. The Parent Fundamental Representations and the representations and warranties of Boyd and Purchaser contained in Section 8.01 (Organization of Purchaser), Section 8.02(a) (Authority), Section 8.02(b)(i)(A) (No Conflict with Organizational Documents) shall survive indefinitely. The other representations and warranties of Parent contained in Article V and the other representations and warranties of Boyd and Purchaser contained in Article VIII shall survive for a period of eighteen (18) months after the Closing Date. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the "Survival Period" with respect to such representation or warranty. The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period applicable to such representation or warranty. The termination of the representations and warranties provided herein shall not affect a party in respect of any claims set forth in a Notice given pursuant to Section 12.03 prior to the expiration of the applicable Survival Period provided herein. All covenants or other agreements in this Agreement to be performed by Parent, Boyd or Purchaser at or prior to the Closing shall survive the Closing until the date that is twelve (12) months after the Closing Date (it being understood that written notice of a claim for breach of such covenant or agreement must be given by Purchaser to the Sellers or by the Sellers to Purchaser, as applicable, in accordance with the provisions hereof prior to such time) and any covenants or other agreements to be performed after the Closing by Parent, Seller, Boyd or Purchaser shall survive the Closing in accordance with their terms.

        Section 12.02    Indemnification.

        (a)   From and after the Closing, Parent shall indemnify, save and hold harmless Boyd and its Affiliates and its and their respective Representatives (each, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against any and all costs, losses, Liabilities, obligations, damages, claims, judgements, awards and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys' fees and any amounts paid in settlement of the foregoing (herein, "Damages"), incurred in connection with, arising out of, or resulting from:

            (i)  any breach of any representation or warranty made by Parent in Article V;

           (ii)  any breach of any covenant or agreement to be performed by Parent or Seller (with respect to Seller, only such covenants and agreements to be performed from and after the Closing) in this Agreement;

          (iii)  any Retained Liability (including any failure of Parent to pay, or perform or otherwise promptly discharge any Retained Liability); and

          (iv)  any Indebtedness of the Companies outstanding after the Closing not otherwise taken into account in the Final Adjustment.

        (b)   From and after the Closing, Boyd shall indemnify, save and hold harmless Parent and its Affiliates and its and their Representatives and successors (each, a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") from and against any and all Damages incurred in connection with, arising out of, or resulting from:

            (i)  any breach of any representation or warranty made by Boyd or Purchaser in Article VIII;

           (ii)  any breach of any covenant or agreement to be performed by Boyd or Purchaser in this Agreement; and

          (iii)  any Assumed Liability (including any failure of Purchaser or its Affiliates to pay, or perform or otherwise promptly discharge any Assumed Liability).

        Section 12.03    Procedure for Claims between Parties.     If a claim for Damages is to be made by a Purchaser Indemnified Party or Parent Indemnified Party (each, an "Indemnified Party") entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a "Notice") to the indemnifying party hereunder (the "Indemnifying Party" and collectively, the "Indemnifying Parties") as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article XII. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        Section 12.04    Defense of Third Party Claims.

        (a)   The right of an Indemnified Party with respect to Damages resulting from the assertion of liability by a third party shall be subject to the terms and conditions of this Section 12.04. If any Proceeding is initiated against an Indemnified Party by any third party (each, a "Third Party Claim") for which indemnification under this Article XII may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        (b)   Except as set forth in this Section 12.04, the Indemnifying Party shall be entitled to:

            (i)  take control of and conduct the defense and investigation of such Third Party Claim by written notice to the Indemnified Party;

           (ii)  employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided, that such counsel is reasonably acceptable to the Indemnifying Party); and

          (iii)  compromise or settle such Third Party Claim, which compromise or settlement shall be made either (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party under the terms of this Agreement;

provided, however, that the Indemnifying Party will not have the right to take control of and conduct the defense if such Third Party Claim involves an injunction or equitable relief, non-monetary claims, or criminal liability, in which case, the Indemnified Party will take control and conduct the defense, compromise and settlement of such Third Party Claim (but such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed).

        (c)   If the Indemnifying Party elects to take control and conduct the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall reasonably cooperate with each other in any notifications to insurers.

        (d)   If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to take control and conduct the defense of, and to compromise or settle, such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        (e)   If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

        Section 12.05    Limitations on and Additional Terms of Indemnity.

        (a)   Except in the case of fraud or a willful breach, no Purchaser Indemnified Party shall be entitled to indemnification from Parent pursuant to Section 12.02(a)(i) (other than with respect to a breach of any Parent Fundamental Representation) unless the aggregate claims for Damages of Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 12.02(a)(i) (other than with respect to a breach of any Parent Fundamental Representation) exceed $5,000,000 (the "Threshold"), in which event Parent shall be liable for all indemnifiable Damages in excess of the Threshold; provided, that an indemnifying party shall not have any liability under Section 12.02(a)(i) for any individual items where the Damages relating thereto is less than $150,000, and such items shall not be aggregated or included for purposes of determining the Threshold.

        (b)   Except in the case of fraud or a willful breach, no Parent Indemnified Party shall be entitled to indemnification from Boyd pursuant to Section 12.02(b)(i) (other than with respect to a breach of any Purchaser Fundamental Representation) unless the aggregate claims for Damages of Parent Indemnified Parties for which indemnification is sought pursuant to Section 12.02(b)(i) (other than with respect to a breach of any Purchaser Fundamental Representation) exceed the Threshold, in which event Purchaser shall be liable for all indemnifiable Damages in excess of the Threshold; provided, that an indemnifying party shall not have any liability under Section 12.02(b)(i) for any individual items where the Damages relating thereto is less than $150,000, and such items shall not be aggregated or included for purposes of determining the Threshold.

        (c)   Except in the case of fraud or willful breach, Parent shall not be liable to the Purchaser Indemnified Parties for indemnification claims under Section 12.02(a) in an aggregate amount exceeding the sum of the Base Purchase Price and the EBIDTA Adjustment.

        (d)   Except in the case of fraud or willful breach, Boyd shall not be liable to the Parent Indemnified Parties for indemnification claims under Section 12.02(b) in an aggregate amount exceeding the sum of the Base Purchase Price and the EBIDTA Adjustment.

        (e)   In determining whether there has been any breach of any representation or warranty of a party for the purposes of this Article XII, any materiality or "Parent Material Adverse Effect" or "Purchaser Material Adverse Effect" or similar materiality standard shall be disregarded.

        (f)    In calculating the amount of any Damages payable to a Purchaser Indemnified Party or Parent Indemnified Party hereunder, (i) the amount of the Damages shall not be duplicative of any other Damages for which an indemnification claim has been made, (ii) any materiality or "Parent Material Adverse Effect" or "Purchaser Material Adverse Effect" or similar materiality standard shall be disregarded standard or qualification contained in any representation or warranty shall, in respect of the breach of or inaccuracy such representation or warranty, be disregarded, and (iii) shall be computed net of any amounts actually recovered by such Purchaser Indemnified Party, Parent Indemnified Party or their respective Affiliates, as applicable, under any insurance policy with respect to such Damages (net of any out-of-pocket costs of investigation of the underlying claim and collection, including attorney fees, any increase in insurance premiums, collection costs and other additional insurance costs related to any claim in respect of such Damages). If a party pays a Purchaser Indemnified Party or Parent Indemnified Party, as applicable, for a claim and subsequently insurance proceeds in respect of such claim are collected by the such Purchaser Indemnified Party or Parent Indemnified Party, then Parent or Boyd, as applicable, shall promptly remit the insurance proceeds up to the amount paid by Parent or Purchaser to such Purchaser Indemnified Party or Parent Indemnified Party.

        (g)   Except as set forth in Section 5.07, the representations, warranties, covenants and obligations of Boyd, Purchaser, Parent and Seller, as the case may be, and the rights and remedies that may be exercised by the Indemnified Parties based on such representations, warranties, covenants and obligations, will not be limited or affected by any investigation conducted by Boyd, Purchaser, Parent or Seller or any of their respective Representatives with respect to, or any knowledge acquired (or capable of being acquired) by Boyd, Purchaser, Parent or Seller or any of their respective Representatives, whether before or after the execution and delivery of this Agreement or the Closing, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation as aforesaid. The waiver by Purchaser or Parent of any of the conditions to Closing set forth in this Agreement will not affect or limit the provisions of this Article XII.

        (h)   Damages pursuant to Section 12.02(a)(i)-(iv) or Section 12.02(b)(i)-(iii) shall include only actual losses and out-of-pocket expenses incurred and shall exclude (i) special, exemplary or punitive Damages, (ii) consequential or indirect damages that were not reasonably foreseeable, (iii) lost opportunities and other similar speculative Damages and (iv) diminution or reduction in value damages premised upon application of a multiplier, except, in each case (i)—(iv), to the extent arising from any Third Party Claim.

        (i)    Upon and becoming aware of any event which is reasonably likely to give rise to Damages subject to indemnification hereunder, each Purchaser Indemnified Party and Parent Indemnified Party shall use commercially reasonable efforts to mitigate the Damages arising from such events.

        (j)    Parent shall have no obligation under this Article XII to indemnify any Purchaser Indemnified Party to the extent such Damages were taken into account in the final calculation of the Final Closing Statement.

        Section 12.06    Exclusive Remedy.     After the Closing, except with respect to fraud, the indemnities provided in this Article XII shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement (it being understood that nothing in this Article XII or elsewhere in this Agreement shall affect the parties' rights or remedies with respect to matters set forth in Section 3.03); provided, however, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Boyd and Parent each hereby waive (and, by their acceptance of the benefits under this Agreement, each Purchaser Indemnified Party and Parent Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, disclosure letter, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce or pursuant to the provisions of this Article XII).

        Section 12.07    Treatment of Indemnification Payments.     All indemnification payments made pursuant to this Article XII shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless otherwise required pursuant to a "determination" (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign Law).

ARTICLE XIII.

MISCELLANEOUS

        Section 13.01    Definitions.

        (a)   For purposes of this Agreement, the term:

        "2017 Ameristar Kansas City EBITDA" means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, adjusted to take into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Ameristar Kansas City on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

        "2017 Ameristar St. Charles EBITDA" means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, adjusted to take into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Ameristar St. Charles on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non- cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

        "2017 Belterra EBITDA" means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, taking into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Belterra on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses. For the avoidance of doubt, the 2017 Belterra EBITDA shall be increased by $2,268,000 (the agreed value of the Tax credit assigned between Belterra and Ameristar East Chicago Holdings, LLC).

        "2017 Belterra Park EBITDA" means, for the twelve (12) month period ending on December 31, 2017, the consolidated net income or loss (in each case, taking into account any rent expense (as it would be calculated under the Purchaser Master Lease, if the Purchaser Master Lease were in effect during calendar year 2017), if consolidated net income (or loss) does not already take into account all such rent expense) of Belterra Park on a consolidated basis for such period, determined in accordance with the terms of this Agreement and otherwise consistent with the Seller Financial Statements and GAAP; provided, however, that without duplication and in each case only to the extent included in calculating consolidated net income for such period, the following items shall be excluded: (i) income tax expense; (ii) interest expense; (iii) depreciation and amortization expense; (iv) amortization of intangible assets; (v) write-downs and reserves for non-recurring restructuring-related items (net of recoveries); (vi) reorganization items; (vii) any impairment charges or asset write-offs, non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations; (viii) any effect of a change in accounting principles or policies; (ix) any non-cash costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and (x) any nonrecurring gains or losses.

        "2017 Company EBITDA" means, as applicable, 2017 Ameristar Kansas City EBITDA, 2017 Ameristar St. Charles EBITDA, 2017 Belterra EBITDA or 2017 Belterra Park EBITDA.

        "2017 EBITDA" means the sum of (i) 2017 Ameristar Kansas City EBITDA, plus (ii) 2017 Ameristar St. Charles EBITDA, plus (iii) 2017 Belterra EBITDA, plus (iv) 2017 Belterra Park EBITDA.

        "Accounts Receivable" means all accounts receivable (including receivables and revenues for food, beverages, telephone and casino credit), notes receivable or overdue accounts receivable, in each case, due and owing by any third party.

        "Acquisition Proposal" means any proposal by a Person (other than a Governmental Entity) for (i) any acquisition of any of the Companies, whether by way of merger, consolidation, joint venture, business combination, reorganization, recapitalization, share exchange, liquidation, dissolution or other similar transaction; (ii) any direct or indirect (including by any license or lease) sale, lease, exchange, transfer or other disposition of all or a substantial portion of the Purchased Assets or any of the Casinos; or (iii) any sale, issuance or exchange of any equity securities (including securities or instruments involving, settled by reference to, convertible into, or exchangeable or exercisable for equity securities) of any of the Companies.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person; provided, that, (a) none of Parent or its Affiliates shall be construed as Affiliates of Seller or its Affiliates (including the Companies) prior to the Closing and (b) none of Seller or its Affiliates (including the Companies) shall be construed as Affiliates of Parent or its Affiliates prior to the closing; provided, further, that, from and after the Closing, (i) none of the Companies shall be considered an Affiliate of Parent or any of its Affiliates and (ii) none of Parent or its Affiliates shall be considered an Affiliate of any of the Companies.

        "Agreement Containing Consent Order" means that certain Agreement Containing Consent Order of the FTC in connection with the Merger pursuant to the Merger Agreement.

        "Amenity Services" means food, beverage, hotel, spa, shopping, entertainment, and other services provided at a Casino.

        "Ameristar Kansas City Base Purchase Price" means $185,023,000.

        "Ameristar Kansas City Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Ameristar Kansas City and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Ameristar Kansas City or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Ameristar Kansas City to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Ameristar Kansas City Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Ameristar Kansas City and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Ameristar Kansas City and its Subsidiaries are expected to operate from and after the Closing.

        "Ameristar St. Charles Base Purchase Price" means $270,842,000.

        "Ameristar St. Charles Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Ameristar St. Charles and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Ameristar St. Charles or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Ameristar St. Charles to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Ameristar St. Charles Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Ameristar St. Charles and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Ameristar St. Charles and its Subsidiaries are expected to operate from and after the Closing.

        "Ancillary Agreements" means the Assignment of Interests Agreement, the Transition Services Agreement and the Brand License Agreement.

        "Antitrust Laws" means the Sherman Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Assignment of Membership Interests Agreement" means the assignment of membership interests agreement and cross-receipt attached as Exhibit A hereto.

        "Assumed Liability" means any and all Liabilities, whether incurred prior to, on or after the Closing, relating to, arising out of, or resulting from, (a) the Business or the Purchased Assets, including the Assumed Employee Liabilities, those Liabilities set forth on Section 13.01(a) of the Parent Disclosure Letter and (b) actions (or inactions) of Purchaser its Affiliates, or actions (or inactions) taken by Parent or its Affiliates at Purchaser's request, under Section 9.23.

        "Belterra Base Purchase Price Allocation" means $81,731,000.

        "Belterra Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Belterra and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Belterra or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Belterra to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Belterra Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Belterra and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Belterra and its Subsidiaries are expected to operate from and after the Closing.

        "Belterra Park Base Purchase Price" means $36,238,000.

        "Belterra Park Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Belterra Park and its Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Belterra Park or any of its Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction, (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Belterra Park to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, an Belterra Park Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Belterra Park and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Belterra Park and its Subsidiaries are expected to operate from and after the Closing.

        "Brand License Agreement" means the brand license agreement, to be dated as of the Closing Date, by and between Purchaser and Parent in the form of Exhibit D hereto.

        "Business" means the business of the Companies and their Subsidiaries conducted as of the Effective Date, including operating casinos and related hospitality and entertainment businesses. For the avoidance of doubt, the "Business" shall not include, and the following shall not, directly or indirectly, be transferred to Purchaser in connection with the Transaction: any Retained Liabilities.

        "Business Day" means each day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

        "Cage Cash" means all cash and cash equivalents located at the Casinos, including cash negotiable instruments and other cash equivalents contained in the cages, ATMs, slot booths, count rooms, drop boxes and other gaming devices, cash on hand for the Casinos managers' petty cash fund and cashiers' banks, coins and slot hoppers, carousels, slot vault and poker bank, at the Casinos as of at the end of the gaming day for each Company, as determined by Seller and Purchaser, immediately prior to the Closing Date (or at such other day or time, as mutually agreed by Purchaser, Parent and Seller) as determined by the Cash Count.

        "Cash" means the aggregate of all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, bank accounts, deposits, marketable securities and other similar cash items (excluding Cage Cash but including all cash in the retail, restaurant and other non-gaming areas of the Casino), and in the case of any such Cash denominated in a currency other than U.S. dollars, valuing such foreign Cash in U.S. dollars at the applicable exchange rate in effect on the opening of business on the day prior to the Closing Date (as reported by Bloomberg L.P.).

        "Casino Database Records" means the following data and information, whether stored digitally, electronically, magnetically, or in any other format, contained in a Property Database or Seller's enterprise-wide customer database relating to Shared Customers and Divestiture Only Customers: (a) each Person's personal and demographic information, including, without limitation, the customer's name, address, phone number, social security number, birth date, gender, email, contact preference and disassociated patron status (all where available); (b) each Person's transactional history at any Casino and/or each person's patronage, purchase, and use of Casinos Services during visits to any such Casino, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method); (c) all data and information relating to the value spent or lost by persons during their visits to any Casino or value as a consumer of Casino Services at any Casino, including information such as each customer's total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to the customer's transaction history or purchases of Casino Services at such Casino; and (d) each Person's tier status in the Customer Loyalty Program (including the enterprise-wide tier status) and total comp balance for all of Seller's and its Subsidiaries casinos in the aggregate (including the casinos of Seller and its Subsidiaries other than the Casinos); (e) the identify of each Excluded Customer; (f) incentives extended to (whether or not redeemed) customers of any Casino, including special event invitations, gaming incentives (including downloadable slot credits, table games match play, free bet offers and other similar incentives); (g) any other data and information customarily used by Seller or its Subsidiaries at any Casino to market or sell Casino Services to persons, including, but not limited to, Twitter accounts, and Facebook accounts; and (h) demographic, preference and other (i) captured from the HAlo enterprise loyalty program system, (ii) maintained in connection with the mychoice website guest portal (including PIN data, email preferences, contact preferences and other similar information), (iii) contained in hosted customer relationship management systems (including guest contact history, host bonus goals and calculation), (iv) regarding mileage and database lifecycle score, (v) regarding yield management score and (vi) regarding group sales (including lead, contact, room count, food and beverage spend and similar information), in each case to the extent available in the Property Database for any Casino.

        "Casino Services" means Gaming Services and Amenity Services.

        "Casinos" means (a) the casino located at 3200 North Ameristar Drive, Kansas City, MO 64161 and commonly known as Ameristar Casino Hotel Kansas City, (b) the casino located at 1 Ameristar Blvd, St. Charles, MO 63301 and commonly known as Ameristar Casino Resort Spa St. Charles, (c) the casino located at 777 Belterra Drive, Florence IN 47020 and commonly known as Belterra Casino

Resort, and (d) the casino and racetrack located at 6301 Kellogg Rd, Cincinnati, OH 45230 and commonly known as Belterra Park. Each of the Casinos is referred to individually herein as a "Casino".

        "Closing Cash" means the aggregate Cash of the Companies and their Subsidiaries as of 12:01 a.m. Central Time on the Closing Date.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Benefit Plan" means each Employee Benefit Plan sponsored, maintained or contributed to solely by any of the Companies or any of their respective Subsidiaries or under which the Companies or any of their respective Subsidiaries may have any obligation or Liability (whether actual or contingent).

        "Company Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of the Companies and their respective Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which the Companies or any of their respective Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 6.02(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by the Companies to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting the Companies and their respective Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Companies and their respective Subsidiaries are expected to operate from and after the Closing.

        "Company Purchase Price Allocation" means: (i) with respect to Ameristar Kansas City, the Ameristar Kansas City Base Purchase Price, (ii) with respect to Ameristar St. Charles, the Ameristar St. Charles Base Purchase Price, (iii) with respect to Belterra, the Belterra Base Purchase Price and (iv) with respect to Belterra Park, the Belterra Park Base Purchase Price.

        "Company Registrations" means all patents, patent applications, registrations and applications for trademarks, registrations and applications for copyrights, in each case that are registered or filed in the name of the Company or any of its Subsidiaries.

        "Confidentiality Agreement" means the confidentiality agreement dated as of February 28, 2017, between Boyd and Penn.

        "Contract" means any written agreement, contract, lease, sublease, license, sublicense, mortgage, indenture, instrument, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, or employment agreement.

        "Controlled Group Liability" means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 or 4971 of the Code, or (d) as a result of failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

        "Customer Deposits" means all security and other deposits, advance or pre-paid rents or other amounts and key money or deposits (including any interest thereon) received by the applicable Companies relating to rooms, services and/or events and Front Money.

        "Customer Loyalty Program" means the mychoice player loyalty program of Parent and its Affiliates.

        "Data Room" means the virtual data room established and managed by Seller relating to the Companies.

        "Decision and Order" means that certain Decision and Order of the FTC in connection with the Merger pursuant to the Merger Agreement.

        "Employee Benefit Plan" means each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), excluding any Multiemployer Plan, and each other stock purchase, stock option, severance, employment, change-in-control, bonus, incentive, deferred compensation or other employee benefit or compensation plan, program or arrangement, that is maintained, sponsored or contributed to by Seller or its Affiliates for the benefit of Property Employees or their dependents or beneficiaries.

        "Environmental Law" means any Law in effect as of the date hereof relating to pollution or protection of the environment (including ambient air, soil, surface water or groundwater, or subsurface strata), natural resources, endangered or threatened species, human health or safety (as it relates to exposure to Hazardous Materials), including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 121 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Oil Pollution Act of 1990 and analogous foreign, provincial, state and local Laws.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Estimated Closing Cash" means Seller's good faith estimate of the Closing Cash as of 12:01 a.m. Central Time on the Closing Date.

        "Estimated Closing Indebtedness" means Seller's good faith estimate of the Indebtedness of the Companies and their Subsidiaries that remains unpaid as of 12:01 a.m. Central Time on the Closing Date.

        "Estimated EBITDA Adjustment" means Seller's good faith estimate of the EBITDA Adjustment.

        "Estimated Transaction Expenses" means Seller's good faith estimate of the Transaction Expenses that remain unpaid as of 12:01 a.m. Central Time on the Closing Date.

        "Estimated Closing Net Working Capital" means Seller's good faith estimate of the Net Working Capital of the Companies, on a consolidated basis, as of 12:01 a.m. Central Time on the Closing Date.

        "Estimated Closing Net Working Capital Overage" means the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Target Net Working Capital.

        "Estimated Closing Net Working Capital Shortage" means the amount, if any, by which the Estimated Closing Net Working Capital is less than the Target Net Working Capital.

        "Excluded Customer" means a Person who has been identified by Seller and its Subsidiaries (i) as having voluntarily self-excluded himself or herself from a casino facility or (ii) as having been involuntarily excluded under Law, including those individuals listed on the Indiana Gaming Commission Voluntary Exclusion Program, Missouri Gaming Commission List of Disassociated Persons, Missouri Gaming Commission Involuntary Exclusion List, Ohio Casino Control Commission Voluntary Exclusion Program, and Ohio Casino Control Commission Involuntary Exclusion List.

        "Existing Master Lease" means that certain Master Lease, dated as of April 28, 2016, by and between Pinnacle Entertainment, Inc., a Delaware corporation (as predecessor by merger to Lessor), as landlord, and Seller Subsidiary, as tenant, as amended by (i) that certain First Amendment to Master Lease, dated as of August 29, 2016, by and between Lessor, as landlord, and Seller Subsidiary, as tenant, (ii) that certain Second Amendment to Master Lease, dated as of October 25, 2016, by and between Lessor, as landlord, and Seller Subsidiary, as tenant, and (iii) that certain Third Amendment to Master Lease, dated as of March 24, 2017, by and between Lessor, as landlord, and Seller Subsidiary, as tenant.

        "Final Closing Cash" means the Closing Cash as of 12:01 a.m. Central Time on the Closing Date as set forth in the Final Closing Statement.

        "Final Closing Indebtedness" means the Indebtedness of the Companies and their Subsidiaries as of 12:01 a.m. Central Time on the Closing Date, as set forth in the Final Closing Statement.

        "Final Closing Net Working Capital" means the Net Working Capital as of 12:01 a.m. Central Time on the Closing Date] as set forth in the Final Closing Statement.

        "Final Closing Net Working Capital Overage" means the amount, if any, by which the Final Closing Net Working Capital is greater than the Target Net Working Capital.

        "Final Closing Net Working Capital Shortage" means the amount, if any, by which the Final Closing Net Working Capital is less than the Target Net Working Capital.

        "Final Transaction Expenses" means the Transaction Expenses that remained unpaid as of 12:01 a.m. Central Time on the Closing Date, as set forth in the Final Closing Statement.

        "fraud" means actual fraud.

        "Front Money" means all money stored on deposit in a Casino cage belonging to, and stored in an account for, any Person who is not a Company or an Affiliate of a Company.

        "GAAP" means generally accepted accounting principles in the United States.

        "Gaming Approvals" means all approvals from the Missouri Gaming Commission, Ohio State Racing Commission, Ohio Lottery Commission and Indiana Gaming Commission that are necessary in order to allow the Companies, upon the consummation of the transaction, to continue their operation of such Companies' respective gaming activities (provided that "gaming activities" shall not include the service of food or beverages or any other non-gaming activities, regardless of whether any such activities are conducted within the same physical space as gaming activities or in conjunction with such gaming activities).

        "Gaming Authorities" means any Governmental Entity with regulatory control or jurisdiction over the conduct of lawful gaming or gambling in any jurisdiction in which any of the Casinos is located.

        "Gaming Laws" means any federal, state, local or foreign statute, ordinance (including zoning), rule, regulation, permit (including land use), consent, registration, finding of suitability, approval, license, judgment, Order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino or gaming activities or operations.

        "Gaming Services" means services for slot, video poker, table gaming, and any other gambling lawfully permitted at a Casino.

        "Governing Documents" means, with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws of such corporation; (b) if a limited liability company, the articles of organization or certificate of formation and operating agreement, regulations, limited liability company agreement, or company agreement of such limited liability company; (c) if another type of entity, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (d) any amendment or supplement to any of the foregoing.

        "Governmental Entity" means court, arbitral body administrative agency, commission, Gaming Authority or other governmental or regulatory authority or instrumentality.

        "Hazardous Materials" means any substance, waste, liquid or gaseous or solid matter which is or is deemed to be hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, in each case regulated by any Environmental Laws.

        "Indebtedness" of any Person means without duplication (a) indebtedness for borrowed money, including any related interest, prepayment penalties or premiums, fees and expenses, (b) amounts owing as deferred purchase price for property or services (other than trade payables and accrued expenses that are current liabilities), including all capital leases, seller notes and "earn-out" payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including any related interest, prepayment penalties or premiums, fees and expenses, (d) net obligations under any interest rate, currency or other hedging agreement, (e) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (d) above, (f) all obligations of the kind referred to in clauses (a) through (e) above secured by (or which the holder of any such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on any asset or property (including accounts and Contract rights) owned or held by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (g) Customer Deposits and (h) Progressive Liabilities; provided, that Indebtedness shall not include any intercompany indebtedness owing by one Company to another Company.

        "Intellectual Property" means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interpretations thereof); (ii) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill related thereto; (iii) copyrights, mask works and designs; (iv) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information and other proprietary information and rights; (v) computer software programs, including all source code, object code, specifications, designs and documentation related thereto; and (vi) domain names and internet addresses.

        "Intellectual Property License" means any license, sublicense, right, covenant, non-assertion, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property.

        "IRS" means the United States Internal Revenue Service.

        "Joinder" means the joinder agreement in the form of Exhibit C hereto.

        "Law" means any foreign or domestic law, statute, code, ordinance, resolution, rule, regulation, Order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding.

        "Liability" or "Liabilities" means, in respect of any Person, any and all Indebtedness, liabilities or obligations, whether known or unknown, absolute or contingent, accrued or unaccrued, secured or unsecured, or liquidated or unliquidated, or deficiencies, judgments, settlements, assessments, losses, damages (including consequential damages, lost profits, and any punitive or treble damages that are finally judicially determined), fines, Taxes, debts, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of advisors incurred in connection with investigating, arbitrating, mediating, litigating, defending, settling or otherwise satisfying any and all actions, assessments, judgments or appeals, or in seeking indemnification therefor, and interest on any of the foregoing to the extent that interest is awarded thereon).

        "Liens" means any mortgage, deed of trust, pledge, option, right of first refusal or first offer, conditional sale, lien, exclusive Intellectual Property License, option to obtain an exclusive Intellectual Property License, security interest, claims, pledges, agreements, limitations on voting rights, conditional or installment sale agreement, charges or other claims or other encumbrances or restrictions on transfer of any nature.

        "Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.

        "Net Working Capital" means, as of the relevant date, (i) the consolidated current assets of the Companies (including any prepaid rent under the Existing Master Lease), minus (ii) the consolidated current liabilities of the Companies (including any accrued Liabilities under the Existing Master Lease); provided, however, that in no event shall "Net Working Capital" include any amounts that are included in or with respect to (a) Indebtedness or Cash, (b) intercompany accounts, arrangements, understandings or Contracts to be settled or eliminated prior to the Closing, (c) Retained Liabilities or (d) Liabilities or payments that are expressly required to be paid at or following the Closing by Parent or Seller pursuant to this Agreement; provided, further, "Net Working Capital" shall exclude (1) any deferred Tax assets or deferred Tax Liabilities (2) any liabilities for Transfer Taxes. An example calculation of the Net Working Capital is attached as Exhibit B.

        "Order" means any judgment, award, decision, order, decree, writ, injunction, assessment or ruling entered or issued by any Governmental Entity.

        "Other IP" means any Intellectual Property not covered by the Brand Licensing Agreement.

        "Parent Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate would reasonably be expected to prevent or materially impede, materially hinder or materially delay the consummation by Parent of the Transaction.

        "to the Knowledge of Parent" or "Known to Parent" means the actual knowledge of Timothy J. Wilmott, William J. Fair and Carl Sottosanti.

        "Payment Recipient" means, prior to the closing of the Merger, Seller, or any Person designated by Seller in writing to Purchaser prior to the Closing, and after the closing of the Merger, Parent.

        "Permit" means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Entities.

        "Permitted Liens" means, with respect to any Company (a) Liens for ground rents, water charges, sewer rates, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate Proceedings; (b) Liens for Taxes, including assessments, not yet delinquent or Taxes being contested in good faith by appropriate Proceedings and as to which adequate reserves have been established; (c) Liens arising by operation of law such as materialmen, mechanics, carriers, workmen, repairmen and similar liens arising in the ordinary course of business which are not filed of record and similar charges not delinquent or which are filed of record, but are being contested in good faith by appropriate Proceedings or that are otherwise not material to the Business taken as a whole; (d) any Lien that will be (and is) released and discharged at or prior to the Closing; (e) matters disclosed by any existing title insurance policies or title reports, copies of which have been made available to Purchaser, (f) Liens imposed or promulgated by applicable Law or Governmental Entity with respect to real property, including zoning, building or similar restrictions; (g) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; (h) other non-monetary Liens that do not, individually or in the aggregate, materially interfere with the present use, or materially detract from the value of, the property encumbered thereby; (i) in the case of securities, the restrictions imposed by federal, state and foreign securities laws and Gaming Laws; (j) Liens relating to (A) intercompany borrowings among Seller and its wholly owned subsidiaries, (B) that certain Credit Agreement, dated as of April 28, 2016, by and among Seller, as borrower, the subsidiaries of Seller party thereto, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, or (C) any other existing indebtedness of Seller or its subsidiaries, (k) purchase money Liens or Liens under capital lease arrangements, or (l) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice.

        "Permitted Closing Liens" means all Permitted Liens, other than Permitted Liens described in clauses (j)(A) and (j)(C) in the definition of Permitted Liens.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

        "Proceeding" means any lawsuit, litigation, arbitration, mediation, action or proceeding by or before any Governmental Entity.

        "Progressive Liabilities" means the liability of an applicable Company, determined in accordance with GAAP, in respect of slot machines and table games with an in-house progressive jackpot feature at the Casinos as of the Closing Date.

        "Property Employees" means employees of Seller and its Subsidiaries who are primarily employed in the Business, or who are primarily dedicated to supporting the Business.

        "Proprietary Information" means information and materials not generally known to the public, including trade secrets, customer lists, confidential marketing and customer information, and other proprietary and confidential information.

        "Purchased Assets" means all assets primarily used in the Business, including the Casinos and the Seller IP, the Other IP and the other assets transferred (to the extent permitted under Law or contract) to the Companies or Purchaser pursuant to Section 1.04 and Section 9.22.

        "Purchaser's Knowledge" or "Known to Purchaser" means (a) the actual knowledge, after due and reasonable inquiry of Keith E. Smith, Josh Hirsberg and Brian A. Larson and (b) Facts the existence of which would have been made apparent by Purchaser's review of the materials and documents in the Data Room made available to Purchaser.

        "Real Property" means any lands, buildings, structures and other improvements, together with all fixtures attached or appurtenant to the foregoing, and all easements, covenants, hereditaments and appurtenances that benefit the foregoing.

        "Representatives" means, with respect to a party, its Affiliates, members, directors, officers, employees, advisors, agents and other representatives.

        "Retained Database Records" means the data and information, whether stored digitally, electronically, magnetically, or in any other format, relating to Persons (including Shared Customers) that visit Seller's or its Subsidiaries' casinos or hotels (and not any of the Casinos) or activities by Persons at such casino or hotels and includes, without limitation: (a) each Person's personal and demographic information, including, without limitation, the customer's name, address, phone number, social security number, birth date, gender, email, contact preference and disassociated patron status; (b) each Person's transactional history at Seller's or its Subsidiaries' casinos or hotels (other than the Casinos) and/or each Person's patronage, purchase, and use of Casino Services during visits to Parent's or its Affiliates' casinos or hotels other than the Casinos, including the dates, game types, average wager, times, length of visits, and hotel room reservation details (i.e., room types, dates, booked rates for future reservations, payment method); (c) all data and information relating to the value spent or lost by Persons during their visits to Seller's or its Subsidiaries' casinos or hotels (other than the Casinos) or value as a consumer of Casino Services at Seller's or its Subsidiaries' casinos or hotels other than the Casinos, including information such as each customer's total actual win or loss, total theoretical win or loss value, average daily worth (ADW), average daily theoretical value (ADT or THEO), or other metrics related to customer's transaction history or purchases of Casino Services at Seller's or its Subsidiaries' casinos or hotels (other than the Casinos); (d) each Person's tier status in the Customer Loyalty Program (including the enterprise-wide tier status) and total comp balance for all of Seller's and its Subsidiaries' casinos (including the Casinos) in the aggregate; (e) the identity of each Excluded Customer; (f) incentives from casinos other than the Casinos extended to (whether or not redeemed) customers, including special event invitations, gaming incentives (including downloadable slot credits, table games match play, free bet offers and other similar incentives); (g) any other data and information customarily used by Seller or its Subsidiaries' at a casino or hotel (other than the Casinos) to market or sell Casino Services to Persons, including Twitter accounts, and Facebook accounts; and (h) demographic, preference and other (i) captured from the HAlo enterprise loyalty program system, (ii) maintained in connection with the mychoice website guest portal (including PIN data, email preferences, contact preferences and other similar information), (iii) contained in hosted customer relationship management systems (including guest contact history, host bonus goals and calculation), (iv) regarding mileage and database lifecycle score, (v) regarding yield management score and (vi) regarding group sales (including lead, contact, room count, food and beverage spend and similar information).

        "Retained Liabilities" means (a) any and all Liabilities from any claim made by a third party against (i) Parent or its Affiliates to the extent relating to, arising out of or resulting from Parent's businesses as of the Closing (including all of Seller's businesses acquired by Parent pursuant to the Merger) or (ii) assets of Parent as of the Closing (including all of Seller's assets acquired by Parent pursuant to the Merger) and any liability of Parent under or arising out of the Merger Agreement, and (b) those Liabilities set forth on Section 13.01(b) of the Parent Disclosure Letter.

        "Seller Material Adverse Effect" means an event, state of facts, circumstance, change, effect, development, occurrence or combination of the foregoing that individually or in the aggregate has had, or would be expected to have, a material adverse effect on the business, financial condition or results of operations of Seller and its respective Subsidiaries, taken as a whole, other than any event, fact, circumstance, change, effect, development or occurrence to the extent resulting from or arising out of: (1) changes in general economic, financial or other capital market conditions (including prevailing interest rates), (2) any changes or developments generally in the industries in which Seller or any of their Subsidiaries are expected to conduct their business from and after the Closing, (3) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction (provided, however, that the exceptions in this clause (3) shall not apply to any representation or warranty contained in Section 6.02(a) to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (4) any taking of any action at the request of Boyd or Purchaser, (5) the Merger or any consequences resulting therefrom or from any sale to Lessor contemplated by this Agreement or the Merger Agreement or any consequences resulting therefrom, (6) changes in applicable Law, GAAP or accounting standards, (7) outbreak or escalation of hostilities or acts of war or terrorism, (8) any litigation in connection with this Agreement or the Transaction, (9) floods, hurricanes, tornados, earthquakes, fires or other natural disasters, (10) failure by Seller to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (10) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such failure has resulted in, or contributed to, a Seller Material Adverse Effect) or (10) any internal restructurings contemplated in this Agreement or the Merger Agreement; except, in each case with respect to clauses (1), (2), (6), (7) and (9), to the extent disproportionately affecting Seller and its respective Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Seller and its respective Subsidiaries are expected to operate from and after the Closing.

        "Seller's Knowledge" or "Knowledge of Seller" means the actual knowledge, after reasonable inquiry, of Anthony Sanfilippo and Carlos Ruisanchez.

        "Shared Customers" means customers referenced in Seller's customer databases as having visited a Casino (and who have an actual transaction history at such Casino) and any other casino or hotel owned by Seller or Subsidiaries other than the Casinos.

        "Specified Indebtedness" means all Indebtedness under the Credit Agreement, dated as of April 28, 2016, by and among the Seller, as borrower, the subsidiaries of the Seller party thereto, as guarantors, the financial institutions party thereto as lenders, and JPMorgan Chase Bank, N.A., as administrative agent and the Indenture, dated as of April 28, 2016, between the Seller and Deutsche Bank Trust Company Americas, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of October 12, 2016, among the Seller and Deutsche Bank Trust Company Americas, and as further amended or supplemented from time to time to the extent that the Companies are obligated with respect thereto.

        "Subject Indebtedness" means (a) debt for borrowed money of any of the Companies or any of their Subsidiaries owed to Persons other than any of the Companies or any of their Subsidiaries and (b) guarantee obligations of, or Liens on the assets of, any of the Companies or any of their Subsidiaries in respect of debt for borrowed money of Persons other than any of the Companies or any of their Subsidiaries.

        "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner or managing member or (b) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization that is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Target Net Working Capital" means $0.00 minus $40,540,000.

        "Tax Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

        "Tax Return" means any report, return (including any information return), statement, claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including attachments thereto and amendments thereof.

        "Taxes" means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, income, franchise, gross receipts, profits, gaming, live entertainment, excise, real or personal property, environmental, sales, use, lodging, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers' compensation, occupation, service, license, net worth, capital stock, payroll, gains, stamp, transfer and recording taxes.

        "Title Insurer" means Fidelity National Title Insurance Company.

        "Transaction" means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

        "Transaction Expenses" means any and all fees, expenses and amounts payable by the Companies and their Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, including any fees, expenses and amount payable to its accountants, brokers, investment banks, financial advisors, legal counsel or any other advisors, agents, outside advisors or representatives in connection with this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby and thereby that are not reflected in the Estimated Closing Statement.

        "Transition Services Agreement" means the Transition Services Agreement substantially in the form attached hereto as Exhibit F.

        "willful breach" means a material breach that is a consequence of a deliberate act undertaken by the breaching party or the deliberate failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would cause a breach of this Agreement.

        (b)   The following are defined elsewhere in this Agreement, as indicated below:

Term	Section
"2017 Company Financial Statements"	Section 2.01(b)(i)
"2017 EBITDA Statement"	Section 2.01(b)(i)
"Affected Party"	Section 13.11
"Agreement"	Recitals
"Allocation"	Section 2.03
"Alternate Accounting Firm"	Section 2.01(b)(v)
"Amendment"	Section 13.11
"Ameristar Kansas City"	Recitals
"Ameristar St. Charles"	Recitals
"Antitrust Approval"	Section 9.04(a)
"Arbitrator"	Section 13.11
"Arrangement End Date"	Section 9.23
"Assumed Employee Liabilities"	Section 9.02(i)
"Available Commitments"	Section 8.04
"Available Sources"	Section 8.04

Term	Section
"Auditor"	Section 2.01(b)(iii)
"Belterra"	Recitals
"Belterra Park"	Recitals
"Belterra Park Purchase Agreement"	Recitals
"Base Purchase Price"	Section 2.01(a)
"Boyd"	Recitals
"Boyd Credit Agreement"	Section 8.04
"Boyd Releasing Party"	Section 9.10
"Break Fee"	Section 11.02(c)
"Cash Count"	Section 3.02
"Closing"	Section 4.01
"Closing Date"	Section 4.01
"Closing Payment"	Section 2.01(a)
"Companies Organizational Documents"	Section 7.01(b)
"Company" or "Companies"	Recitals
"Company Financial Statements"	Section 7.04(b)
"Company Leased Real Property"	Section 7.13(a)
"Company Material Contract"	Section 7.15
"Company Owned Real Property"	Section 7.14(a)
"Company Permits"	Section 7.05(b)
"Company Real Property Leases"	Section 7.13(a)
"Compensated Termination Provision"	Section 9.01(e)
"Confidential Information"	Section 9.08
"Consent Agreement"	Recitals
"Continuing Employee"	Section 9.02(b)
"Damages"	Section 12.02(a)
"Determination Date"	Section 3.03(b)
"Dispute Notice"	Section 3.03(b)
"Divestiture Only Customer"	Section 1.03(a)
"EBITDA Adjustment"	Section 2.01(b)(iv)
"EBITDA Determination Date"	Section 2.01(b)(iii)
"EBITDA Dispute Notice"	Section 2.01(b)(iii)
"Effective Date"	Recitals
"End Date"	Section 11.01(c)
"Estimated Adjustment"	Section 3.01(c)
"Estimated Closing Statement"	Section 3.01(a)
"Exchange Act"	Section 6.02(b)
"Excluded Company"	Section 10.02(c)
"Excluded Company Property"	Section 9.11(b)
"Excluded Company Purchase Price Shortfall"	Section 9.11(b)
"Existing Surveys"	Section 9.20(b)
"Discretionary Replacement Purchaser Master Lease"	Section 9.11(b)
"Fact"	Section 5.07
"FCPA"	Section 7.12(a)
"Final Adjustment"	Section 3.03(a)
"Final Closing Statement"	Section 3.03(a)
"Final Purchase Price"	Section 3.03(a)
"FTC"	Recitals
"FTC Order"	Recitals
"GLPI"	Section 7.12(a)

Term	Section
"Indemnified Party"	Section 12.03
"Indemnifying Parties"	Section 12.03
"Indemnifying Party"	Section 12.03
"Identified Employees"	Section 9.02(n)
"IRS"	Section 7.07(a)
"Later Identified Asset"	Section 1.04
"Later Identified Liability"	Section 1.04
"Lease Commitment Agreement"	Recitals
"Lessor"	Recitals
"Loyalty Points"	Section 9.18(c)
"Litigating Party"	Section 9.13
"Material Purchaser Breach"	Section 11.02(d)
"Maximum RTF Amount"	Section 11.02(d)
"Membership Interests"	Recitals
"Membership Interest Sale"	Recitals
"Merger"	Recitals
"Merger Agreement"	Recitals
"Merger Sub"	Recitals
"New Title Policies"	Section 9.20
"Non-Casino Customers"	Section 1.03(a)
"Notice"	Section 12.03
"Parent"	Recitals
"Parent Affiliate Permits"	Section 5.06(a)
"Parent Approvals"	Section 5.02(b)
"Parent Disclosure Letter"	Article V
"Parent Fundamental Representations"	Section 10.02(a)
"Parent Indemnified Party"	Section 12.02(b)
"Parent Indemnified Parties"	Section 12.02(b)
"Parent Licensed Affiliates"	Section 5.06(a)
"Parent and Seller Names"	Section 9.15
"Parent Releasing Party"	Section 9.10
"Parent's Allocation Notice"	Section 2.03
"party"	Recitals
"parties"	Recitals
"Permitted Casino Records"	Section 1.03(b)(i)
"Permitted Retained Records"	Section 1.03(b)(ii)
"Pre-Closing Period"	Section 9.01(a)
"Preparing Party"	Section 9.07(f)
"Property Database"	Section 1.03(c)
"Property Employee Employment Agreement"	Section 9.02(e)
"Purchaser"	Recitals
"Purchaser 401(k) Plan"	Section 9.02(f)
"Purchaser Adverse Amendment"	Section 5.05(a)
"Purchaser Adverse Waiver"	Section 5.05(a)
"Purchaser Affiliate Permits"	Section 8.07
"Purchaser Approvals"	Section 8.02(b)
"Purchaser Benefit Plans"	Section 9.02(c)
"Purchaser Disclosure Letter"	Article VIII
"Purchaser Fee"	Section 11.02(c)
"Purchaser Fee Percentage"	Section 11.02(c)

Term	Section
"Purchaser Indemnified Party"	Section 12.02(a)
"Purchaser Indemnified Parties"	Section 12.02(a)
"Purchaser Licensed Affiliates"	Section 8.07
"Purchaser Master Lease"	Recitals
"Purchaser's Allocation"	Section 2.03
"Released Claims"	Section 9.10
"Regulatory Non-Satisfaction Notice"	Section 11.03
"Releasees"	Section 9.10
"Releasing Parties"	Section 9.10
"Relevant Authority"	Section 11.01(e)
"Required Amount"	Section 8.04
"Reverse Break Fee"	Section 11.02(d)
"Reverse Termination Fee"	Section 11.02(d)
"Reviewing Party"	Section 9.07(f)
"SEC"	Article V
"Section 338(h)(10) Elections	Section 9.07(d)
"Section 338(h)(10) Forms	Section 9.07(d)
"Securities Act"	Section 6.02(b)
"Seller"	Recitals
"Seller Subsidiary"	Recitals
"Seller 401(k) Plans"	Section 9.02(f)
"Seller Approvals"	Section 6.02(b)
"Seller Disclosure Letter"	Article VI
"Seller Financial Statements"	Section 7.04(a)
"Seller Fundamental Representations"	Section 10.02(a)
"Seller IP"	Section 9.22
"Seller Master Lease"	Recitals
"Seller SEC Documents"	Article VI
"Seller Stockholder Approval"	Section 6.02(a)
"Seller Subsidiary"	Recitals
"Sellers"	Recitals
"Survival Period"	Section 12.01(a)
"Tax Contest"	Section 9.07(g)
"Third Party Claim"	Section 12.04(a)
"Third Party Consents"	Section 9.14
"Threshold"	Section 12.05(a)
"Transfer Taxes"	Section 9.07(a)
"Vehicle"	Section 9.23
"Vehicle Contract"	Section 9.23

        Section 13.02    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

        (a)   This Agreement and the Transaction, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

        (b)   Each of the parties (i) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or the Transaction; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than such state or Federal court. Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Transaction, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 13.02(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.02(c).

        (d)   The parties hereby acknowledge and agree that if a party fails to perform its agreements and covenants hereunder, including if the party fails to take all actions as are necessary on its part to consummate the Transaction, such failure could cause irreparable injury to the non-breaching party, for which damages, even if available, may not be an adequate remedy. Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

        Section 13.03    Notices.     All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by electronic delivery to the applicable email addresses set forth below (with evidence that such notice was electronically sent) or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered electronically or by hand or by courier service shall be deemed given upon receipt; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

        if to Purchaser, to:

    Boyd Gaming Corporation
    3883 Howard Hughes Parkway, 9th Floor
    Las Vegas, Nevada 89163
    E-mail: brianlarson@Boydgaming.com
    Attention: General Counsel

    with a copy, which shall not constitute notice, to:

    Morrison & Foerster LLP
    425 Market Street
    San Francisco, California 94115
    E-mail: BParris@mofo.com
                   JWashenko@mofo.com
    Attention: Brandon C. Parris
                        Jeffrey Washenko

        if to Parent or the Sellers after the closing, to:

    Penn National Gaming, Inc.
    825 Berkshire Boulevard, Suite 200
    Wyomissing, Pennsylvania 19610
    Facsimile:      (469) 774-6826
    Email:            Carl.Sottosanti@pngaming.com
    Attention:      General Counsel

    with a copy, which shall not constitute notice, to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile:      (212) 403-2000
    Email:            DANeff@wlrk.com
                           GEOstling@wlrk.com
    Attention:      Daniel A. Neff
                            Gregory E. Ostling

        if to Seller (prior to the Closing), to:

    Pinnacle Entertainment, Inc.
    3980 Howard Hughes Parkway
    Las Vegas, Nevada 89169
    Facsimile:        (702) 541-7773
    Email:              Donna.Negrotto@pnkmail.com
    Attention:        General Counsel

    with a copy (prior to the Closing), which shall not constitute notice, to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square New York, New York 10036
    Facsimile:      (212) 735-2000
    Email:          stephen.arcano@skadden.com
                           neil.stronski@skadden.com
    Attention:      Stephen F. Arcano
                            Neil P. Stronski

        Section 13.04    Interpretation.     When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term "including" means "including, without limitation"; (c) the word "or" shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; and (g) a reference to"$" or "dollars" mean the lawful currency of the United States. The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement means that on or before 5:00 p.m. Pacific Time on the Effective Date, Seller has uploaded such materials or information to the Data Room or Parent has provided to Boyd, Purchaser or their Representatives such materials or information in writing.

        Section 13.05    Entire Agreement.     This Agreement, the Ancillary Agreements and the Disclosure Letters and the other exhibits hereto and thereto constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event of any conflict or inconsistency between this Agreement and any Ancillary Agreement, this Agreement shall control.

        Section 13.06    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

        Section 13.07    Assignment.     Without the prior written consent of the other parties, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person. Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning party of any of its obligations hereunder.

        Section 13.08    Parties of Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 13.09    Counterparts.     This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 13.10    Mutual Drafting.     Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        Section 13.11    Amendment.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of Purchaser, Parent and Seller; provided, however, subject to this Section 13.11, all terms and conditions of this Agreement shall be subject to the substitution or addition of modified or other terms and conditions as the FTC may require. Each party agrees to accept such changes to this Agreement as shall be required by the FTC and to negotiate in good faith and execute promptly an appropriate amendment to this Agreement to reflect such required changes (an "Amendment"), unless such changes (i) would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, (ii) would require a change in the Base Purchase Price, or (iii) would adversely affect the economics of the Transaction (other than as a result of a requirement of a change in the Base Purchase Price, which shall be subject to clause (ii)); provided, that in the case of the foregoing clauses (ii) and (iii), only the party whose economics would be adversely affected (the "Affected Party") may elect not to execute an Amendment subject to compliance with the remainder of this Section 13.11. Prior to entering any Amendment, the parties shall use reasonable best efforts to seek consultation with the FTC or its staff to review the Amendment in light of the requirements of the FTC giving rise to such Amendment. If either party elects not to execute an Amendment required to be executed pursuant to this Section 13.11 or the Affected Party elects not to execute an Amendment pursuant to the foregoing clauses (ii) or (iii) and does not comply with the remainder of this Section 13.11, then such failure shall be deemed to be a material breach of such party's obligations under this Agreement. If an Affected Party elects not to execute an Amendment pursuant to the foregoing clauses (ii) or (iii), then the parties shall, in good faith, use their respective reasonable best efforts to reach prompt (but in any event within ten (10) Business Days after receiving the FTC's request to make the required changes) mutual agreement with respect to an Amendment reflecting such changes. If the parties, after complying with the preceding sentence are unable to reach mutual agreement with respect to an Amendment within such ten (10) Business Day period, then the parties shall submit the matters that the parties have been unable to resolve with respect to such Amendment, including, without limitation, economic accommodations arising from or related to the changes required by the FTC, but excluding changes to the Base Purchase Price, to an independent nationally recognized investment banking firm, independent nationally recognized accounting firm, or other independent arbitrator ("Arbitrator") mutually agreed upon by Parent and Purchaser for final and binding resolution of such dispute in accordance with procedures mutually agreed upon by Parent and Purchaser. If Parent and Purchaser are unable to agree on an Arbitrator, then Parent and Purchaser shall each select such an Arbitrator, and the two Arbitrators so selected shall select a third Arbitrator to be the Arbitrator with respect to the unresolved matters with respect to such Amendment. Subject to the last sentence of this Section 13.11, the findings of the Arbitrator so selected by Parent and Purchaser (or, if Parent and Purchaser are unable to agree on an Arbitrator, so selected by the Arbitrators pursuant to the foregoing sentence) shall be final and binding on all of the parties, and the fees and expenses of the Arbitrator(s) shall be paid by one-half by Parent and one-half by Purchaser. In the event that the findings of the Arbitrator include a change (x) that adversely affect the economics of the Transaction in respect of such party or (y) to the Base Purchase Price or changes that cause either party to require a change to the Base Purchase Price, the party who is not requiring the change in the Base Purchase Price or whose economics would be adversely affected may elect not to execute an Amendment and terminate this Agreement pursuant to Section 11.01(j).

        Section 13.12    Waiver.     Any party may waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        Section 13.13    Further Assurances.     In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties shall take all commercially reasonable action necessary (including executing and delivering further notices, assumptions, releases and acquisitions).

        Section 13.14    No Recourse.     No past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney, consultant, representative or principal of Boyd, Purchaser or any of their respective Affiliates shall have, and Boyd on behalf of such Persons waives any right to assert or initiate, any claim, suit, proceeding or other similar action, relating to this Agreement, the Ancillary Agreements, the Merger or the Transaction against Seller and its Affiliates prior to the execution and delivery of the Joinder.

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD GAMING CORPORATION, a Nevada corporation			PENN NATIONAL GAMING, INC., a Pennsylvania corporation
By:	/s/ BRIAN A. LARSON		By:	/s/ TIMOTHY J. WILMOTT
	Name:	Brian A. Larson		Name:	Timothy J. Wilmott
	Its:	Executive Vice President		Its:	Chief Executive Officer
BOYD TCIV, LLC, a Nevada limited liability company
By Boyd Gaming Corporation, a Nevada corporation, its Managing Member
By:	/s/ BRIAN A. LARSON
	Name:	Brian A. Larson
	Its:	Executive Vice President

ANNEX C

Amendment No. 1 to Membership Interest Purchase Agreement

        Reference is made to that certain Membership Interest Purchase Agreement (the "Agreement") dated as of December 17, 2017, by and among Boyd Gaming Corporation, Boyd TCIV, LLC, Penn National Gaming, Inc., and, solely following the execution of a joinder, Pinnacle Entertainment, Inc., and Pinnacle MLS, LLC. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement.

        1.    Amendment to Agreement.     Section 9.04(b) shall be replaced in its entirety with the following language:

          (b)   (i) Purchaser understands that Purchaser, and this Agreement, are subject to the prior approval of the FTC and any other Governmental Entity and that Parent and Seller are entering into this Agreement to obtain FTC approval for the FTC Order and to satisfy the requirements of any other Governmental Entity's conditional approval in connection with the Merger pursuant to the Merger Agreement. Purchaser, as promptly as practicable after the date hereof, will (1) prepare and furnish all necessary information and documents reasonably requested by the FTC or any other Governmental Entity, (2) use reasonable best efforts to demonstrate to the FTC or any other Governmental Entity that Purchaser is an acceptable purchaser of the Purchased Assets and that Purchaser will be able to compete effectively using the Purchased Assets along with its own assets, and (3) reasonably cooperate with Parent and Seller in obtaining all FTC approvals and any other Antitrust Approval or Gaming Approval. Nothing in this Agreement shall prevent Parent and Seller from complying with the FTC Order, and Parent and Seller shall not be considered in breach of this Agreement for taking actions required to be taken to comply with the FTC Order. (ii) Parent shall control all strategy and communications with any Governmental Entities, and accordingly, to the extent not prohibited by applicable Laws or any Governmental Entities, Purchaser shall not communicate with or make submissions to any Governmental Entities without the simultaneous attendance or prior written consent of Seller, provided however that Parent and Purchaser shall jointly control strategy and communications with any Governmental Entities regarding any review process of such Governmental Entity to determine whether Purchaser is an acceptable purchaser of the Purchased Assets and whether Purchaser will be able to compete effectively using the Purchased Assets, and provided further, that Purchaser shall control the substance of communications insofar as they relate specifically to Purchaser. Parent and Seller shall not, without prior consultation with and approval of Purchaser, have any communication with any Governmental Entity, or make any submission to any Governmental Entity, regarding whether Purchaser is an acceptable purchaser of the Purchased Assets or whether Purchaser will be able to compete effectively using the Purchased Assets. Each of the parties shall promptly notify the other parties of any communication it receives from any Governmental Entity relating to the transactions that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by or on its behalf or any of its Affiliates to any Governmental Entity, unless the staff of such Governmental Entity requires otherwise. For purposes of this Section 9.04(b)(ii) only, the term "Governmental Entity" shall not include the FTC or any Gaming Authority.

        2.    No Other Modification.     The undersigned parties acknowledge and agree that the Agreement is being amended only as stated herein, and no other amendments, express or implied, are, or have been intended to be, made by the undersigned, and, except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms and conditions.

        3.    Miscellaneous.     The provisions of Article XIII of the Agreement are incorporated herein by reference and shall apply to this letter agreement as if set forth in full herein.

C-1

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD GAMING CORPORATION, a Nevada corporation			PENN NATIONAL GAMING, INC., a Pennsylvania corporation
By:	/s/ BRIAN A. LARSON		By:	/s/ CARL SOTTOSANTI
	Name:	Brian A. Larson		Name:	Carl Sottosanti
	Its:	Executive Vice President		Its:	Executive Vice President, General Counsel and Secretary

BOYD TCIV, LLC, a Nevada limited liability company
By Boyd Gaming Corporation, a Nevada corporation, its Managing Member
By:	/s/ BRIAN A. LARSON
	Name:	Brian A. Larson
	Its:	Executive Vice President
ACKNOWLEDGED AND CONSENTED TO PURSUANT TO THE MERGER AGREEMENT:
PINNACLE ENTERTAINMENT, INC. a Delaware corporation
By:	/s/ ELLIOT D. HOOPS
	Name:	Elliot D. Hoops
	Its:	Vice President and Legal Counsel

[Signature Page to Amendment No. 1 to Membership Purchase Agreement]

C-2

Annex D

EXECUTION VERSION

PURCHASE AGREEMENT
By and Between
PENN NATIONAL GAMING, INC.,
a Pennsylvania corporation,
and
GOLD MERGER SUB, LLC,
a Delaware limited liability company,
as Purchaser
and upon their execution and delivery of the Joinder,
PNK (OHIO), LLC,
an Ohio limited liability company,
as Seller
and
PINNACLE ENTERTAINMENT, INC.,
a Delaware corporation,
as Seller Parent
Dated as of: December 17, 2017

D-i

D-ii

Schedules
Schedule 2.5(a)	Title Exceptions
Schedule 5.1(c)	Occupancy Agreements
Schedule 5.1	Litigation, Compliance with law
Exhibits
Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Form of Non-Foreign Person Certificate
Exhibit D	Intentionally Omitted
Exhibit E	Form of Lease
Exhibit F	Form of Joinder

D-iii

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "Agreement") is entered into as of December 17, 2017 (the "Effective Date"), by and among PENN NATIONAL GAMING, INC., a Pennsylvania corporation ("Penn"), GOLD MERGER SUB, LLC, a Delaware limited liability company ("Purchaser"), PNK (OHIO), LLC, an Ohio limited liability company ("Seller") (but solely upon Seller's execution and delivery of the Joinder (as defined below)), and PINNACLE ENTERTAINMENT, INC., a Delaware corporation ("Seller Parent") (but solely upon Seller Parent's execution and delivery of the Joinder (as defined below)).

R E C I T A L S

        WHEREAS, Seller is the owner of a fee simple interest in the Property (as hereinafter defined);

        WHEREAS, Seller Parent is the beneficial and record owner of all of the issued and outstanding membership interests of Seller;

        WHEREAS, subject to Seller's execution and delivery of the Joinder, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property upon the terms, and subject to the conditions, set forth in this Agreement;

        WHEREAS, Penn will derive substantial economic benefit from the consummation of the transactions contemplated by this Agreement; and

        WHEREAS, at Closing, Purchaser shall lease the Property to Tenant (as hereinafter defined) pursuant to the Lease (as hereinafter defined).

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        Section 1.1    Defined Terms.

        "Affiliates" of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

        "Agreement" shall have the meaning set forth in the preamble hereto.

        "AML Laws" shall have the meaning set forth in Section 5.1(j).

        "Arbitrator" shall have the meaning set forth in Section 10.4(b)(i)(B).

        "Base Survival Period" shall have the meaning set forth in Section 11.1(a).

        "Business" shall mean the casino business and ancillary business uses operated at the Property.

        "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York, are closed, or any day on which banking institutions located in New York, New York are required or authorized by law or executive order to close.

        "Claims" shall have the meaning set forth in Section 5.3.

        "Closing" shall have the meaning set forth in Section 3.1.

        "Closing Certificates" shall have the meaning set forth in Section 3.3(a)(v).

        "Closing Costs" shall have the meaning set forth in Section 3.6(b).

        "Closing Date" shall have the meaning set forth in Section 3.1.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Condemnation" shall have the meaning set forth in Section 7.6(b).

        "Contract" shall mean any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

        "Control" shall mean, when used with respect to any specific Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, beneficial interests, by contract or otherwise. The definition is to be construed to apply equally to variations of the word "Control," including "Controlled," "Controlling" or "Controlled by."

        "Damages" shall have the meaning set forth in Section 11.2(a).

        "Deed" shall have the meaning set forth in Section 3.2(a)(i).

        "Effective Date" shall have the meaning set forth in the preamble.

        "Encumbrances" shall mean Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature, in each case whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "Environmental Condition" shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium on, at or under any portion of the Property, that could or does result in any Losses relating to Hazardous Substances under Environmental Laws to or against Seller or Purchaser, including, without limitation, any such condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any portion of the Property and/or any activity or operation formerly conducted by any Person on or off any portion of the Property.

        "Environmental Laws" shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment (including, without limitation, the preservation, remediation or protection thereof), pollution, natural resources, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act.

        "Environmental Liability" shall mean any and all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property.

        "Evidence of Authorization" shall have the meaning set forth in Section 3.5.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereafter.

        "Excluded Assets" shall mean, with respect to the Business, all property, assets, interests, rights, contracts, permits, books, records, intangibles, accounts of every kind and nature other than the property, assets, interests, and rights that, upon execution of the Lease, will be the "Leased Property" as defined in the Lease; provided that any improvements made to the Property prior to the execution of the Lease that would have been treated as property of the Tenant under the Lease had they been made after the effective date of the Lease shall be deemed for all purposes to be Excluded Assets.

        "Fixtures" shall mean all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment and machinery, regardless of the manner of attachment, and the Excluded Assets).

        "Fundamental Representations" shall have the meaning set forth in Section 11.1(a).

        "Fundamental Survival Period" shall have the meaning set forth in Section 11.1(a).

        "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        "Gaming Approvals" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or required to be issued by any Gaming Authority necessary for or relating to the execution of this Agreement and/or the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the continued ownership, operation, management and development of the Property and/or the Business.

        "Gaming Authority" shall mean those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions.

        "Gaming Laws" shall mean all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or racing or similar activities or the sale of liquor.

        "GLPI" shall have the meaning set forth in Section 7.4(c).

        "Governmental Approvals" shall have the meaning set forth in Section 7.4(a).

        "Governmental Authority" shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

        "Governmental Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

        "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Substances in, on, under, about, or from the Property or any part thereof into the environment.

        "Hazardous Substances" shall mean: any (i) chemicals, materials or substances that is regulated or listed as or included in the definition of "hazardous", "toxic", "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants" or "pollutants" under any Environmental Law, (ii) asbestos, (iii) radioactive substances, and (iv) any petroleum products of any kind, including petroleum (including derivatives thereof), fuel oil, diesel fuel, gasoline, kerosene and used oil, and shall include, without limitation, polychlorinated biphenyls, lead-based paint, asbestos or asbestos-containing materials, and mold, mildew or fungi.

        "Improvements" shall mean all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in such utility pipes, conduits and lines), parking areas and roadways appurtenant to such buildings and structures (excluding any Excluded Assets).

        "Indemnified Party" shall have the meaning set forth in Section 11.3.

        "Indemnifying Party" shall have the meaning set forth in Section 11.3.

        "Inspection" shall have the meaning set forth in Section 7.3(a).

        "IRS" shall mean the Internal Revenue Service.

        "Joinder" means the joinder agreement in the form of Exhibit F hereto.

        "Land" shall mean the parcel of real property located at 6301 Kellogg Rd, Cincinnati, Ohio and more particularly described on Exhibit A hereto.

        "Lease" shall have the meaning set forth in Section 3.2(a)(vi).

        "Lease Indemnity" shall have the meaning set forth in Section 11.2(a).

        "Legal Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by any Person or Governmental Authority, or conducted, or heard by or before or otherwise involving any Governmental Authority, arbitrator or court of law.

        "Legal Requirements" shall mean any law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

        "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "Licensed Parties" shall have the meaning set forth in Section 5.1(f)(i).

        "Lien" shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other charge on or affecting the Property, any portion thereof or any direct or indirect, legal or beneficial, interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic's, materialmen's and other similar liens and encumbrances.

        "Lists" shall have the meaning set forth in Section 5.1(i).

        "Losses" shall mean any and all losses, liabilities, obligations, damages, claims and expenses, including, without limitation, reasonable attorneys' and accountants' fees and disbursements related thereto.

        "Mandatory Seller Removal Items" shall have the meaning set forth in Section 2.5(d).

        "MLCRAA" shall mean the Master Lease Commitment and Rent Allocation Agreement, dated as of December 17, 2017, by and among Penn, GLPI, Purchaser, Boyd Gaming Corporation ("Boyd") and Tenant.

        "Material Adverse Effect" shall mean any event, change or effect that has a material adverse effect on: (i) the assets, business, financial condition or long-term results of the operation of the Business, taken as a whole; (ii) the ability of any party hereto to timely perform its obligations hereunder; or (iii) the aggregate economic benefit that Purchaser would reasonably be expected to receive as a result of the transactions contemplated by this Agreement; provided, that no such event, effect or change resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, tsunamis, typhoons, lightning, hail, storms, blizzards, hurricanes, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that any representation or warranty is made herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (g) any matter of which Purchaser has actual knowledge on or prior to the date hereof; (h) any action taken, or omitted to be taken, by or at the request of with the consent of Purchaser, or in compliance with applicable Legal Requirements and the covenants and agreements contained in this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement, the Operator Merger Agreement, the Operations Purchase Agreement or the transactions contemplated hereby or thereby, or the identity or actions of Purchaser; or (j) changes in any Legal Requirements (including any proposed Legal Requirements) or GAAP or other applicable accounting principles or standard or, in each case, any interpretations thereof; provided, further, that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Material Adverse Effect if and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industry in which the Business operates.

        "Memorandum of Lease" shall have the meaning set forth in Section 3.2(a)(vii).

        "Notice" shall have the meaning set forth in Section 11.3.

        "Occupancy Agreements" shall have the meaning set forth in Section 5.1(c)(ii).

        "OFAC" shall have the meaning set forth in Section 5.1(i).

        "Operations Purchase Agreement" shall mean the Membership Interest Purchase Agreement, dated as of December 17, 2017, by and among Boyd, Tenant, Penn and, solely following execution of a joinder, Seller Parent and Pinnacle MLS, LLC.

        "Operator Merger" shall mean the merger contemplated by the Operator Merger Agreement.

        "Operator Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of December 17, 2017, by and among Seller Parent, Penn and Franchise Merger Sub, Inc.

        "Order" shall have the meaning set forth in Section 5.1(i).

        "Orders" shall have the meaning set forth in Section 5.1(i).

        "Ordinary Course of Business" shall describe any action taken by a Person if such action is generally consistent with such Person's past practices or industry standards for properties generally comparable to the Property or businesses generally comparable to the Business, and is taken in the ordinary course of such Person's normal day-to-day operation.

        "Patriot Act" shall have the meaning set forth in Section 5.1(j).

        "Penn's Knowledge" shall mean the actual present knowledge of Timothy Wilmott, William Fair and Carl Sottosanti (the "Penn Knowledge Parties"), upon reasonable inquiry and investigation of the matter in question, which shall not require the Penn Knowledge Parties to commission any third-party reports, investigations or studies.

        "Penn/Seller Representations" shall have the meaning set forth in Section 11.1(a).

        "Permitted Encumbrances" shall mean each of the following: (i) all present and future zoning, building, land use, air rights, municipal, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; (ii) all presently existing and future liens for unpaid real estate Taxes and water and sewer charges not due and payable as of the Closing Date; (iii) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (A) presently existing or (B) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Property for the continued operation of the Business; (iv) possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property; (v) minor variations between Tax lot lines and lines of record title; (vi) the Lease; (vii) all matters shown on that certain ALTA/NSPS Land Title Survey for the Property prepared by Berding Surveying dated October 21, 2016; (viii) all matters that an accurate updated survey of the Property would show and all covenants, restrictions, rights, easements, agreements and other encumbrances and matters, whether or not of record, so long as the same shall not have any material adverse effect on the continued use and/ or access to and from the Property in the manner the Property is currently used and accessed; (ix) all matters set forth on Schedule 2.5 attached hereto, and (x) any and all matters arising by, through or under Purchaser. Permitted Encumbrances shall also include all of those items deemed to be Permitted Encumbrances pursuant to Section 2.5(c) and Section 2.5(d).

        "Person" shall mean any natural person, partnership, corporation, association, limited liability company, trust or any other legal entity.

        "Phase I" shall have the meaning set forth in Section 7.3(a).

        "Phase II" shall have the meaning set forth in Section 7.3(a).

        "Property" shall mean: (a) the Land; (b) the Improvements; (c) all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements and (d) all right, title and interest of Seller, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel, but excluding the Excluded Assets.

        "Property Contracts" shall mean the material Contracts between any Seller Party and any other Person in connection with the Property or the ownership, use, and operation of the Property that are in effect on, or with obligations existing on, the Effective Date and/or the Closing Date that will be binding on Purchaser following the Closing Date; provided that any Contracts entered into solely in connection with the Business and not binding on Purchaser following the Closing or encumbering the Property following the Closing shall not be deemed to be Property Contracts.

        "Property Damage" shall have the meaning set forth in Section 7.6(a).

        "Purchase Price" shall have the meaning set forth in Section 2.2.

        "Purchaser" shall have the meaning set forth in the preamble hereto.

        "Purchaser Closing Certificate" shall have the meaning set forth in Section 3.3(a)(v).

        "Purchaser Indemnified Party" shall have the meaning set forth in Section 11.1(a).

        "Purchaser Representations" shall have the meaning set forth in Section 11.1(b).

        "Records" shall mean all books, data and records (including Word files, Excel files, Power Point files and other electronic versions thereof) related to the operation of the Property (but excluding those related primarily to the operation of the Business or related primarily to the Excluded Assets) in possession or control of Seller or its Affiliates, and located at the Property, excluding emails but including financial and accounting records, contracts, calendars, regulatory surveys and reports, and all blueprints, construction and architects' plans and drawings, and all engineering data and reports, but excluding, however, the following (collectively, the "Proprietary Records"): all customer lists, referral source lists, advertising and marketing materials, and any other records, reports and materials containing any other similar proprietary information unrelated in any material respect to the Property and relating to Seller's customers, referral sources or advertising strategies and the Business and excluding all financial and accounting records, contracts, calendars, regulatory surveys and reports, incident tracking reports and competitive analyses relating to new or potential competitive threats to the Business, all policy and procedure manuals relating to the Business, all records and reports relating to any or all gaming, casino, food, beverage, retail and other operations at the Property pertaining primarily to the Business and unrelated in any material respect to the Property.

        "Release" shall mean, with respect to Hazardous Substances, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium at, or under any portion of the Property.

        "Reporting Broker" shall have the meaning set forth in Section 3.6(c).

        "Representatives" shall have the meaning set forth in Section 7.3(a).

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Seller" shall have the meaning set forth in the preamble hereto.

        "Seller Closing Certificates" shall have the meaning set forth in Section 2.5(b).

        "Seller Indemnified Party" shall have the meaning set forth in Section 11.2(b).

        "Seller Party" shall mean Seller and Seller Parent.

        "Seller Permits" shall mean, collectively, all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals issued by Governmental Authorities (including all Gaming Approvals) in connection with the operation of the Business and/or the ownership, maintenance and operation of the Property for the Business, including, without limitation, such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals as are currently in place for the Property and/or the Business.

        "Seller's Knowledge" shall mean the actual present knowledge of the Penn Knowledge Parties and Anthony Sanfilippo and Carlos Ruisanchez (the "Seller Knowledge Parties"), upon reasonable inquiry and investigation of the matter in question, which shall not require the Penn Knowledge Parties or Seller Knowledge Parties to commission any third-party reports, investigations or studies.

        "Settlement Statement" shall have the meaning set forth in Section 3.2(a)(iv).

        "State" shall mean the State of Ohio.

        "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Survey" shall have the meaning set forth in Section 2.5(b).

        "Survival Period" shall have the meaning set forth in Section 11.1(b).

        "Tax" or "Taxes" shall mean any and all Federal, state, local and foreign taxes, and other assessments in the nature of a tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties imposed with respect thereto.

        "Tenant" shall mean Boyd TCIV, LLC.

        "Termination Event" shall mean the occurrence of any event, condition, circumstance, act, or omission, or the emergence of any facts, allegations, or any other matters, which is specifically identified as a "Termination Event" in this Agreement.

        "Termination Event Damages" shall have the meaning set forth in Section 10.4(a).

        "Termination Event Damages Estimate" shall have the meaning set forth in Section 10.4(b)(i)(B).

        "Termination Event Election Notice" shall have the meaning set forth in Section 10.4(b).

        "Termination Notice" shall have the meaning set forth in Section 10.4(a).

        "Third Party Claim" shall have the meaning set forth in Section 11.4(a).

        "Threat of Release" shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage to the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any portion of the Property that may result from such Release.

        "Title Affidavit" shall have the meaning set forth in Section 3.2(a)(v).

        "Title Commitment" shall have the meaning set forth in Section 2.5(a).

        "Title Company" shall mean First American Title Insurance Company.

        "Title Cure Notice" shall have the meaning set forth in Section 2.5(d).

        "Title Objection Matter" shall have the meaning set forth in Section 2.5(c).

        "Title Objection Notice" shall have the meaning set forth in Section 2.5(c).

        "Title Policy" shall have the meaning set forth in Section 2.5(a).

        "Title Response Period" shall have the meaning set forth in Section 2.5(d).

        "Title/Survey Update" shall have the meaning set forth in Section 2.5(c).

        "Transfer" shall have the meaning set forth in Section 12.15.

        "Transfer Tax Returns" shall mean the returns, affidavits, forms, declarations and other documents required in connection with any documentary, stamp, transfer or recording Taxes or other Taxes payable by reason of delivery and/or recording of each Deed and the other documents to be delivered at the Closing.

        "Utility Deposits" shall mean all right, title and interest of Seller in and to all deposits delivered by Seller to utilities, governmental agencies, suppliers or others in connection with the Property or any portion thereof.

        "Violations" shall mean any and all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property whenever noted or issued.

        Section 1.2    Other Definitional Provisions.    The terms "hereof, "hereto", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement generally, rather than to the Section in which such term is used, unless otherwise specifically provided. Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Any reference to an Exhibit or a Schedule shall be deemed a reference to the Exhibits and Schedules to this Agreement, unless otherwise specifically provided. All Exhibits and Schedules to this Agreement are hereby incorporated into, and form a part of, this Agreement.

ARTICLE 2
PURCHASE AND SALE OF PROPERTY; PURCHASE PRICE; PAYMENT

        Section 2.1    Purchase and Sale of Property.    Subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, transfer and assign to Purchaser, or its designee, and Purchaser shall, or shall cause its designee to, purchase, accept and assume from Seller, the Property, free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Seller shall convey to Purchaser or its designee good, marketable and insurable title to the Property, subject only to the Permitted Encumbrances.

        Section 2.2    Purchase Price.    The purchase price (the "Purchase Price") of the Property shall be an amount equal to (i) nine (9) multiplied by (ii) the Belterra Park Initial Total Rent as such term is defined in the MLCRAA (which calculation the parties acknowledge would have resulted in a Purchase Price of $65,228,723.14 based on the example calculation of Belterra Park Initial Total Rent set forth in Exhibit C to the MLCRAA).

        Section 2.3    Payment.    The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available federal funds to the account or accounts of Seller, as designated by Penn in advance of Closing.

        Section 2.4    Joinder.    Seller and Seller Parent will, and Penn shall use its reasonable best efforts to cause Seller and Seller Parent to, execute and deliver the Joinder to Purchaser to become a party to this Agreement prior to Closing. Neither Seller nor Seller Parent shall be a "party" or "parties" to this Agreement, shall make any representations or warranties hereunder or have any rights or obligations hereunder until the Joinder is executed by Seller and Seller Parent (as the case may be) and delivered to Purchaser.

        Section 2.5    Title Insurance; Survey; Environmental Assessments.

        (a)   Following the Effective Date, Purchaser shall (i) request that the Title Company deliver a commitment (the "Title Commitment") to issue to Purchaser a title insurance policy in an amount equal to the Purchase Price (the "Title Policy") on an extended coverage ALTA Owner's form insuring fee simple title to the Property, and (ii) engage a licensed surveyor to prepare a survey of the Land and Improvements (the "Survey").

        (b)   Seller will, at Penn's sole cost and expense, use commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Policy or modified as customary, and as reasonably acceptable to Purchaser, at the Closing, to the extent Seller is obligated to cause such standard exceptions to be deleted or modified pursuant to Section 2.5(c) and Section 2.5(d). Title to the Property shall be conveyed subject to no Encumbrances other than the Permitted Encumbrances. Penn will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require to issue the Title Policy, including the Title Affidavit, provided that in no event shall any such documents or instruments expand the liability of Seller beyond the representations, warranties and covenants contained in this Agreement and the certificates delivered pursuant to Section 3.2(a)(ii) and Section 3.2(a)(vii) (the "Seller Closing Certificates"). Purchaser shall provide Penn with a copy of the Title Commitment and Survey.

        (c)   Purchaser shall have the right to deliver a written notice (a "Title Objection Notice") to Penn objecting to any matters (each, a "Title Objection Matter") contained in the Title Commitment (including any standard title exceptions) and/or the Survey which are not Permitted Encumbrances and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within fifteen (15) days after Purchaser's receipt of the Title Commitment and/or Survey. Purchaser shall have the right to deliver a Title Objection Notice to Penn identifying Title Objection Matters contained in any update or supplement to or continuation of the Title Commitment and/or Survey (but only to items contained therein which were not previously identified in the original Title Commitment and/or Survey) (each, a "Title/Survey Update") which are not Permitted Encumbrances and which would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within five (5) Business Days after Purchaser's receipt of such Title/Survey Update, but in all events prior to Closing. Failure of Purchaser to provide a Title Objection Notice within the time periods identified in this Section 2.5(c) (or to include any such Title Objection Matters in a timely delivered and valid Title Objection Notice) shall be deemed to constitute Purchaser's irrevocable approval and acceptance of all matters contained in the applicable Title Commitment, Survey and/or Title/Survey Update. All items that are not objected to by Purchaser in a timely delivered and valid Title Objection Notice shall be deemed to be Permitted Encumbrances. Penn and Seller shall be deemed to elect not to cure or remove any Title Objection Matters objected to in a Title Objection Notice unless, within ten (10) days after Penn's receipt of such Title Objection Notice (the "Title Response Period"), Penn gives Purchaser written notice that Penn has elected to use its reasonable best efforts to cause Seller to cure such Title Objection Matters (a "Title Cure Notice"). If

Penn fails to give Purchaser a Title Cure Notice within the Title Response Period, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        (d)   Notwithstanding the foregoing or anything to the contrary herein, Seller shall be obligated to discharge and remove of record the following matters (collectively, the "Mandatory Seller Removal Items"): (i) all mortgages and other instruments evidencing, securing or otherwise relating to any indebtedness for borrowed money which is a Lien upon all or any portion of the Property that have been entered into by or on behalf of Seller; (ii) all judgment and/or Tax liens against or due and payable by Seller which are encumbered against the Property; (iii) all Encumbrances voluntarily recorded by Seller (or any agent or representative of Seller or any of Seller's Affiliates) or otherwise placed or permitted to be placed by Seller (or any agent or representative of Seller or any of Seller's Affiliates) after the date hereof against all or any portion of the Property (other than with the prior written approval of Purchaser or otherwise permitted herein) that are not Permitted Exceptions; (iv) and all mechanics' liens affecting the Property, which mechanics' liens may be removed as an exception to the Title Policy by bonding or an indemnity from Penn; and (v) any other Encumbrance that can be cured or removed by the payment of a liquidated sum of money not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate. At Closing, Seller may use a portion of the Purchase Price to pay or discharge the Mandatory Seller Removal Items, provided that: (i) Penn shall deliver to the Title Company, on or prior to the Closing Date, instruments in recordable form and sufficient to satisfy and discharge such liens and encumbrances of record, together with funds sufficient for the cost of recording or filing such instruments; or (ii) Penn shall deposit with the Title Company sufficient funds, as deemed acceptable by the Title Company, to insure the obtaining and recording of such satisfactions and conveyances in accordance with payoff letters from institutional lenders.

        (e)   If the Title Commitment or any Title/Survey Update discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller or of any party making up Seller but which returns are not against Seller or such party, Penn, on request, shall deliver to Purchaser and the Title Company affidavits to the effect that such judgments, bankruptcies or returns are not against Seller or any other party making up Seller, in form and substance sufficient to permit removal of same as exceptions in the Title Policy.

        (f)    Neither Penn nor Seller shall have any obligation to cure any Violations prior to Closing and Purchaser shall take the Property subject to Violations, except for Violations that if not cured would materially impair Tenant's operation of the Business on the Property (the "Mandatory-Cure Violations"). Penn shall cure or commence the cure of Mandatory-Cure Violations prior to Closing and shall have (i) paid all fines and penalties assessed against the Property as of the Closing Date for any Mandatory-Cure Violations issued, noted or of record as of the Closing Date, on or prior to the Closing Date or (ii) deposited in escrow the amount of such fines and penalties with Purchaser pending the removal of such Mandatory-Cure Violations. If Penn fail to cure a Mandatory-Cure Violation on or prior to the Closing Date, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        (g)   Prior to Seller's execution and delivery of the Joinder to Purchaser, Penn shall use its reasonable best efforts, including enforcing Seller Parent's obligations under the Operator Merger Agreement to the extent necessary, to cause Seller Parent to comply with its obligations in this Section 2.5.

ARTICLE 3
CLOSING AND DELIVERY OF CLOSING DOCUMENTS

        Section 3.1    Closing.    The term "Closing" shall mean the consummation of the purchase and sale of property described in Section 2.1. The Closing shall take place on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of the last of all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Penn may agree in writing (the "Closing Date"). The parties acknowledge and agree that their intention is for the Closing to occur substantially simultaneously with the closing of the transactions contemplated by the Operations Purchase Agreement and immediately prior to the closing of the Operator Merger, and to use their respective commercially reasonable efforts to accomplish such sequencing of events.

        Section 3.2    Delivery of Seller's Closing Documents.

        (a)    Seller's Closing Documents.     At the Closing, the Seller Parties shall deliver, or cause Tenant to deliver (as applicable), or Penn shall deliver (as applicable) to Purchaser the following items, each executed and, where applicable, notarized:

          (i)    Deed.     A deed with respect to the Property, in the form of Exhibit B hereto (the "Deed") executed by Seller;

          (ii)    Non-Foreign Person Certificate.     A Non-Foreign Person Certificate in the form of Exhibit C hereto;

          (iii)    Transfer Tax Returns.     The Transfer Tax Returns required to be filed in connection with the transfer of the Property;

          (iv)    Settlement Statement.     A settlement statement setting forth the Purchase Price, the closing costs pursuant to Section 3.6, and all other items of credit to Seller or Purchaser, executed by Seller (the "Settlement Statement");

          (v)    Title Affidavit.     A title affidavit, in customary form and substance, reasonably satisfactory to Penn, but sufficient in all cases to enable the Title Company to issue the Title Policy without exception for matters which are not Permitted Encumbrances (the "Title Affidavit"), executed by Penn;

          (vi)    Lease.     (1) A lease in the form of Exhibit E hereto (the "Lease"), and (2) all items (including, without limitation, a short form memorandum of the Lease (the "Memorandum of Lease")) required to be delivered by Tenant pursuant to the Lease upon Tenant's execution and delivery thereof;

          (vii)    Closing Certificates.     (i) A certificate, dated as of the Closing Date and executed on behalf of the Seller Parties by a duly authorized representatives thereof, certifying that each of the representations and warranties set forth in Section 5.1 of this Agreement are true and correct as of the Closing Date, except to the extent any failure to be true and correct (individually or in the aggregate) does not constitute a Material Adverse Effect; and (ii) a certificate, dated as of the Closing Date and executed on behalf of Penn by a duly authorized representatives thereof, certifying that each of the representations and warranties set forth in Sections 5.1 and 5.2 of this Agreement are true and correct as of the Closing Date, except to the extent any failure to be true and correct (individually or in the aggregate) does not constitute a Material Adverse Effect;

          (viii)    Other.     Such other instruments or documents that by the terms of this Agreement are to be delivered by any Seller Parties to Purchaser at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

        Section 3.3    Delivery of Purchaser's Closing Documents.

        (a)    Purchaser's Closing Deliveries.     At the Closing, Purchaser shall deliver to Seller or Tenant, as applicable, the following items:

          (i)    Purchase Price.     The Purchase Price, delivered to Seller;

          (ii)    Transfer Tax Returns.     Executed counterparts to the Transfer Tax Returns, delivered to Seller;

          (iii)    Settlement Statement.     An executed counterpart to the Settlement Statement, delivered to Seller;

          (iv)    Lease.     (1) An executed counterpart to the Lease, delivered to Tenant, and (2) all items (including, without limitation, the Memorandum of Lease) required to be delivered by Purchaser as the landlord pursuant to the Lease upon the landlord's execution and delivery thereof;

          (v)    Closing Certificate.     A certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized representative thereof, certifying that each of the representations and warranties set forth in Section 6.1 of this Agreement are true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of the Closing Date, delivered to Seller and Penn (the "Purchaser Closing Certificate," and together with the Seller Closing Certificates, collectively, the "Closing Certificates"); and

          (vi)    Other.     Such other instruments or documents that by the terms of this Agreement are to be delivered by Purchaser to any Seller Parties at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

        Section 3.4    Possession.    Seller shall deliver possession of the Property to Purchaser on the Closing Date free and clear of all Encumbrances that are not Permitted Encumbrances, but subject in all respects to the Lease and Tenant's rights thereunder.

        Section 3.5    Evidence of Authorization.    On the Closing Date, each party hereto shall deliver to the other party evidence in form and content reasonably satisfactory to the other parties hereto and the Title Company that (a) such party is duly organized and validly existing under the laws of the state of its organization, is qualified to do business in all other jurisdictions as are necessary to effectuate the transactions contemplated by this Agreement, and has the power and authority to enter into this Agreement and the applicable Closing Certificate(s), (b) this Agreement and all documents delivered pursuant hereto have been duly executed and delivered by such party, and (c) the performance by such party of its obligations under this Agreement and the applicable Closing Certificate(s) have been duly authorized by all necessary corporate, partnership, limited liability company or other action (collectively, "Evidence of Authorization").

        Section 3.6    Closing Costs.

        (a)   Each party shall be responsible for the full amount of their own accounting, legal and consulting fees and expenses incurred in connection with the negotiation and preparation of this Agreement, the Lease, any other closing documents and instruments executed in connection with the purchase and sale contemplated under this Agreement or the Lease, and otherwise in connection with Closing.

        (b)   Except as otherwise expressly set forth herein, all Closing Costs shall be paid by the party that typically pays such Closing Costs in accordance with the custom of the jurisdiction in which the Property is located. In the event that the jurisdiction in which the Property is located does not have a customary practice for the payment of any portion of the Closing Costs, such Closing Cost shall divided among Penn (on behalf of the Seller Parties)and Purchaser equally. For the purposes of this Section 3.6(b), the term "Closing Costs" shall mean all costs, fees and expenses incurred by Seller and/or Purchaser in connection with Closing (other than as set forth in Section 3.6(a) or as otherwise expressly set forth herein). The respective parties shall pay the following Closing Costs:

            (i)  Penn shall pay all State, local and city transfer, deed stamp, and similar taxes, fees and expenses;

           (ii)  Penn shall pay for all title insurance premiums for the Title Policy, including any additional premiums for any customary endorsements reasonably requested by Purchaser;

          (iii)  Purchaser shall also pay all costs, fees and expenses for non-customary or unreasonably requested endorsements, as well as for any lender's title insurance policies; and

          (iv)  Purchaser shall pay for the cost and expense of the Survey, all municipal search fees, all recording charges and fees in connection with the Deed.

        (c)    Reporting Requirements.     Pursuant to §6045 of the Internal Revenue and Taxation Code, Title Company shall be designated the "Reporting Broker" hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986 with regard to the reporting of all settlement information to the IRS, and Purchaser shall provide to Seller at Closing copies of any documents or reporting statements filed in compliance therewith.

ARTICLE 4
PRORATIONS ADJUSTMENTS AND ASSUMPTION OF OBLIGATIONS

        Section 4.1    General.    There shall be no adjustments or prorations of any items of income and expenses with respect to the Property (including, without limitation, for utilities, water charges, Taxes, assessments, rents, vault charges and other items customarily prorated by sellers and purchasers of real property similar to the Property) between the Seller and Purchaser at Closing. All such liabilities and obligations owed, and any Utility Deposits, receivables or other amounts due and owing, in connection with the Property shall remain the obligations, liabilities and receivables of Seller for the period prior to Closing and shall constitute the obligations, liabilities and receivables of Tenant for the period following Closing, subject in all respects to the terms of the Lease. Subject to the terms and conditions of this Agreement, Seller hereby agrees to pay any such liabilities or obligations with respect to the Property and attributable to the period on or before the Closing Date, to the extent the same are due and payable on or before the Closing Date, prior or at the Closing hereunder (without prejudice to the rights and obligations of the parties to the Lease pursuant to the terms thereof following the Closing).

        Section 4.2    Tax Refunds and Proceedings.    Seller shall have the exclusive right to commence, prosecute, settle, compromise or continue any proceeding to determine the assessed value of the Property, the real or personal property Taxes payable with respect to the Property or any action to contest water charges, sewer charges, sales Tax or use Tax for the relevant taxable period (or portion thereof) prior to the Closing Date and to settle or compromise any claim thereof if such settlement applies (i) to the period (or portion thereof) prior to the Closing Date, and/or (ii) to the period from and after the Closing Date, but solely to the extent provided for in the Lease. Any refunds or proceeds resulting from such proceedings shall be the sole property of Seller and Purchaser shall have no claim thereto. Purchaser and Seller agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing.

        The terms and provisions of this Article 4 shall be subject in all respects to the terms of the Lease and shall survive Closing.

ARTICLE 5
SELLER PARTIES' REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

        Section 5.1    Seller Parties' Representations and Warranties.    Penn hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date, which representations and warranties shall also be deemed made by the Seller Parties, jointly and severally, upon the Seller Parties' execution and delivery of the Joinder and as of the Closing Date; provided, however, that notwithstanding the foregoing, Seller shall not make or be deemed to have made the representations and warranties relating to the Business set forth in clause (c)(iv) and (viii), (d), (e) or (f), which representations and warranties are being made solely by Penn and/or Seller Parent:

        (a)    Organization of Seller.     Each Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed to do business and is in good standing in Ohio.

        (b)    Authority; No Conflict; Required Filings and Consents.

            (i)  Upon each Seller Party's execution and delivery of the Joinder, this Agreement shall have been duly authorized, executed and delivered by each Seller Party, and will constitute the valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

           (ii)  Upon each Seller Party's execution and delivery of the Joinder, the execution and delivery of this Agreement and the other agreements contemplated hereby by each Seller Party shall not, and the consummation by each Seller Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which such Seller Party is a party or by which such Seller Party and/or the Property may be bound, other than consents and approvals to be obtained by such Seller Party prior to the date on which such Seller Party executes and delivers the Joinder, (iii) to Seller's Knowledge, other than the Governmental Approvals, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Seller Party, or (iv) to Seller's Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

          (iii)  Upon each Seller Party's execution and delivery of the Joinder, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person shall be required by, or with respect to, either Seller Party in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by such Seller Party or the consummation by such Seller Party of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) any Governmental Approvals, (ii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser, Penn or any of their respective Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

        (c)    Real Property.

            (i)  Seller has (and will convey to the Purchaser or its designee) good and valid title in fee simple to the Property, subject only to the Permitted Encumbrances.

           (ii)  All leases, licenses, easements, rights-of-way, and other agreements, written or oral, for the use, possession and/or occupancy of any portion of the Property (collectively, the "Occupancy Agreements") are set forth on Schedule 5.1(c) hereto. Each of the Occupancy Agreements is in full force and effect, all rents due under each of the Occupancy Agreements have been timely paid, and there has been no written notice sent by any party thereto of any outstanding, uncured default under any Occupancy Agreement. Penn has (and, upon their execution and delivery of the Joinder, the Seller Parties have) delivered to Purchaser true, correct and complete copies of each and every Occupancy Agreement. Neither Seller nor, to Seller's Knowledge, any other party to any such Occupancy Agreement is in default in any respect thereunder. There does not exist any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller or, to Seller's Knowledge, any other Person to such Occupancy Agreement.

          (iii)  To Seller's Knowledge, the Seller has not received written notice that, the Property or any portion thereof is in violation of any applicable Legal Requirements in any material respects, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect Seller's current use of the Property.

          (iv)  To Seller's Knowledge, the Improvements are in good condition and repair and are adequate for the use, occupancy and operation of the Property for the Business.

           (v)  No leasing, brokerage or similar commissions or finder's fees are owed with respect to the Property and/or any Occupancy Agreements.

          (vi)  There are no pending Legal Proceedings and none, to Seller's Knowledge, have been threatened in writing to Seller relating to the Property and/or the interests of Seller therein which would be reasonably likely to interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property and/or the interest of Seller therein, except as set forth in Schedule 5.1(d).

         (vii)  Neither Seller Party has received written notice that either the whole or any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, nor, to Seller's Knowledge, has any such condemnation or other taking been threatened or contemplated. No Seller Party has entered into any agreement in lieu of condemnation therefor.

        (viii)  Except for Liens which are required to be cured at or prior to Closing pursuant to this Agreement, to Seller's Knowledge the Property is free of Encumbrances other than Permitted Encumbrances on the use, occupancy, ownership, improvement, development and/or operation of the Property.

        (d)    Litigation; Orders.

            (i)  Except as set forth on Schedule 5.1, there are no pending Legal Proceedings (A) not fully covered by insurance, or (B) seeking injunctive relief, in each case that have been commenced by or against any Seller Party and that relate to or may adversely affect the Property and/or Seller's ownership thereof. No such Legal Proceeding has been threatened in writing to Seller.

           (ii)  To Seller's Knowledge, and other than the Gaming Approvals, there are no Governmental Orders that are material, individually or in the aggregate, to which any Seller Party, the Business and/or the Property (or any portion thereof) is subject, and neither Seller Party is subject to any such Governmental Order, other than the Gaming Approvals, that relates to the Business or the Property (or any portion thereof). To Seller's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such material Governmental Order to which any Seller Party, the Business or the Property (or any portion thereof) is subject.

        (e)    Environmental Matters.

            (i)  With respect to the Property and the operations of the Business, within the three (3) years prior to the date hereof, the Seller Parties, the Property and the operations of the Business have materially complied with and are currently in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Seller Parties of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the material terms and conditions thereof.

           (ii)  Within the three (3) years prior to the date hereof, no Seller Party has received any written Governmental Order, citation, directive, inquiry, notice, summons, warning or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply with any Environmental Law that remains uncured as of the Effective Date, of any alleged, actual or potential Environmental Condition that remains uncured as of the Effective Date, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Property or the Business that remains uncured as of the Effective Date.

          (iii)  There are no pending or, to Seller's Knowledge, threatened in writing to the Seller, claims or Legal Proceedings resulting from any Environmental Condition or arising pursuant to any Environmental Law, in each case with respect to or affecting any of the Property.

          (iv)  To Seller's Knowledge, none of the following exists at, on, in or under any portion of the Property or related to the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, dumps, or disposal areas other than as they exist in material compliance with Environmental Laws. Other than in material compliance with Environmental Laws, no Seller Party has permitted or conducted, nor (to Seller's Knowledge) has there been, any Hazardous Activity conducted with respect to the Property.

           (v)  To Seller's Knowledge, in connection with the Business and/or the Seller Parties' use, ownership, management or operation of the Property, there has been no Release, or Threat of Release, of any Hazardous Substances at or from the Property in an amount that could reasonably be expected to result in Environmental Liability to Seller.

          (vi)  Penn has (and, upon their execution and delivery of the Joinder, the Seller Parties have) delivered to Purchaser (to the extent in the possession of or reasonably available to Penn or Seller Parties, as applicable) true and complete copies of all environmental assessments and results of any reports, studies, analyses, tests, or monitoring in the current possession or reasonable control of any Seller Parties pertaining to (A) Hazardous Substances, Releases, Environmental Conditions or Hazardous Activities in, on, or under the Property, and/or (B) compliance of the Property with any Environmental Laws.

         (vii)  No Seller Party is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

        (viii)  All of the representations, warranties and covenants made by any Seller Party regarding environmental matters related to the Property shall be contained in this Section 5.1(e) and no other provision in this Agreement shall be deemed to cover the subject of, or otherwise impose liability on Seller with respect to, any environmental matters.

        (f)    Permits; Compliance with Laws.     The Seller Parties and, to Seller's Knowledge, each of their respective managers, members, officers and Persons required to be licensed under applicable Legal Requirements to perform such Person's function with the applicable Seller Parties (collectively, "Licensed Parties"), collectively hold all Seller Permits and, to Seller's Knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect. Except as set forth on Schedule 5.1: (1) the Seller Parties, and to Seller's Knowledge, each of their respective Licensed Parties, in each case whose position is related to the Property, are in compliance in all material respects with the terms of the Seller Permits; (2) to Seller's Knowledge, the operations conducted by the Seller Parties at the Property and in connection with the Business are not being conducted and have not been conducted in material violation of any applicable Legal Requirements of any Governmental Authority (including, without limitation, any Gaming Laws); and (3) no Seller Party has received a written notice of any material investigation or review by any Governmental Authority with respect to any Seller Party or the Property in the context of a Seller Permit that is pending, and, to Seller's Knowledge, no material investigation or review is threatened to Seller relating to a Seller Permit, nor has any Governmental Authority indicated in writing to Seller any intention to conduct the same.

        (g)    Bankruptcy.     Each Seller Party is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller Party's creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Seller Party's assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller Party's assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Seller's Knowledge, threatened against any Seller Party.

        (h)    Insurance.     The insurance policies maintained by the Seller Parties and their Affiliates in respect of the Property insure against risks and liabilities customary in the Seller Parties' industry. Neither any Seller Party nor any Affiliate of any Seller Party have received written notice that it is in material breach of any such policies and all such policies are in full force and effect.

        (i)    OFAC.     Each Seller Party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither any Seller Party nor any Affiliate of any Seller Party (A) is listed on the Specially Designated Nationals and

Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

        (j)    Anti-Money Laundering.     Each Seller Party is in compliance with is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as amended from time to time (the "Patriot Act") and all rules and regulations promulgated under such Patriot Act applicable to such Seller Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Seller Party operates (the "AML Laws"); and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which any Seller Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

        (k)    Employee/Labor Matters.     There are no employees of Seller or any Affiliate thereof at work at the Property for whom Purchaser would have any responsibility following closing.

        (l)    Brokers.     Neither Seller Party has dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through either Seller Party a commission, finder's fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

        Section 5.2    Penn's Representations and Warranties.    Penn hereby makes the following representations and warranties to Purchaser and the Seller Parties as of the date hereof and as of the Closing Date:

        (a)    Organization of Penn.     Penn is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Penn is duly qualified or licensed to do business and is in good standing in Ohio.

        (b)    Authority; No Conflict; Required Filings and Consents.

            (i)  This Agreement has been duly authorized, executed and delivered by Penn, and constitutes and will constitute the valid and binding obligations of Penn, enforceable against Penn in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

           (ii)  The execution and delivery of this Agreement and the other agreements contemplated hereby by Penn do not, and the consummation by Penn of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Penn, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which Penn is a party or by which Penn may be bound, other than consents and approvals to be obtained by Penn prior to the Effective Date, (iii) to Penn's Knowledge, other than the Governmental Approvals, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to Penn, or (iv) to Penn's Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or delay the Closing or prevent, delay or adversely affect the performance by Penn of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person shall be required by, or with respect to, Penn in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by Penn or the consummation by Penn of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) any Governmental Approvals, (ii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser, the Seller Parties or any of their respective Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by Penn of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

        (c)    Bankruptcy.     Penn is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Penn's creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Penn's assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of Penn's assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Penn's Knowledge, threatened against Penn.

        (d)    OFAC.     Penn is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither Penn nor any Affiliate of Penn (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

        (e)    Anti-Money Laundering.     Penn is in compliance with is in compliance with the Penn Act and all rules and regulations promulgated under such Patriot Act applicable to Penn, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Penn suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

        (f)    Brokers.     Penn has not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through Penn a commission, finder's fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

        Section 5.3    Purchase As Is; RELEASE.

        (a)   EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, PURCHASER SHALL ACCEPT THE PROPERTY IN THE CONDITION THEREOF AT THE CLOSING "AS IS", "WHERE AS", AND "WITH ALL FAULTS," SUBJECT TO REASONABLE WEAR AND TEAR AND DETERIORATION, CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE. PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO SELLER PARTY SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR BOUND IN ANY MANNER WHATSOEVER BY ANY GUARANTEES, PROMISES, PROJECTIONS, OPERATING EXPENSES, SET UPS OR OTHER INFORMATION PERTAINING TO THE PROPERTY MADE, FURNISHED OR CLAIMED TO HAVE BEEN MADE OR FURNISHED, WHETHER ORALLY OR IN WRITING, BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY PARTNER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. PURCHASER ACKNOWLEDGES THAT NEITHER ANY SELLER PARTY NOR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR ATTORNEYS HAVE MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE), TO PURCHASER, WHETHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES. PURCHASER HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL MATERIALS WITH RESPECT TO THE PROPERTY PROVIDED BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY

SHAREHOLDER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. UPON CLOSING, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES, RELEASES AND FOREVER DISCHARGES SELLER AND SELLER'S AGENTS, MEMBERS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, PROPERTY MANAGERS, AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, FINES, PENALTIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, EXPERT WITNESS FEE, CHARGES, DISBURSEMENTS AND COURT COSTS) (COLLECTIVELY, "CLAIMS"), DIRECTLY OR INDIRECTLY ARISING BY REASON OF, IN CONNECTION WITH, ON ACCOUNT OF OR PERTAINING TO THIS AGREEMENT OR THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL OF THE MATTERS DESCRIBED ABOVE AND IN CONNECTION WITH ANY ENVIRONMENTAL LAW OR HAZARDOUS SUBSTANCE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.3 SHALL BE DEEMED TO LIMIT OR OTHERWISE EFFECT ANY OF THE DUTIES OR OBLIGATIONS OF TENANT AS LESSEE UNDER THE LEASE.

        (b)   The provisions of this Section 5.3 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

ARTICLE 6

PURCHASER'S REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

        Section 6.1    Purchaser's Representations and Warranties.    Purchaser hereby makes the following representations and warranties to Penn and Seller and Seller Parent as of the date hereof and as of the Closing Date which representations and warranties shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of Closing:

        (a)    Organization.     Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization or formation and has all requisite power and authority to consummate the transactions contemplated by this Agreement, the Lease and the other agreements contemplated hereby to which it is a party.

        (b)    Authority; No Conflict; Required Filings and Consents.

            (i)  Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by Purchaser. This Agreement has been duly authorized, executed and delivered by Purchaser, and constitutes and will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

           (ii)  The execution and delivery by Purchaser of this Agreement, the Lease and the other agreements contemplated hereby to which Purchaser is a party do not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement, the Lease and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Purchaser, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both)

  a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, other than consents and approvals obtained by Purchaser prior to the Effective Date, or (iii) subject to Governmental Approvals, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii) hereof, for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, of or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the Lease or the other agreements contemplated hereby to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or by the other agreements contemplated hereby to which Purchaser is a party, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

        (c)    Litigation.     As of the date hereof, there are no actions, claims, suits or proceedings pending, and Purchaser has not received any notice of any action, claim, suit or proceeding threatened, in each case against Purchaser before any Governmental Authority, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease or the other agreements contemplated hereby to which it is a party.

        (d)    Brokers.     Purchaser has not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through Purchaser a commission, finder's fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

        (e)    OFAC.     Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither Purchaser nor any Affiliate of Purchaser (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

        (f)    Anti-Money Laundering.     Purchaser is in compliance with is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to Purchaser, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

        (g)    Available Sources.     As of the date hereof, Purchaser has unrestricted cash and undrawn available commitments under its credit facility sufficient to consummate the Closing.

ARTICLE 7

COVENANTS

        Section 7.1    Conduct of Business of Seller.    During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, subject to the limitations set forth herein, upon their execution and delivery of the Joinder, Seller shall, and Seller Parent shall cause Seller to, in each case except to the extent that Purchaser shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, carry on the Business in the Ordinary Course of Business in all material respects, maintain the Property in a state of repair consistent with the Ordinary Course of Business in all material respects, comply with all applicable Legal Requirements and Seller Permits in all material respects, and pay its Liabilities and Taxes with respect to the Property when due (subject to good faith disputes over such Liabilities or Taxes) and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it in all material respects. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed in Schedule 7.1 hereof, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller agrees that it shall not, and Seller Parent agrees that it shall cause Seller not to:

            (i)  sell, pledge, lease, license, dispose of, abandon, grant, encumber or otherwise authorize or permit the sale, pledge, disposition, grant or Encumbrance (other than Permitted Encumbrances) of all or any portion of, or any direct or indirect interest in, the Property, except in the Ordinary Course of Business and except as set forth on Schedule 7.1;

           (ii)  cause or permit the Property to be subjected to, or permit to exist on the Property, any Lien or Encumbrance, other than Permitted Encumbrances;

          (iii)  fail to maintain the existing insurance coverage of all types relating to the Property (provided, however, in the event that any such coverage shall be terminated or lapse, Seller may procure substitute insurance policies in the Ordinary Course of Business);

          (iv)  fail to make capital expenditures at the Property required under any Gaming Law or by any Gaming Authority;

           (v)  close or shut down the Business or the Property, except for such closures or shutdowns which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by Legal Requirements, (ii) due to acts of God or other force majeure events; or (iii) in the Ordinary Course of Business;

          (vi)  seek any zoning or land use changes with respect to the Property; or

         (vii)  agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Prior to the Seller Parties' execution and delivery of the Joinder, Penn shall use its reasonable best efforts, including enforcing Seller's and Seller Parent's obligations under the Merger Agreement to the extent necessary, to cause Seller and Seller Parent to comply with its obligations in this Section 7.1.

        Section 7.2    Cooperation; Notice: Cure.    Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, Penn (and, following its execution and delivery of the Joinder, Seller) and Purchaser shall endeavor to confer on a regular and frequent basis with one or more Representatives of the other party to report any material changes to the general status of ongoing operations of the Property and the Business. Penn, Seller, Seller Parent and Purchaser shall promptly notify each other in writing of, any fact, event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or would reasonably be expected to cause any representation, warranty, covenant or agreement of Penn, Seller, Seller Parent or Purchaser, respectively, under this Agreement to be breached in any material respect, (b) renders or could render untrue in any material respect any representation or warranty of Penn, Seller, Seller Parent or Purchaser, respectively, contained in this Agreement, or (c) results in or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article 9, as applicable. Nothing contained in this Section 7.2 hereof shall prevent Seller or Seller Parent from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 7.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition or any right to, or obligation of, indemnification contained herein.

        Section 7.3    Access to Information and the Property.

        (a)   Penn and, upon its execution and delivery of the Joinder, Seller (at Seller's or Penn's sole cost and expense) will provide to Purchaser copies of any previously prepared Phase I environmental assessments or other environmental assessments, reports or analyses of the Property in Seller's reasonable possession or control, and permit Purchaser and its agents to conduct a Phase I environmental assessment for the Property (the "Phase I") on the terms and conditions of Section 7.3(b). If the Phase I recommends that a Phase II environmental assessment (the "Phase II") be ordered for the Property, then upon the advance written consent of Seller, Purchaser shall have the right to obtain (on the terms and conditions of Section 7.3(b)) such Phase II prior to Closing on the terms and conditions of Section 7.3(b).

        (b)   Upon reasonable notice, subject to applicable Legal Requirements and the advance written consent of Seller, and provided that Purchaser delivers to Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing) evidence of insurance in such amounts and coverages as Seller may reasonably require, Seller and Seller Parent (following each such party's execution and delivery of the Joinder) shall, and Penn shall use reasonable best efforts to enforce its rights under the Operator Merger Agreement to require Seller and Seller Parent to, afford Purchaser's agents, employees, representatives and advisors ("Representatives") reasonable access, during normal business hours during the period from the Effective Date to the Closing, to the Property, and to all its personnel and any other information concerning Seller, the Business, the Property and/or the employees of Seller as Purchaser may specifically reasonably request in writing (collectively, the "Inspection"); provided, however, that: (i) Purchaser shall provide Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing) with at least twenty-four (24) hours' prior notice of any Inspection; (ii) if Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing) so requests, Purchaser's Representatives shall be accompanied by a Representative of Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing); (iii) Purchaser shall not initiate contact with employees or other representatives of Seller other than Seller's Representatives or other individuals designated by any of Seller's Representatives without the prior written consent of Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing), which consent shall not be unreasonably withheld or delayed; (iv) Purchaser shall not unreasonably interfere with the operation of the Business; (v) except as set forth in Section 7.3(a), Purchaser shall have no right to perform invasive testing on the Property without the prior written consent of Penn (or, following its execution and delivery of the Joinder, Seller if prior to Closing), and any physical inspection or investigation shall be subject to an access agreement to be entered into with Seller; and (vi) Purchaser shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or caused by such Inspection, and shall reimburse Seller for, and indemnify, defend and hold Seller and Seller's Indemnitees harmless with respect to, any and all Liabilities, Losses, claims, costs, (including reasonable attorney's fees and court costs), and damages to the extent arising directly out of, from, in connection with, or directly caused by, any Inspection (but not with respect to (w) any pre-existing conditions or contamination, except to the extent that Purchaser's Inspection activities exacerbate any such pre-existing conditions or contamination at or from the Property, (x) the results or findings of any tests or analyses of Purchaser's environmental or other Inspection of the Property, (y) the negligent acts or omissions of Seller, any Representatives thereof, and/or any of Seller's Indemnitees, or (z) Seller's breach of this Agreement) or Purchaser's or its Representatives presence on the Property. No information or knowledge obtained in any investigation pursuant to this Section 7.3(b) shall affect or be deemed to modify the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Purchaser's obligations under this Section 7.3(b) shall survive the Closing and any termination of this Agreement.

        (c)   Notwithstanding the foregoing, Seller shall not be required to provide any information which (i) it reasonably believes it may not provide to Purchaser or its respective Affiliates and Representatives by reason of applicable Legal Requirements or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the Seller has used commercially reasonable efforts (which shall not require Purchaser to incur any material cost or other monetary obligations to any third party) to obtain the consent of such third party to such disclosure, (ii) constitutes information protected by the attorney/client or attorney work product privilege or both, or (iii) constitutes Proprietary Records. If any material is withheld by the Penn or Seller pursuant to the immediately preceding sentence, such party shall inform the requesting party as to the general nature of the material which is being withheld.

        Section 7.4    Governmental Approvals.

        (a)   Purchaser, Penn and Seller Parties shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary under applicable Legal Requirements or otherwise to consummate and make effective the transactions governed by this Agreement and the Lease as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, Gaming Approvals, required to be obtained or made by Purchaser or a Seller Party or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the Lease and the consummation of the transactions contemplated hereby and by the Lease, including, without limitation, the continued operation of the Business following Closing pursuant to the Lease, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under any applicable Legal Requirements ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals, subject to the limitations elsewhere in this Section 7.4. Purchaser, Penn, Seller Parties, and their respective Representatives and Affiliates shall file (if not previously filed on or prior to the Effective Date) within sixty (60) days after the date hereof all initial applications, notices and documents required in connection with obtaining the Gaming Approvals; provided that Purchaser, Penn, Seller Parties and each of their respective Representatives and Affiliates shall re-make any such filings required to be made at a later date in the event that any previously made filing lapses or such re-filing is otherwise required by any Governmental Authority. With respect to all filings, the parties hereto and their respective Representatives and Affiliates (including, without limitation, Tenant) shall act diligently and promptly to pursue the Governmental Approvals, including, without limitation, filing such additional applications and documents as may be required or reasonably advisable, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Purchaser, Penn and Seller Parties shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible. Purchaser, Penn and Seller Parties shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Legal Requirements relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Purchaser, Penn or any Seller Parties, as the case may be, and any of their respective Representatives and Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions governed by this Agreement.

        (b)   Without limiting Section 7.4 hereof, from the Effective Date until the earlier of the termination of this Agreement and Closing, Purchaser, Penn and each Seller Party shall:

            (i)  use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Legal Requirements that may be asserted by any Governmental Authority with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Closing Date), including contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing;

           (ii)  promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed. Purchaser, Penn and each Seller Party shall each use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement seeking to prevent the entry by any

  Governmental Authority of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed; and

          (iii)  promptly notify the other party hereto in writing of any pending or, to the knowledge of Purchaser, Penn or any Seller Party, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement, or (ii) seeking to restrain, delay or prohibit the consummation of the Closing.

        (c)   Notwithstanding anything to the contrary set forth herein, (i) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) adversely affect the qualification of Gaming and Leisure Properties, Inc., a Pennsylvania corporation ("GLPI"), as a real estate investment trust under the Code, or (2) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to GLPI by the Internal Revenue Service, and (ii) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) require the divestiture of any of the Purchaser's other facilities, properties or other assets, or (2) impose, with respect to obtaining any Gaming Approval, any materially unusual and/or materially burdensome conditions, obligations or requirements on Purchaser or require Purchaser to undertake material new construction activity.

        (d)   Prior to the Seller Parties' execution and delivery of the Joinder, Penn shall use its reasonable best efforts, including enforcing Seller's and Seller Parent's obligations under the Merger Agreement to the extent necessary, to cause Seller and Seller Parent to comply with its obligations in this Section 7.4.

        Section 7.5    Further Assurances and Actions.

        (a)   Subject to the terms and conditions herein, including to Section 7.4 above, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts (i) to obtain (a) all Seller Permits and (b) consents of parties to Contracts material to the operation of the Property, in each case as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        (b)   Subject to the limitations in this Agreement, in case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement and the Closing Certificates or to vest Purchaser with full title to the Property, the proper officers, directors, members, and/or managers of Purchaser and Seller and their Affiliates as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions), and each party shall bear its costs incurred in connection therewith (except to the extent such cost is allocated to such other party pursuant to this Agreement).

        (c)   Prior to the Seller Parties' execution and delivery of the Joinder, Penn shall use its reasonable best efforts, including enforcing Seller's and Seller Parent's obligations under the Merger Agreement to the extent necessary, to cause Seller and Seller Parent to comply with its obligations in this Section 7.5.

        Section 7.6    Casualty and Condemnation Proceedings.

        (a)    Damage or Destruction.     If, prior to the Closing, any portion of the Property is damaged or destroyed by any cause ("Property Damage"), Penn (and, following its execution and delivery of the Joinder, Seller) agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such damage and destruction. If such Property Damage would constitute a Material Adverse Effect, then such Property Damage shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        (b)    Condemnation.     If, prior to the Closing, any portion of the Property is subject to a bona fide condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation or sale in lieu thereof (in any such case, "Condemnation"), Penn (and, following its execution and delivery of the Joinder, Seller) agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such Condemnation. If a Condemnation would constitute a Material Adverse Effect, then such Condemnation shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        Section 7.7    Changes to Representations and Warranties.    If, after the Effective Date, Penn (and, following their execution and delivery of the Joinder, any Seller Party) shall become aware that any of the representations or warranties made by Penn or any Seller Party in this Agreement are or will become inaccurate, Penn (and, following their execution and delivery of the Joinder, such Seller Party) shall promptly give notice to Purchaser of the applicable change to such representations or warranties; provided, that no such notice shall have the effect of changing or updating (i) the relevant representation or warranty as the same appears in this Agreement as of the date hereof, or (ii) the conditions precedent to Purchaser's obligation to consummate the Closing as set forth in this Agreement.

Notwithstanding anything to the contrary contained herein, the obligations of any Seller Party under this Article 7 (other than the post-Closing obligations of any Seller Party under Section 7.5(b), if applicable) shall terminate upon Closing or earlier termination of this Agreement.

ARTICLE 8

NOTICES

        Section 8.1    Addresses.    Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Agreement, shall be in writing and shall be deemed to have been duly given, delivered or served only if and when (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office, or (iv) delivered by facsimile or electronic mail (with confirmation of delivery) (if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day)). Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. The date of delivery or refusal to accept delivery shall be deemed to be the date of service.

  Purchaser:

    c/o Gaming and Leisure Properties, Inc.
    845 Berkshire Blvd, Suite 200
    Wyomissing, PA 19610
    Attention: William J. Clifford
    Fax: (610) 401-2901
    Email: bclifford@glpopinc.com

  with copies to:

    Goodwin Procter LLP
    The New York Times Building
    620 Eighth Avenue
    New York, New York 10018
    Attention: Yoel Kranz
    Fax: (212) 355-3333
    Email: ykranz@goodwinlaw.com.

  Seller (following execution of the Joinder and Closing):

    c/o Boyd Gaming Corporation
    3883 Howard Hughes Parkway, 9th Floor
    Las Vegas, NV 89169
    Attention:    General Counsel
    Email:          brianlarson@boydgaming.com

  with copies to:

    Morrison & Foerster LLP
    425 Market Street
    San Francisco, California 94105
    Attention: Brandon C. Parris, Esq.
    Facsimile: (415) 276-7270

  Penn and, following execution of the Joinder and Closing, Seller Parent:

    c/o Penn National Gaming, Inc.
    825 Berkshire Boulevard, Suite 200
    Wyomissing, Pennsylvania 19610
    Attention:    General Counsel
    Facsimile:     (610) 373-4966
    Email:          Carl.Sottosanti@pngaming.com

  with copies to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile:     (212) 403-2000
    Email:          DANeff@wlrk.com
                          GEOstling@wlrk.com
    Attention:    Daniel A. Neff
                          Gregory E. Ostling

        Section 8.2    Refusal of Delivery.    The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Article 8 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

        Section 8.3    Change of Address.    Each party shall have the right from time to time to designate by written notice to the other parties hereto such other person or persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

        Section 8.4    Attorney's Signature.    Notices signed and given by an attorney for a party shall be effective and binding upon that party.

ARTICLE 9

CONDITIONS

        Section 9.1    Conditions Precedent to Purchaser's Obligations.    Seller and Seller Parent acknowledge that, as a condition precedent to Purchaser's obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Purchaser in its sole discretion. If any condition set forth in this Section 9.1, other than the conditions set forth in Sections 9.1(a) , 9.1(c), 9.1(d) and 9.1(j), is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then such nonfulfillment or non-waiver shall be deemed a Termination Event and the provisions of Section 10.4 shall apply. If any condition set forth in Sections 9.1(a), 9.1(c) , 9.1(d) and 9.1(j) is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then Purchaser may, at its option, and as its sole and exclusive remedy under this Agreement (provided Purchaser did not breach this Agreement and/or cause the non-fulfillment of any of the conditions set forth in such Section), terminate this Agreement by delivering written notice of such termination to Penn, Seller and Seller Parent prior to the Closing Date, and thereafter such parties shall be relieved of all obligations hereunder and shall have no further claim in connection with such termination.

        (a)   All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Purchaser.

        (b)   Purchaser shall have received certified copies of Seller's Evidence of Authorization.

        (c)   No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

        (d)   Subject to Penn's payment of all title insurance premiums and expenses in accordance with the terms of this Agreement, the Title Company shall be irrevocably committed to issue upon Closing the Title Policy, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Encumbrances and the Lease, in an amount not less than the Purchase Price.

        (e)   (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of Penn and each Seller Party set forth in this Agreement shall be true and correct except as would not constitute (individually or in the aggregate) a Material Adverse Effect and (ii) neither Penn nor any Seller Party shall not be in default under any of its obligations under this Agreement in any material respect.

        (f)    The Seller Parties shall have executed and delivered, at or before Closing, all items to be executed and delivered by the Seller Parties in accordance with Section 3.2.

        (g)   All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement and the Operator Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

        (h)   Either (i) all conditions precedent to the consummation of the transactions contemplated by the Operations Purchase Agreement shall have been fulfilled or waived in accordance therewith, and closing of such transactions shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder or (ii) all conditions precedent to the consummation of an alternative transaction involving the acquisition of Seller as contemplated by Section 9(A) or Section 9(B) of the MLCRAA shall have been fulfilled or waived in accordance therewith, and the closing of such transaction shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

        (i)    Each Seller Party shall have executed and delivered the Joinder to Purchaser.

        Section 9.2    Conditions Precedent to Penn's and Seller's Obligations.    Purchaser acknowledges that, as a condition precedent to Penn's, Seller's, and Seller Parent's obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by the party entitled to the benefit of such condition, in such party's sole discretion. Should any condition set forth in this Section 9.2 not be fulfilled or waived in writing by the party entitled to the benefit of such condition on or prior to the Closing Date, Penn (if Penn is the party entitled to the benefit of the condition set forth below in this Section 9.2 that was not fulfilled or waived) or Seller and Seller Parent (at their collective option, if Seller and/or Seller Parent is or are the party(ies) entitled to the benefit of the condition set forth below in this Section 9.2 that was not fulfilled or waived), and as each such party's sole and exclusive remedy under this Agreement, terminate this Agreement by delivering notice of such termination to Purchaser prior to Closing (provided the party terminating this Agreement has not breached this Agreement and/or caused the non-fulfillment of any of the conditions set forth in this Section 9.2), and thereafter all parties shall be relieved of their obligations hereunder and shall have no further claim in connection with such termination, except to the extent that any such obligations expressly survive termination of this Agreement.

        (a)   All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Seller.

        (b)   No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that neither Penn nor any Seller Party has not solicited or encouraged any such action, suit or proceeding.

        (c)   Seller and Penn shall have received certified copies of Purchaser's Evidence of Authorization.

        (d)   (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of Purchaser set forth in this Agreement shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects), and (ii) Purchaser shall not be in default under any of its obligations under this Agreement in any material respect.

        (e)   Purchaser shall have executed and delivered, at or before Closing, all items to be executed and delivered by Purchaser in accordance with Section 3.3.

        (f)    All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement and the Operator Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

        (g)   Either (i) all conditions precedent to the consummation of the transactions contemplated by the Operations Purchase Agreement shall have been fulfilled or waived in accordance therewith, and closing of such transactions shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder or (ii) all conditions precedent to the consummation of an alternative transaction involving the acquisition of Seller as contemplated by Section 9(A) or Section 9(B) of the MLCRAA shall have been fulfilled or waived in accordance therewith, and the closing of such transaction shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

ARTICLE 10

TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

        (a)   by mutual written agreement of Purchaser and Penn;

        (b)   by either Purchaser or Penn, if the Operator Merger Agreement shall have been terminated in accordance with its terms;

        (c)   by either Purchaser or Penn, if: (i) any Gaming Authority has either notified any such party, or made a recommendation or determination, that such Gaming Authority will not issue to Purchaser or its respective Affiliates or Gaming Representatives all necessary Gaming Approvals for the consummation of the transactions contemplated hereby by the Closing Date; or (ii) any Gaming Authority has advised Purchaser or its respective Affiliates or Gaming Representatives to withdraw any application for Gaming Approvals for the consummation of the transactions contemplated hereby (and has not advised such Person to re-submit such application with modifications thereto) (but only if such application is a requirement for the consummation of the transactions contemplate hereby); provided, however, that if Purchaser's breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Purchaser pursuant to this Section 10.1(c), and if Penn's or a Seller Party's breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Penn pursuant to this Section 10.1(c) ;

        (d)   by Purchaser, if Penn shall have wrongfully terminated this Agreement or Penn or any Seller Party has breached any its representations, warranties, covenants or agreements set forth in this Agreement that (i) would reasonably be expected to result in a failure of any condition set forth in Section 9.1 and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date; provided, however, that Purchaser's right to terminate this Agreement pursuant to this Section 10.1(d) shall be a Termination Event hereunder and the provisions of Section 10.4 shall apply;

        (e)   by Penn, if Purchaser has wrongfully terminated this Agreement or Purchaser has breached any representation, warranty, covenant or agreement on the part of such parties set forth in this Agreement that: (i) would reasonably be expected to result in a failure of a condition set forth in Section 9.2; and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date; provided, however, that if Penn's or a Seller Party's misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, such Purchaser breach, this Agreement may not be terminated by Penn pursuant to this clause (e);

        (f)    by either Purchaser or Penn, if the Operations Purchase Agreement shall have been terminated in accordance with its terms; and

        (g)   by Purchaser, as expressly provided in Sections 2.5(c), 2.5(d), 2.5(f), 7.6, or 9.1, but in all events subject to the provisions of Section 10.4.

        Section 10.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become null and void and of no further force or effect, and there shall be no Liability on the part of Purchaser, Penn or any Seller Party, or their respective Affiliates or Representatives hereunder, other than as expressly provided herein; provided, however, that nothing contained in this Section 10.2 shall relieve or limit the Liability of any party hereto for any breach by such party of the terms and provisions of this Agreement or to impair the right of any other party to compel specific performance by such breaching party of its obligations under this Agreement to the extent specific performance is available to such other party under the terms of this Agreement.

        Section 10.3    Remedies

        (a)   Mutual Remedies before the Closing. Notwithstanding any termination right granted in Section 10.1 or the remedies set forth in this Section 10.3, in the event of the nonfulfillment of any condition to Purchaser's, Penn's or any Seller Party's Closing obligations (other than the conditions set forth in Sections 9.1(a), 9.1(c), 9.1(d), 9.1(j), 9.2(a) and 9.2(b)), in the alternative, that party may elect to proceed to the Closing notwithstanding the nonfulfillment of such Closing condition, it being understood that the consummation of the Closing shall be deemed a waiver of the breach of the representation, warranty, covenant or agreement contained in this Agreement that caused the nonfulfillment of such condition and of such other party's rights and remedies with respect thereto to the extent that such other party shall have actual knowledge of such breach and the Closing shall nonetheless occur.

        (b)   Equitable Relief. The parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached and the parties may bring an action for specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedies, including damages to extent provided for herein, that any party hereto may have under applicable Legal Requirements; provided, notwithstanding the foregoing or anything to the contrary contained herein, a party hereto may not seek specific performance in the event of a termination of this Agreement pursuant to Section 10.1(c).

        Section 10.4    Termination Events.

        (a)   Upon the occurrence of a Termination Event, Purchaser may deliver written notice, prepared reasonably and in good faith (a "Termination Notice"), to Penn electing to terminate this Agreement, which Termination Notice shall include, in order to be effective, (i) a description of such Termination Event, and (ii) a reasonable estimate of the Damages (if any) incurred, or which would be incurred should the Closing occur, by Purchaser in connection with such Termination Event (and all underlying events, facts, acts, conditions and circumstances that resulted in such Termination Event) (the "Termination Event Damages") and a description of any actions that, if taken by Penn and/or the Seller Parties, would cause such Termination Event Damages to be reduced (and the quantum of such reduction).

        (b)   Penn shall have 10 days following its receipt of a Termination Notice to elect, which election shall be made by written notice (a "Termination Event Election Notice") to Purchaser and shall be in Penn's sole and absolute discretion, to either:

            (i)  require Purchaser to consummate the Closing notwithstanding the occurrence of the Termination Event described in such Termination Notice, in which case, notwithstanding anything to the contrary set forth herein:

            (A)  Purchaser, Penn, Seller and Seller Parent shall proceed to Closing in accordance with this Agreement notwithstanding the occurrence of such Termination Event; and

            (B)  it shall be an additional condition precedent to Purchaser's obligation to consummate the Closing that, at Closing, Penn shall pay to Purchaser an amount equal to any and all Termination Event Damages; provided, however, that if Penn disputes the calculation of the Termination Event Damages identified in Purchaser's Termination Notice, Penn may raise such dispute in its Termination Event Election Notice, but such dispute shall not affect Penn's obligation to pay to Purchaser all such Termination Event Damages at Closing, and Purchaser and Penn shall use their commercially reasonable efforts to resolve such dispute for thirty (30) days following Closing, failing which (1) either Purchaser or Penn may submit such dispute for resolution to a nationally-recognized accounting firm that does not regularly perform services for Purchaser, Penn, or any Affiliate thereof (the "Arbitrator"), (2) each of Purchaser and Penn shall submit to the Arbitrator its estimate of such Termination Event Damages (each such party's "Termination Event Damages Estimate"), (3) the decision of such Arbitrator shall be final and binding on Purchaser and Penn, absent manifest error, and enforceable by Purchaser and/or Penn in any court of competent jurisdiction, (4) the Arbitrator shall be instructed, and shall only be permitted, to resolve such dispute by choosing Penn's or Purchaser's Termination Event Damages Estimate, and to deliver its decision in writing as promptly as practicable following the submission thereof to the Arbitrator, but in any event within fifteen (15) days of such submission, (5) the Arbitrator shall be instructed to maintain such dispute, its decision, each party's Termination Event Damages Estimate, and all information submitted to the Arbitrator in connection therewith and the resolution thereof confidential, and (6) the fees and costs of the Arbitrator shall be paid by Purchaser, if the Arbitrator selects Penn's Termination Event Damage Estimate, or Penn, if the Arbitrator selects Purchaser's Termination Event Damage Estimate; or

           (ii)  terminate this Agreement, in which case no party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

        (c)   In the event that Penn fails to deliver a Termination Event Election Notice within 10 days following its receipt of a Termination Notice, then Penn shall be deemed to have elected to terminate this Agreement, in which case no party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

        Section 10.5    No Punitive or Consequential Damages.    For the avoidance of doubt, in the event this Agreement is terminated, under no circumstances shall a party hereto be liable to any other party hereto for any punitive damages, lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on "multiple of profits," "multiple of earnings," "multiple of cash flows" or similar items) be used in calculating the amount of any damages. Notwithstanding anything to the contrary set forth herein, nothing contained herein shall limit Purchaser's remedies at law or in equity if, prior to the termination of this Agreement, the Seller Parties sell all or a portion of, or any direct or indirect, legal or beneficial interest in, the Property to someone other than Purchaser or its designee or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        Section 11.1    Survival of Representations and Warranties.

        (a)   The representations and warranties of Seller Parent and Penn set forth in Sections 5.1(a) (Organization of Seller), 5.1(b) (Authority; No Conflict; Required Filings and Consents), 5.1(f) (Permits; Compliance with Laws), 5.1(g) (Bankruptcy), 5.2(a) (Organization of Penn), 5.2(b) (Authority; No Conflict; Required Filings and Consents), and 5.2(c) (Bankruptcy), as updated as of the Closing in accordance with the terms of this Agreement (each, a "Fundamental Representation" and, collectively, the "Fundamental Representations"), shall survive the Closing for the applicable statute of limitations (the "Fundamental Survival Period"), and all other representations and warranties of Penn and Seller Parent set forth in Sections 5.1 and 5.2, as updated as of the Closing in accordance with the terms of this Agreement (together with the Fundamental Representations, collectively, the "Penn/Seller

Representations") shall survive the Closing for a period of eighteen (18) months (the "Base Survival Period"). For the avoidance of doubt, the representations and warranties of Seller shall not survive the Closing.

        (b)   Except as otherwise set forth in Article 6, the representations and warranties of Purchaser set forth in Article 6 (the "Purchaser Representations") shall survive the Closing for a period of eighteen (18) months (together with the Fundamental Survival Period and the Base Survival Period, each a "Survival Period").

        (c)   (i) The obligations, covenants and agreements to be performed or satisfied by Penn and/or any Seller Party that by their terms are required to be performed exclusively before the Closing shall survive the Closing for a period of eighteen (18) months and (ii) the obligations, covenants and agreements to be performed or satisfied by Penn and/or any Seller Party that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied.

        (d)   The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiration of the Survival Period applicable to such representations and warranties; provided, however, that all Penn/Seller Representations and Purchaser Representations shall continue to survive beyond the Survival Period applicable thereto if a claim for a breach thereof is made prior to the expiration of such Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.

        Section 11.2    Indemnification

        (a)   From and after the Closing, Penn and Seller Parent shall, jointly and severally, indemnify, save and hold harmless Purchaser and its Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys' fees and any amounts paid in settlement of the foregoing ("Damages"), incurred by or asserted against any Purchaser Indemnified Parties in connection with, arising out of, or resulting from:

            (i)  subject in all instances to Section 11.1, any breach by Penn and/or any Seller Party of any Penn/Seller Representations;

           (ii)  the Excluded Assets as and to the extent existing as of the Closing; and/or

          (iii)  subject in all instances to Section 11.1, any breach of any obligation, covenant or agreement to be performed or satisfied by Penn and/or any Seller Party pursuant to this Agreement and/or the Seller Closing Certificates, including, without limitation, any reimbursement and indemnification obligation; and/or

          (iv)  any Termination Event, to the extent of any Damages incurred by or asserted against any Purchaser Indemnified Parties in excess of the Termination Event Damages paid by Penn to Purchaser at Closing ("Excess Termination Event Damages"), provided that if Penn disputes the calculation of any Excess Termination Event Damages (an "Excess Termination Event Damages Dispute") identified in a Notice (as defined below), Penn shall deliver written notice of such Excess Termination Event Damages Dispute within 10 Business Days of its receipt of such Notice, and Purchaser and Penn shall use their commercially reasonable efforts to resolve such Excess Termination Event Damages Dispute for thirty (30) days following Penn's delivery to Purchaser, of such written notice identifying such dispute, failing which the dispute resolution procedures set forth in Section 10.4(b)(i)(B) shall apply to such Excess Termination Event Damages Dispute mutatis mutandis;

Notwithstanding the foregoing or anything to the contrary set forth herein, if and to the extent the Lease (a) requires Tenant to indemnify (a "Lease Indemnity") any Purchaser Indemnified Parties thereunder from and against any Damages for which Penn is otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the indemnity set forth above in this Section 11.2(a) (the "Penn Indemnity"), and/or (b) the Lease expressly requires Tenant to bear all liability, responsibility, and remedial obligations for any Damages for which Penn is otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the Penn Indemnity, then the applicable provisions of the Lease shall control and such Purchaser Indemnified Parties shall be prohibited from pursuing any remedies under the Penn Indemnity in connection with such Damages, but only for so long as Tenant diligently pursues the payment, cure or other remedy of such Damages in accordance with the Lease, it being agreed that Tenant's failure to diligently pursue the payment, cure or other remedy of such Damages in accordance with the Lease shall entitle such Purchaser Indemnified Parties to pursue all rights and remedies available to it hereunder (so long as, with respect to a breach of any Penn/Seller Representations, a claim therefor was made prior to the expiration of the applicable Survival Period).

        (b)   From and after the Closing, Purchaser shall indemnify, save and hold harmless Penn and the Seller Parties and their respective Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a "Penn/Seller Indemnified Party" and collectively, the "Penn/Seller Indemnified Parties") from and against any and all Damages incurred by or asserted against any Penn/Seller Indemnified Parties in connection with, arising out of, or resulting from:

            (i)  subject in all instances to Section 11.1, any breach of any Purchaser Representations; or

           (ii)  any breach of any obligation, covenant or agreement to be performed or satisfied by Purchaser pursuant to this Agreement and/or the Purchaser Closing Certificate, including, without limitation, any reimbursement and indemnification obligation.

        Section 11.3    Procedure for Claims between Parties.    If a claim for Damages is to be made by a Purchaser Indemnified Party or Penn/Seller Indemnified Party (each, an "Indemnified Party") entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a "Notice") to the indemnifying party hereunder (the "Indemnifying Party" and collectively, the "Indemnifying Parties") as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 11. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        Section 11.4    Defense of Third Party Claims

        (a)   If any Legal Proceeding is initiated against an Indemnified Party by any third party (each, a "Third Party Claim") for which indemnification under this Article 11 may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        (b)   If it so elects to do so, the Indemnifying Party shall be entitled to:

            (i)  take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

           (ii)  employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Legal Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

          (iii)  compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

        (c)   If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall reasonably cooperate with each other in any notifications to insurers.

        (d)   If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        (e)   If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

        Section 11.5    Limitations on Indemnity.    No Purchaser Indemnified Party shall seek, or be entitled to, indemnification from Penn pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) unless the aggregate claims for Damages of the Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representation) exceed six hundred thirty thousand dollars ($630,000), in which event Penn shall be liable for all such Damages in excess of such amount. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties' aggregate recovery against the Penn in connection with claims made pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) shall not exceed six million three hundred thousand dollars ($6,300,000); provided, however, notwithstanding anything to the contrary herein, in no event and under no circumstances shall the foregoing be interpreted as a limit on Tenant's liability for any matters under the Lease.

        Section 11.6    Exclusive Remedy.    After the Closing, except with respect to actual fraud, the indemnities provided in this Article 11 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that (i) this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement and (ii) no claim may be asserted against Seller after the Closing with respect to actual fraud.

        Section 11.7    Treatment of Indemnification Payments.    All indemnification payments made pursuant to this Article 11 shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless (a) otherwise required pursuant to a "determination" (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign law) or (b) Purchaser and Penn shall otherwise agree in writing.

ARTICLE 12

GENERAL PROVISIONS

        Section 12.1    Amendment.    No provision of this Agreement or of any document or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

        Section 12.2    Time of Essence.    Time is of the essence with respect to each date and each time set forth in this Agreement.

        Section 12.3    Entire Agreement.    This Agreement and other documents delivered at the Closing set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by Penn, any Seller Party or Purchaser that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Penn, nor Purchaser nor any Seller Party shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

        Section 12.4    No Waiver.    No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party's right to demand strict compliance with the terms of this Agreement.

        Section 12.5    Counterparts.    This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

        Section 12.6    Costs and Attorneys' Fees.    If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby or thereby (including, without limitation, the enforcement of any obligation to indemnify, defend or hold harmless provided for herein or therein), or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement or of such document or instrument, the successful or prevailing party shall be entitled to recover actual attorneys' fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        Section 12.7    Payments.    Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America that, at the time of payment, is accepted for the payment of all public and private obligations and debts.

        Section 12.8    Parties in Interest.    Subject to Article 10, the rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and the legal representatives of their respective estates. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

        Section 12.9    Jurisdiction; Applicable Law, Waiver of Trial By Jury.

        (a)    Applicable Law.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law rules and principles of that state.

        (b)    Jurisdiction.     Penn, Purchaser and the Seller Parties hereby irrevocably:

            (i)  submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon a party in any such court; and

           (ii)  waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Penn, Purchaser or any Seller Party is not subject personally to the jurisdiction of the above-named courts, that Penn's, Purchaser's or any Seller Party's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable Legal Requirements, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which Penn, any Seller Party, Purchaser or their successors or assigns are entitled pursuant to the final judgment of any court having jurisdiction.

        (c)    Waiver of Jury Trial.     EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

        (d)   The provisions of this Section 12.9 shall survive the Closing or earlier termination of this Agreement.

        Section 12.10    Construction of Agreement.    The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term "Seller" shall include the respective permitted successors and assigns of Seller, the term "Seller Parent" shall include the respective permitted successors and assigns of Seller Parent, the term "Penn" shall include the respective permitted successors and assigns of Penn, and the term "Purchaser" shall include the permitted successors and assigns of Purchaser, if any. All times refer to the time in New York, New York.

        Section 12.11    Severability.    If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

        Section 12.12    Submission of Agreement.    No agreement with respect to the purchase and sale of the Property shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Purchaser and by the Seller Parties.

        Section 12.13    Cooperation.    Penn, Purchaser and each Seller Party shall cooperate with the other to carry out the purposes of this Agreement (provided, such cooperation shall not require either party to expend any sum not otherwise required pursuant to the other provisions of this Agreement). In addition, Purchaser agrees to cooperate with the Seller Parties, their Affiliates and their respective representatives following Closing in connection with any litigation or proceedings with respect to the Property, any Tax audit, examination or challenge or similar proceeding, said cooperation to be at no material cost or expense to Purchaser. This Section 12.13 shall survive the Closing.

        Section 12.14    Confidentiality; Public Announcement.

        (a)    Confidentiality.     Each Seller Party, Penn and Purchaser each hereby agree that the material terms and provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), Penn, Purchaser and the Seller Parties shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto or such party's Affiliates), without the written consent of Purchaser, Penn or Seller Parent, as applicable. The obligations of the parties hereunder shall not apply to: (a) the extent that the disclosure of information otherwise determined to be confidential is required by applicable Legal Requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (i) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (ii) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any of Penn's, Purchaser's or any Seller Parties' Affiliates and their respective officers, employees, directors, agents, investors, rating agencies, accountants, attorneys and other consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) who agree to hold confidential such information substantially in accordance with this Section 12.14 or who are otherwise bound by a duty of confidentiality to such party; and (c) such disclosures as may be contained in Section 12.14(b) hereof.

        (b)   Penn, Seller Parent and Purchaser shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Legal Requirements (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the Financial Industry Regulatory Authority. Notwithstanding anything to the contrary herein, Purchaser, Penn and Seller Parent or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Purchaser, Penn and Seller Parent and do not reveal non-public information regarding Purchaser, Penn or any Seller Party.

        (c)   This Section 12.14 shall survive the Closing.

        Section 12.15    Assignments.

        (a)    Seller Assignments.     Neither this Agreement nor any of the rights, interests or obligations of any Seller Party hereunder shall be assigned, transferred or conveyed, directly or indirectly, by operation of law (including, without limitation, by merger or consolidation) or otherwise (each, a "Transfer") by such Seller Party without the prior written consent of Purchaser.

        (b)    Purchaser Assignments.     Except to Affiliates of Purchaser, Purchaser shall not Transfer this Agreement and its rights, interests and obligations hereunder to any Person without the prior written consent of Penn and Seller Parent. Purchaser shall be permitted, without the consent of Penn and/or any Seller Party, to Transfer this Agreement and its rights, interest, obligations hereunder to Affiliates of Purchaser.

        (c)    Penn Assignments.     Penn shall not Transfer this Agreement and its rights, interests and obligations hereunder to any Person without the prior written consent of Purchaser.

        (d)    Transfers Void.     Any Transfer in violation of this Section 12.15 shall be void.

        Section 12.16    No Recording or Notice of Pendency.    The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded, except as required in connection with Purchaser's pursuit of specific performance pursuant to Section 10.2. This Section 12.16 shall survive the Closing.

        Section 12.17    No Third Party Beneficiary.    It is specifically understood and agreed that no Person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the parties hereto, and that only the parties hereto and their permitted assignees shall have rights hereunder.

        Section 12.18    Successors and Assigns.    Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Seller Party, Penn and Purchaser.

[Signatures Follow on Next Page]

        IN WITNESS WHEREOF, Purchaser and Penn have caused this Agreement to be executed as of the day and year first written above.

PENN:
PENN NATIONAL GAMING, INC., a Pennsylvania corporation,
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

[Signature Page to Belterra Park Purchase Agreement]

PURCHASER:
GOLD MERGER SUB, LLC, a Delaware limited liability company
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer

[Signature Page to Belterra Park Purchase Agreement]

Annex E

EXECUTION VERSION

PURCHASE AGREEMENT

By and Between

PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino),
a Delaware limited liability company,

as Seller,

PENN NATIONAL GAMING, INC.,
a Pennsylvania corporation,

as Seller Parent,

and

GOLD MERGER SUB, LLC,
a Delaware limited liability company

as Purchaser

Dated as of: December 17, 2017

E-i

E-ii

Schedules
Schedule 2.5(a)	Title Exceptions
Schedule 2.5(b)	Surveys
Schedule 5.1(c)	Occupancy Agreements
Schedule 5.1	Litigation; Compliance with Laws
Schedule 7.1	Exceptions to Seller Covenants
Exhibits
Exhibit A	Legal Description
Exhibit B	Form of Deed
Exhibit C	Form of Non-Foreign Person Certificate
Exhibit D	Intentionally Omitted
Exhibit E	Form of Lease Amendment

E-iii

PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (this "Agreement") is entered into as of December 17, 2017 (the "Effective Date"), by and between PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino), a Delaware limited liability company ("Seller"), PENN NATIONAL GAMING, INC., a Pennsylvania corporation ("Seller Parent" and, together with Seller, each a "Seller Party" and, collectively, the "Seller Parties"), and GOLD MERGER SUB, LLC, a Delaware limited liability company ("Purchaser").

R E C I T A L S

        WHEREAS, Seller is the owner of a fee simple interest in the Property (as hereinafter defined);

        WHEREAS, a subsidiary of Seller Parent is the sole member of Seller and owns all of the issued and outstanding membership interests in Seller;

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property upon the terms, and subject to the conditions, set forth in this Agreement;

        WHEREAS, Seller Parent will derive substantial economic benefit from the consummation of the transactions contemplated by this Agreement; and

        WHEREAS, at Closing, Purchaser shall lease the Property to Tenant (as hereinafter defined) pursuant to the Lease (as hereinafter defined).

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        Section 1.1    Defined Terms.

        "Affiliates" of any specified Person shall mean any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

        "Agreement" shall have the meaning set forth in the preamble hereto.

        "AML Laws" shall have the meaning set forth in Section 5.1(j).

        "Arbitrator" shall have the meaning set forth in Section 10.4(b)(i)(B).

        "Base Survival Period" shall have the meaning set forth in Section 11.1(a).

        "Business" shall mean the casino business and ancillary business uses operated at the Property.

        "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which federal government offices in New York, New York, are closed, or any day on which banking institutions located in New York, New York are required or authorized by law or executive order to close.

        "Claims" shall have the meaning set forth in Section 5.2.

        "Closing" shall have the meaning set forth in Section 3.1.

        "Closing Certificates" shall have the meaning set forth in Section 3.3(a)(v).

        "Closing Costs" shall have the meaning set forth in Section 3.6(b).

        "Closing Date" shall have the meaning set forth in Section 3.1.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Condemnation" shall have the meaning set forth in Section 7.6(b).

        "Contract" shall mean any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

        "Control" shall mean, when used with respect to any specific Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, beneficial interests, by contract or otherwise. The definition is to be construed to apply equally to variations of the word "Control," including "Controlled," "Controlling" or "Controlled by."

        "Damages" shall have the meaning set forth in Section 11.2(a).

        "Deed" shall have the meaning set forth in Section 3.2(a)(i).

        "Effective Date" shall have the meaning set forth in the preamble.

        "Encumbrances" shall mean Liens, covenants, conditions, restrictions, agreements, easements, title defects, options, rights of first offer, rights of first refusal, restrictions on transfer, rights of other parties, limitations on use, limitations on voting rights, or other encumbrances of any kind or nature, in each case whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "Environmental Condition" shall mean any condition with respect to soil, surface water, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium on, at or under any portion of the Property, that could or does result in any Losses relating to Hazardous Substances under Environmental Laws to or against Seller or Purchaser, including, without limitation, any such condition resulting from the operation of the Business and/or the operation of the business of any other property owner or operator in the vicinity of any portion of the Property and/or any activity or operation formerly conducted by any Person on or off any portion of the Property.

        "Environmental Laws" shall mean any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment (including, without limitation, the preservation, remediation or protection thereof), pollution, natural resources, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act.

        "Environmental Liability" shall mean any and all Liabilities (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to requests for information or documents, clean-up, corrective action or remediation fees or costs), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, under, pursuant to or relating to any Environmental Law, or arising from or relating to Environmental Conditions relating to the Property.

        "Evidence of Authorization" shall have the meaning set forth in Section 3.5.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereafter.

        "Excluded Contractual Liabilities" shall have the meaning set forth in Section 2.1.

        "Fixtures" shall mean all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or incorporated into the Improvements (excluding gaming equipment, regardless of the manner of attachment).

        "Fundamental Representations" shall have the meaning set forth in Section 11.1(a).

        "Fundamental Survival Period" shall have the meaning set forth in Section 11.1(a).

        "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

        "Gaming Approvals" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued or required to be issued by any Gaming Authority necessary for or relating to the execution of this Agreement and/or the conduct of activities by any party hereto or any of its Affiliates, including, without limitation, the continued ownership, operation, management and development of the Property and/or the Business.

        "Gaming Authority" shall mean those federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of gaming or similar activities or the sale of liquor in the State, and all state and local regulatory and licensing bodies with authority over gaming and liquor in the State and its political subdivisions.

        "Gaming Laws" shall mean all Legal Requirements pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming or racing or similar activities or the sale of liquor.

        "GLPI" shall have the meaning set forth in Section 7.4(c).

        "Governmental Approvals" shall have the meaning set forth in Section 7.4(a).

        "Governmental Authority" shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property.

        "Governmental Order" shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

        "Hazardous Activity" shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Substances in, on, under, about, or from the Property or any part thereof into the environment.

        "Hazardous Substances" shall mean: any (i) chemicals, materials or substances that is regulated or listed as or included in the definition of "hazardous", "toxic", "hazardous substances", "hazardous wastes", "hazardous materials", "toxic substances", "contaminants" or "pollutants" under any

Environmental Law, (ii) asbestos, (iii) radioactive substances, and (iv) any petroleum products of any kind, including petroleum (including derivatives thereof), fuel oil, diesel fuel, gasoline, kerosene and used oil, and shall include, without limitation, polychlorinated biphenyls, lead-based paint, asbestos or asbestos-containing materials, and mold, mildew or fungi.

        "Host Community Agreement" shall mean that certain Host Community Agreement, dated July 8, 2013, by and between Town of Plainville, Massachusetts, and Ourway Realty, LLC, as amended, restated, modified, supplemented, or assigned from time to time.

        "Improvements" shall mean all buildings, structures, Fixtures and other improvements of every kind now or hereafter located on the Land including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller has obtained any interest in such utility pipes, conduits and lines), parking areas and roadways appurtenant to such buildings and structures.

        "Indemnified Party" shall have the meaning set forth in Section 11.3.

        "Indemnifying Party" shall have the meaning set forth in Section 11.3.

        "Inspection" shall have the meaning set forth in Section 7.3(a).

        "IRS" shall mean the Internal Revenue Service.

        "Land" shall mean the parcel of real property located at 301 Washington St., Plainville, Massachusetts and more particularly described on Exhibit A hereto.

        "Lease" shall have the meaning set forth in Section 3.2(a)(vi).

        "Lease Amendment" shall have the meaning set forth in Section 3.2(a)(vi).

        "Lease Guaranty" shall have the meaning set forth in Section 10.4(b)(i)(B).

        "Lease Indemnity" shall have the meaning set forth in Section 11.2(a).

        "Legal Proceeding" shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced or brought by any Person or Governmental Authority, or conducted, or heard by or before or otherwise involving any Governmental Authority, arbitrator or court of law.

        "Legal Requirements" shall mean any law, common law, statute, ordinance, executive order, rule, regulation, order, judgment, administrative order, decree, directive, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation, of any Governmental Authority.

        "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

        "Licensed Parties" shall have the meaning set forth in Section 5.1(f)(i).

        "Lien" shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other charge on or affecting the Property, any portion thereof or any direct or indirect, legal or beneficial, interest therein, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and the filing of mechanic's, materialmen's and other similar liens and encumbrances.

        "Lists" shall have the meaning set forth in Section 5.1(i).

        "Losses" shall mean any and all losses, liabilities, obligations, damages, claims and expenses, including, without limitation, reasonable attorneys' and accountants' fees and disbursements related thereto.

        "Mandatory Seller Removal Items" shall have the meaning set forth in Section 2.5(d).

        "Material Adverse Effect" shall mean any event, change or effect that has a material adverse effect on: (i) the assets, business, financial condition or long-term results of the operation of the Business, taken as a whole; (ii) the ability of any party hereto to timely perform its obligations hereunder; or (iii) the aggregate economic benefit that Purchaser would reasonably be expected to receive as a result of the transactions contemplated by this Agreement; provided, that no such event, effect or change resulting or arising from or in connection with any of the following matters shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) the general conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates; (b) general political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates); (c) changes in global or national political conditions or trends; (d) any act of civil unrest, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war; (e) any conditions resulting from natural disasters or weather developments, including earthquakes, tsunamis, typhoons, lightning, hail, storms, blizzards, hurricanes, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides and wildfires, manmade disasters or acts of God; (f) the failure of the financial or operating performance of the Business to meet internal, Purchaser or analyst projections, forecasts or budgets for any period (provided that this clause (f) shall not be construed as implying that any representation or warranty is made herein with respect to any internal, Purchaser or analyst projections, forecasts or budgets and no such representations or warranties are being made); (g) any matter of which Purchaser has actual knowledge on or prior to the date hereof; (h) any action taken, or omitted to be taken, by or at the request of with the consent of Purchaser, or in compliance with applicable Legal Requirements and the covenants and agreements contained in this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement, the Operator Merger Agreement, the Operations Purchase Agreement or the transactions contemplated hereby or thereby, or the identity or actions of Purchaser; or (j) changes in any Legal Requirements (including any proposed Legal Requirements) or GAAP or other applicable accounting principles or standard or, in each case, any interpretations thereof; provided, further, that any adverse events, effects or changes resulting from the matters described in clauses (a), (b), (c), (d) and (e) may be taken into account in determining whether there has been a Material Adverse Effect if and only to the extent that they have a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industry in which the Business operates.

        "Memorandum of Lease" shall have the meaning set forth in Section 3.2(a)(vii).

        "Notice" shall have the meaning set forth in Section 11.3.

        "Occupancy Agreements" shall have the meaning set forth in Section 5.1(c)(ii).

        "OFAC" shall have the meaning set forth in Section 5.1(i).

        "Operator Merger" shall mean the merger contemplated by the Operator Merger Agreement.

        "Operator Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of December 17, 2017, by and among Pinnacle Entertainment, Inc., Seller Parent and Franchise Merger Sub, Inc.

        "Order" shall have the meaning set forth in Section 5.1(i).

        "Orders" shall have the meaning set forth in Section 5.1(i).

        "Ordinary Course of Business" shall describe any action taken by a Person if such action is generally consistent with such Person's past practices or industry standards for properties generally comparable to the Property or businesses generally comparable to the Business, and is taken in the ordinary course of such Person's normal day-to-day operation.

        "Patriot Act" shall have the meaning set forth in Section 5.1(j).

        "Permitted Encumbrances" shall mean each of the following: (i) all present and future zoning, building, land use, air rights, municipal, environmental and other laws, ordinances, codes, restrictions and regulations of all Governmental Authorities having jurisdiction with respect to the Property, including, without limitation, landmark designations and all zoning variances and special exceptions, if any; (ii) all presently existing and future liens for unpaid real estate Taxes and water and sewer charges not due and payable as of the Closing Date; (iii) all covenants, restrictions and rights and all easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Property which are either (A) presently existing or (B) granted to a public utility in the ordinary course, provided that the same shall not have a material adverse effect on the use of the Property for the continued operation of the Business; (iv) possible minor encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, or any adjoining property; (v) minor variations between Tax lot lines and lines of record title; (vi) the Lease; (vii) all matters shown on the surveys and plans listed on Schedule 2.5(b); (viii) all matters that an accurate updated survey of the Property would show and all covenants, restrictions, rights, easements, agreements and other encumbrances and matters, whether or not of record, so long as the same shall not have any material adverse effect on the continued use and/ or access to and from the Property in the manner the Property is currently used and accessed; (ix) all matters set forth on Schedule 2.5 attached hereto, and (x) any and all matters arising by, through or under Purchaser. Permitted Encumbrances shall also include all of those items deemed to be Permitted Encumbrances pursuant to Section 2.5(c) and Section 2.5(d).

        "Person" shall mean any natural person, partnership, corporation, association, limited liability company, trust or any other legal entity.

        "Phase I" shall have the meaning set forth in Section 7.3(a).

        "Phase II" shall have the meaning set forth in Section 7.3(a).

        "Property" shall mean: (a) the Land; (b) the Improvements; (c) all appurtenances, rights, privileges and easements now or hereafter appertaining to the Land and the Improvements and (d) all right, title and interest of Seller, with respect to the Land and the Improvements, in and to the land lying in the streets, avenues, ways, and roads in front of and adjoining such parcel.

        "Property Damage" shall have the meaning set forth in Section 7.6(a).

        "Purchase Price" shall have the meaning set forth in Section 2.2.

        "Purchaser" shall have the meaning set forth in the preamble hereto.

        "Purchaser Closing Certificate" shall have the meaning set forth in Section 3.3(a)(v).

        "Purchaser Indemnified Party" shall have the meaning set forth in Section 11.1(a).

        "Purchaser Representations" shall have the meaning set forth in Section 11.1(b).

        "Records" shall mean all books, data and records (including Word files, Excel files, Power Point files and other electronic versions thereof) related to the operation of the Property (but excluding those related solely to the operation of the Business) in possession or control of Seller or its Affiliates, and located at the Property, excluding emails but including financial and accounting records, contracts, calendars, regulatory surveys and reports, and all blueprints, construction and architects' plans and drawings, and all engineering data and reports, but excluding, however, the following (collectively, the "Proprietary Records"): all customer lists, referral source lists, advertising and marketing materials, and any other records, reports and materials containing any other similar proprietary information unrelated in any material respect to the Property and relating to Seller's customers, referral sources or advertising strategies and the Business, and excluding all financial and accounting records, contracts, calendars, regulatory surveys and reports, incident tracking reports and competitive analyses relating to new or potential competitive threats to the Business, all policy and procedure manuals relating to the Business, all records and reports relating to any or all gaming, casino, food, beverage, retail and other operations at the Property pertaining primarily to the Business and unrelated in any material respect to the Property.

        "Release" shall mean, with respect to Hazardous Substances, any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air or any environmental medium at, or under any portion of the Property.

        "Reporting Broker" shall have the meaning set forth in Section 3.6(c).

        "Representatives" shall have the meaning set forth in Section 7.3(a).

        "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal law then in force.

        "Seller" shall have the meaning set forth in the preamble hereto.

        "Seller Closing Certificates" shall have the meaning set forth in Section 2.5(b).

        "Seller Indemnified Party" shall have the meaning set forth in Section 11.2(b).

        "Seller Party" shall have the meaning set forth in the preamble hereto.

        "Seller Party Indemnity" shall have the meaning set forth in Section 11.2(a).

        "Seller Permits" shall mean, collectively, all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals issued by Governmental Authorities (including all Gaming Approvals) in connection with the operation of the Business and/or the ownership, maintenance and operation of the Property for the Business, including, without limitation, such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals as are currently in place for the Property and/or the Business.

        "Seller Representations" shall have the meaning set forth in Section 11.1(a).

        "Seller's Knowledge" shall mean the actual present knowledge of Timothy Wilmott, William Fair, Carl Sottosanti and Lance George (the "Seller Knowledge Parties"), upon reasonable inquiry and investigation of the matter in question, which shall not require the Seller Knowledge Parties to commission any third-party reports, investigations or studies.

        "Settlement Statement" shall have the meaning set forth in Section 3.2(a)(iv).

        "State" shall mean the Commonwealth of Massachusetts.

        "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or managing member or (ii) at least 50% of the securities or other equity interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Survey" shall have the meaning set forth in Section 2.5(b).

        "Survival Period" shall have the meaning set forth in Section 11.1(b).

        "Tax" or "Taxes" shall mean any and all Federal, state, local and foreign taxes, and other assessments in the nature of a tax (whether imposed directly or through withholding), including any interest, additions to tax, or penalties imposed with respect thereto.

        "Tenant" shall mean Pinnacle MLS, LLC.

        "Termination Event" shall mean the occurrence of any event, condition, circumstance, act, or omission, or the emergence of any facts, allegations, or any other matters, which is specifically identified as a "Termination Event" in this Agreement.

        "Termination Event Certificate" shall have the meaning set forth in Section 10.4(a).

        "Termination Event Cure" shall have the meaning set forth in Section 10.4(a).

        "Termination Event Damages" shall have the meaning set forth in Section 10.4(a).

        "Termination Event Damages Estimate" shall have the meaning set forth in Section 10.4(b)(i)(B).

        "Termination Event Election Notice" shall have the meaning set forth in Section 10.4(b).

        "Termination Notice" shall have the meaning set forth in Section 10.4(a).

        "Third Party Claim" shall have the meaning set forth in Section 11.4(a).

        "Threat of Release" shall mean a substantial likelihood of a Release that requires action to prevent or mitigate damage to the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or surrounding any portion of the Property that may result from such Release.

        "Title Affidavit" shall have the meaning set forth in Section 3.2(a)(v).

        "Title Commitment" shall have the meaning set forth in Section 2.5(a).

        "Title Company" shall mean First American Title Insurance Company.

        "Title Cure Notice" shall have the meaning set forth in Section 2.5(d).

        "Title Objection Matter" shall have the meaning set forth in Section 2.5(c).

        "Title Objection Notice" shall have the meaning set forth in Section 2.5(c).

        "Title Policy" shall have the meaning set forth in Section 2.5(a).

        "Title Response Period" shall have the meaning set forth in Section 2.5(d).

        "Title/Survey Update" shall have the meaning set forth in Section 2.5(c).

        "Transfer" shall have the meaning set forth in Section 12.15.

        "Transfer Tax Returns" shall mean the returns, affidavits, forms, declarations and other documents required in connection with any documentary, stamp, transfer or recording Taxes or other Taxes payable by reason of delivery and/or recording of each Deed and the other documents to be delivered at the Closing.

        "Utility Deposits" shall mean all right, title and interest of Seller in and to all deposits delivered by Seller to utilities, governmental agencies, suppliers or others in connection with the Property or any portion thereof.

        "Violations" shall mean any and all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property whenever noted or issued.

        Section 1.2    Other Definitional Provisions.    The terms "hereof, "hereto", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement generally, rather than to the Section in which such term is used, unless otherwise specifically provided. Unless the context otherwise requires, any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. Any reference to an Exhibit or a Schedule shall be deemed a reference to the Exhibits and Schedules to this Agreement, unless otherwise specifically provided. All Exhibits and Schedules to this Agreement are hereby incorporated into, and form a part of, this Agreement.

ARTICLE 2

PURCHASE AND SALE OF PROPERTY; PURCHASE PRICE; PAYMENT

        Section 2.1    Purchase and Sale of Property.    Subject to the terms and conditions of this Agreement, at the Closing, Seller shall convey, sell, transfer and assign to Purchaser, or its designee, and Purchaser shall, or shall cause its designee to, purchase, accept and assume from Seller, the Property, free and clear of all Encumbrances other than Permitted Encumbrances. At Closing, Seller shall convey to Purchaser or its designee good, marketable and insurable title to the Property, subject only to the Permitted Encumbrances. Notwithstanding anything to the contrary herein, the Property conveyed pursuant to this Agreement shall not include any contractual liabilities related to (i) Seller's acquisition and development of the Land and Improvements and operation of the Business, except as expressly set forth herein (it being acknowledged that the Option and Purchase Agreement, dated September 3, 2013, between Ourway Realty, LLC, D/B/A Plainridge Racecourse, as seller, and Springfield Gaming and Redevelopment, LLC, as buyer, is nonetheless a Permitted Encumbrance) and (ii) the Host Community Agreement (a) for so long as Tenant or an Affiliate of Tenant is tenant under the Lease and (b) if Tenant or an Affiliate of Tenant is no longer tenant under the Lease, unless and until the liabilities thereunder have been transferred to another tenant (collectively, the "Excluded Contractual Liabilities").

        Section 2.2    Purchase Price.    The purchase price (the "Purchase Price") of the Property shall be an amount equal to Two Hundred Fifty Million Dollars ($250,000,000).

        Section 2.3    Payment.    The Purchase Price shall be payable on the Closing Date by wire transfer of immediately available federal funds to the account or accounts designated by Seller.

        Section 2.4    Intentionally Omitted.

        Section 2.5    Title Insurance; Survey; Environmental Assessments.

        (a)   Following the Effective Date, Purchaser shall (i) request that the Title Company deliver a commitment (the "Title Commitment") to issue to Purchaser a title insurance policy in an amount equal to the Purchase Price (the "Title Policy") on an extended coverage ALTA Owner's form insuring fee simple title to the Property, and (ii) engage a licensed surveyor to prepare a survey of the Land and Improvements (the "Survey").

        (b)   Seller will, at Seller's sole cost and expense, use commercially reasonable efforts to cause all standard exceptions to be deleted from the Title Policy or modified as customary, and as reasonably acceptable to Purchaser, at the Closing, to the extent Seller is obligated to cause such standard exceptions to be deleted or modified pursuant to Section 2.5(c) and Section 2.5(d) . Title to the Property shall be conveyed subject to no Encumbrances other than the Permitted Encumbrances. Seller will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require to issue the Title Policy, including the Title Affidavit, provided that in no event shall any such documents or instruments expand the liability of Seller beyond the representations, warranties and covenants contained in this Agreement and the certificates delivered pursuant to Section 3.2(a)(ii) and Section 3.2(a)(vii) (the "Seller Closing Certificates"). Purchaser shall provide Seller with a copy of the Title Commitment and Survey.

        (c)   Purchaser shall have the right to deliver a written notice (a "Title Objection Notice") to Seller objecting to any matters (each, a "Title Objection Matter") contained in the Title Commitment (including any standard title exceptions) and/or the Survey which are not Permitted Encumbrances and which would reasonably be expected to have Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within fifteen (15) days after Purchaser's receipt of the Title Commitment and/or Survey. Purchaser shall have the right to deliver a Title Objection Notice to Seller identifying Title Objection Matters contained in any update or supplement to or continuation of the Title Commitment and/or Survey (but only to items contained therein which were not previously identified in the original Title Commitment and/or Survey) (each, a "Title/Survey Update") which are not Permitted Encumbrances and which would reasonably be expected to have Material Adverse Effect or a material adverse effect on the ownership of, condition of title to, and/or access to and from the Property within five (5) Business Days after Purchaser's receipt of such Title/Survey Update, but in all events prior to Closing. Failure of Purchaser to provide a Title Objection Notice within the time periods identified in this Section 2.5(c) (or to include any such Title Objection Matters in a timely delivered and valid Title Objection Notice) shall be deemed to constitute Purchaser's irrevocable approval and acceptance of all matters contained in the applicable Title Commitment, Survey and/or Title/Survey Update. All items that are not objected to by Purchaser in a timely delivered and valid Title Objection Notice shall be deemed to be Permitted Encumbrances. Seller shall be deemed to elect not to cure or remove any Title Objection Matters objected to in a Title Objection Notice unless, within ten (10) days after Seller's receipt of such Title Objection Notice (the "Title Response Period"), Seller gives Purchaser written notice that Seller elects to cure such Title Objection Matters (a "Title Cure Notice"). If Seller fails to give Purchaser a Title Cure Notice within the Title Response Period, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        (d)   Notwithstanding the foregoing or anything to the contrary herein, Seller shall be obligated to discharge and remove of record the following matters (collectively, the "Mandatory Seller Removal Items"): (i) all mortgages and other instruments evidencing, securing or otherwise relating to any indebtedness for borrowed money which is a Lien upon all or any portion of the Property that have been entered into by or on behalf of Seller; (ii) all judgment and/or tax liens (except those that are being contested in good faith) against or due and payable by Seller which are encumbered against the Property; (iii) all Encumbrances voluntarily recorded by Seller (or any agent or representative of Seller or any of Seller's Affiliates) or otherwise placed or permitted to be placed by Seller (or any agent or representative of Seller or any of Seller's Affiliates) after the date hereof against all or any portion of the Property (other than with the prior written approval of Purchaser or otherwise permitted herein) that are not Permitted Exceptions; (iv) and all mechanics' liens affecting the Property, which mechanics' liens may be removed as an exception to the Title Policy by bonding or an indemnity from the Seller; and (v) any other Encumbrance that can be cured or removed by the payment of a liquidated sum of money not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate. At Closing, Seller may use a portion of the Purchase Price to pay or discharge the Mandatory Seller Removal Items, provided that: (i) Seller shall deliver to the Title Company, on or prior to the Closing Date, instruments in recordable form and sufficient to satisfy and discharge such liens and encumbrances of record, together with funds sufficient for the cost of recording or filing such instruments; or (ii) Seller shall deposit with the Title Company sufficient funds, as deemed acceptable by the Title Company, to insure the obtaining and recording of such satisfactions and conveyances in accordance with payoff letters from institutional lenders.

        (e)   If the Title Commitment or any Title/Survey Update discloses judgments, bankruptcies or similar returns against persons or entities having names the same as or similar to that of Seller or of any party making up Seller but which returns are not against Seller or such party, Seller, on request, shall deliver to Purchaser and the Title Company affidavits to the effect that such judgments, bankruptcies or returns are not against Seller or any other party making up Seller, in form and substance sufficient to permit removal of same as exceptions in the Title Policy.

        (f)    Seller shall have no obligation to cure any Violations prior to Closing and Purchaser shall take the Property subject to Violations, except for Violations that if not cured would materially impair Tenant's operation of the Business on the Property (the "Mandatory-Cure Violations"). Seller shall cure or commence the cure of Mandatory-Cure Violations prior to Closing and shall have (i) paid all fines and penalties assessed against the Property as of the Closing Date for any Mandatory-Cure Violations issued, noted or of record as of the Closing Date, on or prior to the Closing Date or (ii) deposited in escrow the amount of such fines and penalties with Purchaser pending the removal of such Mandatory-Cure Violations. If Seller fails to cure a Mandatory-Cure Violation on or prior to the Closing Date, then such failure shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

ARTICLE 3

CLOSING AND DELIVERY OF CLOSING DOCUMENTS

        Section 3.1    Closing.    The term "Closing" shall mean the consummation of the purchase and sale of property described in Section 2.1. The Closing shall take place on the fifth (5th) Business Day after the satisfaction or waiver (to the extent permitted by applicable Legal Requirements) of the last of all conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Seller Parent may agree in writing (the "Closing Date"). The parties acknowledge and agree that their intention is for the Closing to occur substantially simultaneously with the closing of the transactions contemplated by the Operations Purchase Agreement and immediately prior to the closing of the Operator Merger, and to use their respective commercially reasonable efforts to accomplish such sequencing of events.

        Section 3.2    Delivery of Seller's Closing Documents.

        (a)    Seller's Closing Documents.     At the Closing, the Seller Parties shall deliver, or cause Tenant to deliver (as applicable), to Purchaser the following items, each executed and, where applicable, notarized:

            (i)  Deed.    A deed with respect to the Property, in the form of Exhibit B hereto (the "Deed");

           (ii)  Non-Foreign Person Certificate.    A Non-Foreign Person Certificate in the form of Exhibit C hereto;

          (iii)  Transfer Tax Returns.    The Transfer Tax Returns required to be filed in connection with the transfer of the Property;

          (iv)  Settlement Statement.    A settlement statement setting forth the Purchase Price, the closing costs pursuant to Section 3.6, and all other items of credit to Seller or Purchaser, executed by Seller (the "Settlement Statement");

           (v)  Title Affidavit.    A title affidavit, in customary form and substance, reasonably satisfactory to Seller, but sufficient in all cases to enable the Title Company to issue the Title Policy without exception for matters which are not Permitted Encumbrances (the "Title Affidavit");

          (vi)  Lease.    (1) An Amendment to Lease in the form of Exhibit E hereto (the "Lease Amendment") to that certain Master Lease, dated as of April 28, 2016, between Purchaser and Tenant (as amended from time to time, the "Lease"), and (2) all items required to be delivered by Tenant pursuant the Lease Amendment and/or the Lease upon Tenant's execution and delivery of the Lease Amendment; and

         (vii)  Closing Certificate.    A certificate, dated as of the Closing Date and executed on behalf of the Seller Parties by a duly authorized representatives thereof, certifying that each of the representations and warranties set forth in Section 5.1 of this Agreement are true and correct as of the Closing Date, except to the extent any failure to be true and correct (individually or in the aggregate) does not constitute a Material Adverse Effect.

        (viii)  Massachusetts Certificate of Good Standing.    A long form Certificate of Good Standing of Seller from the Commonwealth of Massachusetts.

          (ix)  Other.    Such other instruments or documents that by the terms of this Agreement and are to be delivered by any Seller Parties to Purchaser at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

        Section 3.3    Delivery of Purchaser's Closing Documents.

        (a)    Purchaser's Closing Deliveries.     At the Closing, Purchaser shall deliver to Seller or Tenant, as applicable, the following items:

            (i)  Purchase Price.    The Purchase Price, delivered to Seller;

           (ii)  Transfer Tax Returns.    Executed counterparts to the Transfer Tax Returns, delivered to Seller;

          (iii)  Settlement Statement.    An executed counterpart to the Settlement Statement, delivered to Seller;

          (iv)  Lease.    An executed counterpart to the Lease Amendment, delivered to Tenant;

           (v)  Closing Certificate.    A certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized representative thereof, certifying that each of the representations and warranties set forth in Section 6.1 of this Agreement are true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of the Closing Date, delivered to Seller (the "Purchaser Closing Certificate," and together with the Seller Closing Certificates, collectively, the "Closing Certificates");

          (vi)  Massachusetts Certificate of Good Standing.    A long form Certificate of Good Standing of Purchaser from the Commonwealth of Massachusetts; and

         (vii)  Other.    Such other instruments or documents that by the terms of this Agreement are to be delivered by Purchaser to any Seller Parties at Closing or as shall otherwise be reasonably necessary to consummate the transactions contemplated hereby.

        Section 3.4    Possession.    Seller shall deliver possession of the Property to Purchaser on the Closing Date free and clear of all Encumbrances that are not Permitted Encumbrances, but subject in all respects to the Lease and Tenant's rights thereunder.

        Section 3.5    Evidence of Authorization.    On the Closing Date, each party hereto shall deliver to the other party evidence in form and content reasonably satisfactory to the other parties hereto and the Title Company that (a) such party is duly organized and validly existing under the laws of the state of its organization, is qualified to do business in all other jurisdictions as are necessary to effectuate the transactions contemplated by this Agreement, and has the power and authority to enter into this Agreement and the applicable Closing Certificate(s), (b) this Agreement and all documents delivered pursuant hereto have been duly executed and delivered by such party, and (c) the performance by such party of its obligations under this Agreement and the applicable Closing Certificate(s) have been duly authorized by all necessary corporate, partnership, limited liability company or other action (collectively, "Evidence of Authorization").

        Section 3.6    Closing Costs.

        (a)   Each party shall be responsible for the full amount of their own accounting, legal and consulting fees and expenses incurred in connection with the negotiation and preparation of this Agreement, the Lease Amendment, any other closing documents and instruments executed in connection with the purchase and sale contemplated under this Agreement or the Lease Amendment, and otherwise in connection with Closing.

        (b)   Except as otherwise expressly set forth herein, all Closing Costs shall be paid by the party that typically pays such Closing Costs in accordance with the custom of the jurisdiction in which the Property is located. In the event that the jurisdiction in which the Property is located does not have a customary practice for the payment of any portion of the Closing Costs, such Closing Cost shall divided among the Seller and Purchaser equally. For the purposes of this Section 3.6(b), the term "Closing Costs" shall mean all costs, fees and expenses incurred by Seller and/or Purchaser in connection with Closing (other than as set forth in Section 3.6(a) or as otherwise expressly set forth herein). The respective parties shall pay the following Closing Costs:

            (i)  Seller shall pay all State, local and city transfer, deed stamp, and similar taxes, fees and expenses;

           (ii)  Purchaser shall pay for all title insurance premiums for the Title Policy, including any additional premiums for any customary endorsements reasonably requested by Purchaser;

          (iii)  Purchaser shall also pay all costs, fees and expenses for non-customary or unreasonably requested endorsements, as well as for any lender's title insurance policies; and

          (iv)  Purchaser shall pay for the cost and expense of the Survey, all municipal search fees, all recording charges and fees in connection with the Deed.

        (c)    Reporting Requirements.     Pursuant to §6045 of the Internal Revenue and Taxation Code, Title Company shall be designated the "Reporting Broker" hereunder and shall be solely responsible for complying with the Tax Reform Act of 1986 with regard to the reporting of all settlement information to the IRS, and Purchaser shall provide to Seller at Closing copies of any documents or reporting statements filed in compliance therewith.

ARTICLE 4

PRORATIONS ADJUSTMENTS AND ASSUMPTION OF OBLIGATIONS

        Section 4.1    General.    There shall be no adjustments or prorations of any items of income and expenses with respect to the Property (including, without limitation, for utilities, water charges, Taxes, assessments, rents, vault charges and other items customarily prorated by sellers and purchasers of real property similar to the Property) between the Seller and Purchaser at Closing. All such liabilities and obligations owed, and any Utility Deposits, receivables or other amounts due and owing, in connection with the Property shall remain the obligations, liabilities and receivables of Seller for the period prior to Closing and shall constitute the obligations, liabilities and receivables of Tenant for the period following Closing, subject in all respects to the terms of the Lease. Subject to the terms and conditions of this Agreement, Seller hereby agrees to pay any such liabilities or obligations with respect to the Property and attributable to the period on or before the Closing Date, to the extent the same are due and payable on or before the Closing Date, prior or at the Closing hereunder (without prejudice to the rights and obligations of the parties to the Lease pursuant to the terms thereof following the Closing).

        Section 4.2    Tax Refunds and Proceedings.    Seller shall have the exclusive right to commence, prosecute, settle, compromise or continue any proceeding to determine the assessed value of the Property, the real or personal property Taxes payable with respect to the Property or any action to contest water charges, sewer charges, sales Tax or use Tax for the relevant taxable period (or portion thereof) prior to the Closing Date and to settle or compromise any claim thereof if such settlement applies (i) to the period (or portion thereof) prior to the Closing Date, and/or (ii) to the period from and after the Closing Date, but solely to the extent provided for in the Lease. Any refunds or proceeds resulting from such proceedings shall be the sole property of Seller and Purchaser shall have no claim thereto. Purchaser and Seller agree to cooperate with each other and to execute any and all documents reasonably requested by the other party in furtherance of the foregoing.

        The terms and provisions of this Article 4 shall be subject in all respects to the terms of the Lease and shall survive Closing.

ARTICLE 5

SELLER PARTIES' REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

        Section 5.1    Seller Parties' Representations and Warranties.    The Seller Parties, jointly and severally, hereby make the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date:

        (a)    Organization of Seller.     Each Seller Party is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to carry on its business as now being conducted. Each Seller Party is duly qualified or licensed to do business and is in good standing in Massachusetts.

        (b)    Authority; No Conflict; Required Filings and Consents.

            (i)  This Agreement has been duly authorized, executed and delivered by each Seller Party, and constitutes and will constitute the valid and binding obligations of each Seller Party, enforceable against each Seller Party in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

           (ii)  The execution and delivery of this Agreement and the other agreements contemplated hereby by each Seller Party do not, and the consummation by each Seller Party of the transactions contemplated by this Agreement and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of such Seller Party, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, agreement, contract, instrument or obligation to which such Seller Party is a party or by which such Seller Party and/or the Property may be bound, other than consents and approvals to be obtained by such Seller Party prior to the Effective Date, (iii) to Seller's Knowledge, other than the Governmental Approvals, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to such Seller Party, or (iv) to Seller's Knowledge, result in the imposition or creation of any Lien upon or with respect to the Property other than the Lease or any other Permitted Encumbrance, except in the case of clauses (ii) and (iii) hereof for any such conflicts, violations, breaches, contraventions, defaults, terminations, cancellations, accelerations or losses, failures to obtain any such consent or waiver, or any such revocation, withdrawal, suspension, cancellation, termination or modification which would not prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required by, or with respect to, either Seller Party in connection with the execution and delivery of this Agreement or the other agreements contemplated hereby by such Seller Party or the consummation by such Seller Party of the transactions to which it is a party that are contemplated hereby or thereby, except for (i) any Governmental Approvals, (ii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by, of or with respect to Purchaser or any of its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or delay the Closing or prevent, delay or adversely affect the performance by such Seller Party of the transactions contemplated by this Agreement or the other agreements contemplated hereby.

        (c)    Real Property.

            (i)  Seller has (and will convey to the Purchaser or its designee) good and valid title in fee simple to the Property, subject only to the Permitted Encumbrances.

           (ii)  All leases, licenses, easements, rights-of-way, and other agreements, written or oral, for the use, possession and/or occupancy of any portion of the Property (collectively, the "Occupancy Agreements") are set forth on Schedule 5.1(c) hereto. Each of the Occupancy Agreements is in full force and effect, all rents due under each of the Occupancy Agreements have been timely paid, and there has been no written notice sent by any party thereto of any outstanding, uncured default under any Occupancy Agreement. The Seller Parties has delivered to Purchaser true, correct and complete copies of each and every Occupancy Agreement. Neither Seller nor, to Seller's Knowledge, any other party to any such Occupancy Agreement is in default in any respect thereunder. There does not exist any occurrence, event, condition or act which, upon the giving of notice or the lapse of time or both, would become a default by Seller or, to Seller's Knowledge, any other Person to such Occupancy Agreement.

          (iii)  To Seller's Knowledge, the Seller has not received written notice that, the Property or any portion thereof is in violation of any applicable Legal Requirements in any material respects, except for such violations which, individually or in the aggregate, would not adversely affect in any material respect Seller's current use of the Property.

          (iv)  To Seller's Knowledge, the Improvements are in good condition and repair and are adequate for the use, occupancy and operation of the Property for the Business.

           (v)  No leasing, brokerage or similar commissions or finder's fees are owed with respect to the Property and/or any Occupancy Agreements.

          (vi)  There are no pending Legal Proceedings and none, to Seller's Knowledge, have been threatened in writing to Seller relating to the Property and/or the interests of Seller therein which would be reasonably likely to interfere in any material respect with the use, occupancy, ownership, improvement, development and/or operation of the Property and/or the interest of Seller therein, except as set forth in Schedule 5.1(d).

         (vii)  Neither Seller Party has received written notice that either the whole or any part of the Property is subject to any pending suit for condemnation or other taking by any Governmental Authority, nor, to Seller's Knowledge, has any such condemnation or other taking been threatened or contemplated. No Seller Party has entered into any agreement in lieu of condemnation therefor.

        (viii)  Except for Liens which are required to be cured at or prior to Closing pursuant to this Agreement, to Seller's Knowledge the Property is free of Encumbrances other than Permitted Encumbrances on the use, occupancy, ownership, improvement, development and/or operation of the Property.

        (d)    Litigation; Orders.

            (i)  Except as set forth on Schedule 5.1(d), there are no pending Legal Proceedings (A) not fully covered by insurance, or (B) seeking injunctive relief, in each case that have been commenced by or against any Seller Party and that relate to or may adversely affect the Property and/or Seller's ownership thereof. No such Legal Proceeding has been threatened in writing to Seller.

           (ii)  To Seller's Knowledge, and other than the Gaming Approvals, there are no Governmental Orders that are material, individually or in the aggregate, to which any Seller Party, the Business and/or the Property (or any portion thereof) is subject, and neither Seller Party is subject to any such Governmental Order, other than the Gaming Approvals, that relates to the Business or the Property (or any portion thereof). To Seller's Knowledge, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any such material Governmental Order to which any Seller Party, the Business or the Property (or any portion thereof) is subject.

        (e)    Environmental Matters.

            (i)  With respect to the Property and the operations of the Business, within the three (3) years prior to the date hereof, the Seller Parties, the Property and the operations of the Business have materially complied with and are currently in material compliance with all applicable Environmental Laws, which compliance includes, without limitation, the possession by the Seller Parties of all permits and other governmental authorizations required under all Environmental Laws, and compliance with the material terms and conditions thereof.

           (ii)  Within the three (3) years prior to the date hereof, no Seller Party has received any written Governmental Order, citation, directive, inquiry, notice, summons, warning or other communication from any Governmental Authority of any alleged, actual or potential violation of or failure to comply with any Environmental Law that remains uncured as of the Effective Date, of any alleged, actual or potential Environmental Condition that remains uncured as of the Effective Date, or of any actual or threatened obligation to undertake or bear the cost of any Environmental Liability with respect to any portion of the Property or the Business that remains uncured as of the Effective Date.

          (iii)  There are no pending or, to Seller's Knowledge, threatened in writing to the Seller or claims resulting from any Environmental Condition or arising pursuant to any Environmental Law, in each case with respect to or affecting any of the Property.

          (iv)  To Seller's Knowledge, none of the following exists at, on, in or under any portion of the Property or related to the Business: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) polychlorinated biphenyls, or (iv) landfills, surface impoundments, dumps, or disposal areas other than as they exist in compliance with Environmental Laws. Other than in material compliance with Environmental Laws, no Seller Party has permitted or conducted, nor (to Seller's Knowledge) has there been, any Hazardous Activity conducted with respect to the Property.

           (v)  To Seller's Knowledge, in connection with the Business and/or the Seller Parties' use, ownership, management or operation of the Property, there has been no Release, or Threat of Release, of any Hazardous Substances at or from the Property in an amount that could reasonably be expected to result in Environmental Liability to Seller.

          (vi)  The Seller Parties have delivered to Purchaser (to the extent in the possession of or reasonably available to any Seller Parties) true and complete copies of all environmental assessments and results of any reports, studies, analyses, tests, or monitoring in the current possession or reasonable control of any Seller Parties pertaining to (A) Hazardous Substances, Releases, Environmental Conditions or Hazardous Activities in, on, or under the Property, and/or (B) compliance of the Property with any Environmental Laws.

         (vii)  No Seller Party is required by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Authority, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

        (viii)  All of the representations, warranties and covenants made by any Seller Party regarding environmental matters related to the Property shall be contained in this Section 5.1(e) and no other provision in this Agreement shall be deemed to cover the subject of, or otherwise impose liability on Seller with respect to, any environmental matters.

        (f)    Permits; Compliance with Laws.     The Seller Parties and, to Seller's Knowledge, each of their respective managers, members, officers and Persons required to be licensed under applicable Legal Requirements to perform such Person's function with the applicable Seller Parties (collectively, "Licensed Parties"), collectively hold all Seller Permits and, to Seller's Knowledge, no event has occurred which permits, or upon the giving of notice or passage of time or both, would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Seller Permit that currently is in effect. Except as set forth on Schedule 5.1: (1) theSeller Parties, and to Seller's Knowledge, each of their respective Licensed Parties, in each case whose position is related to the Property, are in compliance in all material respects with the terms of the Seller Permits; (2) to Seller's Knowledge, the operations conducted by the Seller Parties at the Property and in connection with the Business are not being conducted and have not been conducted in material violation of any applicable Legal Requirements of any Governmental Authority (including, without limitation, any Gaming Laws); and (3) no Seller Party has received a written notice of any material investigation or review by any Governmental Authority with respect to any Seller Party or the Property in the context of a Seller Permit that is pending, and, to Seller's Knowledge, no material investigation or review is threatened to Seller relating to a Seller Permit, nor has any Governmental Authority indicated in writing to Seller any intention to conduct the same.

        (g)    Bankruptcy.     Each Seller Party is solvent and has not made (1) a general assignment for the benefit of creditors; (2) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by such Seller Party's creditors; (3) suffered the appointment of a receiver to take possession of all or substantially all of such Seller Party's assets; (4) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller Party's assets; (5) admitted in writing its inability to pay its debts as they become due; or (6) made an offer of settlement, extension or composition to its creditors generally. There are no bankruptcy proceedings pending or, to Seller's Knowledge, threatened against any Seller Party.

        (h)    Insurance.     The insurance policies maintained by the Seller Parties and their Affiliates in respect of the Property insure against risks and liabilities customary in the Seller Parties' industry. Neither any Seller Party nor any Affiliate of any Seller Party have received written notice that it is in material breach of any such policies and all such policies are in full force and effect.

        (i)    OFAC.     Each Seller Party is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"). Neither any Seller Party nor any Affiliate of any Seller Party (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

        (j)    Anti-Money Laundering.     Each Seller Party is in compliance with is in compliance with that certain Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, as amended from time to time (the "Patriot Act") and all rules and regulations promulgated under such Patriot Act applicable to such Seller Party, and any other applicable anti-money laundering laws in the State and any other jurisdictions in which such Seller Party operates (the "AML Laws"); and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which any Seller Party suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

        (k)    Employee/Labor Matters.     There are no employees of Seller or any Affiliate thereof at work at the Property for whom Purchaser would have any responsibility following closing.

        (l)    Brokers.     Neither Seller Party has dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through either Seller Party a commission, finder's fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

        Section 5.2    Purchase As Is.    EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, PURCHASER SHALL ACCEPT THE PROPERTY IN THE CONDITION THEREOF AT THE CLOSING "AS IS", "WHERE AS", AND "WITH ALL FAULTS," SUBJECT TO REASONABLE WEAR AND TEAR AND DETERIORATION, CONDEMNATION AND DAMAGE BY FIRE OR OTHER CASUALTY BETWEEN THE DATE HEREOF AND THE CLOSING DATE. PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO SELLER PARTY SHALL BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY OR BOUND IN ANY MANNER WHATSOEVER BY ANY GUARANTEES, PROMISES, PROJECTIONS, OPERATING EXPENSES, SET UPS OR OTHER INFORMATION PERTAINING TO THE PROPERTY MADE, FURNISHED OR CLAIMED TO HAVE BEEN MADE OR FURNISHED, WHETHER ORALLY OR IN WRITING, BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY PARTNER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. PURCHASER ACKNOWLEDGES THAT NEITHER ANY SELLER PARTY NOR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS OR ATTORNEYS HAVE MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE), TO PURCHASER, WHETHER EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES. PURCHASER HAS NOT RELIED AND IS NOT RELYING UPON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE SELLER CLOSING CERTIFICATES, OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL MATERIALS WITH RESPECT TO THE PROPERTY PROVIDED BY ANY SELLER PARTY OR ANY OTHER PERSON OR ENTITY, OR ANY SHAREHOLDER, EMPLOYEE, AGENT, ATTORNEY OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT ANY SELLER PARTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN AND IN THE CLOSING DOCUMENTS, UPON CLOSING, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, WAIVES, RELEASES AND FOREVER DISCHARGES SELLER AND SELLER'S AGENTS, MEMBERS, EMPLOYEES, DIRECTORS, OFFICERS, AFFILIATES, INTEREST HOLDERS, PROPERTY MANAGERS, AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, FINES, PENALTIES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, LOSSES AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES, EXPERT WITNESS FEE, CHARGES, DISBURSEMENTS AND COURT COSTS) (COLLECTIVELY, "CLAIMS"), DIRECTLY OR INDIRECTLY ARISING BY REASON OF, IN CONNECTION WITH, ON ACCOUNT OF OR PERTAINING TO THIS AGREEMENT OR THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ALL OF THE MATTERS DESCRIBED ABOVE AND IN CONNECTION WITH ANY ENVIRONMENTAL LAW OR HAZARDOUS SUBSTANCE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 5.2 SHALL BE DEEMED TO LIMIT OR OTHERWISE EFFECT ANY OF THE DUTIES OR OBLIGATIONS OF TENANT AS LESSEE UNDER THE LEASE.

The provisions of this Section 5.2 shall survive indefinitely any Closing or termination of this Agreement and shall not be merged into the Closing documents.

ARTICLE 6

PURCHASER'S REPRESENTATIONS AND WARRANTIES;
CONDITION OF PROPERTY

        Section 6.1    Purchaser's Representations and Warranties.    Purchaser hereby makes the following representations and warranties to Seller as of the date hereof, which representations and warranties shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects) as of Closing:

        (a)    Organization.     Purchaser is duly organized, validly existing and in good standing under the laws of the state of its organization or formation and has all requisite power and authority to consummate the transactions contemplated by this Agreement, the Lease Amendment and the other agreements contemplated hereby to which it is a party.

        (b)    Authority; No Conflict; Required Filings and Consents.

            (i)  Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization/formation, is qualified to do business and in good standing in the State and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement to be observed and/or performed by Purchaser. This Agreement has been duly authorized, executed and delivered by Purchaser, and constitutes and will constitute the valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by creditors rights, laws and general principles of equity.

           (ii)  The execution and delivery by Purchaser of this Agreement, the Lease Amendment and the other agreements contemplated hereby to which Purchaser is a party do not, and the consummation by Purchaser of the transactions to which it is a party that are contemplated by this Agreement, the Lease Amendment and the other agreements contemplated hereby will not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of Purchaser, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any material bond, mortgage, indenture, lease, or other material Contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, other than consents and approvals obtained by Purchaser prior to the Effective Date, or (iii) subject to Governmental Approvals, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority or any other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, in each case in any material respect, any material permit, concession, franchise, license, judgment, or Legal Requirement applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii) hereof, for any such contraventions, conflicts, breaches, violations, terminations or defaults, or failure to obtain such consents or waivers, or revocations, withdrawals, suspensions, cancellations, terminations or modifications that would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, of or with respect to Purchaser in connection with the execution and delivery by Purchaser of this Agreement, the Lease Amendment or the other agreements contemplated hereby to which Purchaser is a party or the consummation by Purchaser of the transactions contemplated hereby or by the other agreements contemplated hereby to which Purchaser is a party, except for (i) any approvals or filing of notices required under the Gaming Laws, (ii) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages or the renaming or rebranding of the operations at the Property, (iii) any consents, approvals, orders, authorizations, registrations, permits, declarations or filings required by Seller or its Subsidiaries, Affiliates or key employees (including, without limitation, under the Gaming Laws), and (iv) such consents, approvals, orders, authorizations, permits, filings, declarations or registrations of which the failure to make or obtain would not, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

        (c)    Litigation.     As of the date hereof, there are no actions, claims, suits or proceedings pending, and Purchaser has not received any notice of any action, claim, suit or proceeding threatened, in each case against Purchaser before any Governmental Authority, which, if determined adversely, would, individually or in the aggregate, prevent or materially delay the Closing or prevent, materially delay or adversely affect the performance by Purchaser of the transactions contemplated by this Agreement, the Lease Amendment or the other agreements contemplated hereby to which it is a party.

        (d)    Brokers.     Purchaser has not dealt with any broker, finder or other middleman in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, middleman or Person has claimed, or has the right to claim, through Purchaser a commission, finder's fee or other brokerage fee in connection with this Agreement or the transactions contemplated hereby.

        (e)    OFAC.     Purchaser is in compliance with the requirements of the Order and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Executive Orders or regulations in respect thereof. Neither Purchaser nor any Affiliate of Purchaser (A) is listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders, (B) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (C) is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

        (f)    Anti-Money Laundering.     Purchaser is in compliance with is in compliance with the Patriot Act and all rules and regulations promulgated under such Patriot Act applicable to Purchaser, and the AML Laws; and (A) is not now, nor has been at any time in the past five (5) years, under investigation by any relevant Governmental Authority for, or has been charged with or convicted of a money-laundering crime under, 18 U.S.C. §§ 1956 or 1957 or any predicate offense thereunder; (B) has never been assessed a civil penalty under any AML Laws; (C) has not had any of its funds seized, frozen or forfeited in any action relating to any violations of the AML Laws; (D) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is not promoting, facilitating or otherwise furthering, intentionally or unintentionally, the transfer, deposit or withdrawal of criminally-derived property, or of money or monetary instruments which are (or which Purchaser suspects or has reason to believe are) the proceeds of any illegal activity or which are intended to be used to promote or further any illegal activity; and (E) has taken such steps and implemented such policies as are reasonably necessary to ensure that it is in compliance with all AML Laws, with respect both to the source of funds from its investors and from its operations, and that such steps include the development and implementation of an anti-money laundering compliance program within the meaning of

Section 352 of the Patriot Act, to the extent such a party is required to develop such a program under the rules and regulations promulgated pursuant to Section 352 of the Patriot Act.

        (g)    Available Sources.     As of the date hereof, Purchaser has unrestricted cash and undrawn available commitments under its credit facility sufficient to consummate the Closing.

ARTICLE 7

COVENANTS

        Section 7.1    Conduct of Business of Seller.    During the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, subject to the limitations set forth herein, Seller shall, and Seller Parent shall cause Seller to, in each case except to the extent that Purchaser shall otherwise consent in writing, which consent may not be unreasonably withheld, conditioned or delayed, carry on the Business in the Ordinary Course of Business in all material respects, maintain the Property in a state of repair consistent with the Ordinary Course of Business in all material respects, comply with all applicable Legal Requirements and Seller Permits in all material respects, and pay its Liabilities and Taxes with respect to the Property when due (subject to good faith disputes over such Liabilities or Taxes) and use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, employees, suppliers, distributors, and others having business dealings with it in all material respects. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as disclosed in Schedule 7.1 hereof, during the period from the Effective Date and continuing until the earlier of the termination of this Agreement and the Closing, without the written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller agrees that it shall not, and Seller Parent agrees that it shall cause Seller not to:

            (i)  sell, pledge, lease, license, dispose of, abandon, grant, encumber or otherwise authorize or permit the sale, pledge, disposition, grant or Encumbrance (other than Permitted Encumbrances) of all or any portion of, or any direct or indirect interest in, the Property, except in the Ordinary Course of Business and except as set forth on Schedule 7.1;

           (ii)  cause or permit the Property to be subjected to, or permit to exist on the Property, any Lien or Encumbrance, other than Permitted Encumbrances;

          (iii)  fail to maintain the existing insurance coverage of all types relating to the Property (provided, however, in the event that any such coverage shall be terminated or lapse, Seller may procure substitute insurance policies in the Ordinary Course of Business);

          (iv)  fail to make capital expenditures at the Property required under any Gaming Law or by any Gaming Authority;

           (v)  close or shut down the Business or the Property, except for such closures or shutdowns which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by Legal Requirements, (ii) due to acts of God or other force majeure events; or (iii) in the Ordinary Course of Business;

          (vi)  seek any zoning or land use changes with respect to the Property; or

         (vii)  agree, whether or not in writing, to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

        Section 7.2    Cooperation; Notice: Cure.    Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, Seller and Purchaser shall endeavor to confer on a regular and frequent basis with one or more Representatives of the other party to report any material changes to the general status of ongoing operations of the Property and the Business. Seller, Seller Parent and Purchaser shall promptly notify each other in writing of, any fact, event, transaction or circumstance, as soon as practical after it becomes known to such party, that (a) causes or would reasonably be expected to cause any representation, warranty, covenant or agreement of Seller, Seller Parent or Purchaser, respectively, under this Agreement to be breached in any material respect, (b) renders or could render untrue in any material respect any representation or warranty of Seller, Seller Parent or Purchaser, respectively, contained in this Agreement, or (c) results in or would reasonably be expected to result in, the failure of such party to timely satisfy any of the closing conditions specified in Article 9, as applicable. Nothing contained in this Section 7.2 hereof shall prevent Seller or Seller Parent from giving such notice, using such efforts or taking any action to cure or curing any such event, transaction or circumstance. No notice given pursuant to this Section 7.2 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition or any right to, or obligation of, indemnification contained herein.

        Section 7.3    Access to Information and the Property.

        (a)   Seller, at Seller's sole cost and expense, will provide to Purchaser copies of any previously prepared Phase I environmental assessments or other environmental assessments, reports or analyses of the Property in Seller's reasonable possession or control, and Seller will permit Purchaser and its agents to conduct a Phase I environmental assessment for the Property (the "Phase I") on the terms and conditions of Section 7.3(b). If the Phase I recommends that a Phase II environmental assessment (the "Phase II") be ordered for the Property, then Purchaser shall have the right to obtain (on the terms and conditions of Section 7.3(b)) such Phase II prior to Closing on the terms and conditions of Section 7.3(b).

        (b)   Upon reasonable notice, subject to applicable Legal Requirements, and provided that Purchaser delivers to Seller evidence of insurance in such amounts and coverages as Seller may reasonably require, Seller shall afford Purchaser's agents, employees, representatives and advisors ("Representatives") reasonable access, during normal business hours during the period from the Effective Date to the Closing, to the Property, and to all its personnel and any other information concerning Seller, the Business, the Property and/or the employees of Seller as Purchaser may specifically reasonably request in writing (collectively, the "Inspection"); provided, however, that: (i) Purchaser shall provide Seller with at least twenty-four (24) hours' prior notice of any Inspection; (ii) if Seller so requests, Purchaser's Representatives shall be accompanied by a Representative of Seller; (iii) Purchaser shall not initiate contact with employees or other representatives of Seller other than Seller's Representatives or other individuals designated by any of Seller's Representatives without the prior written consent of Seller's Representatives, which consent shall not be unreasonably withheld or delayed; (iv) Purchaser shall not unreasonably interfere with the operation of the Business; (v) except as set forth in Section 7.3(a), Purchaser shall have no right to perform invasive testing on the Property without the prior written consent of Seller, and any physical inspection or investigation shall be subject to an access agreement to be entered into with Seller; and (vi) Purchaser shall, at its sole cost and expense, promptly repair any damage to the Property or any other property owned by a Person other than Purchaser arising from or caused by such Inspection, and shall reimburse Seller for, and indemnify, defend and hold Seller and Seller's Indemnitees harmless with respect to, any and all Liabilities, Losses, claims, costs, (including reasonable attorney's fees and court costs), and damages to the extent arising directly out of, from, in connection with, or directly caused by, any Inspection (but not with respect to (w) any pre-existing conditions or contamination, except to the extent that Purchaser's Inspection activities exacerbate any such pre-existing conditions or contamination at or from the Property, (x) the results or findings of any tests or analyses of Purchaser's environmental or other Inspection of the Property, (y) the negligent acts or omissions of Seller, any Representatives thereof, and/or any of Seller's Indemnitees, or (z) Seller's breach of this Agreement) or Purchaser's or its Representatives presence on the Property. No information or knowledge obtained in any investigation pursuant to this Section 7.3(b) shall affect or be deemed to modify the conditions to the obligations of the parties to consummate the transactions contemplated hereby. Purchaser's obligations under this Section 7.3(b) shall survive the Closing and any termination of this Agreement.

        (c)   Notwithstanding the foregoing, Seller shall not be required to provide any information which (i) it reasonably believes it may not provide to Purchaser or its respective Affiliates and Representatives by reason of applicable Legal Requirements or by a confidentiality agreement with a third party, and if, in the case of a confidentiality agreement, the Seller has used commercially reasonable efforts (which shall not require Purchaser to incur any material cost or other monetary obligations to any third party) to obtain the consent of such third party to such disclosure, (ii) constitutes information protected by the attorney/client or attorney work product privilege or both, or (iii) constitutes Proprietary Records. If any material is withheld by the Seller pursuant to the immediately preceding sentence, Seller shall inform the requesting party as to the general nature of the material which is being withheld.

        Section 7.4    Governmental Approvals.

        (a)   Purchaser and Seller Parties shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done all things necessary under applicable Legal Requirements or otherwise to consummate and make effective the transactions governed by this Agreement and the Lease Amendment as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders, including without limitation, Gaming Approvals, required to be obtained or made by Purchaser or a Seller Party or any of their respective Affiliates or any of their respective Representatives in connection with the authorization, execution and delivery of this Agreement and the Lease Amendment and the consummation of the transactions contemplated hereby and by the Lease Amendment, including, without limitation, the continued operation of the Business following Closing pursuant to the Lease, and (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement, as required under any applicable Legal Requirements ("Governmental Approvals"), and to comply with the terms and conditions of all such Governmental Approvals, subject to the limitations elsewhere in this Section 7.4. Purchaser, Seller Parties, and their respective Representatives and Affiliates shall file (if not previously filed on or prior to the Effective Date) within sixty (60) days after the date hereof all initial applications, notices and documents required in connection with obtaining the Gaming Approvals; provided that Purchaser, Seller Parties and each of their respective Representatives and Affiliates shall re-make any such filings required to be made at a later date in the event that any previously made filing lapses or such re-filing is otherwise required by any Governmental Authority. With respect to all filings, the parties hereto and their respective Representatives and Affiliates (including, without limitation, Tenant) shall act diligently and promptly to pursue the Governmental Approvals, including, without limitation, filing such additional applications and documents as may be required or reasonably advisable, and shall cooperate with each other in connection with the making of all filings referenced in the preceding sentence, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Purchaser and Seller Parties shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible. Purchaser and Seller Parties shall have the right to review in advance and, to the extent practicable, each will consult the other parties hereto on, in each case, subject to applicable Legal Requirements relating to the exchange of information (including, without limitation, antitrust laws and any Gaming Laws), all the information relating to Purchaser or any Seller Parties, as the case may be, and any of their respective Representatives and Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions governed by this Agreement.

        (b)   Without limiting Section 7.4 hereof, from the Effective Date until the earlier of the termination of this Agreement and Closing, Purchaser and each Seller Party shall:

            (i)  use its commercially reasonable efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Legal Requirements that may be asserted by any Governmental Authority with respect to the Closing so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Closing Date), including contesting or resisting any litigation before any court or quasi-judicial administrative tribunal seeking to restrain or enjoin the Closing;

           (ii)  promptly advise each other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such consent or approval from such Governmental Authority will not be obtained or that the receipt of any such approval will be materially delayed. Purchaser and each Seller Party shall each use its commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement seeking to prevent the entry by any Governmental Authority of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, appealing as promptly as possible any such decree, injunction or other order and having any such decree, injunction or other order vacated or reversed; and

          (iii)  promptly notify the other party hereto in writing of any pending or, to the knowledge of Purchaser or any Seller Party, as appropriate, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Closing or any of other transaction governed by this Agreement, or (ii) seeking to restrain, delay or prohibit the consummation of the Closing.

        (c)   Notwithstanding anything to the contrary set forth herein, (i) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) adversely affect the qualification of Gaming and Leisure Properties, Inc., a Pennsylvania corporation ("GLPI"), as a real estate investment trust under the Code, or (2) be inconsistent with the terms of the Private Letter Ruling dated September 28, 2012 issued to GLPI by the Internal Revenue Service, and (ii) Purchaser shall have no obligation to take any action or refrain from taking any action as required by this Section 7.4 to the extent that, in the reasonable judgment of Purchaser, such action or inaction would reasonably be expected to (1) require the divestiture of any of the Purchaser's other facilities, properties or other assets, or (2) impose, with respect to obtaining any Gaming Approval, any materially unusual and/or materially burdensome conditions, obligations or requirements on Purchaser or require Purchaser to undertake material new construction activity.

        Section 7.5    Further Assurances and Actions.

        (a)   Subject to the terms and conditions herein, including to Section 7.4 above, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using their respective commercially reasonable efforts (i) to obtain (a) all Seller Permits and (b) consents of parties to Contracts material to the operation of the Property, in each case as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

        (b)   Subject to the limitations in this Agreement, in case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement or to vest Purchaser with full title to the Property, the proper officers, directors, members, and/or managers of Purchaser and Seller and their Affiliates as applicable, shall take all action reasonably necessary (including executing and delivering further affidavits, instruments, notices, assumptions, releases and acquisitions), and each party shall bear its costs incurred in connection therewith (except to the extent such cost is allocated to such other party pursuant to this Agreement).

        Section 7.6    Casualty and Condemnation Proceedings.

        (a)    Damage or Destruction.     If, prior to the Closing, any portion of the Property is damaged or destroyed by any cause ("Property Damage"), Seller agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such damage and destruction. If such Property Damage would constitute a Material Adverse Effect, then such Property Damage shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        (b)    Condemnation.     If, prior to the Closing, any portion of the Property is subject to a bona fide condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation or sale in lieu thereof (in any such case, "Condemnation"), Seller agrees to promptly give Purchaser written notice of such occurrence and the nature and extent of such Condemnation. If a Condemnation would constitute a Material Adverse Effect, then such Condemnation shall be deemed a Termination Event and the provisions of Section 10.4 shall apply.

        Section 7.7    Changes to Representations and Warranties.    If, after the Effective Date, any Seller Party shall become aware that any of the representations or warranties made by any Seller Party in this Agreement are or will become inaccurate, such Seller Party shall promptly give notice to Purchaser of the applicable change to such representations or warranties; provided, that no such notice shall have the effect of changing or updating (i) the relevant representation or warranty as the same appears in this Agreement as of the date hereof, or (ii) the conditions precedent to Purchaser's obligation to consummate the Closing as set forth in this Agreement.

Notwithstanding anything to the contrary contained herein, obligations of each Seller Party under this Article 7 (other than the obligations of the Seller Parties under Section 7.5(b)) shall terminate upon Closing or earlier termination of this Agreement.

ARTICLE 8

NOTICES

        Section 8.1    Addresses.    Any notices, approvals, requests or demands required to be given, delivered or served or which may be given, delivered or served under or by the terms and provisions of this Agreement, shall be in writing and shall be deemed to have been duly given, delivered or served only if and when (i) delivered by hand to the addressee, (ii) sent by nationally known overnight courier service, (iii) sent by registered or certified mail, postage prepaid, and deposited at any United States Post Office, or (iv) delivered by facsimile or electronic mail (with confirmation of delivery) (if on a Business Day before 5:00 p.m. local time of the recipient party (otherwise on the next succeeding Business Day)). Such notices shall be delivered or sent to the addresses set forth below or to any other address as may hereafter be furnished in writing in like manner. The date of delivery or refusal to accept delivery shall be deemed to be the date of service.

  Purchaser:

    c/o Gaming and Leisure Properties, Inc.
    845 Berkshire Blvd, Suite 200
    Wyomissing, PA 19610
    Attention: William J. Clifford
    Fax: (610) 401-2901
    Email: bclifford@glpopinc.com

  with copies to:

    Goodwin Procter LLP
    The New York Times Building
    620 Eighth Avenue
    New York, New York 10018
    Attention: Yoel Kranz
    Fax: (212) 355-3333
    Email: ykranz@goodwinlaw.com.

  Seller or Seller Parent:

    c/o Penn National Gaming, Inc.
    825 Berkshire Boulevard, Suite 200
    Wyomissing, Pennsylvania 19610
    Attention:    General Counsel
    Facsimile:      (610) 373-4966
    Email:          Carl.Sottosanti@pngaming.com

  with copies to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile:     (212) 403-2000
    Email:          DANeff@wlrk.com
                          GEOstling@wlrk.com
    Attention:    Daniel A. Neff
                          Gregory E. Ostling

        Section 8.2    Refusal of Delivery.    The inability to deliver any notice, demand or request because the individual to whom it is properly addressed in accordance with this Article 8 refused delivery thereof or no longer can be located at that address shall constitute delivery thereof to such individual.

        Section 8.3    Change of Address.    Each party shall have the right from time to time to designate by written notice to the other parties hereto such other person or persons and such other place or places as said party may desire written notices to be delivered or sent in accordance herewith.

        Section 8.4    Attorney's Signature.    Notices signed and given by an attorney for a party shall be effective and binding upon that party.

ARTICLE 9

CONDITIONS

        Section 9.1    Conditions Precedent to Purchaser's Obligations.    Seller and Seller Parent acknowledge that, as a condition precedent to Purchaser's obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Purchaser in its sole discretion. If any condition set forth in this Section 9.1, other than the conditions set forth in Sections 9.1(a), 9.1(c) and 9.1(d), is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then such nonfulfillment or non-waiver shall be deemed a Termination Event and the provisions of Section 10.4 shall apply. If any condition set forth in Sections 9.1(a), 9.1(c) and 9.1(d) is not fulfilled or waived in writing by Purchaser on or prior to the Closing Date, then Purchaser may, at its option, and as its sole and exclusive remedy under this Agreement (provided Purchaser did not breach this Agreement and/or cause the non-fulfillment of any of the conditions set forth in such Section), terminate this Agreement by delivering written notice of such termination to Seller Parent prior to the Closing Date, and thereafter both parties shall be relieved of all obligations hereunder and shall have no further claim in connection with such termination.

        (a)   All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Purchaser.

        (b)   Purchaser shall have received certified copies of Seller's Evidence of Authorization.

        (c)   No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

        (d)   Subject to Purchaser's payment of all title insurance premiums and expenses in accordance with the terms of this Agreement, the Title Company shall be irrevocably committed to issue upon Closing the Title Policy, insuring Purchaser as owner of fee simple title to the Property, subject only to Permitted Encumbrances and the Lease, in an amount not less than the Purchase Price.

        (e)   (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of each Seller Party set forth in this Agreement shall be true and correct except as would not constitute (individually or in the aggregate) a Material Adverse Effect and (ii) no Seller Party shall be in default under any of its obligations under this Agreement in any material respect.

        (f)    The Seller Parties shall have executed and delivered, at or before Closing, all items to be executed and delivered by the Seller Parties in accordance with Section 3.2.

        (g)   All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement and the Operator Merger shall have been consummated or shall be able to be consummated substantially simultaneously with the Closing hereunder.

        Section 9.2    Conditions Precedent to Seller's Obligations.    Purchaser acknowledges that, as a condition precedent to Seller's and Seller Parent's obligations hereunder, the conditions set forth below shall occur on or before the Closing Date, any of which conditions may be waived in writing by Seller in its sole discretion. Should any condition set forth in this Section 9.2 not be fulfilled or waived in writing by Seller on or prior to the Closing Date, the Seller Parties may, at their collective option, and as their sole and exclusive remedy under this Agreement (provided neither Seller nor Seller Parent breached this Agreement and/or caused the non-fulfillment of any of the conditions set forth in this Section 9.2), terminate this Agreement by delivering notice of such termination to Purchaser prior to Closing, and thereafter both parties shall be relieved of all obligations hereunder and shall have no further claim in connection with such termination, except to the extent that any such obligations expressly survive termination of this Agreement.

        (a)   All Governmental Approvals shall have been obtained by Purchaser, the Seller Parties and/or Tenant, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Seller.

        (b)   No injunction, judgment, order, decree, ruling or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that (A) prevents consummation of any of the transactions contemplated by this Agreement or (B) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that no Seller Party has not solicited or encouraged any such action, suit or proceeding; and

        (c)   Seller shall have received certified copies of Purchaser's Evidence of Authorization.

        (d)   (i) As of the date of this Agreement and as of the Closing, each and every representation and warranty of Purchaser set forth in this Agreement shall be true and correct in all material respects (or, if any such representation or warranty contains a materiality qualifier, in all respects), and (ii) Purchaser shall not be in default under any of its obligations under this Agreement in any material respect.

        (e)   Purchaser shall have executed and delivered, at or before Closing, all items to be executed and delivered by Purchaser in accordance with Section 3.3.

        (f)    All conditions precedent to the consummation of the Operator Merger shall have been fulfilled or waived in accordance with the terms of the Operator Merger Agreement.

ARTICLE 10

TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated at any time prior to the Closing:

        (a)   by mutual written agreement of Purchaser and Seller Parent;

        (b)   by either Purchaser or Seller Parent, if the Operator Merger Agreement shall have been terminated in accordance with its terms;

        (c)   by either Purchaser or Seller Parent, if: (i) any Gaming Authority has either notified any such party, or made a recommendation or determination, that such Gaming Authority will not issue to Purchaser or its respective Affiliates or Gaming Representatives all necessary Gaming Approvals for the consummation of the transactions contemplated hereby by the Closing Date; or (ii) any Gaming Authority has advised Purchaser or its respective Affiliates or Gaming Representatives to withdraw any application for Gaming Approvals for the consummation of the transactions contemplated hereby (and has not advised such Person to re-submit such application with modifications thereto) (but only if such application is a requirement for the consummation of the transactions contemplate hereby); provided, however, that if Purchaser's breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Purchaser pursuant to this Section 10.1(c), and if a Seller Party's breach of representation, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to the failure to obtain any necessary Gaming Approvals, this Agreement may not be terminated by Seller Parent pursuant to this Section 10.1(c);

        (d)   by Purchaser, if Seller Parent shall have wrongfully terminated this Agreement or any Seller Party has breached any its representations, warranties, covenants or agreements set forth in this Agreement that (i) would reasonably be expected to result in a failure of any condition set forth in Section 9.1 and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date;

provided, however, that Purchaser's right to terminate this Agreement pursuant to this Section 10.1(d) shall be a Termination Event hereunder and the provisions of Section 10.4 shall apply;

        (e)   by Seller Parent, if Purchaser has wrongfully terminated this Agreement or Purchaser has breached any representation, warranty, covenant or agreement on the part of such parties set forth in this Agreement that: (i) would reasonably be expected to result in a failure of a condition set forth in Section 9.2; and (ii) if it is capable of cure, is not cured in all material respects by the Closing Date; provided, however, that if a Seller Party's misrepresentation or breach of representation, warranty, covenant or obligation in this Agreement shall have been the primary cause of, or materially contributed to, such Purchaser breach, this Agreement may not be terminated by Seller Parent pursuant to this clause (e); and

        (f)    by Purchaser, as expressly provided in Sections 2.5(c), 2.5(d), 2.5(f), 7.6, or 9.1, but in all events subject to the provisions of Section 10.4.

        Section 10.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become null and void and of no further force or effect, and there shall be no Liability on the part of Purchaser or any Seller Party, or their respective Affiliates or Representatives hereunder, other than as expressly provided herein; provided, however, that nothing contained in this Section 10.2 shall relieve or limit the Liability of any party hereto for any breach by such party of the terms and provisions of this Agreement or to impair the right of any other party to compel specific performance by such breaching party of its obligations under this Agreement to the extent specific performance is available to such other party under the terms of this Agreement.

        Section 10.3    Remedies

        (a)    Mutual Remedies before the Closing.     Notwithstanding any termination right granted in Section 10.1 or the remedies set forth in this Section 10.3, in the event of the nonfulfillment of any condition to Purchaser's or Seller's Closing obligations (other than the conditions set forth in Sections 9.1(a), 9.1(c), 9.1(d), 9.2(a) and 9.2(b)), in the alternative, that party may elect to proceed to the Closing notwithstanding the nonfulfillment of such Closing condition, it being understood that the consummation of the Closing shall be deemed a waiver of the breach of the representation, warranty, covenant or agreement contained in this Agreement that caused the nonfulfillment of such condition and of such other party's rights and remedies with respect thereto to the extent that such other party shall have actual knowledge of such breach and the Closing shall nonetheless occur.

        (b)    Equitable Relief.     The parties hereto agree that irreparable damage would occur in the event that any of the covenants in this Agreement are not performed in accordance with their specific terms or were otherwise breached and the parties may bring an action for specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedies, including damages to extent provided for herein, that any party hereto may have under applicable Legal Requirements; provided, notwithstanding the foregoing or anything to the contrary contained herein, a party hereto may not seek specific performance in the event of a termination of this Agreement pursuant to Section 10.1(c).

        Section 10.4    Termination Event Cure.

        (a)   Upon the occurrence of a Termination Event, Purchaser may deliver written notice, prepared reasonably and in good faith (a "Termination Notice"), to the Seller Parties electing to terminate this Agreement, which Termination Notice shall include, in order to be effective, (i) a description of such Termination Event, (ii) a description of any actions required, in Purchaser's reasonable judgment, in order to cure, remedy or repair such Termination Event (including, without limitation, all events, facts, acts, conditions, and/or circumstances that resulted in or constitute the basis of the applicable Termination Event) which are not otherwise required of Tenant under the Lease (the "Termination Event Cure"), and (iii) a reasonable estimate of the Damages (if any) incurred, or which would be incurred should the Closing occur, by Purchaser in connection with such Termination Event (the "Termination Event Damages") and a description of any actions that, if taken by the Seller Parties, would cause such Termination Event Damages to be reduced (and the quantum of such reduction) (it being agreed by Purchaser that Purchaser shall be deemed to have not suffered any Termination Event Damages if Tenant, in its Termination Event Certificate (as defined below), identifies such Termination Event (and all underlying events, facts, acts, conditions and circumstances that resulted in such Termination Event) and affirmatively states that the terms of the Lease (including, without limitation, all payment obligations and termination rights therein) remain unmodified notwithstanding such Termination Event (and underlying events, facts, acts, conditions and circumstances)).

        (b)   Seller Parent shall have 10 days following its receipt of a Termination Notice to elect, which election shall be made by written notice (a "Termination Event Election Notice") to Purchaser and shall be in Seller Parent's sole and absolute discretion, to either:

            (i)  require Purchaser to consummate the Closing notwithstanding the occurrence of the Termination Event described in such Termination Notice, in which case, notwithstanding anything to the contrary set forth herein:

            (A)  Purchaser, Seller and Seller Parent shall proceed to Closing in accordance with this Agreement notwithstanding the occurrence of such Termination Event;

            (B)  it shall be an additional condition precedent to Purchaser's obligation to consummate the Closing that, at Closing, Seller Parent shall:

              a.     pay to Purchaser an amount equal to any and all Termination Event Damages (it being agreed that Seller Parent may elect to accept a reduction in the Purchase Price equal to the amount of such Termination Event Damages in lieu of Seller Parent's direct payment thereof); provided, however, that if Seller Parent disputes the calculation of the Termination Event Damages identified in Purchaser's Termination Notice, Seller Parent may raise such dispute in its Termination Event Election Notice, but such dispute shall not affect Seller Parent's obligation to pay to Purchaser all such Termination Event Damages at Closing, and Purchaser and Seller Parent shall use their commercially reasonable efforts to resolve such dispute for thirty (30) days following Closing, failing which (1) either Purchaser or Seller Parent may submit such dispute for resolution to a nationally-recognized accounting firm that does not regularly perform services for Purchaser, Seller Parent, or any Affiliate thereof (the "Arbitrator"), (2) each of Purchaser and Seller Parent shall submit to the Arbitrator its estimate of such Termination Event Damages (each such party's "Termination Event Damages Estimate"), (3) the decision of such Arbitrator shall be final and binding on Purchaser and Seller Parent, absent manifest error, and enforceable by Purchaser and/or Seller Parent in any court of competent jurisdiction, (4) the Arbitrator shall be instructed, and shall only be permitted, to resolve such dispute by choosing Seller Parent's or Purchaser's Termination Event Damages Estimate, and to deliver its decision in writing as promptly as practicable following the submission thereof to the Arbitrator, but in any event within fifteen (15) days of such submission, (5) the Arbitrator shall be instructed to maintain such dispute, its decision, each party's Termination Event Damages Estimate, and all information submitted to the Arbitrator in connection therewith and the resolution thereof confidential, and (6) the fees and costs of the Arbitrator shall be paid by Purchaser, if the Arbitrator selects Seller Parent's Termination Event Damage Estimate, or Seller Parent, if the Arbitrator selects Purchaser's Termination Event Damage Estimate;

              b.     cause Tenant to deliver a written certificate (a "Termination Event Certificate") on which Purchaser shall be entitled to rely, which shall identify such Termination Event in reasonable detail, obligate Tenant to diligently pursue and complete the Termination

      Event Cure, and certify that the terms and conditions of the Lease, as amended by the Lease Amendment (including, without limitation, all payment obligations of the Tenant under the Lease, as amended by the Lease Amendment), shall not be deemed modified or supplemented in any way as a result of or in connection with such Termination Event, which Termination Event Certificate shall be approved by Purchaser in its good faith, reasonable discretion (and shall not be deemed so approved by Purchaser unless and until it is countersigned by Purchaser); and deliver a confirmation by the guarantor under that certain Guaranty to be made by Seller Parent for the benefit of Purchaser, dated as of the Closing Date (the "Lease Guaranty"), in form and substance satisfactory to Purchaser in Purchaser's good faith, reasonable discretion, confirming Tenant's payment and performance of all obligations under the Termination Event Certificate including, without limitation, Tenant's obligation to diligently pursue and complete the Termination Event Cure, into Seller Parent's guaranteed obligations under the Guaranty; or

           (ii)  terminate this Agreement, in which case neither party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

        (c)   In the event that Seller Parent fails to deliver a Termination Event Election Notice within 10 days following its receipt of a Termination Notice, then Seller Parent shall be deemed to have elected to terminate this Agreement, in which case neither party shall have any further rights, duties or obligations hereunder (except those that expressly survive termination of this Agreement).

        Section 10.5    No Punitive or Consequential Damages.    For the avoidance of doubt, in the event this Agreement is terminated, under no circumstances shall a party hereto be liable to any other party hereto for any punitive damages, lost profits, diminution in value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other unforeseen damages. In no event shall any multiples or similar valuation methodology (whether based on "multiple of profits," "multiple of earnings," "multiple of cash flows" or similar items) be used in calculating the amount of any damages. Notwithstanding anything to the contrary set forth herein, nothing contained herein shall limit Purchaser's remedies at law or in equity if, prior to the termination of this Agreement, the Seller Parties sell all or a portion of, or any direct or indirect, legal or beneficial interest in, the Property to someone other than Purchaser or its designee or otherwise takes action that renders the remedy of specific performance impossible or impractical to obtain.

ARTICLE 11

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        Section 11.1    Survival of Representations and Warranties.

        (a)   The representations and warranties of the Seller Parties set forth in Sections 5.1(a) (Organization of Seller), 5.1(b) (Authority; No Conflict; Required Filings and Consents), 5.1(f) (Permits; Compliance with Laws), and 5.1(g) (Bankruptcy), as updated as of the Closing in accordance with the terms of this Agreement (each, a "Fundamental Representation" and, collectively, the "Fundamental Representations"), shall survive the Closing for the applicable statute of limitations (the "Fundamental Survival Period"), and all other representations and warranties of the Seller Parties set forth in Sections 5.1, as updated as of the Closing in accordance with the terms of this Agreement (together with the Fundamental Representations, collectively, the "Seller Representations") shall survive the Closing for a period of eighteen (18) months (the "Base Survival Period").

        (b)   Except as otherwise set forth in Article 6, the representations and warranties of Purchaser set forth in Article 6 (the "Purchaser Representations") shall survive the Closing for a period of eighteen (18) months (together with the Fundamental Survival Period and the Base Survival Period, each a "Survival Period").

        (c)   (i) The obligations, covenants and agreements to be performed or satisfied by any Seller Party that by their terms are required to be performed exclusively before the Closing shall survive the Closing for a period of eighteen (18) months and (ii) the obligations, covenants and agreements to be performed or satisfied by any Seller Party that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied.

        (d)   The parties agree that no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the expiration of the Survival Period applicable to such representations and warranties; provided, however, that all Seller Representations and Purchaser Representations shall continue to survive beyond the Survival Period applicable thereto if a claim for a breach thereof is made prior to the expiration of such Survival Period. The termination of the representations and warranties provided herein shall not affect a party in respect of any good faith claim made by such party in reasonable detail in writing received by an Indemnifying Party prior to the expiration of the applicable Survival Period provided herein.

        Section 11.2    Indemnification

        (a)   From and after the Closing, the Seller Parties, jointly and severally, shall indemnify, save and hold harmless Purchaser and its Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") from and against any and all costs, losses, Liabilities, obligations, damages, claims, and expenses (whether or not arising out of third-party claims), including interest, penalties, reasonable attorneys' fees and any amounts paid in settlement of the foregoing ("Damages"), incurred by or asserted against any Purchaser Indemnified Parties in connection with, arising out of, or resulting from:

            (i)  subject in all instances to Section 11.1, any breach of any Seller Representations;

           (ii)  the Excluded Contractual Liabilities; and/or

          (iii)  subject in all instances to Section 11.1, any breach of any obligation, covenant or agreement to be performed or satisfied by any Seller Party pursuant to this Agreement and/or the Seller Closing Certificates, including, without limitation, any reimbursement and indemnification obligation.

Notwithstanding the foregoing or anything to the contrary set forth herein, if and to the extent the Lease (a) requires Tenant to indemnify (a "Lease Indemnity") any Purchaser Indemnified Parties from and against any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the indemnity set forth above in this Section 11.2(a) (the "Seller Party Indemnity"), and/or (b) the Lease expressly requires Tenant to bear all liability, responsibility, and remedial obligations for any Damages for which the Seller Parties are otherwise obligated to indemnify such Purchaser Indemnified Parties pursuant to the Seller Party Indemnity, then the applicable provisions of the Lease shall control and such Purchaser Indemnified Parties shall be prohibited from pursuing any remedies under the Seller Party Indemnity in connection with such Damages, but only for so long as Tenant diligently pursues the payment, cure or other remedy of such Damages in accordance with the Lease, it being agreed that Tenant's failure to diligently pursue the payment, cure or other remedy of such Damages in accordance with the Lease shall entitle such Purchaser Indemnified Parties to pursue all rights and remedies available to it hereunder (so long as, with respect to a breach of any Seller Representations, a claim therefor was made prior to the expiration of the applicable Survival Period).

        (b)   From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Parties and their respective Affiliates, and their respective agents, trustees, shareholders, partners, members, directors, officers, employees, agents and representatives, and the heirs, legal representatives, successors and assigns of each of the foregoing (each, a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") from and against any and all Damages incurred by or asserted against any Seller Indemnified Parties in connection with, arising out of, or resulting from:

            (i)  subject in all instances to Section 11.1, any breach of any Purchaser Representations; or

           (ii)  any breach of any obligation, covenant or agreement to be performed or satisfied by Purchaser pursuant to this Agreement and/or the Purchaser Closing Certificate, including, without limitation, any reimbursement and indemnification obligation.

        Section 11.3    Procedure for Claims between Parties.    If a claim for Damages is to be made by a Purchaser Indemnified Party or Seller Indemnified Party (each, an "Indemnified Party") entitled to indemnification hereunder, such party shall give written notice briefly describing the claim and, to the extent then ascertainable, the monetary damages sought (each, a "Notice") to the indemnifying party hereunder (the "Indemnifying Party" and collectively, the "Indemnifying Parties") as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article 11. Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        Section 11.4    Defense of Third Party Claims

        (a)   If any Legal Proceeding is initiated against an Indemnified Party by any third party (each, a "Third Party Claim") for which indemnification under this Article 11 may be sought, Notice thereof, together with copies of all notices and communication relating to such Third Party Claim, shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

        (b)   If it so elects to do so, the Indemnifying Party shall be entitled to:

            (i)  take control of the defense and investigation of such Third Party Claim if the Indemnifying Party by written notice to the Indemnified Party;

           (ii)  employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such Legal Proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has reasonably concluded that there may be one or more legal defenses or defense strategies available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party or that there exists a conflict of interest, in which event such Indemnified Party shall be entitled to separate counsel (provided that such counsel is reasonably acceptable to the Indemnifying Party); and

          (iii)  compromise or settle such Third Party Claim, which compromise or settlement shall be made (x) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, or (y) if such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim, without any admission of wrongdoing of any nature whatsoever to or by such Indemnified Party, and provides only for monetary damages that will be paid in full by the Indemnifying Party.

        (c)   If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall reasonably cooperate with each other in any notifications to insurers.

        (d)   If the Indemnifying Party fails to assume the defense of such Third Party Claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        (e)   If the Indemnified Party assumes the defense of the Third Party Claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

        Section 11.5    Limitations on Indemnity.    No Purchaser Indemnified Party shall seek, or be entitled to, indemnification from any of the Seller Parties pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) unless the aggregate claims for Damages of the Purchaser Indemnified Parties for which indemnification is sought pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representation) exceed One Million Dollars ($1,000,000), in which event the Sellers shall be liable for all such Damages in excess of such amount. Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties' aggregate recovery against the Seller Parties in connection with claims made pursuant to Section 11.2(a)(i) (other than with respect to a breach of any Fundamental Representations) shall not exceed Twenty Five Million Dollars ($25,000,000); provided, however, notwithstanding anything to the contrary herein, in no event and under no circumstances shall the foregoing be interpreted as a limit on Tenant's liability for any matters under the Lease.

        Section 11.6    Exclusive Remedy.    After the Closing, except with respect to actual fraud, the indemnities provided in this Article 11 shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, however; that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement.

        Section 11.7    Treatment of Indemnification Payments.    All indemnification payments made pursuant to this Article 11 shall be treated by the parties for income Tax purposes as adjustments to the Final Purchase Price, unless (a) otherwise required pursuant to a "determination" (as defined in Section 1313(a) of the Code or any similar provision of state, local or foreign law) or (b) Purchaser and the Seller Parties shall otherwise agree in writing.

ARTICLE 12

GENERAL PROVISIONS

        Section 12.1    Amendment.    No provision of this Agreement or of any document or instrument entered into, given or made pursuant to this Agreement may be amended, changed, waived, discharged or terminated except by an instrument in writing, signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought.

        Section 12.2    Time of Essence.    Time is of the essence with respect to each date and each time set forth in this Agreement.

        Section 12.3    Entire Agreement.    This Agreement and other documents delivered at the Closing set forth the entire agreement and understanding of the parties in respect of the transactions contemplated by this Agreement, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Seller Party or Purchaser that is not embodied in this Agreement, or in the attached Exhibits or the written certificates, schedules or instruments of assignment or conveyance delivered pursuant to this Agreement, and neither Purchaser nor any Seller Party shall be bound by or liable for any alleged representations, promise, inducement or statement of intention not therein so set forth.

        Section 12.4    No Waiver.    No failure of any party to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder shall constitute a waiver of any party's right to demand strict compliance with the terms of this Agreement.

        Section 12.5    Counterparts.    This Agreement, any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby, and any amendment or supplement thereto may be executed in two or more counterparts, and, when so executed, will have the same force and effect as though all signatures appeared on a single document. Any signature page of this Agreement or of such an amendment, supplement, document or instrument may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart identical in form thereto but having attached to it one or more additional signature pages.

        Section 12.6    Costs and Attorneys' Fees.    If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or any document or instrument entered into, given or made pursuant to this Agreement or authorized hereby or thereby (including, without limitation, the enforcement of any obligation to indemnify, defend or hold harmless provided for herein or therein), or because of an alleged dispute, default, or misrepresentation in connection with any of the provisions of this Agreement or of such document or instrument, the successful or prevailing party shall be entitled to recover actual attorneys' fees, charges and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

        Section 12.7    Payments.    Except as otherwise provided herein, payment of all amounts required by the terms of this Agreement shall be made in the United States and in immediately available funds of the United States of America that, at the time of payment, is accepted for the payment of all public and private obligations and debts.

        Section 12.8    Parties in Interest.    Subject to Article 10, the rights and obligations of the parties hereto shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and the legal representatives of their respective estates. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any Person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge the obligation or liability of any Person to any party to this Agreement or to give any Person any right of subrogation or action over or against any party to this Agreement.

        Section 12.9    Jurisdiction; Applicable Law, Waiver of Trial By Jury.

        (a)    Applicable Law.     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of law rules and principles of that state.

        (b)    Jurisdiction.     Purchaser and the Seller Parties hereby irrevocably:

            (i)  submit to the exclusive jurisdiction of either the United States District Court for the Southern District of New York for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no further instrument or action, other than service of process as required by law, shall be necessary in order to confer jurisdiction upon a party in any such court; and

           (ii)  waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that either Purchaser or any Seller Party is not subject personally to the jurisdiction of the above-named courts, that Purchaser's or any

  Seller Party's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under applicable Legal Requirements, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any Seller Party, Purchaser or their successors or assigns are entitled pursuant to the final judgment of any court having jurisdiction.

        (c)    Waiver of Jury Trial.     EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

        (d)   The provisions of this Section 12.9 shall survive the Closing or earlier termination of this Agreement.

        Section 12.10    Construction of Agreement.    The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Headings at the beginning of sections of this Agreement are solely for the convenience of the parties and are not a part of this Agreement. When required by the context, whenever the singular number is used in this Agreement, the same shall include the plural, and the plural shall include the singular, the masculine gender shall include the feminine and neuter genders, and vice versa. As used in this Agreement, the term "Seller" shall include the respective permitted successors and assigns of Seller, the term "Seller Parent" shall include the respective permitted successors and assigns of Seller Parent, and the term "Purchaser" shall include the permitted successors and assigns of Purchaser, if any. All times refer to the time in New York, New York.

        Section 12.11    Severability.    If any term or provision of this Agreement is determined to be illegal, unconscionable or unenforceable, all of the other terms, provisions and sections hereof will nevertheless remain effective and be in force to the fullest extent permitted by law.

        Section 12.12    Submission of Agreement.    No agreement with respect to the purchase and sale of the Property shall exist, and this writing shall have no binding force or effect, until this Agreement shall have been executed and delivered by Purchaser and by the Seller Parties.

        Section 12.13    Cooperation.    Purchaser and each Seller Party shall cooperate with the other to carry out the purposes of this Agreement (provided, such cooperation shall not require either party to expend any sum not otherwise required pursuant to the other provisions of this Agreement). In addition, Purchaser agrees to cooperate with the Seller Parties, their Affiliates and their respective representatives following Closing in connection with any litigation or proceedings with respect to the Property, any Tax audit, examination or challenge or similar proceeding, said cooperation to be at no material cost or expense to Purchaser. This Section 12.13 shall survive the Closing.

        Section 12.14    Confidentiality; Public Announcement.

        (a)    Confidentiality.     Each Seller Party and Purchaser each hereby agree that the material terms and provisions of this Agreement, all understandings, agreements and other arrangements between and among the parties, and all other non-public information received from or otherwise relating to, the Property (or any portion thereof), Purchaser and the Seller Parties shall be confidential, and shall not be disclosed or otherwise released to any other Person (other than another party hereto or such party's Affiliates), without the written consent of Purchaser or Seller Parent, as applicable. The obligations of the parties hereunder shall not apply to: (a) the extent that the disclosure of information otherwise determined to be confidential is required by applicable Legal Requirements, or by any regulations or securities exchange listing rules applicable to such party or its Affiliates, provided that (i) prior to disclosing such confidential information, such disclosing party shall notify the other party thereof, which notice shall include the basis upon which such disclosing party believes the information is required to be disclosed; and (ii) such disclosing party shall, if requested by the other party, provide reasonable cooperation with the other party to protect the continued confidentiality thereof; (b) the disclosure of confidential information to any of Purchaser's or any Seller Parties' Affiliates and their respective officers, employees, directors, agents, investors, rating agencies, accountants, attorneys and other consultants, financial advisors, other professional advisors, shareholders, investors and lenders (both actual and potential) who agree to hold confidential such information substantially in accordance with this Section 12.14 or who are otherwise bound by a duty of confidentiality to such party; and (c) such disclosures as may be contained in Section 12.14(b) hereof.

        (b)   Seller Parent and Purchaser shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and shall provide each other the opportunity to review and comment upon and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and prior to considering in good faith any such comments, except as may be required by applicable Legal Requirements (including without limitation the Securities Act, the Exchange Act and any Gaming Laws) or any listing agreement with, or the rules and regulations of, the NASDAQ Stock Market or the Financial Industry Regulatory Authority. Notwithstanding anything to the contrary herein, Purchaser and Seller Parent or their respective Affiliates may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Purchaser and Seller Parent and do not reveal non-public information regarding Purchaser or any Seller Party.

        (c)   This Section 12.14 shall survive the Closing.

        Section 12.15    Assignments.

        (a)    Seller Assignments.     Neither this Agreement nor any of the rights, interests or obligations of any Seller Party hereunder shall be assigned, transferred or conveyed, directly or indirectly, by operation of law (including, without limitation, by merger or consolidation) or otherwise (each, a "Transfer") by such Seller Party without the prior written consent of Purchaser. Any Transfer in violation of this Section 12.15 shall be void.

        (b)    Purchaser Assignments.     Except to Affiliates of Purchaser, Purchaser shall not Transfer this Agreement and its rights, interests and obligations hereunder to any Person without the prior written consent of Seller Parent. Purchaser shall be permitted, without the consent of any Seller Party, to Transfer this Agreement and its rights, interest, obligations hereunder to Affiliates of Purchaser.

        Section 12.16    No Recording or Notice of Pendency.    The parties hereto agree that neither this Agreement nor any memorandum hereof shall be recorded, except as required in connection with Purchaser's pursuit of specific performance pursuant to Section 10.2. This Section 12.16 shall survive the Closing.

        Section 12.17    No Third Party Beneficiary.    It is specifically understood and agreed that no Person shall be a third party beneficiary under this Agreement, and that none of the provisions of this Agreement shall be for the benefit of or be enforceable by anyone other than the parties hereto, and that only the parties hereto and their permitted assignees shall have rights hereunder.

        Section 12.18    Successors and Assigns.    Subject to the foregoing limitations, this Agreement shall extend to, and shall bind, the respective heirs, executors, personal representatives, successors and assigns of each Seller Party and Purchaser.

[Signatures Follow on Next Page]

        IN WITNESS WHEREOF, Purchaser, Seller and Seller Parent have caused this Agreement to be executed as of the day and year first written above.

SELLER:
PLAINVILLE GAMING AND REDEVELOPMENT, LLC (d/b/a Plainridge Park Casino), a Delaware limited liability company
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	President
SELLER PARENT:
PENN NATIONAL GAMING, INC., a Pennsylvania corporation,
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

PURCHASER:
GOLD MERGER SUB, LLC, a Delaware limited liability company
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer

[Signature Page to Purchase Agreement]

Annex F

EXECUTION VERSION

MASTER LEASE COMMITMENT AND RENT ALLOCATION AGREEMENT

        THIS MASTER LEASE COMMITMENT AND RENT ALLOCATION AGREEMENT (this "Agreement") is made and entered into as of December 17, 2017 (the "Effective Date"), by and among Boyd Gaming Corporation, a Nevada corporation ("Boyd"), Boyd TCIV, LLC a Nevada limited liability company and a wholly owned subsidiary of Boyd ("Purchaser"), Penn National Gaming, Inc., a Pennsylvania corporation ("Penn"), Gaming and Leisure Properties, Inc., a Pennsylvania corporation ("GLPI") and Gold Merger Sub, LLC, a Delaware limited liability company ("Gold LLC"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 1. Each of Boyd, Purchaser, Penn, GLPI and Gold LLC is sometimes referred to herein individually as a "Party" and all of them, collectively, are sometimes referred to herein as the "Parties."

        WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among Penn, Franchise Merger Sub, Inc. ("Merger Sub"), and Pinnacle Entertainment, Inc., a Delaware corporation ("Pinnacle"), Merger Sub will merge with and into Pinnacle and Pinnacle will become a wholly owned subsidiary of Penn (the "Merger");

        WHEREAS, Pinnacle is the beneficial and record owner of all of the issued and outstanding membership interests (the "Membership Interests") of each of Ameristar Casino Kansas City, LLC, a limited liability company organized under the laws of the state of Missouri (the "Ameristar Kansas City LLC"), Ameristar Casino St. Charles, LLC, a limited liability company organized under the laws of the state of Missouri (the "Ameristar St. Charles LLC"), Belterra Resort Indiana LLC, a limited liability company organized under the laws of the state of Nevada (the "Belterra LLC"), and PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio (the "Belterra Park LLC", and each of the Ameristar Kansas City LLC, the Ameristar St. Charles LLC, the Belterra LLC and the Belterra Park LLC, a "Company," and collectively, the "Companies");

        WHEREAS, the Ameristar Kansas City LLC is the lessee (pursuant to the Existing Master Lease described below) and operator of the casino located at 3200 North Ameristar Drive, Kansas City, MO 64161 and commonly known as Ameristar Casino Hotel Kansas City together with other facilities related thereto (collectively, the "Ameristar Kansas City Casino");

        WHEREAS, the Ameristar St. Charles LLC is the lessee (pursuant to the Existing Master Lease) and operator of the casino located at 1 Ameristar Blvd, St. Charles, MO 63301 and commonly known as Ameristar Casino Resort Spa St. Charles together with other facilities related thereto (collectively, the "Ameristar St. Charles Casino");

        WHEREAS, the Belterra LLC is the lessee (pursuant to the Existing Master Lease) and operator of the casino located at 777 Belterra Drive, Florence IN 47020 and commonly known as Belterra Casino Resort together with other facilities related thereto, including the Ogle Haus hotel (collectively, the "Belterra Casino");

        WHEREAS, the Belterra Park LLC is the owner and operator of the casino and racetrack located at 6301 Kellogg Rd, Cincinnati, OH 45230 and commonly known as Belterra Park together with other facilities related thereto;

        WHEREAS, pursuant to a Purchase and Sale Agreement, dated as of the date hereof, by and between Penn, Gold LLC and, upon its execution and delivery of a joinder, Belterra Park LLC (the "Belterra Park Purchase Agreement"), Belterra Park LLC has agreed to sell to Gold LLC, and Gold LLC has agreed to purchase from the Belterra Park LLC, the parcel of real property located at 6301 Kellogg Rd., Cincinnati, Ohio, and the facilities, improvements and fixtures thereon (in each case as more particularly described in the Belterra Park Purchase Agreement) (collectively, "Belterra Park"), subject to the terms and conditions set forth therein (the "Belterra Park Real Property Divestiture");

        WHEREAS, pursuant to a Membership Interest Purchase Agreement, dated as of the date hereof, by and among Boyd, Purchaser, Penn and, following the execution of a joinder, Pinnacle and the Companies (the "Membership Interest Purchase Agreement"), Pinnacle will agree to sell to Purchaser, and Purchaser has agreed to purchase from Pinnacle, 100% of the membership interests, subject to the terms and conditions set forth therein (the "Membership Interest Purchase");

        WHEREAS, pursuant to that certain Master Lease, dated as of April 28, 2016, by and between Gold LLC (as successor by merger to Pinnacle Entertainment, Inc.), as landlord, and Pinnacle MLS, LLC, a Delaware limited liability company ("Pinnacle MLS"), as tenant, as amended by (i) that certain First Amendment to Master Lease, dated as of August 29, 2016, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant, (ii) that certain Second Amendment to Master Lease, dated as of October 25, 2016, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant, and (iii) that certain Third Amendment to Master Lease, dated as of March 24, 2017, by and between Gold LLC, as landlord, and Pinnacle MLS, as tenant (as amended, the "Existing Master Lease"), Gold LLC has leased certain premises to Pinnacle (the premises thereunder include the real property, and facilities, improvements and fixtures thereon, associated with the Ameristar Kansas City Casino, the Ameristar St. Charles Casino, the Belterra Casino (collectively, the "Divested Facilities") as well as the other Facilities more fully described on Schedule 1 attached hereto (such other Facilities, the "Retained Facilities"));

        WHEREAS, in connection with the Merger and the Membership Interest Purchase, the parties thereto intend to amend the Existing Master Lease in order to (a) remove the Divested Facilities from the premises leased thereunder (and thereby limit the premises leased under the Existing Master Lease to the Retained Facilities) and (b) make certain revisions to the rent and certain other terms therein on account of the removal of such Divested Facilities (the "Pinnacle Master Lease Amendment;" the Existing Master Lease, as so amended, is referred to herein as the "Amended Pinnacle Master Lease");

        WHEREAS, subject to the terms and conditions of the Membership Interest Purchase Agreement, Purchaser shall enter into a new master lease with Gold LLC pursuant to which Gold LLC will lease to Purchaser the Divested Facilities and Belterra Park, each as more particularly described in such lease (the "Boyd Master Lease"); and

        WHEREAS, the Parties hereto desire to memorialize certain understandings concerning their respective rights and obligations in connection with the Amended Pinnacle Master Lease and the Boyd Master Lease, and to memorialize certain understandings concerning the manner in which (i) a portion of the rent currently payable under the Existing Master Lease will be allocated to the Divested Facilities and become a portion of the rent initially payable under the Boyd Master Lease, (ii) the rent attributable to Belterra Park will initially be calculated and become an additional portion of the rent initially payable under the Boyd Master Lease, and (iii) a portion of the rent currently payable under the Existing Master Lease will be allocated to the Retained Facilities and become the rent continuing to be payable under the Amended Pinnacle Master Lease.

        NOW, THEREFORE, the Parties, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

        1.     Definitions.    Capitalized terms used but not defined herein shall have the meanings set forth in the Existing Master Lease. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:

        "Actual 2018 Escalation Percentage" means the percentage increase in the Base Building Rent under the Existing Master Lease effective May 1, 2018 for the period May 1, 2018 through and including April 30, 2019.

        "Allocable EBITDAR Percentage" means (i) with respect to Boyd, EBITDAR attributable to the Divested Facilities divided by EBITDAR attributable to all Facilities and (ii) with respect to Penn, EBITDAR attributable to the Retained Facilities divided by EBITDAR attributable to all Facilities. The Allocable EBITDAR Percentage shall be stated rounded to the closest 1/10,000th of a percentage point.

        "Belterra Park Breakpoint Amount" means the amount equal to fifty percent (50%) of the Belterra Park Net Revenue.

        "Belterra Park Calculation Date" means the last day of the last calendar month prior to the Divestiture Closing Date for which closed financial statements are available for Belterra Park at least seven (7) Business Days prior to the Divestiture Closing Date.

        "Belterra Park Calculation Period" means the period of twelve (12) full calendar months ending on the Belterra Park Calculation Date.

        "Belterra Park Initial Building Base Rent" means the amount which equals the Belterra Park Initial Total Rent minus (i) the Belterra Park Land Base Rent and (ii) the Belterra Park Initial Percentage Rent.

        "Belterra Park Initial Percentage Rent" means the amount equal to four percent (4%) multiplied by fifty percent (50%) of the Belterra Park Net Revenue.

        "Belterra Park Initial Total Rent" means the amount derived by dividing EBITDAR for Belterra Park (calculated with respect to the Belterra Park Calculation Period) by 1.80.

        "Belterra Park Land Base Rent" means the amount equal to four percent (4%) multiplied by fifty percent (50%) of the Belterra Park Net Revenue.

        "Belterra Park Net Revenue" means the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from Belterra Park) during the Belterra Park Calculation Period.

        "Building Base Rent Proration Percentage" means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 by (y) the sum of the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 plus the Retained Facilities Escalated Building Base Rent Post-May 1, 2018.

        "Consent Agreement" means that certain Consent Agreement dated as of the Effective Date by and among GLPI, Gold LLC, PA Meadows, LLC, a Delaware limited liability company, a wholly owned subsidiary of GLPI, Penn, PNK Development 33, LLC, a Delaware limited liability company and wholly owned subsidiary of Pinnacle, Pinnacle and Pinnacle MLS.

        "Divested Facilities Adjusted Percentage Rent" means four percent (4%) multiplied by the difference between the Divested Facilities Average Annual Net Revenue for the trailing full twenty-four (24) calendar month period ending on April 30, 2018 and the Divested Facilities Breakpoint Amount.

        "Divested Facilities Average Annual Net Revenue" means, with respect to any full twenty-four (24) calendar month period, the average annual Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Divested Facilities) during such period.

        "Divested Facilities Breakpoint Amount" means $294,631,660, which equals fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

        "Divested Facilities Calculation Period" means the twelve (12) calendar month period ending December 31, 2017.

        "Divested Facilities Escalated Building Base Rent Post-May 1, 2018" means the Divested Facilities Initial Building Base Rent as increased by the Actual 2018 Escalation Percentage.

        "Divested Facilities Initial Building Base Rent" means the amount which equals the Divested Facilities Initial Total Rent minus (i) the Divested Facilities Land Base Rent and (ii) the Divested Facilities Initial Percentage Rent.

        "Divested Facilities Initial Percentage Rent" means $11,785,266, which equals four percent (4%) multiplied by fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

        "Divested Facilities Initial Total Rent" means the amount which equals the Allocable EBITDAR Percentage for Boyd multiplied by the Initial Total Rent.

        "Divested Facilities Initially-Calculated Net Revenue Amount" means $589,263,321, which equals the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Divested Facilities) during the twelve (12) full calendar month period ending March 31, 2016.

        "Divested Facilities Land Base Rent" means $11,785,266, which equals four percent (4%) multiplied by fifty percent (50%) of the Divested Facilities Initially-Calculated Net Revenue Amount.

        "Divestiture Closing Date" means the "Closing Date," as defined in the Membership Interest Purchase Agreement.

        "EBITDAR" means the consolidated net income or loss of Pinnacle with respect to any Facility or Belterra Park, as applicable, for the relevant period described below, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) rental expense, (9) corporate expense, (10) restructuring expense, (11) extraordinary gains or losses and (12) unusual or non-recurring gains or items of income or loss, but only to the extent attributable to such Facility or to Belterra Park, and by adding, in the case of the Divested Facility known as Belterra Casino, the amount of $2,268,000 on account of the Indiana "free play" tax credit and by subtracting, in the case of the Retained Facility known as Ameristar East Chicago, the amount of $2,681,000 on account of the Indiana "free play" tax credit. The EBITDAR for each individual Facility and for Belterra Park shall be the amount certified as such by the chief financial officer of Pinnacle in a certificate delivered to Boyd and Penn at least seven (7) Business Days prior to the Divestiture Closing Date. In the case of any Facility, EBITDAR shall be calculated for the Divested Facilities Calculation Period or Retained Facilities Calculation Period, as applicable (it being understood that such periods are the same twelve (12) calendar month period). In the case of Belterra Park, EBITDAR shall be calculated for the Belterra Park Calculation Period.

        "Excluded Facility" means any Facility as to which the Existing Master Lease has been terminated prior to the Divestiture Closing Date as more fully set forth in Section 14.6 of the Existing Master Lease.

        "Facility" shall have the same meaning set forth in the Existing Master Lease, inclusive of all Leased Property (as defined in the Existing Master Lease) related thereto.

        "Initial Total Rent" means $382,774,341, which is the total Rent payable under the Existing Master Lease during the period May 1, 2017 through April 30, 2018.

        "Land Base Rent Proration Percentage" means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Land Base Rent by (y) the sum of the Divested Facilities Land Base Rent plus the Retained Facilities Land Base Rent.

        "Net Revenue" for any period shall be calculated in accordance with the Existing Master Lease and shall be amount certified as such with respect to any Facility or Belterra Park by the chief financial officer of Pinnacle in a certificate delivered to Boyd and Penn at least seven (7) Business Days prior to the Divestiture Closing Date.

        "Percentage Rent Breakpoint Amount" means (i) in the case of the Boyd Master Lease, the amount set forth in clause (b) of the second sentence of the definition of "Percentage Rent" in the Boyd Master Lease and (ii) in the case of the Penn Master Lease, the amount set forth in clause (b) of the second sentence of the definition of "Percentage Rent" in the Amended Pinnacle Master Lease.

        "Percentage Rent Proration Percentage" means, in the case of Boyd, the fraction (expressed as a percentage) obtained by dividing (x) the Divested Facilities Adjusted Percentage Rent by (y) the sum of the Divested Facilities Adjusted Percentage Rent plus the Retained Facilities Adjusted Percentage Rent.

        "Retained Facilities Adjusted Percentage Rent" means four percent (4%) multiplied by the difference between the Retained Facilities Average Annual Net Revenue for the trailing full twenty-four (24) calendar month period ending on April 30, 2018 and the Retained Facilities Breakpoint Amount.

        "Retained Facilities Average Annual Net Revenue" means, with respect to any full twenty-four (24) calendar month period, the average annual Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Retained Facilities) during such period.

        "Retained Facilities Breakpoint Amount" means $808,905,340, which equals fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

        "Retained Facilities Calculation Period" means the twelve (12) calendar month period ending December 31, 2017.

        "Retained Facilities Escalated Building Base Rent Post-May 1, 2018" means the Retained Facilities Initial Building Base Rent as increased by the Actual 2018 Escalation Percentage.

        "Retained Facilities Initial Building Base Rent" means the amount which equals the Retained Facilities Initial Total Rent minus the sum of (i) the Retained Facilities Land Base Rent and (ii) the Retained Facilities Initial Percentage Rent.

        "Retained Facilities Initial Percentage Rent" means $32,356,214, which equals four percent (4%) multiplied by fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

        "Retained Facilities Initial Total Rent" means the amount which equals the Allocable EBITDAR Percentage for Penn multiplied by the Initial Total Rent.

        "Retained Facilities Initially-Calculated Net Revenue Amount" means $1,617,810,679, which equals the Net Revenue (calculated in a manner consistent with the Existing Master Lease, but only to the extent derived from the Retained Facilities) during the twelve (12) full calendar month period ending March 31, 2016.

        "Retained Facilities Land Base Rent" means $32,356,214, which equals four percent (4%) multiplied by fifty percent (50%) of the Retained Facilities Initially-Calculated Net Revenue Amount.

        2.     Agreement to enter into the Pinnacle Master Lease Amendment.    Subject to (i) all conditions precedent to the consummation of the Merger having been fulfilled or waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and the Merger having been consummated or able to be consummated substantially simultaneously with the execution, delivery and entry into the Pinnacle Master Lease Amendment (the "Pinnacle Lease Amendment Execution"), (ii) all conditions precedent to the Membership Interest Purchase having been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and closing thereof having been consummated or able to be consummated substantially simultaneously with the Pinnacle Lease Amendment Execution and (iii) all conditions precedent to the Belterra Park Real Property Divestiture (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) having been fulfilled or waived and closing thereof having been consummated or able to be consummated substantially simultaneously with the Pinnacle Lease Amendment Execution, Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle and/or its applicable subsidiary to execute, deliver and enter into) the Pinnacle Master Lease Amendment, substantially in the form attached hereto as Exhibit A, and with all blanks therein completed in a manner consistent with the provisions of Sections 5, 6, 7, 10 and 11 hereof on the Divestiture Closing Date, substantially concurrently with the Merger. The effective date of the Pinnacle Master Lease Amendment shall be the Divestiture Closing Date. Upon the execution and delivery of the Pinnacle Master Lease Amendment and concurrently therewith, Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle to execute, deliver and enter into) short form memoranda of the Pinnacle Master Lease Amendment against each Retained Facility in the applicable real property records, upon the Divestiture Closing Date, substantially concurrently with the Merger, and to cause the same to be recorded promptly thereafter, all in accordance with Section 33.1 of the Amended Pinnacle Master Lease.

        3.     Arrangements with respect to the Payment of Rent for the Initial Partial Month under the Boyd Master Lease or Amended Pinnacle Master Lease.

  (a)
  If all rent due and owing under the Existing Master Lease has been paid to Gold LLC through the last day in the month in which the Commencement Date under the Boyd Master Lease (i.e. the Divesture Closing Date), occurs, then Purchaser shall be entitled to a credit against the first payment of Rent and Additional Charges due and owning under the Boyd Master Lease in an amount equal to the Boyd Credited Rent Amount (as defined in Section 3(c)). Purchaser shall otherwise be required to pay all Rent due and owing to Gold LLC, as landlord under the Boyd Master Lease, in accordance with the terms of the Boyd Master Lease. Gold LLC and Purchaser hereby agree that any monthly payment of Rent that is to be prorated for any partial month, as set forth in Section 3.1 of the Boyd Master Lease, shall be prorated based upon a 30 day month.

  (b)
  The Parties acknowledge that it is possible that the "Commencement Date" (as defined in the Boyd Master Lease) and effective date of the Pinnacle Master Lease Amendment may occur on a day in a month on or after the day on which Pinnacle MLS has paid Rent for such month under the Existing Master Lease (such day, the "Rent Payment Day"), or such Commencement Date may occur on a day in such month prior to the Rent Payment Day. As used herein, the term "Rental Prepayment Period" shall mean the period commencing on the Rent Payment Day and ending on (and including) the last day of such month.

  (c)
  If the Divesture Closing Date occurs during the Rental Prepayment Period, then, a portion of the Rent theretofore paid by Pinnacle MLS under the Existing Master Lease with respect to the month in which the Commencement Date occurs (such portion, the "Boyd Credited Rent Amount") shall be allocated to the Divested Facilities as follows: (i) a portion of the Land Base Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall be allocated to the Divested Facilities in an amount equal to Boyd' Land Base Rent Proration Percentage of the Land Base Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month; (ii) a portion of the Building Base Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall be allocated to the Divested Facilities in an amount equal to Boyd's Building Base Rent Proration Percentage of the Building Base Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month; and (iii) a portion of the Percentage Rent so paid by Pinnacle MLS under the Existing Master Lease on the applicable Rent Payment Day shall allocated to the Divested Facilities in in an amount equal to the Boyd' Percentage Rent Proration Percentage of the Percentage Rent so paid by Pinnacle MLS, multiplied by a fraction, the numerator of which is the number of days in the period commencing on (and including) the Commencement Date and ending on (and including) the last day of such month, and the denominator of which is the total number of days in such month. The Boyd Credited Rent Amount shall be treated as an adjustment under the Membership Interest Purchase Agreement owing by Boyd to Pinnacle.

        4.     Agreement to enter into the Boyd Master Lease.    Subject to (i) all conditions precedent to the consummation of the Merger having been fulfilled or waived in accordance with the terms of the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and the Merger having been consummated or able to be consummated substantially simultaneously with the execution, delivery and entry into the Boyd Master Lease (the "Boyd Lease Execution"), (ii) all conditions precedent to the Membership Interest Purchase having been fulfilled or waived (other than the Boyd Lease Execution and other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) and closing thereof having been consummated or able to be consummated substantially simultaneously with the Boyd Lease Execution and (iii) all conditions precedent to the Belterra Park Real Property Divestiture (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) having been fulfilled or waived and closing thereof having been consummated or able to be consummated substantially simultaneously with the Boyd Lease Execution (the conditions set forth in clauses (i)—(iii), the "Boyd Lease Conditions"), Gold LLC hereby agrees to execute, deliver and enter into (and Penn agrees to cause Pinnacle and/or its applicable subsidiary to execute, deliver and enter into) terminations of any recorded short form memoranda of the Existing Master Lease, insofar as it affects any Divested Facility and memoranda have been recorded against any Divested Facility in any real property records on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase, and to cause such terminations to be recorded promptly thereafter in the applicable real property records. Subject to the satisfaction of the Boyd Lease Conditions, each of Gold LLC and Buyer hereby agrees to execute, deliver and enter into the Boyd Master Lease, in the form attached hereto as Exhibit B, and with all blanks therein completed in a manner consistent with the provisions of Sections 5, 6, 7, 10 and

11 hereof on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase. The commencement date of the Boyd Master Lease shall be the Divestiture Closing Date. Subject to the satisfaction of the Boyd Lease Conditions, each of Gold LLC and Buyer hereby agrees to execute, deliver and enter into short form memoranda of the Boyd Master Lease against each Divested Facility and Belterra Park in the applicable real property records on the Divestiture Closing Date, substantially concurrently with the Membership Interest Purchase, and to cause such short form memoranda to be recorded promptly thereafter, all in accordance with Section 33.1 of the Boyd Master Lease.

        5.     Manner in which Land Base Rent will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease.

  (a)
  The amount to be stated as the annual "Land Base Rent" in the blank in the first sentence of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Land Base Rent plus (ii) the Belterra Park Land Base Rent.

  (b)
  The amount to be stated as the annual "Land Base Rent" in Section 1.2(e) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Land Base Rent.

        6.     Manner in which Building Base Rent will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease.

  (a)
  The amount to be stated as the initial annual "Building Base Rent" in the blank in the first sentence of clause (A) of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Escalated Building Base Rent Post-May 1, 2018 plus (ii) the Belterra Park Initial Building Base Rent.

  (b)
  The amount to be stated as the annual "Building Base Rent" in Section 1.2(b) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Escalated Building Base Rent Post-May 1, 2018.

        7.     Manner in which Percentage Rent and Breakpoint for Percentage Rent Calculations will be allocated under the Boyd Master Lease and the Amended Pinnacle Master Lease

  (a)
  The amount to be stated as the initial annual "Percentage Rent" in the blank in the first sentence of the definition of such term in the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Adjusted Percentage Rent calculated as of April 30, 2018 plus (ii) the Belterra Park Initial Percentage Rent.

  (b)
  The Percentage Rent Breakpoint Amount to be stated in the blank in clause (b) of the second sentence of the Boyd Master Lease shall equal the sum of (i) the Divested Facilities Breakpoint Amount plus (ii) the Belterra Park Breakpoint Amount.

  (c)
  The amount to be stated as the annual "Percentage Rent" in the first sentence of the amendment to the definition of such term in Section 1.2(f) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Adjusted Percentage Rent.

  (d)
  The Percentage Rent Breakpoint Amount to be stated in clause (x) of the second sentence of Section 1.2(f) of the Pinnacle Master Lease Amendment for the period commencing upon the Divestiture Closing Date shall equal the Retained Facilities Breakpoint Amount.

        8.     Examples of Allocations and Calculations pursuant to Sections 5, 6 and 7.    Attached hereto as Exhibit C are examples (the "Examples") of the manner in which the Building Base Rent, Land Base Rent, Percentage Rent and breakpoint for future Percentage Rent calculations should be allocated or, as applicable, calculated with respect to the Divested Facilities, the Retained Facilities and Belterra Park.

        9.     Adjustments in Certain Circumstances.    Notwithstanding anything to the contrary contained in this Agreement, if any Company is or is deemed to be an Excluded Company (as defined in the Membership Interest Purchase Agreement) in accordance with the terms of the Membership Interest Purchase Agreement, then (i) the premises consisting of the real property, and facilities, improvements and fixtures thereon, associated with any of the Divested Facilities or Belterra Park, as applicable, operated by such Excluded Company ("Excluded Company Property") shall not be included within the "Facilities" or "Leased Property" under the Boyd Master Lease; (ii) such Excluded Company Property shall be included within the "Facilities" and "Leased Property" under the Amended Pinnacle Master Lease; and (iii) adjustments shall be made to the rent and Percentage Rent Breakpoint Amount under each of the Boyd Master Lease and the Amended Pinnacle Master Lease so as to include values on account of such Excluded Company Property in the Amended Pinnacle Master Lease and to exclude such values from the Boyd Master Lease, prior to the Divestiture Closing Date; provided, however, that:

        (A)  if Purchaser later acquires the membership interests in any such Excluded Company pursuant to Section 9.11 of the Membership Interest Purchase Agreement (any such later-acquired Company, a "Later-Acquired Company"), then substantially concurrently with such acquisition, (x) the Boyd Master Lease shall be amended to include the Excluded Company Property of such Later-Acquired Company ("Later-Acquired Property") on financial terms consistent with this Agreement and (y) the Amended Pinnacle Master Lease shall be amended to remove such Later-Acquired Property;

        (B)  if Gold LLC is required or agrees to consent to an alternative divestiture, hold-separate or similar arrangement contemplated by paragraphs 1(a)(ii)-(iv) or 1(b) of the Consent Agreement (each, an "Alternative Transaction"), then GLPI hereby agrees to enter into (and/or cause its applicable subsidiaries to enter into) the lease(s) in the form and pursuant to the terms set forth in the Consent Agreement and related transaction documents to the extent necessary to effect such Alternative Transaction(s) in a manner consistent with the Consent Agreement and the parties shall cooperate in good faith to amend, to the extent applicable, the Amended Pinnacle Master Lease and the Boyd Master Lease accordingly; and

        (C)  if the arrangements provided for in this Section 9 cannot lawfully be implemented pursuant to applicable Gaming Regulations or other applicable Legal Requirements, Boyd, Purchaser and Penn shall endeavor in good faith to agree upon alternative reasonable arrangements that are not in violation of applicable Gaming Regulations or other applicable Legal Requirements and that implement the intent of the Parties as reflected herein. Each of Boyd, Purchaser and Penn agrees that the foregoing shall in no way modify, amend or waive any provision of the Membership Interests Purchase Agreement and that, in the event of any conflict or inconsistency between the terms of this Section 9 and the terms of the Membership Interests Purchase Agreement, the terms of the Membership Interest Purchase Agreement shall control.

        10.   Outside Adjustment Date.    The Parties acknowledge that the provisions reflected in this Agreement are based on their mutual expectation that the effective date of the Merger, the Divestiture Closing Date and the closing under the Belterra Park Purchase Agreement shall occur after April 30, 2018 and prior to May 1, 2019. If for any reason such effective date and closing occur outside of this period, the Parties shall enter into an amendment to this Agreement, to make further adjustments with respect to the rent payable under the Boyd Master Lease and the Amended Pinnacle Master Lease consistent with the terms hereof.

        11.   Adjustments resulting from Certain Changes in Rent.

  (a)
  If, prior to the Divestiture Closing Date, the Rent under the Existing Master Lease is modified pursuant to Section 10.3 of the Existing Master Lease as a result of the funding by the Landlord thereunder of sums for the acquisition or installation of Long Lived Assets in connection with any Facility, then the Parties shall make appropriate adjustments solely to the rent payable under the Amended Pinnacle Master Lease (if the applicable Facility is a Retained Facility) or the rent payable under the Boyd Master Lease (if the applicable Facility is a Divested Facility) to reflect such modifications.

  (b)
  If, prior to the Divestiture Closing Date, any adjustments are made with respect to any of the elements used in calculating the Percentage Rent attributable to any Affected Facility under (and as such term is defined in) the Existing Master Lease pursuant to Section 7.3(d) or 7.3(e) of the Existing Master Lease, then the Parties shall make appropriate adjustments solely to the Percentage Rent payable under the Amended Pinnacle Master Lease (if the applicable Affected Facility is a Retained Facility) or the rent payable under the Boyd Master Lease (if the applicable Affected Facility is a Divested Facility) to reflect such modifications.

  (c)
  Penn hereby covenants and agrees with Boyd that Penn shall not, pursuant to its rights in the Merger Agreement, grant any consent or waiver to Pinnacle to make (a) any acquisition of or investment in any Greenfield Project within the Restricted Area of any of the Divested Facilities or Belterra Park or (b) Capital Improvements that include Long-Lived Assets the costs of which GLPI would have a right of first offer to fund in accordance with Section 10.3 of the Existing Master Lease, without in each case first obtaining Boyd' prior written consent.

  (d)
  Notwithstanding the foregoing, if any Divested Facility or Retained Facility becomes an Excluded Facility under the Existing Master Lease (or if Belterra Park, had it been a Facility subject to the Existing Master Lease, would have become an Excluded Facility under the Existing Master Lease) after the date hereof and prior to the Divestiture Closing Date, and no Party exercises its termination rights (if any) pursuant to Section 15 hereof on account thereof, then such Divested Facility, Retained Facility or Belterra Park, as applicable, shall thereupon no longer be deemed a part of the property to be leased pursuant to the Boyd Master Lease or Amended Pinnacle Master Lease, as applicable, and adjustments with respect to the rent that would have been payable under the Boyd Master Lease or the Amended Pinnacle Master Lease had such Divested Facility or Retained Facility (or Belterra Park, had it been a Facility under the Existing Master Lease), consistent with the adjustments provided for in Section 14.6 of the Boyd Master Lease or the Amended Pinnacle Master Lease, as applicable, shall be made by Gold LLC and Purchaser or Pinnacle, prior to the Divestiture Closing Date.

        12.   [Reserved].

        13.   Representations and Warranties.    Each Party hereby represents and warrants to each of the other Parties hereto as follows:

  (a)
  It is duly formed, validly existing and in good standing under the laws of its state of organization, and has all requisite corporate or limited liability company power and authority to enter into this Agreement and to consummate the transactions provided for herein.

  (b)
  The execution and delivery of this Agreement by it and the consummation by it of the transactions provided for herein and the performance of its obligations hereunder have been duly and validly authorized by all necessary action on its part.

  (c)
  This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes the valid and binding obligations of it, enforceable against it in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (ii) general principles of equity.

  (d)
  Except as provided with respect to such Party in the Merger Agreement, the Membership Interest Purchase Agreement or the Belterra Park Purchase Agreement, the execution and delivery by it of this Agreement and the consummation of the transactions provided for herein and compliance by it with any provisions hereof will not, (i) give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any material obligation or to the loss of a benefit under any lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon it or by which or to which any of the Divested Facilities, Belterra Park or the Retained Facilities are bound or subject, or result in the creation of any Liens (as defined in the Merger Agreement), in each case, upon any of the Divested Facilities, Belterra Park or the Retained Facilities, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended or restated, of it or (iii) conflict with or violate any applicable laws.

        14.   Termination.    This Agreement may be terminated at any time prior to the Divestiture Closing Date, by written notice to the other Parties hereto, as follows:

  (a)
  By any Party, if the Merger Agreement has been terminated in accordance with its terms;

  (b)
  By any Party, if the Membership Interest Purchase Agreement has been terminated in accordance with such Party's rights to do so set forth therein; or

  (c)
  By Penn or Gold LLC, if the Belterra Park Purchase Agreement has been terminated in accordance with such Party's rights to do so set forth therein.

  In the event of termination of this Agreement as provided in this Section 15, this Agreement shall immediately become void, and there shall be no liability on the part of any Party hereto other than pursuant to this Section 15; provided that, nothing contained in this Section 15 shall relieve or limit the liability of any Party for fraud or intentional and willful material breach of this Agreement or limit the rights or remedies under the Merger Agreement, the Membership Interest Purchase Agreement or the Belterra Park Purchase Agreement of any Party thereto.

        15.   Termination.    Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions provided for herein shall be paid by the Party incurring such expenses, whether or not the Divestiture Closing Date occurs.

        16.   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

          (a)   This Agreement and the transactions provided for herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws (as defined in the Merger Agreement) of the State of New York applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof that would require the application of the Laws of any other jurisdiction.

          (b)   Each of the Parties (i) consents to submit itself to the personal jurisdiction of the Federal and state courts in the Borough of Manhattan, the City of New York in the event any dispute arises out of this Agreement or the transactions provided for herein; provided, however, that such submission to jurisdiction is solely for the purpose referred to in this paragraph and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions provided for herein in any court other than such state or Federal court. Each of the Parties irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions provided for herein, on behalf of itself or its property, by the personal delivery of copies of such process to such Party. Nothing in this Section 17 shall affect the right of any Party hereto to serve legal process in any other manner permitted by Law.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

          (d)   The Parties hereby acknowledge and agree that if a Party fails to perform its agreements and covenants hereunder, including if the Party fails to take all actions as are necessary on its part to consummate the transactions provided for herein, such failure could cause irreparable injury to the non-breaching Party, for which damages, even if available, may not be an adequate remedy. Accordingly, except as otherwise limited by this Agreement, in the event of such a failure, the non-breaching Party shall be permitted to seek an issuance of injunctive relief or a specific performance remedy (in each case, without the requirement to post any bond or other security), from any court of competent jurisdiction.

        18.   Notices.    All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given or made by delivery in person, by courier service, by electronic delivery to the applicable email addresses set forth below (with evidence that such notice was electronically sent) or by registered or certified mail (postage prepaid, return receipt requested). Except as provided otherwise herein, notices delivered electronically or by hand or by courier service shall be deemed given upon receipt; and notices delivered by registered or certified mail shall be deemed given seven (7) days after being deposited in the mail system. All notices shall be addressed to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

        if to Boyd or Purchaser, to:

    Boyd Gaming Corporation
    3883 Howard Hughes Parkway, 9th Floor
    Las Vegas, Nevada 89163
    Attention:    General Counsel
    E-mail:          brianlarson@boydgaming.com

        with a copy, which shall not constitute notice, to:

    Morrison & Foerster LLP
    425 Market Street
    San Francisco, California 94115
    Attention:      Brandon C. Parris
                            Jeffrey Washenko
    E-mail:          BParris@mofo.com
                           JWashenko@mofo.com

        if to Penn, to:

    Penn National Gaming, Inc.
    825 Berkshire Boulevard, Suite 200
    Wyomissing, Pennsylvania 19610
    Attention:      General Counsel
    Facsimile:      (610) 373-4966
    Email:            Carl.Sottosanti@pngaming.com

        with a copy, which shall not constitute notice, to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile:      (212) 403-2000
    Email:            DANeff@wlrk.com
                           GEOstling@wlrk.com
    Attention:      Daniel A. Neff
                            Gregory E. Ostling

        if to GLPI or Gold LLC, to:

    Gaming and Leisure Properties, Inc.
    845 Berkshire Blvd, Suite 200
    Wyomissing, PA 19610
    Attention:      William J. Clifford
    Fax:                (610) 401-2901
    Email:            bclifford@glpopinc.com

        with a copy, which shall not constitute notice, to:

    Goodwin Procter LLP
    The New York Times Building
    620 Eighth Avenue
    New York, New York 10018
    Attention:      Yoel Kranz
    Fax:                (212) 355-3333
    Email:            ykranz@goodwinlaw.com.

        19.   Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section or Exhibit or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires: (a) a reference to a document includes all amendments or supplements to, or replacements or novations of, that document; (b) the use of the term "including" means "including, without limitation"; (c) the word "or" shall be disjunctive but not exclusive; (d) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1); (e) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined; and (g) a reference to"$" or "dollars" mean the lawful currency of the United States. The name assigned to this Agreement, the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        20.   Entire Agreement.    This Agreement, the Merger Agreement, the Membership Interest Purchase Agreement, the Belterra Park Purchase Agreement and all of the other documents contemplated by the foregoing constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

        21.   Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions provided for herein is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions provided for herein is fulfilled to the extent possible.

        22.   Assignment.    Without the prior written consent of the other Parties, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned to any other Person. Any assignment in violation of the preceding sentence shall be void, and no assignment shall relieve the assigning Party of any of its obligations hereunder.

        23.   Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party and their respective successors and assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        24.   Counterparts.    This Agreement may be executed by facsimile or electronic mail transmission and/or in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        25.   Mutual Drafting.    Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event that any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

        26.   Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that nothing contained in this Section 24 shall limit the rights or obligations of the Parties hereto that are also parties to the Merger Agreement under Section 8.11 thereof or the rights or obligations of the Parties hereto that are also parties to the Membership Interest Purchase Agreement under Section 13.11 thereof.

        27.   Waiver.    Any Party may waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

        28.   Further Assurances.    If at any time prior to the Divestiture Closing Date, any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take all commercially reasonable action necessary.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

BOYD BOYD GAMING CORPORATION, a Nevada corporation			PENN PENN NATIONAL GAMING, INC., a Pennsylvania corporation
By:	/s/ BRIAN A. LARSON		By:	/s/ TIMOTHY J. WILMOTT
	Name:	Brian A. Larson		Name:	Timothy J. Wilmott
	Its:	Executive Vice President		Its:	Chief Executive Officer
PURCHASER BOYD TCIV, LLC, a Nevada limited liability company			GLPI GAMING AND LEISURE PROPERTIES, INC., a Pennsylvania corporation
By:	/s/ BRIAN A. LARSON		By:	/s/ WILLIAM J. CLIFFORD
	Name:	Brian A. Larson		Name:	William J. Clifford
	Its:	Executive Vice President		Its:	Senior Vice President, Chief Financial Officer & Treasurer
GOLD LLC GOLD MERGER SUB, LLC, a Delaware limited liability company
			By:	/s/ WILLIAM J. CLIFFORD
				Name:	William J. Clifford
				Its:	Vice President & Treasurer

[Signature Page to Master Lease Commitment and Rent Allocation Agreement]

Annex G

EXECUTION VERSION

CONSENT AGREEMENT

        THIS CONSENT AGREEMENT (this "Agreement") is made and entered into as of December 17, 2017 (the "Effective Date"), by and among Gaming and Leisure Properties, Inc. ("GLPI"), Gold Merger Sub, LLC, a Delaware limited liability company ("Pinnacle Landlord"), PA Meadows, LLC, a Delaware limited liability company, a wholly owned subsidiary of GLPI (together with its wholly owned subsidiaries, WTA II, Inc. and CCR Pennsylvania Racing, Inc., "Meadows Landlord"), Penn National Gaming, Inc., a Pennsylvania corporation ("Penn"), PNK Development 33, LLC, a Delaware limited liability company and wholly owned subsidiary of Pinnacle ("Meadows Tenant"), Pinnacle Entertainment, Inc. ("Pinnacle") and Pinnacle MLS, LLC, a Delaware limited liability company and wholly owned subsidiary of Pinnacle ("Pinnacle Tenant"). Each of foregoing persons is referred to individually as a "Party" and collectively as the "Parties". Unless otherwise specified herein, capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Agreement and Plan of Merger, dated as December 17, 2017, by and among Pinnacle, Penn and Franchise Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Penn ("Merger Sub"), a copy of which is attached as Exhibit A hereto.

RECITALS

        A.    Pinnacle Landlord, as the landlord, and Pinnacle Tenant, as the tenant, are party to that certain Master Lease, dated as of April 28, 2016 (as amended, supplemented or otherwise modified prior to the date hereof, the "Pinnacle Lease").

        B.    Pursuant to and subject to the terms and conditions of the Merger Agreement, Penn, Pinnacle and Merger Sub have agreed that Merger Sub will merge with and into Pinnacle, with Pinnacle surviving the Merger as a wholly owned subsidiary of Penn.

        C.    The United States Federal Trade Commission is expected to issue a Decision and Order in connection with its review of the Merger (the "FTC Order");

        D.    In connection with the expected FTC Order, Boyd Gaming Corporation, a Nevada corporation ("Boyd") and Boyd TCIV, LLC a Nevada limited liability company and wholly owned subsidiary of Boyd ("Purchaser") have agreed to acquire the outstanding membership interests of certain subsidiaries of Pinnacle (the "Divestiture Transaction") pursuant to the Membership Interest Purchase Agreement (the "Divestiture Agreement"), dated as of the date hereof, a copy of which is attached as Exhibit B hereto.

        E.    In connection with the Divestiture Transaction, Pinnacle Landlord has agreed to purchase (the "Belterra Park Real Estate Purchase and Sale") ownership interests in the real estate of the casino and racetrack located at 6301 Kellogg Rd, Cincinnati, OH 45230 (commonly known as Belterra Park) from PNK (Ohio), LLC, a limited liability company organized under the laws of the state of Ohio ("Belterra Park"), pursuant to a purchase and sale agreement ("Belterra Park Real Estate Sale Agreement"), dated as of the date hereof, a copy of which is attached as Exhibit C hereto.

        F.     In connection with and subject to the completion of the Divestiture Transaction and the Belterra Park Real Estate Purchase and Sale, Landlord and Purchaser intend to enter into a Master Lease Agreement (the "Boyd Master Lease") pursuant to which Purchaser will lease certain real estate from Pinnacle Landlord, in the form attached hereto as Exhibit D.

        G.    In connection with and subject to the completion of the Merger, Pinnacle Landlord has also agreed to purchase, and Penn and Plainville Gaming and Redevelopment, LLC have agreed to sell (the "Plainridge Park Real Estate Purchase and Sale"), ownership interests in the real estate of the casino and racetrack located at 301 Washington St., Plainville, MA 02762 (commonly known as Plainridge Park Casino), which real estate will then be leased to Pinnacle Tenant pursuant to the Pinnacle Lease Amendment, pursuant to a purchase and sale agreement (the "Plainridge Park Real Estate Sale Agreement"), dated as of the date hereof, a copy of which is attached as Exhibit E hereto.

        H.    In connection with and subject to the completion of the Merger, the Divestiture Transaction and the Boyd Master Lease, Penn, Pinnacle, Pinnacle Tenant and Pinnacle Landlord desire to amend the Pinnacle Lease pursuant to a Fourth Amendment to Master Lease (the "Pinnacle Lease Amendment," and collectively with the Boyd Master Lease, the "New Leases"), in the form attached hereto as Exhibit F which amendment, among other things, reflects the Divestiture Transaction, the Plainridge Park Real Estate Purchase and Sale, and provides for an increase to Pinnacle Tenant's rent obligations (adjusted for the aforesaid transactions).

        I.     Penn, GLPI, Pinnacle Landlord, Boyd and Purchaser are entering into, concurrently with this Agreement, a Master Lease Commitment and Rent Allocation Agreement (the "New Leases Commitment Agreement"), a copy of which is attached as Exhibit G (which, together with all other documents referred to in Exhibits C-G, collectively, the "Transaction Documents"), setting forth certain agreements and understandings of the parties thereto with respect to the New Leases and related matters.

        J.     Penn, Pinnacle and Pinnacle Tenant desire to obtain the consent of Pinnacle Landlord to the Divestiture Transaction and certain other matters as expressly set forth herein and Pinnacle Landlord is willing to consent to the same, upon the terms and conditions set forth in this Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the Parties hereto agree as follows:

        1.    Consent and Execution.

        (a)

            (i)  Subject to the satisfaction of the Pinnacle Lease Amendment Conditions and the Boyd Lease Conditions (each as defined in the New Leases Commitment Agreement), Pinnacle Landlord hereby consents to the Divestiture Transaction.

           (ii)  In the event that an Excluded Company or Excluded Companies (as defined in the Divestiture Agreement) is or are to be purchased by a Discretionary Replacement Purchaser pursuant to Section 10.01(b) of the Divestiture Agreement, Pinnacle Landlord hereby consents to the Divestiture Transaction as revised to incorporate such purchase provided that such Discretionary Replacement Purchaser has executed and delivered a lease substantially in the form of the Pinnacle Lease with rent payments determined in accordance with the New Leases Commitment Agreement.

          (iii)  In the event that (A) the Divestiture Agreement is terminated in accordance with Section 11.01(d)—11.01(k) thereof, (B) such termination is effected (I) in the manner contemplated by and subject to the terms and conditions existing in the Divestiture Agreement in the form attached hereto (and not in any amendment thereof to the extent such amendment impacts such termination rights) and (II) at a time when there has not been a Company Material Adverse Effect as defined in the Divestiture Purchase Agreement, (C) a Discretionary Replacement Purchaser has executed and delivered a lease substantially in the form of the Pinnacle Lease that provides for the leasing of all property contemplated to be leased by the Boyd Master Lease with rent payments determined in accordance with the New Leases Commitment

  Agreement, and (D) the Adjusted Revenue to Rent Ratio (as such terms are used in the Pinnacle Lease) at inception of the lease referred to in the preceding clause (C) is equal to or greater than 1.8:1, Pinnacle Landlord hereby consents to the divestiture to such Discretionary Replacement Purchaser of all of the assets and property that were contemplated to be purchased by Boyd pursuant to the Transaction Documents.

          (iv)  Provided that Belterra Park will be added as a leased property under the Pinnacle Lease in accordance with the New Leases Commitment Agreement as if it were an Excluded Company Property under such agreement, Pinnacle Landlord hereby consents to a hold-separate of, or similar arrangement with respect to, all four (and not less than all four) of the Divestiture Subsidiaries (or the entirety of their assets and operations) that may be required by regulators as a condition to any necessary approval to facilitate completion of the Merger pending the divestiture of the Divestiture Subsidiaries (or their assets and operations).

        (b)   In the event that an Excluded Company or Excluded Companies (as defined in the Divestiture Agreement) is or are to be purchased pursuant to Section 10.01(b) of the Divestiture Agreement or the Divestiture Agreement is terminated in accordance with Section 11.01(d)—11.01(k) thereof, Pinnacle Landlord hereby agrees that it shall not unreasonably withhold, condition or delay its consent to (i) divestitures to replacement purchasers for the Excluded Company or Excluded Companies, or for all of the assets and property that had been contemplated to be acquired by Boyd, that are reputable and experienced gaming operators but do not meet the definition of Discretionary Replacement Purchaser or (ii) hold-separate or similar arrangements that are required by regulators as a condition to any necessary approval to facilitate completion of the Merger pending identification of a permanent divestiture buyer; provided that it is understood and agreed that (A) it shall be deemed reasonable for Pinnacle Landlord to withhold its consent if such replacement purchaser or alternative arrangements, in the aggregate and taking into account any concessions or binding assurances proffered by Penn to GLPI, would reasonably be expected to adversely affect the accretion or other economic benefits that GLPI anticipates from the Transactions as of the date hereof, including any adverse impact reasonably anticipated due to the experience or financial condition of any proposed replacement purchaser, and (B) with respect to a hold—separate or similar arrangement meeting the requirements of clause 1(a)(iv) such consent has been hereby granted.

        (c)   The Parties agree that upon the closing of the Transactions, (i) a Guaranty of Lease, substantially in the form of Exhibit H attached hereto, will be entered into by Penn guaranteeing the obligations of Meadows Tenant under that certain Lease, dated as of September 9, 2016 (as amended, supplemented or otherwise modified prior to the date hereof, the "Meadows Lease") between Meadows Landlord, as landlord, and Meadows Tenant, as tenant, (ii) the requirements of Section 12.1.2.3 of the Meadows Lease will be deemed satisfied with no further action by any person, and (iii) a Guaranty of Lease, substantially in the form of Exhibit I attached hereto, will be entered into by Penn guaranteeing the obligations of Pinnacle Tenant under the Pinnacle Lease as amended by the Pinnacle Lease Amendment and the requirements of Section 22.2(iii)(w)(2), along with any related requirements set forth in Section 22.2(iii), of such lease will be deemed satisfied with no further action by any person.

        (d)   For purposes hereof, "Discretionary Replacement Purchaser" means a purchaser that meets all of the following requirements: (a) such purchaser has at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating or managing casinos with revenues in the immediately preceding fiscal year of at least Seven Hundred Fifty Million Dollars ($750,000,000) that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators; (b) such purchaser (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of the applicable lease); (c) such purchaser is Solvent, and, if such purchaser has a Parent Company, the Parent Company of such purchaser is Solvent, and (d) (x) the Parent Company of such purchaser or, if such purchaser does not have a Parent Company, such purchaser, has sufficient assets so that, after giving effect to its assumption of Tenant's obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(iii)(x) or Section 22.2(iii)(y)), its Indebtedness to EBITDA Ratio on a consolidated basis in accordance with GAAP is less than 8:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a nationally recognized rating agency with respect to such entity's long term, unsecured debt has provided a Guaranty. Solely for purposes of this paragraph 1(d), capitalized terms have the meanings ascribed to them in the Pinnacle Lease and Section references are to Sections of the Pinnacle Lease.

        (e)   The Parties acknowledge that Pinnacle Landlord's execution and delivery of the Pinnacle Lease Amendment is conditioned on the Plainridge Park Real Estate Purchase and Sale occurring substantially simultaneously with the Divestiture Transaction. The Parties further acknowledge that, pursuant to the Plainridge Park Real Estate Sale Agreement, Pinnacle Landord has certain termination rights as set forth therein, which if exercised would result in the failure of such condition to the execution and delivery by Pinnacle Landlord of the Pinnacle Lease Amendment. Notwithstanding the foregoing, the Parties hereby agree that:

  (i)
  in the event the conditions to the Divestiture Transaction (or any replacement transaction consented to by Pinnacle Landlord pursuant hereto) are anticipated to be satisfied prior to the conditions to the Plainridge Park Real Estate Purchase and Sale under circumstances that do not permit Pinnacle Landord to terminate the Plainridge Park Real Estate Sale Agreement pursuant to the terms thereof, Penn, GLPI and Pinnacle Landlord will cooperate to (x) revise the Pinnacle Lease Amendment as necessary to permit the Divestiture Transaction to be consummated within the timeframe required by Section 4.01 of the Divestiture Agreement and (y) prepare a further form of amendment to the Pinnacle Lease to be utilitzed in connection with the consummation of the Plainridge Park Real Estate Purchase and Sale and amend the Plainridge Park Real Estate Sale Agreement accordingly; provided, in all cases, that (A) GLPI reasonably believes that the Plainridge Park Real Estate Purchase and Sale will be able to be consummated within 90 days of the Divestiture Transaction; (B) each Party shall use its commercially reasonable best efforts to ensure that the Plainridge Park Real Estate Purchase and Sale so occurs as soon as possible following consummation of the Divestiure Transaction; and (C) the revised Pinnacle Lease Amendment pursuant to clause (x) above shall provide for the payment to Pinnacle Landlord of all amounts necessary to ensure the same economic effect to GLPI and Pinnacle Landord as if the Plainridge Real Estate Purchase and Sale, Pinnacle Lease Amendment and Divestiture Transaction were consummated substantially contemporaneously as contemplated by the Parties as of the date hereof; and

  (ii)
  in the event GLPI reasonably believes that the Plainridge Park Real Estate Purchase and Sale will not be able to be consummated within 90 days of the Divestiture Transaction (or any replacement transaction consented to by Pinnacle Landlord pursuant hereto), or if Pinnacle Landlord exercises its termination rights under the Plainridge Park Real Estate Sale Agreement pursuant to the terms thereof, then, in either case, Penn, GLPI and Pinnacle Landlord will cooperate to revise the Pinnacle Lease Amendment as necessary to permit the Divestiture Transaction to be consummated within the timeframe required by Section 4.01 of the Divestiture Agreement; provided, that such revised Pinnacle Lease Amendment shall provide for the payment to Pinnacle Landlord of all amounts necessary to ensure the same economic effect to GLPI and Pinnacle Landord as if the Plainridge Real Estate Purchase and Sale, Pinnacle Lease Amendment and Divestiture Transaction were consummated substantially contemporaneously as contemplated by the Parties as of the date hereof.

        2.    Performance of Subsidiaries.

        Each of GLPI, Penn and Pinnacle agrees that it shall cause, and be responsible for, the performance of any of its Subsidiaries party hereto of their obligations hereunder.

        3.    No Implied Waivers.     The Parties hereto acknowledge and agree that except as provided herein, this Agreement shall not be construed as a waiver, release, or relinquishment by Pinnacle Landlord or Pinnacle Tenant of any of its respective rights and privileges under the Pinnacle Lease.

        4.    Representations by the Parties.

        Each Party hereto represents and warrants to each other Party hereto as to itself as of the date hereof:

            (i)  Such Party is duly organized, validly existing and in good standing under the laws of its state of organization and has full power, authority and legal right to execute and deliver and to perform and observe the provisions of this Agreement.

           (ii)  This Agreement has been, and upon the execution thereof, such of the Exhibits as are to be executed by such Party in connection with the Transactions, will have been, duly authorized, executed and delivered by such Party, and will constitute (assuming the due authorization, execution and delivery by the other parties thereto) the valid and binding obligations of such Party enforceable against it in accordance with their respective terms subject, as to enforcement, to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect affecting creditors' rights generally and (b) general principles of equity.

          (iii)  No consent, order, permit, license, approval or other authorization of, or registration, declaration or filing with, any Governmental Entity is required for the due execution and delivery of this Agreement by such Party.

          (iv)  The execution and delivery of this Agreement will not result in (A) a breach or violation of (1) any federal, state, county, municipal or other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees or injunctions of any governmental authority affecting or binding upon such Party or its business (including without limitation any permits, licenses, authorizations or regulations relating to thereto); (2) such Party's organizational documents; or (3) any agreement or instrument to which such Party is party to or by which it is bound, where such breach or violation would have a material adverse effect on the business, operations or prospects of such Party; or (B) the acceleration of any material obligation of such Party.

        5.    Costs.     Except as may be provided in this Agreement or any Transaction Document, each Party shall bear its own costs for this Agreement and the Transactions.

        6.    SEC Filings.     Penn and Pinnacle agree to use commercially reasonable efforts to provide GLPI with a reasonable opportunity to review and comment on the preliminary Form S-4, the Joint Proxy Statement/Prospectus and any amendments or supplements thereto in advance of filing with the SEC and consider in good faith the incorporation of any changes reasonably proposed by GLPI with respect thereto.

        7.    Miscellaneous Provisions.

        (a)    Successors and Assigns.     The terms, covenants, and conditions hereof shall inure to the benefit of and be binding upon the respective Parties hereto, their successors, and permitted assigns.

        (b)    Notices.     Notices to the Parties to this Agreement shall be in writing and shall be given to the addresses set forth below or to any other address designated in writing by the appropriate Party:

If to GLPI, Pinnacle Landlord or Meadows Landlord:	c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd. Wyomissing, Pennsylvania 19610
	Attention:	Chief Executive Officer
	Facsimile:	(610) 401-2901
with a copy to:	Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018-1405
	Attention:	Yoel Kranz, Esq.
	Facsimile:	(212) 355-3333
If to Penn:	Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610
	Attention:	General Counsel
	Facsimile:	(610) 373-4966
	E-mail:	Carl.Sottosanti@pngaming.com
with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York New York 10019
	Attention:	Daniel A. Neff
Gregory E. Ostling
	Facsimile:	(212) 403-2000
	E-mail:	DANeff@wlrk.com
GEOstling@wlrk.com
If to Pinnacle, Pinnacle Tenant or Meadows Tenant:	c/o Pinnacle Entertainment, Inc. 3980 Howard Hughes Parkway Las Vegas, NV 89169
	Attention:	General Counsel
	Facsimile:	(702) 541-7773
	E-mail:	Donna.Negrotto@pnkmail.com
with a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036
	Attention:	Stephen F. Arcano
Neil P. Stronski
	Facsimile:	(212) 735-2000
	E-mail:	stephen.arcano@skadden.com
neil.stronski@skadden.com

        (c)    Counterparts.     This Agreement may be executed in any number of counterparts and by different Parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement via telephone facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. Subject to the other provisions hereof, this Agreement shall become effective when each of the Parties has received a counterpart of this Agreement executed by the other Parties to this Agreement or a copy of such executed Agreement signed in counterpart.

        (d)    Amendment.     Any alteration, change or modification of or to this Agreement, in order to become effective, must be made in writing and in each instance signed on behalf of each Party.

        (e)    Severability.     If any term, provision, condition or covenant of this Agreement or its application to any Party or circumstances shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and shall be valid and enforceable to the fullest extent permitted by law.

        (f)    Integration.     This Agreement contains the entire understanding among the Parties relating to the matters set forth herein. All prior or contemporaneous agreements, understandings, representations and statements with respect to the subject matters hereof, whether direct or indirect, oral or written, are merged into and superseded by this Agreement, and shall be of no further force or effect.

        (g)    Cooperation of Parties.     Each of the Parties agree to sign any other and further instruments and documents and take such other actions as may be reasonably necessary or proper in order to accomplish the intent of this Agreement and the Transactions, so long as the terms thereof are fully consistent with the terms of this Agreement.

        (h)    Specific Performance.     Each Party acknowledges and agrees that each other Party hereto would be irreparably injured by a breach of this Agreement and that monetary remedies would be inadequate to protect a non-breaching Party against any actual or threatened breach of this Agreement. Accordingly, each Party agrees that a non-breaching Party shall be entitled to equitable relief, including, without limitation, an injunction or injunctions (without the proof of actual damages) to prevent breaches or threatened breaches of this Agreement and/or to compel specific performance of this Agreement, and that no Party shall oppose the granting of such relief on the grounds that such other Party is not entitled to be granted equitable relief as a remedy hereunder. Each Party agrees that it shall waive any requirement for the security or posting of any bond in connection with any such remedy and that any such equitable remedies shall not be deemed to be the exclusive remedy for actual or threatened breaches of this Agreement but shall be in addition to all other remedies available at law or in equity to such Party. In any action to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorney's fees and costs in the event that it is determined that the non-prevailing Party breached this Agreement.

        (i)    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereof (except for Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York). Venue for any action to enforce the provisions of this Agreement shall be properly laid in any state or federal court in the Borough of Manhattan of the City of New York. Each Party hereby (a) irrevocably and unconditionally submits to the jurisdiction of any state or federal court sitting in Borough of Manhattan of the City of New York with respect to all actions and proceedings arising out of or relating to this Agreement, (b) agrees that all claims with respect to any such action or proceeding may be heard and determined in such state or federal court, (c) irrevocably and unconditionally waives any objection to the laying of venue of any such action or proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum, (d) agrees that service of any process, summons, notice or document delivered by hand or sent by U.S. registered mail to such party's address set forth above shall be effective service of process for any action or proceeding brought against such party in any such court, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (j)    Construction.     This Agreement has been negotiated and prepared by the Parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one Party.

        (k)    Exhibits.     The following Exhibits are attached hereto and incorporated herein by this reference:

      Exhibit A—Merger Agreement
      Exhibit B—Divestiture Agreement
      Exhibit C—Belterra Park Real Estate Sale Agreement
      Exhibit D—Boyd Master Lease
      Exhibit E—Plainridge Park Real Estate Sale Agreement
      Exhibit F—Pinnacle Lease Amendment
      Exhibit G—New Leases Commitment Agreement
      Exhibit H—Form of Guaranty of Meadows Lease
      Exhibit I—Form of Guaranty of Lease Pinnacle Lease

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement effective as of the date first above written.

GAMING AND LEISURE PROPERTIES, INC.:
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Senior Vice President, Chief Financial Officer & Treasurer
GOLD MERGER SUB, LLC:
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer
PA MEADOWS, LLC:
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer
WTA II, INC.:
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer
CCR PENNSYLVANIA RACING, INC.:
By:	/s/ WILLIAM J. CLIFFORD
	Name:	William J. Clifford
	Title:	Vice President & Treasurer

[Signature Page to Consent Agreement]

PENN NATIONAL GAMING, INC.:
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

[Signature Page to Consent Agreement]

PINNACLE ENTERTAINMENT, INC.:
By:	/s/ ANTHONY M. SANFILIPPO
	Name:	Anthony M. Sanfilippo
	Title:	Chief Executive Officer
PINNACLE MLS, LLC:
By:	/s/ CARLOS A. RUISANCHEZ
	Name:	Carlos A. Ruisanchez
	Title:	President and Secretary
PNK DEVELOPMENT 33, LLC:
By:	/s/ CARLOS A. RUISANCHEZ
	Name:	Carlos A. Ruisanchez
	Title:	President and Chief Financial Officer

[Signature Page to Consent Agreement]

Annex H

FOURTH AMENDMENT TO MASTER LEASE

        THIS FOURTH AMENDMENT TO MASTER LEASE (this "Amendment") is made and effective as of                         , 201  (the "Fourth Amendment Effective Date"), by and between GOLD MERGER SUB, LLC, a Delaware limited liability company, having an office at c/o Gaming and Leisure Properties, Inc., 845 Berkshire Blvd., Suite 200, Wyomissing, Pennsylvania 19610, as landlord (together with its permitted successors and assigns, "Landlord"), and PINNACLE MLS, LLC, a Delaware limited liability company, having an office at 3980 Howard Hughes Parkway, Las Vegas, Nevada 89169, as tenant (together with its permitted successors and assigns, "Tenant").

W I T N E S S E T H:

        WHEREAS, Landlord's predecessor ("Pinnacle PropCo"), as landlord, and Tenant, as tenant, entered into that certain Master Lease, dated as of April 28, 2016, as amended by that certain First Amendment to Master Lease, dated as of August 29, 2016, that certain Second Amendment to Master Lease, dated as of October 25, 2016, and that certain Third Amendment to Master Lease, dated as of March 24, 2017 (as amended, the "Master Lease"; capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Master Lease), pursuant to the terms of which Landlord leased to Tenant the Leased Property;

        WHEREAS, pursuant to that certain Merger Agreement, dated as of July 20, 2015, by and among Pinnacle PropCo, Landlord, and Gaming and Leisure Properties, Inc. ("GLPI"), as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of March 25, 2016, by and among Pinnacle PropCo, Landlord, and GLPI, Pinnacle PropCo merged with and into Landlord on April 28, 2016, and Pinnacle PropCo's interest in the Master Lease was transferred to Landlord by operation of law;

        WHEREAS, pursuant to that Agreement and Plan of Merger (the "2017 Merger Agreement"), dated as December 17, 2017, by and among Tenant's parent, Pinnacle Entertainment, Inc. ("PNK"), Penn National Gaming, Inc. ("Penn"), and Franchise Merger Sub, Inc. ("Merger Sub"), PNK, Penn, and Merger Sub have agreed that Merger Sub will merge with and into PNK, with PNK surviving the merger as a wholly owned subsidiary of Penn;

        WHEREAS, in connection with the closing under the 2017 Merger Agreement, Landlord is acquiring, and Penn's wholly owned subsidiary Plainville Gaming and Redevelopment, LLC is transferring, on the Effective Date, ownership interests in the real estate of the casino and racetrack located at 301 Washington St., Plainville, MA 02762 (commonly known as Plainridge Park Casino, "Plainridge Park Facility");

        WHEREAS, in connection with the 2017 Merger Agreement, Landlord and Tenant each desire to amend the Master Lease to (i) remove the following Facilities therefrom: Ameristar Kansas City in Kansas City, MO, Ameristar St. Charles in St. Charles, MO, Belterra Resort in Florence, IN and the Ogle Haus Inn in Vevay, IN (collectively, the "Divested Facilities"), (ii) pursuant to Section 1.2 of the Master Lease, add the Plainridge Park Facility as a Facility, and all of Landlord's right and interest in and to the Land, Leased Improvements and Fixtures relating to the Plainridge Park Facility to the Leased Property, (iii) adjust the Rent on account of the removal of the Divested Facilities and the inclusion of the Plainridge Park Facility, and (iv) to amend certain other terms and conditions as more particularly set forth herein.

        NOW, THEREFORE, in consideration of the provisions set forth in the Master Lease as amended by this Amendment, including, but not limited to, the mutual representations, warranties, covenants and agreements contained therein and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby respectively acknowledged, and subject to the terms and conditions thereof and hereof, the parties, intending to be legally bound, hereby agree that the Master Lease shall be amended as follows:

ARTICLE I
AMENDMENTS TO THE MASTER LEASE

        1.1    Amendments to Exhibits and Schedules to Reflect Divestment of Divested Facilities and Addition of Additional Facility.

  Exhibit A to the Master Lease is hereby deleted in its entirety and Exhibit A attached hereto, reflecting the omission of the Divested Facilities and the addition of the Plainridge Park Facility, shall replace and become "Exhibit A" to the Master Lease. Exhibit B to the Master Lease is hereby deleted in its entirety and Exhibit B attached hereto, reflecting the omission of the legal descriptions for the Divested Facilities and the addition of the legal description for the Plainridge Park Facility, shall replace and become "Exhibit B" to the Master Lease. [Exhibit C to the Master Lease is hereby deleted in its entirety and Exhibit C attached hereto, reflecting the omission of the Gaming Licenses for the Divested Facilities and the addition of the Gaming Licenses for the Plainridge Park Facility, shall replace and become "Exhibit C" to the Master Lease. Schedule A to the Master Lease is hereby deleted in its entirety and Schedule D attached hereto, reflecting the omission of disclosured relating to the Divested Facilities and the addition of disclosures relating to the addition of the Plainridge Park Facility, shall replace and become "Schedule A" to the Master Lease. Schedule C to the Master Lease is hereby deleted in its entirety and Schedule C attached hereto, reflecting the omission of the Revenue Generating Space related to the Divested Facilities and the addition of the Revenue Generating Space related to the Plainridge Park Facility, shall replace and become "Schedule C" to the Master Lease. Schedule D to the Master Lease is hereby deleted in its entirety and Schedule D attached hereto, reflecting the omission of documents related to the Divested Facilities and the addition of documents related to the Plainridge Park Facility, shall replace and become "Schedule D" to the Master Lease. Schedule 1.1 to the Master Lease is hereby deleted in its entirety and Schedule 1.1 attached hereto, reflecting the omission of exclusions from Leased Property related to the Divested Facilities and the addition of any exclusions from Leased Property related to the Plainridge Park Facility, shall replace and become "Schedule 1.1" to the Master Lease. Schedule 6.3 to the Master Lease is hereby deleted in its entirety and Schedule 6.3 attached hereto, reflecting the omission of the Tenant's Subsidiaries related to the Divested Facilities and the addition of the Tenant's Subsidiaries related to the Plainridge Park Facility, shall replace and become "Schedule 6.3" to the Master Lease](1). On the Fourth Amendment Effective Date, (i) the Tenant's lease with respect to the Divested Facilities only shall automatically terminate and be of no further force and effect, except for those obligations of Landlord and Tenant set forth in the Master Lease which relate to the period of Tenant's lease of the Divested Facilities prior to and including the Fourth Amendment Effective Date and/or which specifically survive the expiration or earlier termination of the Tenant's lease of the Divested Facilities or as otherwise agreed to by the parties, and (ii) Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Plainridge Park Facility and the Plainridge Park Facility shall be deemed included in the Leased Property, including the Land, Leased Improvements and Fixtures, as applicable.

(1)
These additional Exhibits/Schedules will be replaced to the extent the parties agree that these should be updated.

        1.2    Amendments to Definitions and to Adjust Rent Amounts.

  After giving effect to this Amendment and the adjustments required by the Master Lease from inception of the Master Lease through the Fourth Amendment Effective Date, the parties agree as follows:

          (a)   The definition of "Base Rent" set forth in Section 2.1 of the Master Lease is hereby deleted entirely and hereby replaced with the following: "Base Rent: The sum of (i) the Building Base Rent, (ii) the Land Base Rent, and (iii) Thirty Eight Million, Nine Hundred Thousand Dollars ($38,900,000)."

          (b)   The following sentence is hereby added to the definition of "Building Base Rent" set forth in Section 2.1 of the Master Lease: "Notwithstanding anything to the contrary set forth herein, as of the Fourth Amendment Effective Date, the Building Base Rent is $ [                                    ]."(2)

          (c)   The definition of "Escalation" set forth in Section 2.1 of the Master Lease is hereby deleted entirely and hereby replaced with the following: "Escalation: For any Lease Year (other than the first Lease Year), the lesser of (a) an amount equal to the excess of (i) the Escalated Building Base Rent for such Lease Year over (ii) the Building Base Rent for the immediately preceding Lease Year, and (b) an amount (but not less than zero) that adding such amount to the Rent for the immediately preceding Lease Year will have yielded an Adjusted Revenue to Rent Ratio for such preceding Lease Year of 1.8:1, provided that the term "Rent" as used in this definition shall mean the Rent, minus Thirty Eight Million, Nine Hundred Thousand Dollars ($38,900,000)."

          (d)   The following definition is hereby added to Section 2.1 of the Master Lease: "Fourth Amendment Effective Date: As defined in the Fourth Amendment to Master Lease, dated [                                    ]."

          (e)   The following sentence is hereby added to the definition of "Land Base Rent" in the Master Lease: "Notwithstanding anything contrary set forth herein, as of the Fourth Amendment Effective Date, the Land Base Rent is Thirty Two Million, Three Hundred Fifty Six Thousand, Two Hundred Fourteen Dollars ($32,356,214)."(3)

          (f)    Notwithstanding anything to the contrary set forth in the Lease, from the Fourth Amendment Effective Date through and including [                                    ](4),the amount of Percentage Rent otherwise payable under the Master Lease shall be an amount equal to

(2)
Inserted here will be the "Retained Facilities Escalated Building Base Rent Post-May 1, 2018" as defined in Master Lease Commitment and Rent Allocation Agreement, provided however that if as of the Fourth Amendment Commencement Date the Retained Facilities Escalated Building Base Rent Post-May 1, 2018 has not yet been set, then inserted here will be the "Retained Facilities Initial Building Base Rent" (as defined in Master Lease Commitment and Rent Allocation Agreement), which amount shall be further adjusted on account of the April 30, 2018 reset in accordance with the Master Lease Commitment and Rent Allocation Agreement.

(3)
The amount set forth herein is the calculation for the "Retained Facilities Land Base Rent", as defined in the Master Lease Commitment and Rent Allocation Agreement.

(4)
This date shall be filled in upon the execution of this Amendment, and shall be the last day of the year before the then upcoming Percentage Rent Reset Year—this date is currently expected to be April 27, 2020.

  $[                                    ](5). Effective as of the Fourth Amendment Effective Date, the definition of "Percentage Rent" in the Master Lease is hereby amended as follows: (x) the amount set forth in clause (b) of clause (ii) of the second sentence of the definition of Percentage Rent is deleted in its entirety and replaced with $[                                    ](6) and (y) any Net Revenues attributable to the Plainridge Park Facility (and, for the avoidance of doubt, the Divested Properties) shall be disregarded for purposes of calculating Percentage Rent following the Fourth Amendment Effective Date.

          (g)   On the Fourth Amendment Effective Date, Tenant shall pay to Landlord an amount equal to $3,241,666.67, which amount will cover the first month's increase in rent established pursuant to this Amendment ("Fourth Amendment Initial Incremental Rent Payment"), and thereafter rent shall be paid in accordance with Section 3.1 of the Master Lease (as amended hereby); provided, however, if the Fourth Amendment Effective Date occurs on any date that is not the first of a calendar month, the Fourth Amendment Initial Incremental Rent Payment shall be prorated for such partial month in accordance with Section 3.1 of the Master Lease.

          (h)   The definition of "Tenant's Parent" set forth in Section 2.1 of the Master Lease is hereby deleted in its entirety and replaced with the following definition: "means Penn National Gaming, Inc., a Pennsylvania corporation, and any successor thereto."

        1.3    Amendment to Section 14.6.     Section 14.6(iii)-(v) of the Master Lease are hereby deleted entirely and replaced with the following paragraphs (iii)-(vi):

          "(iii)  the Percentage Rent due from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than the Plainridge Park Facility), shall be reduced by an amount determined by multiplying (A) a fraction, (x) the numerator of which shall be the Adjusted Revenue for the affected Leased Property and (y) the denominator of which shall be the Adjusted Revenue for all of the Leased Property (other than the Plainridge Park Facility) then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant's Parent's financial results are available), by (B) the Percentage Rent payable immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

          (iv)  the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent shall be modified from and after the effective date of any such Leased Property Rent Adjustment Event with respect to a Leased Property (other than the Plainridge Park Facility) by reducing the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent by an amount determined by multiplying (A) a fraction, (x) the numerator of which is the Adjusted Revenue for the affected Leased Property and (y) the denominator of which is the Adjusted Revenue for all of the Leased Property (other than the Plainridge Park Facility) then subject to the terms of this Master Lease, including the affected Leased Property (in each case, determined by reference to the most recent Test Period for which Tenant's Parent's financial results are available), by (B) the amount set forth in clause (b) of the second sentence of the definition of Percentage Rent immediately prior to the effective date of the Leased Property Rent Adjustment Event as to the affected Leased Property;

          (v)   in the event the affected Leased Property triggering the Leased Property Rent Adjustment Date is the Plainridge Park Facility, then the Base Rent due hereunder from and after

(5)
Inserted here will be the "Retained Facilities Adjusted Percentage Rent", as defined in the Master Lease Commitment and Rent Allocation Agreement.

(6)
Inserted here will be the "Retained Facilities Breakpoint Amount", as defined in the Master Lease Commitment and Rent Allocation Agreement.

  the effective date of any such Leased Property Rent Adjustment Event shall be reduced by Twenty-Five Million Dollars ($25,000,000); and

          (vi)  Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII."

        1.4    Amendment to Notice Provision.     Article XXXV of the Master Lease is hereby deleted entirely and hereby replaced with the following:

  "35.1 Notices.

        Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Tenant:	Pinnacle MLS, LLC c/o Penn National Gaming, Inc. 825 Berkshire Boulevard, Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 373-4966
With a copy to: (that shall not constitute notice)	Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 Attention: Justin P. Klein, Esq. Facsimile: (215) 864-9166
To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901
And with copy to (which shall not constitute notice):	Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 Attention: Yoel Kranz, Esq. Facsimile: (617) 649-1471

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender."

ARTICLE II
AMENDMENT TO MEMORANDUM OF LEASE

        Landlord and Tenant shall enter into one or more amendments to any memorandum of lease which may be been recorded in accordance with Article XXXIII of the Master Lease, in form suitable for recording in each county in which a Leased Property is located. Tenant shall pay all costs and expenses of recording any such amendment to memorandum of lease and shall fully cooperate with Landlord in removing from record any such memorandum of lease upon the expiration or earlier termination of the Term with respect to the applicable Facility.

ARTICLE III
AUTHORITY TO ENTER INTO AMENDMENT

        Each party represents and warrants to the other that: (i) this Amendment and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Amendment and the Master Lease, as amended hereby, within the State(s) where any portion of the Leased Property is located, and (iii) neither this Amendment or the Master Lease, as amended hereby, nor any other document executed or to be executed in connection herewith, violates the terms of any other agreement of such party.

ARTICLE IV
MISCELLANEOUS

        4.1    Costs and Expenses; Fees.     Each party shall be responsible for and bear all of its own expenses incurred in connection with pursuing or consummating this Amendment and the transactions contemplated by this Amendment, including, but not limited to, fees and expenses, legal counsel, accountants, and other facilitators and advisors.

        4.2    Choice of Law and Forum Selection Clause.     This Amendment shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the substantive Laws of the State of New York without regard to the conflict of law principles thereof or of any other jurisdiction

        4.3    Counterparts; Facsimile Signatures.     This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Any counterpart may be executed by facsimile or pdf signature and such facsimile or pdf signature shall be deemed an original.

        4.4    No Further Modification.     Except as modified hereby, the Master Lease remains in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

        IN WITNESS WHEREOF, this Fourth Amendment has been duly executed and delivered by each of the undersigned as of the date first above written.

LANDLORD:
GOLD MERGER SUB, LLC
By:
Name:
Title:
TENANT:
PINNACLE MLS, LLC
By:
Name:
Title:

Signature Page to Fourth Amendment to Master Lease

Annex I

GOLDMAN SACHS & CO. LLC

PERSONAL AND CONFIDENTIAL

December 17, 2017

Board of Directors
Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to Penn National Gaming, Inc. (the "Company") of the Aggregate Consideration (as defined below) to be paid by the Company for each outstanding share of common stock, par value $0.01 per share (the "Pinnacle Common Stock"), of Pinnacle Entertainment, Inc. ("Pinnacle") pursuant to the Agreement and Plan of Merger, dated as of December 17, 2017 (the "Agreement"), by and among Pinnacle, the Company and Franchise Merger Sub, Inc., a wholly-owned subsidiary of the Company ("Merger Sub"). Pursuant to the Agreement, Merger Sub will be merged with and into Pinnacle (the "Merger") and each outstanding share of Pinnacle Common Stock, other than Cancelled Shares (as defined in the Merger Agreement) and Dissenting Shares (as defined in the Merger Agreement) will be converted into $20.00 in cash, subject to adjustment pursuant to Section 2.1(a)(ii) of the Agreement (the "Cash Consideration"), and 0.42 shares of common stock, par value $0.01 per share (the "Company Common Stock"), of the Company (the "Stock Consideration"; taken in the aggregate with the Cash Consideration, the "Aggregate Consideration"). The Agreement also contemplates that (i) in connection with the consummation of the Merger (x) Pinnacle will sell its Boyd Divestiture Businesses (as defined in the Agreement) (the "Boyd Divestiture") on the terms set forth in the Boyd Purchase Agreement (as defined in the Agreement), (y) Pinnacle will sell its GLPI Divestiture Assets (as defined in the Agreement and together with the Boyd Divestiture Businesses, the "Divested Assets") (the "GLPI Divestiture") on the terms set forth in the GLPI Purchase Agreement (as defined in the Agreement), and (z) the Company will sell to, and lease back from, Gaming and Leisure Properties, Inc. ("GLPI") the Company's owned real property at Plainridge Park Casino (the "Sale Leaseback") on the terms set forth in the GLPI Sale Leaseback Agreement (as defined in the Agreement, and together with the Boyd Purchase Agreement and the GLPI Purchase Agreement, the "Divestiture Agreements"), and (ii) prior to the closing of the Merger, upon the request of the Company, Pinnacle will effect an Internal Restructuring (as defined in the Agreement).

        Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Pinnacle, Boyd Gaming Corporation ("Boyd"), GLPI and any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the Agreement (including the Boyd Divestiture, the GLPI Divestiture and the Sale Leaseback, the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, an affiliate of Goldman Sachs & Co. LLC has entered into financing commitments to provide the Company with debt financing in connection with the consummation of the Transaction, subject to the terms of such commitments and pursuant to which such affiliate expects to receive compensation. In addition, we have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the public offering of the Company's 5.625% Senior Notes due 2027 (aggregate principal amount $400 million) and lead arranger in connection with a Term Loan B (aggregate principal amount $500 million) in January 2017. We also have provided certain financial advisory and/or underwriting services to Pinnacle and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with the public offering of Pinnacle's 5.625% Senior Notes due 2024 (aggregate principal amount $375 million) and as lead arranger in connection with a Term Loan B (aggregate principal amount $300 million) in April 2016, as financial advisor in connection with Pinnacle's sale of real estate to GLPI in April 2016, and as joint bookrunner in connection with the public offering of Pinnacle's 5.625% Senior Notes due 2024 (aggregate principal amount $125 million) in October 2016. We may also in the future provide financial advisory and/or underwriting services to the Company, Pinnacle, Boyd, GLPI and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; the Divestiture Agreements; annual reports to shareholders or stockholders, as applicable, and Annual Reports on Form 10-K of the Company and Pinnacle for the five fiscal years ended December 31, 2016; certain interim reports to shareholders and stockholders and Quarterly Reports on Form 10-Q of the Company and Pinnacle; certain other communications from the Company and Pinnacle to their respective shareholders or stockholders, as applicable; certain publicly available research analyst reports for the Company and Pinnacle; certain internal financial analyses and forecasts for Pinnacle prepared by its management; and certain internal financial analyses and forecasts for the Company stand alone and pro forma for the Transaction (reflecting, among other things, the consummation of, and anticipated net proceeds from, the Boyd Divestiture, the GLPI Divestiture and the Sale Leaseback) and certain financial analyses and forecasts for Pinnacle that reflect, among other things, the consummation of, and anticipated net proceeds from, the Boyd Divestiture, the GLPI Divestiture and the Sale Leaseback, in each case, as prepared by the management of the Company and approved for our use by the Company (the "Forecasts"); and certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the "Synergies"). We have also held discussions with members of the senior management of the Company and Pinnacle regarding their assessment of the past and current business operations, financial condition and future prospects of Pinnacle and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and Pinnacle Common Stock; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Pinnacle or any of their respective subsidiaries, including the Divested Assets, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Pinnacle or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement and that the Boyd Divestiture, GLPI Divestiture and Sale Leaseback will be consummated on the terms set forth in the Divestiture Agreements, as applicable, in each case, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis, and that the net proceeds from the Boyd Divestiture, GLPI Divestiture and Sale Leaseback will not deviate from the amounts set forth in the Forecasts in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Aggregate Consideration to be paid by the Company for each share of Pinnacle Common Stock pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the Divestiture Agreements and the transactions contemplated thereby, the Internal Restructuring, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company or Pinnacle; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Pinnacle, or any class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company for each share of Pinnacle Common Stock pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Pinnacle or the ability of the Company or Pinnacle to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid by the Company for each share of Pinnacle Common Stock pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC GOLDMAN SACHS & CO. LLC

Annex J

December 17, 2017

The Board of Directors
Pinnacle Entertainment, Inc.
3980 Howard Hughes Pkwy
Las Vegas, NV 89169

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of Pinnacle Entertainment, Inc. (the "Company") of the consideration to be paid to such holders in the proposed merger (the "Transaction") of the Company with a wholly-owned subsidiary of Penn National Gaming, Inc. (the "Acquiror"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive consideration per share equal to $20.00 in cash (the "Cash Consideration") and 0.42 shares (the "Stock Consideration", and, together with the Cash Consideration, the "Consideration") of the Acquiror's common stock, par value $0.01 per share (the "Acquiror Common Stock"). In addition, pursuant to the Agreement, if the closing of the Transaction shall not have occurred by October 31, 2018, an additional $0.01 will be added to the Cash Consideration for each day during the period commencing on November 1, 2018 and ending on the closing date (the "Contingent Cash Consideration").

        In connection with preparing our opinion, we have (i) reviewed an execution version dated December 17, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts for the Company prepared by Company management and certain internal financial analyses and forecasts for the Acquiror prepared by Acquiror management and provided to the Company which were subsequently adjusted and approved by Company management relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. In addition, we have also assumed that the Transaction will occur by October 31, 2018 and that, accordingly, no Contingent Cash Consideration will be paid. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the execution version thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company's credit facility in April 2016 and as joint lead bookrunner on the Company's offerings of debt securities in April 2016 and October 2016, and acting as joint lead arranger on the Acquiror's revolving and term loan credit facilities in January 2017 and joint lead bookrunner on the Acquiror's offering of debt securities in January 2017. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

ANNEX K

[Section 262 of the General Corporation Law of the State of Delaware]

        § 262 Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18]

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §§ 251(h), 253 or 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (4)
  In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

        In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

  (1)
  by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

  (2)
  if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

  (3)
  by the shareholders.

        Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director or officer of a business corporation is successful on the merits or otherwise in defense of a proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Further, PBCL Section 1745 provides that expenses (including attorneys' fees) incurred by an officer or director of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

        Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The Penn bylaws provide for indemnification, to the fullest extent permitted by Pennsylvania law, for directors, officers and certain employees against all liability, loss and expense (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person by reason of the fact that such person is or was a director or officer of Penn, or is or was serving at the request of Penn as a director, officer, employee, agent, fiduciary or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise or entity. The Penn bylaws also require the advancement of expenses. PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation or other enterprise, against any liability asserted against such person and incurred by such individual in any such capacity, or arising out of his or her status as such, whether or not the corporation or other enterprise would have the power to indemnify the person against such liability under the provisions described above.

        Article VIII of the Penn bylaws provides that, among other things, it may purchase and maintain insurance to secure its indemnification provisions.

        Penn maintains directors' and officers' liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, Penn may receive reimbursement for amounts as to which the directors and officers are indemnified by Penn under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

        As permitted by PBCL Section 1713, the Penn bylaws provide that no director shall be personally liable, as such, for monetary damages for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the articles, bylaws or the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his or her duties as a director or as a member of any committee of the board of directors in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

Item 21.    Exhibits and Financial Statement Schedules.

        See the Exhibit Index attached hereto, which is incorporated herein by reference.

Item 22.    Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the

    Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (6)
  That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (8)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

  (9)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number		Description
2.1		Agreement and Plan of Merger, dated as of December 17, 2017, by and among Penn National Gaming, Inc., Franchise Merger Sub, Inc. and Pinnacle Entertainment, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.2
Membership Interest Purchase Agreement, dated as of December 17, 2017, by and among Boyd Gaming Corporation, Boyd TCIV, LLC, Penn National Gaming, Inc., and, solely following the execution of a joinder, Pinnacle Entertainment, Inc. and Pinnacle MLS, LLC (included as Annex B to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.3
Amendment No.1 to Membership Interest Purchase Agreement, dated as of January 30, 2017, by and by and among Boyd Gaming Corporation, Boyd TCIV, LLC and Penn National Gaming, Inc. (included as Annex C to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.4
Purchase Agreement, dated as of December 17, 2017, by and between Penn National Gaming, Inc., Gold Merger Sub, LLC, and upon their execution and delivery of the joinder, PNK (Ohio), LLC and Pinnacle Entertainment, Inc. (included as Annex D to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.5
Purchase Agreement, dated as of December 17, 2017, by and between Plainville Gaming and Redevelopment, LLC (d/b/a Plainridge Park Casino), Penn National Gaming, Inc. and Gold Merger Sub, LLC (included as Annex E to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.6
Master Lease Commitment and Rent Allocation Agreement, dated as of December 17, 2017, by and among Boyd Gaming Corporation, Boyd TCIV, LLC, Penn National Gaming, Inc., Gaming and Leisure Properties, Inc. and Gold Merger Sub, LLC (included as Annex F to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)
2.7
Consent Agreement, dated as of December 17, 2017, by and among Gaming and Leisure Properties, Inc., Gold Merger Sub, LLC, PA Meadows, LLC, WTA II, Inc., CCR Pennsylvania Racing, Inc., Penn National Gaming, Inc., PNK Development 33, LLC, Pinnacle Entertainment, Inc. and Pinnacle MLS, LLC (included as Annex G to the proxy statement/prospectus that forms a part of this Registration Statement on Form S-4)

3.1	(a)	Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on October 15, 1996 (incorporated herein by reference to Exhibits 3.1 to Penn National Gaming, Inc.'s registration statement on Form S-3, filed June 25, 2001)

3.1	(b)	Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on November 13, 1996 (incorporated herein by reference to Exhibits 3.2 to Penn National Gaming, Inc.'s registration statement on Form S-3, filed June 25, 2001)

3.1	(c)	Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on July 23, 2001 (incorporated herein by reference to Exhibits 3.4 to Penn National Gaming, Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2001)

Exhibit Number		Description
3.1	(d)	Articles of Amendment to the Amended and Restated Articles of Incorporation of Penn National Gaming, Inc., filed with the Pennsylvania Department of State on December 28, 2007 (incorporated herein by reference to Exhibit 3.1 to Penn National Gaming, Inc.'s Current Report on Form 8-K, filed January 2, 2008)
3.2
Third Amended and Restated Bylaws of Penn National Gaming, Inc. (amended through December 10, 2014) (incorporated herein by reference to Exhibit 3.1 to Penn National Gaming, Inc.'s Current Report on Form 8-K, filed December 11, 2014)
5.1		Opinion of Ballard Spahr LLP regarding validity of the securities being registered
23.1		Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm for Penn National Gaming, Inc.
23.2		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for Pinnacle Entertainment, Inc.
23.3		Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on the signature page to Form S-4)
99.1		Consent of Goldman Sachs & Co. LLC
99.2		Consent of J.P. Morgan Securities LLC
99.3		Form of Proxy for Pinnacle Entertainment, Inc.
99.4		Form of Proxy for Penn National Gaming, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

PENN NATIONAL GAMING, INC.
(Registrant)
By:	/s/ TIMOTHY J. WILMOTT
	Name:	Timothy J. Wilmott
	Title:	Chief Executive Officer

Dated: February 8, 2018

POWER OF ATTORNEY

        Each of the undersigned officers and directors of Penn National Gaming, Inc., a Pennsylvania corporation, hereby constitutes and appoints Timothy J. Wilmott, William J. Fair and Carl Sottosanti, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ TIMOTHY J. WILMOTT Timothy J. Wilmott	Director and Chief Executive Officer (Principal Executive Officer)	February 8, 2018
/s/ WILLIAM J. FAIR William J. Fair	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 8, 2018
/s/ PETER M. CARLINO Peter M. Carlino	Chairman	February 8, 2018
/s/ DAVID A. HANDLER David A. Handler	Director	February 8, 2018
/s/ JOHN M. JACQUEMIN John M. Jacquemin	Director	February 8, 2018
/s/ BARBARA SHATTUCK KOHN Barbara Shattuck Kohn	Director	February 8, 2018
/s/ RONALD J. NAPLES Ronald J. Naples	Director	February 8, 2018
/s/ JANE SCACCETTI Jane Scaccetti	Director	February 8, 2018